Exhibit 4.1

3650 REIT COMMERCIAL MORTGAGE SECURITIES II LLC,
as Depositor
[ISSUING ENTITY],
as Issuer
[MASTER SERVICER],
as Master Servicer
[SPECIAL SERVICER],
as Special Servicer
[NOTE ADMINISTRATOR],
as Note Administrator
[INDENTURE TRUSTEE],
as Indenture Trustee,
[ASSET REPRESENTATIONS REVIEWER],
as Asset Representations Reviewer,
and
[OPERATING ADVISOR],
as Operating Advisor
INDENTURE AND SERVICING AGREEMENT
Dated as of
[DATE]
[TRANSACTION DESIGNATION]
Commercial Mortgage-Backed Notes
[SERIES DESIGNATION]

TABLE OF CONTENTS

		Page
ARTICLE I DEFINITIONS

Section 1.01	Defined Terms	4
Section 1.02	Certain Calculations	105
Section 1.03	Conflict with Trust Indenture Act	106
Section 1.04	Compliance Certificates and Opinions	106
ARTICLE II CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF NOTES; COVENANTS OF THE ISSUER

Section 2.01	Conveyance of Mortgage Loans and the Owned Subordinate Companion Loan	107
Section 2.02	Acceptance by Indenture Trustee	116
Section 2.03	Representations, Warranties and Covenants of the Depositor and Issuer; Mortgage Loan Sellers’ Repurchase or Substitution of Mortgage Loans for Defects in Mortgage Files and Breaches of Representations and Warranties	121
Section 2.04	Execution of Notes	138
Section 2.05	Compliance Certificates and Opinions	138
Section 2.06	Covenants of the Issuer	138
ARTICLE III ADMINISTRATION AND SERVICING OF THE MORTGAGE LOANS

Section 3.01	The Master Servicer to Act as Master Servicer; Special Servicer to Act as Special Servicer; Administration of the Mortgage Loans, the Serviced Companion Loans, the Owned Subordinate Companion Loan and REO Properties	143
Section 3.02	Collection of Mortgage Loan Payments	151
Section 3.03	Collection of Taxes, Assessments and Similar Items; Servicing Accounts	156
Section 3.04	The Collection Account, the Regular Payment Account, the Companion Payment Account, the Interest Reserve Account, the Excess Interest Payment Account, the Gain on Sale Reserve Account and the Loan-Specific Payment Account	161

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Section 6.12	U.S. Federal Income Tax Treatment of Notes and the Issuer	317
Section 6.13	Undertaking for Costs	319
Section 6.14	No Gross Up	320
Section 6.15	Withholding	320
Section 6.16	Exchangeable Notes and the Class [EXCH] Notes	320

ARTICLE VII THE ISSUER; THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER AND THE DIRECTING HOLDER

Section 7.01	Representations, Warranties and Covenants of the Master Servicer, Special Servicer, the Operating Advisor and the Asset Representations Reviewer	322
Section 7.02	Liability of the Depositor, the Master Servicer, the Operating Advisor and the Special Servicer	328
Section 7.03	Merger, Consolidation or Conversion of the Depositor, the Issuer, the Master Servicer, the Operating Advisor, the Special Servicer or the Asset Representations Reviewer	328
Section 7.04	Limitation on Liability of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and Others	331
Section 7.05	Depositor, Master Servicer and Special Servicer Not to Resign	336
Section 7.06	Rights of the Depositor in Respect of the Master Servicer and the Special Servicer	337
Section 7.07	The Master Servicer and the Special Servicer as Note Owner	337
Section 7.08	The Directing Holder	337
Section 7.09	Permitted Subsidiaries	342

ARTICLE VIII SERVICER TERMINATION EVENTS

Section 8.01	Servicer Termination Events; Master Servicer and Special Servicer Termination	343
Section 8.02	Indenture Trustee to Act; Appointment of Successor	352
Section 8.03	Notification to Noteholders	354
Section 8.04	Waiver of Servicer Termination Events	354
Section 8.05	Indenture Trustee as Maker of Advances	354

ARTICLE IX CONCERNING THE INDENTURE TRUSTEE AND THE NOTE ADMINISTRATOR

Section 9.01	Duties of the Indenture Trustee and the Note Administrator	355

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EXHIBITS
Exhibit A‑1	Form of Note (other than Class [ARD] and Class [LOAN-SPECIFIC] Notes)
Exhibit A‑2	Form of Class [ARD] Note
Exhibit A‑3	Form of Class [LOAN-SPECIFIC] Note
Exhibit B	Mortgage Loan Schedule
Exhibit C	Form of Investment Representation Letter
Exhibit D	[RESERVED]
Exhibit E	Form of Request for Release
Exhibit F‑1	Form of ERISA Representation Letter regarding ERISA Restricted Notes
Exhibit F‑2	Form of ERISA Representation Letter regarding Class [ARD] Notes
Exhibit G	Form of Statement to Noteholders
Exhibit H	Form of Omnibus Assignment
Exhibit I	Form of Transfer Certificate for Rule 144A Book‑Entry Note to Temporary Regulation S Book‑Entry Note during Restricted Period
Exhibit J	Form of Transfer Certificate for Rule 144A Book‑Entry Note to Regulation S Book‑Entry Note after Restricted Period
Exhibit K	Form of Transfer Certificate for Temporary Regulation S Book‑Entry Note to Rule 144A Book‑Entry Note during Restricted Period
Exhibit L	Form of Transfer Certificate for Temporary Regulation S Book‑Entry Note to Regulation S Book‑Entry Note after Restricted Period
Exhibit M	Form of Transfer Certificate for Non‑Book Entry Note to Temporary Regulation S Book‑Entry Note
Exhibit N	Form of Transfer Certificate for Non‑Book Entry Note to Regulation S Book‑Entry Note
Exhibit O	Form of Transfer Certificate for Non‑Book Entry Note to Rule 144A Book‑Entry Note
Exhibit P‑1	Form of Investor Certification
Exhibit P‑2	Form of Certification for NRSROs
Exhibit P‑3	Online Market Data Provider Certification
Exhibit Q	Custodian Certification/Exception Report
Exhibit R‑1	Form of Power of Attorney – Master Servicer
Exhibit R‑2	Form of Power of Attorney – Special Servicer
Exhibit S	Initial Companion Holders and Initial [LOAN-SPECIFIC] Majority Noteholder
Exhibit T	Form of Notice Relating to the Non‑Serviced Mortgage Loan
Exhibit U	Form of Notice and Certification Regarding Defeasance of Mortgage Loan
Exhibit V	Form of Operating Advisor Annual Report
Exhibit W	Form of Notice from Operating Advisor Recommending Replacement of Special Servicer
Exhibit X	Form of Confidentiality Agreement
Exhibit Y	Form Certification to be Provided with Form 10‑K
Exhibit Z‑1	Form of Certification to be Provided to Issuer by Note Administrator
Exhibit Z‑2	Form of Certification to be Provided to Issuer by Master Servicer
Exhibit Z‑3	Form of Certification to be Provided to Issuer by Special Servicer
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Exhibit Z‑4	Form of Certification to be Provided to Issuer by Indenture Trustee
Exhibit Z‑5	Form of Certification to be Provided to Issuer by Operating Advisor
Exhibit Z‑6	Form of Certification to be Provided to Issuer by Custodian
Exhibit Z-7	Form of Certification to be Provided to Issuer by Asset Representations Reviewer
Exhibit AA	Servicing Criteria to be Addressed in Assessment of Compliance
Exhibit BB	Additional Form 10‑D Disclosure
Exhibit CC	Additional Form 10‑K Disclosure
Exhibit DD	Form 8‑K Disclosure Information
Exhibit EE	Additional Disclosure Notification
Exhibit FF	Initial Sub-Servicers
Exhibit GG	Servicing Function Participants
Exhibit HH	Form of Annual Compliance Statement
Exhibit II	Form of Report on Assessment of Compliance with Servicing Criteria
Exhibit JJ	CREFC® Payment Information
Exhibit KK	Form of Notice of Additional Indebtedness Notification
Exhibit LL	Form of Notice of Exchangeable Notes for the Class [EXCH] Notes
EXHIBIT MM	Additional Disclosure Notification (Accounts)
Exhibit NN	Form of Notice of Purchase of Senior Controlling Class Note
Exhibit OO	Form of Notice of Purchase of Class [LOAN-SPECIFIC] Note
Exhibit PP	Asset Review Report
Exhibit QQ	Asset Review Procedures
Exhibit RR	Form of Certification to Note Administrator Requesting Access to Secure Data Room
Exhibit SS	Form of Notice of [Additional Delinquent Mortgage Loan][Cessation of Delinquent Mortgage Loan][Cessation of Asset Review Trigger]
[Exhibit TT]	[Form of Credit Risk Retention Compliance Agreement]
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SCHEDULES
Schedule 1	Mortgage Loans With Additional Debt
Schedule 2	Class [X-A] Monthly Payment Amount
Schedule 3	Mortgage Loans With “Performance”, “Earn-Out” or “Holdback” Escrows or Reserves exceeding 10% of the Initial Principal Balance

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3650 REIT Commercial Mortgage Securities II LLC

Certain Sections of this Indenture relating to Sections 310 through 318, inclusive, of the Trust Indenture Act of 1939:1

Trust Indenture Act Section	Indenture Section
§310 (a)(1)	9.06
(a)(2)	9.06
(a)(3)	9.10
(a)(4)	Not applicable.
(a)(5)	9.06
(b)	9.07

§311 (a)	9.16
(b)	9.16

§312 (a)	6.10
(b)	6.10
(c)	6.10

§313 (a)	4.02
(b)	4.02
(c)	4.02
(d)	4.02

§314 (a)	4.02
(b)	2.05
(c)	1.04
(d)	1.04
(e)	2.05

§315 (a)	9.01
(b)	6.11
(c)	9.01
(d)	9.01
(e)	6.13

§316 (a)
(a)(1)(A)	14.03
(a)(1)(B)	5.14
(a)(2)	N/A

1 This table shall not, for any purpose, be deemed to be part of this Indenture.
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Trust Indenture Act Section	Indenture Section
(b)	5.09
(c)	1.01

§317 (a)	5.03
(b)	3.04

§318 (a)	1.03

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This Indenture and Servicing Agreement is dated and effective as of [DATE], among 3650 REIT Commercial Mortgage Securities II LLC, as Depositor, [ISSUING ENTITY], as Issuer, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [NOTE ADMINISTRATOR], as Note Administrator, [INDENTURE TRUSTEE], as Indenture Trustee, [OPERATING ADVISOR], as Operating Advisor, and [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer.
PRELIMINARY STATEMENT:
The Issuer is duly authorized to execute and deliver this Indenture and Servicing Agreement to provide for the commercial mortgage-backed notes (the “Notes”) issuable as provided in this Indenture.  All covenants and agreements made by the Issuer herein are for the benefit and security of the Secured Parties.  The Issuer, the Master Servicer, the Special Servicer, the Note Administrator, the Indenture Trustee, the Operating Advisor and the Asset Representations Reviewer are entering into this Indenture and Servicing Agreement, and the Indenture Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.
All things necessary to make this Indenture a valid agreement of the Issuer in accordance with this Indenture’s terms have been done.
GRANTING CLAUSE
The Issuer hereby Grants to the Indenture Trustee, for the benefit and security of the Secured Parties, all of its right, title and interest in, to and under, in each case, whether now owned or existing, or hereafter acquired or arising out of (in each case, to the extent of the Issuer’s interest therein and specifically excluding any interest of any related Companion Holder therein):
(a) the Mortgage Loans and the Owned Subordinate Companion Loan identified on the Mortgage Loan Schedule and all payments thereon or with respect thereto (in each case, other than (i) payments of principal and interest due and payable on the Mortgage Loans and the Owned Subordinate Companion Loan on or before the Cut‑off Date; (ii) prepayments of principal collected on or before the Cut‑off Date; and (iii)  with respect to those Mortgage Loans that were closed in [DATE] but have their first Due Date in [DATE], any interest amounts relating to the period prior to the Cut‑off Date),
(b) the Servicing Accounts, the Payment Accounts, the Defeasance Accounts and the related security entitlements and all income from the investment of funds in any of the foregoing at any time credited to any of the foregoing accounts,
(c) the Permitted Investments,
(d) the rights of the Issuer under [the][each] Mortgage Loan Purchase Agreement, any Intercreditor Agreement and this Agreement,

(e) all amounts delivered to the Note Administrator (or its bailee) (directly or through a securities intermediary),
(f) all other investment property, instruments and general intangibles in which the Issuer has an interest,
(g) the Issuer’s ownership interest in, and rights to, all Permitted Subsidiaries,
and
(h) all proceeds with respect to the foregoing clauses (a) through (g).
The collateral described in the foregoing clauses (a) through (h) is referred to herein as the “Collateral.” Such Grants are made to secure the Notes equally and ratably without prejudice, priority or distinction between any Note and any other Note for any reason, except as expressly provided in this Indenture and Servicing Agreement and to secure (i) the payment of all amounts due on and in respect of the Notes in accordance with their terms, (ii) the payment of all other sums payable under this Indenture and Servicing Agreement and (iii) compliance with the provisions of this Indenture and Servicing Agreement, all as provided in this Indenture and Servicing Agreement.  The foregoing Grant shall, for the purpose of determining the property subject to the lien of this Indenture and Servicing Agreement, be deemed to include any securities and any investments granted by or on behalf of the Issuer to the Indenture Trustee for the benefit of the Secured Parties, whether or not such securities or such investments satisfy the criteria set forth in the definitions of “Mortgage Loan” or “Permitted Investment,” as the case may be.
The Issuer hereby authorizes its U.S. counsel to file a financing statement in the appropriate jurisdiction in connection with the above Grant and which identifies “all assets in which the Issuer now or hereafter has rights” as the collateral Granted to the Indenture Trustee.
Except to the extent otherwise provided in this Indenture and Servicing Agreement, this Indenture and Servicing Agreement shall constitute a security agreement under the laws of the State of New York applicable to agreements made and to be performed therein, for the benefit of the Noteholders.  Upon the occurrence and during the continuation of any Event of Default hereunder, and in addition to any other rights available under this Indenture and Servicing Agreement or any other Collateral held for the benefit and security of the Noteholders or otherwise available at law or in equity but subject to the terms hereof, the Indenture Trustee shall have all rights and remedies of a secured party under the laws of the State of New York and other applicable law to enforce the assignments and security interests contained herein and, in addition, shall have the right, subject to compliance with any mandatory requirements of applicable law and the terms of this Indenture, to exercise, sell or apply any rights and other interests assigned or pledged hereby in accordance with the terms hereof at public and private sale.
The Indenture Trustee acknowledges such Grants, accepts the trusts hereunder in accordance with the provisions hereof, and agrees to perform the duties herein in accordance with, and subject to, the terms hereof, in order that the interests of the Secured Parties may be adequately and effectively protected in accordance with this Indenture and Servicing Agreement.

THE NOTES
The following table (and related paragraphs) sets forth the designation, the interest rate (the “Interest Rate”) and the aggregate initial principal amount (the “Original Principal Balance”) or notional amount (the “Original Notional Amount”) for each Class of Notes:
Corresponding Notes	Initial Interest Rate	Original Principal Balance or Notional Amount
[Class [X]] Notes	N/A(1)	$ [_____]
[Class [A]] Notes	[_____]%	$ [_____]
[Class [B]] Notes	[_____]%	$ [_____]
[Class [C]] Notes	[_____]%	$ [_____]
[Class [EXCH]] Notes	[_____]%	$ [_____]
[Class [D]] Notes	[_____]%	$ [_____]
[Class LOAN-SPECIFIC] Notes(2)	[_____]%	$ [_____]
[Class [ARD]] Notes	None	N/A

(1)	The Class [X] Notes will be entitled to the related Interest-Only Note Monthly Payment.
(2)	The Class [LOAN-SPECIFIC] Notes will only receive payments from, and will only incur losses with respect to the Owned Subordinate Companion Loan.
As of the close of business on the Cut‑off Date, the Mortgage Loans had an aggregate principal balance, after application of all payments of principal due on or before such date, whether or not received, equal to $[_____].  The principal balance of the Owned Subordinate Companion Loan as of the Cut-off Date was approximately $[_____].
The [SERVICED WHOLE LOAN] Pari Passu Companion Loan, the Non-Serviced Pari Passu Companion Loan and the AB Subordinate Companion Loan (each a “Companion Loan” and collectively, the “Companion Loans”) are not part of the Collateral, but are each secured by the applicable Mortgage that secures the related Mortgage Loan that is part of the Collateral.  As and to the extent provided herein, any Companion Loan (other than any Non‑Serviced Companion Loan) will be serviced and administered in accordance with this Agreement.  Amounts attributable to any Companion Loan will not be owned by the Issuer, and (except to the extent that such amounts are payable or reimbursable to any party to this Agreement) will be owned by the related Companion Holders.
The [SERVICED WHOLE LOAN] Whole Loan consists of the [SERVICED WHOLE LOAN] Mortgage Loan and the [SERVICED WHOLE LOAN] Pari Passu Companion Loan.  The [SERVICED WHOLE LOAN] Mortgage Loan and the [SERVICED WHOLE LOAN] Pari Passu Companion Loan are pari passu with each other.  The [SERVICED WHOLE LOAN] Mortgage Loan is part of the Collateral.  The [SERVICED WHOLE LOAN] Pari Passu Companion Loan is not part of the Collateral.  The [SERVICED WHOLE LOAN] Mortgage Loan and the [SERVICED WHOLE LOAN] Pari Passu Companion Loan will be serviced and administered in accordance with this Agreement [and the [SERVICED WHOLE LOAN] Intercreditor Agreement.
The [NON-SERVICED WHOLE LOAN] Whole Loan consists of the [NON-SERVICED WHOLE LOAN] Mortgage Loan and the [NON-SERVICED WHOLE LOAN] Pari Passu Companion Loan.  The [NON-SERVICED WHOLE LOAN] Mortgage Loan and the [NON-SERVICED WHOLE LOAN] Pari Passu Companion Loan are pari passu with each other.  The [NON-SERVICED WHOLE LOAN] Mortgage Loan is part of the Collateral.  The [NON-SERVICED WHOLE LOAN] Pari Passu Companion Loan is not part of the Collateral.  The [NON-SERVICED WHOLE LOAN] Mortgage Loan and the [NON-SERVICED WHOLE LOAN] Pari Passu Companion Loan will be serviced and administered in accordance with the [NON-SERVICED WHOLE LOAN] Indenture and Servicing Agreement [and the [NON-SERVICED WHOLE LOAN] Intercreditor Agreement].
The Owned AB Whole Loan consists of the [LOAN-SPECIFIC] Mortgage Loan and the [LOAN-SPECIFIC] Owned Subordinate Companion Loan.  The [LOAN-SPECIFIC] Owned Subordinate Companion Loan is subordinate to the [LOAN-SPECIFIC] Mortgage Loan, is part of the Collateral and will be evidenced by the Class [LOAN-SPECIFIC] Notes.  The [LOAN-SPECIFIC] Mortgage Loan and the [LOAN-SPECIFIC] Owned Subordinate Companion Loan will be serviced and administered in accordance with this Agreement and the [LOAN-SPECIFIC] Intercreditor Agreement.
In consideration of the mutual agreements herein contained, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01          Defined Terms.  Whenever used in this Agreement, including in the Preliminary Statement, the following capitalized terms, unless the context otherwise requires, shall have the meanings specified in this Article.
“10‑K Filing Deadline”:  As defined in Section 12.05(a).
“15Ga‑1 Notice”:  As defined in Section 2.02(g).
“17g‑5 Information Provider”:  The Note Administrator.
“17g‑5 Information Provider’s Website”:  The 17g‑5 Information Provider’s Internet website, which shall initially be located within the Note Administrator’s Website ([WEBSITE]), under the “NRSRO” tab on the page relating to this transaction.
“30/360 Mortgage Loans”:  The Mortgage Loans indicated as such in the Mortgage Loan Schedule.

“AB Control Appraisal Period”:  With respect to any AB Subordinate Companion Loan, the period during which (a)(i) the initial principal balance of the related AB Subordinate Companion Loan minus (ii) the sum of (x) any payments of principal allocated to, and received on, the related AB Subordinate Companion Loan, (y) any Appraisal Reduction Amounts for an AB Whole Loan that are allocated to the related AB Subordinate Companion Loan and (z) any losses realized with respect to the related Mortgaged Property or AB Whole Loan that are allocated to the related AB Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of the related AB Subordinate Companion Loan less (ii) any payments of principal allocated to, and received by, the holders of the related Owned Subordinate Companion Loan.  [With respect to any AB Whole Loan, the period during which the holder of any AB Subordinate Companion Loan is the AB Whole Loan Controlling Holder.  With respect to the [LOAN-SPECIFIC] AB Whole Loan, the [LOAN-SPECIFIC] Control Appraisal Period.]
“AB Intercreditor Agreement”:  Any Intercreditor Agreement by and among the holder of an AB Subordinate Companion Loan and the holder of the related Mortgage Loan, relating to the relative rights of such holders of the AB Whole Loan, as the same may be further amended in accordance with the terms thereof.
“AB Mortgage Loan”:  A senior “A note” that is part of an AB Whole Loan and which is a Mortgage Loan that is owned by the Issuer.  For the avoidance of doubt, the [_____] Mortgage Loan is an AB Mortgage Loan.
“AB Mortgaged Property”:  The Mortgaged Property which secures the related AB Whole Loan.
“AB Subordinate Companion Loan”:  With respect to any AB Whole Loan, the related companion loan evidenced by the related promissory note made by the related Mortgagor and secured by the Mortgage on the AB Mortgaged Property, which is not part of the Collateral and which is subordinate in right of payment to the AB Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the related Intercreditor Agreement.  For the avoidance of doubt, the [_____] Subordinate Companion Loan is an AB Subordinate Companion Loan.
“AB Whole Loan”:  A Serviced Whole Loan, which consists of such Mortgage Loan and a related AB Subordinate Companion Loan.  For the avoidance of doubt, the [_____] Whole Loan is an AB Whole Loan.
“AB Whole Loan Controlling Holder”:  The “Directing Lender” or similarly defined party identified in the related AB Intercreditor Agreement.
“Acceptable Insurance Default”:  [With respect to any Mortgage Loan (other than any Non‑Serviced Mortgage Loan), Serviced Whole Loan or Owned AB Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related Mortgagor to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all‑risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related Mortgagor to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case as to which default the Master Servicer and the Special Servicer may forbear taking any enforcement action, provided that the Special Servicer has determined, in its reasonable judgment, based on inquiry consistent with the Servicing Standard and (unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Holder (and after a Control Termination Event has occurred, but prior to the occurrence of a Consultation Termination Event, after consultation with the Directing Holder as provided in Section 7.08 hereof)) (or, with respect to the Owned AB Whole Loan, and prior to the occurrence and continuance of any related AB Control Appraisal Period, with the consent of the related Subordinate Loan-Specific Directing Holder to the extent required under the related Intercreditor Agreement) (or, with respect to a Serviced AB Whole Loan, and prior to any related AB Control Appraisal Period, with the consent of the related AB Whole Loan Controlling Holder to the extent required under the related Intercreditor Agreement), that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate]; provided, however, that the Directing Holder (or, with respect to the Owned AB Whole Loan, and prior to any related AB Control Appraisal Period, with the consent of the related Subordinate Loan-Specific Directing Holder to the extent required under the related Intercreditor Agreement) (or, with respect to a Serviced AB Whole Loan, the AB Whole Loan Controlling Holder prior to any AB Control Appraisal Period to the extent required under the related Intercreditor Agreement) will not have more than thirty (30) days to respond to the Special Servicer’s request for such consent or consultation; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the Directing Holder, the related Subordinate Loan-Specific Directing Holder or any applicable AB Whole Loan Controlling Holder, as applicable, the Special Servicer is not required to do so.  Each of the Master Servicer (at its own expense) and the Special Servicer (at the expense of the Issuer) shall be entitled to rely on insurance consultants in making the determinations described above.
“Acceptance Notice”:  As defined in Section 3.30(g).
“Act”:  The Securities Act of 1933, as it may be amended from time to time.
“Actual/360 Basis”:  Interest accrual on the basis of the actual number of days in a month assuming a 360-day year.
“Actual/360 Mortgage Loans”:  The Mortgage Loans and the Owned Subordinate Companion Loan, to the extent indicated as such in the Mortgage Loan Schedule.
“Additional Debt”:  With respect to any Mortgage Loan, any debt owed by the related Mortgagor to a party other than the lender under such Mortgage Loan that is secured by the related Mortgaged Property as of the Closing Date as set forth on Schedule 1 hereto, as increased or decreased from time to time pursuant to the terms of the related subordinate or pari passu loan documents (including any Intercreditor Agreement or subordination agreement).

“Additional Disclosure Notification”:  The form of notification to be included with any Additional Form 10‑D Disclosure, Additional Form 10‑K Disclosure or Form 8‑K Disclosure Information which is attached hereto as Exhibit EE.
“Additional Exclusions”:  Exclusions in addition to those customarily found in the insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001.
“Additional Form 10‑D Disclosure”:  As defined in Section 12.04(a).
“Additional Form 10‑K Disclosure”:  As defined in Section 12.05(a).
“Additional Servicer”:  Each Affiliate of the Master Servicer, the Special Servicer or any Mortgage Loan Seller that services any of the Mortgage Loans and each Person who is not an Affiliate of the Master Servicer, other than the Special Servicer, who services 10% or more of the Mortgage Loans by unpaid principal balance as of any date of determination pursuant to Article XII.
“Administrative Cost Rate”:  As of any date of determination and with respect to each Mortgage Loan or Owned Subordinate Companion Loan, as applicable, a per annum rate equal to the sum of the Servicing Fee Rate, the Note Administrator Fee Rate (which fee rate accounts for the Indenture Trustee Fee), the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.
“Advance”:  Any P&I Advance or Servicing Advance.
“Affected Party”:  As defined in Section 8.01(b).
“Affected Reporting Party”:  As defined in Section 12.12.
“Affiliate”:  With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Affirmative Asset Review Vote”:  As defined in Section 13.01(a).
“Agreement”:  This Indenture and Servicing Agreement and all amendments hereof and supplements hereto.
“Anticipated Repayment Date”:  With respect to each Mortgage Loan that is indicated on the Mortgage Loan Schedule as having a Revised Rate, the date upon which Mortgage Loan commences accruing interest at such Revised Rate.
“Applicable Laws”:  As defined in Section 9.15.

“Applicable State and Local Tax Law”:  For purposes hereof, the Applicable State and Local Tax Law shall be (a) the tax laws of the State of New York; and (b) such other state or local tax laws whose applicability shall have been brought to the attention of the Indenture Trustee and the Note Administrator by either (i) an Opinion of Counsel delivered to it, or (ii) written notice from the appropriate taxing authority as to the applicability of such state or local tax laws.
“Appraisal”:  An appraisal prepared by an appraiser who is licensed or certified to prepare appraisals in the state where the Mortgaged Property is located and which satisfies the Interagency Appraisal and Evaluation Guidelines jointly issued by The Office of the Comptroller of the Currency (OCC), the Board of Governors of the Federal Reserve System (FRB), the Federal Deposit Insurance Corporation (FDIC), and the National Credit Union Administration (NCUA) relating to real estate appraisals and evaluations used to support real estate‑related financial transactions, as amended from time to time.
“Appraisal Reduction Amount”:  For any Payment Date and for any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan, Owned Subordinate Companion Loan, Owned AB Whole Loan or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the Special Servicer (prior to the occurrence of a Consultation Termination Event in consultation with the Directing Holder, and, after the occurrence and during the continuance of a [Control Termination Event][Operating Advisor Consultation Event], in consultation with the Directing Holder and the Operating Advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the Operating Advisor), as of the first Determination Date that is at least ten (10) Business Days following the date on which the Special Servicer receives an Appraisal or conducts a valuation described below, equal to the excess of (a) the Stated Principal Balance of that Mortgage Loan, the Stated Principal Balance of the applicable Serviced Whole Loan or the Stated Principal Balance of the Owned AB Whole Loan, as the case may be, over (b) the excess of (i) the sum of (A) 90% of the Appraised Value of the related Mortgaged Property as determined (1) by one or more Appraisals obtained by the Special Servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan), Serviced Whole Loan or Owned AB Whole Loan, as the case may be, with an outstanding principal balance equal to or in excess of $[_____] (the costs of which shall be paid by the Master Servicer as an Advance) or (2) by an internal valuation performed by the Special Servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross collateralized with such Mortgage Loan), Serviced Whole Loan or Owned AB Whole Loan, as the case may be, with an outstanding principal balance less than $[_____], minus, with respect to any Appraisals, such downward adjustments as the Special Servicer may make (without implying any obligation to do so) based upon its review of the Appraisal and any other information it deems relevant and (B) all escrows, letters of credit and reserves in respect of such Mortgage Loan, Serviced Whole Loan or Owned AB Whole Loan, as applicable, as of the date of calculation over (ii) the sum of, as of the Due Date occurring in the month of the date of determination, (A) to the extent not previously advanced by the Master Servicer or the Indenture Trustee, all unpaid interest due on such Mortgage Loan, Serviced Whole Loan or Owned AB Whole Loan, as the case may be, at a per annum rate equal to its Mortgage Rate (and, with respect to the Owned AB Whole Loan or any AB Whole Loan, any accrued and unpaid interest on the related Owned Subordinate Companion Loan or AB

Subordinate Companion Loan, as applicable), (B) all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan, Serviced Whole Loan or Owned AB Whole Loan, as applicable, not reimbursed from proceeds of such Mortgage Loan, Serviced Whole Loan or Owned AB Whole Loan, as applicable, and interest thereon at the Reimbursement Rate in respect of such Mortgage Loan, Serviced Whole Loan or Owned AB Whole Loan, as applicable, and (C) all currently due and unpaid real estate taxes, assessments, insurance premiums, ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan or Owned AB Whole Loan, as the case may be (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or the Indenture Trustee, as applicable); provided, however, without limiting the Special Servicer’s obligation to order and obtain such Appraisal or perform such valuation, if the Special Servicer has not obtained an Appraisal or performed such valuation, as applicable, referred to above within sixty (60) days of the Appraisal Reduction Event (or with respect to the Appraisal Reduction Events set forth in clauses (i) and (vi) of the definition of Appraisal Reduction Event, within one hundred twenty (120) days (in the case of clause (i)) or ninety (90) days or one hundred twenty (120) days, as applicable (in case of clause (vi)) after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount shall be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan, Serviced Whole Loan or Owned AB Whole Loan, as applicable, until such time as such appraisal or valuation referred to above is received by the Special Servicer and the Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten (10) Business Days thereafter.  Within sixty (60) days after the Appraisal Reduction Event, the Special Servicer shall order and use reasonable efforts to receive an Appraisal (the cost of which shall be paid by the Master Servicer as a Servicing Advance); provided, further, however, that with respect to an Appraisal Reduction Event as set forth in clause (i) of the definition of Appraisal Reduction Event, the Special Servicer shall order and use reasonable efforts to receive such Appraisal within the one hundred twenty (120) day period set forth in such clause (i), and with respect to an Appraisal Reduction Event as set forth in clause (vi) of the definition of Appraisal Reduction Event, the Special Servicer shall order and use reasonable efforts to receive such Appraisal within the ninety (90) day period or one hundred twenty (120) day period, as applicable, set forth in such clause (vi); provided, further, however, that in no event shall the Special Servicer be required to order any such Appraisal prior to the conclusion of such sixty (60), ninety (90), or one hundred twenty (120) day period, as applicable, and in each case, the related Appraisal shall be promptly delivered in electronic format by the Special Servicer to the Master Servicer, the Directing Holder (but only prior to the occurrence of a Consultation Termination Event), the Note Administrator and the Indenture Trustee.  In connection with any Appraisal Reduction Amount, the Master Servicer will provide the Special Servicer with the information as set forth in Section 4.05(c).  The Master Servicer will not calculate Appraisal Reduction Amounts.
With respect to any Appraisal Reduction Amount calculated for purposes of determining the existence and identity of the Subordinate Controlling Class pursuant to Section 4.05(a) hereof, the Appraised Value for the related Mortgaged Property determined in connection with clause (b)(i)(A)(1) or clause (b)(i)(A)(2) of the first paragraph of this definition shall be determined on an “as‑is” basis.

Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction Amount related to a Mortgage Loan or Owned Subordinate Companion Loan, as the case may be, or the related REO Property will be reduced to zero as of the date on which Mortgage Loan or Owned Subordinate Companion Loan, as the case may be, is paid in full, liquidated, repurchased or otherwise removed from the Collateral or as otherwise set forth in Section 4.05(d).
Any Appraisal Reduction Amount in respect of a Non‑Serviced Whole Loan shall be calculated by the applicable party under and in accordance with and pursuant to the terms of the applicable Non-Serviced Servicing Agreement.
“Appraisal Reduction Event”:  With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan, Serviced Whole Loan, Owned Subordinate Companion Loan and Owned AB Whole Loan, the earliest of (i) one hundred twenty (120) days after an uncured delinquency (without regard to the application of any Grace Period), other than any uncured delinquency in respect of a Balloon Payment, occurs in respect of such Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, as applicable, (ii) the date on which a reduction in the amount of Periodic Payments on such Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, as applicable, or a change in any other material economic term of such Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, as applicable, (other than an extension of the Maturity Date), becomes effective as a result of a modification of such Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, as applicable, by the Special Servicer, (iii) thirty (30) days after the date on which a receiver has been appointed for the Mortgaged Property, (iv) thirty (30) days after the date on which a Mortgagor declares bankruptcy (and not otherwise dismissed within such time), (v) sixty (60) days after the date on which an involuntary petition of bankruptcy is filed with respect to a Mortgagor if not dismissed within such time, (vi) ninety (90) days after an uncured delinquency occurs in respect of a Balloon Payment with respect to such Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, as applicable, except where a refinancing is anticipated within one hundred twenty (120) days after the Maturity Date of the Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, as applicable, in which case one hundred twenty (120) days after such uncured delinquency, and (vii) immediately after such Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, as applicable, becomes an REO Loan; provided that the thirty (30) day period referenced in clauses (iii) and clause (iv) shall not apply if the related Mortgage Loan is a Specially Serviced Mortgage Loan; provided, further, however, that an Appraisal Reduction Event shall not occur at any time when the aggregate Principal Balances of all Classes of Subordinate Notes have been reduced to zero.  The Special Servicer shall notify the Master Servicer, the Directing Holder, the related Subordinate Loan-Specific Directing Holder (in the case of an Owned AB Whole Loan) and the Operating Advisor, or the Master Servicer shall notify the Special Servicer and the Operating Advisor, as applicable, promptly upon such Person having notice or knowledge of the occurrence of any of the foregoing events.  The obligation to obtain an Appraisal following the occurrence of an Appraisal Reduction Event shall be subject to the provisions of Section 4.05 hereof.
“Appraisal Review Period”:  As defined in Section 4.05(b)(ii).

“Appraised‑Out Class”:  As defined in Section 4.05(b)(i).
“Appraised Value”:  With respect to any Mortgaged Property (other than a Non‑Serviced Mortgaged Property), the appraised value thereof as determined by the most recent Appraisal of the Mortgaged Property securing the related Mortgage Loan, Serviced Whole Loan, AB Whole Loan or Owned AB Whole Loan, as applicable, and with respect to a Non‑Serviced Mortgaged Property, the appraised value allocable thereto, as determined pursuant to the applicable Non-Serviced Servicing Agreement.
“Arbitration Services Provider”: As defined in Section 2.03(n)(i).
“ARD Loan”:  Any Mortgage Loan that is identified on the Mortgage Loan Schedule as having an Anticipated Repayment Date and Revised Rate.
“Asset Representations Reviewer”:  [________], and its successors-in-interest.
“Asset Representations Reviewer Termination Event”:  As defined in Section 12.05(a).
“Asset Review”:  A review of the compliance of each Delinquent Mortgage Loan with certain representations and warranties of the applicable Mortgage Loan Seller, in accordance with the Asset Review Standard and the procedures set forth on Exhibit PP hereto.
“Asset Review Notice”:  As defined in Section 13.01(a).
“Asset Review Quorum”:  In connection with any solicitation of votes to authorize an Asset Review as described in Section 13.01(a), the Noteholders evidencing at least 5% of the aggregate Voting Rights represented by all Notes.
“Asset Review Report”:  A report setting forth the results of an Asset Review substantially in the form attached hereto as Exhibit OO.
“Asset Review Standard”:  The performance of the Asset Representations Reviewer of its duties under this Agreement in good faith subject to the express terms of this Agreement.  All determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review shall be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.
“Asset Review Trigger”:  Any time that either (1) Mortgage Loans having an aggregate outstanding principal balance of [__]% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans) (or a portion of any REO Loan in the case of a Whole Loan) held by the Issuer as of the end of the applicable Collection Period are Delinquent Mortgage Loans or (2) at least [__][insert number that is [__]% by initial number of Mortgage Loans as of the Closing Date] Mortgage Loans are Delinquent Mortgage Loans as of the end of the applicable Collection Period and the aggregate outstanding principal balance of such Delinquent Mortgage Loans in the aggregate constitutes at least [__]% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans) (or a portion of any REO Loan in the case of a Whole Loan) held by the Issuer as of the end of the applicable Collection Period.
“Asset Review Vote Election”:  As defined in Section 13.01(a).
“Asset Status Report”:  As defined in Section 3.19(d).
“Assignment” and “Assignments”:  Each as defined in Section 2.01(c).
“Assignment of Leases”:  With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar instrument executed by the Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.
“Assignment of Mortgage”:  An assignment of Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the sale of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording.
“Assumed Scheduled Payment”:  For any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or Owned Subordinate Companion Loan, as the case may be, that is delinquent in respect of its Balloon Payment or any REO Loan (excluding, for purposes of determining or making P&I Advances, the portion allocable to any related Companion Loan or Owned Subordinate Companion Loan), an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan, Owned Subordinate Companion Loan or REO Loan on the related Due Date based on the constant payment required by the related Mortgage Note or the original amortization schedule of such Mortgage Loan or Owned Subordinate Companion Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming such Balloon Payment has not become due, after giving effect to any reduction in the principal balance thereof occurring in connection with a modification of such Mortgage Loan or Owned Subordinate Companion Loan, as the case may be, in connection with a default or bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of such Mortgage Loan, Owned Subordinate Companion Loan or REO Loan (excluding, for purposes of determining P&I Advances, the portion allocable to any related Companion Loan or Owned Subordinate Companion Loan, if applicable) at the applicable Mortgage Rate (net of interest at the Servicing Fee Rate).
“Authenticating Agent”:  The Note Administrator or any agent of the Note Administrator appointed to act as Authenticating Agent pursuant to Section 6.02(a).

“Available Funds”:  With respect to any Payment Date, an amount equal to the sum of (without duplication):
(a) the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non‑Serviced Mortgage Loan, only to the extent received by the Issuer pursuant to the related Non-Serviced Servicing Agreement and/or the related Non‑Serviced Intercreditor Agreement) (including the portion of Loss of Value Payments deposited into the Collection Account pursuant to Section 3.05(f) of this Agreement) and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the Master Servicer pursuant to Section 3.17(a)) on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the Companion Holders or the holders of the Class [LOAN-SPECIFIC] Notes, as of the close of business on the related P&I Advance Date, exclusive of (without duplication):
(i) all Periodic Payments paid by the Mortgagors of a Mortgage Loan that are due on a Due Date following the end of the related Collection Period, excluding interest relating to payments prior to, but due after, the Cut‑off Date;
(ii) all unscheduled Principal Prepayments (together with any related payments of interest allocable to the period following the related Due Date for the related Mortgage Loan), Liquidation Proceeds, Insurance and Condemnation Proceeds and other unscheduled recoveries, in each case, received subsequent to the related Determination Date (or, with respect to voluntary Principal Prepayments for each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;
(iii) (A) all amounts payable or reimbursable to any Person from the Collection Account pursuant to clauses (ii) through (xviii), inclusive, (xxi) and (xxiii) of Section 3.05(a); and (B) any Net Investment Earnings contained therein;
(iv) [with respect to the Actual/360 Mortgage Loans and any Payment Date relating to each Interest Accrual Period occurring in (1) each February or (2) any January in a year that is not a leap year (in each case, unless the related Payment Date is a Redemption Date, the Stated Maturity Date or a Payment Date following an acceleration of the notes as a result of the occurrence and continuation of an Event of Default), an amount equal to one (1) day of interest on the Stated Principal Balance of such Mortgage Loan as of the Due Date in the month preceding the month in which such Payment Date occurs at the related Mortgage Rate to the extent such amounts are Withheld Amounts;]
(v) [all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class [ARD] Notes);]
(vi) [all Yield Maintenance Charges allocable to the Mortgage Loans;]
(vii) all amounts deposited in the Collection Account in error; and

(viii)       any Penalty Charges allocable to the Mortgage Loans;
(b) if and to the extent not already included in clause (a) hereof, the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Payment Date pursuant to Section 3.14(c);
(c) the aggregate amount of any Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans with respect to such Payment Date and P&I Advances made by the Master Servicer or the Indenture Trustee, as applicable, with respect to the Mortgage Loans and the Payment Date (net of the related Note Administrator Fee and Indenture Trustee Fee with respect to the Mortgage Loans for which such P&I Advances are made) pursuant to Section 4.03 or Section 8.05; and
(d) with respect to each Actual/360 Mortgage Loan and any Payment Date occurring in each March (and any Redemption Date, the Stated Maturity Date or a Payment Date following an acceleration of the notes as a result of the occurrence and continuation of an Event of Default), the Withheld Amounts remitted to the Regular Payment Account pursuant to Section 3.21(b).
Notwithstanding the investment of funds held in the Collection Account pursuant to Section 3.06, for purposes of calculating the Available Funds, the amounts so invested shall be deemed to remain on deposit in such account.
“Balloon Mortgage Loan”:  Any Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan that by its original terms or by virtue of any modification entered into as of the Closing Date provides for an amortization schedule for such Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan extending beyond its Maturity Date.
“Balloon Payment”:  With respect to any Balloon Mortgage Loan, as of any date of determination, the Periodic Payment payable on the Maturity Date of such Balloon Mortgage Loan.
“Bankruptcy Code”:  The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).
“Book‑Entry Note”:  Any Note registered in the name of the Depository or its nominee.
“Breach”:  As defined in Section 2.03(b).
“Business Day”:  Any day other than a Saturday, a Sunday or a day on which banking institutions in [__________], or the city and state in which the Corporate Trust Office of the Indenture Trustee or the Note Administrator, or the principal place of business or principal commercial mortgage loan servicing office of the Master Servicer or the Special Servicer is located, or the New York Stock Exchange or the Federal Reserve System of the United States of America are authorized or obligated by law or executive order to remain closed.

“CERCLA”:  The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
 “Certification Parties”:  As defined in Section 12.06.
“Certification Party”:  Any one of the Certification Parties.
“Certifying Person”:  As defined in Section 12.06.
“Certifying Servicer”:  As defined in Section 12.09.
“Class”:  With respect to any Notes, all of the Notes bearing the same alphabetical (and, if applicable, numerical) Class designation.
“Class [A]-Exchange Percentage Interest” means 100.0% minus the Class [A] Percentage Interest. As of the closing date, the Class [A]-Exchange Percentage Interest will be 0.0%.
“Class [A] Note”:  The Class [A] Senior Secured Notes Due [YEAR], issued by the Issuer pursuant to this Indenture and Servicing Agreement.
“Class [A] Percentage Interest” means the quotient of (x) the Principal Balance of the Class [A] Notes, divided by (y) the Principal Balance of the Class [A] Notes, assuming no exchange of Exchangeable Notes for Class [EXCH] notes has occurred. As of the closing date, the Class [A] Percentage Interest will be 100.0%.
 “Class [__] Interest Rate”:  With respect to any Payment Date, a per annum rate equal to a fixed rate of [_____]%.
“Class [B] Deferred Interest Amount”: So long as any Class [A] Notes are outstanding, any interest due on the Class [B] Notes that is not paid as a result of the operation of the Priority of Payments on any Payment Date.
“Class [B] Note”:  The Class [B] Secured Notes Due [YEAR], issued by the Issuer pursuant to this Indenture and Servicing Agreement.
“Class [__] Interest Rate”:  With respect to any Payment Date, a per annum rate equal to a fixed rate of [_____]%.
“Class [C] Note”:  The Class [C] Notes Due [YEAR], issued by the Issuer pursuant to this Indenture and Servicing Agreement.
“Class [__] Interest Rate”:  With respect to any Payment Date, a per annum rate equal to a fixed rate of [_____]%.
“Class [MOST SUBORDINATE CLASS OF NOTES] Note”:  The Class [A] Notes Due [YEAR], issued by the Issuer pursuant to this Indenture and Servicing Agreement.

[“Class [ARD] Note”:  Each of the Notes executed and authenticated by the Note Administrator in substantially the form set forth in Exhibit A‑2 and designated as a Class [ARD] Note.]
“Class [EXCH] Note”:  The Class [EXCH] Notes Due [YEAR], issued by the Issuer pursuant to this Indenture and Servicing Agreement.
“Class [LOAN-SPECIFIC] Note”:  The Class [LOAN-SPECIFIC] Secured Notes Due [YEAR], issued by the Issuer pursuant to this Indenture and Servicing Agreement, which relates solely to the Owned Subordinate Companion Loan.
“Class [IO] Note”:  The Class [X-A] Notes Due [YEAR], issued by the Issuer pursuant to this Indenture and Servicing Agreement.  [INCLUDE FOR EACH CLASS OF INTEREST ONLY NOTES]
“Class [IO] Notional Amount”:  The notional amount of the Class [IO] Note, which at all times will be equal to $[_____].
“Class X Notes”: The Class [IO] Notes, as the context may require.
“Class [X-A] Monthly Payment Amount”: With respect to any Payment Date, the amount set forth on Schedule 2.
“Clearing Agency”:  An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.  The initial Clearing Agency shall be DTC.
“Clearstream”:  Clearstream Banking, société anonyme or any successor thereto.
“Closing Date”:  [DATE].
“CMBS”:  Commercial mortgage‑backed securities.
“Code”:  The Internal Revenue Code of 1986, as amended from time to time, and applicable final or temporary regulations of the U.S. Department of the Treasury issued pursuant thereto.
“Collateral”: The meaning specified in the first paragraph of the Granting Clause of this Indenture.
“Collection Account”:  A segregated custodial account or accounts created and maintained by the Master Servicer pursuant to Section 3.04(a) on behalf of the Indenture Trustee for the benefit of the Noteholders, which shall be entitled “[________]”.  Any such account or accounts shall be an Eligible Account.  Subject to the related Intercreditor Agreement and taking into account that each Companion Loan is subordinate or pari passu, as applicable, to the related Serviced Mortgage Loan to the extent set forth in the related Intercreditor Agreement, the subaccount described in the second paragraph of Section 3.04(b) that is part of the Collection Account shall be for the benefit of the related Companion Holder, to the extent funds on deposit in such subaccount are attributed to such Companion Loan and shall not be part of the Collateral hereunder.
“Collection Period”:  With respect to any Payment Date and any Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan occurring in the month preceding the month in which Payment Date occurs or the date that would have been the Due Date if such Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan occurring in the month in which Payment Date occurs.  Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable Grace Period) is not a Business Day, any Periodic Payments received with respect to the Mortgage Loans, Companion Loan or Owned Subordinate Companion Loan relating to such Collection Period on the Business Day immediately following such day shall be deemed to have been received during such Collection Period and not during any other Collection Period.
“Commission”:  The Securities and Exchange Commission.
“Companion Holders”:  Each of the holders of record of any Companion Loan.
“Companion Loan(s)”:  As defined in the Preliminary Statement.
“Companion Payment Account”:  With respect to any Serviced Companion Loan, the separate account created and maintained by the Companion Paying Agent pursuant to Section 3.04(b) and held on behalf of the Companion Holders, which shall be entitled “[__________]”.  The Companion Payment Account shall not be part of the Collateral, but instead shall be held by the Companion Paying Agent on behalf of the Companion Holders.  Any such account shall be an Eligible Account.  Notwithstanding the foregoing, if the Master Servicer and the Companion Paying Agent are the same entity, the Companion Payment Account may be the subaccount referenced in the second paragraph of Section 3.04(b).
“Companion Paying Agent”:  With respect to the Serviced Companion Loans, if any, the Master Servicer in its role as Companion Paying Agent appointed pursuant to Section 3.27.
“Companion Register”:  The register maintained by the Companion Paying Agent pursuant to Section 3.28.
“Company Administrative Expenses”: All fees, expenses and other amounts due or accrued with respect to any Payment Date and payable by the Issuer or any Permitted Subsidiary (including legal fees and expenses) to (i) the Note Administrator (including in its capacity as maker of Advances), the Custodian and the Indenture Trustee pursuant to this Indenture or any co-indenture indenture trustee appointed pursuant to Section 9.10 hereof (including amounts payable by the Issuer as indemnification pursuant to this Indenture), (ii) the independent accountants, agents and counsel of the Issuer for reasonable fees and expenses (including amounts payable in connection with the preparation of tax forms on behalf of the Issuer), and any registered office and government filing fees, in each case, payable in the order in which invoices are received by the Issuer, (iii) the Rating Agencies for fees and expenses in connection with any rating (including the annual fee payable with respect to the monitoring of any rating) of the Notes, including fees and expenses due or accrued in connection with any credit assessment or rating of the Mortgage Loans, (iv) the Master Servicer, the Special Servicer or the Operating Advisor as indemnification or reimbursement of expenses pursuant to this Indenture, (v) the CREFC® Intellectual Property Royalty License Fee, (vi) any other Person in respect of any governmental fee, charge or tax (including any FATCA compliance costs) in relation to the Issuer (in each case as certified by an authorized officer of the Issuer to the Note Administrator), in each case, payable in the order in which invoices are received by the Issuer, and (vii) any other Person in respect of any other fees or expenses (including indemnifications) permitted under this Indenture (including any costs or expenses incurred in connection with certain modeling systems and services) and the documents delivered pursuant to or in connection with this Indenture and the Notes and any amendment or other modification of any such documentation, in each case unless expressly prohibited under this Indenture (including the payment of all transaction fees and all legal and other fees and expenses required in connection with the purchase of any Mortgage Loans or any other transaction authorized by this Indenture), in each case, payable in the order in which invoices are received by the Issuer; provided that Company Administrative Expenses shall not include amounts payable in respect of the Notes.
“Compensating Interest Payments”:  With respect to (1) each Mortgage Loan (other than any Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loan, an amount as of any Payment Date equal to the lesser of (i) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans, any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Mortgage Loan or a Mortgage Loan, or any related Serviced Pari Passu Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Payment Date and (ii) the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for such Payment Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which Servicing Fees are being paid for such Collection Period, calculated at a rate of [_____]% per annum, (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Serviced Whole Loan is serviced hereunder, the related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the Master Servicer for such Collection Period received by the Master Servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment and (2) the Owned Subordinate Companion Loan, an amount equal to the lesser of:  (i) the amount of Prepayment Interest Shortfall incurred in connection with voluntary principal prepayments received in respect of such Owned Subordinate Companion Loan (so long as (x) it is not a Specially Serviced Mortgage Loan, or (y) the Special Servicer did not allow a prepayment on a date other than the applicable Due Date) for the related Payment Date, and (ii) the Servicing Fee for such Owned Subordinate Companion Loan for the related Payment Date (calculated at [_____]% per annum).  In no event will the rights of the Noteholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.  However, if a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer’s allowing the related Mortgagor to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding Principal

Prepayments (other than (W) a Non-Serviced Mortgage Loan, (X) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Mortgage Loan, (Y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such Principal Prepayment in accordance with the Servicing Standard or (Z) in connection with the payment of any Insurance and Condemnation Proceeds), then for purposes of calculating the Compensating Interest Payment for the related Payment Date, the Master Servicer shall pay, without regard to clause (1)(ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan, otherwise described in clause (1)(i) above in connection with such Prohibited Prepayments.
For the avoidance of doubt, Compensating Interest Payments with respect to each Serviced Whole Loan shall be allocated among the related Mortgage Loan and related Serviced Pari Passu Companion Loan, pro rata, in accordance with their respective principal balances.
“Consultation Termination Event”:  At any date at which (i) no Class of Control Eligible Notes exists where such Class’s aggregate Principal Balance is at least equal to 25% of the Original Principal Balance of that Class, in each case without regard to the application of any Appraisal Reduction Amounts or (ii) a Holder of the Class [E] Notes is the majority Subordinate Controlling Class Noteholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Subordinate Controlling Class Noteholder, and such rights have not been reinstated to a successor Subordinate Controlling Class Noteholder pursuant to Section 3.23(l); provided that no Consultation Termination Event resulting solely from the operation of clause (ii) shall be deemed to have existed or be in continuance with respect to a successor Holder of Class [E] Notes that has not irrevocably waived its right to exercise any of the rights of the Subordinate Controlling Class Noteholder.
“Control Eligible Notes”:  Any of the Class [SPECIFY SUBORDINATE CLASS] Notes.
“Control Termination Event”:  The occurrence of (i) the Principal Balance of the Class [__] Notes (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Principal Balance of such Class in accordance with Section 4.05(a) hereof) being reduced to less than 25% of the Original Principal Balance of such Class or (ii) a Holder of the Class [__] Notes becoming the majority Subordinate Controlling Class Noteholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Subordinate Controlling Class Noteholder and such rights have not been reinstated to a successor Subordinate Controlling Class Noteholder pursuant to Section 3.23(l).
“Corporate Trust Office”:  The principal corporate trust office of the Indenture Trustee and the Note Administrator at which at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located (i) with respect to Note transfers and surrenders, at [ADDRESS]; (ii) with respect to the Indenture Trustee at [ADDRESS]; and (iii) for all other purposes, to the Note Administrator at [ADDRESS].
“Corrected Loan”:  Any Specially Serviced Mortgage Loan that has become current and remained current for three (3) consecutive Periodic Payments (for such purposes taking into account any modification or amendment of the related Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, as applicable, whether by a consensual modification or in connection with a bankruptcy, insolvency or similar proceeding involving the Mortgagor), and (provided that no additional default is foreseeable in the reasonable judgment of the Special Servicer and no other event or circumstance exists that causes such Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, as applicable, to otherwise constitute a Specially Serviced Mortgage Loan) the servicing of which the Special Servicer has returned to the Master Servicer pursuant to Section 3.19(a).
“Credit Risk Retention Compliance Agreement”:  As defined in Section 3.33(a).
“CREFC®”:  The Commercial Real Estate Finance Council®, or any successor organization reasonably acceptable to the Note Administrator, the Master Servicer, the Special Servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Holder.
“CREFC® Advance Recovery Report”:  The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.
“CREFC® Appraisal Reduction Amount Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Amount Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.
“CREFC® Bond Level File”:  The data file in the “CREFC® Bond Level File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.
“CREFC® Collateral Summary File”:  The data file in the “CREFC® Collateral Summary File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.
“CREFC® Comparative Financial Status Report”:  The monthly report in “Comparative Financial Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.
“CREFC® Delinquent Mortgage Loan Status Report”:  The monthly report in the “Delinquent Mortgage Loan Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.
“CREFC® Financial File”:  The data file in the “CREFC® Financial File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.
“CREFC® Historical Liquidation Loss Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available and effective from time to time on the CREFC® Website.
“CREFC® Historical Loan Modification and Corrected Mortgage Loan Report”:  The monthly report in the “Historical Loan Modification and Corrected Mortgage Loan Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.
“CREFC® Intellectual Property Royalty License Fee”:  With respect to each Mortgage Loan, REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and the Owned Subordinate Companion Loan and for any Payment Date, the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan, REO Loan or Owned Subordinate Companion Loan as of the close of business on the Payment Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan, REO Loan or Owned Subordinate Companion Loan is computed and shall be prorated for partial periods.
“CREFC® Intellectual Property Royalty License Fee Rate”:  With respect to each Mortgage Loan and Owned Subordinate Companion Loan, a rate equal to [0.0005]% per annum.
“CREFC® Interest Shortfall Reconciliation Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Shortfall Reconciliation Template” available and effective from time to time on the CREFC® Website.
“CREFC® Investor Reporting Package”:  The collection of reports specified by the CREFC® from time to time as the “CREFC® Investor Reporting Package.”  As of the Closing Date, the CREFC® Investor Reporting Package contains eight (8) electronic files ((1) CREFC® Loan Setup File, (2) CREFC® Loan Periodic Update File, (3) CREFC® Property File, (4) CREFC® Bond Level File, (5) CREFC® Collateral Summary File, (6) CREFC® Financial File, (7) CREFC® Special Servicer Loan File and (8) CREFC® Schedule AL File) and nine (9) surveillance reports ((1) CREFC® Servicer Watch List, (2) CREFC® Delinquent Mortgage Loan Status Report, (3) CREFC® REO Status Report, (4) CREFC® Comparative Financial Status Report, (5) CREFC® Historical Loan Modification and Corrected Mortgage Loan Report,

(6) CREFC® Operating Statement Analysis Report, (7) CREFC® NOI Adjustment Worksheet, (8) CREFC® Loan Level Reserve/LOC Report and (9) with respect to Mortgage Loans that have a Companion Loan or Owned Subordinate Companion Loan, as applicable, the CREFC® Total Loan Report).  In addition, the CREFC® Investor Reporting Package shall include the CREFC® Advance Recovery Report.  In addition, the CREFC® Investor Reporting Package shall include the following nine (9) templates:  (1) CREFC® Appraisal Reduction Amount Template, (2) CREFC® Reconciliation of Funds Template, (3) CREFC® Historical Liquidation Loss Template, (4) CREFC® Interest Shortfall Reconciliation Template, (5) CREFC® Loan Modification Report, (6) CREFC® Loan Liquidation Report and (7) CREFC® REO Liquidation Report.  The CREFC® Investor Reporting Package shall be substantially in the form of, and containing the information called for in, the downloadable forms of the “CREFC® IRP” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information or reports as may from time to time be approved by the CREFC® for commercial mortgage backed securities transactions generally.  For the purposes of the production of the CREFC® Comparative Financial Status Report by the Master Servicer or the Special Servicer of any such report that is required to state information for any period prior to the Cut‑off Date, the Master Servicer or the Special Servicer, as the case may be, may conclusively rely (without independent verification), absent manifest error, on information provided to it by the Mortgage Loan Sellers or by the related Mortgagor or (x) in the case of such a report produced by the Master Servicer, by the Special Servicer (if other than the Master Servicer or an Affiliate thereof) and (y) in the case of such a report produced by the Special Servicer, by the Master Servicer (if other than the Special Servicer or an Affiliate thereof).
“CREFC® License Agreement”:  The License Agreement, in the form set forth on the website of CREFC® on the Closing Date, relating to the use of the CREFC® trademarks and trade names.
“CREFC® Loan Level Reserve/LOC Report”:  The monthly report in the “CREFC® Loan Level Reserve/LOC Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.
“CREFC® Loan Liquidation Report”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Liquidation Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.
“CREFC® Loan Modification Report”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Modification Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Periodic Update File”:  The data file in the “CREFC® Loan Periodic Update File” format substantially in the form of and containing the information called for therein for the Mortgage Loans and the Owned Subordinate Companion Loan, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.
“CREFC® Loan Setup File”:  The data file in the “CREFC® Loan Setup File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.
“CREFC® NOI Adjustment Worksheet”:  The worksheet in the “NOI Adjustment Worksheet” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.
“CREFC® Operating Statement Analysis Report”:  The report in the “Operating Statement Analysis Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.
“CREFC® Property File”:  The data file in the “CREFC® Property File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.
“CREFC® Reconciliation of Funds Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.
“CREFC® REO Liquidation Report”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Liquidation Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.
“CREFC® REO Status Report”:  The monthly report in the “REO Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Schedule AL File”: The data file in the “Schedule AL File” format substantially in the form of and containing the information called for by Item 1111(h)(3) or Item 1125 of Regulation AB or Item 601(b)(102) of Regulation S-K under the Securities Act with respect to the Mortgage Loans, or such other form of presentation as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally, which in any case shall include all information required by Item 1111(h)(3) or Item 1125 of Regulation AB or Item 601(b)(102) of Regulation S-K under the Securities Act.
“CREFC® Servicer Watch List”:  A monthly report, as of each Determination Date, including and identifying each Non‑Specially Serviced Mortgage Loan satisfying the “CREFC® Portfolio Review Guidelines” approved from time to time by the CREFC® in the “CREFC® Servicer Watch List” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form (including other portfolio review guidelines) for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.
“CREFC® Special Servicer Loan File”:  The data file in the “CREFC® Special Servicer Loan File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.
“CREFC® Total Loan Report”:  A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CREFC® for commercial mortgage‑backed securities transactions and is reasonably acceptable to the Master Servicer.
“CREFC® Website”:  The CREFC® Website located at “www.crefc.org” or such other primary website as the CREFC® may establish for dissemination of its report forms.
“Crossed Mortgage Loan Group”:  With respect to (i) any Mortgage Loan that consists of more than one commercial mortgage loan, the underlying group of loans that are cross‑collateralized and cross‑defaulted with each other and (ii) any two or more individual Mortgage Loans that are cross‑collateralized and cross‑defaulted with each other, such cross‑collateralized and cross‑defaulted Mortgage Loans.
“Crossed Underlying Loan”:  With respect to any Crossed Mortgage Loan Group, a Mortgage Loan that is cross‑collateralized and cross‑defaulted with one or more other Mortgage Loans within such Crossed Mortgage Loan Group.
“Crossed Underlying Loan Repurchase Criteria”:  With respect to any Crossed Mortgage Loan Group as to which one or more (but not all) of the Crossed Underlying Loans therein are affected by a Defect or a Breach (the Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group affected by such Defect or Breach, for purposes of this definition, the “affected Crossed Underlying Loans” and the other Crossed Underlying Loan(s) in such Crossed

Mortgage Loan Group, for purposes of this definition, the “remaining Crossed Underlying Loans”) (i) the weighted average Debt Service Coverage Ratio for all the remaining Crossed Underlying Loans for the four most recently reported calendar quarters preceding the repurchase or substitution shall not be less than the greater of (a) the weighted average Debt Service Coverage Ratio for the entire such Crossed Mortgage Loan Group, including the affected Crossed Underlying Loan(s), for the four most recently reported calendar quarters preceding the repurchase or substitution, and (b) 1.25x, (ii) the weighted average LTV Ratio for all the remaining Crossed Underlying Loans determined at the time of repurchase or substitution based upon an Appraisal obtained by the Special Servicer at the expense of the related Mortgage Loan Seller shall not be greater than the least of (a) the weighted average LTV Ratio for the entire such Crossed Mortgage Loan Group, including the affected Crossed Underlying Loan(s), determined at the time of repurchase or substitution based upon an Appraisal obtained by the Special Servicer at the expense of the related Mortgage Loan Seller, (b) the weighted average LTV Ratio for the entire such Crossed Mortgage Loan Group, including the affected Crossed Underlying Loan(s), as of the Cut‑off Date and (c) 75%, (iii)  the related Mortgage Loan Seller causes the affected Crossed Underlying Loan to become not cross‑collateralized and cross‑defaulted with the remaining related Crossed Underlying Loans prior to such repurchase or substitution or otherwise forbears from exercising enforcement rights against the Primary Collateral for any Crossed Underlying Loan(s) remaining as part of the Collateral (while the Issuer forbears from exercising enforcement rights against the Primary Collateral for the Mortgage Loan removed from the Collateral) and (iv) unless a Control Termination Event has occurred and is continuing, the Directing Holder shall have consented to the repurchase or substitution of the affected Crossed Underlying Loan, which consent shall not be unreasonably withheld, conditioned or delayed.
“Custodial Exception Report”:  As defined in Section 2.02(b).
“Custodian”:  A Person who is at any time appointed by the Indenture Trustee pursuant to Section 9.11 as a document custodian for the Mortgage Files, which Person shall not be the Depositor, the Issuer, either of the Mortgage Loan Sellers or an Affiliate of any of them.  The Note Administrator shall be the initial Custodian.
“Cut‑off Date”:  With respect to each Mortgage Loan and Owned Subordinate Companion Loan, as applicable, the related Due Date of such Mortgage Loan and Owned Subordinate Companion Loan, as applicable in [DATE], or with respect to any Mortgage Loan that has its first Due Date in [DATE], the date that would have otherwise been the related Due Date in [DATE].
“Cut‑off Date Principal Balance”:  With respect to any Mortgage Loan and Owned Subordinate Companion Loan, the outstanding principal balance of such Mortgage Loan or Owned Subordinate Companion Loan, as of the Cut‑off Date, after application of all payments of principal due on or before such date, whether or not received.
“Debt Service Coverage Ratio”:  With respect to any Mortgage Loan, for any twelve‑month period covered by an annual operating statement for the related Mortgaged Property, the ratio of (i) Net Operating Income produced by the related Mortgaged Property during such period to (ii) the aggregate amount of Periodic Payments (other than any Balloon

Payment) due under such Mortgage Loan during such period; provided that with respect to the Mortgage Loans identified on Annex A‑1 to the Prospectus as paying interest only for a specified period of time set forth in the related Mortgage Loan documents and then paying principal and interest, the related Periodic Payment will be calculated (for purposes of this definition only) to include interest and principal (based on the remaining amortization term indicated in the Mortgage Loan Schedule).
“Default”: Any Event of Default or any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.
“Default Interest”:  With respect to any Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, all interest accrued in respect of such Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan during such Collection Period provided for in the related Mortgage Note or Mortgage as a result of a default (exclusive of late payment charges) that is in excess of interest at the related Mortgage Rate accrued on the unpaid principal balance of such Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan outstanding from time to time.
“Defaulted Interest Amount”: With respect to any Payment Date for any Class of Notes (other than the [LOAN-SPECIFIC CLASS] Notes, the [INTEREST-ONLY CLASS] Notes and the Class [ARD] Notes) is the sum of (a) the portion of the Interest Payment Amount for such class remaining unpaid as of the close of business on the preceding Payment Date, and (b) to the extent permitted by applicable law, one month’s interest on that amount remaining unpaid at the Interest Rate applicable to such Class for the current Payment Date.
[“Defaulted Mortgage Loan”:  A Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan (i) that is delinquent at least sixty (60) days in respect of its Periodic Payments or delinquent in respect of its Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any Grace Period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or Special Servicer has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.  For the avoidance of doubt, a defaulted Companion Loan does not constitute a “Defaulted Mortgage Loan”.]
“Defeasance Accounts”:  As defined in Section 3.18(j).
“Defect”:  As defined in Section 2.02(f).
“Deferred Interest”: Any payment of interest due on a Class of Deferred Interest Notes on any Payment Date to the extent sufficient funds are not available to make such payment in accordance with the Priority of Payments on such Payment Date, but only if such Class is not the most senior Class outstanding, shall constitute “Deferred Interest” with respect to such Class and shall not be considered “due and payable” for the purposes of Section [EVENT OF DEFAULT SECTION] (and the failure to pay such interest shall not be an Event of Default) until the earliest of (i) the Payment Date on which funds are available to pay such Deferred Interest in accordance with the Priority of Payments, (ii) the Redemption Date with respect to such Class of Deferred Interest Notes and (iii) the Stated Maturity Date (or the earlier date of maturity) of such Class of Deferred Interest Notes.
“Deferred Interest Amount”: With respect to (i) the Class [B] Notes, the Class [B] Deferred Interest Amount, and (ii) the Class [  ] notes, the Class [  ] Deferred Interest Amount.
“Deferred Interest Notes”: The Class [B] Notes, Class [__] Notes, Class [__] Notes and Class [__] Notes, in each case, to the extent such Class is not the most senior Class Outstanding.
“Deficient Exchange Act Deliverable”:  With respect to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Note Administrator, the Indenture Trustee and each Servicing Function Participant and Additional Servicer retained by it (other than an Initial Sub-Servicer), any item (x) regarding such party, (y) prepared by such party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information and (z) delivered by or on behalf of such party pursuant to the delivery requirements under Article XII of this Agreement that does not conform to the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.
“Deficient Valuation”:  With respect to any Mortgage Loan, Serviced Whole Loan or Owned AB Whole Loan (or Owned Subordinate Companion Loan), as applicable, a valuation by a court of competent jurisdiction of the Mortgaged Property in an amount less than the then outstanding principal balance of such Mortgage Loan, Serviced Whole Loan or Owned AB Whole Loan (or Owned Subordinate Companion Loan) which valuation results from a proceeding initiated under the Bankruptcy Code.
“Definitive Note”:  Any Note in definitive, fully registered form without interest coupons.  Initially, the Class [ARD] Notes and any Note issued pursuant to Section 6.02(c) and (d) shall be Definitive Notes.
[“Delinquent Mortgage Loan”:  A Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any Grace Period.]
“Denomination”:  With respect to any Note or any beneficial interest in a Note the amount (i) (a) set forth on the face thereof, (b) set forth on a schedule attached thereto or (c) in the case of any beneficial interest in a Book‑Entry Note, the interest of the related Note Owner in the applicable Class of Notes as reflected on the books and records of the Depository or related Depository Participant, as applicable, (ii) expressed in terms of initial Principal Balance or initial Notional Amount, as applicable, and (iii) in an authorized denomination, as set forth in Section 6.01(a).
“Depositor”:  3650 REIT Commercial Mortgage Securities II LLC, a Delaware limited liability company, or its successor in interest.
“Depository”:  DTC, or any successor Depository hereafter named.  The nominee of the initial Depository for purposes of registering those Notes that are to be Book‑Entry Notes,

is Cede & Co.  The Depository shall at all times be a “clearing corporation” as defined in Section 8‑102(3) of the UCC of the State of New York and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
“Depository Participant”:  A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book‑entry transfers and pledges of securities deposited with the Depository.
“Designated Servicing Documents”:  With respect to any Mortgage Loan or Serviced Whole Loan, collectively the following documents:
(1) (A) a copy of the executed Note(s) for such Mortgage Loan (or, alternatively, if the original executed Note(s) have been lost, a copy of a lost note affidavit and indemnity with a copy of such Note(s)), and (B) in the case of a Serviced Whole Loan, a copy of the executed Note(s) for the related Companion Loan;
(2) a copy of the related Loan Agreement, if any;
(3) a copy of the Mortgage;
(4) a copy of the lock box agreement or cash management agreement, if any, relating to such Mortgage Loan or Serviced Whole Loan, if any;
(5) any pre-funding insurance review documentation and insurance certificates (for insurance policies other than title insurance policy and environmental policy) or a marked up commitment therefor;
(6) a copy of any related title insurance policy or a marked up commitment therefor;
(7) a copy of any environmental insurance policy or a marked up commitment therefor;
(8) legal description of the related Mortgaged Property;
(9) a copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the Loan Agreement and the Mortgage);
(10)          a copy of the agreement governing post-closing obligations (if such item is a document separate from the Loan Agreement and the Mortgage), if any;
(11)          a copy of the closing statement and/or sources and uses statement;
(12)         the related Mortgage Loan Seller’s asset summary, if any (provided that the delivery of such item shall not result in any liability to the related Mortgage Loan Seller);

(13) the related Mortgagor tax ID;
(14) a copy of an approved operating budget, if applicable;
(15) a copy of the related Ground Lease relating to such Mortgage Loan, if any; and
(16) in the case of a Serviced Whole Loan, a copy of the related Intercreditor Agreement.
“Designated Site”:  The Internet website used by the Depositor and Mortgage Loan Sellers to accept and upload the Diligence Files.
“Determination Date”:  With respect to any Payment Date, the [_____] ([__]) day of each calendar month (or, if the [_____] ([__]) calendar day of that month is not a Business Day, then the next Business Day.
“Diligence File”:  With respect to each Mortgage Loan and any related Companion Loan(s), if applicable, collectively the following documents in electronic format:
(a) A copy of each of the following documents:
(i) the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the Indenture Trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Mortgage Loan Seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the Indenture Trustee);
(ii) the Mortgage, together with a copy of any intervening Assignments of Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable Mortgage Loan Seller);
(iii) any related Assignment of Leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable Mortgage Loan Seller);
(iv) all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;
(v) the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;
(vi) any UCC Financing Statements, related amendments and continuation statements in the possession of the applicable Mortgage Loan Seller;
(vii) any Intercreditor Agreement relating to permitted debt of the Mortgagor, including any Intercreditor Agreement relating to a Serviced Whole Loan or a Mortgage Loan with any related mezzanine debt;
(viii)      any loan agreement, escrow agreement, security agreement or letter of credit relating to such Mortgage Loan or a related Serviced Whole Loan;
(ix) any ground lease, related ground lessor estoppel, environmental indemnity or guaranty relating to a Mortgage Loan or a related Serviced Whole Loan;
(x) any property management agreement relating to such Mortgage Loan or a related Serviced Whole Loan;
(xi) any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the Issuer is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the Issuer, as the case may be;
(xii) any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;
(xiii)       all related environmental reports; and
(xiv)       all related environmental insurance policies;
(b) a copy of any engineering reports or property condition reports;
(c) other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;
(d) for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non‑disturbance agreements delivered to the related Mortgage Loan Seller;
(e) a copy of all legal opinions (excluding attorney‑client communications between the related Mortgage Loan Seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;
(f) a copy of (i) all Mortgagor’s certificates of hazard insurance and/or (ii) hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), in each case, if any, delivered in connection with the closing of the related Mortgage Loan;
(g) a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;
(h) for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;
(i) a copy of the applicable Mortgage Loan Seller’s asset summary;
(j) a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;
(k) a copy of all zoning reports;
(l) a copy of financial statements of the related Mortgagor;
(m) a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;
(n) a copy of all UCC searches;
(o) a copy of all litigation searches;
(p) a copy of all bankruptcy searches;
(q) a copy of the origination settlement statement;
(r) a copy of any Insurance Consultant Report;
(s) a copy of the organizational documents of the related Mortgagor and any guarantor;
(t) a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date;
(u) a copy of any closure letter (environmental); and
(v) a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties.
in each such case, as and to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. If any of the items identified above were not included or obtained in connection with the origination of such Mortgage Loan (other than any document that customarily would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any Additional Debt), the Diligence File shall include a statement to that effect; provided that no information that is proprietary to the related originator or Mortgage Loan Seller or any draft documents or privileged or internal communications shall constitute part of the Diligence File.  It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File shall include a statement to that effect.  The Mortgage Loan Seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such Mortgage Loan Seller believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.
“Diligence File Certificate”:  As defined in Section 2.01(h).
[“Directing Holder”:  The initial Directing Holder shall be [________].  Thereafter, the Directing Holder shall be the Subordinate Controlling Class Noteholder (or a representative thereof) selected by more than [__]% of the Subordinate Controlling Class Noteholders, (by Principal Balance, as determined by the Note Registrar from time to time); provided, however, that (i) absent that selection, or (ii) until a Directing Holder is so selected or (iii) upon receipt of a notice from a majority of the Subordinate Controlling Class Noteholders, by Principal Balance, that a Directing Holder is no longer designated, the Subordinate Controlling Class Noteholder that owns the largest aggregate Principal Balance of the Subordinate Controlling Class (or a representative thereof) will be the Directing Holder; provided, however, that, in the case of this clause (iii), in the event that no one Holder owns the largest aggregate Principal Balance of the Subordinate Controlling Class, then there will be no Directing Holder until appointed in accordance with the terms of this Agreement.  After the occurrence and during the continuance of a Control Termination Event, the Directing Holder shall only retain its consultation rights to the extent specifically provided for herein.  After the occurrence of a Consultation Termination Event, there will be no Directing Holder.  The Depositor shall promptly provide the name and contact information for the initial Directing Holder upon request of any party to this Agreement and any such requesting party may conclusively rely on the name and contact information provided by the Depositor.  In the event the Subordinate Controlling Class Noteholder has elected to irrevocably waive its right to appoint a Directing Holder or to exercise any of the rights of the Subordinate Controlling Class Noteholder, there will be no Directing Holder and no party will be entitled to exercise any of the rights of the Directing Holder until such time as a Subordinate Controlling Class Noteholder is reinstated pursuant to Section 3.23(l) hereof and a new Directing Holder is appointed in accordance with the terms hereof.  The Note Administrator and the other parties hereto shall be entitled to assume that the identity of the Directing Holder has not changed until such parties receive written notice of a replacement of the Directing Holder from a party holding the requisite interest in the Subordinate Controlling Class, or the resignation of the then-current Directing Holder.]

“Directly Operate”:  With respect to any REO Property (except with respect to a Non‑Serviced Mortgaged Property), the furnishing or rendering of services to the tenants thereof, that are not customarily provided to tenants in connection with the rental of space “for occupancy only” within the meaning of Treasury Regulations Section 1.512(b)‑1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers, the use of such REO Property in a trade or business conducted by the Issuer or on behalf of a Companion Holder or the performance of any construction work on the REO Property (other than the completion of a building or improvement, where more than 10% of the construction of such building or improvement was completed before default became imminent), other than through an Independent Contractor; provided, however, that an REO Property shall not be considered to be Directly Operated solely because the Indenture Trustee (or the Special Servicer on behalf of the Indenture Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section 1.856‑4(b)(5)(ii).
“Disclosable Special Servicer Fees”:  With respect to any Mortgage Loan any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, or rebates, or as a result of any other fee‑sharing arrangement) received or retained by the Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Issuer, any Mortgagor, any manager, any guarantor or indemnitor in respect of a Mortgage Loan of Serviced Companion Loan and any purchaser of any Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such Affiliate of any other special servicing duties under this Agreement, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the Special Servicer is entitled pursuant to Section 3.11 of this Agreement.
“Disclosure Parties”:  As defined in Section 3.13(e).
“Dispute Resolution Consultation”:  As defined in Section 2.03(l)(iii).
“Dispute Resolution Cut-off Date”:  As defined in Section 2.03(l)(i).
“Do Not Hire List”:  The list, as may be updated at any time, provided by the Depositor to the Master Servicer, Special Servicer, the Note Administrator, Indenture Trustee, Operating Advisor or Asset Representations Reviewer, which lists certain parties identified by the Depositor as having failed to comply (after any applicable cure period) with their respective obligations under Article XI of this Agreement or as having failed to comply (after any applicable cure period) with any similar Regulation AB reporting requirements under any other securitization transaction.  [For the avoidance of doubt, as of the Closing Date, no parties appear on the Do Not Hire List.]
“DTC”:  The Depository Trust Company, a New York corporation.

“Due Date”:  With respect to (i) any Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, as applicable, on or prior to its Maturity Date, the day of the month set forth in the related Mortgage Note on which each Periodic Payment thereon is scheduled to be first due, (ii) any Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, as applicable, after the Maturity Date therefor, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on such Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, as applicable, had been scheduled to be first due, and (iii) any REO Loan, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on the related Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, as applicable, had been scheduled to be first due.
“EDGAR”:  As defined in Section 12.03.
“EDGAR‑Compatible Format”:  Any format compatible with EDGAR, including HTML, Word or clean, searchable PDFs.
“Eligible Account”:  Any of the following:  (i) a segregated account or accounts maintained with a federal or state chartered depository institution or trust company (including the Indenture Trustee or the Note Administrator), (A) the long-term unsecured debt obligations of which are rated at least “[__]” by [RA1], if the deposits are to be held in such account for thirty (30) days or more, and the short-term debt obligations of which have a short-term rating of not less than “[__]” from [RA1], if the deposits are to be held in such account for less than thirty (30) days, (B) the long‑term unsecured debt obligations of which are rated at least “[__]” by [RA2], if the deposits are to be held in such account for thirty (30) days or more, and the short‑term debt obligations of which have a short‑term rating of not less than “[__]” from [RA2], if the deposits are to be held in such account for less than thirty (30) days and (C) the long‑term unsecured debt obligations of which are rated at least “[__]” by [RA3] (if then rated by [RA3], or if not rated by [RA3], an equivalent rating (or higher) by at least two (2) NRSROs (which may include [RA1] and [RA2]) or such other rating confirmed in a Rating Agency Confirmation), if the deposits are to be held in such account for thirty (30) days or more, and the short-term debt obligations of which have a short-term rating of not less than “[__]” from [RA3] (if then rated by [RA3], or if not rated by [RA3], an equivalent rating (or higher) by at least two (2) NRSROs (which may include [RA1] and [RA2]) or such other rating confirmed in a Rating Agency Confirmation), if the deposits are to be held in such account for less than thirty (30) days; (ii) an account or accounts maintained with [FINANCIAL INSTITUTION] so long as [FINANCIAL INSTITUTION]’s long-term unsecured debt rating shall be at least “[__]” from [RA1] (if the deposits are to be held in the account for more than thirty (30) days), “[__]” from [RA2] (if the deposits are to be held in the account for more than thirty (30) days) and “[__]” from [RA3] (if then rated by [RA3], or if not rated by [RA3], an equivalent rating (or higher) by at least two (2) NRSROs (which may include [RA1] and [RA2]) or such other rating confirmed in a Rating Agency Confirmation) or [FINANCIAL INSTITUTION]’s short‑term deposit or short‑term unsecured debt rating shall be at least “[__]” from [RA1] (if the deposits are to be held in the account for thirty (30) days or less), “[__]” from [RA2] (if the deposits are to be held in the account for thirty (30) days or less) and “[__]” from [RA3] (if then rated by [RA3], or if not rated by [RA3], an equivalent rating by at least two (2) NRSROs (which may include [RA1] and [RA2]) or such other rating confirmed in a Rating Agency Confirmation); (iii) an account or accounts maintained with [FINANCIAL INSTITUTION], provided (A) that the short-term debt obligations or commercial paper of [FINANCIAL INSTITUTION] are rated at least “[__]” by [RA2] and “[__]” from [RA3] (if then rated by [RA3], or if not rated by [RA3], an equivalent rating (or higher) by at least two (2) NRSROs (which may include [RA1] and [RA2]) or such other rating confirmed in a Rating Agency Confirmation) in the case of letters of credit or accounts in which funds are held for thirty (30) days or less and the long-term unsecured debt obligations of [FINANCIAL INSTITUTION] are rated at least “[__]” by [RA2] and “[__]” from [RA3] (if then rated by [RA3], or if not rated by [RA3], an equivalent rating (or higher) by at least two (2) NRSROs (which may include [RA1] and [RA2]) or such other rating confirmed in a Rating Agency Confirmation) in the case of letters of credit or accounts in which funds are held for more than thirty (30) days and (B) the long term unsecured debt rating of [FINANCIAL INSTITUTION] shall be at least “[__]” from [RA1]; provided, however, that so long as [FINANCIAL INSTITUTION]’s long term unsecured debt rating shall be “[__]” from [RA1], such account or accounts maintained with [FINANCIAL INSTITUTION] shall be limited to 10.0% or less of the outstanding principal balance of the Mortgage Loans; (iv) such other account or accounts that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (iii) above, with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such account, which account may be an account maintained by or with the Note Administrator, the Indenture Trustee, the Master Servicer or the Special Servicer; (v) any other account or accounts not listed in clauses (i) – (iii) above with respect to which a Rating Agency Confirmation has been obtained from each and every Rating Agency and a confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Notes pursuant to Section 3.25), which account may be an account maintained by or with the Note Administrator, the Indenture Trustee, the Master Servicer or the Special Servicer, or (vi) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company that has a long-term unsecured debt rating of at least “[__]” from [RA1] (if the deposits are to be held in the account for more than thirty (30) days) or a short-term unsecured debt rating of at least “[__]” from [RA1] (if the deposits are to be held in the account for thirty (30) days or less) and that, in either case, has corporate trust powers, acting in its fiduciary capacity, provided that any state chartered depository institution or trust company is subject to regulation regarding fiduciary funds substantially similar to 12 C.F.R. § 9.10(b).  Eligible Accounts may bear interest.  No Eligible Account shall be evidenced by a certificate of deposit, passbook or other similar instrument.
“Eligible Asset Representations Reviewer”:  An institution that (a) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of [Moody’s, Fitch, KBRA, DBRS, S&P and Morningstar] and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which [RATING AGENCIES] has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of notes for such transaction citing servicing or other relevant concerns with the special servicer, operating advisor or asset representations reviewer as the sole or material factor in such rating action, (b) can and will make the representations and warranties set forth in Section 7.01(d), (c) is not (and is not affiliated with) a Mortgage Loan Seller, Master Servicer, Special Servicer, the

Depositor, the Note Administrator, the Indenture Trustee, the Directing Holder or any of their respective Affiliates, (d) has not performed (and is not affiliated with any party hired to perform) any due diligence or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any Underwriter or the Directing Holder or any of their respective Affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services, and (e) that does not directly or indirectly, through one or more Affiliates or otherwise, own any interest in any Notes, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which this Agreement relates, other than in fees from its role as Asset Representations Reviewer and except as set forth in [13.08].
“Eligible Operating Advisor”:  An institution (a) that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by [RATING REQUIREMENT] (including, in the case of the Operating Advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of notes for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action; (b) that can and will make the representations and warranties of the Operating Advisor set forth in Section 7.01(c) of this Agreement; (c) that is not (and is not affiliated with) the Depositor, the Indenture Trustee, the Note Administrator, the Master Servicer, the Special Servicer, a Mortgage Loan Seller, the Directing Holder, a depositor, an indenture trustee, a note administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates; (d) that has not been paid by any Special Servicer or successor Special Servicer any fees, compensation or other remuneration (x) in respect of its obligations hereunder or (y) for the appointment or recommendation for replacement of a successor Special Servicer to become the Special Servicer[; and (e) that does not directly or indirectly, through one or more Affiliates or otherwise, own any interest in any Notes, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which this Agreement relates, other than in fees from its role as Operating Advisor and except as set forth in Section 3.26(r).][APPLICABLE TO OFFERINGS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]
“Enforcing Party”:  The person obligated to enforce the rights of the Issuer against the related Mortgage Loan Seller with respect to the Repurchase Request.
“Enforcing Servicer”: As defined in Section 2.03(k)(i) of this Agreement.
“Entitlement Order”: The meaning specified in Section 8-102(a)(8) of the UCC.
“Environmental Assessment”:  An “environmental site assessment” as such term is defined in, and meeting the criteria of, the American Society of Testing Materials Standard Section E 1527‑00, or any successor thereto.

“Environmental Indemnity Agreement”:  With respect to any Mortgage Loan or Owned Subordinate Companion Loan, any agreement between the Mortgagor (or a guarantor thereof) and the originator of such Mortgage Loan or Owned Subordinate Companion Loan relating to the Mortgagor’s obligation to remediate or monitor or indemnify for any environmental problems relating to the related Mortgaged Property.
“ERISA”:  The Employee Retirement Income Security Act of 1974, as amended.
“ERISA Restricted Note”:  Any Note (other than a Class [ARD] Note) that does not meet the requirements of Prohibited Transaction Exemption 2013‑08 (as such exemption may be amended from time to time) as of the date of the acquisition of such Note by a Plan.  As of the Closing Date, each of the [LOAN‑SPECIFIC] and Class [__] Notes is an ERISA Restricted Note.
“Escrow Payment”:  Any payment received by the Master Servicer or the Special Servicer for the account of any Mortgagor for application toward the payment of real estate taxes, assessments, insurance premiums, ground lease rents and similar items in respect of the related Mortgaged Property, including amounts for deposit to any reserve account.
“Euroclear”:  The Euroclear System or any successor thereto.
“Event of Default”: Any of the following (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(a) a default in the payment of any interest on any Class [MOST SENIOR CLASSES OF NOTES THAT ARE NOT DEFERRABLE NOTES] note (or, if no Class [MOST SENIOR CLASSES OF NOTES THAT ARE NOT DEFERRABLE NOTES] are outstanding, any note of the most senior class of notes outstanding) when the same becomes due and payable and the continuation of any such default for three (3) Business Days after a Responsible Officer of the Note Administrator has actual knowledge or receives notice from any holder of notes of such payment default; provided that in the case of a failure to disburse funds due to an administrative error or omission by the Note Administrator or the Indenture Trustee, such failure continues for five (5) Business Days after a Responsible Officer of the Note Administrator receives written notice or has actual knowledge of such administrative error or omission; or
(b) a default in the payment of principal (or the related Redemption Price, if applicable) of any Class [MOST SENIOR CLASS OF NOTES] note when the same becomes due and payable, at its Stated Maturity Date or any Redemption Date; or if there are no Class MOST SENIOR CLASS OF NOTES] notes outstanding, a default in the payment of principal (or the related Redemption Price, if applicable) of any Class [NEXT MOST SENIOR CLASS OF NOTES] note when the same becomes due and payable at its Stated Maturity Date or any Redemption Date; or if there are no Class [MOST SENIOR CLASS OF NOTES] notes or Class [NEXT MOST SENIOR CLASS OF NOTES] notes outstanding, a default in the payment of principal (or the related

Redemption Price, if applicable) of any Class [__] note when the same becomes due and payable at its Stated Maturity Date or any Redemption Date; provided, in each case, that in the case of a failure to disburse funds due to an administrative error or omission by the Note Administrator or the Indenture Trustee, such failure continues for five Business Days after a Responsible Officer of the Note Administrator receives written notice or has actual knowledge of such administrative error or omission; or
(c) the failure on any Payment Date to disburse amounts available in the Payment Account in accordance with the Priority of Payments set forth in the ISA (other than a default in payment described in clause (a) or (b) above), which failure continues for a period of three (3) Business Days or, in the case of a failure to disburse such amounts due to an administrative error or omission by the Note Administrator, which failure continues for five (5) Business Days; or
(d) either the Issuer or the Collateral becomes an investment company required to be registered under the 1940 Act; or
(e) a default in the performance, or breach, of any other covenant or other agreement of the Issuer (other than the covenant to make the payments described in clauses (a), (b) or (c) above) or any representation or warranty of the Issuer under the ISA or in any certificate or other writing delivered pursuant to the ISA or in connection therewith proves to be incorrect in any material respect when made, and the continuation of such default or breach for a period of thirty (30) days (or, if such default, breach or failure has an adverse effect on the validity, perfection or priority of the security interest granted under the ISA, fifteen (15) days) after the Issuer has actual knowledge thereof or after notice thereof to the Issuer by the Indenture Trustee or to the Issuer and the Indenture Trustee by the holders of the notes evidencing at least [25]% of the Senior Controlling Class; or
(f) the entry of a decree or order by a court having competent jurisdiction adjudging the Issuer as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer under the Bankruptcy Code or any bankruptcy, insolvency, reorganization or similar law enacted under any other applicable law, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Issuer or of any substantial part of its property, respectively, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or
(g) the institution by the Issuer of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code, or any bankruptcy, insolvency, reorganization or similar law or any other similar applicable law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Issuer or of any substantial part of its property, respectively, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Issuer in furtherance of any such action; or
(h) one or more final judgments being rendered against the Issuer which exceed, in the aggregate, U.S. $1,000,000 and which remain unstayed, undischarged and unsatisfied for thirty (30) days after such judgment(s) becomes nonappealable, unless adequate funds have been reserved or set aside for the payment thereof, and unless (except as otherwise specified in writing by the Rating Agencies) a Rating Agency Confirmation has been received from the Rating Agencies; or
(i) the Issuer loses its status as a Qualified REIT Subsidiary or other disregarded entity of 3650 Real Estate Investment Trust 2 LLC or another REIT for U.S. federal income tax purposes, unless (A) within ninety (90) days the Issuer receives an amount from the holders of the Class [__] notes sufficient to discharge in full the amounts then due and unpaid on the notes in accordance with the Priority of Payments and all other amounts and expenses owed in accordance with the ISA or (B) all classes of the notes are subject to a Tax Redemption announced by the Issuer in compliance with the ISA, and such redemption has not been rescinded.
“Excess Interest”:  With respect to each ARD Loan, interest accrued on such ARD Loan after the Anticipated Repayment Date allocable to the Excess Rate, including all interest accrued thereon to the extent permitted by applicable law and the related Mortgage Loan documents.
“Excess Interest Payment Account”:  The trust account or accounts created and maintained as a separate account or accounts (or as a subaccount of the Regular Payment Account) by the Note Administrator pursuant to Section 3.04(c), which shall be entitled “[__________]”, and which must be an Eligible Account (or a subaccount of an Eligible Account).  The Excess Interest Payment Account shall be held solely for the benefit of the Holders of the Class [ARD] Notes.  The Excess Interest Payment Account shall be part of the Collateral.
“Excess Modification Fee Amount”:  With respect to either the Master Servicer or the Special Servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related Mortgagor with respect to the related Mortgage Loan (including the related Serviced Companion Loan or AB Subordinate Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the Master Servicer or the Special Servicer, as applicable, as compensation within the prior [eighteen] [(18)] months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.
“Excess Modification Fees”:  With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Whole Loan or Owned AB Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan, Serviced Whole Loan or

Owned AB Whole Loan, as applicable, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the Mortgagor but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuer with respect to the related Mortgage Loan, Serviced Whole Loan or Owned AB Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related Mortgagor or otherwise.  With respect to each of the Master Servicer and the Special Servicer, the Excess Modification Fees collected and earned by such Person from the related Mortgagor (taken in the aggregate with any other Excess Modification Fees collected and earned by such Person from the related Mortgagor within the prior twelve (12) months of the collection of the current Excess Modification Fees) will be subject to a cap of the greater of (i) [   ]% of the outstanding principal balance of the related Mortgage Loan and (ii) $[   ], Serviced Whole Loan or Owned AB Whole Loan, as applicable, on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan, Serviced Whole Loan or Owned AB Whole Loan, as applicable.
“Excess Prepayment Interest Shortfall”:  The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Payment Date that are not covered by the Master Servicer’s Compensating Interest Payment for the related Payment Date [and the portion of the compensating interest payments allocable to the Non-Serviced Mortgage Loan to the extent received from the Non-Serviced Master Servicer].
“Excess Rate”:  With respect to each ARD Loan, the excess of (i) the applicable Revised Rate over (ii) the applicable Mortgage Rate, each as set forth in the Mortgage Loan Schedule.
“Exchange”:  As defined in Section 3.30(g).
“Exchange Act”:  The Securities Exchange Act of 1934, as amended from time to time and the rules and regulations of the Commission thereunder.
“Exchange Date”:  As defined in Section 6.16(b).
“Exchange Election Notice”:  As defined in Section 3.30(g).
“Exchangeable Note”:  Any of the Class [A-S], Class [B], Class [C] or Class [EXCH] Notes.
“Exchangeable Proportion”:  Exchangeable Notes that collectively evidence a uniform Tranche Percentage Interest.
“Extended Cure Period”:  As defined in Section 2.03(b).
“Fannie Mae”:  Federal National Mortgage Association or any successor thereto.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Indenture (or any amended or successor version that is substantially comparable) and any current or future Treasury regulations promulgated thereunder, and any related provisions of law, court decisions, administrative guidance or agreements with any taxing authority (or laws thereof) in respect thereof, including any agreements entered into pursuant to section 1471(b)(1) of the Code or any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code or analogous provisions of non-U.S. law.
“Final Asset Status Report”:  With respect to any Specially Serviced Mortgage Loan, each related Asset Status Report, together with such other data or supporting information provided by the Special Servicer to the Directing Holder which does not include any communication (other than the related Asset Status Report) between the Special Servicer and Directing Holder with respect to such Specially Serviced Mortgage Loan; provided that, so long as a Control Termination Event has not occurred and is not continuing, no Asset Status Report shall be considered to be a Final Asset Status Report unless the Directing Holder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent pursuant to Section 3.19, or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the Special Servicer in accordance with this Agreement.
“Final Dispute Resolution Election Notice”:  As defined in Section 2.03(l)(iii).
“Final Recovery Determination”:  A reasonable determination by the Special Servicer, in consultation with the Directing Holder if made prior to the occurrence of a Consultation Termination Event, with respect to any Defaulted Mortgage Loan (and, if applicable, any defaulted Companion Loan or defaulted Owned Subordinate Companion Loan) or Corrected Loan or REO Property (other than a Mortgage Loan, REO Property or Owned Subordinate Companion Loan, as the case may be, that was purchased by (i) any of the Mortgage Loan Sellers pursuant to Section 6 of the applicable Mortgage Loan Purchase Agreement, (ii) the Special Servicer or other person pursuant to Section 3.16(b), any Companion Holder, any related Subordinate Loan-Specific Directing Holder or any mezzanine lender pursuant to Section 3.16 or (iii) the Master Servicer, Special Servicer or the Holders of the Controlling Class Notes pursuant to Section 10.01) that there has been a recovery of all Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenue and other payments or recoveries that, in the Special Servicer’s judgment, which judgment was exercised without regard to any obligation of the Special Servicer to make payments from its own funds pursuant to Section 3.07(b), will ultimately be recoverable.  Prior to the occurrence and continuance of any Control Termination Event, the Directing Holder shall have ten (10) Business Days to review and approve each such recovery determination by the Special Servicer; provided, however, that if the Directing Holder fails to approve or disapprove any recovery determination within ten (10) Business Days of receipt of the initial recovery determination, such consent shall be deemed given.
“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.
“Form 8‑K Disclosure Information”:  As defined in Section 12.07.

“Form 15 Suspension Notification”:  As defined in Section 12.08.
“Freddie Mac”:  Federal Home Loan Mortgage Corporation or any successor thereto.
“Gain‑on‑Sale Proceeds”:  With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, in the case of the Owned AB Whole Loan, the Owned Subordinate Companion Loan, the excess of (i) Liquidation Proceeds net of any related Liquidation Expenses (or the portion of such net Liquidation Proceeds payable to the related Mortgage Loan (and, in the case of the Owned AB Whole Loan, the Owned Subordinate Companion Loan) pursuant to the related Intercreditor Agreement) over (ii) the Purchase Price for such Mortgage Loan (and, in the case of the Owned AB Whole Loan, the Owned Subordinate Companion Loan) on the date on which Liquidation Proceeds were received.
“Gain‑on‑Sale Reserve Account”:  A custodial account or accounts (or subaccount of the Regular Payment Account) created and maintained by the Note Administrator, pursuant to Section 3.04(e) on behalf of the Indenture Trustee for the benefit of the Noteholders, which shall initially be entitled “[__________]”.  Any such account shall be an Eligible Account or a subaccount of an Eligible Account.
“General Intangible”: The meaning specified in Section 9-102(a)(42) of the UCC.
“Grace Period”:  The number of days before a payment default is an event of default under the related Mortgage Loan and/or before the imposition of late payment charges and/or default interest.
“Grant”: To grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm.  A Grant of the Collateral or of any other security or instrument shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including the immediate continuing right to claim, collect, receive and take receipt for principal and interest payments in respect of the Collateral (or any other security or instrument), and all other amounts payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.
“Ground Lease”:  The ground lease pursuant to which any Mortgagor holds a leasehold interest in the related Mortgaged Property and any estoppels or other agreements executed and delivered by the ground lessor in favor of the lender under the Mortgage Loan.
“Hazardous Materials”:  Any dangerous, toxic or hazardous pollutants, chemicals, wastes or substances, including, without limitation, those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations, and specifically including, without limitation, asbestos and asbestos‑containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.
“Independent”:  When used with respect to any accountants, a Person who is “independent” within the meaning of Rule 2‑01(b) of the Commission’s Regulation S‑X.  When used with respect to any specified Person, any such Person who (i) is in fact independent of the Indenture Trustee, the Note Administrator, the Depositor, the Master Servicer, the Special Servicer, the Directing Holder, the Companion Holders (insofar as the relevant matter involves a Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Subordinate Loan-Specific Directing Holder  (insofar as the relevant matter involves the Owned AB Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer and all Affiliates thereof, (ii) does not have any material direct financial interest in or any material indirect financial interest in any of the Indenture Trustee, the Note Administrator, the Depositor, the Master Servicer, the Special Servicer, the Directing Holder, the Companion Holders (insofar as the relevant matter involves a Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Subordinate Loan-Specific Directing Holders  (insofar as the relevant matter involves the Owned AB Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer or any Affiliate thereof and (iii) is not connected with the Indenture Trustee, the Note Administrator, the Depositor, the Master Servicer, the Special Servicer, the Directing Holder, the Companion Holders (insofar as the relevant matter involves a Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Subordinate Loan-Specific Directing Holders (insofar as the relevant matter involves the Owned AB Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Indenture Trustee, the Note Administrator, the Depositor, the Master Servicer, the Special Servicer, the Directing Holder, the Companion Holders, the Subordinate Loan-Specific Directing Holder or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any Class of securities issued by the Indenture Trustee, the Note Administrator, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Directing Holder, the Companion Holders, the Subordinate Loan-Specific Directing Holder or any Affiliate thereof, as the case may be, so long as such ownership constitutes less than 1% of the total assets of such Person.  For the avoidance of doubt, the exception in the proviso above for ownership of 1% or less of any Class of Notes shall not apply with respect to the Operating Advisor or the Asset Representations Reviewer.
“Indenture Account”:  Each of the Payment Accounts, the Collection Account and the Gain-on-Sale Reserve Account.
“Indenture Trustee”:  [INDENTURE TRUSTEE], or its successor in interest, in its capacity as indenture trustee and its successors in interest, or any successor indenture trustee appointed as herein provided.
“Indenture Trustee Fee”:  The fee to be paid to the Indenture Trustee as compensation for the Indenture Trustee’s activities under this Agreement, which fee is included as part of the Note Administrator Fee.  No portion of the Indenture Trustee Fee shall be calculated by reference to any Companion Loan or the Stated Principal Balance of any Companion Loan.  The Indenture Trustee Fee shall be equal to $210 per month and shall be paid as a portion of the Note Administrator Fee.
“Independent Contractor”:  Any Person that would be an “independent contractor” with respect to 3650 Real Estate Investment Trust 2 LLC (or any subsequent REIT) within the meaning of Section 856(d)(3) of the Code, so long as 3650 Real Estate Investment Trust 2 LLC does not receive or derive any income from such Person and provided that the relationship between such Person and 3650 Real Estate Investment Trust 2 LLC is at arm’s length, all within the meaning of Treasury Regulations Section 1.856‑4(b)(5) (except that the Master Servicer or the Special Servicer shall not be considered to be an Independent Contractor unless an Opinion of Counsel has been delivered to the Indenture Trustee and the Note Administrator to that effect).
 “Initial Cure Period”:  As defined in Section 2.03(b).
“Initial Purchasers”:  [INITIAL PURCHASERS].
“Initial Requesting Noteholder”:  The first Noteholder or Note Owner to deliver a Repurchase Request as described in Section 2.03(k) with respect to a Mortgage Loan. For the avoidance of doubt, there may not be more than one Initial Requesting Noteholder with respect to any Mortgage Loan.
“Initial Sub‑Servicer”:  With respect to each Mortgage Loan that is subject to a Sub‑Servicing Agreement with the Master Servicer as of the Closing Date, the Sub‑Servicer under any such Sub‑Servicing Agreement.  As of the Closing Date, each entity listed on Exhibit FF is an Initial Sub‑Servicer.
“Initial Sub‑Servicing Agreement”:  Any Sub‑Servicing Agreement in effect as of the Closing Date.
“Inquiry” and “Inquiries”:  As each is defined in Section 4.07(a).
“Institutional Accredited Investor”:  An institutional investor which is an “accredited investor” within the meaning of paragraphs (1), (2), (3) or (7) of Rule 501(a) of Regulation D under the Act or any entity in which all of the equity owners come within such paragraphs.
“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.
“Insurance and Condemnation Proceeds”:  All proceeds paid under any Insurance Policy or in connection with the full or partial condemnation of a Mortgaged Property, in either case, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or released to the Mortgagor or any tenants or ground lessors, in either case, in accordance with the Servicing Standard (and (i) in the case of any Mortgage Loan with a related Companion Loan, to the extent any portion of such proceeds are received by the Master Servicer or Note Administrator in connection with such Mortgage Loan, pursuant to the allocations set forth in the related Intercreditor Agreement and (ii) in the case of the Owned AB Whole Loan, to the extent any portion of such proceeds are received by the Master Servicer or Note Administrator in connection with such Owned AB Whole Loan and are allocable to the related Mortgage Loan and Owned Subordinate Companion Loan, as applicable, pursuant to the related Intercreditor Agreement).
“Insurance Consultant Report”:   With respect to each Mortgage Loan, a report or other summary prepared either by the related Mortgage Loan Seller or a third party insurance consultant on behalf of the related Mortgage Loan Seller that provides a summary of all Insurance Policies covering the related Mortgaged Property(ies), identifying the insurance provider, applicable ratings of each such provider and the amount of coverage and any applicable deductible.
“Insurance Policy”:  With respect to any Mortgage Loan or Owned Subordinate Companion Loan, any hazard insurance policy, flood insurance policy, title policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan, Owned Subordinate Companion Loan or the related Mortgaged Property.
“Intercreditor Agreement”:  Each of the [LOAN-SPECIFIC] Intercreditor Agreement, the [SERVICED WHOLE LOAN] Intercreditor Agreement and the [NON-SERVICED WHOLE LOAN] Intercreditor Agreement and any AB Intercreditor Agreement and any intercreditor agreement entered into in connection with the issuance to the direct or indirect equity holders in the Mortgagor of any existing mezzanine indebtedness or any future mezzanine indebtedness permitted under the related Mortgage Loan documents.
“Interest-Only Note Monthly Payment”: With respect to the Class [__] Notes, $[____], commencing on the Payment Date in [DATE] through and including the Payment Date in [DATE].
“[INTEREST-ONLY CLASS] Defaulted Interest Amount”:  Any shortfall in the payment on the [INTEREST-ONLY CLASS] Monthly Payment to the [INTEREST-ONLY CLASS] Notes on any Payment Date, together with interest thereon at the rate of [__]% per annum [calculated on the basis of a year of 360 days consisting of twelve 30-day months].  The [INTEREST-ONLY CLASS] Defaulted Interest Amount will constitute interest on the [INTEREST-ONLY CLASS] Notes.
“[INTEREST-ONLY CLASS] Special Redemption”:  As defined in Section 10.01(h).
“Interest Accrual Amount”:  With respect to any Payment Date and any Class of Notes (other than the [LOAN-SPECIFIC CLASS] Notes, [IO] Notes and the Class [ARD] Notes) is equal to interest for the related Interest Accrual Period accrued at the Interest Rate for such Class on the Principal Balance for such Class immediately prior to that Payment Date. With respect to the [IO] Notes, the Interest Accrual Amount with respect to any Payment Date is equal to the related Interest-Only Note Monthly Payment.  Calculations of interest for each Interest Accrual Period will be made on a [30/360 Basis], except that interest on the [LOAN-SPECIFIC CLASS] Notes and the [IO] Notes will be calculated on an [Actual/360 Basis]. [CHANGE ACCRUAL CONVENTION AS NEEDED]

“Interest Accrual Period”:  For each Payment Date, [the calendar month prior to the month in which that Payment Date occurs][the [__]th day of the calendar month preceding the Payment Date and end on the [__]th day of the calendar month including the Payment Date].
“Interest Payment Amount”:  With respect to any Payment Date and each Class of Notes (other than the [LOAN-SPECIFIC CLASS] Notes, the [INTEREST-ONLY CLASS] Notes and the Class [EXCH] Notes) will equal the sum of (i) the Interest Accrual Amount with respect to such Class for such Payment Date, (ii) with respect to each Class of Notes other than Deferred Interest Notes, the Defaulted Interest Amount, if any, with respect to such Class for such Payment Date, and (iii) with respect to each Class of Deferrable Interest Notes (but only for so long as no Class of Notes more senior to such Class of Deferrable Interest Notes remains outstanding), the Defaulted Interest Amount, if any, with respect to such Class for such Payment Date.
“Interest Reserve Account”:  The trust account or subaccount of the Regular Payment Account created and maintained by the Note Administrator pursuant to Section 3.04(b) initially in the name of “[__________]”, into which the amounts set forth in Section 3.21 shall be deposited directly and which must be an Eligible Account or subaccount of an Eligible Account.
“Interested Person”:  As of the date of any determination, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Note Administrator, the Indenture Trustee, the Directing Holder, any sponsor, any Mortgagor, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any Independent Contractor engaged by the Special Servicer, or any known affiliate of any of the preceding entities.  With respect to a Whole Loan if it is a Defaulted Mortgage Loan, the Depositor, the Master Servicer, the Special Servicer (or any Independent Contractor engaged by such Special Servicer), or the Indenture Trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.
“Investment Account”:  As defined in Section 3.06(a).
“Investment Representation Letter”:  As defined in Section 6.03(e), a form of which is attached hereto as Exhibit C.
“Investor Certification”:  A certificate, substantially in the form included hereto as Exhibit P‑1, representing (i) that such Person executing the certificate is a Noteholder, the Directing Holder (to the extent such Person is not a Noteholder), a beneficial owner of a Note, a prospective purchaser of a Note or a Companion Holder (or any investment advisor or manager of the foregoing), (ii) that such Person is not a Mortgagor, a manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent, principal, partner, member, joint venturer, limited partner, employee, representative, director, trustee, advisor of or investor in or of any of the foregoing or a mezzanine lender for which an event has occurred that would permit acceleration or who has commenced foreclosure proceedings, (iii) that such Person has received a copy of the final Prospectus and (iv) such Person agrees to keep any Privileged Information confidential and will not violate any securities laws.

“Investor Q&A Forum”:  As defined in Section 4.07(a).
“Investor Registry”:  As defined in Section 4.07(b).
“ISA Party Repurchase Request”: As defined in Section 2.03(k).
“Issuer”: [ISSUER], a [STATE] [ENTITY TYPE], or its successor in interest.
“Issuer Order” and “Issuer Request”: A written order or request (which may be in the form of a standing order or request) dated and signed in the name of the Issuer by an authorized officer of the Issuer, or by an authorized officer of the Special Servicer on behalf of the Issuer.  For the avoidance of doubt, an order or request provided in an email or other electronic communication acceptable to the Indenture Trustee or Note Administrator sent by an authorized officer of the Issuer or by an authorized officer of the Special Servicer on behalf of the Issuer shall constitute an Issuer Order.
“Late Collections”:  With respect to any Mortgage Loan, Whole Loan, Owned AB Whole Loan, Companion Loan or Owned Subordinate Companion Loan, all amounts received thereon prior to the related Determination Date, whether as payments, Insurance and Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of such Mortgage Loan, Whole Loan, Owned AB Whole Loan, Companion Loan or Owned Subordinate Companion Loan, as applicable (without regard to any acceleration of amounts due thereunder by reason of default), on a Due Date prior to the immediately preceding Determination Date and not previously recovered.  With respect to any REO Loan, all amounts received in connection with the related REO Property prior to the related Determination Date, whether as Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Loan or the predecessor Mortgage Loan, Whole Loan, Owned AB Whole Loan, Companion Loan or Owned Subordinate Companion Loan, as applicable (without regard to any acceleration of amounts due under the predecessor Mortgage Loan, Whole Loan, Owned AB Whole Loan, Companion Loan or Owned Subordinate Companion Loan, as applicable, by reason of default), on a Due Date prior to the immediately preceding Determination Date and not previously recovered.  The term “Late Collections” shall specifically exclude Penalty Charges.  With respect to any Whole Loan, as used in this Agreement, Late Collections shall refer to such portion of Late Collections to the extent allocable to the related Mortgage Loan or related Companion Loan, as applicable, pursuant to the terms of the related Intercreditor Agreement.  With respect to the Owned AB Whole Loan, as used in this Agreement, Late Collections shall refer to such portion of Late Collections to the extent allocable to the related Mortgage Loan or Owned Subordinate Companion Loan, as applicable, pursuant to the terms of the related Intercreditor Agreement.
“Liquidation Event”:  With respect to any Mortgage Loan or Owned Subordinate Companion Loan or with respect to any REO Property (and the related REO Loan), any of the following events:  (i) such Mortgage Loan or Owned Subordinate Companion Loan is paid in full; (ii) a Final Recovery Determination is made with respect to such Mortgage Loan or Owned Subordinate Companion Loan; (iii) such Mortgage Loan or Owned Subordinate Companion Loan is repurchased by the applicable Mortgage Loan Seller pursuant to Section 6 of the related

Mortgage Loan Purchase Agreement; (iv) such Mortgage Loan or Owned Subordinate Companion Loan is purchased by the Special Servicer, or by any Companion Holder, Subordinate Loan-Specific Directing Holder or any mezzanine lender (as applicable) pursuant to Section 3.16 (and the related Intercreditor Agreement, as applicable); (v) such Mortgage Loan or Owned Subordinate Companion Loan is purchased by the Special Servicer, the Master Servicer or the Holders of the majority of the Class [MOST SUBORDINATE CLASS] Notes pursuant to Section 10.01; or (vi) such Mortgage Loan or Owned Subordinate Companion Loan is sold by the Special Servicer pursuant to the terms of this Agreement.
“Liquidation Expenses”:  All customary, reasonable and necessary “out of pocket” costs and expenses incurred by the Special Servicer in connection with a liquidation of any Specially Serviced Mortgage Loan or REO Property (except with respect to a Non‑Serviced Mortgaged Property) pursuant to Section 3.16 (including, without limitation, legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes).
“Liquidation Fee”:  A fee payable to the Special Servicer with respect to each Specially Serviced Mortgage Loan or REO Property (except with respect to a Non‑Serviced Mortgaged Property) as to which the Special Servicer receives (i) a full, partial or discounted payoff from the related Mortgagor or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including the related Companion Loan or Owned Subordinate Companion Loan, if applicable), or REO Property (in any case, other than amounts for which a Workout Fee has been paid, or will be payable), equal to the product of the Liquidation Fee Rate and the proceeds of such full, partial or discounted payoff or other partial payment or the Liquidation Proceeds or Insurance and Condemnation Proceeds (net of the related costs and expenses associated with the related liquidation) related to such liquidated Specially Serviced Mortgage Loan or REO Property, as the case may be; provided, however, that no Liquidation Fee shall be payable with respect to (a) the purchase of any Specially Serviced Mortgage Loan by the Special Servicer or any Affiliate thereof (except if such Affiliate purchaser is the Directing Holder or any Affiliate thereof; provided, however, that prior to a Control Termination Event, if the Directing Holder or an Affiliate thereof, purchases any Specially Serviced Mortgage Loan within ninety (90) days after the Special Servicer delivers to the Directing Holder for its approval the initial Asset Status Report with respect to such Specially Serviced Mortgage Loan, the Special Servicer will not be entitled to a Liquidation Fee in connection with such purchase by the Directing Holder or its Affiliates), (b) any event described in clause (iv) of the definition of “Liquidation Proceeds” (or any substitution in lieu of a repurchase) so long as such repurchase or substitution occurs prior to the termination of the Extended Cure Period, (c) any event described in clauses (v), (vi) and (vii) of the definition of “Liquidation Proceeds”, as long as, with respect to a purchase pursuant to clause (vi) of the definition of “Liquidation Proceeds”, a purchase occurs within ninety (90) days of such holder’s purchase option first becoming exercisable during that period prior to such Mortgage Loan becoming a Corrected Loan pursuant to the related Intercreditor Agreement, (d) with respect to a Serviced Companion Loan, (x) a repurchase of such Serviced Companion Loan by the applicable Mortgage Loan Seller for a breach of a representation or warranty or for a defective or deficient mortgage loan documentation under an Other Servicing Agreement within the time period (or extension thereof) provided for such repurchase of such repurchase occurs prior to the termination of the extended resolution period provided therein or (y) a purchase of such Serviced Companion Loan by any applicable party to the Other Servicing Agreement pursuant to a clean-up call or similar liquidation of the Other Securitization; (e) the purchase of all of the Mortgage Loans and REO Properties and, if applicable, the Owned Subordinate Companion Loan, in connection with an Optional Redemption of the Notes; or (f) if a Mortgage Loan (or Owned Subordinate Companion Loan, if applicable) or Serviced Whole Loan becomes a Specially Serviced Mortgage Loan solely because of a Servicing Transfer Event described in clause (i) or (ii) of the definition of “Servicing Transfer Event”, Liquidation Proceeds are received within ninety (90) days following the related Maturity Date as a result of such Mortgage Loan (or Owned Subordinate Companion Loan, if applicable) or Serviced Whole Loan being refinanced or otherwise repaid in full (but, in the event that a Liquidation Fee is not payable due to the application of any of clauses (a) through (e) above, the Special Servicer may still collect and retain a Liquidation Fee and similar fees from the related Mortgagor to the extent provided for in, or not prohibited by, the related loan documents); provided that the Liquidation Fee with respect to any Specially Serviced Mortgage Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related Mortgagor with respect to the related Mortgage Loan and any related Companion Loan or Owned Subordinate Companion Loan, as applicable, or REO Property and received by the Special Servicer as compensation within the prior eighteen (18) months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, however, that no Liquidation Fee will be less than $[_____].  No Liquidation Fee shall be payable in connection with a Loss of Value Payment by a Mortgage Loan Seller, if the applicable Mortgage Loan Seller makes such Loss of Value Payment within 90 days (and giving effect to an extension period of 90 days).
“Liquidation Fee Rate”:  A rate equal to the lesser of (a) [_____]% with respect to any Specially Serviced Mortgage Loan (and each related Serviced Companion Loan or Owned Subordinate Companion Loan) and REO Property and (b) such lower rate as would result in a Liquidation Fee of $[__] (or, if the rate in clause (a) above would result in a Liquidation Fee that would be less than $[__], then the Liquidation Fee Rate shall be a rate equal to such higher rate as would result in a Liquidation Fee equal to $[__]).
“Liquidation Proceeds”:  Cash amounts received by or paid to the Master Servicer or the Special Servicer in connection with:  (i) the liquidation (including a payment in full) of a Mortgaged Property or other collateral constituting security for a Defaulted Mortgage Loan or defaulted Companion Loan or defaulted Owned Subordinate Companion Loan, if applicable, through a trustee’s sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Mortgagor in accordance with applicable law and the terms and conditions of the related Mortgage Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Mortgagor; (iii) any sale of (A) a Specially Serviced Mortgage Loan pursuant to Section 3.16(a) or (B) any REO Property pursuant to Section 3.16(b); (iv) the repurchase of a Mortgage Loan or Owned Subordinate Companion Loan by the applicable Mortgage Loan Seller pursuant to Section 6 of the related Mortgage Loan Purchase Agreement; (v) the purchase of a Mortgage Loan or REO Property by the Holders of the majority of the Class [MOST SUBORDINATE CLASS] Notes, the Special Servicer or the Master Servicer pursuant to Section 10.01; (vi) the purchase of a Mortgage Loan or an REO Property by (a) the applicable Subordinate Companion Holder or the related Subordinate Loan-Specific Directing Holder or (b) the related mezzanine lender pursuant to Section 3.16 and the related Intercreditor Agreement; or (vii) the transfer of any Loss of Value Payments from the Loss of

Value Reserve Fund to the Collection Account in accordance with Section 3.05(f) of this Agreement (provided that, for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment shall be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Mortgage Loan Seller).  With respect to any Whole Loan, as used in this Agreement, Liquidation Proceeds shall refer to such portion of Liquidation Proceeds to the extent allocable to the related Mortgage Loan or related Companion Loan, as applicable, pursuant to the terms of the related Intercreditor Agreement.  With respect to the Owned AB Whole Loan, as used in this Agreement, Liquidation Proceeds shall be allocated between the Mortgage Loan and the Owned Subordinate Companion Loan pursuant to the terms of the related Intercreditor Agreement.
“Loan Agreement”:  With respect to any Mortgage Loan or Serviced Whole Loan, the loan agreement, if any, between the related originator(s) and the Mortgagor, pursuant to which such Mortgage Loan or Serviced Whole Loan, as applicable, was made.
“[LOAN-SPECIFIC] AB Whole Loan”:  Collectively, the whole mortgage loan that is subject to the [LOAN-SPECIFIC] Intercreditor Agreement, which is evidenced by the [LOAN-SPECIFIC] Mortgage Notes and secured by a single Mortgage on the [LOAN-SPECIFIC] Mortgaged Property.  References herein to the [LOAN-SPECIFIC] AB Whole Loan shall be construed to refer to the aggregate indebtedness under the [LOAN-SPECIFIC] Mortgage Loan and the related Owned Subordinate Companion Loan.
“[LOAN-SPECIFIC] Available Funds”:  With respect to the Class [LOAN-SPECIFIC] Notes, the Owned Subordinate Companion Loan and any Payment Date, the aggregate amount to the extent on deposit in the Collection Account on such Payment Date, of all cash received on or in respect of the Owned Subordinate Companion Loan (including Liquidation Proceeds and any Purchase Price proceeds received as a result of a purchase of the related Owned Subordinate Companion Loan pursuant to Section 3.18) and that was paid to the Issuer as the holder of the related Owned Subordinate Companion Loan in accordance with the terms of the related Intercreditor Agreement and this Agreement or otherwise, in each case, as of the related P&I Advance Date, exclusive of (without duplication):
(a) all Periodic Payments paid by the Mortgagors on the Owned Subordinate Companion Loan collected but due on a Due Date subsequent to the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut‑off Date;
(b) all unscheduled Principal Prepayments (together with any related payments of interest allocable to the period following the related Due Date for the Owned Subordinate Companion Loan), Liquidation Proceeds, Insurance and Condemnation Proceeds and other unscheduled recoveries received with respect to the Owned AB Whole Loan allocable to the Owned Subordinate Companion Loan in accordance with the terms of the related Intercreditor Agreement subsequent to the related Determination Date;

(c) all amounts in the Collection Account that are due or reimbursable to any person other than the Holders of the Class [LOAN-SPECIFIC] Notes;
(d) all Yield Maintenance Charges in respect of the Owned Subordinate Companion Loan;
(e) all amounts deposited in the Collection Account and, without duplication, the Loan-Specific Payment Account in respect of the Owned Subordinate Companion Loan in error; and any Penalty Charges allocable to the Owned Subordinate Companion Loan.
“[LOAN-SPECIFIC] Control Appraisal Period”:  The “Control Appraisal Period” identified in the [LOAN-SPECIFIC] Intercreditor Agreement; provided, however, a [LOAN-SPECIFIC] Control Appraisal Period shall not be deemed to have occurred in the event that the Subordinate Loan-Specific Directing Holder exercises a “Threshold Event Cure” on behalf of the “Controlling Noteholder” (each as defined therein) within thirty (30) days of a “Control Appraisal Period” occurring thereunder.
“[LOAN-SPECIFIC] Intercreditor Agreement”:  That certain Agreement Between Noteholders, dated as of [INTERCREDITOR AGREEMENT DATE], by and between the holder of the [LOAN-SPECIFIC] Owned Subordinate Companion Loan and the holder of the [LOAN-SPECIFIC] Mortgage Loan, relating to the relative rights of such holders of the [LOAN-SPECIFIC] AB Whole Loan, as the same may be further amended in accordance with the terms thereof.
“[LOAN-SPECIFIC] Interest Accrual Amount” with respect to any Payment Date and the Class [LOAN-SPECIFIC] Notes is equal to interest for the related Interest Accrual Period accrued at the Interest Rate for such Class on the Principal Balance for such Class immediately prior to that Payment Date.  Calculations of interest for each Interest Accrual Period will be made on an [Actual/360 Basis]. [CHANGE ACCRUAL CONVENTION AS NEEDED]
“[LOAN-SPECIFIC] Interest Payment Amount”:  With respect to the Class [LOAN-SPECIFIC] Notes for any Payment Date, an amount equal to sum of (i) the [LOAN-SPECIFIC] Interest Accrual Amount with respect to such Class for such Payment Date and (ii) the Defaulted Interest Amount, if any, with respect to such Class for such Payment Date.
“[LOAN-SPECIFIC] Majority Noteholder”:  The Noteholder(s) holding more than fifty percent (50%) of the Principal Balance of the Class [LOAN-SPECIFIC] Notes.  The name and contact information for the initial [LOAN-SPECIFIC] Majority Noteholder is set forth on Exhibit S hereto.
“[LOAN-SPECIFIC] Mortgage Loan”:  With respect to the [LOAN-SPECIFIC] AB Whole Loan, the senior interest that is included in the Collateral (identified as Mortgage Loan No. [__] on the Mortgage Loan Schedule), which is evidenced by the related promissory note [__], and is senior in right of payment to the [LOAN-SPECIFIC] Owned Subordinate Companion Loan to the extent set forth in the [LOAN-SPECIFIC] Intercreditor Agreement.

“[LOAN-SPECIFIC] Mortgage Notes”:  Either of the promissory notes evidencing the [LOAN-SPECIFIC] AB Whole Loan made by the related mortgagor and secured by the mortgage on the [LOAN-SPECIFIC] Mortgaged Property, as the context requires.
“[LOAN-SPECIFIC] Mortgaged Property”:  The Mortgaged Property that secures the [LOAN-SPECIFIC] AB Whole Loan.
“[LOAN-SPECIFIC] Interest Rate”:  With respect to any Payment Date, a per annum rate equal to a [fixed] rate of [_____]%.
“Loan-Specific Payment Account”:  With respect to any [LOAN-SPECIFIC] AB Whole Loan, the separate account created and maintained by the Note Administrator pursuant to Section 3.04(b) and held on behalf of the [LOAN-SPECIFIC] Owned Subordinate Companion Loan, which shall be entitled “[__________]”.  The Loan-Specific Payment Account shall be held by the Note Administrator on behalf of the [LOAN-SPECIFIC] Owned Subordinate Companion Loan.  Any such account shall be an Eligible Account.  Notwithstanding the foregoing, if the Master Servicer and the Note Administrator are the same entity, the Note Administrator may be the subaccount referenced in the second paragraph of Section 3.04(b).
“[LOAN-SPECIFIC] Principal Payment Amount”:  With respect to the Class [LOAN-SPECIFIC] Notes and any Payment Date, an amount equal to the sum of (a) the [LOAN-SPECIFIC] Principal Shortfall for such Payment Date and (b) the amount of principal distributable on such Payment Date in respect of the Owned Subordinate Companion Loan (i) in accordance with the related Intercreditor Agreement, or (ii) as a result of the sale of the Owned Subordinate Companion Loan in accordance with the terms hereof.
“[LOAN-SPECIFIC] Principal Shortfall”:  With respect to any Payment Date after the initial Payment Date and the Class [LOAN-SPECIFIC] Notes, the amount, if any, by which (a) the [LOAN-SPECIFIC] Principal Payment Amount for the preceding Payment Date exceeds (b) the aggregate amount actually distributed in respect of principal on the Class [LOAN-SPECIFIC] Notes for such preceding Payment Date.  The [LOAN-SPECIFIC] Principal Shortfall for the Class [LOAN-SPECIFIC] Notes for the initial Payment Date will be zero.
“[LOAN-SPECIFIC] Payment Account”:  With respect to the Owned Subordinate Companion Loan, the segregated account or accounts created and maintained as a separate account or accounts by the Note Administrator (on behalf of the Indenture Trustee) pursuant to Section 3.04(h) of this Agreement, which shall be entitled “[NOTE ADMINISTRATOR], as Note Administrator, for the benefit of [INDENTURE TRUSTEE], as Indenture Trustee, for the benefit of the holders of [TRANSACTION DESIGNATION], Commercial Mortgage-Backed Notes, [LOAN-SPECIFIC] Payment Account,” and which must be an Eligible Account or a subaccount of an Eligible Account.
“[LOAN-SPECIFIC] Owned Subordinate Companion Loan”:  The subordinate interest in the [LOAN-SPECIFIC] AB Whole Loan made by the related mortgagor and secured by the mortgage on the [LOAN-SPECIFIC] Mortgaged Property and designated as promissory note B, which is included in the Collateral, which is subordinate in right of payment to the [LOAN-SPECIFIC] Mortgage Loan to the extent set forth in the [LOAN-SPECIFIC]

Intercreditor Agreement, and which is evidenced by a separate Class of Notes, the Class [LOAN-SPECIFIC] Notes.
“Loss of Value Payment”:  As defined in Section 2.03(b) of this Agreement.
“Loss of Value Reserve Fund”:  As defined in Section 3.04(i) of this Agreement.  The Loss of Value Reserve Fund will be part of the Collateral.
“LTV Ratio”:  With respect to any Mortgage Loan, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of such Mortgage Loan, as of such date (assuming no defaults or prepayments on such Mortgage Loan prior to that date), and the denominator of which is the Appraised Value of the related Mortgaged Property.
“MAI”:  Member of the Appraisal Institute.
“Major Decision”:  As defined in Section 7.08(a).
“Majority”: With respect to any Class of Notes, the Holders of more than 50% of the Principal Balance or Notional Amount of the Notes of such Class.
“Master Servicer”:  With respect to each of the Mortgage Loans, [MASTER SERVICER], and its successors in interest and assigns, or any successor appointed as allowed herein.
“Maturity Date”:  With respect to any Mortgage Loan, Whole Loan, Owned AB Whole Loan, Companion Loan or Owned Subordinate Companion Loan, as of any date of determination, the date on which the last payment of principal is due and payable under the related Mortgage Note, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage Loan, Whole Loan, Owned AB Whole Loan, Companion Loan or Owned Subordinate Companion Loan by reason of default thereunder or (ii) any Grace Period permitted by the related Mortgage Note.
“Mediation Services Provider”: As defined in Section 2.03(m)(i).
“Membership Interests”: The limited liability company membership interests of the Issuer.
“Merger Notice”:  As defined in Section 7.03(b).
“Modification Fees”:  With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

“Mortgage”:  With respect to any Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, the mortgage(s), deed(s) of trust or other instrument(s) securing the related Mortgage Note and creating a first mortgage lien on the fee and/or leasehold interest in the related Mortgaged Property.
“Mortgage File”:  With respect to each Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, if applicable, but subject to Section 2.01, collectively the following documents:
(i) the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the indenture trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the indenture trustee);
(ii) the original or a certified copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;
(iii)       an original assignment of the Mortgage in favor of the indenture trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);
(iv)      the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;
(v)      an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the indenture trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);
(vi)      the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;
(vii)     originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan or the Owned Subordinate Companion Loan has been assumed or consolidated;

(viii)    the original or a copy of the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan and the Owned Subordinate Companion Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;
(ix)      any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;
(x)      an original assignment in favor of the indenture trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy of such assignment to be sent for filing);
(xi)       any intercreditor agreement relating to permitted debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;
(xii)      copies of any Loan Agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;
(xiii)     the original or copy of any ground lease, ground lessor estoppel, environmental insurance policy or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;
(xiv)     a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;
(xv)     a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the Issuer is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the Issuer, as the case may be;
(xvi)     a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;
(xvii)    a copy of any related mezzanine intercreditor agreement; and

(xviii)   a copy of all related environmental reports that were received by the mortgage loan seller.
provided, however, that (a) whenever the term “Mortgage File” is used to refer to documents held by the Custodian, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually received by the Custodian, (b) if there exists with respect to any Crossed Mortgage Loan Group only one original or certified copy of any document referred to in the definition of “Mortgage File” covering all of the Mortgage Loans in such Crossed Mortgage Loan Group, then the inclusion of such original or certified copy in the Mortgage File for any of the Mortgage Loans constituting such Crossed Mortgage Loan Group shall be deemed the inclusion of such original or certified copy in the Mortgage File for each such Mortgage Loan, (c) to the extent that this Agreement refers to a “Mortgage File” for a Companion Loan, such “Mortgage File” shall be construed to mean the Mortgage File for the related Mortgage Loan (except that references to the Mortgage Note for a Companion Loan otherwise described above shall be construed to instead refer to a photocopy of such Mortgage Note), (d) with respect to any Mortgage Loan that has a Serviced Companion Loan, the execution and/or recordation of any assignment of Mortgage, any separate assignment of Assignment of Leases and any assignment of any UCC Financing Statement in the name of the Indenture Trustee shall not be construed to limit the beneficial interest of the related Companion Holder(s) in such instrument and the benefits intended to be provided to them by such instrument, it being acknowledged that (i) the Indenture Trustee shall hold such record title for the benefit of the Issuer as the holder of the related Mortgage Loan and the related Companion Holder(s) collectively and (ii) any efforts undertaken by the Indenture Trustee, the Master Servicer, or the Special Servicer on its behalf to enforce or obtain the benefits of such instrument shall be construed to be so undertaken by Indenture Trustee, the Master Servicer or the Special Servicer for the benefit of the Issuer as the holder of the applicable Mortgage Loan and the related Companion Holder(s) collectively, and (e) in connection with any Non-Serviced Mortgage Loan, the preceding document delivery requirements will be met by the delivery by the applicable Mortgage Loan Seller of copies of the documents specified above (other than the Mortgage Note and intervening endorsements evidencing such Mortgage Loan, with respect to which the original shall be required) including a copy of the Mortgage securing the applicable Mortgage Loan and any assignments or other transfer documents referred to in clauses (iii), (v), (vi), (vii), (ix) and (x) above as being in favor of the Indenture Trustee shall instead be in favor of the applicable Non-Serviced Indenture Trustee and need only be in such form as was delivered to the applicable Non-Serviced Indenture Trustee or a custodian on its behalf.
“Mortgage Loan”:  Each of the mortgage loans (other than the Crossed Underlying Loans of a Crossed Mortgage Loan Group, it being understood that for the purposes of this Agreement each Crossed Mortgage Loan Group shall be treated as one Mortgage Loan) transferred and assigned to the Indenture Trustee pursuant to Section 2.01 and to be held by the Issuer.  As used herein, the term “Mortgage Loan” includes the related Mortgage Note, Mortgage and other documents contained in the related Mortgage File and any related agreements.
“Mortgage Loan Checklist”:  A list related to each Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date.

“Mortgage Loan Purchase Agreement”:  Each agreement between the Depositor and each Mortgage Loan Seller, relating to the transfer of all of such Mortgage Loan Seller’s right, title and interest in and to the related Mortgage Loans and Owned Subordinate Companion Loan, if applicable.
“Mortgage Loan Schedule”:  The list of Mortgage Loans and the Owned Subordinate Companion Loan transferred on the Closing Date to the Issuer, attached hereto as Exhibit B, which list sets forth the following information with respect to each Mortgage Loan and Owned Subordinate Companion Loan so transferred:
(i)        the loan identification number (as specified in Annex A‑1 to the Prospectus);
(ii) the Mortgagor’s name;
(iii)       the street address (including city, state, county and zip code) and name of the related Mortgaged Property;
(iv)       the Mortgage Rate in effect at origination;
(v) the Net Mortgage Rate in effect at the Cut‑off Date;
(vi)       the original principal balance;
(vii)      the Cut‑off Date Principal Balance;
(viii)     the (a) original term to stated maturity, (b) remaining term to stated maturity and (c) Maturity Date;
(ix)       the original and remaining amortization terms;
(x) the amount of the Periodic Payment due on the first Due Date following the Cut‑off Date;
(xi)       the applicable Servicing Fee Rate;
(xii)      whether the Mortgage Loan or Owned Subordinate Companion Loan is a 30/360 Mortgage Loan or an Actual/360 Mortgage Loan;
(xiii)     whether such Mortgage Loan or Owned Subordinate Companion Loan is secured by the related Mortgagor’s interest in a ground lease;
(xiv)     identifying any Mortgage Loans with which Mortgage Loan is cross‑defaulted or cross‑collateralized;
(xv)      the originator of the related Mortgage Loan or Owned Subordinate Companion Loan and the Mortgage Loan Seller;

(xvi)     whether the related Mortgage Loan or Owned Subordinate Companion Loan has a guarantor;
(xvii)    whether the related Mortgage Loan or Owned Subordinate Companion Loan is secured by a letter of credit;
(xviii)   amount of any reserve or escrowed funds that were deposited at origination and any ongoing periodic deposit requirements;
(xix)    number of grace days;
(xx)     whether a cash management agreement or lock‑box agreement is in place;
(xxi)    the general property type of the related Mortgaged Property;
(xxii)    whether the related Mortgage Loan or Owned Subordinate Companion Loan permits defeasance;
(xxiii)   the interest accrual period;
(xxiv)   Anticipated Repayment Date, if applicable;
(xxv)   the Revised Rate of such Mortgage Loan or Owned Subordinate Companion Loan, if any; and
(xxvi)  the number of units, rooms, pads or square feet with respect to each Mortgaged Property.
Such Mortgage Loan Schedule shall also set forth the aggregate of the amounts described under clause (vii) above for all of the Mortgage Loans.  Such list may be in the form of more than one list, collectively setting forth all of the information required.
“Mortgage Loan Seller”:  Each of (i) [3650 Real Estate Investment Trust 2 LLC], a [Delaware limited liability company], or its successor in interest and (ii) [ADDITIONAL LOAN SELLER(S)].
“Mortgage Note”:  The original executed note(s) evidencing the indebtedness of a Mortgagor under a Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, as the case may be, together with any rider, addendum or amendment thereto.
“Mortgage Rate”:  With respect to:  (i) any Mortgage Loan, related Serviced Pari Passu Companion Loan or Owned Subordinate Companion Loan on or prior to its Maturity Date, the annual rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan, related Serviced Pari Passu Companion Loan or Owned Subordinate Companion Loan from time to time in accordance with the related Mortgage Note and applicable law; or (ii) any Mortgage Loan, related Serviced Pari Passu Companion Loan or Owned Subordinate Companion Loan after its Maturity Date, the annual rate described in clause (i) above determined without regard to the passage of such Maturity Date.  For the avoidance of doubt, the Mortgage Rate of any ARD Loan shall not be construed to include the related Excess Rate.
“Mortgaged Property”:  The real property subject to the lien of a Mortgage.
“Mortgagor”:  The obligor or obligors on a Mortgage Note, including without limitation, any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.
“Net Investment Earnings”:  With respect to the Collection Accounts, the Servicing Accounts or the REO Account or Companion Payment Account for any period from any Payment Date to the immediately succeeding P&I Advance Date, the amount, if any, by which the aggregate of all interest and other income realized during such period on funds held in such accounts, exceeds the aggregate of all losses, if any, incurred during such period in connection with the investment of such funds in accordance with Section 3.06.
“Net Investment Loss”:  With respect to the Collection Account, the Servicing Accounts or the REO Account or Companion Payment Account for any period from any Payment Date to the immediately succeeding P&I Advance Date, the amount by which the aggregate of all losses, if any, incurred during such period in connection with the investment of funds held in such account in accordance with Section 3.06, exceeds the aggregate of all interest and other income realized during such period on such funds.
“Net Mortgage Rate”:  With respect to each Mortgage Loan (including a Non-Serviced Mortgage Loan), any REO Loan (other than the portion of an REO Loan related to any Companion Loan) or Owned Subordinate Companion Loan as of any date of determination, a rate per annum equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after its respective Anticipated Repayment Date), minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Interest Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan or Owned Subordinate Companion Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan or Owned Subordinate Companion Loan, whether agreed to by the Master Servicer or the Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the Mortgagor; provided, further, that for any Mortgage Loan that does not accrue interest on the basis of a 360‑day year consisting of twelve 30‑day months, then, solely for purposes of calculating Interest Rates, the Net Mortgage Rate of such Mortgage Loan or for any one‑month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360‑day year consisting of twelve 30‑day months in order to produce the aggregate amount of interest actually accrued in respect of such Mortgage Loan during such one‑month period at the related Net Mortgage Rate; provided, further, that, with respect to each Actual/360 Mortgage Loan, the Net Mortgage Rate for the one‑month period (A) preceding the Due Dates that occur in January and February in any year which is not a leap year or preceding the Due Date that occurs in February in any year which is a leap year (in either case, unless the related

Payment Date is the final Payment Date), will be determined exclusive of any Withheld Amounts, and (B) preceding the Due Date in March (or February, if the related Payment Date is the final Payment Date), will be determined inclusive of the amounts withheld in the immediately preceding January and February, if applicable.  With respect to any REO Loan, the Net Mortgage Rate shall be calculated as described above, determined as if the predecessor Mortgage Loan or Owned Subordinate Companion Loan had remained outstanding.
“Net Operating Income”:  With respect to any Mortgaged Property, for any Mortgagor’s fiscal year end, Net Operating Income will be calculated in accordance with the standard definition of “Net Operating Income” approved from time to time endorsed and put forth by the CREFC®.
“New Lease”:  Any lease of REO Property entered into at the direction of the Special Servicer on behalf of the Issuer, including any lease renewed, modified or extended on behalf of the Issuer, if the Issuer has the right to renegotiate the terms of such lease.
“Non‑Book Entry Notes”:  As defined in Section 6.02(c).
“Non-Reduced Notes”:  As of any date of determination, any Class of Notes (other than the Class [ARD] Notes or the [LOAN-SPECIFIC CLASS] Notes) then outstanding for which (a)(1) the initial Principal Balance of such Class of Notes minus (2) the sum (without duplication) of (x) the aggregate payments of principal (whether as principal prepayments or otherwise) previously distributed to the Holders of such Class of Notes and (y) any Appraisal Reduction Amounts and Notional Losses allocated to such Class of Notes to notionally reduce the Principal Balance of such Class as of such date of determination, is equal to or greater than (b) 25% of the remainder of (i) the initial Principal Balance of such Class of Notes less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Holders of that Class of Notes as of such date of determination.
“Nonrecoverable Advance”:  Any Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance.
“Nonrecoverable P&I Advance”:  Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Loan which, in the reasonable judgment of the Master Servicer or the Indenture Trustee, as applicable, will not be ultimately recoverable, together with any accrued and unpaid interest thereon at the Reimbursement Rate, from Late Collections or any other recovery on or in respect of such Mortgage Loan or REO Loan; provided, however, that the Special Servicer may, at its option (with respect to any Specially Serviced Mortgage Loan and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Holder), make a determination in accordance with the Servicing Standard, that any P&I Advance previously made or proposed to be made is a Nonrecoverable P&I Advance and shall deliver to the Master Servicer (and with respect to a Serviced Mortgage Loan, to any Other Servicer) and with respect to a Non‑Serviced Mortgage Loan, to the related Non‑Serviced Master Servicer and Non-Serviced Special Servicer), the Note Administrator, the Indenture Trustee, the Operating Advisor and the 17g‑5 Information Provider notice of such determination.  Any such determination may be conclusively relied upon by, but shall not be binding upon, the Master Servicer and the Indenture Trustee, provided, however, that the Special Servicer shall have no such obligation to make an affirmative determination that any P&I Advance is or would be recoverable and in the absence of a determination by the Special Servicer that such P&I Advance is or would be a Nonrecoverable P&I Advance, such decision shall remain with the Master Servicer or Indenture Trustee, as applicable.  If the Special Servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance is a Nonrecoverable P&I Advance, the Master Servicer and the Indenture Trustee shall have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance is a Nonrecoverable P&I Advance.  With respect to any Non-Serviced Whole Loan, if any Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in connection with a securitization of the related Non-Serviced Companion Loan determines that a P&I Advance with respect to the related Non-Serviced Companion Loan, if made, would be a Nonrecoverable P&I Advance, such determination shall not be binding on the Master Servicer and the Indenture Trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan.  Similarly, with respect to the related Non-Serviced Mortgage Loan, if the Master Servicer or the Special Servicer determines that any P&I Advance with respect to a related Non-Serviced Mortgage Loan, if made, would be a Nonrecoverable P&I Advance, such determination shall not be binding on the related Non-Serviced Master Servicer and related Non-Serviced Indenture Trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced Servicing Agreement provides otherwise).  In making such recoverability determination, the Master Servicer, Special Servicer or Indenture Trustee, as applicable, will be entitled (a) to consider (among other things) (i) the obligations of the Mortgagor under the terms of the related Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan as it may have been modified and (ii) the related Mortgaged Properties in their “as-is” or then‑current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer or in its good faith business judgment in the case of the Indenture Trustee, solely in its capacity as Indenture Trustee) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) to estimate and consider (among other things) future expenses, (c) to estimate and consider (consistent with the Servicing Standard in the case of the Master Servicer and the Special Servicer or in its good faith business judgment in the case of the Indenture Trustee, solely in its capacity as Indenture Trustee) (among other things) the timing of recoveries and (d) to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the Master Servicer, in light of the fact that related proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance.  In addition, any Person, in considering whether a P&I Advance is a Nonrecoverable Advance, will be entitled to give due regard to the existence of any outstanding Nonrecoverable Advance or Workout‑Delayed Reimbursement Amount with respect to other Mortgage Loans which, at the time of such consideration, the reimbursement of which is being deferred or delayed by the Master Servicer or the Indenture Trustee because there is insufficient principal available for such reimbursement, in light of the fact that proceeds on the related Mortgage Loan are a source of reimbursement not only for the P&I Advance under consideration, but also as a potential source of reimbursement of such Nonrecoverable Advance or Workout‑Delayed Reimbursement Amounts which are or may be being deferred or delayed.  In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and, consistent with the Servicing Standard, in the case of the Master Servicer or in its good faith business judgment in the case of the Indenture Trustee (solely in its capacity as Indenture Trustee), may obtain at the expense of the Issuer any reasonably required analysis, Appraisals or market value estimates or other information for making a recoverability determination.  Absent bad faith, the Master Servicer’s, Special Servicer’s or the Indenture Trustee’s determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Noteholders.  The determination by the Master Servicer, the Special Servicer or the Indenture Trustee, as applicable, that the Master Servicer or the Indenture Trustee, as applicable, has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer’s Certificate delivered by either the Special Servicer or the Master Servicer to the other and to the Indenture Trustee, the Note Administrator, the Directing Holder (but only prior to the occurrence of a Consultation Termination Event) (and, in the case of a Serviced Mortgage Loan, any Other Servicer), the Operating Advisor (but only in the case of the Special Servicer), the Depositor, or by the Indenture Trustee to the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor (and, in the case of a Serviced Mortgage Loan, any Other Servicer) and the Note Administrator.  The Officer’s Certificate shall set forth such determination of nonrecoverability and the considerations of the Master Servicer, the Special Servicer or the Indenture Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and any other information used by the Master Servicer, the Special Servicer or the Indenture Trustee, as applicable, to make such determination and shall include any existing Appraisal of the related Mortgage Loan, or the related Mortgaged Property).  The Indenture Trustee shall be entitled to conclusively rely on the Master Servicer’s or Special Servicer’s determination that a P&I Advance is or would be nonrecoverable, and the Master Servicer shall be entitled to conclusively rely on the Special Servicer’s determination that a P&I Advance is or would be nonrecoverable.  In the case of a cross‑collateralized Mortgage Loan (if any), such recoverability determination shall take into account the cross‑collateralization of the related cross‑collateralized Mortgage Loan.
“Nonrecoverable Servicing Advance”:  Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan (other than a Non‑Serviced Mortgage Loan), Whole Loan, REO Property or Owned AB Whole Loan which, in the reasonable judgment of the Master Servicer, the Special Servicer or the Indenture Trustee, as the case may be, will not be ultimately recoverable, together with any accrued and unpaid interest thereon, at the Reimbursement Rate, from Late Collections or any other recovery on or in respect of such Mortgage Loan, Whole Loan, REO Property or Owned AB Whole Loan.  In making such recoverability determination, such Person will be entitled (a) to consider (among other things) (i) the obligations of the Mortgagor under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified and (ii) the related Mortgaged Properties in their “as-is” or then current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer or in its good faith business judgment in the case of the Indenture Trustee, solely in its capacity as Indenture Trustee) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) to estimate and consider (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer or in its good faith business judgment in the case of the Indenture Trustee, solely in its capacity as Indenture Trustee) (among other things) future expenses and (c) to estimate and consider (among other things) the timing of recoveries.  In addition, any Person, in considering whether a Servicing Advance is a Nonrecoverable Servicing Advance, will be entitled to give due regard to the existence of any Nonrecoverable Advance or Workout‑Delayed Reimbursement Amounts with respect to other Mortgage Loans that, at the time of such consideration, the reimbursement of which is being deferred or delayed by the Master Servicer, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the Servicing Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout‑Delayed Reimbursement Amounts which are or may be being deferred or delayed.  In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and, consistent with the Servicing Standard, in the case of the Master Servicer, may obtain at the expense of the Issuer any reasonably required analysis, Appraisals or market value estimates or other information for making a recoverability determination.  The determination by the Master Servicer, the Special Servicer or the Indenture Trustee, as the case may be, that it has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer’s Certificate delivered by either of the Special Servicer or Master Servicer to the other and to the Indenture Trustee, the Note Administrator, the Directing Holder (but only prior to the occurrence of a Consultation Termination Event) (and in the case of a Serviced Mortgage Loan, any Other Servicer), the Operating Advisor (but only in the case of the Special Servicer) and the Depositor, or by the Indenture Trustee to the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Note Administrator (and in the case of a Serviced Mortgage Loan, any Other Servicer); provided, however, that the Special Servicer may, at its option and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Holder, make a determination in accordance with the Servicing Standard, that any Servicing Advance previously made or proposed to be made is a Nonrecoverable Servicing Advance and shall deliver to the Master Servicer (and with respect to a Serviced Mortgage Loan, to any Other Servicer), the Indenture Trustee, the Note Administrator and the 17g‑5 Information Provider notice of such determination.  Any such determination may be conclusively relied upon by, but shall not be binding upon, the Master Servicer, the Special Servicer and the Indenture Trustee, provided, however, that the Special Servicer shall have no such obligation to make an affirmative determination that any Servicing Advance is or would be recoverable and in the absence of a determination by the Special Servicer that such Servicing Advance is or would be a Nonrecoverable Servicing Advance, such decision shall remain with the Master Servicer or the Indenture Trustee, as applicable.  If the Special Servicer makes a determination that only a portion, and not all, of any previously made or proposed Servicing Advance is a Nonrecoverable Servicing Advance, the Master Servicer and the Indenture Trustee shall each have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed Servicing Advance is a Nonrecoverable Servicing Advance.  The Officer’s Certificate shall set forth such determination of nonrecoverability and the considerations of the Master Servicer, the Special Servicer or the Indenture Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, related income and expense statements, rent rolls, occupancy status and property inspections, and shall include any existing Appraisal with respect to the related

Mortgage Loan, Serviced Companion Loan or Owned Subordinate Companion Loan, as applicable, or related Mortgaged Property).  The Special Servicer shall promptly furnish any party required to make Servicing Advances hereunder with any information in its possession regarding the Specially Serviced Mortgage Loans and REO Properties as such party required to make Servicing Advances may reasonably request for purposes of making recoverability determinations.  The Indenture Trustee shall be entitled to conclusively rely on the Master Servicer’s or Special Servicer’s, as the case may be, determination that a Servicing Advance is or would be nonrecoverable, and the Master Servicer shall be entitled to conclusively rely on the Special Servicer’s determination that a Servicing Advance is or would be nonrecoverable.  Notwithstanding anything herein to the contrary, if the Special Servicer requests that the Master Servicer make a Servicing Advance, the Master Servicer may conclusively rely on such request as evidence that such advance is not a Nonrecoverable Servicing Advance; provided, however, the Special Servicer shall not be entitled to make such a request more frequently than once per calendar month with respect to Servicing Advances other than emergency advances (although such request may relate to more than one Servicing Advance).  In the case of a cross‑collateralized Mortgage Loan (if any), such recoverability determination shall take into account the cross‑collateralization of the related cross‑collateralized Mortgage Loan.  The determination as to the recoverability of any servicing advance previously made or proposed to be made in respect of a Non‑Serviced Whole Loan shall be made by the related Non‑Serviced Master Servicer, Non‑Serviced Special Servicer or Non‑Serviced Indenture Trustee, as the case may be, pursuant to the Non-Serviced Servicing Agreement.
“Non‑Registered Note”:  Unless and until registered under the Securities Act, any [LOAN-SPECIFIC], Class [INSERT NON-OFFERED CLASSES] or Class [ARD] Note.
“Non-Serviced Companion Loan”:  [The Non-Serviced Pari Passu Companion Loan.]
“Non-Serviced Depositor”:  The “Depositor” under a Non-Serviced Servicing Agreement.
“Non-Serviced Gain-on-Sale Proceeds”:  Any “gain-on-sale proceeds” received in respect of a Non-Serviced Mortgage Loan pursuant to the related Non-Serviced Servicing Agreement.
“Non-Serviced Intercreditor Agreement”:  The [NON-SERVICED WHOLE LOAN] Intercreditor Agreement.
“Non-Serviced Master Servicer”:  The “Master Servicer” under a Non-Serviced Servicing Agreement.
“Non-Serviced Mortgage Loan”:  The Non-Serviced Pari Passu Mortgage Loan.
“Non-Serviced Mortgaged Property”:  The [NON-SERVICED WHOLE LOAN] Mortgaged Property.
“Non-Serviced Operating Advisor”:  The “Operating Advisor” under a Non-Serviced Servicing Agreement.

“[NON-SERVICED PARI PASSU MORTGAGE LOAN PROPERTY] Mortgaged Property”:  The Mortgaged Property which secures the Non-Serviced Whole Loan.
“Non-Serviced Pari Passu Companion Loan”:  [The Non-Serviced Pari Passu Companion Loan.]
“Non-Serviced Paying Agent”:  The “Paying Agent” under a Non-Serviced Servicing Agreement.
“Non-Serviced Servicing Agreement”:  With respect to the Non-Serviced Whole Loan,  [DESCRIBE THE INDENTURE AND SERVICING AGREEMENT, POOLING AND SERVICING AGREEMENT OR SIMILAR AGREEMENT, UNDER WHICH EACH NON-SERVICED WHOLE LOAN WILL BE SERVICED].
“Non-Serviced Special Servicer”:  The “Special Servicer” under a Non-Serviced Servicing Agreement.
“Non-Serviced Trust”:  The “Trust” formed under a Non-Serviced Servicing Agreement.
“Non-Serviced Indenture Trustee”:  The “Indenture Trustee” under a Non-Serviced Servicing Agreement.
“Non-Serviced Whole Loan”:  The [NON-SERVICED WHOLE LOAN].
“Non-Serviced Whole Loan Controlling Holder”:  The “directing holder” or similarly defined party under a Non-Serviced Servicing Agreement.
“[NON-SERVICED WHOLE LOAN] Intercreditor Agreement”:  That certain Co-Lender Agreement, dated as of [DATE], by and between the holder of the [NON-SERVICED WHOLE LOAN] Pari Passu Companion Loan and the holder of the [NON-SERVICED WHOLE LOAN] Mortgage Loan, relating to the relative rights of such holders of the [NON-SERVICED WHOLE LOAN] Whole Loan, as the same may be further amended in accordance with the terms thereof.
“[NON-SERVICED WHOLE LOAN] Mortgage Loan”:  With respect to the [NON-SERVICED WHOLE LOAN] Whole Loan, the Mortgage Loan that is included as part of the collateral (identified as Mortgage Loan No. [__] on the Mortgage Loan Schedule), which is designated as promissory note A‑2, and is pari passu in right of payment with the [NON-SERVICED WHOLE LOAN] Pari Passu Companion Loan to the extent set forth in the [NON-SERVICED WHOLE LOAN] Intercreditor Agreement.
“[NON-SERVICED WHOLE LOAN] Mortgaged Property”:  The [NON-SERVICED PARI PASSU MORTGAGE LOAN PROPERTY] Mortgaged Property.
“[NON-SERVICED WHOLE LOAN] Pari Passu Companion Loan”:  With respect to the [NON-SERVICED WHOLE LOAN] Whole Loan, the Companion Loan evidenced by the related promissory note made by the related Mortgagor and secured by the Mortgage on the [NON-SERVICED PARI PASSU MORTGAGE LOAN PROPERTY] Mortgaged Property, which is not included as part of the Collateral and which is pari passu in right of payment to the [NON-SERVICED WHOLE LOAN] Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the [NON-SERVICED WHOLE LOAN] Intercreditor Agreement.
“[NON-SERVICED WHOLE LOAN] Whole Loan”:  The [NON-SERVICED WHOLE LOAN] Mortgage Loan, together with the [NON-SERVICED WHOLE LOAN] Pari Passu Companion Loan, each of which is secured by the same Mortgage on the [NON-SERVICED PARI PASSU MORTGAGE LOAN PROPERTY] Mortgaged Property.  References herein to the [NON-SERVICED WHOLE LOAN] Whole Loan shall be construed to refer to the aggregate indebtedness under the [NON-SERVICED WHOLE LOAN] Mortgage Loan and the [NON-SERVICED WHOLE LOAN] Pari Passu Companion Loan.
“Non-Specially Serviced Mortgage Loan”:  Any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan or Owned Subordinate Companion Loan that is not a Specially Serviced Mortgage Loan.
“Non‑U.S. Beneficial Ownership Certification”:  As defined in Section 6.03(f).
“Non-Waiving Successor”:  As defined in Section 3.23(l).
“Note”:  Any one of the Issuer’s Commercial Mortgage-Backed Notes, [SERIES DESIGNATION], as executed and delivered by the Note Registrar and authenticated and delivered hereunder by the Authenticating Agent.
“Note Administrator”:  [NOTE ADMINISTRATOR], in its capacity as note administrator, or if any successor note administrator is appointed thereto pursuant to Section 6.08 or any successor note administrator appointed hereunder.
“Note Administrator Fee”:  The fee to be paid to the Note Administrator as compensation for the Note Administrator’s activities under this Agreement; provided that the Note Administrator Fee includes the Indenture Trustee Fee, and the Note Administrator shall pay the Indenture Trustee Fee to the Indenture Trustee.
“Note Administrator Fee Rate”:  The Note Administrator Fee shall be equal to the product of the rate equal to [_____]% per annum and the Stated Principal Balance of the related Mortgage Loan (calculated in the same manner as interest is calculated on the related Mortgage Loan), REO Loan (other than the portion of an REO Loan related to any Companion Loan) or Owned Subordinate Companion Loan (calculated in the same manner as interest is calculated on the related Owned Subordinate Companion Loan) as of the preceding Payment Date.  The Note Administrator Fee includes the Indenture Trustee Fee.
“Note Administrator’s Website”:  The Note Administrator’s Internet website, which shall initially be located at [WEBSITE].
“Note Factor”:  With respect to any Class of Notes (other than the Class [ARD] Notes), as of any date of determination, a fraction, expressed as a decimal carried to at least eight (8) places, the numerator of which is the then related Principal Balance, and the denominator of which is the related Original Principal Balance.
“Note Owner”:  With respect to a Book‑Entry Note, the Person who is the beneficial owner of such Note as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.
“Note Register” and “Note Registrar”:  The register maintained and registrar appointed pursuant to Section 6.03(a).
“Noteholder” or “Holder”:  The Person in whose name a Note is registered in the Note Register; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to this Agreement, any Note registered in the name of or beneficially owned by the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Depositor, any Mortgage Loan Seller, a manager of a Mortgaged Property, a Mortgagor, a mezzanine lender for which an event has occurred that would permit acceleration or who has commenced foreclosure proceedings or any Affiliate of any of such Persons shall be deemed not to be outstanding, and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions shall not apply in the case of the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Depositor, any Mortgage Loan Seller or any Affiliate of any of such Persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities hereunder or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that [so long as there is no Servicer Termination Event with respect to the Master Servicer or the Special Servicer, the Master Servicer and the Special Servicer or such Affiliate of either shall be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities hereunder]; and provided, further, that such restrictions shall not apply to (i) the exercise of the Special Servicer’s, the Master Servicer’s or any Mortgage Loan Seller’s rights, if any, or any of their Affiliates as a member of the Subordinate Controlling Class or [(ii) any affiliate of the Depositor, the Master Servicer, the Special Servicer, the Indenture Trustee, or the Note Administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the Depositor, the Master Servicer, the Special Servicer, the Indenture Trustee, or the Note Administrator, as applicable.  The Indenture Trustee and the Note Administrator shall each be entitled to request and rely upon a certificate of the Master Servicer, the Special Servicer or the Depositor in determining whether a Note is registered in the name of an Affiliate of such Person.  All references herein to “Holders” or “Noteholders” shall reflect the rights of Note Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a “Holder” or “Noteholder” only the Person in whose name a Note is registered in the Note Register.

“Noteholder Quorum”:  In connection with any solicitation of votes in connection with the replacement of the Special Servicer pursuant to Section 8.01(d) (other than as a result of the replacement of the Special Servicer at the recommendation of the Operating Advisor), the Holders of Notes evidencing at least 75% of the aggregate Voting Rights (other than with respect to the termination of the Asset Representations Reviewer, taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Principal Balance of the Notes) of all Notes on an aggregate basis.
“Noteholder Repurchase Request”: As defined in Section 2.03(k).
“Notional Amount”: In the case of the Class [IO] Notes, the Class [IO] Notional Amount.
“Notional Losses”: On each Payment Date, immediately following the payments to be made to the Noteholders on that date, the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the indenture trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan or Subordinate Companion Loan) expected to be outstanding immediately following that Payment Date is less than (ii) the then aggregate Principal Balance of the notes after giving effect to payments of principal on that Payment Date, as calculated by the Note Administrator.
“NRSRO”:  Any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act, including the Rating Agencies.
“NRSRO Certification”:  A certification (a) substantially in the form of Exhibit P‑2 executed by a NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click‑through” confirmation on the 17g‑5 Information Provider’s Website, in either case in favor of the 17g‑5 Information Provider that states that such NRSRO is a Rating Agency under this Agreement or that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g‑5 of the Exchange Act, that such NRSRO has access to the 17g‑5 Information Provider’s website and that such NRSRO will keep such information confidential, except to the extent such information has been made available to the general public.
“OCC”:  Office of the Comptroller of the Currency.
“Offered Notes”:  The Class [INSERT OFFERED CLASSES] Notes.
“Officer’s Certificate”:  A certificate signed by a Servicing Officer of the Master Servicer or the Special Servicer or any Additional Servicer, as the case may be, or a Responsible Officer of the Indenture Trustee or Note Administrator, as the case may be.

“Offshore Transaction”:  Any “offshore transaction” as defined in Rule 902(h) of Regulation S.
“Operating Advisor”:  [OPERATING ADVISOR], and its successors in interest and assigns, or any successor operating advisor appointed as herein provided.
“Operating Advisor Annual Report”:  As defined in Section 3.26(c).
[“Operating Advisor Consultation Event”:  The occurrence of the aggregate Principal Balance of the [HORIZONTAL RESIDUAL INTEREST CLASSES] (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Principal Balances of such Classes) being reduced to less than 25% of the initial aggregate Principal Balance of the [HORIZONTAL RESIDUAL INTEREST CLASSES].]
“Operating Advisor Consulting Fee”:  A fee for each Major Decision on which the Operating Advisor has consulting obligations and performed its duties with respect to such Major Decision equal to $[_____] or such lesser amount as the related Mortgagor agrees to pay with respect to any Mortgage Loan (other than the Non-Serviced Mortgage Loan), payable pursuant to Section 3.05 of this Agreement; provided, however, that no such fee shall be payable unless specifically paid by the related Mortgagor as a separately identifiable fee; provided, further, that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, that the Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard (provided that the Master Servicer or the Special Servicer, as applicable, shall consult, on a non-binding basis, with the Operating Advisor prior to any such waiver or reduction).
“Operating Advisor Expenses”:  With respect to any Payment Date, an amount equal to any unreimbursed indemnification amounts or additional administrative expenses payable to the Operating Advisor pursuant to this Agreement (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).
“Operating Advisor Fee”:  With respect to each Mortgage Loan, REO Loan, Non-Serviced Mortgage Loan and Owned Subordinate Companion Loan (but not any Companion Loan), the fee payable to the Operating Advisor pursuant to Section 3.26(i).
“Operating Advisor Fee Rate”:  With respect to each Interest Accrual Period related to any applicable Payment Date, a per annum rate of [____]%.
“Operating Advisor Standard”:  The requirement that the Operating Advisor must act solely on behalf of the Issuer and in the best interest of, and for the benefit of, the Noteholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Noteholders and Companion Holders constituted a single lender), and not to any particular class of Noteholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying Mortgagors, any Sponsor, the Mortgage Loan

Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder, any Noteholder or any of their affiliates.
“Operating Advisor Termination Event”:  Any of the following events, whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:
(a) any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under this Agreement, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure is given to the Operating Advisor by any party to this Agreement or to the Operating Advisor, the Note Administrator and the Indenture Trustee by the holders of Notes having greater than 25% of the aggregate Voting Rights, provided that any such failure which is not curable within such thirty (30) day period, the Operating Advisor will have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure within the initial thirty (30) day period and has provided the Indenture Trustee and the Note Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;
(b) any failure by the Operating Advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of thirty (30) days;
(c) any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of thirty (30) days;
(d) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the operating advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;
(e) the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or
(f) the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

“Opinion of Counsel”:  A written opinion of counsel, who may, without limitation, be salaried counsel for the Depositor, the Issuer, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, acceptable in form and delivered to the Indenture Trustee and the Note Administrator, except that any opinion of counsel relating to the resignation of the Master Servicer, the Special Servicer or the Depositor pursuant to Section 7.05, must be an opinion of counsel who is in fact Independent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.
“Original Principal Balance”:  With respect to any Class of Notes, as applicable, the initial aggregate principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.
“Originator”:  [IDENTIFY EACH 20% ORIGINATOR OF THE SECURITIZATION THAT WILL BE REQUIRED TO SATISFY A PORTION OF THE RISK RETENTION REQUIREMENTS FOR THE SECURITIZATION].
“Other Depositor”:  Any depositor under an Other Servicing Agreement.
“Other Indenture Trustee”:  Any trustee under an Other Servicing Agreement.
“Other Note Administrator”:  Any note administrator under an Other Servicing Agreement.
 “Other Servicing Agreement”:  Any indenture and servicing agreement, pooling and servicing agreement, or similar agreement, governing an asset-backed securitization that includes any Serviced Companion Loan.
“Other Securitization”:  As defined in Section 12.06.
“Other Servicer”:  Any master servicer or special servicer, as applicable, under an Other Servicing Agreement.
 “Outstanding”: With respect to the Notes, as of any date of determination, all of the Notes or any Class of Notes, as the case may be, theretofore authenticated and delivered under this Indenture except:
(i) Notes theretofore canceled by the Note Registrar or delivered to the Note Registrar for cancellation;
(ii) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, unless proof satisfactory to the Note Administrator is presented that any such Notes are held by a Holder in due course; and
(iii) Notes alleged to have been mutilated, destroyed, lost or stolen for which replacement Notes have been issued as provided in Section 6.04;

The Indenture Trustee and the Note Administrator shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, except to the extent that a Trust Officer of the Indenture Trustee or Note Administrator, as applicable, has actual knowledge of any such affiliation.  Notes that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Note Administrator the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Issuer or any other obligor upon the Notes or any Affiliate of the Issuer or such other obligor.  The Note Administrator shall be entitled to rely on certificates from the Holder to determine any such pledges or affiliations.
“Owned AB Mortgage Loan”:  The [LOAN-SPECIFIC] Mortgage Loan.
“Owned AB Whole Loan”:  The [LOAN-SPECIFIC] AB Whole Loan.
“Owned Subordinate Companion Loan”:  The [LOAN-SPECIFIC] Subordinate Companion Loan.
“Ownership Interest”:  As to any Note, any ownership or security interest in such Note as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.
“P&I Advance”:  As to any Mortgage Loan or REO Loan (but not any related Companion Loan or Owned Subordinate Companion Loan), any advance made by the Master Servicer or the Indenture Trustee, as applicable, pursuant to Section 4.03 or Section 8.05.
“P&I Advance Date”:  The Business Day immediately prior to each Payment Date.
“P&I Advance Determination Date”:  With respect to any Payment Date, the close of business on the related Determination Date.
“Payment Accounts”:  Collectively, the Regular Payment Account, the Loan-Specific Payment Account and the Excess Interest Payment Account (and in each case any subaccount thereof), all of which may be subaccounts of a single Eligible Account.
“Payment Date”:  The [__] Business Day following each Determination Date, beginning in [DATE].  The initial Payment Date shall be [DATE].
“PCAOB”:  The Public Company Accounting Oversight Board.
“Penalty Charges”:  With respect to any Mortgage Loan (other than the Non-Serviced Mortgage Loan), Serviced Companion Loan or Owned Subordinate Companion Loan (or any successor REO Loan), any amounts actually collected thereon (or, in the case of a Serviced Companion Loan or Owned Subordinate Companion Loan (or any successor REO Loan thereto) that is part of a Serviced Whole Loan or Owned AB Whole Loan, as applicable, actually collected on such Serviced Whole Loan or Owned AB Whole Loan, as applicable, and allocated and paid on such Serviced Companion Loan or Owned Subordinate Companion Loan, as applicable (or any successor REO Loan) in accordance with the related Intercreditor Agreement)

that represent late payment charges or Default Interest, other than a Yield Maintenance Charge or any Excess Interest.
“Percentage Interest”:  As to any Note, equals the initial denomination of such note as of the Closing Date divided by the aggregate Original Principal Balance of the Notes of such Class.  For these purposes on any Determination Date, the “Denomination as of the Closing Date” of any Exchangeable Note or any Class [EXCH] Note received in an exchange will be determined as if such note was part of the related class on the Closing Date, the “Denomination as of the Closing Date” of any Exchangeable Note or any Class [EXCH] Note surrendered in an exchange will be determined as if such note was not part of the related class on the Closing Date and the Original Note Balance of the related class of Exchangeable Notes or Class [EXCH] Notes will be determined as if such class consisted only of the notes composing the class on that Determination Date and such notes had been outstanding as of the Closing Date.
“Performance Certification”:  As defined in Section 12.06.
“Performing Party”:  As defined in Section 12.12.
“Periodic Payment”:  With respect to any Mortgage Loan, the related Companion Loan or Owned Subordinate Companion Loan, the scheduled monthly payment of principal and/or interest (other than Excess Interest) on such Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, including any Balloon Payment, which is payable (as the terms of the applicable Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan may be changed or modified in connection with a bankruptcy or similar proceedings involving the related Mortgagor or by reason of a modification, extension, waiver or amendment granted or agreed to pursuant to the terms hereof) by a Mortgagor from time to time under the related Mortgage Note and applicable law, without regard to any acceleration of principal of such Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan by reason of default thereunder and without regard to any Excess Interest.
“Permitted Investments”:  Any one or more of the following obligations or securities (including obligations or securities of the Note Administrator, or managed by the Note Administrator or any Affiliate of the Note Administrator, if otherwise qualifying hereunder), regardless of whether issued by the Depositor, the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, or any of their respective Affiliates and having the required ratings, if any, provided for in this definition and which shall not be subject to liquidation prior to maturity:
(i) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, Fannie Mae or Freddie Mac, other than an unsecured senior debt obligation of Fannie Mae or Freddie Mac, shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then‑current rating assigned by each Rating Agency to any Note (or, insofar as there is then outstanding any class of Serviced Companion Loan Securities that are then rated by such rating agency, such class of securities) as evidenced in writing;
(ii) time deposits, unsecured certificates of deposit, or bankers’ acceptances that mature in one (1) year or less after the date of issuance and are issued or held by any depository institution or trust company (including the Indenture Trustee) incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities (A) in the case of such investments with maturities of thirty (30) days or less, the short‑term debt obligations of which are rated in the highest short‑term rating category by [RA1] or the long‑term debt obligations of which are rated at least “[__]” by [RA1], (B) in the case of such investments with maturities of three (3) months or less, but more than thirty (30) days, the short‑term obligations of which are rated in the highest short‑term rating category by [RA1] and the long‑term obligations of which are rated at least “[__]” by [RA1], (C) in the case of such investments with maturities of six (6) months or less, but more than three (3) months, the short‑term obligations of which are rated in the highest short‑term rating category by [RA1] and the long‑term obligations of which are rated at least “[__]” by [RA1], (D) in the case of such investments with maturities of more than six (6) months, the short‑term obligations of which are rated in the highest short‑term rating category by [RA1] and the long‑term obligations of which are rated “[__]” by [RA1] (or, in each case, if permitted by the related Mortgage Loan, if not rated by [RA1], otherwise acceptable to [RA1], as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Notes), (E) for short‑term debt obligations, a rating in the highest short‑term rating category by [RA2] and, in the case of such investments with a term in excess of thirty (30) days, the long-term debt obligations of which are rated at least “[__]” by [RA2], (F) for maturities of less than three (3) months, a short-term rating of “[__]” by [RA3] (if then rated by [RA3] and, if not so rated, by two other NRSROs (which may be [RA1] and [RA2])), (G) for maturities greater than three (3) months, a long-term rating of “[__]” by [RA3] (if then rated by [RA3] and, if not so rated, by two other NRSROs (which may be [RA1] and [RA2])) and (H) the commercial paper or other short‑ term debt obligations of such depository institution or trust company are rated in the highest rating categories of each Rating Agency or such other rating as would not result in the downgrading, withdrawal or qualification of the then‑current rating assigned by each Rating Agency to any Class of Notes (or, insofar as there is then outstanding any class of Serviced Companion Loan Securities that is then rated by such rating agency, such class of securities) as evidenced in writing;
(iii) repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of one year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (ii) above;

(iv) debt obligations bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which mature in one (1) year or less from the date of acquisition, which debt obligations are rated in the highest rating categories of each Rating Agency (in the case of [RA3], if then rated by [RA3] and, if not so rated, by two other NRSROs (which may be [RA1] and [RA2])), if the obligations mature within 60 days; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation and held in the accounts established hereunder to exceed 10% of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such accounts;
(v) commercial paper (including both non‑interest bearing discount obligations and interest bearing obligations) of any corporation or other entity organized under the laws of the United States or any state thereof payable on demand or on a specified date maturing in one (1) year or less from the date of acquisition thereof and which is rated in the highest rating category of each Rating Agency (in the case of [RA3], if then rated by [RA3] and, if not so rated, by two other NRSROs (which may be [RA1] and [RA2]));
(vi) money market funds, rated in the highest rating categories of each Rating Agency (if so rated by each such Rating Agency (and if not rated by any such Rating Agency, an equivalent rating (or higher) by at least two (2) NRSROs (which may include [RA2], [RA5], [RA3], [RA1] and/or [RA4]))), which may include the [FUND] if so qualified;
(vii) any other demand, money market or time deposit, obligation, security or investment, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (vi) above with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such demand, money market or time deposit, obligation, security or investment and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Notes pursuant to Section 3.25); and
(viii)      any other demand, money market or time deposit obligation, security or investment not listed in clauses (i) – (vi) above with respect to which a Rating Agency Confirmation has been obtained from each and every Rating Agency;
provided, however, that (a) it shall have a predetermined fixed dollar of principal due at maturity that cannot vary or change and (b) any such investment that provides for a variable rate of interest must have an interest rate that is tied to a single interest rate index plus a fixed spread, if any, and move proportionately with such index; and provided, further, however, that no such instrument shall be a Permitted Investment (a) if such instrument evidences principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity at the time of acquisition of greater than 120% of the yield to maturity at par of such underlying obligations or (b) if such instrument may be redeemed at a price below the purchase price; and provided, further, however, that Permitted Investments shall be treated as indebtedness for U.S. federal income tax purposes and such investment shall not cause the Issuer to fail to be treated as a Qualified REIT Subsidiary or other disregarded entity of a REIT.  Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par.
“Permitted Special Servicer/Affiliate Fees”:  Any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees and appraisal fees received or retained by the Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to any Mortgage Loan, the Owned Subordinate Companion Loan and Serviced Companion Loan (including any related REO Property) in accordance with this Agreement.
“Permitted Subsidiary”: Any one or more single purpose entities that are wholly-owned by the Issuer and are established exclusively for the purpose of taking title to mortgage, real estate or any Sensitive Asset in connection, in each case, with the exercise of remedies or otherwise.
“Person”:  Any individual, corporation, partnership, limited liability company, joint venture, association, joint‑stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Plan”:  As defined in Section 6.03(m).
“Preliminary Dispute Resolution Election Notice”: As defined in Section 2.03(l)(i).
“Prepayment Interest Excess”:  For any Payment Date and with respect to any Mortgage Loan or Serviced Whole Loan that was subject to a Principal Prepayment in full or in part during the related Collection Period, which Principal Prepayment was applied to such Mortgage Loan or Serviced Whole Loan, as applicable, after the related Due Date and prior to the following Determination Date, the amount of interest (net of the related Servicing Fees and any Excess Interest), to the extent collected from the related Mortgagor (without regard to any prepayment premium or Yield Maintenance Charge actually collected), that would have accrued at a rate per annum equal to the sum of (x) the related Net Mortgage Rate for such Mortgage Loan or Serviced Whole Loan, as applicable, and (y) the Note Administrator Fee Rate and Operating Advisor Fee Rate, on the amount of such Principal Prepayment from such Due Date to, but not including, the date of such prepayment (or any later date through which interest accrues).  Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage

Loans (other than the Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.
“Prepayment Interest Shortfall”:  For any Payment Date and with respect to any Mortgage Loan or Serviced Whole Loan that was subject to a Principal Prepayment in full or in part during the related Collection Period, which Principal Prepayment was applied to such Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement), as applicable, after the related Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a Due Date occurring after the related Determination Date, the related Due Date) and prior to the following Due Date, the amount of interest (net of the related Servicing Fees and any Excess Interest), to the extent not collected from the related Mortgagor (without regard to any prepayment premium or Yield Maintenance Charge actually collected), that would have accrued at a rate per annum equal to the sum of (x) the related Net Mortgage Rate for such Mortgage Loan or Serviced Whole Loan, as applicable and (y) the Note Administrator Fee Rate and the Operating Advisor Fee Rate, on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan or Serviced Whole Loan, as applicable, and ending on such following Due Date.  With respect to the AB Whole Loan, any Prepayment Interest Shortfall for any Payment Date shall be allocated first to the related AB Subordinate Companion Loan (and, with respect to the Owned Subordinate Companion Loan, correspondingly to the Class [LOAN SPECIFIC CLASS] Notes) and then to the related Mortgage Loan.  Shortfalls allocable to the Owned Subordinate Companion Loan as a result of Prepayment Interest Shortfalls not covered by Compensating Interest Payments shall be allocated to the [LOAN SPECIFIC CLASS] Notes.
“Primary Collateral”:  With respect to any Crossed Underlying Loan, that portion of the Mortgaged Property designated as directly securing such Crossed Underlying Loan and excluding any Mortgaged Property as to which the related lien may only be foreclosed upon by exercise of the cross‑collateralization provisions of such Crossed Underlying Loan.
“Primary Servicing Fee”:  The monthly fee payable by the Master Servicer solely from the Servicing Fee to each Initial Sub‑Servicer, which monthly fee accrues at the rate per annum specified as such in the Sub‑Servicing Agreement with such Initial Sub‑Servicer.
“Prime Rate”:  The “Prime Rate” as published in the “Money Rates” section of the New York City edition of The Wall Street Journal (or, if such section or publication is no longer available, such other comparable publication as determined by the Note Administrator in its reasonable discretion) as may be in effect from time to time, or, if the “Prime Rate” no longer exists, such other comparable rate (as determined by the Note Administrator in its reasonable discretion) as may be in effect from time to time.
“Principal Balance”:  With respect to any Class of Notes outstanding at any time, the aggregate principal balance (without giving effect to any Deferred Interest Amounts) of such class outstanding at the date of determination, plus, in the case of the Class [__] notes, any Class [__] Deferred Interest Amount. On each Payment Date, the Principal Balance of each class of notes will be reduced pursuant to Section 1.02(iii).

“Principal Payment Amount”:  With respect to any Payment Date and the Notes, an amount equal to the sum of the following amounts: (a) the Principal Shortfall for such Payment Date, (b) the Scheduled Principal Payment Amount for such Payment Date and (c) the Unscheduled Principal Payment Amount for such Payment Date; provided that the Principal Payment Amount for any Payment Date shall be reduced, to not less than zero, by the amount of any reimbursements of (A) Nonrecoverable Advances (including any servicing advance with respect to the Non-Serviced Mortgage Loan under the related Non-Serviced Servicing Agreement reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Payment Amount for such Payment Date and (B) Workout‑Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Payment Amount for such Payment Date (provided that, in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Payment Amount for the Payment Date related to the period in which such recovery occurs).
“Principal Prepayment”:  Any payment of principal made by the Mortgagor on a Mortgage Loan or Owned Subordinate Companion Loan that is received in advance of its scheduled Due Date as a result of such prepayment.
“Principal Shortfall”:  For any Payment Date after the initial Payment Date with respect to the Mortgage Loans, the amount, if any, by which (a) the related Principal Payment Amount for the preceding Payment Date, exceeds (b) the aggregate amount actually distributed on the preceding Payment Date in respect of such Principal Payment Amount.  The Principal Shortfall for the initial Payment Date will be zero.
“Priority of Payments”:  The meaning specified in Section 4.01(a).
“Privileged Communications”:  Any correspondence between the Directing Holder and the Special Servicer referred to in clause (i) of the definition of “Privileged Information”.
“Privileged Information”:  Any (i) correspondence between the Directing Holder and the Special Servicer related to any Specially Serviced Mortgage Loan or the exercise of the Directing Holder’s consent or consultation rights under this Agreement, (ii) strategically sensitive information that the Special Servicer has reasonably determined could compromise the Issuer’s position in any ongoing or future negotiations with the related Mortgagor or other interested party and (iii) information subject to attorney-client privilege.  Both the Master Servicer and the Special Servicer shall be entitled to rely on any identification of materials as “attorney-client privileged” without liability for any such reliance hereunder.
“Privileged Information Exception”:  With respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Note Administrator and the Indenture Trustee, as evidenced by an opinion of counsel (which will be an additional expense of the Issuer) delivered to each of the Master Servicer, the Special Servicer, the Directing Holder, the Operating Advisor, the Asset Representations Reviewer, the Note Administrator and the Indenture Trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.
“Privileged Person”:  The Depositor and its designees, the Initial Purchasers, the Underwriters, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, any Additional Servicer designated by the Master Servicer or the Special Servicer, the Directing Holder (but only prior to the occurrence of a Consultation Termination Event), the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, any Asset Representations Reviewer, any Companion Holder who provides an Investor Certification, any Person who provides the Note Administrator with an Investor Certification and any NRSRO (including any Rating Agency) that provides the Note Administrator with an NRSRO Certification, which Investor Certification and NRSRO Certification may be submitted electronically via the Note Administrator’s Website; provided that in no event may a Mortgagor, a manager of a Mortgaged Property, an affiliate, principal, partner, member, joint venture, limited partner, employee, representative, director, advisor or investor in any of the foregoing or an agent of any of the foregoing or a mezzanine lender for which an event has occurred that would permit acceleration or who has commenced foreclosure proceedings be considered a Privileged Person.  In determining whether any person is an Additional Servicer or an affiliate of the Operating Advisor, the Note Administrator may rely on direction by the Master Servicer, the Special Servicer, any Mortgage Loan Seller or the Operating Advisor, as the case may be.
“Proceeding”: Any suit in equity, action at law or other judicial or administrative proceeding.
“Prohibited Party”:  Any proposed Servicing Function Participant that is listed on the Depositor’s Do Not Hire List.
“Prohibited Prepayment”:  As defined in the definition of Compensating Interest Payments.
“Proposed Course of Action”:  As defined in Section 2.03(l).
“Proposed Course of Action Notice”:  As defined in Section 2.03(l).
“Prospectus”:  The Prospectus, dated [DATE].
“PTCE”:  Prohibited Transaction Class Exemption.

“Purchase Price”:  With respect to any Mortgage Loan or Owned Subordinate Companion Loan (or any related REO Loan) (including, to the extent required pursuant to the final paragraph hereof, any related Companion Loan) to be purchased pursuant to (A) Section 6 of the related Mortgage Loan Purchase Agreement by the related Mortgage Loan Seller, (B) Section 3.16, or (C) Section 10.01, a price, without duplication, equal to:
(i) the outstanding principal balance of such Mortgage Loan [or the related Owned Subordinate Companion Loan] (or any related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan))] as of the date of purchase; plus
(ii) all accrued and unpaid interest on the Mortgage Loan [or the related Owned Subordinate Companion Loan] (or any related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)), [at the related Mortgage Rate in effect from time to time] (excluding any portion of such interest that represents Default Interest or Excess Interest on the ARD Loan), to, but not including, the Due Date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase; plus
(iii) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional administrative expenses (except for Liquidation Fees) in respect of such Mortgage Loan or the related Owned Subordinate Companion Loan (or related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)), if any; plus
(iv) if such Mortgage Loan or Owned Subordinate Companion Loan (or related REO Loan) is being repurchased or substituted by the related Mortgage Loan Seller, pursuant to Section 6 of the applicable Mortgage Loan Purchase Agreement, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Note Administrator, Asset Representations Reviewer or the Indenture Trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional administrative expenses relating to such Mortgage Loan or the related Owned Subordinate Companion Loan (or related REO Loan); provided, however, that such out-of-pocket expenses shall not include expenses incurred by Noteholders or Note Owners in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in exercising such Noteholder’s or Note Owner’s, as applicable, rights under the dispute resolution mechanics pursuant to Section 2.03(k) hereof; plus
(v) Liquidation Fees, if any, payable with respect to such Mortgage Loan or Owned Subordinate Companion Loan (or related REO Loan) (which will not include any Liquidation Fees if such repurchase occurs prior to the expiration of the Extended Cure Period).
Solely with respect to any Serviced Whole Loan or Owned AB Whole Loan to be sold pursuant to Section 3.16(a)(iii), “Purchase Price” shall mean the amount calculated in accordance with the preceding sentence in respect of the related Whole Loan or Owned AB Whole Loan, including, for such purposes, the Mortgage Loan and the related Companion Loan or Owned Subordinate Companion Loan, as applicable.  With respect to any REO Property to be sold pursuant to Section 3.16(b), “Purchase Price” shall mean the amount calculated in accordance with the preceding sentence in respect of the related REO Loan (including any related Companion Loan or Owned Subordinate Companion Loan).  With respect to any sale pursuant to Section 3.16(a)(ii) or Section 3.16(e) or for purposes of calculating any Gain-on-Sale Proceeds, the “Purchase Price” shall be allocated between the related Mortgage Loan and Companion Loan or Owned Subordinate Companion Loan, as applicable, in accordance with, and shall be equal to the amount provided pursuant to, the provisions of the related Intercreditor Agreement.  Notwithstanding the foregoing, with respect to any repurchase pursuant to subclause (A) and subclause (C) hereof, the “Purchase Price” shall not include any amounts payable in respect of any related Companion Loan.
“Qualified Institutional Buyer”:  A “qualified institutional buyer” as defined in Rule 144A under the Act.
“Qualified Insurer”:  (i) With respect to any Mortgage Loan, Owned Subordinate Companion Loan, REO Loan or REO Property, an insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction with an insurance financial strength rating of at least:  (a) “[___]” by [RA1] (or, if not rated by [RA1], at least “[___]” by one other nationally recognized insurance rating organization (which may include [RA2] or [RA3])), (b) “[___]” by [RA2] (or, if not rated by [RA2], at least “[___]” by one other nationally recognized insurance rating organization (which may include [RA1] or [RA3]) and (c) “[___]” by [RA3] (or, if not rated by [RA3], at least an equivalent rating as that listed above by one other nationally recognized insurance rating organization (which may include [RA1] or [RA2])) and (ii) with respect to the fidelity bond and errors and omissions insurance policy required to be maintained pursuant to Section 3.07(c), except as otherwise permitted by Section 3.07(c), an insurance company that has a claims paying ability (or the obligations which are guaranteed or backed by a company having such claims paying ability) rated “[___]” by [RA1] and at least one of the following ratings: (a) “[___]” by [RA4], (b) “[___]” by [RA2], (c) “[___]” by A.M. Best Company, Inc. or, (d) “[___]” by [RA3], or, in the case of clauses (i) or (ii), any other insurer acceptable to the Rating Agencies, as evidenced by a Rating Agency Confirmation.
“Qualified REIT Subsidiary”: A corporation that, for U.S. federal tax purposes, is wholly-owned by a real estate investment trust within the meaning of Section 856(i)(2) of the Code.
“Qualified Replacement Special Servicer”:  A replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers contained in this Agreement, (ii) is not the Operating Advisor, the Asset Representations Reviewer or an Affiliate

of the Operating Advisor or the Asset Representations Reviewer, (iii) is not obligated to pay the Operating Advisor (x) any fees or otherwise compensate the Operating Advisor in respect of its obligations under this Agreement, and (y) for the appointment of the successor special servicer or the recommendation by the Operating Advisor for the replacement Special Servicer to become the Special Servicer, (iv) is not entitled to receive any compensation from the Operating Advisor other than compensation that is not material and is unrelated to the Operating Advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the Operating Advisor for its appointment as successor special servicer, in each case, unless such fee is expressly approved by 100% of the Noteholders, (vi) is not a special servicer that has been cited by [RA1] as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, (vii) currently has a special servicer rating of at least “[___]” from [RA2] and (viii) is not a special servicer that has been cited by [RA3] as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.
“Qualified Substitute Mortgage Loan”:  A substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a removed Mortgage Loan or Owned Subordinate Companion Loan that must, on the date of substitution:  (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan or Owned Subordinate Companion Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan or Owned Subordinate Companion Loan; (iii) have the same Due Date as and Grace Period no longer than that of the removed Mortgage Loan; (iv) accrue interest on the same basis as the removed Mortgage Loan or Owned Subordinate Companion Loan (for example, on the basis of a 360 day year consisting of twelve 30‑day months); (v) have a remaining term to stated maturity not greater than, and not more than two (2) years less than, the remaining term to stated maturity of the removed Mortgage Loan; (vi) have a then‑current loan-to-value ratio equal to or less than [the lesser of] the loan-to-value ratio for the removed Mortgage Loan or Owned Subordinate Companion Loan as of the Closing Date [and [__]%, in each case] using the “value” for the Mortgaged Property as determined using an Appraisal; (vii) comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and which will be delivered as a part of the related Mortgage File; (ix) have a then‑current debt service coverage ratio at least equal to [the greater of] the original debt service coverage ratio of the removed Mortgage Loan or Owned Subordinate Companion Loan as of the Closing Date [and [___]x]; (x)  not have a maturity date or an amortization period that extends to a date that is after the date two (2) years prior to the Stated Maturity Date; (xi) have comparable prepayment restrictions to those of the removed Mortgage Loan or Owned Subordinate Companion Loan; (xii) not be substituted for a removed Mortgage Loan or Owned Subordinate Companion Loan unless the Indenture Trustee and the Note Administrator have received Rating

Agency Confirmation from each Rating Agency (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable Mortgage Loan Seller); (xiii) have been approved, so long as a Control Termination Event has not occurred and is not continuing, by the Directing Holder; (xiv) prohibit defeasance within two (2) years of the Closing Date; (xv) not be substituted for a removed Mortgage Loan or Owned Subordinate Companion Loan if it would result in a Tax Event or the imposition of any tax on the Issuer other than a tax on income expressly permitted or contemplated to be imposed by the terms of this Agreement, as determined by an Opinion of Counsel; (xvi) have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related Servicing File; and (xvii) be current in the payment of all scheduled payments of principal and interest then due.  In the event that more than one mortgage loan is substituted for a removed Mortgage Loan or Owned Subordinate Companion Loan, then the amounts described in clause (i) shall be determined on the basis of aggregate Stated Principal Balances and each such proposed Qualified Substitute Mortgage Loan shall individually satisfy each of the requirements specified in clauses (ii) through (xviii); provided that the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided, further, that no individual Mortgage Rate (net of the Servicing Fee Rate, the Note Administrator Fee Rate and the Operating Advisor Fee Rate) shall be lower than the highest fixed Interest Rate of any class of Notes having a Principal Balance then outstanding.  When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan or Owned Subordinate Companion Loan, the applicable Mortgage Loan Seller shall certify that the Qualified Substitute Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Indenture Trustee, the Note Administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Holder.
“[RA1]”:  [RATING AGENCY 1], and its successors in interest.  If neither [RA1] nor any successor remains in existence, “[RA1]” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Indenture Trustee, the Note Administrator, the Master Servicer, the Directing Holder and the Special Servicer, and specific ratings of [RA1] herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.
“[RA2]”:  [RATING AGENCY 2], and its successors in interest.  If neither [RA2] nor any successor remains in existence, “[RA2]” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Indenture Trustee, the Note Administrator, the Master Servicer, the Directing Holder and the Special Servicer, and specific ratings of [RA2] herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.
“[RA3]”:  [RATING AGENCY 3], and its successors in interest.  If neither [RA3] nor any successor remains in existence, “[RA3]” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Indenture Trustee, the Note Administrator, the Master Servicer, the Directing Holder and the Special Servicer and specific ratings of [RA3] herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.
“[RA4]”:  [RATING AGENCY 4], and its successors in interest.  If neither [RA4] nor any successor remains in existence, “[RA4]” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Indenture Trustee, the Note Administrator, the Master Servicer, the Directing Holder and the Special Servicer and specific ratings of [RA4] herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.
“[RA5]”:  [RATING AGENCY 5], and its successors in interest.  If neither [RA5] nor any successor remains in existence, “[RA5]” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Indenture Trustee, the Note Administrator, the Master Servicer, the Directing Holder and the Special Servicer and specific ratings of [RA5] herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.
“RAC No‑Response Scenario”:  As defined in Section 3.25(a).
“RAC Requesting Party”:  As defined in Section 3.25(a).
“Rating Agency”:  Each of [RA1], [RA2] and [RA3] or their successors in interest.  If no such rating agency nor any successor thereof remains in existence, “Rating Agency” shall be deemed to refer to such nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Indenture Trustee, the Note Administrator, the Special Servicer and the Master Servicer, and specific ratings of [RA1], [RA2] and [RA3] herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.  [THE SPECIFIC NUMBER OF RATING AGENCIES MAY VARY FROM TRANSACTION TO TRANSACTION.]
“Rating Agency Confirmation”:  With respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then‑current rating assigned to any Class of Notes (if then rated by the Rating Agency); provided that a written waiver or other acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation from each Rating Agency with respect to such matter.
“Rating Agency Inquiry”:  As defined in Section 4.07(c).
“Rating Agency Q&A Forum and Document Request Tool”:  As defined in Section 4.07(c).
“Record Date”:  With respect to any Payment Date, the [last Business Day of the month immediately preceding the month in which Payment Date occurs].

“Redemption Date”: Any Payment Date specified for a redemption of the Notes pursuant to Section 10.01(g) hereof.
“Redemption Date Statement”: The meaning specified in Section 10.01(g) hereof.
“Redemption Price”: The Redemption Price of each Class of Notes on a Redemption Date will be calculated as follows:
Class [__] Notes.  The redemption price for the Class [__] Notes will be calculated on the related Determination Date and will equal the aggregate outstanding Principal Balance of the Class [__] Notes to be redeemed [(including the Deferred Interest Amount for such Class)], together with the Class [__] Interest Payment Amount (plus[, if Class [__] is the Senior Controlling Class,] any Class [__] Defaulted Interest Amount) due on the applicable Redemption Date;
[INTEREST-ONLY] Notes.  The redemption price for the [INTEREST-ONLY] Notes will be equal to the sum of the present value of each remaining related Interest-Only Note Monthly Payment, discounted monthly at a per annum rate of [__]% to the date of redemption;
[INSERT REDEMPTION PRICES FOR ADDITIONAL CLASSES OF NOTES]; and
Class [__] Notes.  The redemption price for the Class [__] Notes will be calculated on the related Determination Date and will equal the sum of all net proceeds from the sale of the Mortgage Loans and cash, if any, remaining after the redemption of the Notes (other than the Class [__] Notes) and payment of all other fees and expenses of the Issuer.
“Regular Payment Account”:  With respect to the Mortgage Loans, the segregated account or accounts created and maintained as a separate account or accounts by the Note Administrator (on behalf of the Indenture Trustee) pursuant to Section 3.04(b) of this Agreement, which shall be entitled “[NOTE ADMINISTRATOR], as Note Administrator, for the benefit of [INDENTURE TRUSTEE], as Indenture Trustee, for the benefit of the holders of [TRANSACTION DESIGNATION], Commercial Mortgage-Backed Notes, Payment Account,” and which must be an Eligible Account or a subaccount of an Eligible Account.
“Regulation AB”:  Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100‑229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.
“Regulation AB Companion Loan Securitization”:  As defined in Section 12.15(a).
“Regulation AB Servicing Officer”:  Any officer or employee of the Master Servicer or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans, Owned Subordinate Companion Loan or Companion Loans, or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s or employee’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Indenture Trustee and/or the Note Administrator by the Master Servicer or the Special Servicer, as applicable, as such list may from time to time be amended.
“Regulation D”:  Regulation D under the Act.
“Regulation S”:  Regulation S under the Act.
“Regulation S Book‑Entry Notes”:  The Non‑Registered Notes sold to institutions that are non-United States Securities Persons in Offshore Transactions in reliance on Regulation S and represented by one or more Book‑Entry Notes deposited with the Note Administrator as custodian for the Depository.
“Reimbursement Rate”:  The rate per annum applicable to the accrual of interest on Servicing Advances in accordance with Section 3.03(d) and P&I Advances in accordance with Section 4.03(d), which rate per annum shall equal the Prime Rate.
“REIT”: A “real estate investment trust” under the Code.
“Relevant Servicing Criteria”:  The Servicing Criteria applicable to a specific party, as set forth on Exhibit AA attached hereto.  For clarification purposes, multiple parties can have responsibility for the same Relevant Servicing Criteria.  With respect to a Servicing Function Participant engaged by the Indenture Trustee, the Note Administrator, the Master Servicer or the Special Servicer, the term “Relevant Servicing Criteria” may refer to a portion of the Relevant Servicing Criteria applicable to the Master Servicer, the Special Servicer, the Indenture Trustee and/or the Note Administrator.
“Remittance Date”:  The Business Day immediately preceding each Payment Date.
“Rents from Real Property”:  With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.
“REO Account”:  A segregated custodial account or accounts created and maintained by the Special Servicer pursuant to Section 3.14(b) on behalf of the Indenture Trustee for the benefit of the Noteholders and with respect to any Serviced Whole Loan or Holders of the Class [LOAN-SPECIFIC] Notes, as applicable, for the benefit of the related Serviced Companion Noteholder or Owned AB Whole Loan, which shall initially be entitled “[__________]”.  Any such account or accounts shall be an Eligible Account.
“REO Acquisition”:  The acquisition for federal income tax purposes of any REO Property pursuant to Section 3.09.
“REO Disposition”:  The sale or other disposition of the REO Property pursuant to Section 3.16.

“REO Extension”:  As defined in Section 3.14(a).
“REO Loan”:  Each of the Mortgage Loans (and, with respect to any Serviced Whole Loan or the Owned AB Whole Loan, the related Companion Loan or Owned Subordinate Companion Loan, as applicable), deemed for purposes hereof to be outstanding with respect to each REO Property.  Each REO Loan shall be deemed to be outstanding for so long as the applicable portion of the related REO Property (or beneficial interest therein, in the case of a Non‑Serviced Mortgage Loan) remains part of the Collateral and provides for Assumed Scheduled Payments on each Due Date therefor, and otherwise has the same terms and conditions as its predecessor Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, if applicable, including, without limitation, with respect to the calculation of the Mortgage Rate in effect from time to time (such terms and conditions to be applied without regard to the default on such predecessor Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, if applicable).  Each REO Loan shall be deemed to have an initial outstanding principal balance and Stated Principal Balance equal to the outstanding principal balance and Stated Principal Balance, respectively, of its predecessor Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, if applicable, as of the date of the related REO Acquisition.  All amounts due and owing in respect of the predecessor Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, if applicable, as of the date of the related REO Acquisition, including, without limitation, accrued and unpaid interest, shall continue to be due and owing in respect of a REO Loan.  All amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Note Administrator or the Indenture Trustee, as applicable, in respect of the predecessor Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, if applicable, as of the date of the related REO Acquisition, including, without limitation, any unpaid Special Servicing Fees and Servicing Fees, additional administrative expenses and any unreimbursed Advances, together with any interest accrued and payable to the Master Servicer or the Indenture Trustee, as applicable, in respect of such Advances in accordance with Section 3.03(d) or Section 4.03(d), shall continue to be payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Note Administrator or the Indenture Trustee, as applicable, in respect of an REO Loan.  In addition, Unliquidated Advances and Nonrecoverable Advances with respect to such REO Loan, in each case, that were paid from collections on the related Mortgage Loans and resulted in principal distributed to the Noteholders being reduced as a result of the first proviso in the definition of “Principal Payment Amount” shall be deemed outstanding until recovered.  Notwithstanding anything to the contrary, with respect to each Serviced Whole Loan or Owned AB Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to the related Serviced Pari Passu Companion Loan or Owned Subordinate Companion Loan, as applicable, will be available for amounts due to the Noteholders or to reimburse the Issuer, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan or Owned AB Whole Loan incurred with respect to such Serviced Whole Loan, in accordance with Section 3.05(a), or with respect to an AB Subordinate Companion Loan or Owned Subordinate Companion Loan, as set forth in the related Intercreditor Agreement.
“REO Property”:  A Mortgaged Property acquired by the Special Servicer on behalf of, and in the name of, the Indenture Trustee or a nominee thereof for the benefit of the

Noteholders (and the related Companion Holders, subject to the related Intercreditor Agreement, with respect to a Mortgaged Property securing a Serviced Whole Loan) to the extent set forth herein (and also including, if applicable, the Issuer’s beneficial interest in a Non‑Serviced Mortgaged Property acquired by the applicable Non‑Serviced Special Servicer on behalf of, and in the name of, the applicable Non‑Serviced Indenture Trustee or a nominee thereof for the benefit of the noteholders under the applicable Non-Serviced Servicing Agreement) through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan.  References herein to the Special Servicer acquiring, maintaining, managing, inspecting, insuring, selling or reporting or to Appraisal Reduction Amounts and Final Recovery Determinations with respect to an “REO Property”, shall not include the Issuer’s beneficial interest in a Non‑Serviced Mortgaged Property.  For the avoidance of doubt, REO Property, to the extent allocable to a Companion Loan, shall not be part of the Collateral.
“REO Revenues”:  All income, rents and profits derived from the ownership, operation or leasing of any REO Property.
“Reportable Event”:  As defined in Section 12.07.
“Reporting Requirements”:  As defined in Section 12.12.
“Reporting Servicer”:  The Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Operating Advisor, the Asset Representations Reviewer, the Custodian or any Servicing Function Participant engaged by such parties, as the case may be.
“Repurchase Request”:  As defined in Section 2.03(k).
“Repurchase Request Recipient”:  As defined in Section 2.02(g).
“Request for Release”:  A release signed by a Servicing Officer of the Master Servicer or the Special Servicer, as applicable, in the form of Exhibit E attached hereto.
“Requesting Holders”:  As defined in Section 4.05(b).
“Requesting Noteholder”: As defined in Section 2.03(l)(iii).
“Required [ORIGINATOR] Retention Amount”:  [INSERT PRINCIPAL BALANCE AND CLASSES OF NOTES BEING RETAINED BY [ORIGINATOR] IN PARTIAL SATISFACTION OF THE RISK RETENTION REQUIREMENTS][INCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]
“Required Sponsor Retention Amount”:  [INSERT PRINCIPAL BALANCE AND CLASSES OF NOTES BEING RETAINED BY THE SPONSOR (OR ITS AFFILIATE) IN SATISFACTION OR PARTIAL SATISFACTION OF THE RISK RETENTION REQUIREMENTS][INCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]

 “Required Third Party Purchaser Retention Amount”:  [INSERT PRINCIPAL BALANCE AND CLASSES OF NOTES BEING PURCHASED BY A THIRD PARTY PURCHASER IN SATISFACTION OR PARTIAL SATISFACTION OF THE RISK RETENTION REQUIREMENTS][INCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]
“Resolution Failure”:  As defined in Section 2.03(k)(i).
“Resolved”:  With respect to a Repurchase Request, (i) that the related Defect or Breach has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has paid the Loss of Value Payment, (v) a contractually binding agreement entered into between the Special Servicer, on behalf of the Issuer, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer part of the Collateral as a result of a sale or other disposition in accordance with this Agreement.
“Responsible Officer”:  When used with respect to (i) the Indenture Trustee, any officer of the Corporate Trust Office of the Indenture Trustee with direct responsibility for the administration of this Agreement and, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and (ii) the Note Administrator, any officer assigned to the Corporate Trust Services group with direct responsibility for the administration of this Agreement and, with respect to a particular matter, any other officer to whom a particular matter is referred by the Note Administrator because of such officer’s knowledge of and familiarity with the particular subject.
“Restricted Period”:  The 40‑day period prescribed by Regulation S commencing on the later of (a) the date upon which Notes are first offered to Persons other than the Initial Purchasers or Underwriters and any other distributor (as such term is defined in Regulation S) of the Notes and (b) the Closing Date.
“Retained Fee Rate”:  An amount equal to [_____]% per annum with respect to each Mortgage Loan.
“Retained Notes”: 100% of the Class [__] Notes
“Retaining Party”: The Person retaining the [Required Sponsor Retention Amount][Required [ORIGINATOR] Retention Amount][Required Third Party Purchaser Retention Amount] pursuant to the risk retention rules.
“Review Package”:  A Rating Agency Confirmation request and any supporting documentation delivered therewith.

“Revised Rate”:  With respect to any ARD Loan, the increased interest rate after the related Anticipated Repayment Date (in the absence of a default) for each applicable Mortgage Loan, as calculated and as set forth in the related Mortgage Loan.
“Risk Retention Affiliate” or “Risk Retention Affiliated”: An “affiliate of” or “affiliated with” as such terms are defined in 17 C.F.R. 246.2 of the risk retention rules.
[“Risk Retention Notes”: Individually and collectively the Class [__] Notes.]
“Rule 144A”:  Rule 144A under the Act.
“Rule 144A Book‑Entry Note”:  With respect to the Non‑Registered Notes offered and sold in reliance on Rule 144A, a single, permanent Book‑Entry Note, in definitive, fully registered form without interest coupons.
“Sale”: As defined in Section 5.17(a).
“Sale Proceeds”: All proceeds (including accrued interest) received with respect to sales of Mortgage Loans in accordance with this Agreement, such as sales in connection with the exercise of a purchase option by a mezzanine lender or sales in connection with a repurchase for a Breach or Defect, in each case net of any reasonable out-of-pocket expenses of the Indenture Trustee, the Note Administrator, or the Master Servicer in connection with any such sales.
“Sarbanes‑Oxley Act”:  The Sarbanes‑Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).
“Sarbanes‑Oxley Certification”:  As defined in Section 12.05(a).
“Scheduled Principal Payment Amount”:  With respect to any Payment Date and the Mortgage Loans, the aggregate of the principal portions of the following: (a) all Periodic Payments (excluding Balloon Payments) due in respect of such Mortgage Loans during or, if and to the extent not previously received or advanced pursuant to Section 4.03 in respect of a preceding Payment Date (and not previously distributed to Noteholders), prior to, the related Collection Period, and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent either (i) paid by the Mortgagor as of the Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a Grace Period ending after the related Determination Date, the related Due Date or last day of such Grace Period, as applicable, to the extent received by the Master Servicer as of the Business Day preceding the related P&I Advance Date) or (ii) advanced by the Master Servicer or the Indenture Trustee, as applicable, pursuant to Section 4.03 in respect of such Payment Date, and (b) all Balloon Payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a Grace Period ending after the related Determination Date, the related Due Date or last day of such Grace Period, as applicable, to the extent received by the Master Servicer as of the Business Day preceding the related P&I Advance Date), and to the extent not included in clause (a) above.

“Secure Data Room”:  The webpage, which shall initially be located within the Note Administrator’s Website (initially “[___]”), under the “Secure Data Room” tab on the page relating to this transaction.
“Secured Parties”:  Collectively, the Indenture Trustee, the Note Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer, each as their interests appear in this Agreement and the other applicable transaction documents.
“Securities Account”: The meaning specified in Section 8-501(a) of the UCC.
“Securities Account Control Agreement”: As defined in Section 2.01(n).
“Securities Act”:  The Securities Act of 1933, as it may be amended from time to time.
“Security Agreement”:  With respect to any Mortgage Loan or Owned Subordinate Companion Loan, any security agreement or equivalent instrument, whether contained in the related Mortgage or executed separately, creating in favor of the holder of such Mortgage a security interest in the personal property constituting security for repayment of such Mortgage Loan.
“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.
“Seller Related Parties”: Each Mortgage Loan Seller and its Affiliates (other than the Issuer).
“Senior Controlling Class”: The Class [MOST SENIOR CLASS OF NOTES] notes, so long as any Class [MOST SENIOR CLASS OF NOTES] notes are outstanding, and then the Class [NEXT MOST SENIOR CLASS OF NOTES] notes, so long as any Class [NEXT MOST SENIOR CLASS OF NOTES] notes are outstanding.
“Senior Note”:  Any Class [INSERT SENIOR CLASSES] Note.
“Sensitive Asset”: means (i) a Mortgage Loan, or a portion thereof, or (ii) a real property or other interest (including an interest in real property) resulting from the conversion, exchange, other modification or exercise of remedies with respect to a Mortgage Loan or portion thereof, in either case, which the Master Servicer has determined, based on the advice of nationally recognized counsel (independent of the Master Servicer) could give rise to a material liability of the Issuer (including liability for taxes) if held directly by the Issuer.
“Serviced AB Whole Loan”:  The [________] Whole Loans.
“Serviced Companion Loan”:  Each of (a) the [SERVICED WHOLE LOAN] Companion Loan, (b) [the [__________] Companion Loan and (c)] any AB Subordinate Companion Loan related to a Serviced AB Whole Loan, as applicable.

“Serviced Companion Loan Securities”:  Any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan.
“Serviced Companion Noteholder”:  Each of the holders of (a) the [SERVICED WHOLE LOAN] Companion Loan, (b) [the [__________] Companion Loan and (c)] any AB Subordinate Companion Loan related to a Serviced AB Whole Loan, as applicable.
“Serviced Mortgage Loan”:  Each of (a) the [SERVICED WHOLE LOAN] Mortgage Loan[ and (b) [__________] Mortgage Loan, as applicable].
“Serviced Pari Passu Companion Loan”:  Each of (a) the [SERVICED WHOLE LOAN] Pari Passu Companion Loan [and (b) the [__________] Pari Passu Companion Loan].
“Serviced Pari Passu Mortgage Loan”:  Each of (a) [SERVICED WHOLE LOAN] Mortgage Loan[ and (b) the [__________] Mortgage Loan].
“Serviced Pari Passu Whole Loan”:  Each of (a) [SERVICED WHOLE LOAN] Whole Loan [and (b) the [__________] Whole Loan].
“Serviced REO Loan”:  Any REO Loan that is serviced by the Special Servicer pursuant to this Agreement.
 “Serviced REO Property”:  Any REO Property that is serviced by the Special Servicer pursuant to this Agreement.
“Serviced Securitized Companion Loan”:  Any Companion Loan that is a component of a Serviced Whole Loan, if and for so long as each such Companion Loan is included in a Regulation AB Companion Loan Securitization.
“Serviced Whole Loan”:  Each of (a) the [SERVICED WHOLE LOAN] Whole Loan [and (b) the [__________] Whole Loan, as applicable].
“[SERVICED WHOLE LOAN] Whole Loan”:  The Serviced Pari Passu Mortgage Loan, together with the Serviced Pari Passu Companion Loan, each of which is secured by the same Mortgage on the [SERVICED WHOLE LOAN] Mortgaged Property.  References herein to the Serviced Whole Loan shall be construed to refer to the aggregate indebtedness under the Serviced Pari Passu Mortgage Loan and the Serviced Pari Passu Companion Loan.
“Serviced Whole Loan Controlling Holder”:  The “Controlling Noteholder” or similar term identified in the Intercreditor Agreement related to a Serviced Whole Loan.
“[SERVICED WHOLE LOAN] Intercreditor Agreement”:  That certain Co-Lender Agreement, dated as of [DATE], by and between the holder of the [SERVICED WHOLE LOAN] Pari Passu Companion Loan and the holder of the [SERVICED WHOLE LOAN] Mortgage Loan, relating to the relative rights of such holders of the Serviced Whole Loan, as the same may be further amended in accordance with the terms thereof.

“[SERVICED WHOLE LOAN] Mortgage Loan”:  With respect to the [SERVICED WHOLE LOAN] Whole Loan, the Mortgage Loan that is included as part of the Collateral (identified as Mortgage Loan No. [__] on the Mortgage Loan Schedule), which is designated as promissory note A-1, and is pari passu in right of payment with the [SERVICED WHOLE LOAN] Pari Passu Companion Loan to the extent set forth in the Serviced Intercreditor Agreement.
“[SERVICED WHOLE LOAN] Mortgaged Property”:  The Mortgaged Property which secures the Serviced Whole Loan.
“[SERVICED WHOLE LOAN] Pari Passu Companion Loan”:  With respect to the [SERVICED WHOLE LOAN] Whole Loan, the Companion Loan evidenced by the related promissory note made by the related Mortgagor and secured by the Mortgage on the [SERVICED WHOLE LOAN] Mortgaged Property, which is not included as part of the Collateral and which is pari passu in right of payment to the [SERVICED WHOLE LOAN] Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the [SERVICED WHOLE LOAN] Intercreditor Agreement.
“Serviced Whole Loan Remittance Date”:  With respect to any Serviced Companion Loan, the earlier of (A) two (2) Business Days prior to the related payment date for each Other Securitization that includes such Serviced Companion Loan or (B) the fifteenth (15th) day of each calendar month (or, if the fifteenth (15th) calendar day of that month is not a Business Day, then the Business Day immediately succeeding such fifteenth (15th) calendar day), or such earlier date as required by the related Intercreditor Agreement; provided, however, such Serviced Whole Loan Remittance Date shall not be earlier than two (2) Business Days following the date the Master Servicer receives the related Periodic Payment with respect to such Serviced Whole Loan.
“Servicer Termination Event”:  One or more of the events described in Section 8.01(a).
“Servicing Account”:  The account or accounts created and maintained pursuant to Section 3.03(a).
“Servicing Advances”:  All customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and expenses and fees of real estate brokers) incurred by the Master Servicer, the Special Servicer, Note Administrator, or the Indenture Trustee, as applicable, in connection with the servicing and administering of (a) a Mortgage Loan (and in the case of a Serviced Mortgage Loan or the Owned AB Mortgage Loan, the related Serviced Companion Loan or Owned Subordinate Companion Loan, as applicable), other than a Non‑Serviced Mortgage Loan, in respect of which a default, delinquency or other unanticipated event has occurred or as to which a default is reasonably foreseeable or (b) an REO Property, including, in the case of each of such clause (a) and clause (b), but not limited to, (x) the cost of (i) compliance with the Master Servicer’s obligations set forth in Section 3.03(c), (ii) the preservation, restoration and protection of a Mortgaged Property, (iii) obtaining any Insurance and Condemnation Proceeds or any Liquidation Proceeds of the nature described in clauses (i) – (vi) of the definition of “Liquidation Proceeds,” (iv) any enforcement or judicial proceedings with respect to a Mortgaged Property, including foreclosures and (v) the operation, leasing, management, maintenance and liquidation of any REO Property and (y) any amount specifically designated herein to be paid as a “Servicing Advance”.  Notwithstanding anything to the contrary, “Servicing Advances” shall not include allocable overhead of the Master Servicer or the Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property.  None of the Master Servicer, the Special Servicer or the Indenture Trustee shall make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Companion Loan or Owned Subordinate Companion Loan under the related Intercreditor Agreement or this Agreement.
“Servicing Criteria”:  The criteria set forth in paragraph (d) of Item 1122 of Regulation AB as such may be amended from time to time and which as of the Closing Date are listed on Exhibit AA hereto.
“Servicing Fee”:  With respect to each Mortgage Loan (including the Non-Serviced Mortgage Loan), Serviced Companion Loan, Owned Subordinate Companion Loan and any REO Loan, the fee payable to the Master Servicer pursuant to the first paragraph of Section 3.11(a).
“Servicing Fee Rate”:  With respect to each Mortgage Loan, Owned Subordinate Companion Loan and REO Loan, a per annum rate equal to the rate set forth on the Mortgage Loan Schedule under the heading “Servicing Fee Rate”, in each case computed on the basis of the Stated Principal Balance of the related Mortgage Loan, Owned Subordinate Companion Loan or REO Loan in the same manner in which interest is calculated in respect of such loans.  With respect to (a) the [NON-SERVICED WHOLE LOAN] Pari Passu Companion Loan and (b) the [SERVICED WHOLE LOAN] Pari Passu Companion Loan, the “Servicing Fee Rate” shall be a per annum rate equal to [_____]%.
“Servicing File”:  A photocopy of all items required to be included in the Mortgage File, together with each of the following, to the extent such items were actually delivered to the related Mortgage Loan Seller, with respect to a Mortgage Loan and Owned Subordinate Companion Loan and (to the extent that the identified documents existed on or before the Closing Date and the applicable reference to Servicing File relates to any period after the Closing Date) delivered by the related Mortgage Loan Seller, to the Master Servicer:  (i) a copy of any engineering reports or property condition reports; (ii) other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll and, for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non‑disturbance agreements delivered to the related Mortgage Loan Seller; (iii) copies of related financial statements or operating statements; (iv) all legal opinions (excluding attorney‑client communications between the related Mortgage Loan Seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), Mortgagor’s certificates and certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies, if any, delivered in connection with the closing of the related Mortgage Loan; (v) a copy of the Appraisal for the related Mortgaged Property(ies); (vi) the documents that were delivered by or on behalf of the Mortgagor, which documents were required to be delivered in connection with the closing of the related Mortgage Loan; (vii) for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease; and (viii) a copy of all environmental reports that were received by the applicable Mortgage Loan Seller, relating to the relevant Mortgaged Property.
“Servicing Function Participant”:  Any Additional Servicer, Sub‑Servicer, Subcontractor or any other Person, other than the Master Servicer, the Special Servicer, the Indenture Trustee, the Operating Advisor, the Asset Representations Reviewer and the Note Administrator, that is performing activities that address the Servicing Criteria, unless (i) such Person’s activities relate only to 5% or less of the Mortgage Loans by unpaid principal balance as of any date of determination in accordance with Article XII or (ii) the Depositor reasonably determines that a Master Servicer or the Special Servicer may, for the purposes of the Exchange Act reporting requirements pursuant to applicable Commission guidance, take responsibility for the assessment of compliance with the Servicing Criteria of such Person.  The Servicing Function Participants as of the Closing Date are listed on Exhibit GG hereto.  Exhibit GG shall be updated and provided to the Depositor and the Note Administrator in accordance with Section 12.10(c).
“Servicing Officer”:  Any officer and/or employee of the Master Servicer, the Special Servicer or any Additional Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans, Serviced Companion Loans or Owned Subordinate Companion Loan, whose name and specimen signature appear on a list of servicing officers furnished by the Master Servicer, the Special Servicer or any Additional Servicer to the Note Administrator, the Indenture Trustee, the Operating Advisor and the Depositor on the Closing Date as such list may be amended from time to time thereafter.
“Servicing Standard”:  As defined in Section 3.01(a).
“Servicing Transfer Event”:  With respect to any Mortgage Loan (other than a Non‑Serviced Mortgage Loan), related Companion Loan or Owned Subordinate Companion Loan, the occurrence of any of the following events:
(i) with respect to a Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan that is not a Balloon Mortgage Loan, (a) a payment default shall have occurred at its original Maturity Date, or (b) if the original Maturity Date of such Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan has been extended as provided herein, a payment default shall have occurred at such extended Maturity Date; or
(ii) with respect to each Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan that is a Balloon Mortgage Loan, the Balloon Payment is delinquent and the related Mortgagor has not provided the Special Servicer, within [sixty (60)] days after the related Maturity Date, with a written and fully executed (subject only to customary final closing conditions) written commitment for refinancing, from an acceptable lender, reasonably satisfactory in form and substance to the Special Servicer (and the Special Servicer shall promptly forward such commitment to the Master Servicer), which provides that such refinancing will occur within [one hundred‑twenty (120)] days of such related Maturity Date, provided that the Mortgage Loan and any related Companion Loan or Owned Subordinate Companion Loan, as applicable, will become a Specially Serviced Mortgage Loan immediately if the related Mortgagor fails to diligently pursue such financing or to pay any Assumed Scheduled Payment on the related Due Date (subject to any applicable Grace Period) at any time before the refinancing or, if such refinancing does not occur, the related Mortgage Loan and any related Companion Loan or Owned Subordinate Companion Loan, as applicable, will become a Specially Serviced Mortgage Loan at the end of such [120‑day] period (or for such shorter period beyond the date on which that Balloon Payment was due within which the refinancing is scheduled to occur pursuant to the commitment for refinancing or on which such commitment terminates); or
(iii) any Periodic Payment is more than [sixty (60)] days delinquent (unless, in the case of a Mortgage Loan with mezzanine debt, prior to such Periodic Payment becoming more than [sixty (60)] days delinquent the holders of the related Companion Loan, the related Subordinate Loan-Specific Directing Holder or the holders of related mezzanine debt, as applicable, cures such delinquency, subject to the terms and provisions of the related Intercreditor Agreement); or
(iv) the Master Servicer makes a judgment, or receives from the Special Servicer a written determination of the Special Servicer (with the consent, prior to the occurrence and continuance of any Control Termination Event, of the Directing Holder, in the case of the Special Servicer), that a payment default is imminent or reasonably foreseeable and is not likely to be cured by the related Mortgagor within [sixty (60)] days; or
(v) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding‑up or liquidation of its affairs, is entered against the related Mortgagor; provided that if such decree or order is discharged or stayed within sixty (60) days of being entered, or if, as to a bankruptcy, the automatic stay is lifted within sixty (60) days of a filing for relief or the case is dismissed, upon such discharge, stay, lifting or dismissal such Mortgage Loan (and any related Companion Loan or Owned Subordinate Companion Loan, as applicable), shall no longer be a Specially Serviced Mortgage Loan (and no Special Servicing Fees, Workout Fees or Liquidation Fees will be payable with respect thereto and any such fees actually paid shall be reimbursed to the Issuer by the Special Servicer); or
(vi) the related Mortgagor shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt,

marshaling of assets and liabilities or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or
(vii) the related Mortgagor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or
(viii)      a default of which the Master Servicer or the Special Servicer, as applicable, has notice (other than a failure by such Mortgagor to pay principal or interest) and which the Master Servicer or Special Servicer (in the case of the Special Servicer, prior to the occurrence and continuance of any Control Termination Event, with the consent of the Directing Holder) determines in its good faith reasonable judgment may materially and adversely affect the interests of the Noteholders (including, with respect to the Owned AB Whole Loan, the Holders of the [LOAN SPECIFIC CLASS] Notes) (and, with respect to any Serviced Whole Loan, the interests of the related Serviced Companion Noteholder), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans or Owned Subordinate Companion Loan, as the case may be), if applicable, has occurred and remained unremedied for the applicable Grace Period specified in the related Mortgage Loan or related Companion Loan or Owned Subordinate Companion Loan documents, other than the failure to maintain terrorism insurance if such failure constitutes an Acceptable Insurance Default (or if no Grace Period is specified for those defaults which are capable of cure, sixty (60) days); or
(ix) the Master Servicer or Special Servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the related Mortgaged Property; or
(x)         the Master Servicer or Special Servicer (in the case of the Special Servicer, prior to the occurrence and continuance of any Control Termination Event, with the consent of the Directing Holder) determines that (i) a payment default (other than as described in clause (iv) above) under a Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable,  (ii)such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan and related Companion Loan or Owned Subordinate Companion Loan (if any) or otherwise materially adversely affect the interests of Noteholders (including, with respect to the Owned AB Whole Loan, the Holders of the [LOAN SPECIFIC CLASS] Notes) (and, with respect to any Serviced Whole Loan, the interests of the related Serviced Companion Noteholder), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans or Owned Subordinate Companion Loan, as the case may be), and (iii) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, as applicable, or, if no cure period is specified and the default is capable of being cured, for [thirty (30)] days (provided that such [30‑day] grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan, as applicable; provided that any determination that a Servicing Transfer Event has occurred under this clause (x) with respect to any Mortgage Loan, related Companion Loan or Owned Subordinate Companion Loan, as applicable, solely by reason of the failure (or imminent failure) of the related Mortgagor to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the Special Servicer (prior to the occurrence and continuance of any Control Termination Event, with the consent of the Directing Holder);
provided that any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is cross‑collateralized with a Specially Serviced Mortgage Loan shall be a Specially Serviced Mortgage Loan so long as such Mortgage Loan is cross‑collateralized with a Specially Serviced Mortgage Loan.  If any Serviced Companion Loan or Owned Subordinate Companion Loan becomes a Specially Serviced Mortgage Loan, the related Serviced Mortgage Loan or related Owned AB Mortgage Loan, as applicable, shall also become a Specially Serviced Mortgage Loan.  If any Serviced Mortgage Loan or Owned AB Mortgage Loan becomes a Specially Serviced Mortgage Loan, the related Serviced Companion Loan or Owned Subordinate Companion Loan, as applicable, shall also become a Specially Serviced Mortgage Loan.  With respect to a Non‑Serviced Mortgage Loan, the occurrence of a “Servicing Transfer Event” shall be as defined in the Non-Serviced Servicing Agreement.
“Significant Obligor”:  As defined in Section 12.15(g).
“Similar Law”:  As defined in Section 6.03(m).
“Special Notice”:  As defined in Section 6.06.
“Special Servicer”:  With respect to each of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans or the Owned Subordinate Companion Loan (if any), [SPECIAL SERVICER], and its successors in interest and assigns, or any successor special servicer appointed as herein provided.
“Special Servicing Fee”:  With respect to each Specially Serviced Mortgage Loan and REO Loan (other than a Non‑Serviced Mortgage Loan), the fee payable to the Special Servicer pursuant to Section 3.11(b).
“Special Servicing Fee Rate”:  With respect to each Specially Serviced Mortgage Loan and each REO Loan on a loan‑by‑loan basis (other than a Non-Serviced Mortgage Loan), (a) [___]% per annum computed on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan), Companion Loan and the Owned Subordinate Companion Loan, as applicable, in the same manner as interest is calculated on the Specially Serviced Mortgage Loans or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Property (other than an REO Property acquired with respect to any Non‑Serviced Whole Loan) that would be less than $[__] in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced

Loan or REO Property shall be the higher per annum rate as would result in a Special Servicing Fee equal to $[__] for such month with respect to such Specially Serviced Loan or REO Property.
“Specially Serviced Mortgage Loan”:  As defined in Section 3.01(a).
“Sponsor”:  [IDENTIFY THE SPONSOR OF THE SECURITIZATION FOR RISK RETENTION].
“Stated Maturity Date”: The Payment Date in [DATE].
“Stated Principal Balance”:  With respect to any Mortgage Loan or Owned Subordinate Companion Loan, as of any date of determination, an amount equal to (x) the Cut‑off Date Principal Balance of such Mortgage Loan (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan (or Owned Subordinate Companion Loan) after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) minus (y) the sum of:
(i)         the principal portion of each Periodic Payment due on such Mortgage Loan or Owned Subordinate Companion Loan after the Cut‑off Date (or in the case of a Qualified Substitute Mortgage Loan, the Due Date in the related month of substitution), to the extent received from the Mortgagor or advanced by the Master Servicer;
(ii) all Principal Prepayments received with respect to such Mortgage Loan or Owned Subordinate Companion Loan after the Cut‑off Date (or in the case of a Qualified Substitute Mortgage Loan, the Due Date in the related month of substitution);
(iii) the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan or Owned Subordinate Companion Loan and Liquidation Proceeds received with respect to such Mortgage Loan or Owned Subordinate Companion Loan after the Cut‑off Date (or in the case of a Qualified Substitute Mortgage Loan, the Due Date in the related month of substitution); and
(iv) any reduction in the outstanding principal balance of such Mortgage Loan or Owned Subordinate Companion Loan resulting from a Deficient Valuation or a modification of such Mortgage Loan or Owned Subordinate Companion Loan pursuant to the terms and provisions of this Agreement that occurred prior to the end of the Collection Period for the most recent Payment Date.
With respect to any REO Loan that is a successor to a Mortgage Loan or Owned Subordinate Companion Loan, as of any date of determination, an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan or Owned Subordinate Companion Loan as of the date of the related REO Acquisition, minus (y) the sum of:

(i) the principal portion of any P&I Advance made with respect to such REO Loan; and
(ii) the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan or Owned Subordinate Companion Loan, as applicable), Liquidation Proceeds and REO Revenues received with respect to such REO Loan.
A Mortgage Loan, Owned Subordinate Companion Loan or an REO Loan that is a successor to a Mortgage Loan or Owned Subordinate Companion Loan shall be deemed to be part of the Collateral and to have an outstanding Stated Principal Balance until the Payment Date on which the payments or other proceeds, if any, received in connection with a Liquidation Event in respect thereof are to be (or, if no such payments or other proceeds are received in connection with such Liquidation Event, would have been) distributed to Noteholders.
With respect to each Companion Loan on any date of determination, the Stated Principal Balance shall equal the unpaid principal balance of such Companion Loan as of such date.  On any date of determination, the Stated Principal Balance of each Whole Loan or Owned AB Whole Loan shall be the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan or Owned Subordinate Companion Loan, as applicable, on such date.
With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance shall equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO Acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.
“Statement to Noteholders”:  As defined in Section 4.02(a).
“Subcontractor”:  Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage‑backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Master Servicer, the Special Servicer, the Operating Advisor, an Additional Servicer or a Sub‑Servicer.
“Subordinate Companion Holder”:  The holder of any of the AB Subordinate Companion Loans.
“Subordinate Controlling Class”:  As of any date of determination, the most subordinate Class of Control Eligible Notes then outstanding that has a then aggregate Principal Balance as notionally reduced by any Appraisal Reduction Amounts  and Notional Losses allocable to such Class in accordance with Section 4.05(a), at least equal to 25% of the Original Principal Balance of that Class.  The Subordinate Controlling Class as of the Closing Date will be the Class [__] Notes.

“Subordinate Controlling Class Noteholders”:  Each Holder (or Note Owner, if applicable) of a Note of the Subordinate Controlling Class as determined by the Note Registrar, from time to time, upon request by any party hereto.  The Indenture Trustee, the Master Servicer, the Special Servicer or the Operating Advisor may from time to time request (the cost of which being an expense of the Issuer) that the Note Administrator provide a list of the Holders (or Note Owners, if applicable) of the Subordinate Controlling Class and the Note Administrator shall promptly provide such list without charge to such Indenture Trustee, Master Servicer, Operating Advisor or Special Servicer, as applicable.  The Indenture Trustee, Master Servicer, the Special Servicer and the Operating Advisor shall be entitled to rely on any such list so provided.
“Subordinate Loan-Specific Directing Holder”:  With respect to the Class [LOAN-SPECIFIC] Notes and the Owned Subordinate Companion Loan, the initial Subordinate Loan-Specific Directing Holder shall be the [LOAN-SPECIFIC] Majority Noteholder.  Thereafter, the Subordinate Loan-Specific Directing Holder shall be the Person appointed by the Noteholder(s) holding more than fifty percent (50%) of the Principal Balance of the Class [LOAN-SPECIFIC] Notes.
“Subordinate Note”:  Any Class [INSERT SUBORDINATE CLASSES] Note.
“Sub‑Servicer”:  Any Person that services Mortgage Loans or the Owned Subordinate Companion Loan on behalf of the Master Servicer, the Special Servicer or an Additional Servicer and is responsible for the performance (whether directly or through Sub‑Servicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Master Servicer, the Special Servicer or an Additional Servicer under this Agreement, with respect to some or all of the Mortgage Loans or the Owned Subordinate Companion Loan that are identified in Item 1122(d) of Regulation AB.
“Sub‑Servicing Agreement”:  The written contract between the Master Servicer or the Special Servicer, as the case may be, and any Sub‑Servicer relating to servicing and administration of Mortgage Loans and the Owned Subordinate Companion Loan as provided in Section 3.20.
“Substitution Shortfall Amount”:  With respect to a substitution pursuant to Section 2.03(b) hereof, an amount equal to the excess, if any, of the Purchase Price of the Mortgage Loan or Owned Subordinate Companion Loan, as applicable, being replaced calculated as of the date of substitution over the Stated Principal Balance of the related Qualified Substitute Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution.  In the event that one or more Qualified Substitute Mortgage Loans are substituted (at the same time by the same Mortgage Loan Seller) for one or more removed Mortgage Loans or Owned Subordinate Companion Loan, as applicable, the Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Prices of the Mortgage Loan(s) or Owned Subordinate Companion Loan, as applicable, being replaced and the aggregate Stated Principal Balances of the related Qualified Substitute Mortgage Loan(s).
“Surviving Entity”:  As defined in Section 7.03(b).

“Tax Event”: (i) Any borrower is, or on the next scheduled payment date under any Mortgage Loan, will be, required to deduct or withhold from any payment under any Mortgage Loan to the Issuer for or on account of any tax for whatever reason and such borrower is not required to pay to the Issuer such additional amount as is necessary to ensure that the net amount actually received by the Issuer (free and clear of taxes, whether assessed against such borrower or the Issuer) will equal the full amount that the Issuer would have received had no such deduction or withholding been required, (ii) any jurisdiction imposes net income, profits, or similar tax on the Issuer or (iii) the Issuer fails to maintain its status as a Qualified REIT Subsidiary or other disregarded entity of a REIT for U.S. federal tax purposes.  Withholding taxes imposed under FATCA, if any, shall be disregarded in applying the definition of “Tax Event.”
“Tax Materiality Condition”: The condition that will be satisfied if either (i) as a result of the occurrence of a Tax Event, a tax or taxes are imposed on the Issuer or withheld from payments to the Issuer and with respect to which the Issuer receives less than the full amount that the Issuer would have received had no such deduction occurred and such amount exceeds, in the aggregate, $1,000,000 during any 12-month period or (ii) the Issuer fails to maintain its status as a Qualified REIT Subsidiary or other disregarded entity of a REIT for U.S. federal income tax purposes.
“Tax Redemption”: As defined in Section 10.01(b).
“Temporary Regulation S Book‑Entry Note”:  As defined in Section 6.02(a).
“Test”: As defined in Section 13.01(b).
[“Third Party Purchaser”:  [ENTITY OR ENTITIES THAT PURCHASE THE REQUIRED THIRD PARTY PURCHASER RETENTION AMOUNT ON THE CLOSING DATE], or [any Person that purchases the Notes comprising the Required Third Party Purchaser Retention Amount in accordance with this Agreement and applicable laws and regulations. [INCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]
“Total Redemption Price”: The amount equal to funds sufficient to pay all amounts and expenses described under clauses (1) through (3) of Section 3.05 (without regard to any limitations contained therein) and to redeem all Notes at their applicable Redemption Prices.
“Tranche Percentage Interest”:  With respect to any (i) Exchangeable Note is the ratio, expressed as a percentage, of (a) the Principal Balance of such Exchangeable Note to (b) the outstanding Principal Balance of such Exchangeable Note, assuming no exchange of Exchangeable Notes for Class [EXCH] Notes has occurred; and (ii) Class [EXCH] Note is the ratio, expressed as a percentage, of (a) the Principal Balance of such Note to (b) the outstanding Principal Balance of such Note, assuming the maximum exchange of Exchangeable Notes for Class [EXCH] Notes has occurred.
 “Transfer”:  Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Note.

“Transferable Servicing Interest”:  The amount by which the Servicing Fee otherwise payable to the Master Servicer hereunder exceeds the sum of (i) the Primary Servicing Fee and (ii) the amount of the Servicing Fee calculated using the Retained Fee Rate, which is subject to reduction by the Indenture Trustee pursuant to Section 3.11(a) of this Agreement.
“Trust Indenture Act”: The Trust Indenture Act of 1939, as it may be amended from time to time.
“UCC”:  The Uniform Commercial Code, as enacted in each applicable state.
“UCC Financing Statement”:  A financing statement prepared and filed pursuant to the UCC, as in effect in the relevant jurisdiction.
“Underwriters”:  [UNDERWRITERS].
“Uninsured Cause”:  Any cause of damage to property subject to a Mortgage such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies or flood insurance policies required to be maintained pursuant to Section 3.07.
“United States Securities Person”:  Any “U.S. person” as defined in Rule 902(k) of Regulation S.
“Unliquidated Advance”:  Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Issuer, on the other, as part of a Workout‑Delayed Reimbursement Amount pursuant to subsections (iii) and (iv) of Section 3.05(a) but that has not been recovered from the Mortgagor or otherwise from collections on or the proceeds of the related Mortgage Loan or REO Property in respect of which the Advance was made.
“Unscheduled Principal Payment Amount”:  With respect to any Payment Date and the Mortgage Loans, the aggregate of the following:  (a) all Principal Prepayments received on such Mortgage Loan on or prior to the Determination Date and (b) the principal portions of all Liquidation Proceeds, Insurance and Condemnation Proceeds (net of Special Servicing Fees, Liquidation Fees, accrued interest on Advances and other additional expenses of the Issuer incurred in connection with the related Mortgage Loan) and, if applicable, REO Revenues received with respect to such Mortgage Loan and any REO Loans on or prior to the related Determination Date, but in each case only to the extent that such principal portion represents a recovery of principal for which no advance was previously made pursuant to Section 4.03 in respect of a preceding Payment Date.
“U.S. Dollars” or “$”:  Lawful money of the United States of America.
“Voting Rights”:  The portion of the voting rights of all of the Notes which is allocated to any Note.  At all times during the term of this Agreement, the Voting Rights shall be allocated among the various Classes of Notes as follows: (i) [__]% in the case of the [INTEREST ONLY CLASSES] Notes (allocated pro rata, based upon their respective Notional Amounts as of the date of determination) and (ii) in the case of any Principal Balance Notes, a percentage equal to the product of [__]% and a fraction, the numerator of which is equal to the

Principal Balance (taking into account the application of any Notional Losses and ( solely in connection with any vote for purposes of determining whether to remove the Special Servicer pursuant to Section 8.01(d), the Operating Advisor pursuant to Section 3.26(j) or the Asset Representations Reviewer pursuant to Section 13.05) Appraisal Reduction Amounts allocated to the Notes pursuant to Section 4.05(a) hereof) of such Class, in each case, determined as of the Payment Date immediately preceding such time, and the denominator of which is equal to the aggregate Principal Balance (taking into account the application of any Notional Losses and (solely in connection with any vote for purposes of determining whether to remove the Special Servicer pursuant to Section 8.01(d), the Operating Advisor pursuant to Section 3.26(j) or the Asset Representations Reviewer pursuant to Section 13.05) Appraisal Reduction Amounts allocated to the Notes pursuant to Section 4.05(a) hereof) of the Notes (or, if with respect to a vote of Non‑Reduced Notes, the aggregate of the Principal Balances of all Classes of the Non‑Reduced Notes), each determined as of the Payment Date immediately preceding such time.
“Whole Loan”:  Any of (i) the [SERVICED WHOLE LOAN] Whole Loan or (ii) the [NON-SERVICED WHOLE LOAN] Whole Loan.
“Withheld Amounts”:  As defined in Section 3.21(a).
“Workout‑Delayed Reimbursement Amounts”:  With respect to any Mortgage Loan, the amount of any Advances made with respect to such Mortgage Loan on or before the date such Mortgage Loan becomes (or, but for the making of three Periodic Payments under its modified terms, would then constitute) a Corrected Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance (and accrued and unpaid interest thereon) is not reimbursed to the Person who made such Advance on or before the date, if any, on which Mortgage Loan becomes a Corrected Loan and (ii) the amount of such Advance (and accrued and unpaid interest thereon) becomes an obligation of the related Mortgagor to pay such amount under the terms of the modified loan documents.  That any amount constitutes all or a portion of any Workout‑Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine in the future that such amount instead constitutes a Nonrecoverable Advance.
“Workout Fee”:  The fee paid to the Special Servicer with respect to each Corrected Loan in accordance with Section 3.11(c).
“Workout Fee Rate”:  With respect to each Corrected Loan, a rate equal to the lesser of (a) [___]% of each collection (other than Penalty Charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid), including (i) Periodic Payments, (ii) Balloon Payments and (iii) payments (other than those included in clause (i) or (ii) of this definition) at maturity, received on each Corrected Loan for so long as it remains a Corrected Loan and (b) such lower rate as would result in a Workout Fee of $[__] (or, if the rate in clause (a) above would result in a Workout Fee that would be less than $[__], then the Workout Fee Rate shall be a rate equal to such higher rate as would result in a Workout Fee equal to $[__]).
“Yield Maintenance Charge”:  With respect to any Mortgage Loan, REO Loan or Owned Subordinate Companion Loan, the yield maintenance charge or prepayment premium set forth in the related Mortgage Loan documents or Owned Subordinate Companion Loan documents; provided that no amounts shall be considered Yield Maintenance Charges until there has been a full recovery of all principal, interest and other amounts then due under such Mortgage Loan, Owned Subordinate Companion Loan or REO Loan.
Section 1.02          Certain Calculations.  Unless otherwise specified herein, for purposes of determining amounts with respect to the Notes and the rights and obligations of the parties hereto, the following provisions shall apply:
(i) All calculations of interest (other than as provided in the related Mortgage Loan documents or with respect to the Class [LOAN-SPECIFIC] Notes) provided for herein shall be made on the basis of a 360‑day year consisting of twelve 30‑day months.
(ii) Any Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan payment is deemed to be received on the date such payment is actually received by the Master Servicer or the Special Servicer; provided, however, that for purposes of calculating payments on the Notes, Principal Prepayments with respect to any Mortgage Loan or Owned Subordinate Companion Loan, as applicable, are deemed to be received on the date they are applied in accordance with the Servicing Standard consistent with the terms of the related Mortgage Note and Mortgage to reduce the outstanding principal balance of such Mortgage Loan or Owned Subordinate Companion Loan, as applicable, on which interest accrues.
(iii) Any reference to the Principal Balance of any Class of Notes on or as of a Payment Date shall refer to the Principal Balance of such Class of Notes on such Payment Date after giving effect to any payments made on such Payment Date pursuant to Section 4.01(a) and (b).
(iv) All net present value calculations and determinations made with respect to a Mortgage Loan, Serviced Companion Loan, Owned Subordinate Companion Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard”) shall be made, in the event the Mortgage Loan documents are silent, using a discount rate (a) for principal and interest payments on a Mortgage Loan, Serviced Companion Loan or Owned Subordinate Companion Loan, as applicable, or sale of a Mortgage Loan or Owned Subordinate Companion Loan, by the Special Servicer, the highest of (x) the rate determined by the Master Servicer or Special Servicer, as applicable, that approximates the market rate that would be obtainable by the Mortgagor on similar non‑defaulted debt of such Mortgagor as of such date of determination, (y) the Mortgage Rate on the applicable Mortgage Loan, Serviced Companion Loan or Owned Subordinate Companion Loan, as applicable, based on its outstanding principal balance and (z) the yield on 10-year U.S. treasuries as of such date of determination, and (b) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent Appraisal (or update of such Appraisal) of the related Mortgaged Property.
(v) Any reference to “expense of the Issuer” or “additional administrative expense” or words of similar import shall be construed to mean, for any Serviced

Mortgage Loan or Owned AB Whole Loan, an expense that shall be applied in accordance with the related Intercreditor Agreement or, if no application is specified in the related Intercreditor Agreement, then, to the extent such Intercreditor Agreement refers to this Agreement for the application of expenses or such Intercreditor Agreement does not prohibit the following application of administrative expenses (i) with respect to any Serviced Pari Passu Whole Loan, pro rata and pari passu, to the Issuer and Serviced Pari Passu Companion Loan in accordance with the respective Stated Principal Balances of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, (ii) with respect to any AB Whole Loan, first, to the related AB Subordinate Companion Loan and then, to the Issuer or (iii) with respect to the Owned AB Whole Loan, first, to the related Owned Subordinate Companion Loan and then, to the related Owned AB Mortgage Loan.
Section 1.03          Conflict with Trust Indenture Act.
If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Indenture, the latter provision shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be. If at any future time any provision required to be included herein by the Trust Indenture Act as in force at the date as of which this Indenture was executed or any limitation imposed by the Trust Indenture Act at such date on any provision otherwise included herein would not be so required or imposed (in whole or in part) if this Indenture were executed at such future time, the Issuer and the Indenture Trustee may amend this Indenture in accordance with Section 14.01 to change or eliminate (in whole or in part) such provision or limitation of this Indenture in conformity with the requirements of the Trust Indenture Act as then in force, except that (subject to Article XI) no provision or limitation required to be included herein by Sections 310(a)(1) and (a)(2), 315(a), (c), (d)(1), (d)(2), (d)(3) and (e), 316(a)(1)(A), (a)(1)(B), (a)(2), (a) (last sentence) and (b) of the Trust Indenture Act as in force at the date as of which this Senior Debt Securities Indenture was executed may be so changed or eliminated.
Section 1.04          Compliance Certificates and Opinions.
(a) Upon any application or request by the Issuer to the Indenture Trustee to take any action under any provision of this Indenture, the Issuer shall furnish to the Indenture Trustee such certificates and opinions as may be required under the Trust Indenture Act. Each such certificate or opinion shall be given in the form of an Officers’ Certificate, if to be given by an officer of the Issuer, or an Opinion of Counsel, if to be given by counsel, and shall comply with the requirements of the Trust Indenture Act and any other requirements set forth in this Indenture.
 Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include,
(i) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(iii) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and
(iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.
(b) Prior to the release of any Mortgage Loan, Owned Subordinate Companion Loan or REO Loan from the lien of this Indenture, if (i) the fair value to the Issuer of all other such Mortgage Loans, Owned Subordinate Companion Loans or REO Loans made the subject of release since the commencement of the then-current fiscal year of the Issuer is 10% or more of the then-current Aggregate Principal Balance of the Notes, and (ii) the fair value of such Mortgage Loan, Owned Subordinate Companion Loan or REO Loan is equal to or greater than 1% of the then-current Aggregate Principal Balance of the Notes, the Issuer shall deliver to the Indenture Trustee an Appraisal stating that, in the opinion of the appraiser, the proposed release will not impair the security under this Indenture in contravention of the provisions hereof.
[End of Article I]
ARTICLE II

CONVEYANCE OF MORTGAGE LOANS;
ORIGINAL ISSUANCE OF NOTES; COVENANTS OF THE ISSUER
Section 2.01          Conveyance of Mortgage Loans and the Owned Subordinate Companion Loan.  (a)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer to the Issuer all the right, title and interest of the Depositor, including any security interest therein for the benefit of the Depositor, in, to and under (i) the Mortgage Loans and the Owned Subordinate Companion Loan identified on the Mortgage Loan Schedule, (ii) Sections 1, 2, 3, 4, 5 (excluding Section 5(e) and 5(f), 6(a) (excluding clauses (viii) and (ix) of Section 6(a)), 6(c), 6(e), 6(g), 6(h), 6(i), 11, 12, 16, 17, 18, 20, 21 and 22 of each of the Mortgage Loan Purchase Agreements, [Sections 24 and 25 of the Mortgage Loan Purchase Agreement among the Depositor, [MORTGAGE LOAN SELLERS AND AFFILIATES]] [REPEAT AS NECESSARY]; (iii) the Intercreditor Agreements, and (iv) all other assets owned or to be owned by the Issuer in exchange for the Offered Notes.  Such assignment includes all interest and principal received or receivable on or with respect to the Mortgage Loans and the Owned Subordinate Companion Loan (in each case, other than (i) payments of principal and interest due and payable on the Mortgage Loans and the Owned Subordinate Companion Loan on or before the Cut‑off Date; (ii) prepayments of principal collected on or before the Cut‑off Date; and (iii)  with respect to those Mortgage Loans that were closed in [DATE] but have their first Due Date in [DATE], any interest amounts relating to the period prior to the Cut‑off Date).  The transfer of the Mortgage Loans and the Owned Subordinate Companion Loan and the related rights and property accomplished hereby is absolute and, notwithstanding Section 14.07, is intended by the parties to constitute a sale.  In connection with the assignment to the Issuer of Sections 1, 2, 3, 4, 5 (excluding Section 5(e) and 5(f), 6(a) (excluding clauses (viii) and (ix) of Section 6(a)), 6(c), 6(e), 6(g), 6(h), 6(i), 11, 12, 16, 17, 18, 20, 21 and 22 of each of the Mortgage Loan Purchase Agreements, [Sections 24 and 25 of the Mortgage Loan Purchase Agreement among the Depositor, [MORTGAGE LOAN SELLERS AND AFFILIATES]] [REPEAT AS NECESSARY], it is intended that the Indenture Trustee, as beneficiary of the Grant made pursuant to the Granting Clause, get the benefit of Sections 11, 12 and 17 thereof in connection with any exercise of rights under the assigned Sections, and the Depositor shall use its best efforts to make available to the Indenture Trustee the benefits of Sections 11, 12 and 17 in connection therewith (collectively, the “Collateral”).
(b) In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall direct, and hereby represents and warrants that it has directed, the Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase Agreement to deliver to and deposit with, or cause to be delivered to and deposited with, the Custodian (or with respect to letters of credit, the Master Servicer), on or before the Closing Date, the Mortgage File for each Mortgage Loan and Owned Subordinate Companion Loan so assigned, with copies to the Master Servicer (except, in the case of Serviced Mortgage Loans, for letters of credit); provided that, with respect to the Owned Subordinate Companion Loan, only the documents and instruments specifically described in the definition of “Mortgage File” for the Owned Subordinate Companion Loan shall be delivered to the Custodian and the remaining documents and instruments in the related Mortgage File shall be delivered in connection with the related Mortgage Loan.  If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan or Owned Subordinate Companion Loan, the original Mortgage Note, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied upon such Mortgage Loan Seller’s delivery of a copy or duplicate original of such Mortgage Note, together with an affidavit certifying that the original thereof has been lost or destroyed and indemnifying the Indenture Trustee and the Issuer.  If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan or Owned Subordinate Companion Loan, any of the documents and/or instruments referred to in [clauses (ii), (iv), (vii), and (ix)] of the definition of “Mortgage File” (or, if applicable, a copy thereof) with evidence of filing or recording thereon (if intended to be recorded or filed), solely because of a delay caused by the public filing or recording office where such document or instrument has been delivered, or will be delivered within 10 Business Days of the Closing Date, for filing or recordation, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied on a provisional basis as of the Closing Date as to such non‑delivered document or instrument, and such non‑delivered document or instrument shall be deemed to have been included in the Mortgage File, if a duplicate original or a photocopy of such non‑delivered document or instrument (certified by the applicable public filing or recording office, the applicable title insurance company or the applicable Mortgage Loan Seller to be a true and complete copy of the original thereof submitted or to be submitted for filing or recording) is delivered to the Custodian on or before the Closing Date, and either the original of such non‑delivered document or instrument, or a photocopy thereof (certified by the appropriate county recorder’s office or the applicable title insurance company, in the case of the documents and/or instruments referred to in [clause (ii)] of the definition of “Mortgage File”, to be a true and complete copy of the original thereof submitted for recording), with evidence of filing or recording thereon, is delivered to the Custodian within one hundred‑eighty (180) days of the Closing Date (or within such longer period, not to exceed eighteen (18) months, after the Closing Date as the Custodian shall consent to as long as the applicable Mortgage Loan Seller is, as certified in writing to the Indenture Trustee and the Custodian no less often than every ninety (90) days following such 180–day period after the Closing Date, attempting in good faith to obtain from the appropriate public filing office or county recorder’s office such original or photocopy).  If the applicable Mortgage Loan Seller is required to, but cannot, deliver, or cause to be delivered, as to any Mortgage Loan or Owned Subordinate Companion Loan, any of the documents and/or instruments referred to in [clauses (ii), (iv), (vii), and (ix)] (or, if applicable, a copy thereof) of the definition of “Mortgage File,” with evidence of filing or recording thereon, for any other reason, including, without limitation, that such non‑delivered document or instrument has been lost or destroyed, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied as to such non‑delivered document or instrument, and such non‑delivered document or instrument shall be deemed to have been included in the Mortgage File, if a photocopy of such non‑delivered document or instrument (with evidence of filing or recording thereon and certified in the case of the documents and/or instruments referred to in clause (ii) of the definition of “Mortgage File” by the appropriate county recorder’s office or the applicable title insurance company to be a true and complete copy of the original thereof submitted for recording) is delivered to the Custodian on or before the Closing Date.  Neither the Indenture Trustee nor any Custodian shall in any way be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b).  If, on the Closing Date as to any Mortgage Loan or Owned Subordinate Companion Loan, subject to the next sentence, the applicable Mortgage Loan Seller is required to, but cannot, deliver (in complete and recordable form or form suitable for filing or recording, if applicable) any one of the assignments in favor of the Indenture Trustee referred to in [clause (iii), clause (v)] (to the extent not already assigned pursuant to [clause (iii)), clause (x) (to the extent not already assigned pursuant to clause (iii)) or clause (ix)] of the definition of “Mortgage File” solely because of the unavailability of filing or recording information as to any existing document or instrument, such Mortgage Loan Seller may provisionally satisfy the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) with respect to such assignment by delivering with respect to such Mortgage Loan or Owned Subordinate Companion Loan on the Closing Date an omnibus assignment of such Mortgage Loan or Owned Subordinate Companion Loan substantially in the form of Exhibit H; provided that all required original assignments with respect to such Mortgage Loan or Owned Subordinate Companion Loan, as applicable, (in fully complete and recordable form or form suitable for filing or recording, if applicable) are delivered to the Custodian within one hundred‑eighty (180) days after the Closing Date (or within such longer period, not to exceed eighteen (18) months, which the Custodian shall consent to so long as the applicable Mortgage Loan Seller is, as certified in writing to the Indenture Trustee and the Custodian no less often than every ninety (90) days following such 180–day period after the Closing Date, attempting in good faith to obtain from the appropriate public filing office or county recorder’s office the applicable filing or recording information as to the related document or instrument); and provided, further, that in the case of a Non-Serviced Mortgage Loan, the delivery of any such assignments shall be subject to clause (e) of the final proviso to the definition of “Mortgage File” herein.  If, in accordance with the related Mortgage Loan Purchase Agreement and consistent with Section 2.01(c) of this Agreement, as to any Mortgage Loan or Owned Subordinate Companion Loan, the related Mortgage Loan Seller or its agent is responsible for recording or filing, as applicable, any one of the assignments in favor of the Indenture Trustee referred to in [clause (iii), clause (v) (to the extent not already assigned pursuant to clause (iii)) or clause (ix)] of the definition of “Mortgage File”, such Mortgage Loan Seller may provisionally satisfy the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) with respect to such assignment by delivering to the Custodian with respect to such Mortgage Loan or Owned Subordinate Companion Loan on the Closing Date a copy of such assignment in the form sent for recording or filing or (except for recording or filing information not yet available) to be sent for recording or filing; provided that an original or copy of such assignment (with evidence of recording or filing, as applicable, indicated thereon) shall be delivered to the Custodian as contemplated by Section 2.01(c) of this Agreement.  Notwithstanding anything herein to the contrary, with respect to letters of credit referred to in [clause (xii)] of the definition of “Mortgage File” and relating to a Serviced Mortgage Loan, the applicable Mortgage Loan Seller shall deliver the original to the Master Servicer (which letter of credit shall be titled in the name of, or assigned to, “[__________], and a copy to the Custodian or, if such original has been submitted by the applicable Mortgage Loan Seller to the issuing bank to effect a reissuance, assignment or amendment of such letter of credit (changing the beneficiary thereof to the Master Servicer (in care of the Indenture Trustee, as titled above) that may be required in order for the Master Servicer to draw on such letter of credit on behalf of the Issuer in accordance with the applicable terms thereof and/or of the related Mortgage Loan documents or Owned Subordinate Companion Loan documents, as applicable) and the applicable Mortgage Loan Seller shall be deemed to have satisfied the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) by delivering with respect to any letter(s) of credit a copy thereof to the Custodian together with an officer’s certificate of the applicable Mortgage Loan Seller certifying that such document has been delivered to the issuing bank for reissuance or an Officer’s Certificate from the Master Servicer certifying that it holds the letter(s) of credit pursuant to this Section 2.01(b), one of which shall be delivered to the Custodian on the Closing Date.  If a letter of credit referred to in the previous sentence is not in a form that would allow the Master Servicer to draw on such letter of credit on behalf of the Issuer in accordance with the applicable terms thereof and/or of the related Mortgage Loan documents or Owned Subordinate Companion Loan documents, as applicable, the applicable Mortgage Loan Seller shall deliver the appropriate assignment or amendment documents (or copies of such assignment or amendment documents if the related Mortgage Loan Seller has submitted the originals to the related issuer of such letter of credit for processing) to the Custodian within thirty (30) days of the Closing Date.  If not otherwise paid by the related Mortgagor, the applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of such letter(s) of credit required in order for the Master Servicer to draw on such letter(s) of credit on behalf of the Issuer and shall cooperate with the reasonable requests of the Master Servicer in connection with effectuating a draw under any such letter of credit prior to the date such letter of credit is assigned or amended in order that it may be drawn by the Master Servicer on behalf of the Issuer.
(c) Pursuant to each Mortgage Loan Purchase Agreement, except in the case of a Non-Serviced Mortgage Loan, the related Mortgage Loan Seller is required at its sole cost and expense, to itself, or to engage a third party to, put each Assignment of Mortgage, each assignment of Assignment of Leases and each assignment of each UCC Financing Statement

(collectively, the “Assignments” and, individually, “Assignment”) relating to the Mortgage Loans (and the Owned Subordinate Companion Loan, if applicable) conveyed by it under the applicable Mortgage Loan Purchase Agreement in proper form for filing or recording, as applicable, and to submit such Assignments for filing or recording, as the case may be, in the applicable public filing or recording office.  On the Closing Date, the Mortgage Loan Sellers may deliver one (1) omnibus assignment for all such Mortgage Loans and the Owned Subordinate Companion Loan to the Custodian as provided in Section 2.01(b).  Except under the circumstances provided for in the last sentence of this subsection (c) and except in the case of a Non-Serviced Mortgage Loan, the related Mortgage Loan Seller will itself, or a third party at such Mortgage Loan Seller’s expense will, promptly (and in any event within one hundred‑twenty (120) days after the later of the Closing Date and the related Mortgage Loan Seller’s actual receipt of the related documents and the necessary recording and filing information) cause to be submitted for recording or filing, as the case may be, in the appropriate public office for real property records or UCC Financing Statements, as appropriate, each Assignment.  Each such Assignment submitted for recording shall reflect that it (or a file copy thereof in the case of a UCC Assignment) should be returned by the public recording office to the Custodian or its designee following recording or filing (or to the related Mortgage Loan Seller or its agent who will then be responsible for delivery of the same to the Custodian or its designee).  Any such Assignment received by the Custodian shall be promptly included in the related Mortgage File and be deemed a part thereof, and any such Assignment received by the related Mortgage Loan Seller or its agent shall be required to be delivered to the Custodian to be included as part of the related Mortgage File within thirty (30) days after receipt.  If any such document or instrument is determined to be incomplete or not to meet the recording or filing requirements of the jurisdiction in which it is to be recorded or filed, or is lost by the public office or returned unrecorded or unfiled, as the case may be, because of a defect therein, on or about one hundred‑eighty (180) days after the Closing Date, the related Mortgage Loan Seller or its designee shall prepare, at its own expense, a substitute therefor or cure such defect, as the case may be, and thereafter the related Mortgage Loan Seller or its designee shall, at the expense of such Mortgage Loan Seller, upon receipt thereof cause the same to be duly recorded or filed, as appropriate.  If, by the first anniversary of the Closing Date, the Custodian has not received confirmation of the recording or filing as the case may be, of any such Assignment, it shall so advise the related Mortgage Loan Seller who may then pursue such confirmation itself or request that the Custodian pursue such confirmation at the related Mortgage Loan Seller’s expense, and upon such a request and provision for payment of such expenses satisfactory to the Custodian, the Custodian, at the expense of the applicable Mortgage Loan Seller, shall cause a search of the land records of each applicable jurisdiction and of the records of the offices of the applicable Secretary of State for confirmation that the Assignment appears in such records and retain a copy of such confirmation in the related Mortgage File.  In the event that confirmation of the recording or filing of an Assignment cannot be obtained, the Custodian or the related Mortgage Loan Seller, as applicable, shall promptly inform the other and the Custodian shall provide such Mortgage Loan Seller with a copy of the Assignment and request the preparation of a new Assignment.  The related Mortgage Loan Seller shall pay the expenses for the preparation of replacement Assignments for any Assignments which, having been properly submitted for filing or recording to the appropriate governmental office by the Custodian, fail to appear of record and must be resubmitted.  Notwithstanding the foregoing, there shall be no requirement to record any assignment to the Indenture Trustee referred to in clause (iii) or (v) of the definition of

“Mortgage File,” or to file any UCC‑3 to the Indenture Trustee referred to in clause (ix) of the definition of “Mortgage File,” in those jurisdictions where, in the written opinion of local counsel (which opinion shall be an expense of the related Mortgage Loan Seller) acceptable to the Depositor and the Indenture Trustee, such recordation and/or filing is not required to protect the Indenture Trustee’s interest in the related Mortgage Loan and/or Owned Subordinate Companion Loan, as applicable, against sale, further assignment, satisfaction or discharge by the related Mortgage Loan Seller, the Master Servicer, the Special Servicer, any Sub‑Servicer or the Depositor.
(d) All documents and records in the Depositor’s or the applicable Mortgage Loan Seller’s possession relating to the Mortgage Loans and the Owned Subordinate Companion Loan (including, in each case, financial statements, operating statements and any other information provided by the respective Mortgagor from time to time, but excluding the applicable Mortgage Loan Seller’s internal communications (including such communications between such Mortgage Loan Seller and its Affiliates) and underwriting analysis (including documents prepared by the applicable Mortgage Loan Seller or any of its Affiliates for such purposes), draft documents, attorney‑client communications that are privileged communications or constitute legal or other due diligence analyses and credit underwriting or due diligence analyses or data) that (i) are not required to be a part of a Mortgage File in accordance with the definition thereof and (ii) are reasonably necessary for the servicing of each such Mortgage Loan and Owned Subordinate Companion Loan, together with copies of all documents in each Mortgage File, shall be delivered by the Depositor or the applicable Mortgage Loan Seller to the Master Servicer within five (5) Business Days after the Closing Date and shall be held by the Master Servicer on behalf of the Indenture Trustee in trust for the benefit of the Noteholders (including, with respect to the Owned Subordinate Companion Loan, the Holders of the Class [LOAN-SPECIFIC] Notes) and, if applicable, on behalf of the related Companion Holder.  Such documents and records shall be any documents and records (with the exception of any items excluded under the immediately preceding sentence) that would otherwise be a part of the Servicing File.
(e) In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall deliver to the Indenture Trustee and the Master Servicer, on or before two (2) Business Days after the Closing Date, a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, as in full force and effect, without amendment or modification, on the Closing Date.
(f) The Depositor shall use its reasonable best efforts to require that, promptly after the Closing Date, but in all events within three (3) Business Days after the Closing Date, each of the Mortgage Loan Sellers shall cause all funds on deposit in escrow accounts maintained with respect to the Mortgage Loans and the Owned Subordinate Companion Loan transferred by such Mortgage Loan Seller, whether such accounts are held in the name of the applicable Mortgage Loan Seller or any other name to be transferred to the Master Servicer (or a Sub‑Servicer) for deposit into Servicing Accounts.
(g) With respect to the Mortgage Loans secured by the Mortgaged Properties identified as “[LIST APPLICABLE PROPERTIES]” on the Mortgage Loan Schedule, which are each subject to a franchise agreement with a related comfort letter in favor of the respective

Mortgage Loan Seller that requires notice to or request of the related franchisor to transfer or assign any related comfort letter to the Issuer or otherwise have a new comfort letter issued in the name of the Issuer, the related Mortgage Loan Seller or its designee will be required to provide any such required notice or make any such required request to the related franchisor (with a copy of such notice or request to the Master Servicer) within 45 days of the Closing Date (or any shorter period if required by the applicable comfort letter), and the Master Servicer shall use reasonable efforts in accordance with the Servicing Standard to acquire such replacement comfort letter, if necessary (or to acquire any such new document or acknowledgement as may be contemplated under the existing comfort letter).
(h) Each Mortgage Loan Purchase Agreement shall provide that no later than [__] days after the Closing Date, each Mortgage Loan Seller shall deliver or cause to be delivered the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the Designated Site.  Promptly upon completion of such delivery of the Diligence Files (but in no event later than [__] days after the Closing Date), the applicable Mortgage Loan Seller shall provide to the Depositor a certificate (with a copy (which may be sent by electronic mail) to each of the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Custodian, the Asset Representations Reviewer and the Operating Advisor) certifying that the electronic copies of the Diligence File uploaded to the Designated Site contain all documents and information required under the definition of “Diligence File” and such Diligence Files are organized and categorized in accordance with the electronic file structure reasonably agreed to by the Depositor and the Mortgage Loan Seller (the “Diligence File Certificate”).
(i) Within [__] days of the Closing Date, the Special Servicer, shall review the documents and information delivered or caused to be delivered by each Mortgage Loan Seller constituting the Diligence Files and, promptly following such review (but in no event later than [__] days after the Closing Date), the Special Servicer shall certify in writing to each of the Depositor, the Master Servicer, the Indenture Trustee, the Directing Holder, the Asset Representations Reviewer, the Operating Advisor and the applicable Mortgage Loan Seller (as to each such Mortgage Loan listed in the Mortgage Loan Schedule) that, except as specifically identified in any exception report annexed to such writing (the “Special Servicer Exception Report”),  the foregoing documents and information delivered or caused to be delivered by the related Mortgage Loan Seller have been reviewed by the Special Servicer and appear on its face to be the Diligence File related to such Mortgage Loan.
(j) The Issuer hereby authorizes the filing of UCC financing statements describing as the collateral covered thereby “all of the debtor’s personal property and Collateral,” or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Indenture.
(k) The Note Administrator, at the expense of the Issuer and pursuant to any Opinion of Counsel received pursuant to Section 2.05(b) shall execute and deliver all such UCC Financing Statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Holders and to:
(i)  Grant more effectively all or any portion of the Collateral;

(ii) maintain or preserve the lien (and the priority thereof) of this Indenture or to carry out more effectively the purposes hereof;
(iii) perfect, publish notice of or protect the validity of any Grant made or to be made by this Indenture (including any and all actions necessary or desirable as a result of changes in law or regulations);
(iv) to cause the Issuer to pay any and all taxes levied or assessed upon all or any part of the Collateral.
The Issuer hereby designates the Note Administrator as its agent and attorney-in-fact to execute any UCC Financing Statement, continuation statement or other instrument required pursuant to this Section 2.01.  The Note Administrator agrees that it will from time to time execute and cause such UCC Financing Statements and continuation statements to be filed (it being understood that the Note Administrator shall be entitled to rely upon an Opinion of Counsel described in Section 2.05(b), at the expense of the Issuer, as to the need to file such UCC Financing Statements and continuation statements, the dates by which such filings are required to be made and the jurisdictions in which such filings are required to be made).
(l) Without limiting the foregoing, the Indenture Trustee shall cause the Note Administrator to take such different or additional action as the Indenture Trustee may be advised by advice of counsel to the Indenture Trustee, Note Administrator or the Issuer (delivered to the Indenture Trustee and the Note Administrator) is reasonably required in order to maintain the perfection and priority of the security interest of the Indenture Trustee in the event of any change in applicable law or regulation, including Articles 8 and 9 of the UCC and Treasury Regulations governing transfers of interests in Government Items (it being understood that the Note Administrator shall be entitled to rely upon an Opinion of Counsel as to the need to file any financing statements or continuation statements, the dates by which such filings are required to be made and the jurisdictions in which such filings are required to be made).
(m) Neither the Indenture Trustee nor the Note Administrator shall (except for payments, deliveries and distributions otherwise expressly permitted under this Indenture) cause or permit the Custodial Account or the Custodian to be located in a different jurisdiction from the jurisdiction in which the Custodian was located on the Closing Date, unless the Indenture Trustee or the Note Administrator, as applicable, shall have first received an Opinion of Counsel to the effect that the lien and security interest created by this Indenture with respect to such property will continue to be maintained after giving effect to such action or actions.
(n) The Issuer shall (i) pay or cause to be paid taxes, if any, levied on account of the beneficial ownership by the Issuer of any Collateral that secure the Notes and timely file all tax returns and information statements as required, (ii) take all actions necessary or advisable to prevent the Issuer from becoming subject to any withholding or other taxes or assessments and to allow the Issuer to comply with FATCA, including, appointing any agent or representative to perform due diligence, withholding or reporting obligations of the Issuer pursuant to FATCA.  The Issuer shall provide any certification or documentation (including the applicable IRS Form W-8 or any successor form) to any payor (as defined in FATCA) from time to time as provided by law to minimize U.S. withholding tax under FATCA, and (iii) if required to prevent the withholding or imposition of United States income tax, deliver or cause to be delivered a United States IRS Form W-9 (or the applicable IRS Form W-8, if appropriate) or successor applicable form, to each borrower, counterparty or paying agent with respect to (as applicable) an item included in the Collateral at the time such item is purchased or entered into and thereafter prior to the expiration or obsolescence of such form.
(o) All Indenture Account and other investments purchased in accordance with this Indenture in the respective accounts in which the funds used to purchase such investments shall be held in accordance with Section 3.04 and, in respect of each Indenture Account, the Indenture Trustee on behalf of the Noteholders shall have entered into a securities account control agreement with the Issuer, as debtor, the Securities Intermediary, and the Indenture Trustee, as secured party (the “Securities Account Control Agreement”) providing, inter alia, that the establishment and maintenance of such Indenture Account will be governed by the law of the State of New York.  The security interest of the Indenture Trustee in Collateral shall be perfected and otherwise evidenced as follows:
(i) in the case of such Collateral consisting of Security Entitlements, by the Issuer (A) causing the Securities Intermediary, in accordance with the Securities Account Control Agreement, to indicate by book entry that a Financial Asset has been credited to the Custodial Account and (B) causing the Securities Intermediary to agree pursuant to the Securities Account Control Agreement that it will comply with Entitlement Orders originated by or on behalf of the Indenture Trustee with respect to each such Security Entitlement without further consent by the Issuer;
(ii) in the case of Collateral that are “uncertificated securities” (as such term is defined in the UCC), to the extent that any such uncertificated securities do not constitute Financial Assets forming the basis of Security Entitlements by the Indenture Trustee pursuant to clause (i) (the “Uncertificated Securities”), by the Issuer (A) causing the issuer(s) of such Uncertificated Securities to register on their respective books the Indenture Trustee as the registered owner thereof upon original issue or transfer thereof or (B) causing another Person, other than a Securities Intermediary, either to become the registered owner of such Uncertificated Securities on behalf of the Indenture Trustee, or such Person having previously become the registered owner, to acknowledge that it holds such Uncertificated Securities for the Indenture Trustee;
(iii)            in the case of Collateral that consist of Instruments or Certificated Securities that are included within the Mortgage Loan File (the “Minnesota Collateral”), to the extent that any such Minnesota Collateral does not constitute a Financial Asset forming the basis of a Security Entitlement acquired by the Indenture Trustee pursuant to clause (i), by the Issuer causing (A) the Custodian, on behalf of the Indenture Trustee, to acquire possession of such Minnesota Collateral in the State of Minnesota or (B) another Person (other than the Issuer or a Person controlling, controlled by, or under common control with, the Issuer) (1) to (x) take possession of such Minnesota Collateral in the State of Minnesota and (y) authenticate a record acknowledging that it holds such possession for the benefit of the Indenture Trustee or (2) to (x) authenticate a record acknowledging that it will hold possession of such Minnesota Collateral for the benefit of the Indenture Trustee and (y) take possession of such Minnesota Collateral in the State of Minnesota;
(iv) in the case of Collateral that consist of General Intangibles and all other Collateral of the Issuer in which a security interest may be perfected by filing a financing statement under Article 9 of the UCC as in effect in Delaware, filing or causing the filing of a UCC financing statement naming the Issuer as debtor and the Indenture Trustee as secured party, which financing statement reasonably identifies all such Collateral, with the Secretary of State of Delaware; and
(v) in the case of Collateral that consists of cash on deposit in any Indenture Account managed by the Servicer or the Special Servicer (or a subservicer or primary servicer of the Servicer or the Special Servicer) pursuant to the terms of this Agreement, to deposit such cash in the related Indenture Account, which Indenture Account is in the name of the Servicer or Special Servicer (or a subservicer or primary servicer of the Servicer or the Special Servicer) on behalf of the Indenture Trustee.
Section 2.02          Acceptance by Indenture Trustee.  (a)  The Indenture Trustee, by the execution and delivery of this Agreement (1) acknowledges receipt by it or a Custodian on its behalf, subject to the provisions of Section 2.01, in good faith and without notice of any adverse claim, of the applicable documents specified in clause (i) of the definition of “Mortgage File” with respect to each Mortgage Loan and Owned Subordinate Companion Loan and of all other assets of the Issuer and (2) declares (a) that it or a Custodian on its behalf holds and will hold such documents and the other documents delivered or caused to be delivered by the Mortgage Loan Sellers that constitute the Mortgage Files, and (b) that it holds and will hold such other assets of the Issuer, in trust for the exclusive use and benefit of all present and future Noteholders and, with respect to any original document in the Mortgage File for a Serviced Whole Loan, for any present or future Companion Holder, as applicable.  If any Mortgage Loan Seller is unable to deliver or cause the delivery of any original Mortgage Note, such Mortgage Loan Seller may deliver a copy of such Mortgage Note, together with a signed lost note affidavit and appropriate indemnity and shall thereby be deemed to have satisfied the document delivery requirements of Section 2.01 and of this Section 2.02.
(b) Within sixty (60) days of the Closing Date, the Custodian, shall review the Mortgage Loan documents and the Owned Subordinate Companion Loan documents delivered or caused to be delivered by the Mortgage Loan Sellers constituting the Mortgage Files; and, promptly following such review (but in no event later than sixty (60) days after the Closing Date), the Custodian shall, in the form attached as Exhibit Q, certify in writing to each of the Rating Agencies, the Depositor, the Master Servicer, the Special Servicer, the Directing Holder and the applicable Mortgage Loan Seller (as to each Mortgage Loan and Owned Subordinate Companion Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan or Owned Subordinate Companion Loan paid in full)) that, except as specifically identified in any exception report annexed to such writing (the “Custodial Exception Report”), (i) subject to the final proviso of the definition of “Mortgage File” herein and Section 2.01 hereof, all documents specified in [clauses (i) through (v), (viii), (ix), (xi), (xii) and (xiii) (or, with respect to clause (xii)], a copy of such letter of credit and the required Officer’s Certificate), if any, of the definition of “Mortgage File”, as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by the Custodian and appear regular on their face and appear to be executed and to relate to such Mortgage Loan or Owned Subordinate Companion Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in [clauses (iv), (vi) and (viii)(c)] in the definition of “Mortgage Loan Schedule” is correct.  With respect to each Mortgage Loan and Owned Subordinate Companion Loan listed on the Custodial Exception Report, the Custodian shall specifically identify such Mortgage Loan or Owned Subordinate Companion Loan together with the nature of such exception (in the form reasonably acceptable to the Custodian and the related Mortgage Loan Seller and separating items required to be in the Mortgage File but never delivered from items which were delivered by the related Mortgage Loan Seller but are out for filing or recording and have not been returned by the filing office or the recorder’s office).
(c) The Custodian shall review the Mortgage Loan documents and the Owned Subordinate Companion Loan documents received subsequent to the Closing Date; and, on or about the first anniversary of the Closing Date, the Custodian shall, in the form attached as Exhibit Q, certify in writing to each of the Depositor, the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Directing Holder and the applicable Mortgage Loan Seller (as to each Mortgage Loan and Owned Subordinate Companion Loan listed on the Mortgage Loan Schedule (other than any related Mortgage Loan or Owned Subordinate Companion Loan as to which a Liquidation Event has occurred) or any related Mortgage Loan or Owned Subordinate Companion Loan specifically identified in any exception report annexed to such writing) that, (i) subject to the final proviso of the definition of “Mortgage File” herein and Section 2.01 hereof, all documents specified in [clauses (i) through (v), (viii), (ix), (xi), (xii) and (xiii)], if any, of the definition of “Mortgage File”, as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by the Custodian and appear regular on their face and appear to be executed and relate to such Mortgage Loan or Owned Subordinate Companion Loan, if applicable, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in [clauses (iv), (vi) and (viii)(c)] in the definition of “Mortgage Loan Schedule” is correct.
(d) Notwithstanding anything contained in this Section 2.02 and Section 2.03(b) to the contrary, in the case of a Defect in any of the documents specified in [clauses (ii) through (v), (vii), (viii) and (ix)] in the definition of “Mortgage File”, which Defect results solely from a delay in the return of the related documents from the applicable filing or recording office and gives rise to a repurchase or substitution obligation on the part of the related Mortgage Loan Seller with respect to the subject Mortgage Loan pursuant to the related Mortgage Loan Purchase Agreement, the Directing Holder, in its sole judgment, may (prior to the occurrence and continuance of a Control Termination Event), and the Special Servicer may, in accordance with the Servicing Standard, after the occurrence and during the continuance of a Control Termination Event, permit the related Mortgage Loan Seller in lieu of repurchasing or substituting for the related Mortgage Loan, to deposit with the Master Servicer an amount, to be held in trust in a segregated Eligible Account (which may be a sub‑account of the Collection Account), equal to 25% of the Stated Principal Balance of the related Mortgage Loan  (in the alternative, the related Mortgage Loan Seller may deliver to the Master Servicer a letter of credit in such amount, with a copy to the Custodian).  Such funds or letter of credit, as applicable, shall be held by the Master Servicer (i) until the date on which the Custodian determines and notifies the Master Servicer that such Defect has been cured or the related Mortgage Loan is no longer part of the Collateral, at which time the Master Servicer shall return such funds (or letter of credit) to the related Mortgage Loan Seller, or (ii) until same are applied to the Purchase Price (or the Substitution Shortfall Amount, if applicable) as set forth below in this Section 2.02(d) in the event of a repurchase or substitution by the related Mortgage Loan Seller.  Notwithstanding the two immediately preceding sentences, if the Master Servicer or the Special Servicer certifies to the Indenture Trustee, the Note Administrator and the Custodian that it has determined in the exercise of its reasonable judgment that the document with respect to which Defect exists is required in connection with an imminent enforcement of the mortgagee’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on collateral securing the related Mortgage Loan or for any immediate significant servicing obligation, the related Mortgage Loan Seller shall be required to repurchase or substitute for the related Mortgage Loan in accordance with, and to the extent required by, the terms and conditions of Section 2.03(b) and Section 6 of the related Mortgage Loan Purchase Agreement; provided, however, that such Mortgage Loan Seller shall not be required to repurchase the Mortgage Loan for a period of ninety (90) days after receipt of a notice to repurchase (together with any applicable extension period) if it is attempting to recover the document from the applicable filing or recording office and provides an officer’s certificate setting forth what actions such Mortgage Loan Seller is pursuing in connection with such recovery.  In the event of a repurchase or substitution, upon the date of such repurchase or substitution, and in the event that the related Mortgage Loan Seller has delivered a letter of credit to the Master Servicer in accordance with this Section 2.02(d), the Master Servicer shall, to the extent necessary, draw on the letter of credit and deposit the proceeds of such draw, into the Collection Account to be applied to the Purchase Price (or the Substitution Shortfall Amount, if applicable, in which event, the amount of such funds or proceeds that exceed the Substitution Shortfall Amount shall be returned to the related Mortgage Loan Seller) in accordance with Section 2.03(b).  All such funds deposited in the Collection Account shall be invested in Permitted Investments, at the direction and for the benefit of the related Mortgage Loan Seller.
(e) It is herein acknowledged that neither the Indenture Trustee nor any Custodian is under any duty or obligation (i) to determine whether any of the documents specified in [clauses (vi), (vii) and (xii) through (xviii)] of the definition of “Mortgage File” exist or are required to be delivered by the Depositor, the Mortgage Loan Sellers or any other Person (unless identified on the Mortgage Loan Checklist) or (ii) to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans (or the Owned Subordinate Companion Loan, as applicable) delivered to it to determine that the same are genuine, enforceable, duly authorized, sufficient to perfect and maintain the perfection of a security interest or appropriate for the represented purpose or that they are other than what they purport to be on their face and, with respect to the documents specified in clause (viii) of the definition of the “Mortgage File”, whether the insurance is effective as of the date of the recordation, whether all endorsements or riders issued are included in the file or if the policy has not been issued whether any acceptable replacement document has been dated the date of the related Mortgage Loan funding.  Further, with respect to the UCC Financing Statements referenced in the Mortgage File, absent actual knowledge to the contrary or copies of UCC Financing Statements delivered to the Custodian as part of the Mortgage File indicating otherwise, the Custodian may assume, for the purposes of the filings and the certification to be delivered in accordance with this Section 2.02 that the related Mortgage File should include one state level UCC Financing Statement filing for each Mortgaged Property (or with respect to any Mortgage Loan (or Owned Subordinate Companion Loan, as applicable) that has two or more Mortgagors, for each Mortgagor, except to the extent multiple Mortgagors are named as debtors in the same UCC Financing Statement filing), or if the Custodian has received notice that a particular UCC Financing Statement was filed as a fixture filing, that the related Mortgage File should include only a local UCC Financing Statement filing for each Mortgaged Property (or with respect to any Mortgage Loan (or Owned Subordinate Companion Loan, as applicable) that has two or more Mortgagors, for each Mortgagor, except to the extent multiple Mortgagors are named as debtors in the same UCC Financing Statement filing).  The assignments of the UCC Financing Statements to be assigned to the Indenture Trustee will be delivered on the new national forms (or on such other form as may be acceptable for filing or recording in the applicable jurisdiction) and in a format suitable for filing or recording, as applicable, and will be filed or recorded in the jurisdiction(s) where such UCC Financing Statements were originally filed or recorded, as indicated in the documents provided, and in accordance with then‑current laws.
(f) If, in the process of reviewing the Mortgage Files or at any time thereafter, the Custodian finds any document or documents constituting a part of a Mortgage File (1) not to have been properly executed, (2) subject to the timing requirements of Sections 2.01(b) and 2.01(c), not to have been delivered, (3) to contain information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule or (4) to be defective on its face (each, a “Defect” in the related Mortgage File), the Custodian shall promptly so notify the Depositor, the Indenture Trustee, the Master Servicer, the Special Servicer, the Note Administrator, the Directing Holder, the applicable Mortgage Loan Seller (and in no event later than ninety (90) days after the Closing Date and every calendar quarter thereafter until all Defects are corrected) by providing a Custodial Exception Report setting forth for each affected Mortgage Loan (or affected Owned Subordinate Companion Loan, as applicable), with particularity, the nature of such Defect (in a form reasonably acceptable to the Custodian and such Mortgage Loan Seller and separating items required to be in the Mortgage File but never delivered from items which were delivered by such Mortgage Loan Seller but are out for recording or filing and have not been returned by the recorder’s office or filing office).
(g) If the Master Servicer or the Special Servicer (i) receives any Repurchase Request (the Master Servicer or the Special Servicer, as applicable, to the extent it receives a Repurchase Request, the “Repurchase Request Recipient” with respect to such Repurchase Request); or (ii) receives any withdrawal of a Repurchase Request by the Person making such Repurchase Request or any rejection of a Repurchase Request (or such a Repurchase Request is forwarded to the Master Servicer or Special Servicer by another party hereto), then the Repurchase Request Recipient shall deliver notice (which may be by electronic format so long as a “backup” hard copy of such notice is also delivered on or prior to the next Business Day) of such Repurchase Request or withdrawal or rejection of a Repurchase Request (each, a “15Ga‑1 Notice”) to the applicable Mortgage Loan Seller (other than in the case of a rejection by such Mortgage Loan Seller) and the Depositor, in each case within ten (10) Business Days from such Repurchase Request Recipient’s receipt thereof.

Each 15Ga‑1 Notice shall include (i) the identity of the related Mortgage Loan, (ii) the date the Repurchase Request is received by the Repurchase Request Recipient or the date any withdrawal of the Repurchase Request is received by the Repurchase Request Recipient, as applicable, (iii) if known, the basis for the Repurchase Request (as asserted in the Repurchase Request) and (iv) a statement from the Repurchase Request Recipient as to whether it currently plans to pursue such Repurchase Request.
A Repurchase Request Recipient shall not be required to provide any information in a 15Ga‑1 Notice protected by the attorney‑client privilege or attorney work product doctrines.  The Mortgage Loan Purchase Agreements will provide that (i) any 15Ga‑1 Notice provided pursuant to this Section 2.02(g) is so provided only to assist the Mortgage Loan Sellers and Depositor or their respective Affiliates to comply with Rule 15Ga‑1 under the Exchange Act, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii) (A) no action taken by, or inaction of, a Repurchase Request Recipient and (B) no information provided pursuant to this Section 2.02(g) by a Repurchase Request Recipient, shall be deemed to constitute a waiver or defense to the exercise of any legal right the Repurchase Request Recipient may have with respect to the related Mortgage Loan Purchase Agreement, including with respect to any Repurchase Request that is the subject of a 15Ga‑1 Notice.
In the event that the Issuer, Depositor, the Indenture Trustee, the Note Administrator, the Note Registrar, Operating Advisor, Asset Representations Reviewer or the Custodian receives a Repurchase Request, such party shall promptly forward or otherwise provide written notice of such Repurchase Request to the Master Servicer, if relating to a Non‑Specially Serviced Mortgage Loan, or to the Special Servicer, if relating to a Specially Serviced Mortgage Loan or REO Property, and include the following statement in the related correspondence:  “This is a ‘Repurchase Request’ under Section 2.02 of the Indenture and Servicing Agreement relating to the [TRUST NAME], Commercial Mortgage-Backed Notes [SERIES DESIGNATION] requiring action by you as the ‘Repurchase Request Recipient’ thereunder.”  Upon receipt of such Repurchase Request by the Master Servicer or the Special Servicer, as applicable, such party shall be deemed to be the Repurchase Request Recipient in respect of such Repurchase Request, and such party shall comply with the procedures set forth in this Section 2.02(g) with respect to such Repurchase Request.  In no event shall the Custodian, by virtue of this provision, be required to provide any notice other than as set forth in Section 2.02 of this Agreement in connection with its review of the Mortgage File.
If the Depositor, the Indenture Trustee, the Note Administrator, the Note Registrar, Operating Advisor, Asset Representations Reviewer or the Custodian receives notice or has knowledge of a withdrawal or a rejection of a Repurchase Request of which notice has been previously received or given, and such notice was not received from or copied to the Master Servicer or the Special Servicer, then such party shall give notice of such withdrawal or rejection to the Master Servicer or the Special Servicer, as applicable.  Any such notice received by the Indenture Trustee, the Note Administrator, the Note Registrar, Operating Advisor, Asset Representations Reviewer or the Custodian shall also be provided to the Depositor and, in the case of a withdrawal notice, to the applicable Mortgage Loan Seller.
In the event that a Mortgage Loan (or Owned Subordinate Companion Loan, as applicable) is repurchased or replaced pursuant to Section 2.03 of this Agreement, the Master

Servicer (with respect to Non‑Specially Serviced Mortgage Loans) or Special Servicer (with respect to Specially Serviced Mortgage Loans) shall promptly notify the Depositor of such repurchase or replacement.
Section 2.03          Representations, Warranties and Covenants of the Depositor and Issuer; Mortgage Loan Sellers’ Repurchase or Substitution of Mortgage Loans for Defects in Mortgage Files and Breaches of Representations and Warranties.  (a)  The Depositor hereby represents and warrants that:
(i)            The Depositor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Depositor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans and the Owned Subordinate Companion Loan in accordance with this Agreement;
(ii) Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable against the Depositor in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
(iii) The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provisions of any law or regulations to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate of incorporation or the by‑laws of the Depositor or any indenture, agreement or instrument to which the Depositor is a party or by which it is bound, or any order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor’s assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement; the Depositor has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Depositor of this Agreement;
(iv) There is no action, suit or proceeding pending or, to the Depositor’s knowledge, threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the validity of the Mortgage Loans or the Owned Subordinate Companion Loan or the ability of the Depositor to carry out the transactions contemplated by this Agreement; and
(v) The Depositor is the lawful owner of the Mortgage Loans and the Owned Subordinate Companion Loan with the full right to transfer the Mortgage Loans and the Owned Subordinate Companion Loan to the Issuer, and the Mortgage Loans and the

Owned Subordinate Companion Loan have been validly transferred to the Issuer.
The Issuer hereby represents and warrants that:
(i) The Issuer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Issuer has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to Grant the Collateral and the Owned Subordinate Companion Loan in accordance with this Agreement;
(ii) Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Issuer hereunder are the legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
(iii) The execution and delivery of this Agreement and the performance of its obligations hereunder by the Issuer will not conflict with any provisions of any law or regulations to which the Issuer is subject, or conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate of incorporation or the by‑laws of the Issuer or any indenture, agreement or instrument to which the Issuer is a party or by which it is bound, or any order or decree applicable to the Issuer, or result in the creation or imposition of any lien on any of the Issuer’s assets or property, which would materially and adversely affect the ability of the Issuer to carry out the transactions contemplated by this Agreement; the Issuer has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Issuer of this Agreement;
(iv) There is no action, suit or proceeding pending or, to the Issuer’s knowledge, threatened against the Issuer in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the validity of the Mortgage Loans or the Owned Subordinate Companion Loan or the ability of the Issuer to carry out the transactions contemplated by this Agreement; and
(v) Upon transfer of the Mortgage Loans and the Owned Subordinate Companion Loan by the Depositor, the Issuer is the lawful owner of the Mortgage Loans and the Owned Subordinate Companion Loan with the full right to Grant the Mortgage Loans and the Owned Subordinate Companion Loan to the Issuer, and the Mortgage Loans and the Owned Subordinate Companion Loan have been validly Granted.

(b) If any Noteholder, the Directing Holder, the Master Servicer, the Special Servicer, the Note Administrator, Operating Advisor, Asset Representations Reviewer or the Indenture Trustee discovers (without implying any duty of such person to make, or to attempt to make, such a discovery) or receives notice alleging a Defect in any Mortgage File or a breach of any representation or warranty with respect to a Mortgage Loan set forth in Section 6(c) of the related Mortgage Loan Purchase Agreement (with respect to such Mortgage Loan, a “Breach”), which Defect or Breach, as the case may be, materially and adversely affects the value of such Mortgage Loan, the value of the related Mortgaged Property or the interests of the Indenture Trustee or any Noteholder therein, such Noteholder, the Directing Holder, the Master Servicer, the Special Servicer, the Indenture Trustee, Operating Advisor, Asset Representations Reviewer or the Note Administrator, as applicable, shall give prompt written notice of such Defect or Breach, as the case may be, to the Depositor, the Master Servicer, the Special Servicer, the applicable Mortgage Loan Seller, the Indenture Trustee, the Note Administrator, the Operating Advisor, the Asset Representations Reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, and the Master Servicer (if the related Mortgage Loan is a Non‑Specially Serviced Mortgage Loan) or Special Servicer (if the related Mortgage Loan is a Specially Serviced Mortgage Loan), as applicable, shall request in writing that the applicable Mortgage Loan Seller, not later than ninety (90) days after the applicable Mortgage Loan Seller’s receipt of such notice (such ninety (90) day period, the “Initial Cure Period”), (A) cure such Defect or Breach, as the case may be, in all material respects, at such Mortgage Loan Seller’s own expense, including reimbursement of any related reasonable additional expenses of the Issuer reasonably incurred by any party to this Agreement, (B) repurchase the affected Mortgage Loan or REO Loan (excluding any related Serviced Companion Loan, if applicable), at the applicable Purchase Price and in conformity with the applicable Mortgage Loan Purchase Agreement and this Agreement or (C) substitute a Qualified Substitute Mortgage Loan (other than with respect to the [SERVICED WHOLE LOAN] Mortgage Loan or the [NON-SERVICED WHOLE LOAN] Mortgage Loan, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan or REO Loan (excluding any related Serviced Companion Loan, if applicable) (provided that in no event shall any such substitution occur on or after the second anniversary of the Closing Date) and pay the Master Servicer for deposit into the Collection Account, any Substitution Shortfall Amount in connection therewith and in conformity with the applicable Mortgage Loan Purchase Agreement and this Agreement; provided, however, that except with respect to a Defect resulting solely from the failure by the Mortgage Loan Seller to deliver to the Indenture Trustee or Custodian the actual policy of lender’s title insurance required pursuant to clause (viii) of the definition of Mortgage File by a date not later than eighteen (18) months following the Closing Date, if such Breach or Defect is capable of being cured but is not cured within the Initial Cure Period, and the applicable Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Breach or Defect within the Initial Cure Period, the applicable Mortgage Loan Seller shall have an additional ninety (90) days commencing immediately upon the expiration of the Initial Cure Period (such additional ninety (90) day period, the “Extended Cure Period”) to complete such cure (or, failing such cure, to repurchase the related Mortgage Loan or REO Loan (excluding any related Serviced Companion Loan, if applicable) or substitute a Qualified Substitute Mortgage Loan (other than with respect to the [SERVICED WHOLE LOAN] Mortgage Loan or the [NON-SERVICED WHOLE LOAN] Mortgage Loan, as applicable, for which no substitution will be permitted)) and provided, further, that with respect to such Extended Cure Period the applicable Mortgage Loan

Seller shall have delivered an officer’s certificate to the Indenture Trustee, the Note Administrator (who shall promptly deliver a copy of such officer’s certificate to the 17g‑5 Information Provider), the Master Servicer, the Special Servicer, the Operating Advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, setting forth the reason such Breach or Defect is not capable of being cured within the Initial Cure Period and what actions the applicable Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that the applicable Mortgage Loan Seller anticipates that such Breach or Defect will be cured within the Extended Cure Period.  If the affected Mortgage Loan is to be repurchased, the funds in the amount of the Purchase Price remitted by the applicable Mortgage Loan Seller are to be remitted by wire transfer to the Master Servicer for deposit into the Collection Account.
If a Mortgage Loan Seller, in connection with a Defect or a Breach (or an allegation of a Defect or a Breach) pertaining to a Mortgage Loan, makes a cash payment pursuant to an agreement or a settlement between the applicable Mortgage Loan Seller and the Special Servicer on behalf of the Issuer (and with the consent of the Directing Holder if no Control Termination Event has occurred and is continuing) (each such payment, a “Loss of Value Payment”) with respect to such Mortgage Loan, the amount of such Loss of Value Payment shall be deposited into the Loss of Value Reserve Fund to be applied in accordance with Section 3.05(f) of this Agreement.  [The Loss of Value Payment shall include the portion of any Liquidation Fees payable to the Special Servicer in respect of such Loss of Value Payment and the portion of fees and reimbursable expenses of the Asset Representations Reviewer attributable to the Asset Review of such Mortgage Loan.]  If such Loss of Value Payment is made, the Loss of Value Payment shall serve as the sole remedy available to the Noteholders and the Indenture Trustee on their behalf regarding any such Breach or Defect in lieu of any obligation of the Mortgage Loan Seller to otherwise cure such Breach or Defect or repurchase or substitute for the affected Mortgage Loan based on such Breach or Defect under any circumstances.  This paragraph is intended to apply only to a mutual agreement or settlement between the applicable Mortgage Loan Seller and the Master Servicer (in the case of Non-Specially Serviced Mortgage Loans) or the Special Servicer (in the case of Specially Serviced Mortgage Loans) on behalf of the Issuer, provided that (i) prior to any such agreement or settlement nothing in this paragraph shall preclude the Mortgage Loan Seller or the Master Servicer or the Special Servicer, as applicable, from exercising any of its rights related to a Defect or a Breach in the manner and timing set forth in the related Mortgage Loan Purchase Agreement or this Section 2.03 (excluding this paragraph) (including any right to cure, repurchase or substitute for such Mortgage Loan), and (ii) such Loss of Value Payment shall not be greater than the Purchase Price of the affected Mortgage Loan.
If any Breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related Mortgagor to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the related Mortgage Loan Seller may cure such Breach within the applicable cure period (as the same may be extended) by reimbursing the Issuer (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by the Master Servicer, the Special Servicer, the Note Administrator, the Indenture Trustee or the Issuer that are incurred as a result of such Breach and have not been reimbursed by the related Mortgagor and (ii) the amount of any fees and reimbursable expenses of the Asset Representations Reviewer attributable to the Asset Review of such Mortgage Loan; provided, however, that in the event any such costs and expenses exceed $10,000, the related Mortgage Loan Seller shall have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses.  Except as provided in the proviso to the immediately preceding sentence, the related Mortgage Loan Seller shall remit the amount of such costs and expenses and upon its making such remittance, the related Mortgage Loan Seller shall be deemed to have cured such Breach in all respects.  To the extent any fees or expenses that are the subject of a cure by the related Mortgage Loan Seller are subsequently obtained from the related Mortgagor, the portion of the cure payment made by the related Mortgage Loan Seller equal to such fees or expenses obtained from the related Mortgagor shall promptly be returned to the related Mortgage Loan Seller.  Periodic Payments due with respect to each Qualified Substitute Mortgage Loan (if any) after the related Due Date in the month of substitution, and Periodic Payments due with respect to each Mortgage Loan being repurchased or replaced after the related Cut‑off Date and received by the Master Servicer or the Special Servicer on behalf of the Issuer on or prior to the related date of repurchase or substitution, shall belong to the Issuer.  Periodic Payments due with respect to each Qualified Substitute Mortgage Loan (if any) on or prior to the related Due Date in the month of substitution, and Periodic Payments due with respect to each Mortgage Loan being repurchased or replaced and received by the Master Servicer or the Special Servicer on behalf of the Issuer after the related date of repurchase or substitution, shall not be owned by the Issuer and are to be remitted by the Master Servicer or the Special Servicer to the applicable Mortgage Loan Seller effecting the related repurchase or substitution promptly following receipt.  Notwithstanding anything contained in this Agreement or the related Mortgage Loan Purchase Agreement, no delay in either the discovery of a Defect or Breach shall relieve the applicable Mortgage Loan Seller of its obligation to repurchase if it is otherwise required to do so under the related Mortgage Loan Purchase Agreement and/or this Article II unless (i) the related Mortgage Loan Seller did not otherwise discover or have knowledge of such Breach or Defect and (ii) such delay is a result of the failure by a party to the applicable Mortgage Loan Purchase Agreement, or this Agreement, to provide prompt notice as required by the terms of the applicable Mortgage Loan Purchase Agreement, or this Agreement, after such party has actual knowledge of such Defect or Breach (knowledge shall not be deemed to exist by reason of the Custodial Exception Report) and such delay precludes such Mortgage Loan Seller from curing such Defect or Breach.
(c) Subject to the applicable Mortgage Loan Seller’s right to cure as contemplated above in this Section 2.03, and further subject to Section 2.01(b) and Section 2.01(c), any of the following will cause a document in the Mortgage File to be deemed to have a “Defect” and to be conclusively presumed to materially and adversely affect the interests of Noteholders in a Mortgage Loan or Owned Subordinate Companion Loan (but solely with respect to clause (a)) and to be deemed to materially and adversely affect the interest of the Noteholders in and the value of a Mortgage Loan or Owned Subordinate Companion Loan:  (a) the absence from the Mortgage File of the original signed Mortgage Note, unless the Mortgage File contains a signed lost note affidavit and indemnity with a copy of the Mortgage Note that appears to be regular on its face; (b) the absence from the Mortgage File of the original signed Mortgage that appears to be regular on its face, unless there is included in the Mortgage File either a copy of the Mortgage with evidence of recording thereon or a copy of the Mortgage and a certificate from the related Mortgage Loan Seller stating that the original signed Mortgage was sent for recordation; (c) the absence from the Mortgage File of the item called for by clause (viii) of the definition of Mortgage File; (d) the absence from the Mortgage File of any intervening assignments required to create a complete chain of assignments to the Indenture Trustee on behalf of the Issuer, unless there is included in the Mortgage File either a copy of the assignment with evidence of recording thereon or a copy of the intervening assignment and a certificate from the related Mortgage Loan Seller stating that the original intervening assignments were sent for filing or recordation, as applicable; (e) the absence from the Mortgage File of any required letter of credit (except as permitted under Section 2.01(b)); or (f) with respect to any related leasehold Mortgage Loan, the absence from the related Mortgage File of a copy (or an original, if available) of the related Ground Lease; provided, however, that no Defect (except the Defects previously described in subclauses (a) through (f) of this Section 2.03(c)) shall be considered to materially and adversely affect the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of the Indenture Trustee or Noteholders unless the document with respect to which the Defect exists is required in connection with an imminent enforcement of the mortgagee’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation; provided, further, that no Defect relating to the Non-Serviced Pari Passu Mortgage Loan previously described in subclauses (b) through (f) of this Section 2.03(c) shall be considered to materially and adversely affect the value of such Mortgage Loan, the value of the related Mortgaged Property or the interests of the Indenture Trustee or Noteholders unless the related Mortgage Loan Seller, after receipt of notice of such Defect, is unable to produce a copy of the document with respect to which the Defect exists within a reasonable period after receiving such notice or otherwise establish that the original or copy, as applicable, of such document has been delivered, in compliance with the terms of the related Non-Serviced Servicing Agreement, to [NON-SERVICED CUSTODIAN], as custodian under the related Non-Serviced Servicing Agreement.  Notwithstanding the foregoing, the delivery of executed escrow instructions or a binding commitment to issue a lender’s title insurance policy, as provided in clause (viii) of the definition of Mortgage File herein, in lieu of the delivery of the actual policy of lender’s title insurance, shall not be considered a Defect or Breach with respect to any Mortgage File if such actual policy is delivered to the Custodian not later than eighteen (18) months following the Closing Date.  Notwithstanding the foregoing, to the extent a Mortgage Loan Seller has otherwise complied with its document delivery requirements under this Agreement and the related Mortgage Loan Purchase Agreement, in the event that the Custodian has acknowledged receipt pursuant to Section 2.02 above of a document that is part of the Mortgage File or a Mortgage Loan Seller can otherwise prove delivery of the document, and the Custodian subsequently loses a document, the fact that such document is lost may not be utilized as the basis for a claim of a Defect against a Mortgage Loan Seller pursuant to Section 6(e) of the related Mortgage Loan Purchase Agreement and/or this Section 2.03 and the Custodian shall be liable for any such loss to the extent provided for in Section 9.01 hereof.
(d) In connection with any repurchase of, or substitution of a Qualified Substitute Mortgage Loan for a Mortgage Loan or a repurchase of an Owned Subordinate Companion Loan contemplated by this Section 2.03, the Indenture Trustee, the Note Administrator, the Custodian, the Master Servicer and the Special Servicer shall each tender to the applicable Mortgage Loan Seller, upon delivery to each of the Indenture Trustee, the Note Administrator, the Custodian, the Master Servicer and the Special Servicer of a receipt executed by the applicable Mortgage Loan Seller evidencing such repurchase or substitution, all portions of the Mortgage File and other documents pertaining to such Mortgage Loan or Owned Subordinate Companion Loan possessed by each of the Indenture Trustee, the Note Administrator, the Custodian, the Master Servicer and the Special Servicer (other than attorney‑client communications that are privileged communications), and each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Indenture Trustee shall be endorsed or assigned, as the case may be to the applicable Mortgage Loan Seller in the same manner as provided in Section 6 of the related Mortgage Loan Purchase Agreement and, if applicable, the definition of “Mortgage File” herein, so as to vest in such Mortgage Loan Seller the legal and beneficial ownership of such repurchased or substituted Mortgage Loan or Owned Subordinate Companion Loan (including property acquired in respect thereof and proceeds of any insurance policy with respect thereto) and the related Mortgage Loan documents.
(e) Section 6(e) of each of the Mortgage Loan Purchase Agreements provides the sole remedy available to the Noteholders (subject to the limitations on the rights of the Noteholders under this Agreement), or the Indenture Trustee on behalf of the Noteholders, the Master Servicer or the Special Servicer, with respect to any Defect in a Mortgage File or any Breach of any representation or warranty with respect to a Mortgage Loan or Owned Subordinate Companion Loan set forth in or required to be made pursuant to Section 6 of any of the Mortgage Loan Purchase Agreements; provided, however, that the foregoing shall in no way limit the ability of the Master Servicer, Special Servicer or Indenture Trustee to take any action against [REPURCHASE GUARANTOR ENTITIES], to the extent provided for pursuant to the related Mortgage Loan Purchase Agreement, including, without limitation, pursuant to Sections 24 and 25 thereof.
(f) The Master Servicer (in the case of Non‑Specially Serviced Mortgage Loans) or the Special Servicer (in the case of Specially Serviced Mortgage Loans) shall, for the benefit of the Noteholders, enforce the obligations of the applicable Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement.  Such enforcement, including, without limitation, the legal prosecution of claims, if any, shall be carried out in such form, to such extent and at such time as the Master Servicer or the Special Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan(s) or Owned Subordinate Companion Loan.  Any costs incurred by the Master Servicer or the Special Servicer with respect to the enforcement of the obligations of the applicable Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement shall, to the extent not recovered from the applicable Mortgage Loan Seller, be deemed to be Servicing Advances to the extent not otherwise provided for herein.  The Master Servicer or the Special Servicer, as applicable, shall be reimbursed for the reasonable costs of such enforcement:  first, from a specific recovery, if any, of costs, expenses or attorneys’ fees against the applicable Mortgage Loan Seller; second, pursuant to Section 3.05(a)(vii) herein out of the related Purchase Price, to the extent that such expenses are a specific component thereof; and third, if at the conclusion of such enforcement action it is determined that the amounts described in clauses first and second are insufficient, then pursuant to Section 3.05(a)(viii) herein out of general collections on the Mortgage Loans on deposit in the Collection Account.  Any costs, expenses or attorneys’ fees related to a repurchase of a Companion Loan shall be paid pursuant to the related Intercreditor Agreement or pursuant to the documents related to an Other Securitization, if applicable.

(g) If a Mortgage Loan Seller incurs any expense in connection with the curing of a Breach, which also constitutes a default under the related Mortgage Loan and is reimbursable thereunder, such Mortgage Loan Seller shall have a right, and shall be subrogated to the rights of the Indenture Trustee and the Issuer under the Mortgage Loan to recover the amount of such expenses from the related Mortgagor; provided, however, that such Mortgage Loan Seller’s rights pursuant to this Section 2.03(g) shall be junior, subject and subordinate to the rights of the Indenture Trustee, the Note Administrator, the Issuer, the Master Servicer and the Special Servicer to recover amounts owed by the related Mortgagor under the terms of such Mortgage Loan including, without limitation, the rights to recover unreimbursed Advances, accrued and unpaid interest on Advances at the Reimbursement Rate, fees owed to the Special Servicer, and unpaid or unreimbursed expenses of the Indenture Trustee, the Note Administrator, the Issuer, the Master Servicer or the Special Servicer allocable to such Mortgage Loan.  The Master Servicer or, with respect to a Specially Serviced Mortgage Loan, the Special Servicer, shall use reasonable efforts to recover such expenses for such Mortgage Loan Seller to the extent consistent with the Servicing Standard, but taking into account the subordinate nature of the reimbursement to the related Mortgage Loan Seller; provided, however, that the Master Servicer or, with respect to a Specially Serviced Mortgage Loan, the Special Servicer, determines in the exercise of its sole discretion consistent with the Servicing Standard that such actions by it will not impair the Master Servicer’s and/or the Special Servicer’s collection or recovery of principal, interest and other sums due with respect to the related Mortgage Loan that would otherwise be payable to the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator and the Noteholders pursuant to the terms of this Agreement; provided, further, that the Master Servicer or, with respect to a Specially Serviced Mortgage Loan, the Special Servicer, may waive the collection of amounts due on behalf of such Mortgage Loan Seller in its sole discretion in accordance with the Servicing Standard.
(h) If (i) any Crossed Underlying Loan is required to be repurchased or substituted for in the manner described in this Section 2.03 and (ii) the applicable Defect or Breach does not constitute a Defect or Breach, as the case may be, as to any other Crossed Underlying Loan in the related Crossed Mortgage Loan Group (without regard to this paragraph), then the applicable Defect or Breach, as the case may be, will be deemed to constitute a Defect or Breach, as the case may be, as to any other Crossed Underlying Loan in the related Crossed Mortgage Loan Group for purposes of this paragraph, and the related Mortgage Loan Seller will be required to repurchase or substitute for such other Crossed Underlying Loan(s) in the related Crossed Mortgage Loan Group as provided in Section 2.03(b) unless such other Crossed Underlying Loans satisfy the Crossed Underlying Loan Repurchase Criteria.  In the event that the remaining Crossed Underlying Loans in such Crossed Mortgage Loan Group satisfy the aforementioned criteria, the applicable Mortgage Loan Seller may elect either to repurchase or substitute for only the affected Crossed Underlying Loan(s) as to which the related Breach or Defect exists or to repurchase or substitute for all of the Crossed Underlying Loans in the related Crossed Mortgage Loan Group.  Any reserve or other cash collateral or letters of credit securing the Crossed Underlying Loans shall be allocated among the related Crossed Underlying Loans in accordance with the related Mortgage Loan documents or otherwise on a pro rata basis based upon their outstanding Stated Principal Balances.  Except as provided in this Section 2.03(h) and Section 2.03(i), all other terms of the related Mortgage Loans shall remain in full force and effect without any modification thereof.

(i) Notwithstanding the foregoing, if the related Mortgage provides for the partial release of one or more of the Crossed Underlying Loans, the Depositor may cause the related Mortgage Loan Seller to repurchase only that Crossed Underlying Loan required to be repurchased pursuant to this Section 2.03, pursuant to the partial release provisions of the related Mortgage; provided, however, that (i) the remaining related Crossed Underlying Loan(s) fully comply with the terms and conditions of the related Mortgage, this Agreement and the related Mortgage Loan Purchase Agreement, including the Crossed Underlying Loan Repurchase Criteria, (ii) in connection with such partial release, the related Mortgage Loan Seller obtains an Opinion of Counsel (at such Mortgage Loan Seller’s expense) to the effect that the contemplated action will not cause a Tax Event, or result in the imposition of any tax on the Issuer and (iii) in connection with such partial release, the related Mortgage Loan Seller delivers or causes to be delivered to the Custodian original modifications to the Mortgage prepared and executed in connection with such partial release.
(j) With respect to any Crossed Underlying Loan, to the extent that the applicable Mortgage Loan Seller is required to repurchase or substitute for such Crossed Underlying Loan in the manner prescribed in Section 2.03(g) while the Indenture Trustee continues to hold any other Crossed Underlying Loans in the related Crossed Mortgage Loan Group, the applicable Mortgage Loan Seller and the Master Servicer or, with respect to a Specially Serviced Mortgage Loan, the Special Servicer, on behalf of the Indenture Trustee, as assignee of the Depositor, will, as set forth in the related Mortgage Loan Purchase Agreement, forbear from enforcing any remedies against the other’s Primary Collateral but each will be permitted to exercise remedies against the Primary Collateral securing its respective related Mortgage Loans, including with respect to the Indenture Trustee, the Primary Collateral securing the Mortgage Loans still held by the Indenture Trustee, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against its Primary Collateral.  If the exercise of the remedies by one party would materially impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the Crossed Underlying Loans held by such party, then both parties have agreed in the related Mortgage Loan Purchase Agreement to forbear from exercising such remedies until the Mortgage Loan documents evidencing and securing the relevant Mortgage Loan can be modified in a manner that complies with the related Mortgage Loan Purchase Agreement to remove the threat of material impairment as a result of the exercise of remedies.
(k) (i)  If an Initial Requesting Noteholder delivers a written request to a party to this Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Defect or Breach with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Noteholder Repurchase Request”), such party shall promptly forward that Noteholder Repurchase Request to the related Mortgage Loan Seller and each other party to this Agreement.  Subject to Section 2.03(l), the Master Servicer (in the case of non-Specially Serviced Loans) and the Special Servicer (in the case of Specially Serviced Mortgage Loans) (the “Enforcing Servicer”) shall be the Enforcing Party with respect to a Noteholder Repurchase Request.
(ii) If the Depositor, the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) obtains knowledge of a Defect or Breach with respect to a Mortgage

Loan, that party shall deliver prompt written notice of such Defect or Breach to each other party to this Agreement identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “ISA Party Repurchase Request” and, either a Noteholder Repurchase Request or a ISA Party Repurchase Request, a “Repurchase Request”) and the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Mortgage Loans) will be required to promptly send the ISA Party Repurchase Request to the related Mortgage Loan Seller.  Prior to the occurrence of a Resolution Failure, the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Mortgage Loans) shall act as the Enforcing Party and enforce the rights of the Issuer against the related Mortgage Loan Seller with respect to a ISA Party Repurchase Request.
(iii) If the Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described in Section 2.03(l) below shall apply.  Receipt of the Repurchase Request shall be deemed to occur two (2) Business Days after the Repurchase Request is sent to the related Mortgage Loan Seller.
After the Dispute Resolution Cut-off Date, if no Noteholder or Note Owner has become a Requesting Noteholder, no Noteholder or Note Owner shall have the right to elect to refer the Repurchase Request to mediation or arbitration and the Enforcing Servicer, as the Enforcing Party, shall be the sole party entitled to enforce the Issuer’s rights against the related Mortgage Loan Seller, subject to the consent or consultation rights of the Directing Holder pursuant to Section 6.08.
(l) (i)  After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Noteholder or by a party to this Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Noteholder, if any, to the address specified in the Initial Requesting Noteholder’s Repurchase Request, and to the Note Administrator (which shall be delivered via electronic mail to [E-MAIL ADDRESS]) who shall make such notice available to all other Noteholders and Note Owners (by posting such notice on the Note Administrator’s Website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”). Such notice shall include (a) a request to Noteholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within [30] days of the date of such notice and a disclaimer that responses received after such [30]-day period shall not be taken into consideration, (b) a statement that if any Noteholder disagrees with the Proposed Course of Action, the Enforcing Servicer shall be compelled to follow or accept the course of action agreed to and/or proposed by the majority of the responding Noteholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Noteholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Noteholders to send their responses to the applicable Enforcing Servicer and the Note Administrator. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request but the Initial Requesting Noteholder, if any, or any other Noteholder or Note Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request but the Initial Requesting Noteholder, if any, or any other Noteholder or Note Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Noteholder, if any, or such other Noteholder or Note Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within [30] days from the date the Proposed Course of Action Notice is posted on the Note Administrator’s Website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.  If any Noteholder or Note Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Noteholders or Note Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses shall be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action. The Note Administrator shall within [three] (3) Business Days after the expiration of the [30]-day response period, tabulate the responses received from the Noteholders and share the results with the Enforcing Servicer. The Note Administrator shall only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language shall not be taken into consideration for purposes of determining whether the related Noteholder agrees or disagrees with the Proposed Course of Action. The Note Administrator shall be under no obligation to answer any questions from Noteholders regarding such Proposed Course of Action. For the avoidance of doubt, the Note Administrator’s obligations in connection with this Section 2.03(l) shall be limited solely to tabulating Noteholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation shall not be construed to impose any enforcement obligation on the Note Administrator. The Enforcing Servicer may conclusively rely (without investigation) on the Note Administrator’s tabulation of the majority of the responding Noteholders.
(ii) If neither the Initial Requesting Noteholder, if any, nor any other Noteholder or Note Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Noteholder or Note Owner shall have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer shall be the sole party entitled to enforce the Issuer’s rights against the related Mortgage Loan Seller, subject to the consent or consultation rights of the Directing Holder pursuant to Section 7.08.
(iii) [Promptly and in any event within [__] Business Days following receipt of a Preliminary Dispute Resolution Election Notice from (a) the Initial Requesting Noteholder, if any, or (b) any other Noteholder or Note Owner (each of clauses (a) and (b), a “Requesting Noteholder”), the Enforcing Servicer will be required to consult with each Requesting Noteholder regarding such Requesting Noteholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Noteholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than [10] Business Days following the Dispute Resolution Cut-off Date.  The Enforcing Servicer shall be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations.] No later than [5] Business Days after completion of the Dispute Resolution Consultation, a Requesting Noteholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).
(iv) If, following the Dispute Resolution Consultation, no Requesting Noteholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and will remain obligated under this Agreement to enforce the rights of the Issuer with respect to the Repurchase Request and no Noteholder or Note Owner shall have any further right to elect to refer the matter to mediation or arbitration.
(v) If a Requesting Noteholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Noteholder shall become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration.  If there are more than one Requesting Noteholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Noteholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Noteholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Noteholder commences arbitration or mediation pursuant to the terms of this Agreement within [30] days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Noteholder to act as the Enforcing Party shall terminate and no Noteholder or Note Owner shall have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer shall take no further action with respect to the Repurchase Request, then the related Defect or Breach shall be deemed waived for all purposes under this Agreement and the related Mortgage Loan Purchase Agreement, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer shall again become the Enforcing Party and, as such, shall be the sole party entitled to enforce the Issuer’s rights against the related Mortgage Loan Seller.
(vi) Notwithstanding the foregoing, the dispute resolution provisions described above under this Section 2.03(l) will not apply, and the Enforcing Servicer shall remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Noteholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.
(vii) In the event a Requesting Noteholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuer, shall remain a party to any proceedings against the related Mortgage Loan Seller.

(viii) For the avoidance of doubt, none of the Depositor, any Mortgage Loan Seller nor any of their respective Affiliates shall be entitled to be an Initial Requesting Noteholder or a Requesting Noteholder.
(ix) The Requesting Noteholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Noteholder shall not be entitled to then utilize the alternative method if the initial method is unsuccessful.
(m)         If the Enforcing Party selects mediation (including nonbinding arbitration), the following provisions shall apply:
(i)          The mediation shall be administered by a nationally recognized mediation services provider selected by the related Mortgage Loan Seller (such provider, the “Mediation Services Provider”) in accordance with published mediation procedures promulgated by the Mediation Services Provider.
(ii) The mediator shall be impartial, an attorney and have at least [fifteen (15)] years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions and who will be appointed from a list of neutrals maintained by the Mediation Services Provider.  Upon being supplied a list of at least ten potential mediators by the Mediation Services Provider each party will have the right to exercise two peremptory challenges within [fourteen (14)] days and to rank the remaining potential mediators in order of preference.  The Mediation Services Provider shall select the mediator from the remaining attorneys on the list respecting the preference choices of the parties to the extent possible.
(iii) The parties shall use commercially reasonable efforts to conduct an organizational conference to begin the mediation within [10] Business Days of the selection of the mediator and to conclude the mediation within [60] days thereafter.
(iv) The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.
(n)         If the Enforcing Party selects third-party arbitration, the following provisions will apply:
(i)          The arbitration shall be administered by a nationally recognized arbitration services provider selected by the related Mortgage Loan Seller (such provider, the “Arbitration Services Provider”) in accordance with published arbitration procedures promulgated by the Arbitration Services Provider.
(ii) The arbitrator shall be impartial, an attorney and have at least [fifteen (15)] years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions and who will be appointed from a list of neutrals maintained by the Arbitration Services Provider.  Upon being supplied a list of at least ten potential arbitrators by the Arbitration Services Provider each party will have the right to exercise two peremptory challenges within [fourteen (14)] days and to rank the remaining potential arbitrators in order of preference.  The Arbitration Services Provider will select the arbitrator from the remaining attorneys on the list respecting the preference choices of the parties to the extent possible. Prior to accepting an appointment, the arbitrator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule.
(iii) After consulting with the parties at an organizational conference held not later than 10 Business Days after its appointment, the arbitrator shall devise procedures and deadlines for the arbitration, to the extent not already agreed to by the parties, with the goal of expediting the proceeding and completing the arbitration within [120] days.  The arbitrator shall have the authority to schedule, hear, and determine any and all motions, including dispositive and discovery motions, in accordance with the Federal Rules of Civil Procedure for non-jury matters (the “Rules”) (including summary judgment and other prehearing and post hearing motions), and will do so by reasoned decision on the motion of any party to the arbitration.
(iv)       [Notwithstanding whatever other discovery may be available under the Rules, unless otherwise agreed by the parties, each party to the arbitration will be presumptively limited to the following discovery in the arbitration: [(A) the parties shall reasonably and in good faith voluntarily produce to all other parties all documents upon which they intend to rely and all documents they reasonably and in good faith believe to be relevant to the claims or defenses asserted by any of the parties, (B) party witness depositions (excluding Rule 30b-6 witnesses), and (C) expert witness depositions,] provided that the arbitrator shall have the ability to grant the parties, or either of them, additional discovery to the extent that the arbitrator determines good cause is shown that such additional discovery is reasonable and necessary.]
(v) The arbitrator shall make its final determination no later than [30] days after the conclusion of the hearings and submission of any post-hearing submissions.  The arbitrator shall resolve the dispute in accordance with the terms of the related Mortgage Loan Purchase Agreement and this Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements.  The arbitrator will not have the power to award punitive damages or consequential damages in any arbitration conducted by them.  Interest on any monetary award shall bear interest from the date of the Final Dispute Resolution Election Notice at the Prime Rate.  In its final determination, the arbitrator shall determine and award the costs of the arbitration (including the fees of the arbitrator, cost of any record or transcript of the arbitration, and administrative fees) and shall award reasonable attorneys’ fees to the parties to the arbitration as determined by the arbitrator in its reasonable discretion.  The determination of the arbitrator shall be by a reasoned decision in writing and counterpart copies will be promptly delivered to the parties. The final determination of the arbitrator shall be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be enforced in any court of competent jurisdiction.

(vi)       By selecting arbitration, the selecting party is giving up the right to sue in court, including the right to a trial by jury.
(vii)      No person may bring a putative or certificated class action to arbitration.
(o)        The following provisions will apply to both mediation and third-party arbitration:
(i)  Any mediation or arbitration will be held in New York, New York unless another location is agreed by all parties;
(ii) If the dispute involves a matter that cannot effectively be remedied by the payment of damages, or if there be any dispute relating to arbitration or the arbitrators that cannot be resolved promptly by the arbitrators or the Arbitration Services Provider, then any party in such instance may during the pendency of the arbitration proceedings seek temporary equitable remedies, pending the final decision of the arbitration panel, solely by application in the Southern District of New York if such court has subject matter jurisdiction, or if the Southern District of New York has no jurisdiction, then it the Supreme Court of the State of New York for the County of New York.  The arbitration proceedings shall not be stayed unless so ordered by the court.
(iii) The details and/or existence of any Repurchase Request, any informal meetings, mediations or arbitration proceedings conducted under this Section 2.03, including all offers, promises, conduct and statements, whether oral or written, made in the course of the parties’ attempt to informally resolve any Repurchase Request, will be confidential, privileged and inadmissible for any purpose, including impeachment, in any mediation, arbitration or litigation, or other proceeding (including any proceeding under this Section 2.03).  Such information will be kept strictly confidential and will not be disclosed or shared with any third party (other than a party’s attorneys, experts, accountants and other agents and representatives, as reasonably required in connection with any resolution procedure under this Section 2.03), except as otherwise required by law, regulatory requirement or court order.  If any party to a resolution procedure receives a subpoena or other request for information from a third party (other than a governmental regulatory body) for such confidential information, the recipient will promptly notify the other party to the resolution procedure and will provide the other party with a reasonable opportunity to object to the production of its confidential information.
(iv) [In the event a Requesting Noteholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, shall be required to contain an acknowledgment that the Issuer, or the Enforcing Servicer on its behalf, shall be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding shall be determined by such Enforcing Servicer in consultation with the Directing Holder (provided that no Consultation Termination Event has occurred and is continuing and an Excluded Loan is not involved), and in accordance with the Servicing

Standard.] All amounts recovered by the Enforcing Party shall be paid to the Issuer, or the Enforcing Servicer on its behalf, and deposited in the Collection Account.  The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Noteholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuer nor the Enforcing Servicer acting on its behalf shall be responsible for any such costs and expenses allocated to the Requesting Noteholder.
(v)       In the event a Requesting Noteholder is the Enforcing Party, the Requesting Noteholder is required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.
(vi)      The Issuer (or the Indenture Trustee or the Enforcing Servicer, acting on its behalf), the Depositor or any Mortgage Loan Seller shall be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration.  Each party to the proceedings shall be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such procedures; provided, however, that the Noteholders shall be permitted to communicate prior to the commencement of any such proceedings to the extent provided in Section 6.06.
(vii)      For the avoidance of doubt, in no event shall the exercise of any right of a Requesting Noteholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Holder.
(viii)      If the method of dispute resolution selected is unsuccessful, the Requesting Noteholder may not elect to then utilize the alternative method.
(ix)     Any out-of-pocket expenses required to be borne by the Enforcing Servicer in a mediation or arbitration shall be reimbursable as administrative expenses.
(p)        As of the Closing Date (with respect to the Collateral owned or existing as of the Closing Date) and each date on which any Collateral is acquired (only with respect to each Collateral so acquired or arising after the Closing Date), the Issuer represents and warrants as follows:
(vi) this Indenture creates a valid and continuing security interest (as defined in the UCC) in the Collateral in favor of the Indenture Trustee for the benefit of the Secured Parties, which security interest is prior to all other liens, and is enforceable as such against creditors of and purchasers from the Issuer;
(vii) the Issuer owns and has good and marketable title to such Collateral free and clear of any lien, claim or encumbrance of any Person;
(viii) in the case of each Collateral, the Issuer has acquired its ownership in such Collateral in good faith without notice of any adverse claim as defined in Section 8-102(a)(1) of the UCC as in effect on the date hereof;

(ix) other than the security interest granted to the Indenture Trustee for the benefit of the Secured Parties pursuant to this Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral;
(x) the Issuer has not authorized the filing of, and is not aware of, any financing statements against the Issuer that include a description of collateral covering the Collateral other than any financing statement (x) relating to the security interest granted to the Indenture Trustee for the benefit of the Secured Parties hereunder or (y) that has been terminated; the Issuer is not aware of any judgment lien, Pension Benefit Guaranty Corporation lien or tax lien filings against the Issuer;
(xi) the Issuer has received all consents and approvals required by the terms of the Collateral to grant to the Indenture Trustee its interest and rights in such Collateral hereunder;
(xii) the Issuer has caused or will have caused, within ten (10) days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Collateral granted to the Indenture Trustee for the benefit of the Secured Parties hereunder;
(xiii) all of the Collateral constitutes one or more of the following categories: an Instrument, a General Intangible, a Certificated Security or an Uncertificated Security, or a Financial Asset in which a Security Entitlement has been created and that has been or will have been credited to a Securities Account and proceeds of all the foregoing;
(xiv) the Securities Intermediary has agreed to treat all Collateral credited to the Custodial Account as a Financial Asset;
(xv) the Issuer has delivered a fully executed Securities Account Control Agreement pursuant to which the Securities Intermediary has agreed to comply with all instructions originated by the Indenture Trustee relating to the Indenture Accounts without further consent of the Issuer; none of the Indenture Accounts is in the name of any Person other than the Issuer, the Note Administrator or the Indenture Trustee; the Issuer has not consented to the Securities Intermediary to comply with any Entitlement Orders in respect of the Indenture Accounts and any Security Entitlement credited to any of the Indenture Accounts originated by any Person other than the Indenture Trustee or the Note Administrator on behalf of the Indenture Trustee;
(xvi) (A) the original of each Mortgage Note, Participation certificate or other writing that evidences any pledged obligation that constitutes an Instrument has been delivered to the Custodian for the benefit of the Indenture Trustee and (B) no such Mortgage Note, Participation certificate or other writing that evidences such collateral has any marks or notations indicating that it has been pledged, assigned or otherwise conveyed by the Issuer to any Person other than the Indenture Trustee; and
(i) each of the Indenture Accounts constitutes a Securities Account in respect of which the Note Administrator, on behalf of the Indenture Trustee, has accepted to be

“securities intermediary” (within the meaning of Section 8-102(a)(14) of the UCC as in effect in the State of New York) (the “Securities Intermediary”) pursuant to the Securities Account Control Agreement.
Section 2.04          Execution of Notes.  The Indenture Trustee hereby acknowledges the Grant to it of the Mortgage Loans and the Owned Subordinate Companion Loan and, subject to Section 2.01 and 2.02, the delivery to the Custodian of the Mortgage Files and a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, together with the Grant to it of all of the other Collateral.  Concurrently with such Grant and delivery, the Indenture Trustee acknowledges that it has caused the Note Registrar to execute and caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Issuer, the [Regular] Notes[, the Class [ARD] Notes and the Class [LOAN-SPECIFIC] Notes], and the Issuer hereby acknowledges the receipt by it or its designees, of such Notes in authorized Denominations.
Section 2.05          Compliance Certificates and Opinions
(a) Promptly after the date hereof, the Issuer shall furnish to the Indenture Trustee an Opinion of Counsel either stating that in the opinion of such counsel the Indenture has been properly recorded and filed so as to make effective the lien intended to be created thereby, and reciting the details of such action, or stating that in the opinion of such counsel no such action is necessary to make such lien effective.
(b) On each anniversary of the date hereof, the Issuer shall furnish to the Indenture Trustee an Opinion of Counsel either stating that in the opinion of such counsel such action has been taken with respect to the recording, filing, rerecording, and refiling of the indenture as is necessary to maintain the lien of such Indenture, and reciting the details of such action, or stating that in the opinion of such counsel no such action is necessary to maintain such lien.
(c) Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:
(i)        a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;
(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(iii) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether such covenant or condition has been complied with; and
(iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.
Section 2.06          Covenants of the Issuer.

(a) So long as any Note is Outstanding, the Issuer shall, to the maximum extent permitted by applicable law, maintain in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware and shall obtain and preserve its qualification to do business as a foreign limited liability company in each jurisdiction in which such qualifications are or shall be necessary to protect the validity and enforceability of this Indenture, the Notes or any of the Collateral; provided that the Issuer shall be entitled to change its jurisdiction of registration to any other jurisdiction reasonably selected by the Issuer so long as (i) such change is not disadvantageous in any material respect to the Holders of the Notes, (ii) it delivers written notice of such change to the Note Administrator for delivery to the Holders of the Notes and the Rating Agencies and (iii) on or prior to the fifteenth (15th) Business Day following delivery of such notice by the Note Administrator to the Noteholders, the Note Administrator shall not have received written notice from a Majority of the Subordinate Controlling Class objecting to such change.  So long as any Secured Notes are Outstanding, the Issuer will maintain at all times at least one director or manager who is Independent of the Special Servicer and its Affiliates.
(b) So long as any Note is Outstanding, the Issuer shall ensure that all limited liability company or other formalities regarding its existence are followed, as well as correcting any known misunderstanding regarding its separate existence.  The Issuer shall comply with all separateness provisions in its limited liability company agreement. The Issuer shall not take any action or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or its Collateral and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization or other insolvency proceeding.  The Issuer shall maintain and implement administrative and operating procedures reasonably necessary in the performance of the Issuer’s obligations hereunder, and the Issuer shall at all times keep and maintain, or cause to be kept and maintained, books, records, accounts and other information customarily maintained for the performance of the Issuer’s obligations hereunder.  Without limiting the foregoing, the Issuer shall not (A) have any subsidiaries (other than a Permitted Subsidiary), (B) have any employees (other than its managers), (C) join in any transaction with any member that is not permitted under the terms of the Servicing Agreement or this Indenture, (D) pay dividends other than in accordance with the terms of this Indenture, (E) commingle its funds or Collateral with those of any other Person, or (F) enter into any contract or agreement with any of its Affiliates, except upon terms and conditions that are commercially reasonable and substantially similar to those available in arm’s-length transactions with an unrelated party.
(c) The Issuer shall duly and punctually pay the principal of and interest on each Class of Notes in accordance with the terms of this Indenture.  Amounts properly withheld under the Code or other applicable law by any Person from a payment to any Noteholder of interest and/or principal shall be considered as having been paid by the Issuer, and, with respect to the Membership Interests, by the Issuer, to the holder of the Membership Interests for all purposes of this Indenture.
The Note Administrator shall, unless prevented from doing so for reasons beyond its reasonable control, give notice to each Noteholder of any such withholding requirement no later than ten (10) days prior to the related Payment Date from which amounts are required (as directed by the Issuer to be withheld), provided that, despite the failure of the Note Administrator to give such notice, amounts withheld pursuant to applicable tax laws shall be considered as having been paid by the Issuer, as provided above.
(d) The Issuer may at any time and from time to time vary or terminate the appointment of any such agent or appoint any additional agents for any or all of such purposes; provided, however, that the Issuer will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served; provided, further, that no paying agent shall be appointed in a jurisdiction which subjects payments on the Notes to withholding tax.  The Issuer shall give prompt written notice to the Indenture Trustee, the Note Administrator, the Rating Agencies and the Noteholders of the appointment or termination of any such agent and of the location and any change in the location of any such office or agency.
(e) The Issuer shall not take any action, and will use commercially reasonable efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s covenants or obligations under any Instrument included in the Collateral, except in the case of enforcement action taken with respect to any Defaulted Mortgage Loan in accordance with the provisions hereof and as otherwise required hereby.
(f) The Issuer may contract with other Persons, including the Servicer, the Special Servicer, the Note Administrator, or the Indenture Trustee, for the performance of actions and obligations to be performed by the Issuer hereunder by such Persons and the performance of the actions and other obligations with respect to the Collateral of the nature set forth in this Indenture.  Notwithstanding any such arrangement, the Issuer shall remain primarily liable with respect thereto.  In the event of such contract, the performance of such actions and obligations by such Persons shall be deemed to be performance of such actions and obligations by the Issuer; and the Issuer shall punctually perform, and use commercially reasonable efforts to cause the Servicer, the Special Servicer or such other Person to perform, all of their obligations and agreements contained in this Indenture or such other agreement.
(g) The Issuer shall not:
(i) sell, assign, participate, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist), any part of the Collateral, except as otherwise expressly permitted by this Indenture;
(ii) claim any credit on, make any deduction from, or dispute the enforceability of, the payment of the principal or interest payable in respect of the Notes (other than (i) payments of principal and interest due and payable on the Mortgage Loans and the Owned Subordinate Companion Loan on or before the Cut‑off Date; (ii) prepayments of principal collected on or before the Cut‑off Date; (iii)  with respect to those Mortgage Loans that were closed in [DATE] but have their first Due Date in [DATE], any interest amounts relating to the period prior to the Cut‑off Date; and (iv) amounts required to be paid, deducted or withheld in accordance with any applicable law or regulation of any governmental authority) or assert any claim against any present or future Noteholder by reason of the payment of any taxes levied or assessed upon any part of the Collateral;
(iii) (A) incur or assume or guarantee any indebtedness, other than the Notes and this Indenture and the transactions contemplated hereby; or (B) issue any additional class of securities, other than the Notes and the Membership Interests;
(iv) (A) permit the validity or effectiveness of this Indenture or any Grant hereunder to be impaired, or permit the lien of this Indenture to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Indenture or the Notes, except as may be expressly permitted hereby; (B) permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance (other than the lien of this Indenture) to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof, any interest therein or the proceeds thereof, except as may be expressly permitted hereby; or (C) take any action that would permit the lien of this Indenture not to constitute a valid first priority security interest in the Collateral, except as may be expressly permitted hereby;
(v) to the maximum extent permitted by applicable law, dissolve or liquidate in whole or in part, except as permitted hereunder;
(vi) make or incur any capital expenditures, except as reasonably required to perform its functions in accordance with the terms of this Indenture;
(vii) become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease, hire any employees or pay any distribution to its equity holders;
(viii) maintain any bank accounts;
(ix) conduct business under an assumed name, or change its name without first delivering at least thirty (30) days’ prior written notice to the Indenture Trustee, the Note Administrator, the Noteholders and the Rating Agencies and an Opinion of Counsel to the effect that such name change will not adversely affect the security interest hereunder of the Indenture Trustee or the Secured Parties;
(x) take any action that would result in it failing to qualify as a Qualified REIT Subsidiary of 3650 Real Estate Investment Trust 2 LLC for federal income tax purposes (including, but not limited to, an election to treat the Issuer as a “taxable REIT subsidiary,” as defined in Section 856(1) of the Code), unless based on an Opinion of Counsel of Cadwalader, Wickersham & Taft LLP or another nationally-recognized tax counsel experienced in such matters, the Issuer will be treated as a Qualified REIT Subsidiary of a REIT other than 3650 Real Estate Investment Trust 2 LLC;
(xi) except for any agreements involving the purchase and sale of Mortgage Loans having customary purchase or sale terms and documented with customary loan trading documentation, enter into any agreements unless such agreements contain “non-petition” and “limited recourse” provisions;
(xii) amend its organizational documents without obtaining a Rating Agency Confirmation in connection therewith; or
(xiii) engage in any business or activity other than issuing its Membership Interests and selling the Notes pursuant to this Indenture and any supplements thereto, issuing, and acquiring, owning, holding, disposing of and pledging the Collateral in connection with the Notes and such other activities which are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith.
(h) Neither the Issuer nor the Indenture Trustee shall sell, transfer, exchange or otherwise dispose of Collateral, or enter into or engage in any business with respect to any part of the Collateral, except as expressly permitted or required by this Indenture.
(i) The Issuer shall not invest any of its Collateral in “securities” (as such term is defined in the 1940 Act) and shall keep all of the Issuer’s Collateral in cash.
(j) For so long as any of the Notes are Outstanding, the Issuer shall not issue any Membership Interests to any Person other than the Depositor or a wholly-owned subsidiary of 3650 Real Estate Investment Trust 2 LLC.
(k) The Issuer shall not enter into any material new agreements (other than any Mortgage Loan Purchase Agreement or other agreement contemplated by this Indenture) (including in connection with the sale of Collateral by the Issuer) without the prior written consent of the Holders of a Majority of the Principal Balance of the Notes and shall provide notice of all new agreements (other than any Mortgage Loan or other agreement specifically contemplated by this Indenture) to the Holders of the Notes.  The foregoing notwithstanding, the Issuer may agree to any material new agreements; provided that (i) the Issuer determines that such new agreements would not, upon becoming effective, adversely affect the rights or interests of any Class or Classes of Noteholders and (ii) subject to obtaining a Rating Agency Confirmation.
(l) The Issuer shall not, and shall not permit any Affiliate of the Issuer to, enter into any subordinate debt transaction or equity transaction related to a Mortgage Loan (and its underlying collateral) with the borrower or an Affiliate of the borrower under such Mortgage Loan.
 [End of Article II]

ARTICLE III

ADMINISTRATION AND
SERVICING OF THE MORTGAGE LOANS
Section 3.01          The Master Servicer to Act as Master Servicer; Special Servicer to Act as Special Servicer; Administration of the Mortgage Loans, the Serviced Companion Loans, the Owned Subordinate Companion Loan and REO Properties.  (a) Each of the Master Servicer and Special Servicer shall diligently service and administer the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) it is obligated to service in accordance with applicable law, this Agreement and the Mortgage Loan documents on behalf of the Issuer and in the best interests of and for the benefit of the Noteholders and, (i) in the case of the Serviced Companion Loans, the Companion Holders and (ii) in the case of the Owned Subordinate Companion Loan, the Holders of the Class [LOAN-SPECIFIC] Notes and the Indenture Trustee, in each case, as a collective whole, taking into account the subordinate or pari passu nature of such Companion Loans or Owned Subordinate Companion Loan, as the case may be (as determined by the Master Servicer or Special Servicer, as the case may be, in its reasonable judgment), in accordance with applicable law, the terms of this Agreement (and, with respect to each Serviced Whole Loan, Owned Subordinate Companion Loan, Owned AB Whole Loan or any Mortgage Loan with related mezzanine debt, the related Intercreditor Agreement) and the terms of the respective Mortgage Loans and, if applicable, the related Companion Loan or Owned Subordinate Companion Loan, as the case may be, taking into account the subordinate or pari passu nature of the Companion Loan or Owned Subordinate Companion Loan, as the case may be.  With respect to each Serviced Whole Loan or Owned AB Whole Loan, in the event of a conflict between this Agreement and the related Intercreditor Agreement, the related Intercreditor Agreement shall control; provided that in no event shall the Master Servicer or the Special Servicer, as the case may be, take any action or omit to take any action in accordance with the terms of any Intercreditor Agreement that would cause the Master Servicer or the Special Servicer, as the case may be, to violate the Servicing Standard.  To the extent consistent with the foregoing, the Master Servicer and the Special Servicer shall service the Mortgage Loans (other than any Non-Serviced Mortgage Loan), the Serviced Companion Loans and the Owned Subordinate Companion Loan in accordance with the higher of the following standards of care:  (1) in the same manner in which, and with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers similar Mortgage Loans for other third party portfolios and (2) the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers similar Mortgage Loans owned by the Master Servicer or the Special Servicer, as the case may be, with a view to the (A) the timely recovery of all payments or principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Mortgage Loan or an REO Property, maximization of timely recovery of principal and interest on a net present value basis on such Mortgage Loans and any related Serviced Companion Loans, and the best interests of the Issuer and the Noteholders (as a collective whole as if such Noteholders constituted a single lender) (and in the case of any Whole Loan, the best interests of the Issuer, the Noteholders and any related Companion Holder (as a collective whole as if such Noteholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the subordinate or pari passu nature of the related Companion Loan), as determined by the Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:  (i) any relationship that the Master Servicer, the Special Servicer or any Affiliate of the Master Servicer or the Special Servicer may have with any Mortgagor or any Affiliate of such Mortgagor, any Mortgage Loan Seller or any other parties to this Agreement; (ii) the ownership of any Note, Companion Loan, mezzanine loan, or subordinate debt relating to a Mortgage Loan by the Master Servicer, the Special Servicer or any Affiliate of the Master Servicer or the Special Servicer, as applicable; (iii) the obligation, if any, of the Master Servicer to make Advances; (iv) the right of the Master Servicer’s or the Special Servicer’s, as the case may be, or any of its affiliates to receive compensation for its services and reimbursement for its costs hereunder or with respect to any particular transaction; (v) the ownership, servicing or management for others of (a) the Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan or (b) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by this Agreement or held by the Issuer, by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates; (vi) any debt that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any Mortgagor (including, without limitation, any mezzanine financing); (vii) any option to purchase any Mortgage Loan or the related Companion Loan the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates, may have; and (viii) any obligation of the Master Servicer or the Special Servicer, or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a Mortgage Loan Seller (if the Master Servicer or the Special Servicer or one of their respective affiliates is a Mortgage Loan Seller) (the foregoing, collectively referred to as the “Servicing Standard”).
The Master Servicer and the Special Servicer shall act in accordance with the Servicing Standard with respect to any action required to be taken regarding the Non-Serviced Mortgage Loans pursuant to their obligations under this Agreement.
Without limiting the foregoing, subject to Section 3.19, the Special Servicer shall be obligated to service and administer (i) any Mortgage Loans (other than the Non‑Serviced Mortgage Loans), any related Serviced Companion Loans and Owned Subordinate Companion Loan as to which a Servicing Transfer Event has occurred and is continuing (each, a “Specially Serviced Mortgage Loan”) or as otherwise provided herein with respect to Non-Specially Serviced Mortgage Loans in connection with any Major Decision and (ii) any REO Properties (other than the Non‑Serviced Mortgaged Properties); provided that the Master Servicer shall continue to receive payments and make all calculations, and prepare, or cause to be prepared, all reports, required hereunder with respect to the Specially Serviced Mortgage Loans, except for the reports specified herein as prepared by the Special Servicer, as if no Servicing Transfer Event had occurred and with respect to the REO Properties (and the related REO Loans) as if no REO Acquisition had occurred, and to render such services with respect to such Specially Serviced Mortgage Loans and REO Properties as are specifically provided for herein; provided, further, however, that the Master Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of the Special Servicer to provide sufficient information to the Master Servicer to comply with such duties or failure by the Special Servicer to otherwise comply with its obligations hereunder.  The Master Servicer, in its capacity as

Master Servicer, will not have any responsibility for the performance by the Special Servicer, in its capacity as Special Servicer, of its duties under this Agreement.  The Special Servicer, in its capacity as Special Servicer, will not have any responsibility for the performance by the Master Servicer, in its capacity as Master Servicer, of its duties under this Agreement.  Each Mortgage Loan, any related Serviced Companion Loan or Owned Subordinate Companion Loan, as applicable, that becomes a Specially Serviced Mortgage Loan shall continue as such until satisfaction of the conditions specified in Section 3.19(a).  Without limiting the foregoing, subject to (i) the processing of any Major Decision by the Special Servicer in accordance with the terms of this Agreement and (ii) Section 3.19, the Master Servicer shall be obligated to service and administer any Non-Specially Serviced Mortgage Loan, any related Serviced Companion Loan or Owned Subordinate Companion Loan.  The Special Servicer shall make the property inspections, use its reasonable efforts to collect the financial statements, budgets, operating statements and rent rolls and forward to the Master Servicer the reports in respect of the related Mortgaged Properties with respect to Specially Serviced Mortgage Loans in accordance with Section 3.12.  After notification to the Master Servicer, the Special Servicer may contact the Mortgagor of any Non‑Specially Serviced Mortgage Loan if efforts by the Master Servicer to collect required financial information have been unsuccessful or any other issues remain unresolved.  Such contact shall be coordinated through and with the cooperation of the Master Servicer.  No provision herein contained shall be construed as an express or implied guarantee by the Master Servicer or the Special Servicer of the collectability or recoverability of payments on the Mortgage Loans, any related Serviced Companion Loan or Owned Subordinate Companion Loan or shall be construed to impair or adversely affect any rights or benefits provided by this Agreement to the Master Servicer or the Special Servicer (including with respect to Servicing Fees, Special Servicing Fees or the right to be reimbursed for Advances and interest accrued thereon).  Any provision in this Agreement for any Advance by the Master Servicer or the Indenture Trustee is intended solely to provide liquidity for the benefit of the Noteholders and not as credit support or otherwise to impose on any such Person the risk of loss with respect to one or more of the Mortgage Loans, any related Serviced Companion Loans or Owned Subordinate Companion Loan.  No provision hereof shall be construed to impose liability on the Master Servicer or the Special Servicer for the reason that any recovery to the Noteholders in respect of a Mortgage Loan at any time after a determination of present value recovery is less than the amount reflected in such determination.
(b) Subject only to the Servicing Standard and the terms of this Agreement (including, without limitation, Section 7.08) and of the respective Mortgage Loans, any related Serviced Companion Loans or Owned Subordinate Companion Loan and any related Intercreditor Agreement, if applicable, and applicable law, the Master Servicer and the Special Servicer each shall have full power and authority, acting alone or, in the case of the Master Servicer, subject to Section 3.20, through one or more Sub‑Servicers, to do or cause to be done any and all things in connection with such servicing and administration for which it is responsible which it may deem necessary or desirable.  Without limiting the generality of the foregoing, each of the Master Servicer and the Special Servicer, in its own name (or in the name of the Indenture Trustee and, if applicable, the related Serviced Companion Noteholder), is hereby authorized and empowered by the Indenture Trustee to execute and deliver, on behalf of the Noteholders (including, in the case of the Owned Subordinate Companion Loan, the Holders of the Class [LOAN-SPECIFIC] Notes) (and, with respect to a Serviced Companion Loan, the related Serviced Companion Noteholder) and the Indenture Trustee or any of them, with respect to each Mortgage Loan, any related Serviced Companion Loan or Owned Subordinate Companion Loan, it is obligated to service under this Agreement:  (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the related Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral, and shall, from time to time, execute and/or deliver such financing statements, continuation statements and other documents or instruments as necessary to maintain the lien created by the related Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral; (ii) subject to Sections 3.08, 3.18 and 7.08, any and all modifications, waivers, amendments or consents to, under or with respect to any documents contained in the related Mortgage File; (iii) any and all instruments of satisfaction or cancellation, pledge agreements and other documents in connection with a defeasance, or of partial or full release or discharge, and all other comparable instruments; and (iv) any or all complaints or other pleadings to initiate and/or to terminate any action, suit or proceeding on behalf of the Issuer (in their representative capacities (except as set forth below in this paragraph).  The Master Servicer (with respect to Non-Specially Serviced Mortgage Loans) and the Special Servicer (with respect to Specially Serviced Mortgage Loans) shall provide to the Mortgagor related to such Mortgage Loans or Owned Subordinate Companion Loan that it is servicing any reports required to be provided to them pursuant to the related Mortgage Loan documents.  Subject to Section 3.10, the Indenture Trustee shall (i) on the Closing Date, furnish to the Master Servicer and the Special Servicer original powers of attorney in the form of Exhibit R attached hereto (or such other form as mutually agreed to by the Indenture Trustee and the Master Servicer or the Special Servicer, as applicable) and (ii) upon request, furnish, or cause to be furnished, to the Master Servicer or the Special Servicer any powers of attorney substantially in the form of Exhibit R attached hereto (or such other form as mutually agreed to by the Indenture Trustee and the Master Servicer or the Special Servicer, as applicable) and other documents necessary or appropriate to enable the Master Servicer or the Special Servicer, as the case may be, to carry out its servicing and administrative duties hereunder; provided, however, that the Indenture Trustee shall not be held responsible or liable for any acts of the Master Servicer or the Special Servicer, or for any negligence with respect to, or misuse of, any such power of attorney by the Master Servicer or the Special Servicer.  Notwithstanding anything contained herein to the contrary, the Master Servicer or the Special Servicer, as the case may be, shall not, without the Indenture Trustee’s written consent:  (i) initiate any action, suit or proceeding solely under the Indenture Trustee’s name without indicating the Master Servicer’s or the Special Servicer’s, as the case may be, representative capacity (unless prohibited by any requirement of the applicable jurisdiction in which any such action, suit or proceeding is brought and if so prohibited, in the manner required by such jurisdiction (provided that the Master Servicer or Special Servicer, as applicable, shall then provide five (5) Business Days’ written notice to the Indenture Trustee of the initiation of such action, suit or proceeding (or such shorter time period as is reasonably required in the judgment of the Master Servicer or the Special Servicer, as applicable, made in accordance with the Servicing Standard) prior to filing such action, suit or proceeding), and shall not be required to obtain the Indenture Trustee’s consent or indicate the Master Servicer’s or Special Servicer’s, as applicable, representative capacity)) or (ii) take any action with the intent to cause, and that actually causes, the Indenture Trustee to be required to be registered to do business in any state.
(c) To the extent the Master Servicer is permitted pursuant to the terms of the related Mortgage Loan documents, Companion Loan documents or Owned Subordinate

Companion Loan documents (including any related Intercreditor Agreement) to exercise its discretion with respect to any action which requires Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then‑current ratings of any class of Serviced Companion Loan Securities (if any) or the Class [LOAN-SPECIFIC] Notes (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Notes pursuant to Section 3.25), the Master Servicer shall require the costs of such Rating Agency Confirmation to be borne by the related Mortgagor.  To the extent the terms of the related Mortgage Loan documents, Companion Loan documents or Owned Subordinate Companion Loan documents (including any related Intercreditor Agreement) require the Mortgagor to bear the costs of any Rating Agency Confirmation or confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then‑current ratings of any class of Serviced Companion Loan Securities (if any) or Class [LOAN-SPECIFIC] Notes (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Notes pursuant to Section 3.25), the Master Servicer shall not waive the requirement that such costs and expenses be borne by the related Mortgagor.  To the extent that the terms of the related Mortgage Loan documents or Companion Loan documents (including any related Intercreditor Agreement) are silent as to who bears the costs of any Rating Agency Confirmation or confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then‑current ratings of any class of Serviced Companion Loan Securities (if any) or Class [LOAN-SPECIFIC] Notes (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Notes pursuant to Section 3.25), the Master Servicer shall use reasonable efforts to have the Mortgagor bear such costs and expenses.  The Master Servicer shall not be responsible for the payment of such costs and expenses out of pocket other than as a Servicing Advance.
(d) The relationship of each of the Master Servicer and the Special Servicer to the Indenture Trustee under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.
(e) The Master Servicer shall, to the extent permitted by the related Mortgage Loan documents, any related Companion Loan documents or Owned Subordinate Companion Loan documents, and consistent with the Servicing Standard, permit Escrow Payments to be invested only in Permitted Investments.
(f) Within sixty (60) days (or such shorter time period as is required by the terms of the applicable Mortgage Loan documents) after the later of (i) the receipt thereof by the Master Servicer and (ii) the Closing Date, (x) the applicable Mortgage Loan Seller pursuant to the Mortgage Loan Purchase Agreement shall notify each provider of a letter of credit for each Mortgage Loan identified as having a letter of credit on the Mortgage Loan Schedule, that the Master Servicer (in care of the Indenture Trustee, as titled in Section 2.01(b)) for the benefit of the Noteholders and any related Companion Holders shall be the beneficiary under each such letter of credit and (y) the Master Servicer shall notify each lessor under a Ground Lease for each Mortgage Loan identified as subject to a leasehold interest on the Mortgage Loan Schedule, that the Issuer is the leasehold mortgagee and that the Master Servicer or the Special Servicer shall service the related Mortgage Loan for the benefit of the Noteholders.  If a letter of credit is required to be drawn upon earlier than the date the applicable Mortgage Loan Seller has notified the provider of such letter of credit pursuant to clause (x) of the immediately preceding sentence, such Mortgage Loan Seller shall cooperate with the reasonable requests of the Master Servicer or Special Servicer in connection with making a draw under such letter of credit.  If the Mortgage Loan documents do not require the related Mortgagor to pay any costs and expenses relating to any modifications to or assignment of the related letter of credit, then the applicable Mortgage Loan Seller shall pay such costs and expenses as and to the extent required under the applicable Mortgage Loan Purchase Agreement.  If the Mortgage Loan documents require the related Mortgagor to pay any costs and expenses relating to any modifications to the related letter of credit, and such Mortgagor fails to pay such costs and expenses after the Master Servicer has exercised reasonable efforts to collect such costs and expenses from such Mortgagor, then the Master Servicer shall give the applicable Mortgage Loan Seller notice of such failure and the amount of costs and expenses, and such Mortgage Loan Seller shall pay such costs and expenses as and to the extent required under the applicable Mortgage Loan Purchase Agreement.  The costs and expenses of any modifications to Ground Leases shall be paid by the related Mortgagor.  Neither the Master Servicer nor the Special Servicer shall have any liability for the failure of any Mortgage Loan Seller to perform its obligations under the related Mortgage Loan Purchase Agreement.
(g) Notwithstanding anything herein to the contrary, in no event shall the Master Servicer (or the Indenture Trustee, as applicable) make an Advance with respect to any Companion Loan or Owned Subordinate Companion Loan to the extent the related Serviced Mortgage Loan or Owned AB Mortgage Loan, as applicable, has been paid in full or is no longer part of the Collateral.
(h) Servicing and administration of each Serviced Companion Loan and Owned Subordinate Companion Loan shall continue hereunder and in accordance with the related Intercreditor Agreement for so long as the corresponding Serviced Mortgage Loan or Owned AB Mortgage Loan, as applicable, or any related REO Property is part of the Collateral or for such longer period as any amounts payable by the related Companion Holder or the holder of the related Owned Subordinate Companion Loan, as applicable, to or for the benefit of the Issuer or any party hereto in accordance with the related Intercreditor Agreement remain due and owing.
(i) The Special Servicer agrees that upon the occurrence of a Servicing Transfer Event with respect to any Mortgage Loan, Serviced Whole Loan or Owned Subordinate Companion Loan, that is subject to or becomes subject to an Intercreditor Agreement in the future, it shall, subject to Section 3.19, use commercially reasonable efforts to enforce, on behalf of the Issuer, subject to the Servicing Standard and to the extent the Special Servicer determines such action is in the best interests of the Issuer, all rights conveyed to the Indenture Trustee pursuant to any such Intercreditor Agreement.  The costs and expenses incurred by the Special Servicer in connection with such enforcement shall be paid as an additional administrative expense or, subject to the terms of the applicable Intercreditor Agreement, (i) with respect to any Serviced Pari Passu Whole Loan, pro rata and pari passu, by the Issuer and Serviced Pari Passu Companion Loan, in accordance with the respective Stated Principal Balances of the related

Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, (ii) with respect to the Owned AB Whole Loan, first, from proceeds in the Collection Account that are allocable to the related Owned Subordinate Companion Loan and then, if such amounts are insufficient, from the Collection Account as an additional administrative expense, or (iii) with respect to any AB Whole Loan, first, by the related AB Subordinate Companion Loan and then, by the Issuer.
(j) Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that, to the extent required under the related Intercreditor Agreement, the servicing and administration of a Serviced Whole Loan shall continue hereunder (but not with respect to making Advances) even if the related Serviced Mortgage Loan is no longer part of the Collateral, until such time as a separate servicing agreement is entered into in accordance with the related Intercreditor Agreement (it being acknowledged that neither the Master Servicer nor the Special Servicer shall be obligated under a separate agreement to which it is not a party); provided that, other than pursuant to Section 7.04 (and, with respect to Section 7.04, solely with respect to claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with a legal claim or action resulting from an action or inaction taken or not taken while the related Serviced Mortgage Loan was part of the Collateral), no costs, expenses, losses or fees accruing with respect to such Serviced Whole Loan on and after the date the related Serviced Mortgage Loan is no longer part of the Collateral shall be payable by the Issuer and the Master Servicer shall have no obligation to make any Advance on or after the date such Serviced Mortgage Loan ceases to be part of the Collateral; provided, however, that if, in the case of any Serviced Pari Passu Whole Loan, the related Serviced Companion Loan continues to be included in an Other Securitization, then for so long as a separate servicing agreement (pursuant to the related Intercreditor Agreement) has not been entered into, the Master Servicer shall inform the related Other Servicer of any need to make Servicing Advances with respect to a Serviced Whole Loan within three (3) Business Days of determining that such an Advance is necessary or being notified that such an Advance is necessary, or in the case of a Servicing Advance that needs to be made on an emergency or urgent basis, within one (1) Business Day.  With respect to Servicing Advances made by any Other Servicer as contemplated in the proviso to the preceding sentence, the Master Servicer shall, from collections on the related Serviced Whole Loan (but never out of general collections on the Mortgage Loans and REO Properties) received by the Master Servicer, reimburse the Other Servicer for such Servicing Advances in the same manner and on the same level of priority as if such Servicing Advances had been made by the Master Servicer hereunder.
(k) Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Master Servicer’s and the Special Servicer’s obligations and responsibilities hereunder and the Master Servicer’s and the Special Servicer’s authority with respect to a Non‑Serviced Mortgage Loan are limited by and subject to the terms of the related Non‑Serviced Intercreditor Agreement and the rights of the related Non‑Serviced Master Servicer and Non‑Serviced Special Servicer with respect thereto under the related Non-Serviced Servicing Agreement.  The Master Servicer (or, with respect to any Specially Serviced Mortgage Loan, the Special Servicer) shall use reasonable efforts consistent with the Servicing Standards to enforce the rights of the Indenture Trustee (as holder of a Non‑Serviced Mortgage Loan) under the related Non‑Serviced Intercreditor Agreement and Non-Serviced Servicing Agreement.

(l) The parties hereto acknowledge that each Non‑Serviced Mortgage Loan is subject to the terms and conditions of the related Non‑Serviced Intercreditor Agreement and further acknowledge that, pursuant to the related Non‑Serviced Intercreditor Agreement, (i) the related Non‑Serviced Mortgage Loan is to be serviced and administered by the related Non‑Serviced Master Servicer and Non‑Serviced Special Servicer in accordance with the related Non-Serviced Servicing Agreement, and (ii) in the event that (A) the related Non‑Serviced Companion Loan is no longer an asset of the issuing entity under the related Non-Serviced Servicing Agreement and (B) the related Non‑Serviced Mortgage Loan is part of the Collateral, then, as set forth in the related Non‑Serviced Intercreditor Agreement, the related Non‑Serviced Whole Loan shall continue to be serviced in accordance with the related Non-Serviced Servicing Agreement, until such time as a new servicing agreement has been agreed to by the parties to the related Non‑Serviced Intercreditor Agreement in accordance with the provisions of such agreement and confirmation has been obtained from the Rating Agencies that such new servicing agreement would not result in a downgrade, qualification or withdrawal of the then current ratings of any Class of Notes then outstanding.
(m) Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Master Servicer’s and the Special Servicer’s obligations and responsibilities hereunder and the Master Servicer’s and the Special Servicer’s authority with respect to a Serviced Whole Loan are limited by, and subject to, the terms of the related Intercreditor Agreement.  The Master Servicer (or, if a Serviced Whole Loan becomes a Specially Serviced Mortgage Loan, the Special Servicer) shall use reasonable efforts consistent with the Servicing Standard to obtain the benefits of the rights of the Issuer (as holder of the related Serviced Mortgage Loan) under the related Intercreditor Agreement.  In the event of any conflict between this Agreement and the related Intercreditor Agreement, the provisions of the related Intercreditor Agreement shall control.
(n) In connection with the securitization of the [SERVICED WHOLE LOAN] Pari Passu Companion Loan, while it is a Serviced Companion Loan, upon the request of (and at the expense of) the related Serviced Companion Noteholder (or its designee), each of the Master Servicer, the Special Servicer (if such Serviced Companion Loan is a Specially Serviced Mortgage Loan) and the Indenture Trustee, as applicable, shall use reasonable efforts to cooperate with such Serviced Companion Noteholder in attempting to cause the related Mortgagor to provide information relating to such Whole Loan and the related notes, and that such holder reasonably determines to be necessary or appropriate, for inclusion in any disclosure document(s) relating to such Other Securitization.
(o) The parties hereto acknowledge and agree that the servicing and administration of an Owned Subordinate Companion Loan shall continue hereunder by the Master Servicer and the Special Servicer even if the related Owned AB Mortgage Loan is no longer part of the Collateral.  The parties hereto acknowledge and agree that at any time an Owned AB Mortgage Loan is no longer an asset of the Issuer, the Master Servicer and Special Servicer shall have no obligation to service such Mortgage Loan or the related Mortgaged Property and shall service only the related Owned Subordinate Companion Loan pursuant to this Agreement, subject to the terms of the related Intercreditor Agreement with respect to any obligation to service and administer such Mortgage Loan or the related Mortgaged Property on an interim or temporary basis (taking into account such Mortgage Loan or related Mortgaged

Property is no longer part of the Collateral and therefore not subject to any advancing under the terms of this Agreement) while a successor servicing agreement is executed.  In such case, in determining whether to incur and/or make, as applicable, any costs, expenses or liabilities with respect to the Owned Subordinate Companion Loan or follow any request from the Subordinate Loan-Specific Directing Holder or with respect to any enforcement action or other action solely regarding the Owned Subordinate Companion Loan, the Master Servicer or Special Servicer, as applicable, shall determine, before incurring any such costs, expenses or liability, if such amounts are available from current collections on the Owned Subordinate Companion Loan.  The Master Servicer shall not make any Advances with respect to the Owned Subordinate Companion Loan if the Owned AB Mortgage Loan is no longer part of the Collateral.  If such amounts are available, the Master Servicer or Special Servicer shall pay such amounts only from collections on the Owned Subordinate Companion Loan.  If such amounts are not available from current collections on the Owned Subordinate Companion Loan, no such amounts shall be incurred unless paid by the Class [LOAN-SPECIFIC] Noteholder.  In any event, no losses, expenses, costs, fees or other amounts related solely to the Owned Subordinate Companion Loan shall be borne by the Issuer.
Section 3.02          Collection of Mortgage Loan Payments.  (a)  Each of the Master Servicer and the Special Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans, the Companion Loans and the Owned Subordinate Companion Loan it is obligated to service hereunder, and shall follow such collection procedures as are consistent with this Agreement (including, without limitation, the Servicing Standard); provided that with respect to each Mortgage Loan that has an Anticipated Repayment Date, so long as the related Mortgagor is in compliance with each provision of the related Mortgage Loan documents, the Master Servicer and the Special Servicer shall not take any enforcement action with respect to the failure of the related Mortgagor to make any payment of Excess Interest, other than requests for collection, until the Maturity Date of the related Mortgage Loan or until the outstanding principal balance of such Mortgage Loan (exclusive of any portion representing accrued Excess Interest) has been paid in full); provided, further, that the Master Servicer or Special Servicer, as the case may be, may take action to enforce the Issuer’s right to apply excess cash flow to principal in accordance with the terms of the Mortgage Loan documents.  The Master Servicer or the Special Servicer, as applicable, may in its discretion waive any Penalty Charge in connection with any delinquent payment on a Mortgage Loan, Companion Loan and Owned Subordinate Companion Loan that it is obligated to service hereunder three (3) times during any period of twenty‑four (24) consecutive months with respect to any Mortgage Loan, Serviced Companion Loan and Owned Subordinate Companion Loan; provided that the Master Servicer or the Special Servicer, as applicable, may in its discretion waive any Penalty Charge in connection with any delinquent payment on a Mortgage Loan, Companion Loan and Owned Subordinate Companion Loan one additional time in such 24‑month period so long as with respect to any of the foregoing waivers, no Advance or additional expense of the Issuer has been incurred and remains unreimbursed to the Issuer with respect to such Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan.  Any additional waivers during such 24-month period with respect to such Mortgage Loan may be made, subject to the Servicing Standard, only after the Master Servicer or Special Servicer, as applicable, has, prior to the occurrence of a Consultation Termination Event, given notice of a proposed waiver to the Directing Holder and, prior to the occurrence and continuance of a Control Termination Event, the Directing Holder has consented to such additional waiver

(provided that if the Master Servicer or Special Servicer, as applicable, fails to receive a response to such notice from the Directing Holder in writing within five (5) days of giving such notice, then the Directing Holder shall be deemed to have consented to such proposed waiver); provided, further, that after the occurrence and during the continuance of a Control Termination Event, the Master Servicer or Special Servicer, as applicable, may waive any Penalty Charge in accordance with the Servicing Standard without the consent of the Directing Holder.
(b) (i)  All amounts collected by or on behalf of the Issuer in respect of a Mortgage Loan shall be applied to amounts due and owing under the Mortgage Loan documents (including for principal and accrued and unpaid interest) in accordance with the express provisions of the Mortgage Loan documents; provided, however, that absent express provisions in the related Mortgage Loan documents (including any related Intercreditor Agreement), other than with respect to the application of Liquidation Proceeds, all amounts collected by or on behalf of the Issuer in respect of a Mortgage Loan in the form of payments from the related Mortgagor or Insurance and Condemnation Proceeds under the Mortgage Loan or any proceeds (other than Liquidation Proceeds) with respect to any REO Loan (exclusive of amounts payable to any applicable Companion Loan or Owned Subordinate Companion Loan pursuant to the terms of the related Intercreditor Agreement) will be applied in the following order of priority:
first, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuer;
second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Payment Amount);
third, to the extent not previously allocated pursuant to clause first, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause fifth below on earlier dates;
fourth, to the extent not previously allocated pursuant to clause first, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder;
fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause fifth on earlier dates);

sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;
seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;
eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;
ninth, as a recovery of any late payment charges and default interest and Excess Interest then due and owing under such Mortgage Loan;
tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;
eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);
twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and
thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;
provided that if a Non‑Serviced Mortgage Loan and any related Non‑Serviced Companion Loan comprising a Non‑Serviced Whole Loan become REO Loans, the treatment of the foregoing amounts with respect to such Non‑Serviced Whole Loan shall be subject to the terms of the related Non‑Serviced Intercreditor Agreement and Non-Serviced Servicing Agreement, in that order; provided, further, that with respect to each Mortgage Loan related to a Serviced Whole Loan or Owned AB Whole Loan, as applicable, amounts collected with respect to the related Serviced Whole Loan or Owned AB Whole Loan, as applicable, shall be allocated first pursuant to the terms of the related Intercreditor Agreement and then, any amounts allocated to the related Serviced Mortgage Loan or Owned AB Mortgage Loan, as applicable, shall be subject to application as described above.
(ii) Liquidation Proceeds in respect of each Mortgage Loan or REO Loan (in the case of an REO Loan, exclusive of amounts payable to any applicable Companion Loan or Owned Subordinate Companion Loan pursuant to the terms of the related Intercreditor Agreement) shall be applied in the following order of priority:
first, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuer with respect to the related Mortgage Loan;

second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Payment Amount);
third, to the extent not previously allocated pursuant to clause first, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause fifth below on earlier dates);
fourth, to the extent not previously allocated pursuant to clause first, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;
fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause fifth on earlier dates);
sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;
seventh, as a recovery of any late payment charges and default interest and Excess Interest then due and owing under such Mortgage Loan;
eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;
ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and
tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;
provided that if a Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan comprising a Non-Serviced Whole Loan becomes an REO Loan, the treatment of the foregoing amounts with respect to such Non-Serviced Whole Loan shall be subject to the terms of the related Non-Serviced Intercreditor Agreement and Non-Serviced Servicing Agreement, in that order; provided, further, that with respect to each Mortgage Loan related to a Serviced Whole Loan or Owned AB Whole Loan, as applicable, amounts collected with respect to the related Serviced Whole Loan or Owned AB Whole Loan, as applicable, shall be allocated first pursuant to the terms of the related Intercreditor Agreement and then, any amounts allocated to the related

Serviced Mortgage Loan or Owned AB Mortgage Loan, as applicable, shall be subject to application as described above.
(iii) Notwithstanding clauses (i) and (ii) above, such provisions shall not be deemed to affect the priority of payments pursuant to the provisions of this Agreement.  To the extent that such amounts are paid by a party other than a Mortgagor, such amounts shall be deemed to have been paid in respect of a purchase of all or part of the Mortgaged Property (in the case of Insurance and Condemnation Proceeds or Liquidation Proceeds) and then paid by the Mortgagor under the Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, as applicable, or in accordance with Section 3.02(b)(ii) above.
(c) To the extent consistent with the terms of the Mortgage Loans (and, with respect to each Serviced Whole Loan or Owned AB Whole Loan, as applicable, the related Serviced Companion Loan or Owned Subordinate Companion Loan, as applicable, and the related Intercreditor Agreement) and applicable law, the Master Servicer shall apply all Insurance and Condemnation Proceeds it receives on a day other than the Due Date to amounts due and owing under the related Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan as if such Insurance and Condemnation Proceeds were received on the Due Date immediately succeeding the month in which Insurance and Condemnation Proceeds were received and otherwise in accordance with Section 3.02(b)(ii) above.
(d) In the event that the Master Servicer or Special Servicer receives Excess Interest prior to the Determination Date for any Collection Period, or receives notice from the related Mortgagor that the Master Servicer or Special Servicer will be receiving Excess Interest prior to the Determination Date for any Collection Period, the Master Servicer or Special Servicer, as the case may be, shall notify the Indenture Trustee and Note Administrator two (2) Business Days prior to the related Payment Date.  None of the Master Servicer, the Special Servicer, the Note Administrator or the Indenture Trustee shall be responsible for any failure of the related Mortgagor to pay any such Excess Interest or prepayment penalty.  The preceding statements shall not, however, be construed to limit the provisions of Section 3.02(a).
(e) With respect to any Mortgage Loan (or Owned Subordinate Companion Loan, as applicable) in connection with which the Mortgagor was required to escrow funds or to post a letter of credit related to obtaining certain performance objectives described in the applicable Mortgage Loan documents or Owned Subordinate Companion Loan documents, as applicable, the Master Servicer shall, to the extent consistent with the Servicing Standard, hold such escrows, letters of credit and proceeds thereof as additional collateral and not apply such items to reduce the principal balance of such Mortgage Loan, Serviced Companion Loan or Owned Subordinate Companion Loan, unless otherwise required to do so pursuant to the applicable Mortgage Loan documents, applicable law or court order.
(f) Promptly following the Closing Date, in the case of any Non-Serviced Whole Loan, the Note Administrator shall send written notice (in the form attached hereto as Exhibit T) to the related Non‑Serviced Master Servicer (with a copy to any other applicable party set forth on the schedule of addresses to Exhibit T) stating that, as of such date, the Indenture Trustee is the holder of the related Non‑Serviced Mortgage Loan and directing such

Non‑Serviced Master Servicer to remit to the Master Servicer all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the Master Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of such Non‑Serviced Mortgage Loan under the related Non‑Serviced Intercreditor Agreement and the related Non-Serviced Servicing Agreement.  The Master Servicer shall, within two (2) Business Days of receipt of properly identified funds, deposit into the Collection Account all amounts received with respect to the related Non‑Serviced Mortgage Loan, the related Non‑Serviced Mortgaged Property or any related REO Property.
Section 3.03          Collection of Taxes, Assessments and Similar Items; Servicing Accounts. (a)  The Master Servicer shall establish and maintain one or more accounts (the “Servicing Accounts”), into which all Escrow Payments shall be deposited and retained, and shall administer such Servicing Accounts in accordance with the Mortgage Loan documents and, if applicable, the Companion Loan documents or Owned Subordinate Companion Loan documents, as the case may be.  Any Servicing Account related to a Serviced Whole Loan or Owned AB Whole Loan, as the case may be, shall be held for the benefit of the Noteholders and the related Serviced Companion Noteholder (including, in the case of the Owned Subordinate Companion Loan, the Holders of the Class [LOAN-SPECIFIC] Notes) collectively, but this shall not be construed to modify respective interests of either noteholder therein as set forth in the related Intercreditor Agreement.  Amounts on deposit in Servicing Accounts may only be invested in accordance with the terms of the related Mortgage Loan documents, Companion Loan documents and Owned Subordinate Companion Loan documents, as applicable, or in Permitted Investments in accordance with the provisions of Section 3.06.  Servicing Accounts shall be Eligible Accounts to the extent permitted by the terms of the related Mortgage Loan documents.  Withdrawals of amounts so deposited from a Servicing Account may be made only to: (i) effect payment of items for which Escrow Payments were collected and comparable items; (ii) reimburse the Indenture Trustee and then the Master Servicer, if applicable, for any Servicing Advances; (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest to Mortgagors on balances in the Servicing Account, if required by applicable law or the terms of the related Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan and as described below or, if not so required, to the Master Servicer; (v) after the occurrence of an event of default under the related Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan, apply amounts to the indebtedness under the applicable Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan; (vi) withdraw amounts deposited in error; (vii) pay Penalty Charges to the extent permitted by the related Mortgage Loan documents; or (viii) clear and terminate the Servicing Account at the termination of this Agreement in accordance with Section 10.01.  As part of its servicing duties, the Master Servicer shall pay or cause to be paid to the Mortgagors interest on funds in Servicing Accounts, to the extent required by law or the terms of the related Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan; provided, however, that in no event shall the Master Servicer be required to remit to any Mortgagor any amounts in excess of actual net investment income or funds in the related Servicing Account.  If allowed by the related Mortgage Loan documents and applicable law, the Master Servicer may charge the related Mortgagor an administrative fee for maintenance of the Servicing Accounts.

(b) The Special Servicer, in the case of REO Loans (other than any REO Loan succeeding a Non‑Serviced Mortgage Loan), and the Master Servicer, in the case of all other Mortgage Loans (other than a Non‑Serviced Mortgage Loan), each Serviced Companion Loan and the Owned Subordinate Companion Loan, shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof.  The Special Servicer, in the case of REO Loans (other than any REO Loan succeeding a Non‑Serviced Mortgage Loan), and the Master Servicer, in the case of all other Mortgage Loans (other than a Non‑Serviced Mortgage Loan), each Serviced Companion Loan and Owned Subordinate Companion Loan, shall use reasonable efforts consistent with the Servicing Standard to obtain, from time to time, all bills for the payment of such items (including renewal premiums) and shall effect payment thereof from the REO Account or by the Master Servicer as Servicing Advances prior to the applicable penalty or termination date and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items, employing for such purpose Escrow Payments (which shall be so applied by the Master Servicer at the written direction of the Special Servicer in the case of REO Loans) as allowed under the terms of the related Mortgage Loan (other than a Non‑Serviced Mortgage Loan), Companion Loan and Owned Subordinate Companion Loan.  Other than with respect to any Non-Serviced Mortgage Loan, the Master Servicer shall service and administer any reserve accounts (including monitoring, maintaining or changing the amounts of required escrows) in accordance with the terms of such Mortgage Loan and the related Serviced Companion Loan or Owned Subordinate Companion Loan, as applicable, and the Servicing Standard.  To the extent that a Mortgage Loan (other than a Non‑Serviced Mortgage Loan) and any related Companion Loan or Owned Subordinate Companion Loan, as applicable, does not require a Mortgagor to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the Special Servicer, in the case of REO Loans, and the Master Servicer, in the case of all other Mortgage Loans, Companion Loan or Owned Subordinate Companion Loan, as applicable, that it is responsible for servicing hereunder, shall use reasonable efforts consistent with the Servicing Standard to cause the Mortgagor to comply with its obligation to make payments in respect of such items at the time they first become due and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items.
(c) In accordance with the Servicing Standard and for each Mortgage Loan  (other than any Non‑Serviced Mortgage Loans) and each Serviced Whole Loan and Owned Subordinate Companion Loan, as applicable, the Master Servicer shall advance all such funds as are necessary for the purpose of effecting the payment of (i) real estate taxes, assessments and other similar items that are or may become a lien thereon, (ii) ground rents (if applicable) and (iii) premiums on Insurance Policies, in each instance if and to the extent Escrow Payments collected from the related Mortgagor (or related REO Revenues, if applicable) are insufficient to pay such item when due and the related Mortgagor has failed to pay such item on a timely basis, and provided, however, that the particular advance would not, if made, constitute a Nonrecoverable Servicing Advance and provided, further, however, that with respect to the payment of taxes and assessments, the Master Servicer shall not be required to make such advance until the later of five (5) Business Days after the Master Servicer, the Special Servicer, the Note Administrator or the Indenture Trustee, as the case may be, has received confirmation that such item has not been paid or the date prior to the date after which any penalty or interest would accrue in respect of such taxes or assessments.  The Special Servicer shall give the Master Servicer and the Indenture Trustee no less than five (5) Business Days’ written (facsimile or electronic) notice before the date on which the Master Servicer is requested to make any Servicing Advance with respect to a given Specially Serviced Mortgage Loan or REO Property; provided, however, that only two (2) Business Days’ written (facsimile or electronic) notice shall be required in respect of Servicing Advances required to be made on an emergency or urgent basis provided, further, that the Special Servicer shall not be entitled to make such a request (other than for Servicing Advances required to be made on an urgent or emergency basis) more frequently than once per calendar month (although such request may relate to more than one Servicing Advance).  The Master Servicer may pay the aggregate amount of such Servicing Advances listed on a monthly request to the Special Servicer, in which case the Special Servicer shall remit such Servicing Advances to the ultimate payees.  The Special Servicer shall have no obligation to make any Servicing Advances; provided that in an urgent or emergency situation requiring the making of a Servicing Advance, the Special Servicer may make a Servicing Advance.  Within five (5) Business Days of making such a Servicing Advance, the Special Servicer shall deliver to the Master Servicer request for reimbursement for such Servicing Advance, along with all information and documentation in the Special Servicer’s possession regarding the subject Servicing Advance as the Master Servicer may reasonably request, and the Master Servicer shall be obligated, out of such Master Servicer’s own funds, to reimburse the Special Servicer for any unreimbursed Servicing Advances (other than Nonrecoverable Servicing Advances) made by the Special Servicer pursuant to the terms hereof), together with interest thereon at the Reimbursement Rate from the date made to, but not including, the date of reimbursement.  Such reimbursement and any accompanying payment of interest shall be made within five (5) Business Days of the written request therefor pursuant to the preceding sentence by wire transfer of immediately available funds to an account designated in writing by the Special Servicer.  Upon the Master Servicer’s reimbursement to the Special Servicer of any Servicing Advance and payment to the Special Servicer of interest thereon, all in accordance with this Section 3.03, the Master Servicer shall for all purposes of this Agreement be deemed to have made such Servicing Advance at the same time as the Special Servicer actually made such Servicing Advance, and accordingly, the Master Servicer shall be entitled to be reimbursed for such Servicing Advance, together with interest thereon at the Reimbursement Rate, at the same time, in the same manner and to the same extent as the Master Servicer would otherwise have been entitled if it had actually made such Servicing Advance at the time the Special Servicer did.  Notwithstanding the foregoing provisions of this Section 3.03, the Master Servicer shall not be required to reimburse the Special Servicer for any such Servicing Advance if the Master Servicer determines in its reasonable judgment that such Servicing Advance, although not characterized by the Special Servicer as a Nonrecoverable Servicing Advance, is in fact a Nonrecoverable Servicing Advance.  The Master Servicer shall notify the Special Servicer in writing of such determination and, if applicable, such Nonrecoverable Servicing Advance shall be reimbursed to the Special Servicer pursuant to Section 3.05 of this Agreement.
Any request by the Special Servicer that the Master Servicer make a Servicing Advance shall be deemed to be a determination by the Special Servicer that such requested Servicing Advance is not a Nonrecoverable Servicing Advance, and the Master Servicer shall be entitled to conclusively rely on such determination, provided that the determination shall not be binding on the Master Servicer or Indenture Trustee.  On the first Business Day after the

Determination Date for the related Payment Date, the Special Servicer shall report to the Master Servicer if the Special Servicer determines any Servicing Advance previously made by the Master Servicer with respect to a Specially Serviced Mortgage Loan or REO Loan is a Nonrecoverable Servicing Advance.  The Master Servicer shall be entitled to conclusively rely on such a determination, but such determination shall not be binding upon the Master Servicer, and shall in no way limit the ability of the Master Servicer in the absence of such determination to make its own determination that any Advance is a Nonrecoverable Advance.  If the Special Servicer makes a determination that only a portion of, and not all of, any previously made or proposed Servicing Advance is a Nonrecoverable Advance, the Master Servicer shall have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed Servicing Advance is a Nonrecoverable Advance.  All such Advances shall be reimbursable in the first instance from related collections from the Mortgagors and further as provided in Section 3.05(a).  No costs incurred by the Master Servicer or the Special Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of the Mortgaged Properties shall, for purposes hereof, including, without limitation, the Note Administrator’s calculation of monthly payments to Noteholders, be added to the unpaid principal balances of the related Mortgage Loans, any related Serviced Companion Loan or Owned Subordinate Companion Loan, if applicable, notwithstanding that the terms of such Mortgage Loans, related Serviced Companion Loan or Owned Subordinate Companion Loan, if applicable, so permit.  If the Master Servicer fails to make any required Servicing Advance as and when due (including any applicable cure periods), to the extent the Indenture Trustee has actual knowledge of such failure, the Indenture Trustee shall make such Servicing Advance pursuant to Section 8.05.  Notwithstanding anything herein to the contrary, no Servicing Advance shall be required hereunder if such Servicing Advance would, if made, constitute a Nonrecoverable Servicing Advance.  In addition, the Master Servicer shall consider Unliquidated Advances in respect of prior Servicing Advances for purposes of nonrecoverability determinations.  The Special Servicer shall have no obligation to make any Servicing Advances under this Agreement.
Notwithstanding the foregoing provisions of this Section 3.03(c), the Master Servicer shall not be required to reimburse the Special Servicer out of its own funds for, or to make at the direction of the Special Servicer, any Servicing Advance if the Master Servicer determines that such Servicing Advance, although not characterized by the Special Servicer as a Nonrecoverable Servicing Advance, is a Nonrecoverable Servicing Advance.  The Master Servicer shall notify the Special Servicer in writing of such determination and, if applicable, such Nonrecoverable Servicing Advance shall be reimbursed to the Special Servicer pursuant to Section 3.05(a).
Notwithstanding anything to the contrary contained in this Section 3.03(c), the Master Servicer may in its good faith judgment elect (but shall not be required unless directed by the Special Servicer with respect to Specially Serviced Mortgage Loans and REO Loans) to make a payment from amounts on deposit in the Collection Account (or any Companion Payment Account maintained as a subaccount thereof by a Companion Paying Agent, if applicable) (which shall be deemed first made from amounts distributable as principal and then from all other amounts comprising general collections) to pay for certain expenses set forth below notwithstanding that the Master Servicer (or Special Servicer, as applicable) has determined that a Servicing Advance with respect to such expenditure would be a

Nonrecoverable Servicing Advance (unless, with respect to Specially Serviced Mortgage Loans or REO Loans, the Special Servicer has notified the Master Servicer to not make such expenditure), where making such expenditure would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, Owned Subordinate Companion Loan or Serviced Companion Loan; provided that in each instance, the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard (as evidenced by an Officer’s Certificate delivered to the Indenture Trustee) that making such expenditure is in the best interest of the Noteholders (including, in the case of the Owned Subordinate Companion Loan, the Holders of the Class [LOAN-SPECIFIC] Notes) (and, if applicable, the Companion Holders), all as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans or Owned Subordinate Companion Loan, as the case may be).  The Master Servicer or Indenture Trustee may elect to obtain reimbursement of Nonrecoverable Servicing Advances from the Issuer pursuant to the terms of Section 3.17(c).  The parties acknowledge that pursuant to the applicable Non-Serviced Servicing Agreement, the applicable Non‑Serviced Master Servicer is obligated to make servicing advances with respect to the related Non‑Serviced Whole Loan.  The applicable Non‑Serviced Master Servicer shall be entitled to reimbursement for Nonrecoverable Servicing Advances with respect to such Non‑Serviced Whole Loan (with, in each case, any accrued and unpaid interest thereon provided for under the applicable Non-Serviced Servicing Agreement) in the manner set forth in the applicable Non-Serviced Servicing Agreement and the applicable Non‑Serviced Intercreditor Agreement.
(d) In connection with its recovery of any Servicing Advance out of the Collection Account (or any Companion Payment Account maintained as a subaccount thereof by the Companion Paying Agent, if applicable) pursuant to Section 3.05(a), the Indenture Trustee, the Special Servicer and then the Master Servicer, as the case may be and in that order, shall be entitled to receive, out of any amounts then on deposit in the Collection Account interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such Servicing Advance from the date made to, but not including, the date of reimbursement.  Subject to Section 3.17(c), the Master Servicer shall reimburse itself, the Special Servicer or the Indenture Trustee, as the case may be, for any outstanding Servicing Advance as soon as practically possible after funds available for such purpose are deposited in the Collection Account (or any Companion Payment Account maintained as a subaccount thereof by the Companion Paying Agent, if applicable) subject to the Master Servicer’s or the Indenture Trustee’s options and rights to defer recovery of such amounts as provided herein; provided, however, that such Master Servicer’s or Indenture Trustee’s options and rights to defer recovery of such amounts shall not alter the Master Servicer’s obligation to reimburse the Special Servicer for any outstanding Servicing Advance as provided for in this sentence.  To the extent amounts on deposit in the Companion Payment Account with respect to the related Companion Loan are insufficient for any such reimbursement, the Master Servicer shall use reasonable efforts to enforce the rights of the holder of the related Mortgage Loan under the related Intercreditor Agreement to obtain any reimbursement available from the holder of the related Companion Loan.
(e) To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of a Mortgage Loan (other than a Non‑Serviced Mortgage Loan), the Master Servicer shall request from the Mortgagor written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which plan is required to be established or completed.  To the extent any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Mortgage Loan (other than a Non‑Serviced Mortgage Loan), the Master Servicer shall request from the Mortgagor written confirmation of such actions and remediations within a reasonable time after the later of the Closing Date and the date as of which action or remediations are required to be or to have been taken or completed.  To the extent a Mortgagor shall fail to promptly respond to any inquiry described in this Section 3.03(e), the Master Servicer shall report any such failure to the Special Servicer within a reasonable time after the date as of which actions or remediations are required to be or to have been taken or completed.
Section 3.04          The Collection Account, the Regular Payment Account, the Companion Payment Account, the Interest Reserve Account, the Excess Interest Payment Account, the Gain‑on‑Sale Reserve Account and the Loan-Specific Payment Account.  (a)  The Master Servicer shall establish and maintain, or cause to be established and maintained, a Collection Account in which the Master Servicer shall deposit or cause to be deposited on a daily basis and in no event later than the second Business Day following receipt of available and properly identified funds (in the case of payments by Mortgagors or other collections on the Mortgage Loans, Companion Loans or Owned Subordinate Companion Loan), except as otherwise specifically provided herein, the following payments and collections received or made by or on behalf of it subsequent to the Cut‑off Date (other than in respect of principal and interest on the Mortgage Loans, Companion Loans or Owned Subordinate Companion Loan due and payable on or before the Cut‑off Date, which payments shall be delivered promptly to the appropriate Mortgage Loan Seller or its respective designee and other than any amounts received from Mortgagors which are received in connection with the purchase of defeasance collateral), or payments (other than Principal Prepayments) received by it on or prior to the Cut‑off Date but allocable to a period subsequent thereto:
(i) all payments on account of principal, including Principal Prepayments on the Mortgage Loans or the Owned Subordinate Companion Loan or principal prepayments on Serviced Companion Loans;
(ii) all payments on account of interest on the Mortgage Loans, the Owned Subordinate Companion Loan or the Serviced Companion Loans, including Excess Interest, Yield Maintenance Charges and Default Interest;
(iii) late payment charges and other Penalty Charges to the extent required to offset interest on Advances and additional expenses of the Issuer (other than Special Servicing Fees, Workout Fees or Liquidation Fees) as required by Section 3.11(d);
(iv) all Insurance and Condemnation Proceeds and Liquidation Proceeds (other than Gain-on-Sale Proceeds or Non-Serviced Gain-on-Sale Proceeds) received in respect of any Mortgage Loan, Owned Subordinate Companion Loan, Serviced Companion Loan or REO Property (other than (A) Liquidation Proceeds that are received in connection with the purchase by the Master Servicer, the Special Servicer or the Holders of the majority of the Class [MOST SUBORDINATE CLASS] Notes of all the Mortgage Loans, the Owned Subordinate Companion Loan and any REO Properties owned by the

Issuer and that are to be deposited in the Payments Accounts pursuant to Section 10.01 and (B) any proceeds that are received in connection with the purchase, if any, of a Serviced Pari Passu Companion Loan from a securitization by the related mortgage loan seller, which shall be paid directly to the servicer of such securitization) together with any recovery of Unliquidated Advances in respect of the related Mortgage Loans;
(v) any amounts required to be transferred from the REO Account pursuant to Section 3.14(c);
(vi) any amounts required to be deposited by the Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Collection Account; and
(vii) any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket hazard or master single interest policy.
Notwithstanding the foregoing requirements, the Master Servicer need not deposit into the Collection Account any amount that the Master Servicer would be authorized to withdraw immediately from such account in accordance with the terms of Section 3.05 and shall be entitled to instead immediately pay such amount directly to the Person(s) entitled thereto; provided that such amounts shall be applied in accordance with the terms hereof and shall be reported as if deposited in such Collection Account and then withdrawn.
The foregoing requirements for deposit in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, actual payments from Mortgagors in the nature of Escrow Payments, charges for beneficiary statements or demands, assumption fees, modification fees, extension fees, defeasance fees, amounts collected for Mortgagor checks returned for insufficient funds or other amounts the Master Servicer or the Special Servicer would be entitled to retain as additional servicing compensation need not be deposited by the Master Servicer in the Collection Account.  If the Master Servicer shall deposit in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.  Assumption, extension and modification fees actually received from Mortgagors on Specially Serviced Mortgage Loans shall be promptly delivered to the Special Servicer as additional servicing compensation.
Upon receipt of any of the foregoing amounts in clauses (i) through (iv) above with respect to any Specially Serviced Mortgage Loans, the Special Servicer shall remit within one (1) Business Day such amounts to the Master Servicer for deposit into the Collection Account, in accordance with this Section 3.04(a).  Any such amounts received by the Special Servicer with respect to an REO Property shall be deposited by the Special Servicer into the REO Account and remitted to the Master Servicer for deposit into the Collection Account, pursuant to Section 3.14(c).  With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse without recourse or warranty such check to the order of the Master Servicer and shall promptly deliver any such check to the Master Servicer by overnight courier.  Funds in the Collection Account may only be invested in Permitted

Investments in accordance with the provisions of Section 3.06.  As of the Closing Date, the Collection Account for the Master Servicer shall be located at the offices of [MASTER SERVICER].  The Master Servicer shall give notice to the Indenture Trustee, the Special Servicer, the Note Administrator and the Depositor of the new location of the Collection Account prior to any change thereof.
For purposes of determining amounts to be deposited in the Collection Account in respect of the Owned Subordinate Companion Loan and the Owned AB Mortgage Loan, the Master Servicer shall determine the allocation of such amounts in accordance with the related Intercreditor Agreement.  All amounts so allocable to the Owned Subordinate Companion Loan shall be held separate and apart from other amounts deposited in the Collection Account (or in a subaccount of the Collection Account) and may be withdrawn from the Collection Account (pursuant to Section 3.04 and otherwise) only to the extent set forth in this Agreement and not specifically prohibited under the related Intercreditor Agreement.
(b) The Note Administrator, on behalf of the Indenture Trustee, shall establish and maintain (i) the Regular Payment Account, the Interest Reserve Account and the Gain‑on‑Sale Reserve Account in trust for the benefit of the Noteholders (other than the [LOAN-SPECIFIC] Noteholders), (ii) the Excess Interest Payment Account for the benefit of the Class [ARD] Noteholders and (iii) the Loan-Specific Payment Account for the benefit of the Class [LOAN-SPECIFIC] Noteholders, each of which shall be held in trust for the benefit of the related Noteholders.  The Master Servicer shall deliver to the Note Administrator each month on or before the P&I Advance Date therein, for deposit (x) in the Regular Payment Account, that portion of the Available Funds attributable to the Mortgage Loans (in each case, calculated without regard to clauses (a)(iii)(B), (a)(iv), and (c) of the definition of Available Funds) for the related Payment Date, (y) in the Excess Interest Payment Account all Excess Interest for the related Payment Date then on deposit in the Collection Account after giving effect to withdrawals of funds pursuant to Section 3.05(a)(ii), and (z) in the Loan-Specific Payment Account, the [LOAN-SPECIFIC] Available Funds attributable to the Owned Subordinate Companion Loan without regard to clause (c) or clause (e) of the definition of the [LOAN-SPECIFIC] Available Funds.  The Note Administrator shall notify the Indenture Trustee of any default by the Issuer upon the Indenture securities in the making of any such payment.
With respect to each Companion Loan (excluding any Non‑Serviced Companion Loan), the Companion Paying Agent shall establish and maintain the Companion Payment Account, which may be a subaccount of the Collection Account, for payments to each Companion Holder, to be held for the benefit of the related Companion Holder and shall, promptly upon receipt, deposit in the Companion Payment Account any and all amounts received by the Companion Paying Agent that are required by the terms of this Agreement or the applicable Intercreditor Agreement to be deposited therein; provided, however, that the Companion Paying Agent shall separately track for each Serviced Companion Loan all amounts deposited with respect to such Serviced Companion Loan.  The Master Servicer shall deliver to the Companion Paying Agent each month, on or before the P&I Advance Date therein, for deposit in the Companion Payment Account, an aggregate amount of immediately available funds, to the extent received with respect to the related Serviced Whole Loan, to the extent of available funds, equal to the amount to be distributed to the related Companion Holder pursuant to the terms of this Agreement and the related Intercreditor Agreement.  [Notwithstanding the preceding, the following provisions shall apply to remittances relating to the Serviced Companion Loans that have been deposited into an Other Securitization:  (1) on each Serviced Whole Loan Remittance Date, the Master Servicer shall withdraw from the Collection Account (or applicable portion thereof) an aggregate amount equal to all payments and/or collections actually received on, and payable to, such Serviced Companion Loans prior to such dates]; provided, however, that in no event shall the Master Servicer be required to transfer to the Companion Payment Account any portion thereof that is payable or reimbursable to or at the direction of any party to this Agreement under the other provisions of this Agreement and/or the related Intercreditor Agreement; (2) on each Serviced Whole Loan Remittance Date, the Companion Paying Agent shall make the payments and remittance described in Section 4.01(k), which payments and remittance shall be made, in each case, on the Serviced Whole Loan Remittance Date.
The Regular Payment Account, the Loan-Specific Payment Account, the Excess Interest Payment Account, the Gain‑on‑Sale Reserve Account, the Interest Reserve Account and the Companion Payment Account may be subaccounts of a single Eligible Account, which shall be maintained as a segregated account separate from other accounts.
In addition to the amounts required to be deposited in the Regular Payment Account or the Loan-Specific Payment Account pursuant to this Section 3.04, the Master Servicer shall, as and when required hereunder, deliver to the Note Administrator for deposit in the Regular Payment Account or the Loan-Specific Payment Account, as applicable:
(i) any amounts required to be deposited by the Master Servicer pursuant to Section 3.17(a) as Compensating Interest Payments (other than the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan) in connection with Prepayment Interest Shortfalls;
(ii) any P&I Advances required to be made by the Master Servicer in accordance with Section 4.03;
(iii) any Liquidation Proceeds paid by the Master Servicer, the Special Servicer or the Holders of the Controlling Class Notes in connection with the purchase of all of the Mortgage Loans and the Owned Subordinate Companion Loan and any REO Properties owned by the Issuer pursuant to Section 10.01 (exclusive of that portion thereof required to be deposited in the Collection Account pursuant to Section 10.01);
(iv) any Yield Maintenance Charges with respect to the Mortgage Loans and the Owned Subordinate Companion Loan, as applicable,  actually collected; and
(v) any other amounts required to be so delivered for deposit in the Regular Payment Account or the Loan-Specific Payment Account (in respect of the Owned Subordinate Companion Loan) pursuant to any provision of this Agreement.
If, as of the close of business (New York City time) on any P&I Advance Date or on such other date as any amount referred to in the foregoing clauses (i) through (v) or any Excess Interest are required to be delivered hereunder, the Master Servicer shall not have delivered to the Note Administrator for deposit in the Regular Payment Account, the Excess

Interest Payment Account or the Loan-Specific Payment Account (in respect of the Owned Subordinate Companion Loan), as applicable, the amounts required to be deposited therein pursuant to the provisions of this Agreement (including any P&I Advance with respect to the Mortgage Loans, pursuant to Section 4.03(a) hereof), the Master Servicer shall pay the Note Administrator interest on such late payment at the Prime Rate from and including the date such payment was required to be made (without regard to any Grace Period set forth in Section 8.01(a)(i)) until (but not including) the date such late payment is received by the Note Administrator.
The Note Administrator shall, upon receipt, deposit in the Regular Payment Account or the Loan-Specific Payment Account (in respect of the Owned Subordinate Companion Loan) or the Excess Interest Payment Account, as applicable, any and all amounts received by the Note Administrator that are required by the terms of this Agreement to be deposited therein.
Funds on deposit in the Gain‑on‑Sale Reserve Account, the Interest Reserve Account, the Companion Payment Account, the Excess Interest Payment Account, the Regular Payment Account or the Loan-Specific Payment Account may be invested and, if invested, shall be invested by, and at the risk of, the Note Administrator in Permitted Investments selected by the Note Administrator which shall mature, unless payable on demand, not later than such time on the Payment Date which will allow the Note Administrator to make withdrawals from the Regular Payment Account, and any such Permitted Investment shall not be sold or disposed of prior to its maturity unless payable on demand.  All such Permitted Investments shall be made in the name of “[NOTE ADMINISTRATOR], as Note Administrator, for the benefit of [INDENTURE TRUSTEE], as Indenture Trustee for the Holders of the [TRANSACTION DESIGNATION], Commercial Mortgage-Backed Notes, [SERIES DESIGNATION] as their interests may appear”, or in the name of any successor indenture trustee, as Indenture Trustee for the Holders of the [TRANSACTION DESIGNATION], Commercial Mortgage-Backed Notes, [SERIES DESIGNATION] as their interests may appear.  None of the Issuer, the Depositor, the Mortgagors, the Master Servicer or the Special Servicer shall be liable for any loss incurred on such Permitted Investments.
An amount equal to all income and gain realized from any such investment shall be paid to the Note Administrator as additional compensation and shall be subject to its withdrawal at any time from time to time.  The amount of any losses incurred in respect of any such investments shall be for the account of the Note Administrator which shall deposit the amount of such loss (to the extent not offset by income from other investments) in the Payment Accounts, as the case may be, out of its own funds immediately as realized.  If the Note Administrator deposits in or transfers to the Payment Accounts, as the case may be, any amount not required to be deposited therein or transferred thereto, it may at any time withdraw such amount or retransfer such amount from the Payment Accounts, as the case may be, any provision herein to the contrary notwithstanding.
As of the Closing Date, the Interest Reserve Account, the Excess Interest Payment Account, the Regular Payment Account and the Loan-Specific Payment Account shall be located at the offices of the Note Administrator.  The Note Administrator shall give notice to the Indenture Trustee, the Master Servicer and the Depositor of the proposed location of the Interest

Reserve Account, the Excess Interest Payment Account, the Regular Payment Account, the Loan-Specific Payment Account and, if established, the Gain‑on‑Sale Reserve Account prior to any change thereof.
For the avoidance of doubt, the Collection Account (other than (i) any portion holding Excess Interest and (ii) the Companion Payment Account, if it is a sub-account of the Collection Account, the Regular Payment Account (including interest, if any, earned on the investment of funds such account), the Gain-on-Sale Reserve Account, any Servicing Account, the REO Account, the Interest Reserve Account (including interest, if any, earned on the investment of funds in such accounts), the Excess Interest Payment Account (and any portion of the Collection Account holding Excess Interest) (including interest, if any, earned on the investment of funds in such accounts) and the Loan-Specific Payment Account (including interest, if any, earned on the investment of funds in such account) will be owned by the Issuer; and the Companion Payment Account (including interest, if any, earned on the investment of funds in such account) will be owned by the Companion Holders, as applicable.
(c) Prior to any Determination Date for the first Collection Period during which Excess Interest is received on any Mortgage Loan, and upon notification from the Master Servicer or Special Servicer pursuant to Section 3.02(d), the Note Administrator, on behalf of the Noteholders, shall establish and maintain the Excess Interest Payment Account in its own name on behalf of the Indenture Trustee in trust for the benefit of the Class [ARD] Noteholders.  The Excess Interest Payment Account shall be established and maintained as an Eligible Account (or as a subaccount of an Eligible Account).  Prior to the applicable Payment Date, the Master Servicer shall remit to the Note Administrator for deposit in the Excess Interest Payment Account an amount equal to the Excess Interest received prior to the Determination Date for the applicable Collection Period.
(d) Following the payment of Excess Interest to Class [ARD] Noteholders on the first Payment Date after which there are no longer any Mortgage Loans outstanding which pursuant to their terms could pay Excess Interest, the Note Administrator shall terminate the Excess Interest Payment Account.
(e) The Note Administrator shall establish (upon notice from the Special Servicer of an event occurring that generates Gain‑on‑Sale Proceeds) and maintain the Gain‑on‑Sale Reserve Account for the benefit of the Noteholders.  The Gain‑on‑Sale Reserve Account shall be maintained as an Eligible Account (or as a subaccount of an Eligible Account), separate and apart from any accounts for any other series of securities administered by the Note Administrator.
Upon the disposition of any REO Property, in accordance with Section 3.09 or Section 3.16, the Special Servicer will calculate the Gain‑on‑Sale Proceeds, if any, realized that are allocable to the Mortgage Loan or Owned Subordinate Companion Loan, as applicable, in connection with such sale and remit such funds to the Note Administrator for deposit into the Gain‑on‑Sale Reserve Account.  In the case of the [LOAN-SPECIFIC] Whole Loan, any Gain‑on‑Sale Proceeds on such disposition that are allocable to the Owned Subordinate Companion Loan in accordance with the terms of the [LOAN-SPECIFIC] Intercreditor Agreement shall be remitted to the Note Administrator for deposit into the Loan-Specific

Payment Account.  Any gain on such disposition that is allocable to any related Companion Loan in accordance with the terms of the related Intercreditor Agreement shall be remitted to the Companion Paying Agent for deposit into the Companion Payment Account.
(f) Any Non-Serviced Gain-on-Sale Proceeds received with respect to any Non-Serviced Mortgage Loan pursuant to the related Non-Serviced Servicing Agreement shall be remitted to the Note Administrator for deposit into the Gain-on-Sale Reserve Account.
(g) [RESERVED]
(h) The Note Administrator shall establish and maintain the Loan-Specific Payment Account, in its own name on behalf of the Indenture Trustee, in trust for the benefit of the Holders of the Class [LOAN-SPECIFIC] Notes, which shall be part of the Collateral.  The Loan-Specific Payment Account shall be established and maintained as an Eligible Account or a subaccount of an Eligible Account.  The Note Administrator shall make or be deemed to have made deposits in and withdrawals from the Loan-Specific Payment Account in accordance with Section 3.05 and Article IV of this Agreement.
(i) If any Loss of Value Payments are received in connection with a Defect or Breach, as the case may be, pursuant to or as contemplated by Section 3.05(f) of this Agreement, the Special Servicer shall establish and maintain one or more non-interest bearing accounts (collectively, the “Loss of Value Reserve Fund”) to be held for the benefit of the Noteholders, for purposes of holding such Loss of Value Payments.  Each account that constitutes the Loss of Value Reserve Fund shall be an Eligible Account or a sub-account of an Eligible Account.  The Special Servicer shall, upon receipt, deposit in the Loss of Value Reserve Fund all Loss of Value Payments received by it.
Section 3.05          Permitted Withdrawals from the Collection Account, the Payment Accounts and the Companion Payment Account.  (a)  The Master Servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account) for any of the following purposes (the following not being an order of priority and without duplication of the same payment or reimbursement):
(i) (A) no later than 4:00 p.m., New York City time, on each P&I Advance Date, to remit to the Note Administrator for deposit in the Regular Payment Account (or the Loan-Specific Payment Account in respect of the Owned Subordinate Companion Loan) and the Excess Interest Payment Account the amounts required to be remitted pursuant to the first paragraph of Section 3.04(b) or that may be applied to make P&I Advances pursuant to Section 4.03(a); and (B) pursuant to the second paragraph of Section 3.04(b), to remit to the Companion Paying Agent for deposit in the Companion Payment Account the amounts required to be so deposited with respect to the Companion Loans;
(ii) (A)  to pay itself (or, with respect to any Transferable Servicing Interest, to pay [MASTER SERVICER] if [MASTER SERVICER] is no longer the Master Servicer, any such interest pursuant to Section 3.11(a)) unpaid Servicing Fees in respect of each Mortgage Loan, Owned Subordinate Companion Loan, Companion Loan,

Specially Serviced Mortgage Loan, and REO Loan, as applicable, the Master Servicer’s rights to payment of Servicing Fees pursuant to this clause (ii)(A) with respect to any Mortgage Loan, related Serviced Companion Loan, Owned Subordinate Companion Loan, Specially Serviced Mortgage Loan or REO Loan, as applicable, being limited to amounts received on or in respect of such Mortgage Loan, Owned Subordinate Companion Loan or related Serviced Companion Loan (whether in the form of payments, Liquidation Proceeds or Insurance and Condemnation Proceeds) or such REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance and Condemnation Proceeds), that are allocable as recovery of interest thereon, (B) to pay the Special Servicer any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Specially Serviced Mortgage Loan or REO Loan or Corrected Loan, as applicable, and any expense incurred by the Special Servicer in connection with performing any inspections pursuant to Section 3.12(a), remaining unpaid first, out of related REO Revenues, Liquidation Proceeds, Insurance and Condemnation Proceeds and collections in respect of the related Specially Serviced Mortgage Loan (provided that, in the case of such payment relating to a Serviced Whole Loan or the Owned AB Whole Loan, as applicable, such payment shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, in accordance with their respective Stated Principal Balances, or (ii) with respect to an AB Whole Loan or Owned AB Whole Loan, first, from the related AB Subordinate Companion Loan or Owned Subordinate Companion Loan, as applicable, and then, from the AB Mortgage Loan or Owned AB Mortgage Loan, as applicable) and then out of general collections on the Mortgage Loans and REO Properties, (C) to pay the Operating Advisor (or the Master Servicer, if applicable) any unpaid Operating Advisor Fees or Operating Advisor Consulting Fees in respect of each Mortgage Loan, Specially Serviced Mortgage Loan, REO Loan (other than any related Companion Loan) or Owned Subordinate Companion Loan, as applicable, the Operating Advisor’s right to payment of the Operating Advisor Fee or Operating Advisor Consulting Fee pursuant to this clause (ii)(C) with respect to any Mortgage Loan, Specially Serviced Mortgage Loan, REO Loan (other than any related Companion Loan) or Owned Subordinate Companion Loan, as applicable, being limited to amounts received on or in respect of such Mortgage Loan or Owned Subordinate Companion Loan (whether in the form of payments, P&I Advances (solely with respect to the Operating Advisor Fee), Liquidation Proceeds or Insurance and Condemnation Proceeds), such REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance and Condemnation Proceeds), that are allocable as recovery of interest thereon, and (D) to pay the Asset Representations Reviewer, any unpaid Asset Representations Reviewer Fee payable in connection with any Asset Review that was performed as a result of an Affirmative Asset Review Vote;
(iii) to reimburse the Indenture Trustee and itself, as applicable (in that order), for unreimbursed P&I Advances, the Master Servicer’s or the Indenture Trustee’s right to reimbursement pursuant to this clause (iii) being limited to amounts received which represent Late Collections of interest (net of the related Servicing Fee) on and principal of the particular Mortgage Loans and REO Loans with respect to which P&I Advances were made; provided that with respect to each Serviced Whole Loan, reimbursement of

P&I Advances shall be made only from amounts collected with respect to the related Serviced Mortgage Loan and not from any amounts collected with respect to any related Serviced Companion Loan (provided that, with respect to any AB Subordinate Companion Loan or Owned Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan or Owned AB Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan or the related Owned AB Mortgage Loan and Owned Subordinate Companion Loan) prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in the Collection Account; provided, further, that if such P&I Advance with respect to a Mortgage Loan becomes a Workout‑Delayed Reimbursement Amount, then the maker of such P&I Advance shall additionally, but without duplication, thereafter be entitled to reimbursement for such P&I Advance from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below; and provided, further, that if such Advance becomes a Nonrecoverable Advance, then such Advance shall be reimbursable pursuant to clause (v) below;
(iv) to reimburse the Indenture Trustee, the Special Servicer and itself, as applicable (in that order), for unreimbursed Servicing Advances, the Master Servicer’s, the Special Servicer’s or the Indenture Trustee’s respective rights to receive payment pursuant to this clause (iv) with respect to any Mortgage Loan (other than a Non‑Serviced Mortgage Loan), Owned Subordinate Companion Loan or any related Companion Loan or any REO Property being limited to, as applicable, related payments, Liquidation Proceeds, Insurance and Condemnation Proceeds and REO Revenues (provided that, in the case of such reimbursement relating to a Serviced Whole Loan or Owned AB Whole Loan, as applicable, such reimbursements shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective Stated Principal Balances, or (ii) with respect to an AB Whole Loan or Owned AB Whole Loan, first, from the related AB Subordinate Companion Loan (if any) or Owned Subordinate Companion Loan, as applicable, and then, from any related AB Mortgage Loan or the Owned AB Mortgage Loan, as applicable (provided that, with respect to any AB Subordinate Companion Loan or Owned Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan or Owned AB Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan or the related Owned AB Mortgage Loan and Owned Subordinate Companion Loan)), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in the Collection Account related to any Mortgage Loan); provided, however, that if such Servicing Advance becomes a Workout‑Delayed Reimbursement Amount, then the maker of such Servicing Advance shall additionally, but without duplication, thereafter be entitled to reimbursement for such Servicing Advance from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below; provided, further, that if such Advance becomes a Nonrecoverable Advance, then such Advance shall be reimbursable pursuant to clause (v) below;
(v) to reimburse the Indenture Trustee, the Special Servicer and itself, as applicable (in that order) (1) for Nonrecoverable Advances first, out of REO Revenues, Liquidation Proceeds and Insurance and Condemnation Proceeds, if any, received on the related Mortgage Loan, Owned Subordinate Companion Loan and any related Companion Loan (with respect to such Companion Loan, only for Nonrecoverable Servicing Advances made with respect thereto), then, out of the principal portion of general collections on the Mortgage Loans and REO Properties, then, to the extent the principal portion of general collections is insufficient and with respect to such excess only, subject to any exercise of the sole option to defer reimbursement thereof pursuant to Section 3.17(c), out of general collections on the Mortgage Loans and REO Properties, (2) for Workout‑Delayed Reimbursement Amounts, out of the principal portion of the general collections on the Mortgage Loans and REO Properties net of such amounts being reimbursed pursuant to (1) above; (provided that, in case of such reimbursement of a Nonrecoverable Servicing Advance relating to a Serviced Whole Loan or Owned AB Whole Loan, as applicable related thereto, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective Stated Principal Balances, or (ii) with respect to an AB Whole Loan or Owned AB Whole Loan, first, from the related AB Subordinate Companion Loan (if any) or Owned Subordinate Companion Loan, as applicable, and then from the AB Mortgage Loan or Owned AB Mortgage Loan and provided, further, that, in case of such reimbursement with respect to Nonrecoverable Servicing Advances relating to a Serviced Whole Loan, such reimbursement shall be made as described above in this clause (v)(1) and (v)(2), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in the Collection Account; provided, further, that with respect to a Serviced Mortgage Loan, reimbursement of Nonrecoverable P&I Advances from funds collected from the related Serviced Whole Loan shall be made only from amounts collected with respect to such Serviced Mortgage Loan (and not from any amounts collected with respect to the related Serviced Companion Loan), in accordance with the terms of the related Intercreditor Agreement (provided that, with respect to any Serviced Companion Loan or Owned Subordinate Companion Loan, the foregoing with respect to Nonrecoverable Servicing Advances and Nonrecoverable P&I Advances shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan or Owned AB Whole Loan, as applicable, are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan or to the related Owned AB Mortgage Loan and Owned Subordinate Companion Loan), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in the Collection Account related to any Mortgage Loan) or (3) to pay itself, with respect to any Mortgage Loan, Owned Subordinate Companion Loan, any related Companion Loan, if applicable, or REO Property any related earned Servicing Fee that remained unpaid in accordance with clause (ii) above following a Final

Recovery Determination made with respect to such Mortgage Loan or REO Property and the deposit into the Collection Account of all amounts received in connection therewith;
(vi) at such time as it reimburses the Indenture Trustee and itself, as applicable (in that order) or any Other Indenture Trustee or Other Servicer for a related securitization in respect of any Serviced Pari Passu Companion Loan for (a) any unreimbursed P&I Advance (including any such P&I Advance that constitutes a Workout‑Delayed Reimbursement Amount) pursuant to clause (iii) or clause (v) above, to pay itself and/or the Indenture Trustee or such other servicing party, as applicable, any interest accrued and payable thereon in accordance with Section 4.03(d) and Section 3.11(d), (b) any unreimbursed Servicing Advances (including any such Servicing Advance that constitutes a Workout‑Delayed Reimbursement Amount) pursuant to clause (iv) or clause (v) above, to pay itself, the Special Servicer or the Indenture Trustee, or Other Indenture Trustee or Other Servicer as the case may be, any interest accrued and payable thereon in accordance with Section 3.03(d) and 3.11(d) or (c) any Nonrecoverable Advances pursuant to clause (v) above, to pay itself, the Special Servicer or the Indenture Trustee, or Other Indenture Trustee or Other Servicer as the case may be, any interest accrued and payable thereon; provided that in all events, subject to the related Intercreditor Agreement, interest on P&I Advances on any Serviced Mortgage Loan shall not be paid from funds actually distributable to any related Serviced Companion Loan (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan);
(vii) to reimburse itself, the Special Servicer, Asset Representations Reviewer or the Indenture Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect giving rise to a repurchase or substitution obligation of the applicable Mortgage Loan Seller or any other obligation of the Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase or substitution obligation or any other obligation of the Mortgage Loan Seller, each such Person’s right to reimbursement pursuant to this clause (vii) with respect to any Mortgage Loan or the related Owned Subordinate Companion Loan, as applicable, being limited to that portion of the Purchase Price, the Loss of Value Payment or Substitution Shortfall Amount paid with respect to such Mortgage Loan or related Owned Subordinate Companion Loan, as applicable, that represents such expense in accordance with clause (iv) of the definition of Purchase Price;
(viii) in accordance with Section 2.03(f), to reimburse itself or the Special Servicer, as the case may be, first, out of Liquidation Proceeds, Insurance and Condemnation Proceeds, if any, with respect to the related Mortgage Loan, Owned Subordinate Companion Loan or REO Loan, and then out of general collections on the Mortgage Loans and REO Properties, for any unreimbursed expense reasonably incurred by such Person in connection with the enforcement of the applicable Mortgage Loan Seller’s obligations under Section 6 of the applicable Mortgage Loan Purchase

Agreement, but only to the extent that such expenses are not reimbursable pursuant to clause (vii) above or otherwise; provided that, in case of such reimbursement out of Liquidation Proceeds, and Insurance and Condemnation Proceeds described above relating to a Serviced Whole Loan or Owned AB Whole Loan, as applicable, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective Stated Principal Balances or (ii) with respect to an AB Whole Loan or Owned AB Whole Loan, first, from the related AB Subordinate Companion Loan (if any) or Owned Subordinate Companion Loan, as applicable, and then, from any related AB Mortgage Loan or Owned AB Mortgage Loan, as applicable (provided that, with respect to any AB Subordinate Companion Loan or Owned Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan or Owned AB Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan or the related Owned AB Mortgage Loan and Owned Subordinate Companion Loan), in each case, prior to being payable out of general collections with respect to the Mortgage Loans;
(ix) to pay for costs and expenses incurred by the Issuer pursuant to Section 3.09(c) first, out of REO Revenues, Liquidation Proceeds, Insurance and Condemnation Proceeds with respect to the related Mortgage Loan, Owned Subordinate Companion Loan, Serviced Companion Loan or REO Loan and then out of general collections on the Mortgage Loans and REO Properties; provided that, in case of such reimbursement relating to a Serviced Whole Loan or Owned AB Whole Loan, as applicable, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective Stated Principal Balances or (ii)  with respect to an AB Whole Loan or Owned AB Whole Loan, first, from the related AB Subordinate Companion Loan (if any) or Owned Subordinate Companion Loan, as applicable, and then, from any related AB Mortgage Loan or Owned AB Mortgage Loan, as applicable (provided that, with respect to any AB Subordinate Companion Loan or Owned Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan or Owned AB Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan or the related Owned AB Mortgage Loan and Owned Subordinate Companion Loan), in each case, prior to being payable out of general collections with respect to the Mortgage Loan;
(x) to pay itself, as additional servicing compensation in accordance with Section 3.11(a), (a) (1) interest and investment income earned in respect of amounts held in the Collection Account and the Companion Payment Account as provided in Section 3.06(b) (but only to the extent of the Net Investment Earnings with respect to the Collection Account and the Companion Payment Account for the period from and including the prior Payment Date to and including the P&I Advance Date related to such Payment Date) and (2) Penalty Charges (other than Penalty Charges collected while the related Mortgage Loan, Owned Subordinate Companion Loan and any related Serviced Companion Loan is a Specially Serviced Mortgage Loan), but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Mortgage Loan, Owned Subordinate Companion Loan and any related Serviced Companion Loan have been paid and such Penalty Charges are not needed to pay interest on Advances or costs and expenses incurred by the Issuer (other than Special Servicing Fees, Liquidation Fees and Workout Fees) in accordance with Section 3.11(d); and (b) to pay the Special Servicer, as additional servicing compensation in accordance with Section 3.11(c), Penalty Charges collected on Specially Serviced Mortgage Loans (but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Specially Serviced Mortgage Loan have been paid and such Penalty Charges are not needed to pay interest on Advances or costs and expenses incurred by the Issuer (other than Special Servicing Fees, Liquidation Fees and Workout Fees) in accordance with Section 3.11(d));
(xi) to recoup any amounts deposited in the Collection Account in error;
(xii) to pay itself, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer or any of their respective directors, officers, members, managers, employees and agents, or CREFC®, as the case may be, out of general collections, any amounts payable to any such Person pursuant to Section 3.11(g), Section 5.17(a), Section 7.04(a) or Section 7.04(b); provided that, in case of such reimbursement (other than a reimbursement of any amounts payable to CREFC®) relating to a Serviced Whole Loan or Owned AB Whole Loan, as applicable, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective Stated Principal Balances or (ii)  with respect to an AB Whole Loan or Owned AB Whole Loan, first, from the related AB Subordinate Companion Loan (if any) or Owned Subordinate Companion Loan, as applicable, and then, from any related AB Mortgage Loan or Owned AB Mortgage Loan, as applicable (provided that, with respect to any AB Subordinate Companion Loan or Owned Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan or Owned AB Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan or the related Owned AB Mortgage Loan and Owned Subordinate Companion Loan), in each case, prior to being payable out of general collections with respect to the Mortgage Loans;
(xiii) [to pay for (a) the cost of the Opinions of Counsel contemplated by Sections 3.09(b), 3.14(a), 3.15(b), 3.18(b), 3.18(d) and 3.18(i) to the extent payable out of the assets of the Issuer, (b) the cost of any Opinion of Counsel contemplated by Sections 14.01(a) or Section 14.01(c) in connection with an amendment to this Agreement requested by the Indenture Trustee or the Master Servicer, which amendment is in furtherance of the rights and interests of Noteholders and (c) the cost of obtaining the REO Extension contemplated by Section 3.14(a); provided that, in case of such reimbursement relating to a Serviced Whole Loan or Owned AB Whole Loan, as applicable, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to the related Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective Stated Principal Balances or (ii) with respect to an AB Whole Loan or Owned AB Whole Loan, first, from the related AB Subordinate Companion Loan (if any) or Owned Subordinate Companion Loan, as applicable, and then, from any related AB Mortgage Loan or Owned AB Mortgage Loan, as applicable (provided that, with respect to any AB Subordinate Companion Loan or Owned Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan or Owned AB Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan or the related Owned AB Mortgage Loan and Owned Subordinate Companion Loan), in each case, prior to being payable out of general collections with respect to the Mortgage Loans;
(xiv) to pay out of general collections on the Mortgage Loans and the REO Properties any and all federal, state and local taxes imposed on the Issuer, or any of its assets or transactions, together with all incidental costs and expenses;
(xv) to pay the applicable Mortgage Loan Seller or any other Person, with respect to each Mortgage Loan, if any (or the related Owned Subordinate Companion Loan, if applicable), previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase; or, in the case of the substitution for a Mortgage Loan by a Mortgage Loan Seller as contemplated by Section 2.03(b), to pay such Mortgage Loan Seller with respect to the replaced Mortgage Loan all amounts received thereon subsequent to the date of substitution, and with respect to the related Qualified Substitute Mortgage Loan(s), all Periodic Payments due thereon during or prior to the month of substitution, in accordance with Section 2.03(b);
(xvi) to remit to the Note Administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to Section 3.21;
(xvii)        to reimburse the Operating Advisor for any Operating Advisor Expenses incurred by and reimbursable to it by the Issuer pursuant to Section 3.26(i);
(xviii)       [to reimburse the Asset Representations Reviewer for any fees and expenses reimbursable to it by the Issuer pursuant to this Agreement;]
(xix) to remit to the Companion Paying Agent for deposit into the Companion Payment Account the amounts required to be deposited pursuant to Section 3.04(b) without duplication of amounts remitted to the Companion Paying Agent pursuant to clause (i) above;

(xx)          to clear and terminate the Collection Account at the termination of this Agreement pursuant to Section 10.01;
(xxi) to pay for any expenditures to be borne by the Issuer pursuant to the third paragraph of Section 3.03(c); and
(xxii)       to pay any out-of-pocket fees and expenses of the Issuer, the Note Administrator and the Indenture Trustee (including legal fees and expenses) incurred in connection with an acceleration of the Notes following an Event of Default, including in connection with sale and liquidation of any of the Collateral in connection with such acceleration.
Consistent with the above, with respect to the Owned AB Whole Loan, subject to Section 3.05(h) and the terms of the related Intercreditor Agreement, any withdrawals permitted pursuant to this Section 3.05(a), shall be paid or reimbursed (a) first, from amounts on deposit allocated to the related Owned Subordinate Companion Loan and then, from amounts on deposit allocated to the related Owned AB Mortgage Loan and (b) then from general collections in respect of all other Mortgage Loans.
The Master Servicer shall also be entitled to make withdrawals from time to time, from the Collection Account of amounts necessary for the payments or reimbursement of amounts required to be paid to the applicable Non‑Serviced Master Servicer, the applicable Non‑Serviced Special Servicer, the applicable Non‑Serviced Indenture Trustee, the applicable Non‑Serviced Paying Agent or any other applicable party to the applicable Non-Serviced Servicing Agreement by the holder of a Non‑Serviced Mortgage Loan pursuant to the applicable Non‑Serviced Intercreditor Agreement and the applicable Non-Serviced Servicing Agreement.
The Master Servicer shall keep and maintain separate accounting records, on a loan‑by‑loan and property by property basis when appropriate, for the purpose of justifying any withdrawal from the Collection Account.
The Master Servicer shall pay to the Special Servicer, the Indenture Trustee or the Note Administrator from the Collection Account amounts permitted to be paid to it therefrom monthly upon receipt of a certificate of a Servicing Officer of the Special Servicer or a Responsible Officer of the Indenture Trustee or the Note Administrator describing the item and amount to which the Special Servicer, the Indenture Trustee or the Note Administrator is entitled.  The Master Servicer may rely conclusively on any such certificate and shall have no duty to re‑calculate the amounts stated therein.  The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Mortgage Loan and REO Loan, on a loan‑by‑loan and property‑by‑property basis, for the purpose of justifying any request for withdrawal from the Collection Account.
Notwithstanding anything to the contrary in this Section 3.05 or elsewhere in this Agreement, no amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator or the Operating Advisor out of general collections that do not specifically relate to a Serviced Whole Loan or Owned AB Whole Loan, as applicable may be reimbursable from amounts that would otherwise be payable to the related

Companion Loan or Owned Subordinate Companion Loan, as applicable; provided, however, that amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator or the Operating Advisor with regard to the Owned AB Whole Loan are reimbursable from general collections on the Mortgage Loans.
(b) The Note Administrator may, from time to time, make withdrawals from the Regular Payment Account for any of the following purposes (the following not being an order of priority):
(i) to make payments to Noteholders on each Payment Date pursuant to Section 4.01 or Section 10.01, as applicable;
(ii) to pay to the Indenture Trustee and the Note Administrator or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person with respect to the Mortgage Loans pursuant to Section 9.05(b);
(iii) to pay the Note Administrator and the Indenture Trustee, the Note Administrator Fee, the Indenture Trustee Fee and any co-indenture trustee fee, as applicable, as contemplated by Section 9.05(a) and Section 9.10(a) hereof with respect to the Mortgage Loans;
(iv) to pay for the cost (without duplication) of the Opinions of Counsel sought by (A) the Indenture Trustee, the Note Administrator, the Master Servicer or the Special Servicer as contemplated by Section 3.18(d), (B) [the Indenture Trustee or the Note Administrator as contemplated by Section 6.08(c) or Section 9.02(ii) to the extent payable out of the assets of the Issuer, or (C)  the Indenture Trustee, the Note Administrator, the Master Servicer or the Special Servicer as contemplated by Section 14.01(a) or Section 14.01(c) in connection with any amendment to this Agreement requested by the Indenture Trustee or the Note Administrator, which amendment is in furtherance of the rights and interests of Noteholders, in each case, to the extent not paid pursuant to Section 14.01(g);
(v) to pay any and all federal, state and local taxes imposed on the Issuer or on the assets or transactions of the Issuer;
(vi) to pay to the Master Servicer any amounts deposited by the Master Servicer in the Regular Payment Account not required to be deposited therein; and
(vii) to clear and terminate the Regular Payment Account upon a redemption of the Notes pursuant to Section 10.01.
(c) The Note Administrator shall, on any Payment Date, make withdrawals from the Excess Interest Payment Account to the extent required to make the payments of Excess Interest required by Section 4.01(j).

(d) [RESERVED]
(e) Notwithstanding anything herein to the contrary, with respect to any Mortgage Loan, (i) if amounts on deposit in the Collection Account, the Regular Payment Account and the Loan-Specific Payment Account are not sufficient to pay the full amount of the Servicing Fee listed in Section 3.05(a)(ii), the Operating Advisor Fee listed in Section 3.05(a)(ii) and the Note Administrator Fee listed in Section 3.05(b)(ii) and (b)(iii), then the Note Administrator Fee shall be paid in full prior to the payment of any Servicing Fees payable under Section 3.05(a)(ii) and then, after payment of Servicing Fees, the Operating Advisor Fees payable under Section 3.05(a)(ii) and in the event that amounts on deposit in the Collection Account, the Regular Payment Account and the Loan-Specific Payment Account are not sufficient to pay the full amount of such Note Administrator Fee, the Note Administrator shall be paid based on the amount of such fees and (ii) if amounts on deposit in the Collection Account are not sufficient to reimburse the full amount of Advances and interest thereon listed in Sections 3.05(a)(iii), (a)(iv), (a)(v) and (a)(vi), then reimbursements shall be paid first to the Note Administrator and to the Indenture Trustee, pro rata, second to the Special Servicer, third to the Master Servicer and then to the Operating Advisor.
(f) If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related Serviced REO Property, then the Special Servicer shall, promptly upon written direction from the Master Servicer (provided that, (1) with respect to clause (iv) below, the Special Servicer shall have provided notice to the Master Servicer of the occurrence of such liquidation event and (2) with respect to clause (v) below, the Note Administrator shall have provided the Master Servicer and the Special Servicer with five Business Days’ prior notice of such final Payment Date), transfer such Loss of Value Payments (up to the remaining portion thereof) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account for the following purposes:
(i) to reimburse the Master Servicer or the Indenture Trustee, in accordance with Section 3.05(a) of this Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related Serviced REO Property (together with any interest on such Advances);
(ii) to pay, in accordance with Section 3.05(a) of this Agreement, or to reimburse the Issuer for the prior payment of, any expense or Liquidation Fee relating to such Mortgage Loan or any related Serviced REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuer;
(iii) following the occurrence of a liquidation event with respect to such Mortgage Loan or any related Serviced REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i)-(ii) as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i)-(ii) in respect of any other Mortgage Loan or Serviced REO Loan; and
(iv) On the final Payment Date after all payments have been made as set forth in clause (i) through (iii) above, to each Mortgage Loan Seller, its pro rata share, based on the amount that it contributed, net of any administrative expenses or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.
(g) Any Loss of Value Payments transferred to the Collection Account pursuant to clauses (f)(i)-(f)(ii) of the prior paragraph shall be treated as Liquidation Proceeds received by the Issuer in respect of the related Mortgage Loan or any successor REO Loan with respect thereto for which such Loss of Value Payments were received; [and any Loss of Value Payments transferred to the Collection Account pursuant to clause (f)(iii) of the prior paragraph shall be treated as Liquidation Proceeds received by the Issuer in respect of the related Mortgage Loan or REO Loan for which such Loss of Value Payments are being transferred to the Collection Account to cover an item contemplated by clauses (f)(i)-(f)(iii) of the prior paragraph.]
(h) The Companion Paying Agent may, from time to time, make withdrawals from the Companion Payment Account to make payments pursuant to Section 4.01(k).
(i) The Note Administrator, on behalf of the Indenture Trustee, may, from time to time, make withdrawals from the Loan-Specific Payment Account for any of the following purposes:
(i) to make payments to the Holders of Class [LOAN-SPECIFIC] Notes on each Payment Date pursuant to Section 4.01(b) or Section 10.01, as applicable;
(ii) to pay to the Indenture Trustee and the Note Administrator or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person, with respect to the Owned Subordinate Companion Loan pursuant to Section 9.05(b);
(iii) to pay for the cost (without duplication) of the Opinions of Counsel sought by (A) the Indenture Trustee, the Note Administrator, the Master Servicer or the Special Servicer as contemplated by Section 3.18(d), (B) [the Indenture Trustee or the Note Administrator as contemplated by Section 6.08(c) or Section 9.02(ii) to the extent payable out of the assets of the Issuer, or (C)  the Indenture Trustee, the Note Administrator, the Master Servicer or the Special Servicer as contemplated by Section 14.01(a) or Section 14.01(c) in connection with any amendment to this Agreement requested by the Indenture Trustee or the Note Administrator, which amendment is in furtherance of the rights and interests of Class [LOAN-SPECIFIC] Notes, in each case, to the extent not paid pursuant to Section 14.01(g);
(iv) to pay any and all federal, state and local taxes imposed on the Issuer or on the assets or transactions of the Issuer with respect to the [LOAN-SPECIFIC] Owned Subordinate Companion Loan;
(v) [RESERVED];
(vi) to pay to the Master Servicer any amounts deposited by the Master Servicer in the Loan-Specific Payment Account not required to be deposited therein;

(vii) to clear and terminate the Loan-Specific Payment Account upon a redemption of the Class [LOAN SPECIFIC] Notes pursuant to Section 10.01; and
(viii) consistent with the above, with respect to the Owned AB Whole Loan, subject to Section 3.05(a)(i), any withdrawals permitted pursuant to this Section 3.05(i), shall be paid or reimbursed (a) first, from amounts on deposit allocated to the related Owned Subordinate Companion Loan and then, from amounts on deposit allocated to the related Owned AB Mortgage Loan and (b) then from general collections in respect of all other Mortgage Loans.
Section 3.06          Investment of Funds in the Collection Account and the REO Account.  (a)  The Master Servicer may direct any depository institution maintaining the Collection Account, the Companion Payment Account, or any Servicing Account (for purposes of this Section 3.06, an “Investment Account”), the Special Servicer may direct any depository institution maintaining the REO Account (also for purposes of this Section 3.06, an “Investment Account”) to invest or if it is such depository institution, may itself invest, the funds held therein, only in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the next succeeding date on which funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the depository institution maintaining such account is the obligor thereon and (ii) no later than the date on which funds are required to be withdrawn from such account pursuant to this Agreement, if the depository institution maintaining such account is the obligor thereon.  All such Permitted Investments shall be held to maturity, unless payable on demand.  Any funds held in an Investment Account shall be held in the name of the Master Servicer or the Special Servicer, as applicable, on behalf of the Indenture Trustee (in its capacity as such) for the benefit of the Noteholders.  The Master Servicer (in the case of the Collection Account, the Companion Payment Account or any Servicing Account maintained by or for the Master Servicer), the Special Servicer (in the case of the REO Account, Loss of Value Reserve Fund or any Servicing Account maintained by or for the Special Servicer) on behalf of the Indenture Trustee, shall maintain continuous physical possession of any Permitted Investment of amounts in the Collection Account, the Companion Payment Account, the Servicing Accounts, Loss of Value Reserve Fund or REO Account, as applicable, that is either (i) a “certificated security,” as such term is defined in the UCC (such that the Indenture Trustee shall have control pursuant to Section 8‑106 of the UCC) or (ii) other property in which a secured party may perfect its security interest by physical possession under the UCC or any other applicable law.  In the case of any Permitted Investment held in the form of a “security entitlement” (within the meaning of Section 8‑102(a)(17) of the UCC), the Master Servicer or the Special Servicer, as applicable, shall take or cause to be taken such action as the Indenture Trustee deems reasonably necessary to cause the Indenture Trustee to have control over such security entitlement.  In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicer (in the case of the Collection Account, the Companion Payment Account or any Servicing Account maintained by or for the Master Servicer) or the Special Servicer (in the case of the REO Account or any Servicing Account maintained by or for the Special Servicer) shall:
(i) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (a) all amounts then payable thereunder and (b) the amount required to be withdrawn on such date; and
(ii) demand payment of all amounts due thereunder promptly upon determination by the Master Servicer, the Special Servicer, the Note Administrator or the Indenture Trustee, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.
(b) Interest and investment income realized on funds deposited in the Collection Account, the Companion Payment Account or any Servicing Account maintained by or for the Master Servicer to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Payment Date to and including the P&I Advance Date related to the current Payment Date, shall be for the sole and exclusive benefit of the Master Servicer to the extent (with respect to Servicing Accounts) not required to be paid to the related Mortgagor and shall be subject to its withdrawal, or withdrawal at its direction, in accordance with Section 3.03 or Section 3.05(a), as the case may be.  Interest and investment income realized on funds deposited in the REO Account, Loss of Value Reserve Fund or any Servicing Account maintained by or for the Special Servicer, to the extent of the Net Investment Earnings, if any, with respect to such account for each period from and including any Payment Date to and including the immediately succeeding P&I Advance Date, shall be for the sole and exclusive benefit of the Special Servicer and shall be subject to its withdrawal in accordance with Section 3.14(c).  In the event that any loss shall be incurred in respect of any Permitted Investment (as to which the Master Servicer or Special Servicer, as applicable, would have been entitled to any Net Investment Earnings hereunder) directed to be made by the Master Servicer or Special Servicer, as applicable, and on deposit in any of the Collection Account, the Companion Payment Account, the Servicing Account, Loss of Value Reserve Fund or the REO Account, the Master Servicer (in the case of the Collection Account, the Companion Payment Account or any Servicing Account maintained by or for the Master Servicer), the Special Servicer (in the case of the REO Account, Loss of Value Reserve Fund or any Servicing Account maintained by or for the Special Servicer) shall deposit therein, no later than the P&I Advance Date, without right of reimbursement, the amount of Net Investment Loss, if any, with respect to such account for the period from and including the prior Payment Date to and including the P&I Advance Date related to the current Payment Date; provided that neither the Master Servicer nor the Special Servicer shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of Eligible Account at the time such investment was made (and, with respect to the Master Servicer, such federal or state chartered depository institution or trust company is not an Affiliate of the Master Servicer unless such depository institution or trust company satisfied the qualification set forth in the definition of Eligible Account both (x) at the time the investment was made and (y) thirty (30) days prior to such insolvency).
(c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Master Servicer may and, upon the request of Holders of Notes entitled to a majority of the Voting Rights allocated to any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.
Section 3.07          Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage.  (a)  The Master Servicer (with respect to the Mortgage Loans and the Owned Subordinate Companion Loan (other than a Non‑Serviced Mortgage Loan) and any related Serviced Companion Loan) shall use its efforts consistent with the Servicing Standard to cause the Mortgagor to maintain (other than with respect to a Non‑Serviced Mortgage Loan), and the Special Servicer (with respect to REO Properties other than any Non‑Serviced Mortgaged Properties) shall maintain, to the extent required by the terms of the related Mortgage Loan documents, all insurance coverage as is required under the related Mortgage Loan documents except to the extent that the failure of the related Mortgagor to do so is an Acceptable Insurance Default (and except as provided in the next sentence with respect to the Master Servicer or Special Servicer, as applicable).  If the Mortgagor does not so maintain such insurance coverage, subject to its recoverability determination with respect to any required Servicing Advance, the Master Servicer (with respect to the Mortgage Loans (other than a Non‑Serviced Mortgage Loan), Owned Subordinate Companion Loan and any related Serviced Companion Loan) or the Special Servicer (with respect to REO Properties other than a Non‑Serviced Mortgaged Property) shall maintain all insurance coverage as is required under the related Mortgage, but only in the event the Indenture Trustee has an insurable interest therein and such insurance is available to the Master Servicer or the Special Servicer and, if available, can be obtained at commercially reasonable rates, as determined (prior to the occurrence and continuance of any Control Termination Event, any determination that such insurance coverage is not available or not available at commercially reasonable rates to be made with the consent of the Directing Holder (or, with respect to any Serviced AB Whole Loan or Owned AB Whole Loan, prior to the occurrence and continuance of a related AB Control Appraisal Period, with the consent of the holder of the related AB Subordinate Companion Loan or the related Subordinate Loan-Specific Directing Holder, as applicable)) by the Master Servicer (with respect to the Mortgage Loans and the Owned Subordinate Companion Loan (other than a Non‑Serviced Mortgage Loan) and any related Serviced Companion Loan) or the Special Servicer (with respect to REO Properties other than any Non‑Serviced Mortgaged Property) except to the extent that the failure of the related Mortgagor to do so is an Acceptable Insurance Default as determined by the Special Servicer; provided, however, that if any Mortgage permits the holder thereof to dictate to the Mortgagor the insurance coverage to be maintained on such Mortgaged Property, the Master Servicer or, with respect to REO Property, the Special Servicer, as applicable, shall impose or maintain, as applicable, such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the closing of the Mortgage Loan, provided that, with respect to the immediately preceding proviso, the Master Servicer will be obligated to use efforts consistent with the Servicing Standard to cause the Mortgagor to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the Mortgagor’s failure is an Acceptable Insurance Default (as determined by the Special Servicer with (unless a Control Termination Event has occurred and is continuing) the consent of the Directing Holder) and only in the event the Indenture Trustee has an insurable interest therein and such insurance is available to the Master Servicer and, if available, can be obtained at commercially reasonable rates.  The Master Servicer and Special Servicer shall be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates.  Subject to Section 3.15(a) and the costs of such insurance being reimbursed or paid to the Special Servicer as provided in the third‑to‑last sentence of this paragraph, the Special Servicer shall maintain for each REO Property (other than any Non‑Serviced Mortgaged Property) no less insurance coverage than was previously required of the Mortgagor under the related Mortgage Loan documents unless the Special Servicer determines (prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Holder) that such insurance is not available at commercially reasonable rates or that the Indenture Trustee does not have an insurable interest, in which case the Master Servicer shall be entitled to conclusively rely on the Special Servicer’s determination.  All Insurance Policies maintained by the Master Servicer or the Special Servicer shall (i) contain a “standard” mortgagee clause, with loss payable to the Master Servicer on behalf of the Indenture Trustee (in the case of insurance maintained in respect of Mortgage Loans (other than any Non-Serviced Mortgage Loan), including any related Serviced Companion Loan, other than REO Properties) or to the Special Servicer on behalf of the Indenture Trustee (in the case of insurance maintained in respect of REO Properties), (ii) be in the name of the Indenture Trustee (in the case of insurance maintained in respect of REO Properties), (iii) include coverage in an amount not less than the lesser of (x) the full replacement cost of the improvements securing Mortgaged Property or the REO Property, as applicable, and (y) the outstanding principal balance owing on the related Mortgage Loan (including any related Serviced Companion Loan) or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co‑insurance provisions, (iv) include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Mortgage Loan documents), (v) be noncancelable without thirty (30) days prior written notice to the insured party (except in the case of nonpayment, in which case such policy shall not be cancelled without ten (10) days prior notice) and (vi) subject to the first proviso in the second sentence of this Section 3.07(a), be issued by a Qualified Insurer authorized under applicable law to issue such Insurance Policies.  Any amounts collected by the Master Servicer or Special Servicer under any such Insurance Policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Mortgagor, in each case in accordance with the Servicing Standard and the provisions of the related Mortgage Loan documents) shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 3.05(a).  Any costs incurred by the Master Servicer in maintaining any such Insurance Policies in respect of Mortgage Loans (including any related Serviced Companion Loan) (other than REO Properties and other than any Non-Serviced Mortgage Loan) (i) if the Mortgagor defaults on its obligation to do so, shall be advanced by the Master Servicer as a Servicing Advance (so long as such Advance would not be a Nonrecoverable Advance and if such Advance would be a Nonrecoverable Advance then such cost shall instead be paid out of the Collection Account) and will be charged to the related Mortgagor and (ii) shall not, for purposes of calculating monthly payments to Noteholders, be added to the unpaid principal balance of the related Mortgage Loan, Owned Subordinate Companion Loan and Serviced Companion Loan (if any), notwithstanding that the terms of such Mortgage Loan, Owned Subordinate Companion Loan or Serviced Companion Loan so permit.  Any cost incurred by the Special Servicer in maintaining any such Insurance Policies with respect to REO Properties shall be an expense of the Issuer payable out of the related REO Account pursuant to Section 3.14(c) or, if the amount on deposit therein is insufficient therefor, advanced by the Master Servicer as a Servicing Advance (so long as such Advance would not be a Nonrecoverable Advance and if such

Advance would be a Nonrecoverable Advance then such cost shall instead be paid out of the Collection Account).  The foregoing provisions of this Section 3.07 shall apply to any Serviced Whole Loan or Owned AB Whole Loan as if it were a single “Mortgage Loan”.  Notwithstanding any provision to the contrary, the Master Servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless such insurance was required at the time of origination of the related Mortgage Loan and is currently available at commercially reasonable rates.
Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non‑Serviced Mortgage Loan) and any related Serviced Companion Loan that either (x) require the Mortgagor to maintain “all risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable Mortgagor to maintain insurance in types and against such risks as the holder of such Mortgage Loan (including any related Owned Subordinate Companion Loan or Serviced Companion Loan) reasonably requires from time to time in order to protect its interests, the Master Servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain Additional Exclusions, (B) request the Mortgagor to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance and (C) notify the Special Servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge (such knowledge to be based upon the Master Servicer’s compliance with the immediately preceding clauses (A) and (B) above) that any Mortgagor fails to purchase the insurance requested to be purchased by the Master Servicer pursuant to clause (B) above.  If the Special Servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the Special Servicer shall notify the Master Servicer and the Master Servicer shall use efforts consistent with the Servicing Standard to cause such insurance to be maintained.  The Special Servicer (at the expense of the Issuer) shall be entitled to rely on insurance consultants in making such determinations.  The Master Servicer shall be entitled to rely on insurance consultants (at the expense of such Master Servicer) in determining whether Additional Exclusions exist.  Furthermore, the Special Servicer shall promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website for those Mortgage Loans that (i) have one of the ten (10) highest outstanding Stated Principal Balances of all of the Mortgage Loans then included as part of the Collateral or (ii) comprise more than 5% of the outstanding Stated Principal Balance of the Mortgage Loans then included in the Collateral.  During the period that the Special Servicer is evaluating the availability of such insurance or waiting for a response from the Directing Holder, neither the Master Servicer nor the Special Servicer will be liable for any loss related to its failure to require the Mortgagor to maintain such insurance and will not be in default of its obligations as a result of such failure unless the Master Servicer or the Special Servicer is required to take any immediate action pursuant to the Servicing Standard or other servicing requirements of this Agreement and the Master Servicer will not itself maintain such insurance or cause such insurance to be maintained.
(b) (i)  If the Master Servicer or the Special Servicer shall obtain and maintain a blanket Insurance Policy with a Qualified Insurer insuring against fire and hazard losses on all of the Mortgage Loans (including any related Owned Subordinate Companion Loan or Serviced

Companion Loan, but excluding any Non-Serviced Mortgage Loan) or REO Properties (other than with respect to a Non‑Serviced Mortgaged Property), as the case may be, required to be serviced and administered hereunder, then, to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, the Master Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause fire and hazard insurance to be maintained on the related Mortgaged Properties or REO Properties.  Such Insurance Policy may contain a deductible clause, in which case the Master Servicer or the Special Servicer shall, if there shall not have been maintained on the related Mortgaged Property or REO Property a fire and hazard Insurance Policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses which would have been covered by such Insurance Policy, promptly deposit into the Collection Account from its own funds the amount of such loss or losses that would have been covered under the individual policy but are not covered under the blanket Insurance Policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan (including any related Owned Subordinate Companion Loan or Serviced Companion Loan), or in the absence of such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.  In connection with its activities as administrator and Master Servicer of the Mortgage Loans, Owned Subordinate Companion Loan or any Serviced Companion Loans, the Master Servicer agrees to prepare and present, on behalf of itself, the Indenture Trustee and Noteholders, claims under any such blanket Insurance Policy in a timely fashion in accordance with the terms of such policy.  The Special Servicer, to the extent consistent with the Servicing Standard, may maintain, earthquake insurance on REO Properties (other than with respect to a Non‑Serviced Mortgaged Property), provided coverage is available at commercially reasonable rates, the cost of which shall be a Servicing Advance.
(ii) If the Master Servicer or the Special Servicer shall cause any Mortgaged Property or REO Property to be covered by a master single interest or force‑placed insurance policy with a Qualified Insurer naming the Master Servicer or the Special Servicer on behalf of the Indenture Trustee as the loss payee, then to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, the Master Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause such insurance to be maintained on the related Mortgaged Properties and REO Properties.  In the event the Master Servicer or the Special Servicer shall cause any Mortgaged Property or REO Property to be covered by such master single interest or force‑placed insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) shall be paid by the Master Servicer as a Servicing Advance.  Such master single interest or force‑placed policy may contain a deductible clause, in which case the Master Servicer or the Special Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.07(a), and there shall have been one or more losses which would have been covered by such policy had it been maintained, deposit into the Collection Account from its own funds the amount not otherwise payable under the master single or force‑placed interest policy because of such deductible clause, to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, including any related

Owned Subordinate Companion Loan, Serviced Companion Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.
(c) Each of the Master Servicer and the Special Servicer shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an errors and omissions Insurance Policy with a Qualified Insurer covering the Master Servicer’s and the Special Servicer’s, as applicable, officers and employees acting on behalf of the Master Servicer and the Special Servicer in connection with its activities under this Agreement.  Notwithstanding the foregoing, so long as the long‑term debt or the deposit obligations or claims‑paying ability of the Master Servicer (or its immediate or remote parent) or the Special Servicer (or its immediate or remote parent), as applicable, is rated at least “[___]” by [_____], the Master Servicer (or its public parent) or the Special Servicer (or its public parent), as applicable, shall be allowed to provide self‑insurance with respect to a fidelity bond and an “errors and omissions” Insurance Policy.  Such amount of coverage shall be in such form and amount as are consistent with the Servicing Standard.  Coverage of the Master Servicer or the Special Servicer under a policy or bond obtained by an Affiliate of the Master Servicer or the Special Servicer and providing the coverage required by this Section 3.07(c) shall satisfy the requirements of this Section 3.07(c).  The Special Servicer and the Master Servicer will promptly report in writing to the Indenture Trustee any material changes that may occur in their respective fidelity bonds, if any, and/or their respective errors and omissions Insurance Policies, as the case may be, and will furnish to the Indenture Trustee copies of all binders and policies or certificates evidencing that such bonds, if any, and insurance policies are in full force and effect.
(d) At the time the Master Servicer determines in accordance with the Servicing Standard that any Mortgaged Property (other than a Non‑Serviced Mortgaged Property) is in a federally designated special flood hazard area (and such flood insurance has been made available), the Master Servicer will use efforts consistent with the Servicing Standard to cause the related Mortgagor (in accordance with applicable law and the terms of the Mortgage Loan, Owned Subordinate Companion Loan and related Serviced Companion Loan documents) to maintain, and, if the related Mortgagor shall default in its obligation to so maintain, shall itself maintain to the extent available at commercially reasonable rates (as determined by the Master Servicer in accordance with the Servicing Standard and to the extent the Indenture Trustee, as mortgagee, has an insurable interest therein), flood insurance in respect thereof, but only to the extent the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or related Serviced Companion Loan permits the mortgagee to require such coverage and the maintenance of such coverage is consistent with the Servicing Standard.  Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan (and any related Serviced Companion Loan or Owned Subordinate Companion Loan, if applicable), and (ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.  If the cost of any insurance described above is not borne by the Mortgagor, the Master Servicer shall promptly make a Servicing Advance for such costs.

(e) During all such times as any REO Property (other than with respect to a Non‑Serviced Mortgaged Property) shall be located in a federally designated special flood hazard area, the Special Servicer will cause to be maintained, to the extent available at commercially reasonable rates (as determined by the Special Servicer (prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Holder) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended.  The cost of any such flood insurance with respect to an REO Property shall be an expense of the Issuer payable out of the related REO Account pursuant to Section 3.14(c) or, if the amount on deposit therein is insufficient therefor, paid by the Master Servicer as a Servicing Advance.
Section 3.08          Enforcement of Due‑on‑Sale Clauses; Assumption Agreements.  (a)  As to each Mortgage Loan, Owned Subordinate Companion Loan (other than a Non‑Serviced Mortgage Loan) and any related Serviced Companion Loan that contains a provision in the nature of a “due‑on‑sale” clause, which by its terms:
(i) provides that such Mortgage Loan and any related Companion Loan or Owned Subordinate Companion Loan shall (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor; or
(ii) provides that such Mortgage Loan and any related Companion Loan or Owned Subordinate Companion Loan may not be assumed without the consent of the mortgagee in connection with any such sale or other transfer, then, for so long as such Mortgage Loan or related Serviced Companion Loan or Owned Subordinate Companion Loan is being serviced under this Agreement, the Special Servicer, on behalf of the Indenture Trustee as the mortgagee of record, shall (a) exercise any right it may have with respect to such Mortgage Loan or related Companion Loan or Owned Subordinate Companion Loan (x) to accelerate the payments thereon or (y) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) waive any right to exercise such rights, provided that, (i) with respect to all Mortgage Loans or the Owned Subordinate Companion Loan, the Special Servicer, prior to itself taking such an action, shall obtain prior to the occurrence and continuance of a Control Termination Event, the prior written consent (or deemed consent) of the Directing Holder (or, with respect to any Serviced AB Whole Loan or Owned AB Whole Loan, prior to the occurrence and continuance of a related AB Control Appraisal Period, the holder of the related AB Subordinate Companion Loan or the related Subordinate Loan-Specific Directing Holder, to the extent required under the Intercreditor Agreement) (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event, upon consultation with the Directing Holder pursuant to Section 7.08(a) hereof, which consent shall be deemed given ten (10) Business Days after receipt (unless earlier objected to by the Directing Holder) of the Special Servicer’s written analysis and recommendation with respect to such waiver together with such other information reasonably required by the Directing Holder (or, with respect to any Serviced AB Whole Loan or Owned AB Whole Loan, prior to the occurrence and continuance of a related

AB Control Appraisal Period, the holder of the related AB Subordinate Companion Loan or the related Subordinate Loan-Specific Directing Holder, to the extent required under the Intercreditor Agreement), and (ii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $20,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregated Stated Principal Balance of the Mortgage Loans then outstanding or (z) together with all other Mortgage Loans with which it is cross-collateralized or cross-defaulted or together with all other Mortgage Loans with the same Mortgagor (or an affiliate thereof), that is one of the ten largest Mortgage Loans outstanding (by Stated Principal Balance), the Master Servicer or the Special Servicer, as the case may be, prior to consenting to any action, shall obtain, a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then‑current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Notes pursuant to Section 3.25), provided, however, that with respect to subclauses (y) and (z) of this subclause (ii), such Mortgage Loan shall also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.
In connection with any request for a Rating Agency Confirmation from a Rating Agency (or, with respect to any Serviced Companion Loan Securities, the related rating agencies) pursuant to this Section 3.08(a), the Special Servicer shall (if not already provided in accordance with Section 3.25 of this Agreement) deliver a Review Package to the 17g-5 Information Provider (or, with respect to any Serviced Companion Loan Securities, the related 17g-5 information provider) in accordance with Section 3.25 of this Agreement.
If any Mortgage Loan (other than a Non‑Serviced Mortgage Loan) or related Serviced Companion Loan or Owned Subordinate Companion Loan provides that such Mortgage Loan or related Serviced Companion Loan or Owned Subordinate Companion Loan may be assumed or transferred without the consent of the mortgagee; provided that certain conditions are satisfied, then for so long as such Mortgage Loan or related Serviced Companion Loan or Owned Subordinate Companion Loan is being serviced under this Agreement, the Special Servicer, with respect to all Specially Serviced Mortgage Loans (other than a Non‑Serviced Mortgage Loan), related Serviced Companion Loans or Owned Subordinate Companion Loan, on behalf of the Indenture Trustee as the mortgagee of record, shall determine in accordance with the Servicing Standard whether such conditions have been satisfied, or, with respect to any Mortgage Loan which does not allow the mortgagee discretion in approving a transfer or assumption or does not allow for discretion in determining whether conditions to a transfer or assumption have been satisfied, the Master Servicer, on behalf of the Indenture Trustee as mortgagee of record, shall make such determination with respect to whether such conditions have been satisfied.
(b) As to each Mortgage Loan (other than a Non‑Serviced Mortgage Loan) and any related Serviced Companion Loan that contains a provision in the nature of a “due‑on‑encumbrance” clause that by its terms:
(i) provides that such Mortgage Loan, Owned Subordinate Companion Loan and any related Companion Loan shall (or may at the mortgagee’s option) become due and payable upon the creation of any additional lien or other encumbrance on the related

Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor; or
(ii) requires the consent of the mortgagee to the creation of any such additional lien or other encumbrance on the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor;
then, for so long as such Mortgage Loan (and related Owned Subordinate Companion Loan or Companion Loan, if applicable) is serviced under this Agreement, the Special Servicer on behalf of the Indenture Trustee as the mortgagee of record, shall (a) exercise any right it may have with respect to such Mortgage Loan or related Companion Loan (x) to accelerate the payments thereon or (y) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) waive its right to exercise such rights, provided that (i)  the Special Servicer has obtained prior to the occurrence and continuance of a Control Termination Event, the prior written consent (or deemed consent) of the Directing Holder (or, with respect to any Serviced AB Whole Loan or Owned AB Whole Loan, prior to the occurrence and continuance of a related AB Control Appraisal Period, the holder of the related AB Subordinate Companion Loan or the related Subordinate Loan-Specific Directing Holder, to the extent required under the Intercreditor Agreement), which consent shall be deemed given ten (10) Business Days after receipt by the Directing Holder of the Special Servicer’s written analysis and recommendation with respect to such waiver or exercise of such rights together with such other information reasonably required by the Directing Holder (or, with respect to any Serviced AB Whole Loan or Owned AB Whole Loan, prior to the occurrence and continuance of a related AB Control Appraisal Period, the holder of the related AB Subordinate Companion Loan or the related Subordinate Loan-Specific Directing Holder, to the extent required under the Intercreditor Agreement), and (ii) the Special Servicer has obtained Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then‑current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Notes pursuant to Section 3.25) if such Mortgage Loan (A) has an outstanding principal balance that is greater than or equal to 2% of the Stated Principal Balance of the outstanding Mortgage Loans or (B) has an LTV Ratio greater than 85% (including any existing and proposed debt) or (C) has a Debt Service Coverage Ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Owned Subordinate Companion Loan or Companion Loan, if any, and the principal amount of the proposed additional lien) or (D) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (E) has a Stated Principal Balance greater than $20,000,000; provided, however, that with respect to subclauses (A), (B), (C) and (D) of this subclause (ii), such Mortgage Loan shall also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply. [Notwithstanding anything herein to the contrary, with respect to any Excluded Mortgage Loan (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the Special Servicer shall consult with the Operating Advisor (telephonically or electronically), on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in

Section 7.08 for consulting with the Operating Advisor.][APPLICABLE TO OFFERINGS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]
In connection with any request for a Rating Agency Confirmation from a Rating Agency (or, with respect to any Serviced Companion Loan Securities, the related rating agencies) pursuant to this Section 3.08(b), the Special Servicer shall (if not already provided in accordance with Section 3.25 of this Agreement) deliver a Review Package to the 17g-5 Information Provider (or, with respect to any Serviced Companion Loan Securities, the related 17g-5 information provider) in accordance with Section 3.25 of this Agreement.
To the extent permitted by the related Mortgage Loan documents, the Rating Agency Confirmation described in the immediately preceding paragraph or in Section 3.08(a) shall be an expense of the related Mortgagor; provided that if the Mortgage Loan documents are silent as to who bears the costs of obtaining any such Rating Agency Confirmation, the Special Servicer shall use reasonable efforts to make the related Mortgagor bear such costs and expenses.  Unless determined to be a Nonrecoverable Advance such costs not collected from the related Mortgagor shall be advanced as a Servicing Advance.
If any Mortgage Loan, Owned Subordinate Companion Loan or related Companion Loan provides that such Mortgage Loan, Owned Subordinate Companion Loan or related Companion Loan may be further encumbered without the consent of the mortgagee provided that certain conditions are satisfied and there is no lender discretion with respect to the satisfaction of such conditions, then for so long as such Mortgage Loan, Owned Subordinate Companion Loan or related Companion Loan is being serviced under this Agreement, the Special Servicer, with respect to all Mortgage Loans (other than a Non‑Serviced Mortgage Loan), on behalf of the Indenture Trustee as the mortgagee of record, shall determine whether such conditions have been satisfied.
(c) Nothing in this Section 3.08 shall constitute a waiver of the Indenture Trustee’s right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any additional lien or other encumbrance with respect to such Mortgaged Property.
(d) Except as otherwise permitted by Section 3.08(a) and (b) and/or Section 3.18, neither the Master Servicer nor the Special Servicer shall agree to modify, waive or amend any term of any Mortgage Loan, Owned Subordinate Companion Loan and related Serviced Companion Loan, as applicable, in connection with the taking of, or the failure to take, any action pursuant to this Section 3.08.  The Master Servicer and the Special Servicer, as applicable, shall provide copies of any final waivers (except with respect to provision of any such waivers to the 17g‑5 Information Provider, exclusive of any Privileged Information) it effects pursuant to Section 3.08(a) or (b) to each other and to the 17g‑5 Information Provider with respect to each Mortgage Loan, and shall notify the Indenture Trustee, the Note Administrator, each other and, subject to the terms of this Agreement, the 17g-5 Information Provider (for posting to the 17g-5 Information Provider’s Website in accordance with Section 3.25) and, with respect to a Whole Loan, the related Serviced Companion Noteholder, of any assumption or substitution agreement executed pursuant to Section 3.08(a) or (b) and shall forward thereto a copy of such agreement.
(e) Notwithstanding any other provision of this Agreement, the Special Servicer may not waive its rights or grant its consent under any “due‑on‑sale” or “due‑on‑encumbrance” clause relating to any Mortgage Loan without (prior to the occurrence and continuance of a Control Termination Event) the consent of the Directing Holder (or after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event, upon consultation with the Directing Holder pursuant to Section 7.08 hereof).  The Directing Holder shall have ten (10) Business Days after receipt of notice along with the Master Servicer’s or Special Servicer’s recommendation and analysis with respect to such proposed waiver or proposed granting of consent and any additional information the Directing Holder may reasonably request from the Special Servicer of a proposed waiver or consent under any “due on sale” or “due-on-encumbrance” clause in which to grant or withhold its consent (provided that if the Special Servicer fails to receive a response to such notice from the Directing Holder in writing within such period, then the Directing Holder shall be deemed to have consented to such proposed waiver or consent).
(f) Notwithstanding the foregoing provisions of this Section 3.08, if the Special Servicer makes a determination under Sections 3.08(a) or 3.08(b) hereof that the applicable conditions in the related Mortgage Loan, Owned Subordinate Companion Loan or Companion Loan documents, as applicable, with respect to assumptions or encumbrances permitted without the consent of the mortgagee have been satisfied, the applicable assumptions and transfers may be subject to an assumption or other fee, unless such fees are otherwise prohibited pursuant to the Mortgage Loan documents; provided that any such fee not provided for in the Mortgage Loan documents does not constitute a “significant” change in yield pursuant to Treasury Regulations Section 1.1001‑3(e)(2).
Section 3.09          Realization Upon Defaulted Mortgage Loans, Companion Loans and the Owned Subordinate Companion Loan.  (a)  Upon an event of default under the Mortgage Loan documents related to a Serviced Whole Loan, Owned AB Whole Loan or a Mortgage Loan with mezzanine debt, the Master Servicer shall promptly provide written notice to the related Companion Holder (or the related Subordinate Loan-Specific Directing Holder, with respect to the Owned AB Whole Loan) or mezzanine lender, as applicable, with a copy of such notice to the Special Servicer.  The Special Servicer shall, subject to subsections (b) through (d) of this Section 3.09, Section 3.24, subject to the Directing Holders’ rights pursuant to Section 7.08, and any Companion Holder, Subordinate Loan-Specific Directing Holder or mezzanine lender’s rights under the related Intercreditor Agreement (in the case of a Serviced Whole Loan, on behalf of the holders of the beneficial interest of the related Companion Loan) or this Agreement, exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert (which may include an REO Acquisition) the ownership of property securing any such Mortgage Loan (other than any Non‑Serviced Mortgage Loan) and related Owned Subordinate Companion Loan or Companion Loan, if any, as come into and continue in default as to which no satisfactory arrangements (including by way of a discounted pay-off) can be made for collection of delinquent payments, and which are not released by the Issuer pursuant to any other provision hereof.  The foregoing is subject to the provision that, in any case in which a Mortgaged Property shall have suffered damage from an Uninsured Cause, the Master Servicer or Special Servicer shall not be required to make a Servicing Advance and expend funds toward the restoration of such property unless the Special Servicer has determined in its reasonable discretion that such restoration will increase the net proceeds of liquidation of such Mortgaged Property to Noteholders after reimbursement to the Master Servicer for such Servicing Advance, and the Master Servicer or Special Servicer has not determined that such Servicing Advance together with accrued and unpaid interest thereon would constitute a Nonrecoverable Advance.  The costs and expenses incurred by the Special Servicer in any such proceedings shall be advanced by the Master Servicer; provided that, in each case, such cost or expense would not, if incurred, constitute a Nonrecoverable Servicing Advance.  Nothing contained in this Section 3.09 shall be construed so as to require the Master Servicer or the Special Servicer, on behalf of the Issuer, to make a bid on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the Master Servicer or the Special Servicer in its reasonable judgment taking into account the factors described in Section 3.16(b) and the results of any Appraisal obtained pursuant to the following sentence, all such bids to be made in a manner consistent with the Servicing Standard.  If and when the Special Servicer or the Master Servicer deems it necessary and prudent for purposes of establishing the fair market value of any Mortgaged Property securing a Defaulted Mortgage Loan or any related defaulted Owned Subordinate Companion Loan or Companion Loan, whether for purposes of bidding at foreclosure or otherwise, the Special Servicer or the Master Servicer, as the case may be, is authorized to have an Appraisal performed with respect to such property by an Independent MAI‑designated appraiser the cost of which shall be paid by the Master Servicer as a Servicing Advance.
(b) The Special Servicer shall not acquire any personal property pursuant to this Section 3.09 unless either:
(i) such personal property is incidental to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer; or
(ii) the Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be paid by the Master Servicer as a Servicing Advance) to the effect that the holding of such personal property by the Issuer (to the extent not allocable to the related Companion Loan) will not cause the imposition of a tax on the Issuer at any time that any Note is outstanding.
(c) Notwithstanding the foregoing provisions of this Section 3.09 and Section 3.24, neither the Master Servicer nor the Special Servicer shall, on behalf of the Indenture Trustee, obtain title to a Mortgaged Property in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the Indenture Trustee, on behalf of the Noteholders (including the Holders of the Class [LOAN-SPECIFIC] Notes, if applicable) and/or any related Companion Holder, would be considered to hold title to, to be a “mortgagee‑in‑possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of CERCLA or any comparable law, unless (as evidenced by an Officer’s Certificate to such effect delivered to the Indenture Trustee) the Special Servicer has previously determined in accordance with the Servicing Standard, based on an Environmental Assessment of such Mortgaged Property performed by an Independent Person who regularly conducts Environmental Assessments and performed within six (6) months prior to any such acquisition of title or other action, that:
(i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Noteholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Noteholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and
(ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Noteholders (and with respect to any Serviced Whole Loan, the Companion Holders), as a collective whole as if such Noteholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.
The cost of any such Environmental Assessment shall be paid by the Master Servicer as a Servicing Advance and the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding sentence shall be paid by the Master Servicer as a Servicing Advance, unless it is a Nonrecoverable Servicing Advance (in which case it shall be an expense of the Issuer and, in the case of a Serviced Whole Loan or Owned AB Whole Loan, shall be withdrawn in accordance with the related Intercreditor Agreement by the Master Servicer from the Collection Account, including from the Companion Payment Account (such withdrawal to be made from amounts on deposit therein that are otherwise payable on or allocable to such Serviced Whole Loan or Owned AB Whole Loan, as applicable)); and if any such Environmental Assessment so warrants, the Special Servicer shall, except with respect to any Companion Loan and any Environmental Assessment ordered after such Mortgage Loan has been paid in full, perform such additional environmental testing at the expense of the Issuer as it deems necessary and prudent to determine whether the conditions described in clauses (i) and (ii) of the preceding sentence have been satisfied.  With respect to Non‑Specially Serviced Mortgage Loans, the Master Servicer and, with respect to Specially Serviced Mortgage Loans, the Special Servicer (other than any Non‑Serviced Mortgage Loan) shall review and be familiar with the terms and conditions relating to enforcing claims and shall monitor the dates by which any claim or action must be taken (including delivering any notices to the insurer and using reasonable efforts to perform any actions required under such policy) under each environmental insurance policy in effect and obtained on behalf of the mortgagee to receive the maximum proceeds available under such policy for the benefit of the Noteholders.
(d) If (i) the environmental testing contemplated by subsection (c) above establishes that either of the conditions set forth in clauses (i) and (ii) of subsection (c) above of the first sentence thereof has not been satisfied with respect to any Mortgaged Property securing a Defaulted Mortgage Loan and, in the case of a Serviced Mortgage Loan or an Owned AB Mortgage Loan, any related Companion Loan or Owned Subordinate Companion Loan, and

(ii) there has been no breach of any of the representations and warranties set forth in or required to be made pursuant to Section 6 of each of the Mortgage Loan Purchase Agreements for which the applicable Mortgage Loan Seller could be required to repurchase such Defaulted Mortgage Loan or defaulted Owned Subordinate Companion Loan pursuant to Section 6 of the applicable Mortgage Loan Purchase Agreement, then the Special Servicer shall take such action as it deems to be in the best economic interest of the Noteholders (other than proceeding to acquire title to the Mortgaged Property) and is hereby authorized (prior to the occurrence and continuance of a Control Termination Event (or with respect to any AB Mortgage Loan or Owned AB Whole Loan, after the occurrence and during the continuation of an AB Control Appraisal Period, but prior to the occurrence and continuance of a Control Termination Event)), with the consent of the Directing Holder at such time as it deems appropriate to release such Mortgaged Property from the lien of the related Mortgage, provided that, if such Mortgage Loan has a then-outstanding principal balance of greater than $1,000,000, then prior to the release of the related Mortgaged Property from the lien of the related Mortgage, (i) the Special Servicer shall have notified the Rating Agencies, the Indenture Trustee, the Note Administrator, the Master Servicer and (prior to the occurrence of a Consultation Termination Event) the Directing Holder, in writing of its intention to so release such Mortgaged Property and the bases for such intention, (ii) the Note Administrator shall have posted such notice of the Special Servicer’s intention to so release such Mortgaged Property to the Note Administrator’s Website pursuant to Section 3.13(b) and (iii) in addition to the prior written consent of the Directing Holder as required above, the Holders of Notes entitled to a majority of the Voting Rights shall have consented or have been deemed to have consented to such release within thirty (30) days of the Note Administrator’s posting such notice to the Note Administrator’s Website (failure to respond by the end of such 30‑day period being deemed consent of the Holders of the Notes).  To the extent any fee charged by any Rating Agency in connection with rendering such written confirmation is not paid by the related Mortgagor, such fee is to be an expense of the Issuer; provided that the Special Servicer shall use commercially reasonable efforts to collect such fee from the Mortgagor to the extent permitted under the related Mortgage Loan documents.
(e) The Special Servicer shall provide written reports and a copy of any Environmental Assessments in electronic format to the Directing Holder, the Master Servicer and the 17g‑5 Information Provider monthly regarding any actions taken by the Special Servicer with respect to any Mortgaged Property securing a Defaulted Mortgage Loan, or defaulted Companion Loan or defaulted Owned Subordinate Companion Loan as to which the environmental testing contemplated in subsection (c) above has revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied, in each case until the earlier to occur of satisfaction of both such conditions, repurchase of the related Mortgage Loan or Owned Subordinate Companion Loan by the applicable Mortgage Loan Seller or release of the lien of the related Mortgage on such Mortgaged Property.
(f) The Special Servicer shall notify the Master Servicer of any abandoned and/or foreclosed properties which require reporting to the Internal Revenue Service and shall provide the Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan or related Companion Loan or Owned Subordinate Companion Loan that is abandoned or foreclosed and the Master Servicer shall report to the Internal Revenue Service and the related Mortgagor, in the manner required by applicable law, such information and the Master Servicer shall report, via Form 1099A or

Form 1099C (or any successor form), all forgiveness of indebtedness and abandonment and foreclosure to the extent such information has been provided to the Master Servicer by the Special Servicer.  Upon request, the Master Servicer shall deliver a copy of any such report to the Indenture Trustee and the Note Administrator.
(g) The Special Servicer shall have the right to determine, in accordance with the Servicing Standard, the advisability of the maintenance of an action to obtain a deficiency judgment if the state in which the Mortgaged Property is located and the terms of the Mortgage Loan (and if applicable, the related Owned Subordinate Companion Loan or Companion Loan) permit such an action.
(h) The Special Servicer shall maintain accurate records, prepared by one of its Servicing Officers, of each Final Recovery Determination in respect of a Defaulted Mortgage Loan (other than with respect to a Non-Serviced Mortgage Loan) or defaulted Companion Loan or defaulted Owned Subordinate Companion Loan or any REO Property (other than any Non-Serviced Mortgaged Property) and the basis thereof.  Each Final Recovery Determination shall be evidenced by an Officer’s Certificate promptly delivered to the Indenture Trustee, the Note Administrator, the Directing Holder and the Master Servicer and in no event later than the next succeeding P&I Advance Determination Date.
Section 3.10          Indenture Trustee and Note Administrator to Cooperate; Release of Mortgage Files.  (a)  Upon the payment in full of any Mortgage Loan or Owned Subordinate Companion Loan (other than a Non‑Serviced Mortgage Loan), or the receipt by the Master Servicer or the Special Servicer, as the case may be, of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Master Servicer or Special Servicer, as the case may be, will promptly notify the Indenture Trustee and the Custodian and request delivery of the related Mortgage File.  Any such notice and request shall be in the form of a Request for Release signed by a Servicing Officer and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.04(a) or remitted to the Master Servicer to enable such deposit, have been or will be so deposited.  Within seven (7) Business Days (or within such shorter period as release can reasonably be accomplished if the Master Servicer or the Special Servicer notifies the Custodian of an exigency) of receipt of such notice and request, the Custodian shall release the related Mortgage File to the Master Servicer or Special Servicer, as the case may be; provided that in the case of the payment in full of an Owned Subordinate Companion Loan or a Serviced Companion Loan or its related Mortgage Loan, the related Mortgage File shall not be released by the Custodian unless the related Serviced Whole Loan or Owned AB Whole Loan, as applicable, is paid in full.  No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account.
(b) From time to time as is appropriate for servicing or foreclosure of any Mortgage Loan (other than any Non‑Serviced Mortgage Loan) (and any related Owned Subordinate Companion Loan or Companion Loan), the Master Servicer or the Special Servicer shall deliver to the Custodian a Request for Release signed by a Servicing Officer.  Upon receipt of the foregoing, the Custodian shall deliver the Mortgage File or any document therein to the Master Servicer or the Special Servicer (or a designee), as the case may be.  Upon return of such

Mortgage File or such document to the Custodian, or the delivery to the Indenture Trustee and the Custodian of a certificate of a Servicing Officer of the Master Servicer or the Special Servicer, as the case may be, stating that such Mortgage Loan (and, in the case of a Serviced Whole Loan or the Owned AB Whole Loan, as applicable, the related Companion Loan or Owned Subordinate Companion Loan, as applicable), was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Collection Account (including amounts related to the related Companion Loan or Owned Subordinate Companion Loan, if applicable) pursuant to Section 3.04(a) have been or will be so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the Custodian to the Master Servicer or the Special Servicer (or a designee), as the case may be, with the original being released upon all Classes of Note being redeemed in full pursuant to Section 9.01.
(c) Within seven (7) Business Days (or within such shorter period as delivery can reasonably be accomplished if the Special Servicer notifies the Indenture Trustee of an exigency) of receipt thereof, the Indenture Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for trustee’s sale or other documents necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note (including any note evidencing a related Companion Loan or Owned Subordinate Companion Loan, as applicable) or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity.  The Special Servicer shall be responsible for the preparation of all such documents and pleadings.  When submitted to the Indenture Trustee for signature, such documents or pleadings shall be accompanied by a certificate of a Servicing Officer requesting that such pleadings or documents be executed by the Indenture Trustee and certifying as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Indenture Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale.  The Indenture Trustee shall not be required to review such documents for their sufficiency or enforceability.
(d) If, from time to time, pursuant to the terms of the applicable Non‑Serviced Intercreditor Agreement and the applicable Non-Serviced Servicing Agreement, and as appropriate for enforcing the terms of a Non‑Serviced Mortgage Loan, the applicable Non‑Serviced Master Servicer requests delivery to it of the original Mortgage Note for a Non‑Serviced Mortgage Loan, then the Custodian shall release or cause the release of such original Mortgage Note to such Non‑Serviced Master Servicer or its designee.
Section 3.11          Servicing Compensation.  (a)  As compensation for its activities hereunder, the Master Servicer shall be entitled to receive the Servicing Fee with respect to each Mortgage Loan, Owned Subordinate Companion Loan, Serviced Companion Loan and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Mortgage Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced mortgage loan” under any related Non-Serviced Servicing Agreement).  As to each Mortgage Loan, Companion Loan, REO Loan and Owned Subordinate Companion Loan, the Servicing Fee shall accrue from time to time at the Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan, Owned

Subordinate Companion Loan, Companion Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on such Mortgage Loan, Companion Loan, REO Loan or Owned Subordinate Companion Loan, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan or deemed to be due on such REO Loan is computed.  The Servicing Fee with respect to any Mortgage Loan, Companion Loan, REO Loan or Owned Subordinate Companion Loan shall cease to accrue if a Liquidation Event occurs with respect to the related Mortgage Loan, except that if such Mortgage Loan is part of a Serviced Whole Loan and such Serviced Whole Loan continues to be serviced and administered under this Agreement notwithstanding such Liquidation Event, then the applicable Servicing Fee shall continue to accrue and be payable as if such Liquidation Event did not occur.  The Servicing Fee shall be payable monthly, on a loan‑by‑loan basis, from payments of interest on each Mortgage Loan, Companion Loan, Owned Subordinate Companion Loan and REO Revenues allocable as interest on each REO Loan, and as otherwise provided by Section 3.05(a).  The Master Servicer shall be entitled to recover unpaid Servicing Fees in respect of any Mortgage Loan, Companion Loan, Owned Subordinate Companion Loan or REO Loan out of that portion of related payments, Insurance and Condemnation Proceeds, Liquidation Proceeds and REO Revenues (in the case of an REO Loan) allocable as recoveries of interest, to the extent permitted by Section 3.05(a).  Except as set forth in the next two sentences, the third paragraph of this Section 3.11(a), Section 7.03, Section 7.05 and Section 8.01(c), the right to receive the Servicing Fee may not be transferred in whole or in part (except in connection with a transfer of all of the Master Servicer’s duties and obligations hereunder to a successor servicer in accordance with the terms hereof).  With respect to each Serviced Pari Passu Companion Loan, the Servicing Fee shall be payable to the Master Servicer from amounts payable in respect of such Serviced Pari Passu Companion Loan, subject to the terms of the related Intercreditor Agreement.
The Master Servicer shall be entitled to retain, and shall not be required to deposit in the Collection Account pursuant to Section 3.04(a), additional servicing compensation (other than with respect to a Non‑Serviced Mortgage Loan) in the form of the following amounts to the extent collected from the related Mortgagor:  (i) [__]% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Non‑Specially Serviced Mortgage Loans (including any related Serviced Companion Loan or Owned Subordinate Companion Loan, as applicable, to the extent not prohibited by the related Intercreditor Agreement); provided that with respect to such transactions, the consent of, and/or processing by, the Special Servicer is not required to take such action and, in the event that the Special Servicer’s consent and/or processing is required, then the Master Servicer shall be entitled to 50% of such fees, (ii) [__]% of all assumption application fees received on Non‑Specially Serviced Mortgage Loans (including any related Serviced Companion Loan or Owned Subordinate Companion Loan, to the extent not prohibited by the related Intercreditor Agreement) (whether or not the consent of the Special Servicer is required) and 100% of all defeasance fees; (iii) [__]% of assumption, waiver, consent and earnout fees, and other processing fees pursuant to Section 3.08 and Section 3.18 or other actions performed in connection with this Agreement on the Non‑Specially Serviced Mortgage Loans (including any related Serviced Companion Loan or Owned Subordinate Companion Loan, as applicable, to the extent not prohibited by the related Intercreditor Agreement), provided the consent of the Special Servicer is not required to take such actions and (iv) [__]% of all assumption, waiver, consent and earnout fees, and other processing fees (other than assumption application and defeasance fees), pursuant to Section 3.08 and Section 3.18 on any Non‑Specially Serviced Mortgage Loan (including any related Serviced Companion Loan or Owned Subordinate Companion Loan, as applicable, to the extent not prohibited by the related Intercreditor Agreement) for which the Special Servicer’s processing, consent or approval is required and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid.  In addition, the Master Servicer shall be entitled to retain as additional servicing compensation (other than with respect to a Non‑Serviced Mortgage Loan) any charges for processing Mortgagor requests, beneficiary statements or demands, fees in connection with defeasance, if any, and other customary charges, and amounts collected for checks returned for insufficient funds, in each case only to the extent actually paid by the related Mortgagor and shall not be required to deposit such amounts in the Collection Account or the Companion Payment Account pursuant to Section 3.04(a) or Section 3.04(b), respectively.  Subject to Section 3.11(d), the Master Servicer shall also be entitled to additional servicing compensation in the form of:  (i) Penalty Charges to the extent provided in Section 3.11(d), (ii) interest or other income earned on deposits in the Collection Account or the Companion Payment Account in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Payment Date to and including the P&I Advance Date related to the current Payment Date), (iii) interest or other income earned on deposits in the Servicing Account which are not required by applicable law or the related Mortgage Loan to be paid to the Mortgagor, (iv) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans and any Serviced Pari Passu Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments and (v) all Prepayment Interest Excesses collected on each Owned Subordinate Companion Loan during the related Collection Period to the extent not required to be paid as Compensating Interest Payments.  The Master Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due and owing to any of its Sub‑Servicers and the premiums for any blanket Insurance Policy insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not payable directly out of the Collection Account and the Master Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.
Notwithstanding anything herein to the contrary, the Master Servicer may, at its option, assign or pledge to any third party or retain for itself the Transferable Servicing Interest; provided, however, that in the event of any resignation or termination of such Master Servicer, all or any portion of the Transferable Servicing Interest may be reduced by the Indenture Trustee to the extent reasonably necessary (in the sole discretion of the Indenture Trustee) for the Indenture Trustee to obtain a qualified successor master servicer that meets the requirements of Section 7.05 and who requires market‑rate servicing compensation that accrues at a per annum rate in excess of the Retained Fee Rate, and any such assignment of the Transferable Servicing Interest shall, by its terms be expressly subject to the terms of this Agreement and such reduction.  The Master Servicer shall pay the Transferable Servicing Interest to the holder of the Transferable Servicing Interest at such time and to the extent the Master Servicer is entitled to receive payment of its Servicing Fees hereunder, notwithstanding any resignation or termination of the Master Servicer hereunder (subject to reduction pursuant to the preceding sentence).

(b) As compensation for its activities hereunder, the Special Servicer shall be entitled to receive the Special Servicing Fee with respect to each Specially Serviced Mortgage Loan and REO Loan (other than a Non‑Serviced Mortgage Loan and any REO Loan relating to a Non-Serviced Mortgaged Property).  As to each Specially Serviced Mortgage Loan and REO Loan, the Special Servicing Fee shall accrue from time to time at the Special Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Specially Serviced Mortgage Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on the Specially Serviced Mortgage Loans or REO Loans, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Specially Serviced Mortgage Loan or deemed to be due on such REO Loan is computed.  The Special Servicing Fee with respect to any Specially Serviced Mortgage Loan or REO Loan shall cease to accrue if a Liquidation Event occurs with respect to the related Mortgage Loan.  The Special Servicing Fee shall be payable monthly, on a loan‑by‑loan basis, in accordance with the provisions of Section 3.05(a).  The right to receive the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer’s responsibilities and obligations under this Agreement.  The Special Servicer shall not be entitled to any Special Servicing Fees with respect to a Non‑Serviced Mortgage Loan.
(c) Additional servicing compensation in the form of (i) [___]% of all Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Mortgage Loans, (ii) [___]% of all assumption application fees and assumption fees and other related fees received on any Specially Serviced Mortgage Loans, (iii) [___]% of waiver, consent and earnout fees, pursuant to Section 3.08 and Section 3.18 or other actions performed in connection with this Agreement on the Specially Serviced Mortgage Loans or certain other similar fees paid by the related Mortgagor and (iv) [___]% of all Excess Modification Fees and assumption and consent fees pursuant to Section 3.08 or Section 3.18 and [___]% of all earnout fees received with respect to all Non‑Specially Serviced Mortgage Loans (including any related Serviced Companion Loan or Owned Subordinate Companion Loan, to the extent not prohibited by the related Intercreditor Agreement) and, in all cases, for which the Special Servicer’s processing, consent or approval is required, shall be promptly paid to the Special Servicer by the Master Servicer (or directly from the related Mortgagor) to the extent such fees are paid by the Mortgagor and shall not be required to be deposited in the Collection Account pursuant to Section 3.04(a).  Subject to Section 3.11(d), the Special Servicer shall also be entitled to additional servicing compensation in the form of:  (i) Penalty Charges to the extent provided in Section 3.11(d) and (ii) interest or other income earned on deposits in the REO Account in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Payment Date to and including the P&I Advance Date related to such Payment Date).  The Special Servicer shall also be entitled to additional servicing compensation in the form of a Workout Fee with respect to each Corrected Loan at the Workout Fee Rate on such Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the Special Servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $[_____], any Workout Fees in excess of such amount shall be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $[_____], then the Special Servicer shall be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the Special Servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $[_____].  The Workout Fee shall be reduced (but not below zero) pursuant to the preceding sentence with respect to each collection on such Corrected Loan from which fee would otherwise be payable until an amount equal to such Excess Modification Fee Amount has been deducted in full.  The Workout Fee with respect to any Corrected Loan will cease to be payable if such loan again becomes a Specially Serviced Mortgage Loan; provided that a new Workout Fee will become payable if and when such Specially Serviced Mortgage Loan again becomes a Corrected Loan.  The Special Servicer shall not be entitled to any Workout Fee with respect to a Non‑Serviced Mortgage Loan.  If the Special Servicer is terminated (other than for cause) or resigns, it shall retain the right to receive any and all Workout Fees payable in respect of Mortgage Loans or any related Companion Loan or Owned Subordinate Companion Loan that became Corrected Loans prior to the time of that termination or resignation except the Workout Fees will no longer be payable if the Corrected Loan subsequently becomes a Specially Serviced Mortgage Loan.  If the Special Servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Mortgage Loans for which the resigning or terminated Special Servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the Mortgagor had not had sufficient time to make three consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the Mortgagor making such three consecutive timely Periodic Payments.  The successor special servicer will not be entitled to any portion of such Workout Fees.  The Special Servicer will not be entitled to receive any Workout Fees after termination for cause.  A Liquidation Fee will be payable with respect to each Specially Serviced Mortgage Loan (other than a Non‑Serviced Mortgage Loan) or REO Property (other than a Non‑Serviced Mortgaged Property) as to which the Special Servicer receives any Liquidation Proceeds or Insurance and Condemnation Proceeds subject to the exceptions set forth in the definition of Liquidation Fee (such Liquidation Fee to be paid out of such Liquidation Proceeds, Insurance and Condemnation Proceeds).  If, however, Liquidation Proceeds or Insurance and Condemnation Proceeds are received with respect to any Corrected Loan and the Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds and Insurance and Condemnation Proceeds that constitute principal and/or interest on such Mortgage Loan.  Notwithstanding anything herein to the contrary, the Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to proceeds on any Mortgage Loan.  Notwithstanding the foregoing, with respect to any Companion Loan, the Liquidation Fee, Workout Fee and Special Servicing Fees, if any, will be computed as provided in the related Intercreditor Agreement or to the extent such Intercreditor Agreement is silent or refers to this Agreement or indicates such fees are paid in accordance with this Agreement, as provided herein as though such Companion Loan were a Mortgage Loan.  Subject to Section 3.11(d), the Special Servicer will also be entitled to additional fees in the form of Penalty Charges.  The Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts, other than management fees in respect of REO Properties, due and owing to any of its Sub‑Servicers and the premiums for any blanket Insurance Policy obtained by it insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not expressly payable directly out of the Collection Account or the REO Account, and the Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.
(d) In determining the compensation of the Master Servicer or Special Servicer, as applicable, with respect to Penalty Charges, on any Payment Date, the aggregate Penalty Charges collected on any Mortgage Loan (other than a Non-Serviced Mortgage Loan), the Owned Subordinate Companion Loan and any related Companion Loan since the prior Payment Date shall be applied (in such order) to reimburse (i) the Master Servicer, the Special Servicer or the Indenture Trustee for interest on Advances on such Mortgage Loan, Owned Subordinate Companion Loan or related Companion Loan, if applicable (and, in connection with a Non‑Serviced Mortgage Loan, the applicable Non‑Serviced Master Servicer, the applicable Non‑Serviced Special Servicer or the applicable Non‑Serviced Indenture Trustee for interest on the Servicing Advances made by any such party with respect to a Non‑Serviced Whole Loan pursuant to the applicable Non-Serviced Servicing Agreement, to the extent not prohibited by the applicable Non‑Serviced Intercreditor Agreement) due on such Payment Date, (ii) the Issuer for all interest on Advances previously paid to the Master Servicer or the Indenture Trustee pursuant to Section 3.05(a)(vi) hereof (and, in connection with a Non‑Serviced Mortgage Loan, the related trust for all interest on Servicing Advances reimbursed by such trust to any party under the applicable Non-Serviced Servicing Agreement, which resulted in an additional expense for the Issuer, to the extent not prohibited by the applicable Non‑Serviced Intercreditor Agreement) with respect to such Mortgage Loan, Owned Subordinate Companion Loan or related Companion Loan, if applicable and (iii) the Issuer for all additional expenses of the Issuer (other than Special Servicing Fees, Workout Fees and Liquidation Fees), including without limitation, inspections by the Special Servicer and all unpaid Advances incurred since the Closing Date with respect to such Mortgage Loan.  Penalty Charges (other than with respect to a Non‑Serviced Mortgage Loan, which shall be payable as additional servicing compensation under the related Non-Serviced Servicing Agreement) remaining thereafter shall be distributed to the Master Servicer, if and to the extent accrued while such Mortgage Loan, Owned Subordinate Companion Loan and any related Companion Loan was a Non‑Specially Serviced Mortgage Loan, and to the Special Servicer, if and to the extent accrued on such Mortgage Loan during the period such Mortgage Loan was a Specially Serviced Mortgage Loan or REO Loan.  Any Penalty Charges paid or payable as additional servicing compensation to the Master Servicer and the Special Servicer shall be distributed between the Master Servicer and the Special Servicer, on a pro rata basis, based on the Master Servicer’s and Special Servicer’s respective entitlements to such compensation described in the previous sentence.  Notwithstanding the foregoing, Penalty Charges with respect to any Companion Loan will be allocated pursuant to the applicable Intercreditor Agreement after payment of all related Advances and interest thereon and additional expenses of the Issuer in accordance with this Section 3.11(d).
(e) With respect to each Payment Date, the Special Servicer shall deliver or cause to be delivered to the Master Servicer within two (2) Business Days following the Determination Date, and the Master Servicer shall deliver, to the extent it has received, to the Note Administrator, without charge and on the same day as the Master Servicer is required to deliver the CREFC® Investor Reporting Package for such Payment Date, an electronic report (which may include HTML, word or excel compatible format, clean and searchable PDF format or such other format as mutually agreeable between the Note Administrator and the Special Servicer) that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates, if any, with respect to such Payment Date; provided that no such report shall be due in any month during which no Disclosable Special Servicer Fees were received.
(f) The Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee‑sharing arrangement) from any Person (including, without limitation, the Issuer, any Mortgagor, any property manager, any guarantor or indemnitor in respect of a Mortgage Loan and any purchaser of any Mortgage Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 3.11; provided that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees.
(g) Pursuant to the CREFC® License Agreement, CREFC® shall be paid (according to the payment instructions set forth on Exhibit JJ hereto or such other payment instructions as CREFC® may provide to the Master Servicer in writing at least two Business Days prior to the Remittance Date) the CREFC® Intellectual Property Royalty License Fee on a monthly basis.  The Master Servicer shall withdraw from the Collection Account and, to the extent sufficient funds are on deposit therein, pay the CREFC® Intellectual Property Royalty License Fee to CREFC® in accordance with Section 3.05(a)(xii) on a monthly basis, from funds on deposit in the Collection Account.
Section 3.12          Inspections; Collection of Financial Statements.  (a)  The Master Servicer shall perform (at its own expense), or shall cause to be performed (at its own expense), a physical inspection of each Mortgaged Property relating to a Mortgage Loan (other than a Non-Serviced Mortgage Loan or a Specially Serviced Mortgage Loan) with a Stated Principal Balance of (i) $[2,000,000] or more at least once every [twelve (12)] months and (ii) less than $[2,000,000] at least once every twenty‑four (24) months, in each case, commencing in the calendar year 20[__] (and each Mortgaged Property shall be inspected on or prior to [DATE]); provided, however, that if a physical inspection has been performed by the Special Servicer in the previous [twelve (12)] months and the Master Servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection, the Master Servicer will not be required to perform or cause to be performed, such physical inspection; provided, further, that if any scheduled payment becomes more than [sixty (60)] days delinquent on the related Mortgage Loan, the Special Servicer shall inspect or cause to be inspected the related Mortgaged Property as soon as practicable after such Mortgage Loan becomes a Specially Serviced Mortgage Loan and annually thereafter for so long as such Mortgage Loan remains a Specially Serviced Mortgage Loan.  The cost of such inspection by the Special Servicer pursuant to the second proviso of the immediately preceding sentence shall be an expense of the Issuer, and, to the extent not paid by the related Mortgagor, reimbursed first from Penalty Charges actually received from the related Mortgagor and then from the Collection Account pursuant to Section 3.05(a)(ii), provided that, with respect to a Serviced Whole Loan or Owned AB Whole Loan, such cost shall be payable, subject to the terms of the related Intercreditor Agreement (i)

with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, in accordance with their respective Stated Principal Balances, or (ii) with respect to an AB Whole Loan or Owned AB Whole Loan, first, from the related AB Subordinate Companion Loan or from amounts available to the Issuer as holder of the related Owned Subordinate Companion Loan, as applicable and then, from the AB Mortgage Loan or amounts available to the Issuer as holder of the related Owned AB Mortgage Loan (provided that, with respect to any AB Subordinate Companion Loan or Owned Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan or Owned AB Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan or the related Owned AB Mortgage Loan and Owned Subordinate Companion Loan), in each case, prior to being payable out of general collections.  The Special Servicer or the Master Servicer, as applicable, shall prepare or cause to be prepared a written report of each such inspection detailing the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of (i) any vacancy in the Mortgaged Property that the preparer of such report has knowledge of and deems material, (ii) any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, (iii) any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, (iv) any visible material waste committed on the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection and (v) photographs of each inspected Mortgaged Property.  The Special Servicer and the Master Servicer shall deliver a copy (in electronic format) of each such report prepared by the Special Servicer and the Master Servicer, respectively, to the other party, to the Directing Holder (prior to the occurrence and continuance of a Control Termination Event) and to the Indenture Trustee within five (5) Business Days after completion of such report.  Within five (5) Business Days after request for copies of such reports by the Rating Agencies, the Special Servicer or the Master Servicer, as applicable, shall deliver a copy (in electronic format) of each such report prepared by the Special Servicer and the Master Servicer, as applicable, to the 17g‑5 Information Provider for posting to the 17g‑5 Information Provider’s Website for review by Privileged Persons.  Prior to the occurrence of a Consultation Termination Event, the Master Servicer shall deliver a copy of each such report to the Directing Holder and upon request to each Subordinate Controlling Class Noteholder (which request may state that such items may be delivered until further notice).
(b) The Special Servicer, in the case of any Specially Serviced Mortgage Loan, and the Master Servicer, in the case of any Non‑Specially Serviced Mortgage Loan shall make reasonable efforts to collect promptly and review from each related Mortgagor quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property, and the quarterly and annual financial statements of such Mortgagor, whether or not delivery of such items is required pursuant to the terms of the related Mortgage Loan documents and any other reports or documents required to be delivered under the terms of the Mortgage Loans (and each Serviced Companion Loan), if delivery of such items is required pursuant to the terms of the related Mortgage Loan (and each Serviced Companion Loan) documents.  The Master Servicer and the Special Servicer shall not be required to request such operating statements or rent rolls more than once if the related Mortgagor is not required to deliver such statements pursuant to the terms of the Mortgage Loan documents.  In addition, the Special Servicer shall cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and shall collect all such items promptly following their preparation.  The Special Servicer shall deliver all such items to the Master Servicer within five (5) Business Days of receipt, and the Master Servicer and the Special Servicer, as applicable, shall deliver copies of all the foregoing items so collected to the Indenture Trustee, the Note Administrator, the Directing Holder and the Depositor, in electronic format, in each case within [thirty (30)] days of its receipt thereof, but in no event, in the case of annual statements, later than June 30 of each year commencing [DATE].  Upon the request of any Privileged Person (other than the NRSROs) to receive copies of such items, the Master Servicer or the Special Servicer, as applicable, shall deliver electronic copies of such items to the Note Administrator to be posted on the Note Administrator’s Website.  The Master Servicer or Special Servicer, as applicable, shall deliver copies of all the foregoing items so collected thereby to the 17g‑5 Information Provider pursuant to Section 3.13(c).
Within [thirty (30)] days after receipt by the Master Servicer, with respect to all Non-Specially Serviced Mortgage Loans it is responsible for servicing hereunder, or the Special Servicer with respect to Specially Serviced Mortgage Loans and REO Properties (other than any Non-Serviced Mortgaged Property), of any annual operating statements or rent rolls beginning with the quarter ending [DATE] and the calendar year ending December 31, 20[__] with respect to any Mortgaged Property or REO Property, or if such date would be after [DATE] of any year, then within thirty (30) days after receipt, such Master Servicer or Special Servicer, as applicable, shall, based upon such operating statements or rent rolls received, prepare (or, if previously prepared, update) the analysis of operations and the CREFC® NOI Adjustment Worksheet and the CREFC® Operating Statement Analysis Report; provided that any such CREFC® Operating Statement Analysis Report and/or CREFC® NOI Adjustment Worksheet shall not be required to be prepared or updated with respect to year‑end or the first calendar quarter of each year to the extent provided by the then current CREFC® Investor Reporting Package.  Upon the occurrence and continuation of a Servicing Transfer Event, the Master Servicer shall provide the Special Servicer with all prior CREFC® Operating Statement Analysis Reports and CREFC® NOI Adjustment Worksheets for the related Mortgage Loan (including underwritten figures), and the Special Servicer’s obligations hereunder shall be subject to its having received all such reports.  The Master Servicer and Special Servicer shall forward to the other and (prior to the occurrence of a Consultation Termination Event) the Directing Holder electronically monthly all operating statements and rent rolls received from any Mortgagor from the prior month.  All CREFC® Operating Statement Analysis Reports and CREFC® NOI Adjustment Worksheets shall be maintained by the Master Servicer with respect to each Mortgaged Property (other than a Non‑Serviced Mortgaged Property) and REO Property (other than any Non‑Serviced Mortgaged Property), and the Master Servicer shall forward copies (in electronic format) thereof and the related operating statements or rent rolls (in each case, promptly following the initial preparation and each material revision thereof) to the Note Administrator, the Directing Holder, and with respect to any Serviced Companion Loan, the related Companion Holder, the Special Servicer and the 17g‑5 Information Provider, and the 17g‑5 Information Provider shall post all such items to the 17g‑5 Information Provider’s Website.  The Master Servicer shall maintain a CREFC® Operating Statement Analysis Report and a CREFC® NOI Adjustment Worksheet with respect to each Mortgaged Property (other than a Non‑Serviced Mortgaged Property) or REO Property (other than a Non‑Serviced Mortgaged Property).

(c) At or before 12:00 p.m. (New York City time) on each Determination Date, the Special Servicer shall prepare and deliver or cause to be delivered to the Master Servicer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, the CREFC® Special Servicer Loan File and any applicable CREFC® Loan Liquidation Reports, CREFC® Loan Modification Reports and CREFC® REO Liquidation Reports with respect to the Specially Serviced Mortgage Loans and any REO Properties (other than a Non‑Serviced Mortgaged Property), providing the information required of the Special Servicer in an electronic format, reasonably acceptable to the Master Servicer as of the Business Day preceding such Determination Date, which CREFC® Special Servicer Loan File shall include data, to enable the Master Servicer to produce the following supplemental CREFC® reports:  (i) a CREFC® Delinquent Mortgage Loan Status Report, (ii) a CREFC® Historical Loan Modification and Corrected Mortgage Loan Report, (iii) a CREFC® REO Status Report, (iv) a CREFC® Comparative Financial Status Report and (v) a CREFC® NOI Adjustment Worksheet and a CREFC® Operating Statement Analysis Report, in each case with the supporting financial statements, budgets, operating statements and rent rolls submitted by the Mortgagor.
(d) Not later than 5:00 p.m. (New York City time) on the P&I Advance Date beginning [DATE], the Master Servicer shall prepare (if and to the extent necessary) and deliver or cause to be delivered in electronic format to the Note Administrator the following reports and data files:  (A) to the extent the Master Servicer has received the CREFC® Special Servicer Loan File at the time required, the most recent CREFC® Delinquent Mortgage Loan Status Report, CREFC® Historical Loan Modification and Corrected Mortgage Loan Report and the CREFC® REO Status Report, (B) CREFC® Loan Setup File (with respect to the first Payment Date), (C) the most recent CREFC® Property File, and CREFC® Comparative Financial Status Report (in each case incorporating the data required to be included in the CREFC® Special Servicer Loan File pursuant to Section 3.12(c) by the Special Servicer and Master Servicer), (D) a CREFC® Servicer Watch List with information that is current as of such Determination Date, (E) CREFC® Financial File, (F) CREFC® Loan Level Reserve/LOC Report, (G) the CREFC® Advance Recovery Report, (H) CREFC® Total Loan Report and (I) the report on Disclosable Special Servicer Fees delivered pursuant to Section 3.11(e) to the extent received from the Special Servicer, if any.  Additionally, not later than 5:00 p.m. (New York City time) on the P&I Advance Date beginning [DATE], the Master Servicer shall deliver or cause to be delivered in electronic format to the Note Administrator any applicable CREFC® Loan Liquidation Reports, CREFC® Loan Modification Reports and CREFC® REO Liquidation Reports received from the Special Servicer.  Not later than 2:00 p.m. (New York City time) two (2) Business Days prior to the Payment Date beginning [DATE], the Master Servicer shall deliver or cause to be delivered to the Note Administrator via electronic format the CREFC® Loan Periodic Update File.  In no event shall any report described in this subsection be required to reflect information that has not been collected by or delivered to the Master Servicer, or any payments or collections not received by the Master Servicer, as of the close of business on the Business Day prior to the Business Day on which the report is due.
(e) The Special Servicer shall deliver to the Master Servicer the reports and information required of the Special Servicer pursuant to Section 3.12(b) and Section 3.12(c), and the Master Servicer shall deliver to the Note Administrator the reports and data files set forth in Section 3.12(d).  The Master Servicer may, absent manifest error, conclusively rely on the reports and/or data to be provided by the Special Servicer pursuant to Section 3.12(b) and

Section 3.12(c).  The Note Administrator may, absent manifest error, conclusively rely on the reports and/or data to be provided by the Master Servicer pursuant to Section 3.12(d).  In the case of information or reports to be furnished by the Master Servicer to the Note Administrator pursuant to Section 3.12(d), to the extent that such information or reports are, in turn, based on information or reports to be provided by the Special Servicer pursuant to Section 3.12(b) or Section 3.12(c) and to the extent that such reports are to be prepared and delivered by the Special Servicer pursuant to Section 3.12(b) or Section 3.12(c), the Master Servicer shall have no obligation to provide such information or reports to the Note Administrator until it has received the requisite information or reports from the Special Servicer, and the Master Servicer shall not be in default hereunder due to a delay in providing the reports required by Section 3.12(d) caused by the Special Servicer’s failure to timely provide any information or report required under Section 3.12(b) or Section 3.12(c) of this Agreement.
(f) Notwithstanding the foregoing, however, the failure of the Master Servicer or Special Servicer to disclose any information otherwise required to be disclosed by this Section 3.12 shall not constitute a breach of this Section 3.12 to the extent the Master Servicer or Special Servicer so fails because such disclosure, in the reasonable belief of the Master Servicer or the Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Mortgaged Properties.  The Master Servicer and Special Servicer may disclose any such information or any additional information to any Person so long as such disclosure is consistent with applicable law and the Servicing Standard.  The Master Servicer or the Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).
(g) Unless otherwise specifically stated herein, if the Master Servicer or the Special Servicer is required to deliver any statement, report or information under any provisions of this Agreement, the Master Servicer or the Special Servicer, as the case may be, may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or (z) except with respect to information to be provided to the Note Administrator or any Companion Holder and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, making such statement, report or information available on the Master Servicer’s or the Special Servicer’s Internet website, unless this Agreement expressly specifies a particular method of delivery.
Notwithstanding anything to the contrary in the foregoing, the Master Servicer and the Special Servicer shall deliver any required statements, reports or other information to the Note Administrator in an electronic format mutually agreeable to the Note Administrator and the Master Servicer or the Special Servicer, as the case may be.  The Master Servicer or the Special Servicer may physically deliver a paper copy of any such statement, report or information as a temporary measure due to system problems, however, copies in electronic format shall follow upon the correction of such system problems.
Section 3.13          Access to Certain Information.  (a)  Each of the Master Servicer and the Special Servicer shall provide or cause to be provided to the Note Administrator, and the Note Administrator shall afford access to any Mortgage Loan Seller and to any Noteholder that is a federally insured financial institution, the OCC, the FDIC, the Board of Governors of the Federal Reserve System of the United States of America and the supervisory agents and examiners of such boards and such corporations, and any other federal or state banking or insurance regulatory authority that may exercise authority over any such Noteholder, and to each Holder of a Non-Registered Note, access to any documentation or information regarding the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and, in the case of a Mortgage Loan that is a portion of a Serviced Whole Loan, the related Companion Loan, and the Issuer within its control which may be required by applicable law.  At the election of the Master Servicer, the Special Servicer or the Note Administrator, such access may be afforded to such Person identified above by the delivery of copies of information as requested by such Person and the Master Servicer, the Special Servicer or the Note Administrator shall be permitted to require payment (other than from the Directing Holder and the Indenture Trustee and the Note Administrator on its own behalf or on behalf of the Noteholders, as applicable) of a sum sufficient to cover the reasonable out‑of‑pocket costs incurred by it in making such copies.  Such access shall (except as described in the preceding sentence) be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Note Administrator or the Custodian.
The failure of the Master Servicer or Special Servicer to provide access as provided in this Section 3.13 as a result of a confidentiality obligation shall not constitute a breach of this Section 3.13.  In connection with providing information pursuant to this Section 3.13, the Master Servicer and Special Servicer may each (i) affix a reasonable disclaimer to any information provided by it for which it is not the original source (without suggesting liability on the part of any other party hereto); (ii) affix to any information provided by it a reasonable statement regarding securities law restrictions on such information and/or condition access to information on (x) the execution of a confidentiality agreement substantially in the form of Exhibit X, or (y) execution of a “click‑through” confidentiality agreement if such information is being provided through the Master Servicer’s or Special Servicer’s website; (iii) withhold access to confidential information or any intellectual property; and/or (iv) withhold access to items of information contained in the Servicing File for any Mortgage Loan if the disclosure of such items is prohibited by applicable law or the provisions of any related Mortgage Loan documents or would constitute a waiver of the attorney‑client privilege.  Notwithstanding any provision of this Agreement to the contrary, the failure of the Master Servicer or the Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement to the extent that the Master Servicer or the Special Servicer, as the case may be, determines, in its reasonable good faith judgment consistent with the applicable Servicing Standard, that such disclosure would violate applicable law or any provision of a Mortgage Loan or Companion Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Companion Loans or the Mortgaged Properties, constitute a waiver of the attorney‑client privilege on behalf of the Issuer or otherwise materially harm the Issuer.  Without limiting the generality of the foregoing, the Master Servicer or Special Servicer may refrain from disclosing information that it reasonably determines would prejudice the interest of the Noteholders with respect to a workout or exercise of remedies as to any particular Mortgage Loan.
[Upon the reasonable request of any Noteholder (or with respect to any AB Subordinate Companion Loan, the holder of such AB Subordinate Companion Loan) that has delivered an Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Noteholder or holder of such AB Subordinate Companion Loan, as applicable, copies of any appraisals, operating statements, rent rolls and financial statements (in each case, solely relating to the related Serviced Whole Loan or Owned AB Whole Loan, if requested by the holder of an AB Subordinate Companion Loan or a Holder of [LOAN SPECIFIC CLASS] Notes) obtained by the Master Servicer; provided that, in connection with such request, the Master Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such Person will keep such information confidential and shall use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Noteholder or holder of such AB Subordinate Companion Loan, as applicable, may have under this Agreement.
Notwithstanding anything to the contrary herein, unless required by applicable law or court order, no Noteholder or beneficial owner shall be given access to, or be provided copies of, the Mortgage Files or Diligence Files.
(a) The Note Administrator shall make available to Privileged Persons (provided that the Prospectus, Statements to Noteholders, Mortgage Loan Purchase Agreements, this Agreement and the Commission EDGAR filings referred to below will be available to the general public) via the Note Administrator’s Website, the following items, in each case, to the extent such items were prepared by or delivered to the Note Administrator in electronic format:
(i) The following documents, which will initially be made available under a tab or heading designated “deal documents”:
(A) the Prospectus and any other disclosure document relating to the Offered Notes, in the form most recently provided to the Note Administrator by the Depositor or by any Person designated by the Depositor;
(B) this Agreement and any amendments and exhibits hereto;
(C) the Mortgage Loan Purchase Agreements and any amendments and exhibits thereto; and
(D) the CREFC® Loan Setup File provided by the Master Servicer to the Note Administrator;
(ii) the following documents, which will initially be made available under a tab or heading designated “SEC EDGAR filings”;
(A) any reports on Forms 10‑D, 10‑K, 8‑K and ABS-EE that have been filed by the Note Administrator with respect to the Issuer through the EDGAR system;

(iii) The following documents, which will initially be made available under a tab or heading designated “periodic reports”:
(A) all Statements to Noteholders prepared by the Note Administrator pursuant to Section 4.02;
(B) the CREFC® Loan Periodic Update File, the CREFC® Bond Level File, the CREFC® Collateral Summary File, the CREFC® Property File, each of the “surveillance reports” identified as such in the definition of “CREFC® Investor Reporting Package” (including, without limitation, the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheets), the CREFC® Advance Recovery Report to the extent delivered by the Master Servicer pursuant to this Agreement from time to time; and
(C) all Operating Advisor Annual Reports;
(iv) The following documents, which will initially be made available under a tab or heading designated “additional documents”:
(A) summaries of Final Asset Status Reports or, prior to an AB Control Appraisal Period, summaries of Asset Status Reports approved by the holder of the related Companion Loan or the related Subordinate Loan-Specific Directing Holder, as applicable, and related information delivered to the Note Administrator pursuant to Section 3.19(d);
(B) all property inspection reports and environmental reports delivered to the Note Administrator pursuant to Section 3.12(a); and
(C) any Appraisals delivered to the Note Administrator pursuant to Section 3.19;
(v) The following documents, which will initially be made available under a tab or heading designated “special notices”:
(A) any notice with respect to a release pursuant to Section 3.09(d);
(B) any notice regarding a waiver, modification or amendment of the terms of any Mortgage Loan or Owned Subordinate Companion Loan pursuant to Section 3.18(g);
(C) any notice of final payment on the Notes delivered to the Note Administrator pursuant to Section 4.01(h);
(D) any notice of the occurrence of any Servicer Termination Event or termination of the Master Servicer or the Special Servicer delivered pursuant to Section 8.01;

(E) any notice of the Note Administrator’s determination that an Asset Review Trigger has occurred and any other notice required to be delivered to the Noteholders pursuant to Section 13.01;
(F) a summary of Asset Review Report received by the Note Administrator;
(G) any notice of the termination of the Sub‑Servicer delivered pursuant to Section 3.20(g);
(H) any notice of resignation of the Indenture Trustee or the Note Administrator, and any notice of the acceptance of appointment by the successor indenture trustee or the successor note administrator pursuant to Section 9.07 or Section 9.08;
(I) any Officer’s Certificate supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;
(J) any notice of resignation or termination of the Master Servicer or Special Servicer pursuant to Section 8.03;
(K) any notice of termination pursuant to Section 10.01;
(L) any notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and any notice of the acceptance of appointment by the successor operating advisor or the successor Asset Representations Reviewer pursuant to Section 3.26 or Section 12.03, respectively;
(M) any notice of any request by requisite percentage of Noteholders for a vote to terminate the Special Servicer pursuant to Section 8.01(d), the Operating Advisor pursuant to Section 3.26(j) or the Asset Representations Reviewer pursuant to Section 13.05(b);
(N) any notice of recommendation of termination of the Special Servicer by the Operating Advisor and the related report prepared by the Operating Advisor in connection with such recommendation;
(O) any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;
(P) any notice of the occurrence of an Operating Advisor Termination Event;
(Q) any notice of the occurrence of an Asset Representations Reviewer Termination Event;

(R) any assessments of compliance delivered to the Note Administrator; and
(S) any attestation reports delivered to the Note Administrator;
(T) any “special notices” required by a Noteholder to be posted on the Note Administrator’s website pursuant to Section 6.06;
(U) the “Investor Q&A Forum” pursuant to Section 4.07(a); and
(V) solely to Noteholders and Note Owners that are Privileged Persons, the “Investor Registry” pursuant to Section 4.07(b).
The Note Administrator shall post on the Note Administrator’s Website the items and reports identified in clauses (iii)(A) and (B) above on each Payment Date.  In addition, if the Depositor so directs the Note Administrator, and on terms acceptable to the Note Administrator, the Note Administrator shall make certain other information and reports related to the Mortgage Loans available through its Internet website.  The Note Administrator makes no representation or warranty as to the accuracy or completeness of any report, document or other information made available on its Internet website and assumes no responsibility therefor, other than with respect to such reports, documents or other information prepared by the Note Administrator.  In addition, the Note Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.
In connection with providing access to the Note Administrator’s Website (other than with respect to access provided to the general public in accordance with Section 3.13(b), the Note Administrator may require registration and the acceptance of a disclaimer.  The Note Administrator shall not be liable for the dissemination of information in accordance herewith.  Questions regarding the Note Administrator’s Website can be directed to the Note Administrator’s CMBS customer service desk at [PHONE NUMBER].
(b) The 17g‑5 Information Provider shall make available solely to the Depositor and the NRSROs the following items to the extent such items are delivered to it (in the form of an electronic document suitable for posting) via electronic mail at [EMAIL ADDRESS], specifically with a subject reference of “[TRANSACTION REFERENCE]” and an identification of the type of information being provided in the body of such electronic mail; or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g‑5 Information Provider if or as may be necessary or beneficial:
(i) any notices of waivers under Section 3.08(d);
(ii) any Asset Status Report delivered by the Special Servicer under Section 3.19(d);
(iii) any notice of final payment on the Notes;

(iv) any environmental reports delivered by the Special Servicer under Section 3.09(e);
(v) any Appraisals delivered to the 17g‑5 Information Provider pursuant to Section 3.19;
(vi) any annual statements as to compliance and related Officer’s Certificates delivered under Section 12.09 or 12.10;
(vii) any annual independent public accountants’ attestation reports delivered pursuant to Section 12.11;
(viii) any notice to the Rating Agencies relating to the Special Servicer’s determination to take action without receiving Rating Agency Confirmation from any Rating Agency as set forth in Section 3.25(a);
(ix) copies of requests or questions that were submitted by the Rating Agencies relating to a request for Rating Agency Confirmation;
(x) any requests for Rating Agency Confirmation that are delivered to the 17g‑5 Information Provider pursuant to Section 3.25(a);
(xi) any notice of resignation of the Indenture Trustee or the Note Administrator and any notice of the acceptance of appointment by the successor indenture trustee or the successor note administrator pursuant to Section 9.07 or Section 9.08;
(xii) any Officer’s Certificate supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;
(xiii) any notice of a Servicer Termination Event or termination of the Master Servicer or the Special Servicer delivered pursuant to Section 8.01;
(xiv) any notice of the merger or consolidation of the Note Administrator or the Indenture Trustee pursuant to Section 9.09;
(xv) any notice of any amendment that modifies the procedures herein relating to Rule 17g‑5 of the Exchange Act pursuant to Section 14.01(a)(viii);
(xvi) any Operating Advisor Annual Report pursuant to Section 3.26;
(xvii)        any summary of oral communication with the Rating Agencies or any written question or request from the Rating Agencies directed toward the Master Servicer, Special Servicer, Note Administrator or Indenture Trustee regarding any of the information delivered to the 17g‑5 Information Provider pursuant to this Section 3.13(c) or regarding any request for a Rating Agency Confirmation or regarding any of the Mortgage Loan documents or any matter related to the Notes, Mortgage Loans, any related Companion Loan or Owned Subordinate Companion Loan, the related Mortgaged

Properties, the related Mortgagors or any other matters related to this Agreement or any applicable Intercreditor Agreement; provided that the summary of such oral communication shall not identify the Rating Agency with whom the communication was held pursuant to Section 3.13(f);
(xviii)      any other information delivered to the 17g‑5 Information Provider pursuant to this Agreement including, without limitation, Section 2.03(b), Section 3.07(a), Section 3.12, Section 3.17(c), Section 3.18(g); Section 12.09 or Section 12.10; and
(xix) any other information delivered to the Rating Agencies pursuant to this Agreement including, without limitation, Section 14.10.
The foregoing information shall be made available by the 17g‑5 Information Provider on the 17g‑5 Information Provider’s Website.  Information will be posted on the same Business Day of receipt provided that such information is received by 12:00 p.m., New York City time, or, if received after 12:00 p.m., New York City time, on the next Business Day.  The 17g‑5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be.  In the event that any information is delivered or posted in error, each of the Note Administrator and the 17g‑5 Information Provider may remove such information from the 17g‑5 Information Provider’s Website.  The Note Administrator and the 17g‑5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information merely by posting such information to the Note Administrator’s Website or the 17g‑5 Information Provider’s Website to the extent such information was not produced by the Note Administrator or the 17g‑5 Information Provider, as applicable.  Access will be provided by the 17g‑5 Information Provider to the NRSROs upon receipt of an NRSRO Certification in the form of Exhibit P‑2 hereto (which certification may be submitted electronically via the 17g‑5 Information Provider’s Website).  Questions regarding delivery of information to the 17g‑5 Information Provider may be directed to [PHONE NUMBER] or [EMAIL ADDRESS] (specifically referencing “[TRANSACTION REFERENCE]” in the subject line).
Upon request of the Depositor or the Rating Agencies, the 17g‑5 Information Provider shall post on the 17g‑5 Information Provider’s Website any additional information requested by the Depositor or the Rating Agencies to the extent such information is delivered to the 17g‑5 Information Provider electronically in accordance with this Section 3.13.  In no event shall the 17g‑5 Information Provider disclose on the 17g‑5 Information Provider’s Website the Rating Agency that requested such additional information.
The 17g‑5 Information Provider shall provide a mechanism to notify each Person that has signed‑up for access to the 17g‑5 Information Provider’s Website in respect of the transaction governed by this Agreement each time an additional document is posted to the 17g‑5 Information Provider’s Website.
Any information required to be delivered to the 17g‑5 Information Provider by any party under this Agreement shall be delivered to it via electronic mail at [EMAIL

ADDRESS], specifically with a subject reference of “[TRANSACTION REFERENCE]” and an identification of the type of information being provided in the body of such electronic mail, or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g‑5 Information Provider.
Notwithstanding anything to the contrary contained in this Agreement, none of the foregoing information which relates solely to Class [LOAN-SPECIFIC] Notes and does not contain information related to the corresponding Owned AB Whole Loan or other Notes shall be required to delivered to the Rating Agencies or be posted to the 17g-5 Information Provider’s Website.
(d) Certain information concerning the Mortgage Loans and the Notes (including the Statements to Noteholders, CREFC® reports and supplemental notices with respect to such Statements to Noteholders and CREFC® reports) shall be provided by the Note Administrator to third parties (including [Bloomberg Financial Markets, L.P., Thomson Reuters Corporation, Trepp, LLC, Intex Solutions, Inc., CMBS.com, Inc., Moody’s Analytics, BlackRock Financial Management Inc. and RealINSIGHT]) with the consent of the Depositor, and providing such information shall not constitute a breach of this Agreement by the Note Administrator.  Such information will be made available to such third parties upon receipt of a certificate in the form of Exhibit P‑3 hereto, which certification may be submitted electronically via the Note Administrator’s Website.
(e) Each of the Master Servicer and the Special Servicer may, in accordance with such reasonable rules and procedures as it may adopt, also deliver, produce or otherwise make available through its website or otherwise, any additional information relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan, any related Owned Subordinate Companion Loan, the Mortgaged Properties (other than any Non-Serviced Mortgaged Property), or the related Mortgagors, for review by the Depositor, the Underwriters and any other Persons who deliver an Investor Certification in accordance with this Section 3.13 and the Rating Agencies (collectively, the “Disclosure Parties”) (only to the extent such additional information is simultaneously delivered to the 17g‑5 Information Provider for posting on the 17g‑5 Information Provider’s Website in accordance with the provisions of Section 3.13(c)), in each case, except to the extent doing so is prohibited by this Agreement (including without limitation, any prohibitions on dissemination of any confidential information, including, without limitation, any Privileged Information), applicable law or by the related Mortgage Loan documents.  Each of the Master Servicer and the Special Servicer shall be entitled to (i) indicate the source of such information and affix thereto any disclaimer it deems appropriate in its discretion and/or (ii) require that the recipient of such information (A) except for the Depositor and the Rating Agencies, enter into (x) an Investor Certification, (y) a confidentiality agreement substantially in the form of Exhibit X or (z) a “click‑through” confidentiality agreement if such information is being provided through the Master Servicer’s or Special Servicer’s website, and (B) acknowledge that the Master Servicer or the Special Servicer may contemporaneously provide such information to any other Disclosure Party.  In addition, to the extent access to such information is provided via the Master Servicer’s or the Special Servicer’s website, the Master Servicer and the Special Servicer may require registration and the acceptance of a reasonable and customary disclaimer and/or an additional or alternative agreement as to the confidential nature of such information.  In connection with providing access to or copies of the information described in this Section 3.13(e) to current or prospective Noteholders the form of confidentiality agreement used by the Master Servicer or the Special Servicer, as applicable, shall be:  (i) in the case of a Noteholder, an Investor Certification executed by the requesting Person indicating that such Person is a Holder of Notes and will keep such information confidential (except that such Noteholder may provide such information (x) to its auditors, legal counsel and regulators and (y) to any other Person that holds or is contemplating the purchase of any Note or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (ii) in the case of a prospective purchaser of Notes or interests therein or an investment advisor related thereto, an Investor Certification indicating that such Person is a prospective purchaser of a Note or an interest therein or an investment advisor related thereto and is requesting the information for use in evaluating a possible investment in Notes and will otherwise keep such information confidential with no further dissemination (except that such Noteholder may provide such information to its auditors, legal counsel and regulators).  In the case of a licensed or registered investment advisor acting on behalf of a current or prospective Noteholder, the Investor Certification shall be executed and delivered by both the investment advisor and such current or prospective Noteholder.
Neither the Master Servicer nor the Special Servicer shall be liable for its dissemination of information in accordance with this Agreement or by others in violation of the terms of this Agreement.  Neither the Master Servicer nor the Special Servicer shall be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 3.13 unless such information was produced by the Master Servicer or Special Servicer, as applicable.
(f) The Master Servicer, the Special Servicer, the Note Administrator and the Indenture Trustee shall be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents and any other matter related to the Mortgage Loans, the related Mortgaged Properties, the related Mortgagors or any other matters relating to this Agreement or related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g‑5 Information Provider with such written summary in accordance with the procedures set forth in Section 3.13(c) the same day such communication takes place; provided, further that the summary of such oral communications shall not identify which Rating Agency the communication was with.  The 17g‑5 Information Provider shall post such written summary on the 17g‑5 Information Provider’s Website in accordance with the procedures set forth in Section 3.13(c).
(g) The Special Servicer, [subject to the limitations on delivery of Privileged Communications,] shall deliver to the Operating Advisor such reports and other information produced or otherwise available to the Directing Holder [(other than, prior to the occurrence and continuance of a Control Termination Event, any Asset Status Reports that are not Final Asset Status Reports)] [EXCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST], or Noteholders generally, requested by the Operating Advisor in support of the performance of its obligations under this Agreement in electronic format.

(h) None of the foregoing restrictions in this Section 3.13 or otherwise in this Agreement shall prohibit or restrict oral or written communications, or providing information, between the Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the Special Servicer, on the one hand, and any Rating Agency or NRSRO, on the other hand, with regard to (i) such Rating Agency’s or NRSRO’s review of the ratings it assigns to the Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the Special Servicer, as applicable, (ii) such Rating Agency’s or NRSRO’s approval of the Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer, or (iii) such Rating Agency’s or NRSRO’s evaluation of the Master Servicer’s, the Operating Advisor, the Asset Representations Reviewer’s or the Special Servicer’s, as applicable, servicing operations in general; provided that the Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the Special Servicer, as applicable, shall not provide any information relating to the Notes or the Mortgage Loans or Owned Subordinate Companion Loan, as applicable, to any Rating Agency or NRSRO in connection with such review and evaluation by such Rating Agency or NRSRO unless (x) Mortgagor, property and other deal specific identifiers are redacted; or (y) such information has already been provided to the 17g-5 Information Provider and has been uploaded on to the 17g-5 Information Provider’s Website.
(i) The costs and expenses of compliance with this Section 3.13 by the Depositor, the Master Servicer, the Special Servicer, the Note Administrator, the Indenture Trustee, the Operating Advisor, the Asset Representations Reviewer and any other party hereto shall not be additional expenses of the Issuer, but shall be borne by the applicable party hereto.
Section 3.14          Title to REO Property; REO Account.  (a)  If title to any Mortgaged Property is acquired (and thus becomes REO Property), the deed or certificate of sale shall be issued in the name of the Issuer where permitted by applicable law or regulation and consistent with customary servicing procedures, and otherwise, in the name of the Indenture Trustee or its nominee on behalf of the Noteholders and, if applicable, on behalf of the Holders of the Class [LOAN-SPECIFIC] Notes, in the case of the Owned Subordinate Companion Loan, or the related Companion Holders, in the case of a Serviced Companion Loan.  REO Property with respect to a Non‑Serviced Mortgage Loan is excluded for all purposes of this Section 3.14.
(b) The Special Servicer shall segregate and hold all funds collected and received in connection with any REO Property separate and apart from its own funds and general assets.  If an REO Acquisition shall occur, the Special Servicer shall establish and maintain one or more REO Accounts, held on behalf of the Indenture Trustee for the benefit of the Noteholders and, if applicable, on behalf of the Holders of the Class [LOAN-SPECIFIC] Notes, in the case of the Owned Subordinate Companion Loan, and any related Companion Holder(s), as applicable, as their interest shall appear, for the retention of revenues and other proceeds derived from each REO Property.  The REO Account shall be an Eligible Account.  The Special Servicer shall deposit, or cause to be deposited, in the REO Account, within one (1) Business Day after receipt of properly identified funds, all REO Revenues, Insurance and Condemnation Proceeds and Liquidation Proceeds received in respect of an REO Property.  Funds in the REO Account may be invested in Permitted Investments in accordance with Section 3.06.  The Special Servicer shall give notice to the Indenture Trustee, the Note Administrator, and the Master

Servicer of the location of the REO Account when first established and of the new location of the REO Account prior to any change thereof.
(c) The Special Servicer shall withdraw from the REO Account funds necessary for the proper operation, management, insuring, leasing, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relating to such REO Property.  On or prior to each Determination Date (or with respect to a Serviced Companion Loan, on the Business Day preceding each Serviced Whole Loan Remittance Date), the Special Servicer shall withdraw from the REO Account and remit to the Master Servicer, which shall deposit into the Collection Account (or the Companion Payment Account, as applicable), the aggregate of all amounts received in respect of each REO Property during the most recently ended Collection Period, net of (i) any withdrawals made out of such amounts pursuant to the preceding sentence and (ii) Net Investment Earnings on amounts on deposit in the REO Account; provided, however, that the Special Servicer may retain in such REO Account, in accordance with the Servicing Standard, such portion of such balance as may be necessary to maintain a reasonable reserve for repairs, replacements, leasing, management and tenant improvements and other related expenses for the related REO Property.  In addition, on or prior to each Determination Date (or with respect to a Serviced Companion Loan, on the Business Day preceding each Serviced Whole Loan Remittance Date), the Special Servicer shall provide the Master Servicer with a written accounting of amounts remitted to the Master Servicer for deposit in the Collection Account, as applicable, on such date.  The Master Servicer shall apply all such amounts as instructed by the Special Servicer on the Determination Date (or with respect to a Serviced Companion Loan, on each Serviced Whole Loan Remittance Date) for the related Payment Date.
(d) The Special Servicer shall keep and maintain separate records, on a property‑by‑property basis, for the purpose of accounting for all deposits to, and withdrawals from, the REO Account pursuant to Section 3.14(b) or Section 3.14(c).
(e) With respect to the Owned Subordinate Companion Loan, references to actions being taken for the benefit of the Owned Subordinate Companion Loan in this Section 3.14 shall be deemed to be taken also for the benefit of the Holders of the Class [LOAN-SPECIFIC] Notes, as beneficial owners of the Owned Subordinate Companion Loan.
Section 3.15          Management of REO Property.  (a)  If title to any REO Property is acquired, the Special Servicer shall manage, consent, protect, operate and lease such REO Property (other than any Non‑Serviced Mortgaged Property) for the benefit of the Noteholders (including, in the case of the Owned Subordinate Companion Loan, the Holders of the Class [LOAN-SPECIFIC] Notes) and the related Companion Holders, as applicable. In connection therewith, the Special Servicer shall deposit or cause to be deposited on a daily basis (and in no event later than one (1) Business Day following receipt of such properly identified funds) in the applicable REO Account all revenues received by it with respect to each REO Property and the related REO Loan, and shall withdraw from the REO Account, to the extent of amounts on deposit therein with respect to such REO Property, funds necessary for the proper operation, management, leasing and maintenance of such REO Property, including, without limitation:
(i) all insurance premiums due and payable in respect of such REO Property;

(ii) all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;
(iii) any ground rents in respect of such REO Property, if applicable; and
(iv) all costs and expenses necessary to maintain and lease such REO Property.
To the extent that amounts on deposit in the REO Account in respect of any REO Property are insufficient for the purposes set forth in clauses (i) through (iv) above with respect to such REO Property, the Master Servicer (subject to receiving notice from the Special Servicer in accordance with the procedures set forth elsewhere in this Agreement) shall advance from its own funds such amount as is necessary for such purposes unless (as evidenced by an Officer’s Certificate delivered to the Indenture Trustee, the Special Servicer, the Depositor, the Note Administrator and (prior to the occurrence of a Consultation Termination Event) the Directing Holder) such advances would, if made, constitute Nonrecoverable Servicing Advances.
(b) The parties hereto acknowledge that for so long as the Issuer maintains its status as a Qualified REIT Subsidiary, and unless otherwise directed by 3650 Real Estate Investment Trust 2 LLC (or any subsequent REIT), the Issuer intends to conduct its activities such that REO Property that is treated as owned directly by 3650 Real Estate Investment Trust 2 LLC for U.S. tax purposes will qualify as “foreclosure property” within the meaning of Section 856(e) of the Code with respect to 3650 Real Estate Investment Trust 2 LLC. Without limiting the generality of the foregoing, the Special Servicer shall not:
(i) permit the Issuer to enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;
(ii) permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;
(iii) authorize or permit any construction on any REO Property, other than the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before default on the related Mortgage Loan or Owned Subordinate Companion Loan, if applicable, became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or
(iv) Directly Operate, or allow any other Person, other than an Independent Contractor, to Directly Operate, any REO Property on any date more than ninety (90) days after its acquisition date.
(c) The Special Servicer shall contract with any Independent Contractor for the operation and management of any REO Property within ninety (90) days of the acquisition date thereof, provided that:
(i) the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm’s length;

(ii) the fees of such Independent Contractor (which shall be an expense of the Issuer) shall be reasonable and customary in light of the nature and locality of the Mortgaged Property;
(iii) any such contract shall require, or shall be administered to require, that the Independent Contractor (A) pay all costs and expenses incurred in connection with the operation and management of such REO Property, including, without limitation, those listed in subsection (a) hereof, and (B) remit all related revenues collected (net of its fees and such costs and expenses) to the Special Servicer upon receipt;
(iv) none of the provisions of this Section 3.15(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such REO Property; and
(v) the Special Servicer shall be obligated to manage and supervise such Independent Contractor in accordance with the Servicing Standard.
The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.
(d) When and as necessary, the Special Servicer shall send to the Indenture Trustee, the Note Administrator and the Master Servicer a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non‑customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Sections 3.15(a) and 3.15(b).
Section 3.16          Sale of Defaulted Mortgage Loans and REO Properties. (a) (i) Within thirty (30) days after a Defaulted Mortgage Loan or defaulted Owned Subordinate Companion Loan has become a Specially Serviced Mortgage Loan, the Special Servicer shall order (but shall not be required to have received) an Appraisal and within thirty (30) days of receipt of the Appraisal shall determine the fair value of such Defaulted Mortgage Loan or defaulted Owned Subordinate Companion Loan in accordance with the Servicing Standard; provided, however, that if the Special Servicer is then in the process of obtaining an Appraisal with respect to the related Mortgaged Property, the Special Servicer shall make its fair value determination as soon as reasonably practicable (but in any event within thirty (30) days) after its receipt of such an Appraisal.  The Special Servicer may, from time to time, adjust its fair value determination based upon changed circumstances, new information and other relevant factors, in each instance in accordance with a review of such circumstances and new information in accordance with the Servicing Standard; provided that the Special Servicer shall promptly notify the Master Servicer in writing of the initial fair value determination and any adjustment to its fair value determination.

(ii) If any Mortgage Loan, Serviced Companion Loan or Owned Subordinate Companion Loan subject to an Intercreditor Agreement is a Specially Serviced Mortgage Loan or to the extent otherwise required pursuant to the terms of the related Intercreditor Agreement, then the Special Servicer (with respect to a Specially Serviced Mortgage Loan) or the Master Servicer (with respect to a Non‑Specially Serviced Mortgage Loan) shall promptly notify in writing the other, any related Companion Holder, the related Subordinate Loan-Specific Directing Holder (in the case of the Owned Subordinate Companion Loan) and any related mezzanine lender, as applicable, of any events requiring notice under the Intercreditor Agreement in accordance with the terms thereof.  Thereafter, any related Companion Holder, the related Subordinate Loan-Specific Directing Holder (in the case of the Owned Subordinate Companion Loan) and related mezzanine lender, as applicable, will, notwithstanding anything in this Section 3.16 to the contrary, have the option to purchase the related Mortgage Loan and cure defaults relating thereto as and to the extent set forth in the related Intercreditor Agreement.
(iii) If any Mortgage Loan not subject to an Intercreditor Agreement becomes a Specially Serviced Mortgage Loan, or if the related Subordinate Loan-Specific Directing Holder (in the case of the Owned AB Mortgage Loan), related Companion Holder or related mezzanine lender, as applicable, for any such Mortgage Loan subject to an Intercreditor Agreement has not previously exercised the option to purchase the Mortgage Loan pursuant to the previous paragraph, the Special Servicer may offer to sell to any Person any Specially Serviced Mortgage Loan (to the extent consistent with any related Intercreditor Agreement) or may offer to purchase any Specially Serviced Mortgage Loan, if and when the Special Servicer determines, consistent with the Servicing Standard, that no satisfactory arrangements (including by way of a discounted pay-off) can be made for collection of delinquent payments thereon and such a sale would be in the best economic interests of the Issuer on a net present value basis.  [In the case of the Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the Non-Serviced Companion Loan by the Special Servicer for the Non-Serviced Whole Loan, the Special Servicer will be entitled to sell (with the consent of the Directing Holder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Noteholders.]  The Special Servicer is required to give the Indenture Trustee, the Note Administrator, the Master Servicer, the Operating Advisor and the Directing Holder not less than ten (10) days’ prior written notice of its intention to sell any Specially Serviced Mortgage Loan, in which case the Special Servicer is required to accept the highest offer received from any person for such Specially Serviced Mortgage Loan in an amount at least equal to the Purchase Price or, at its option, if it has received no offer at least equal to the Purchase Price therefor, purchase such Specially Serviced Mortgage Loan at such Purchase Price.
(iv) (A)  In the case of a Specially Serviced Mortgage Loan as to which a default has occurred and is continuing, in the absence of any offer at least equal to the Purchase Price pursuant to clause (iii) above (or purchase by the Special Servicer for such price), the Special Servicer shall, subject to subclause (B) below, accept the highest offer received from any Person that is determined by the Special Servicer to be a fair price for such Specially Serviced Mortgage Loan, if the highest offeror is a Person other than an Interested Person.  If the highest offeror is an Interested Person, the Indenture Trustee (based upon updated Appraisals ordered by the Special Servicer and received by the Indenture Trustee (or ordered by the Indenture Trustee if the Special Servicer or any of its Affiliates is an Interested Person)) shall determine the fair price [unless (i) the offer is equal to or greater than the applicable Purchase Price, (ii) the offer is the highest offer received and (iii) at least two other offers are received from independent third parties; provided, however, that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties], and any such determination by the Indenture Trustee shall be binding upon all parties.  The Indenture Trustee shall act in a commercially reasonable manner in making such determination.  If the Indenture Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Indenture Trustee may (at its option) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan, that has been selected with reasonable care by the Indenture Trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan.  If the Indenture Trustee designates such a third party to make such determination, the Indenture Trustee shall be entitled to rely conclusively upon such third party’s determination.  The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be covered by, and shall be reimbursable, from the offering Interested Person and the Special Servicer shall use efforts consistent with the Servicing Standard to collect payment from such Interested Person.  If such expense is not paid by the applicable Interested Person within thirty (30) days of demand for payment, such expense shall be reimbursable to the Indenture Trustee by the Master Servicer as a Servicing Advance but the Special Servicer shall continue to use efforts consistent with the Servicing Standard to collect such amounts from the applicable Interested Person.  Neither the Indenture Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any Specially Serviced Mortgage Loan.
(B) The Special Servicer will not be obligated to accept the highest offer if the Special Servicer determines, in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that the rejection of such offer would be in the best interests of the Holders of Notes.  In addition, the Special Servicer may accept a lower offer if it determines, in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that the acceptance of such offer would be in the best interests of the Holders of Notes (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable); provided that the offeror is not the Special Servicer or a Person that is an Affiliate of the Special Servicer.  The Special Servicer shall use reasonable efforts to sell all Specially Serviced Mortgage Loans prior to the Stated Maturity Date.  For the avoidance of doubt, the Indenture Trustee shall have no obligation to make any fair value determination, to the extent required to do so pursuant to this Section 3.16, on the basis of anything other than the related Appraisal.
(v) Unless and until any Specially Serviced Mortgage Loan is sold pursuant to this Section 3.16(a), the Special Servicer shall pursue such other resolution strategies with respect to such Specially Serviced Mortgage Loan, including, without limitation, workout and foreclosure, as the Special Servicer may deem appropriate, consistent with the Asset Status Report and the Servicing Standard.
(b) (i)  (A)  The Special Servicer may purchase any REO Property at the Purchase Price therefor (in the case of a Serviced Whole Loan or Owned AB Whole Loan, such purchase shall be a purchase of the entire REO Property, including the portion relating to the related Companion Loan or Owned Subordinate Companion Loan, as applicable).  The Special Servicer may also offer to sell to any Person any REO Property (in the case of a Serviced Whole Loan or Owned AB Whole Loan, such sale shall be a sale of the entire REO Property, including the portion relating to the related Companion Loan or Owned Subordinate Companion Loan, as applicable), if and when the Special Servicer determines, consistent with the Servicing Standard, that such a sale would be in the best economic interest of the Issuer and the related Companion Holders or the Holders of the Class [LOAN-SPECIFIC] Notes (in the case of the Owned AB Whole Loan), as applicable.  The Special Servicer shall give the Indenture Trustee, the Master Servicer, each Companion Holder, the Note Administrator and the Subordinate Loan-Specific Directing Holder (in the case of the Owned AB Whole Loan) and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, not less than ten (10) days’ prior written notice of the Purchase Price and its intention to (i) purchase any REO Property at the Purchase Price therefor or (ii) sell any REO Property, in which case the Special Servicer shall accept the highest offer received from any Person for any REO Property in an amount at least equal to the Purchase Price therefor.  To the extent permitted by applicable law, and subject to the Servicing Standard, the Master Servicer, an Affiliate of the Master Servicer, the Special Servicer or an Affiliate of the Special Servicer, or an employee of either of them may act as broker in connection with the sale of any REO Property and may retain from the proceeds of such sale a brokerage commission that does not exceed the commission that would have been earned by an independent broker pursuant to a brokerage agreement entered into at arm’s length.
(B) In the absence of any such offer as set forth in subclause (A) above, the Special Servicer shall, subject to subclause (C) below, accept the highest offer for such REO Property received from any Person that is determined to be a fair price (1) by the Special Servicer, if the highest bidder is a Person other than an Interested Person, or (2) by the Indenture Trustee, if the highest bidder is an Interested Person [unless (i) the offer is equal to or greater than the applicable Purchase Price, (ii) the offer is the highest offer received and (iii) at least two other offers are received from independent third parties; provided, however, that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties].  Notwithstanding anything to the contrary herein, neither the Indenture Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any REO Property pursuant hereto.

(C) The Special Servicer shall not be obligated by either of the foregoing paragraphs or otherwise to accept the highest offer if the Special Servicer determines, in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Noteholders and, with respect to any Serviced Whole Loan, the related Companion Holder or, with respect to the Owned AB Whole Loan, the Holders of the Class [LOAN-SPECIFIC] Notes, as applicable, and in either case, as a collective whole (taking into account the subordinate or pari passu nature of any Serviced Companion Loans or Owned Subordinate Companion Loan, as applicable).  In addition, the Special Servicer may accept a lower offer if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Noteholders and, with respect to any Serviced Whole Loan, the related Companion Holder or, with respect to the Owned AB Whole Loan, the Holders of the Class [LOAN-SPECIFIC] Notes, as applicable, and in either case, as a collective whole (taking into account the subordinate or pari passu nature of any Serviced Companion Loans or Owned Subordinate Companion Loan, as applicable) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable); provided that the offeror is not the Special Servicer or a Person that is an Affiliate of the Special Servicer.
(D) In determining whether any offer received from an Interested Person represents a fair price for any REO Property, the Indenture Trustee shall obtain and may conclusively rely on the opinion of an Independent appraiser or other Independent expert in real estate matters retained by the Indenture Trustee in connection with making such determination.  The reasonable cost of such Independent appraiser or other Independent expert shall be an expense of the offering Interested Person purchaser.  The reasonable fees and costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be covered by, and shall be reimbursable, from the offering Interested Person and the Special Servicer shall use efforts consistent with the Servicing Standard to collect payment from such Interested Person.  If such expense is not paid by the applicable Interested Person within thirty (30) days of demand for payment, such expense shall be reimbursable to the Indenture Trustee by the Master Servicer as a Servicing Advance but the Special Servicer shall continue to use efforts consistent with the Servicing Standard to collect such amounts from the applicable Interested Person.  In determining whether any offer constitutes a fair price for any REO Property, the Special Servicer or the Indenture Trustee (or, if applicable, such appraiser) shall take into account, and any appraiser or other expert in real estate matters shall be instructed to take into account, as applicable, among other factors, the physical condition of such REO Property, and the state of the local economy.
(ii) Subject to the Servicing Standard, the Special Servicer shall act on behalf of the Issuer and the related Companion Holders or the Holders of the Class [LOAN-SPECIFIC] Notes (with respect to the Owned AB Whole Loan), as applicable, in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, including the collection of all amounts payable in connection therewith.  A sale of any REO Property shall be without recourse to, or representation or warranty by, the Indenture Trustee, the Depositor, the Master Servicer, the Special Servicer, the Note Administrator, the Operating Advisor or the Issuer (except that any contract of sale and assignment and conveyance documents may contain customary warranties of title, so long as the only recourse for breach thereof is to the Issuer) and, if consummated in accordance with the terms of this Agreement, none of the Master Servicer, the Special Servicer, the Depositor, the Note Administrator, the Operating Advisor nor the Indenture Trustee shall have any liability to the Issuer or any Noteholder or related Companion Holder (if applicable) with respect to the purchase price therefor accepted by the Special Servicer or the Indenture Trustee.
(c) Any sale of a Defaulted Mortgage Loan or defaulted Owned Subordinate Companion Loan or any REO Property shall be for cash only.
(d) With respect to each Serviced Pari Passu Whole Loan, pursuant to the terms of the related Intercreditor Agreement and this Agreement, if the related Serviced Pari Passu Whole Loan becomes a defaulted loan, and if the Special Servicer determines to sell the related Mortgage Loan that has become a Defaulted Mortgage Loan in accordance with this Section 3.16, then the Special Servicer will be required to sell the related Serviced Pari Passu Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the Note Administrator in writing constitutes a fair price for the Serviced Whole Loan, such determination shall be made by the Indenture Trustee if the offeror is an Interested Person.  [Notwithstanding the foregoing, the Special Servicer will not be permitted to sell the related Mortgage Loan together with the related Serviced Pari Passu Companion Loan(s) if it becomes a defaulted Whole Loan without the written consent of the holder of the related Serviced Pari Passu Companion Loan (provided that such consent is not required if the holder of the Serviced Pari Passu Companion Loan is the Mortgagor or an affiliate of the Mortgagor) unless the Special Servicer has delivered to the holder of the related Serviced Pari Passu Companion Loan: (a) at least fifteen (15) Business Days prior written notice of any decision to attempt to sell such Serviced Whole Loan; (b) at least ten (10) days prior to the permitted sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten (10) days prior to the proposed sale date, a copy of the most recent appraisal for such Serviced Pari Passu Whole Loan, and any documents in the servicing file reasonably requested by the holder of the related Serviced Pari Passu Companion Loan that are material to the sale price of the Serviced Pari Passu Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale.  The holder of the related Serviced Pari Passu Companion Loan (or its representative) will be permitted to submit an offer at any sale of such Whole Loan; however, the related Mortgagor and its agents and Affiliates shall not be permitted to submit an offer at such sale.  Notwithstanding the foregoing, with respect to each Serviced Whole Loan, the holder of the related Companion Loan may waive any of the delivery or timing requirements set forth in this paragraph with respect to the related Whole Loan.]  If the Indenture Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Indenture Trustee may (at its option and at the expense of the offering Interested Person purchaser) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan, that has been selected with reasonable care by the Indenture Trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan.  The Indenture Trustee shall act in a commercially reasonable manner in making such determination.  If the Indenture Trustee designates such a third party to make such determination, the Indenture Trustee shall be entitled to rely conclusively upon such third party’s determination.  The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be covered by, and shall be reimbursable, from the offering Interested Person and the Special Servicer shall use efforts consistent with the Servicing Standard to collect payment from such Interested Person.  If such expense is not paid by the applicable Interested Person within thirty (30) days of demand for payment, such expense shall be reimbursable to the Indenture Trustee by the Master Servicer as a Servicing Advance but the Special Servicer shall continue to use efforts consistent with the Servicing Standard to collect such amounts from the applicable Interested Person.
(e) (i)  Notwithstanding anything in this Section 3.16 to the contrary, (A) pursuant to the terms of the related Intercreditor Agreement, the holder of the related AB Subordinate Companion Loan for each applicable Serviced Whole Loan and (B) pursuant to Section 3.30 herein, the Subordinate Loan-Specific Directing Holder (with respect to the Owned AB Whole Loan) will have the right to purchase the related Mortgage Loan or related REO Property, as applicable.  Such right of the holder of the AB Subordinate Companion Loan or the Subordinate Loan-Specific Directing Holder shall be given priority over any provision described in this Section 3.16 as and to the extent set forth in the related Intercreditor Agreement.  If the related Mortgage Loan or related REO Property is purchased by the holder of such AB Subordinate Companion Loan, purchased by the Subordinate Loan-Specific Directing Holder, repurchased by the applicable Mortgage Loan Seller or otherwise ceases to be subject to this Agreement, the related AB Subordinate Companion Loan will no longer be subject to this Agreement.
(ii) Notwithstanding anything in this Section 3.16 to the contrary, any mezzanine lender will have the right to purchase the related Mortgage Loan or REO Property, as applicable, and cure defaults relating thereto, as and to the extent set forth in the related Intercreditor Agreement.
(f) Unless otherwise provided in an Intercreditor Agreement the sale of any Mortgage Loan pursuant to this Section 3.16 will be on a servicing released basis.
(g) In the event the Master Servicer or the Special Servicer has the right to purchase any Companion Loan on behalf of the Issuer pursuant to the related Intercreditor Agreement, neither the Master Servicer nor the Special Servicer shall exercise such right.
(h) In the event the Owned Subordinate Companion Loan becomes a Defaulted Mortgage Loan, the related Subordinate Loan-Specific Directing Holder shall be permitted upon irrevocable notice to the Master Servicer, Special Servicer, Indenture Trustee, Note Registrar, Depositor, Directing Holder and Operating Advisor, to purchase such Owned Subordinate Companion Loan from the Issuer in exchange for the Class [LOAN-SPECIFIC] Notes together with the payment of all fees, costs and expenses and other amounts arising hereunder, including without limitation any amounts due to the Master Servicer, the Special Servicer, the Operating Advisor and the Indenture Trustee.  After such election, the Note Registrar shall extinguish the Class [LOAN-SPECIFIC] Notes on any Payment Date within 45 days of receipt of such notice upon the tender of the Class [LOAN-SPECIFIC] Notes by such Holder and shall deliver the Mortgage Note related to the Owned

Subordinate Companion Loan together with all assignments and allonges necessary to transfer ownership of such Mortgage Note to such Holder.  For federal income tax purposes, the Class [LOAN-SPECIFIC] Noteholder shall be deemed to have purchased the Owned Subordinate Companion Loan for an amount equal to the outstanding Principal Balance of the Class [LOAN-SPECIFIC] Notes and all accrued unpaid interest thereon, and such amount shall be deemed to be distributed to such Holder in accordance with Section 4.01(b).  Notwithstanding anything to the contrary herein, such rights described in this Section 3.16(h) shall expire if the Owned Subordinate Companion Loan is no longer part of the Collateral, is otherwise sold pursuant to the terms of this Agreement, or becomes an REO Loan.
Section 3.17          Additional Obligations of Master Servicer and Special Servicer.  (a)  The Master Servicer shall deliver all Compensating Interest Payments (other than the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan or the Owned Subordinate Companion Loan) to the Note Administrator for deposit in the Regular Payment Account on each P&I Advance Date, without any right of reimbursement therefor.  The Master Servicer shall deliver the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan to the Companion Paying Agent for deposit in the Companion Payment Account on each P&I Advance Date, without any right of reimbursement therefor.  The Master Servicer shall deliver the portion of any Compensating Interest Payment allocated to the Owned Subordinate Companion Loan to the Note Administrator for deposit in the Loan-Specific Payment Account on each P&I Advance Date, without any right of reimbursement therefor.
(b) The Master Servicer or the Special Servicer, as applicable, shall provide to each Companion Holder any reports or notices required to be delivered to such Companion Holder pursuant to the related Intercreditor Agreement and the Master Servicer or the Special Servicer, as applicable, shall provide to the related Subordinate Loan-Specific Directing Holder any reports or notices required to be delivered to the holder of the Owned Subordinate Companion Loan pursuant to the related Intercreditor Agreement.
(c) Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans or the Owned Subordinate Companion Loan, as applicable, deposited in the Collection Account and available for payment on the next Payment Date, the Master Servicer or the Indenture Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.05(a)(v) immediately, as an accommodation may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the one month collection period ending on the then‑current Determination Date, for successive one‑month periods for a total period not to exceed twelve

(12) months (provided that, any such deferral exceeding six (6) months shall require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Holder), and any election to so defer or not to defer shall be deemed to be in accordance with the Servicing Standard.  If the Master Servicer or the Indenture Trustee makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent collection period (subject, again, to the same sole option to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections).  In connection with a potential election by the Master Servicer or the Indenture Trustee to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one month collection period ending on the related Determination Date for any Payment Date, the Master Servicer or the Indenture Trustee shall further be authorized to wait for principal collections on the Mortgage Loans or the Owned Subordinate Companion Loan, as applicable, to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof); provided, however, that if, at any time the Master Servicer or the Indenture Trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one‑month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Payment Date, then the Master Servicer or the Indenture Trustee, as applicable, shall use its reasonable efforts to give the 17g‑5 Information Provider fifteen (15) days’ notice of such determination for posting on the 17g‑5 Information Provider’s Website pursuant to Section 3.13(c), unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver such notice to the 17g‑5 Information Provider as soon as practical thereafter.  Notwithstanding the foregoing, failure to give notice as required by the preceding sentence shall in no way affect the Master Servicer’s or the Indenture Trustee’s election whether to refrain from obtaining such reimbursement as described in this Section 3.17(c).  Nothing herein shall give the Master Servicer or the Indenture Trustee the right to defer reimbursement of a Nonrecoverable Advance to the extent of any principal collections then available in the Collection Account pursuant to Section 3.05(a)(v).
The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this section or to comply with the terms of this section and the other provisions of this Agreement that apply once such an election, if any, has been made; provided, however, that the fact that a decision to recover such Nonrecoverable Advances over time, or not to do so, benefits some classes of Noteholders to the detriment of other classes shall not, with respect to the Master Servicer or the Special Servicer, as applicable, constitute a violation of the Servicing Standard and/or with respect to the Indenture Trustee (solely in its capacity as Indenture Trustee), constitute a violation of any fiduciary duty to Noteholders or any contractual obligation hereunder.  If the Master Servicer or the Indenture Trustee, as applicable, determines, in its sole discretion, that its ability to fully recover the Nonrecoverable Advances has been compromised, then the Master Servicer or the Indenture Trustee, as applicable, shall be entitled to immediate reimbursement of Nonrecoverable Advances with interest thereon at the Reimbursement Rate from all amounts in the Collection

Account for such Payment Date (deemed first from principal and then interest).  Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more collection periods shall not limit the accrual of interest at the Reimbursement Rate on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance.  The Master Servicer’s or the Indenture Trustee’s, as applicable, agreement to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Noteholders and shall not be construed as an obligation on the part of the Master Servicer or the Indenture Trustee, as applicable, or a right of the Noteholders.  Nothing herein shall be deemed to create in the Noteholders a right to prior payment over the Master Servicer’s or the Indenture Trustee’s, as applicable, right to reimbursement for Advances (deferred or otherwise) and accrued interest thereon.  In all events, the decision to defer reimbursement or to seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be in accordance with the Servicing Standard and none of the Master Servicer, the Indenture Trustee or the other parties to this Agreement shall have any liability to one another or to any of the Noteholders (including the Holders of the Class [LOAN-SPECIFIC] Notes) or any of the Companion Holders for any such election that such party makes as contemplated by this section or for any losses, damages or other adverse economic or other effects that may arise from such an election.
With respect to any modification or amendment of any Intercreditor Agreement related to a Serviced Whole Loan or Owned AB Whole Loan (in each case, to the extent received), the Master Servicer or the Special Servicer, as applicable, shall provide to the 17g-5 Information Provider a copy of any such modification or amendment, which the 17g-5 Information Provider shall promptly post on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).
(c) With respect to any Mortgage Loan (or Serviced Whole Loan) or Owned Subordinate Companion Loan, if the related loan documents permit the lender to (but do not require the lender to), at its option, prior to an event of default under the related Mortgage Loan (or Serviced Whole Loan) or Owned Subordinate Companion Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, the Master Servicer or Special Servicer, as applicable, may not apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account, unless not applying those amounts as a prepayment would be a violation of the Servicing Standard.  Such amount may be used, if permitted under the loan documents, to defease the loan, or may be used to prepay the Mortgage Loan (or Serviced Whole Loan) or Owned Subordinate Companion Loan, or for other purpose consistent with the Servicing Standard and the loan documents, upon a subsequent default.
Section 3.18          Modifications, Waivers, Amendments and Consents.  (a)  Except as set forth in Section 3.08(a), Section 3.08(b), this Section 3.18(a), Section 3.18(d), Section 3.18(h), Section 3.18(i) and Section 7.08, but subject to any other conditions set forth thereunder (including, without limitation, the Special Servicer’s processing and/or consent rights pursuant to this subsection (a) with respect to any modification, waiver or amendment that constitutes a Major Decision) and, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Owned AB Whole Loan or any Serviced Whole Loan, (and with respect to any Serviced Whole Loan, subject to the rights of the related Companion Holder (or the related Subordinate Loan-Specific Directing Holder), as applicable, to advise or consult with the Master Servicer or Special Servicer, as applicable, with respect to, or to consent to, a modification, waiver or amendment, in each case, pursuant to the terms of the related Intercreditor Agreement), the Master Servicer shall not modify, waive or amend the terms of a Mortgage Loan, Owned Subordinate Companion Loan and/or Companion Loan without the prior written consent of the Special Servicer (it being understood that the Master Servicer will promptly provide the Special Servicer with notice of any request for such modification, waiver or amendment, the Master Servicer’s written recommendation and analysis, and all information reasonably available to the Master Servicer that may be reasonably requested by the Special Servicer in order to grant or withhold such consent); provided that in the event that the Special Servicer does not respond within ten (10) Business Days after receipt of such analysis and all such information reasonably requested by the Special Servicer in order to grant or withhold such consent, plus the time period provided to the Directing Holder or other relevant party under this Agreement and, if applicable, any time period provided to a Companion Holder under a related Intercreditor Agreement, the Special Servicer’s consent to such modification, waiver or amendment shall be deemed granted; and provided, further, that no extension entered into pursuant to this Section 3.18(a) shall extend the Maturity Date beyond the earlier of (i) five (5) years prior to the Stated Maturity Date and (ii) in the case of a Mortgage Loan secured solely or primarily by a leasehold estate and not also the related fee interest, the date twenty (20) years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the Ground Lease, ten (10) years, prior to the expiration of such leasehold estate.  If such extension would extend the Maturity Date of such Mortgage Loan and/or related Companion Loan or Owned Subordinate Companion Loan for more than twelve (12) months from and after the original Maturity Date of such Mortgage Loan and/or related Companion Loan or Owned Subordinate Companion Loan and such Mortgage Loan and/or related Companion Loan or Owned Subordinate Companion Loan is not in default or default with respect thereto is not reasonably foreseeable, prior to any such extension, the Master Servicer shall subject to the Servicing Standard, prior to the occurrence and continuance of a Control Termination Event, obtain the consent of the Directing Holder (or after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event, upon consultation with the Directing Holder pursuant to Section 7.08 hereof) (which consent or consultation shall be coordinated through the Special Servicer).  Notwithstanding the foregoing, subject to the rights of the related Companion Holder or the related Subordinate Loan-Specific Directing Holder to advise the Master Servicer with respect to, or consent to, such modification, waiver or amendment pursuant to the terms of the related Intercreditor Agreement, and subject to the Special Servicer’s processing and/or consent rights pursuant to this subsection (a) if any such modification, waiver or amendment constitutes a Major Decision, the Master Servicer, with respect to Non‑Specially Serviced Mortgage Loans, without the consent of the Special Servicer, may modify or amend the terms of any Mortgage Loan, Owned Subordinate Companion Loan and/or related Serviced Companion Loan in order to (i) cure any ambiguity or mistake therein or (ii) correct or supplement any provisions therein which may be inconsistent with any other provisions therein or correct any error.
Subject to Section 7.08, applicable law and the Mortgage Loan, Owned Subordinate Companion Loan and/or related Serviced Companion Loan documents, neither the Master Servicer nor the Special Servicer shall permit the substitution of any Mortgaged Property (or any portion thereof) for one or more other parcels of real property at any time the Mortgage

Loan, Owned Subordinate Companion Loan and/or related Serviced Companion Loan is not in default pursuant to the terms of the related Mortgage Loan, Owned Subordinate Companion Loan and/or related Serviced Companion Loan documents or default with respect thereto is not reasonably foreseeable unless the Master Servicer or the Special Servicer, as applicable, obtains Rating Agency Confirmation from each Rating Agency (and delivers such Rating Agency Confirmation to the Directing Holder, if permitted by the applicable Rating Agency) and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then‑current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Notes pursuant to Section 3.25)).
Upon receiving a request for any matter described in this Section 3.18(a) that constitutes a Major Decision (without regard to the first proviso in the definition of “Major Decision”, as applicable) with respect to any Non-Specially Serviced Mortgage Loan, the Master Servicer shall forward such request to the Special Servicer and, unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer shall process such request, the Special Servicer shall process such request and the Master Servicer shall have no further obligation with respect to such request or such Major Decision.
(b) If the Special Servicer determines that a modification, waiver or amendment (including, without limitation, the forgiveness or deferral of interest or principal or the substitution of collateral pursuant to the terms of the Mortgage Loan (other than any Non-Serviced Mortgage Loan), Owned Subordinate Companion Loan and/or related Serviced Companion Loan or otherwise, the release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Mortgage Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the Special Servicer’s judgment, reasonably foreseeable (as evidenced by an Officer’s Certificate of the Special Servicer), is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the Issuer and, if applicable, the Companion Holders, Holders of the [LOAN SPECIFIC CLASS] Notes, as applicable, as the holders of the related Serviced Companion Loan or Owned Subordinate Companion Loan, as applicable, than liquidation of such Specially Serviced Mortgage Loan, then the Special Servicer may agree to a modification, waiver or amendment of such Specially Serviced Mortgage Loan, subject to (x) the provisions of this Section 3.18(b), (y) with respect to any Mortgage Loan or Owned Subordinate Companion Loan, prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Holder (or after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event, upon consultation with the Directing Holder) as provided in Section 7.08; provided that with respect to any Serviced AB Whole Loan or Owned AB Whole Loan, prior to the occurrence and continuance of a related AB Control Appraisal Period, the approval of the holder of the related AB Subordinate Companion Loan or of the related Subordinate Loan-Specific Directing Holder, as applicable, will be required to the extent set forth in the related Intercreditor Agreement and the Directing Holder shall have no consent or consultation rights regarding the matter; and (z) additionally, with respect to a Serviced Whole Loan, the rights of the related Serviced Companion Noteholder or with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) with mezzanine debt, the rights of the related mezzanine lender, to advise or consult with the Special Servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related Intercreditor Agreement or mezzanine intercreditor agreement, as applicable.
The Special Servicer shall use its reasonable efforts to the extent possible to cause each Specially Serviced Mortgage Loan to fully amortize prior to the Stated Maturity Date and shall not agree to a modification, waiver or amendment of any term of any Specially Serviced Mortgage Loan if such modification, waiver or amendment would (1) extend the maturity date of any such Specially Serviced Mortgage Loan to a date occurring later than the earlier of (a) five (5) years prior to the Stated Maturity Date and (b) if such Specially Serviced Mortgage Loan is secured solely or primarily by a leasehold estate and not also the related fee interest, the date occurring twenty (20) years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, (prior to the occurrence and continuance of a Control Termination Event) with the consent of the Directing Holder, ten (10) years prior to the expiration of such leasehold estate (including any options to extend such leasehold estate exercisable unilaterally by the related Mortgagor), or (2) provide for the deferral of interest unless interest accrues on the related Mortgage Loan, Owned AB Whole Loan or Serviced Whole Loan generally at the related Mortgage Rate.
(c) [RESERVED]
(d) To the extent consistent with this Agreement (including, without limitation, the first sentence of Section 3.18(a), and Section 7.08), the Master Servicer (as provided in Section 3.08(a) and 3.08(b) and subject to the Special Servicer’s processing and/or consent rights pursuant to Section 3.20(a) if any such waiver, modification or amendment constitutes a Major Decision) or the Special Servicer may, consistent with the Servicing Standard, agree to any waiver, modification or amendment of a Mortgage Loan, Serviced Companion Loan and/or Owned Subordinate Companion Loan that is not in default or as to which default is not reasonably foreseeable only if it provides the Indenture Trustee and the Note Administrator with an Opinion of Counsel (at the expense of the related Mortgagor or such other Person requesting such modification or, if such expense cannot be collected from the related Mortgagor or such other Person, to be paid out of the Collection Account pursuant to Section 3.05(a).  Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer may waive the payment of any Yield Maintenance Charge or the requirement that any prepayment of a Mortgage Loan or Owned Subordinate Companion Loan be made on a Due Date, or if not made on a Due Date, be accompanied by all interest that would be due on the next Due Date with respect to any Mortgage Loan, Serviced Companion Loan or Owned Subordinate Companion Loan that is not a Specially Serviced Mortgage Loan.
(e) The Master Servicer and the Special Servicer each may, as a condition to its granting any request by a Mortgagor for consent, modification (including extensions), waiver or indulgence or any other matter or thing, the granting of which is within the Master Servicer’s or the Special Servicer’s, as the case may be, discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan and is permitted by the terms of this Agreement, require that such Mortgagor pay to the Master Servicer or the Special Servicer, as the case may be, as additional servicing compensation, a reasonable or customary fee, for the additional services performed in connection with such request.
(f) All modifications (including extensions), waivers and amendments of the Mortgage Loans, Companion Loans and/or Owned Subordinate Companion Loan entered into pursuant to this Section 3.18 shall be in writing, signed by the Master Servicer or the Special Servicer, as the case may be, and the related Mortgagor (and by any guarantor of the related Mortgage Loan or Owned Subordinate Companion Loan, if such guarantor’s signature is required by the Special Servicer in accordance with the Servicing Standard).
(g) With respect to any modification, waiver or amendment for which it is responsible for processing pursuant to Section 3.18 hereof, the Special Servicer shall notify the Master Servicer, the Indenture Trustee, the Note Administrator, the Operating Advisor [(after the occurrence and during the continuance of a Control Termination Event)] [EXCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST], the Directing Holder (other than following the occurrence of a Consultation Termination Event), the applicable Companion Holder (unless, with respect to a holder of an AB Subordinate Companion Loan, an AB Control Appraisal Period has occurred, if applicable), the related Subordinate Loan-Specific Directing Holder (unless, with respect to the Owned Subordinate Companion Loan, an AB Control Appraisal Period has occurred, if applicable), the related Mortgage Loan Seller (if such Mortgage Loan Seller is not a Master Servicer or Sub‑Servicer of such Mortgage Loan or the Directing Holder) and the 17g‑5 Information Provider (which shall promptly post such notice on the 17g‑5 Information Provider’s Website in accordance with Section 3.13(c)) in writing of any modification, waiver or amendment (in each case, after it is finalized and executed) of any term of any Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan that is modified, waived or amended and the date thereof.  With respect to any modification, waiver or amendment (in each case, after it is finalized and executed) for which it is responsible for processing pursuant to Section 3.18 hereof, the Master Servicer shall provide written notice of any such modification, waiver or amendment to the Indenture Trustee, the Note Administrator, the Special Servicer (and the Special Servicer shall, prior to the occurrence of a Consultation Termination Event, forward such notice to the Directing Holder), the applicable Companion Holder (unless, with respect to a holder of an AB Subordinate Companion Loan, an AB Control Appraisal Period has occurred, if applicable), the related Subordinate Loan-Specific Directing Holder (unless, with respect to the related Owned Subordinate Companion Loan, an AB Control Appraisal Period has occurred, if applicable) and the related Mortgage Loan Seller (so long as such Mortgage Loan Seller is not a Master Servicer or Sub‑Servicer of such Mortgage Loan or the Directing Holder) and the 17g‑5 Information Provider (which shall promptly post such notice on the 17g‑5 Information Provider’s Website in accordance with Section 3.13(c)).  The party responsible for delivering notice shall deliver to the Custodian with a copy to the Master Servicer (if such notice is being delivered by the Special Servicer) for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment, promptly (and in any event within ten (10) Business Days) following the execution thereof, with a copy to the applicable Companion Holder, if any.  Following receipt of the Master Servicer’s or the Special Servicer’s, as applicable, delivery of the aforesaid modification, waiver or amendment to the Note Administrator, the Note Administrator shall forward a copy thereof to each Holder of a Note (other than the Class [ARD] Notes) upon request.  With respect to the processing of any modification, waiver or consent related to any Mortgagor incurring additional debt or mezzanine debt, the Special Servicer (if the Special Servicer processes such modification, waiver or consent pursuant to Section 3.18(a)) or the Master Servicer (if the Master Servicer processes such modification, waiver or consent pursuant to Section 3.18(a)) shall, on or before the later of (i) 3:00 p.m. on the related P&I Advance Date and (ii) five (5) Business Days immediately following the Master Servicer or Special Servicer, as applicable, obtaining actual knowledge of the incurrence of such additional debt or mezzanine debt, deliver notice of the Mortgagor’s incurrence of such debt, substantially in the form of Exhibit KK, to [EMAIL ADDRESS].  The notice contemplated in the preceding sentence shall set forth, to the extent the Special Servicer or Master Servicer, as applicable, has the requisite information or can reasonably obtain such information, (1) the amount of additional debt that was incurred in the related Collection Period, (2) the total debt service coverage ratio calculated on the basis of such Mortgage Loan (or Owned Subordinate Companion Loan, if applicable) and additional debt, and (3) the aggregate LTV Ratio calculated on the basis of such Mortgage Loan (or Owned Subordinate Companion Loan, if applicable) and additional debt.  In the event that either (i) the CREFC® Investor Reporting Package is amended to include such information set forth above, in a manner reasonably acceptable to the Master Servicer, Special Servicer and Note Administrator, as applicable, and the Master Servicer confirms with the Note Administrator that such amended CREFC® Investor Reporting Package enables the Note Administrator to include such information on Form 10-D in a manner reasonably acceptable to the Note Administrator, or (ii) the Issuer is no longer subject to the Exchange Act, the additional report in the form of Exhibit KK shall no longer be required hereunder.  From time to time, the Master Servicer, Special Servicer and Note Administrator may agree on a different delivery time and format for the information set forth in this paragraph.
(h) The Master Servicer shall process all defeasance transactions, subject to the Special Servicer’s consent relating to a defeasance.  Notwithstanding the foregoing, the Master Servicer shall not permit (or, with regard to any Non‑Serviced Mortgage Loan, take any act in furtherance of) the substitution of any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan, Owned Subordinate Companion Loan or a Serviced Whole Loan unless the Master Servicer has received (i) replacement collateral, which satisfies the requirements of the applicable Mortgage Loan documents or Owned Subordinate Companion Loan documents, in an amount sufficient to make all scheduled payments under the related Mortgage Loan or Owned Subordinate Companion Loan (or defeased portion thereof) when due, (ii) a certificate of an Independent certified public accountant to the effect that such substituted property will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on such Mortgage Loan, Serviced Whole Loan or Owned AB Whole Loan in compliance with the requirements of the terms of the related Mortgage Loan documents and, if applicable, Companion Loan documents, or Owned Subordinate Companion Loan documents, (iii) one or more Opinions of Counsel (at the expense of the related Mortgagor) to the effect that the Indenture Trustee, on behalf of the Issuer, will have a first priority perfected security interest in such substituted Mortgaged Property; provided, however, that, to the extent consistent with the related Mortgage Loan documents and, if applicable, Companion Loan documents or Owned Subordinate Companion Loan documents, the related Mortgagor shall pay the cost of any such opinion as a condition to granting such defeasance, (iv) to the extent consistent with the related Mortgage Loan documents and, if applicable, Companion Loan documents or Owned Subordinate Companion Loan documents, the Mortgagor shall establish a single purpose entity to act as a successor Mortgagor, if so required by the Rating Agencies, (v) to the extent permissible under the related Mortgage Loan documents and, if applicable, Companion Loan documents or Owned Subordinate Companion Loan documents, the Master Servicer shall use its reasonable efforts to require the related Mortgagor to pay all costs of such defeasance, including but not limited to the cost of maintaining any successor Mortgagor, and (vi) to the extent permissible under the Mortgage Loan documents and, if applicable, Companion Loan documents or Owned Subordinate Companion Loan documents, the Master Servicer shall obtain, at the expense of the related Mortgagor, Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then‑current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Notes pursuant to Section 3.25); provided, further, however, that no such confirmation from any Rating Agency shall be required to the extent that the Master Servicer has delivered a defeasance certificate substantially in the form of Exhibit U hereto for any Mortgage Loan or Owned Subordinate Companion Loan that (together with any Mortgage Loans cross‑collateralized with such Mortgage Loans) is:  (i) a Mortgage Loan with a Cut‑off Date Principal Balance less than $20,000,000, (ii) a Mortgage Loan that represents less than 5% of the aggregate Cut‑off Date Principal Balance of all Mortgage Loans a, and (iii) a Mortgage Loan that is not one of the ten largest Mortgage Loans by Stated Principal Balance.  Notwithstanding the foregoing, in the event that requiring the Mortgagor to pay for the items specified in clauses (ii), (iv) and (v) in the preceding sentence would be inconsistent with the related Mortgage Loan documents or Owned Subordinate Companion Loan documents, such reasonable costs shall be paid by the related Mortgage Loan Seller as and to the extent set forth in the applicable Mortgage Loan Purchase Agreement.
(i) Notwithstanding anything herein or in the related Mortgage Loan documents and, if applicable, Companion Loan documents or Owned Subordinate Companion Loan documents, to the contrary, the Master Servicer may permit the substitution of “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, for any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan, a Serviced Whole Loan or Owned Subordinate Companion Loan, as applicable (or any portion thereof), in lieu of the defeasance collateral specified in the related Mortgage Loan documents, Serviced Whole Loan documents or Owned Subordinate Companion Loan documents, as applicable; provided that such substitution is consistent with the Servicing Standard and the Master Servicer (subject to the Special Servicer’s processing and/or consent rights pursuant to Section 3.20(a) with respect to any such action that constitutes a Major Decision) reasonably determines that allowing their use would not cause a default or event of default to become reasonably foreseeable; and provided, further, that the requirements set forth in Section 3.18(h) (including receipt of any Rating Agency Confirmation) are satisfied; and provided, further, that such securities are backed by the full faith and credit of the United States government, or the Master Servicer shall obtain Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then‑current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Notes pursuant to Section 3.25).

(j) If required under the related Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan documents or if otherwise consistent with the Servicing Standard, the Master Servicer shall establish and maintain one or more accounts (the “Defeasance Accounts”), which shall be Eligible Accounts, into which all payments received by the Master Servicer from any defeasance collateral substituted for any Mortgaged Property shall be deposited and retained, and shall administer such Defeasance Accounts in accordance with the Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan documents.  Notwithstanding the foregoing, in no event shall the Master Servicer permit such amounts to be maintained in the Defeasance Account for a period in excess of ninety (90) days, unless such amounts are reinvested by the Master Servicer in “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940.  To the extent not required or permitted to be placed in a separate account, the Master Servicer shall deposit all payments received by it from defeasance collateral substituted for any Mortgaged Property into the Collection Account and treat any such payments as payments made on the Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan in advance of its Due Date in accordance with clause (a)(i) of the definition of “Available Funds” or clause (a) of the definition of “[LOAN-SPECIFIC] Available Funds”, as applicable, and not as a prepayment of the related Mortgage Loan, Companion Loan or Owned Subordinate Companion Loan.  Notwithstanding anything herein to the contrary, in no event shall the Master Servicer permit such amounts to be maintained in the Collection Account for a period in excess of 365 days (or 366 days in the case of a leap year).
(k) Notwithstanding anything to the contrary in this Agreement, neither the Master Servicer nor the Special Servicer, as applicable, shall, unless it has received Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then‑current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Notes pursuant to Section 3.25) (the cost of which shall be paid by the related Mortgagor, if so allowed by the terms of the related loan documents and otherwise paid out of general collections) grant or accept any consent, approval or direction regarding the termination of the related property manager or the designation of any replacement property manager, with respect to any Mortgaged Property that secures a Mortgage Loan that (i) is one of the ten largest Mortgage Loans a by Stated Principal Balance or (ii) has an unpaid principal balance that is at least equal to five percent (5%) of the then aggregate principal balance of all Mortgage Loans or $35,000,000.
Section 3.19          Transfer of Servicing Between Master Servicer and Special Servicer; Recordkeeping; Asset Status Report.  (a)  Upon determining that a Servicing Transfer Event has occurred with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan or Owned Subordinate Companion Loan, the Master Servicer or the Special Servicer, as applicable, shall promptly give notice to the Master Servicer or the Special Servicer, as applicable, the Operating Advisor and (prior to the occurrence of a Consultation Termination Event) the Directing Holder thereof, and the Master Servicer shall deliver the related Mortgage File and Servicing File to the Special Servicer and concurrently provide a copy of such Servicing File[, exclusive of all Privileged Communications,] to the Operating Advisor.  The Master Servicer shall use its reasonable efforts to provide the Special

Servicer with all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Mortgage Loan and, if applicable, the related Serviced Companion Loan or Owned Subordinate Companion Loan, either in the Master Servicer’s possession or otherwise available to the Master Servicer without undue burden or expense, and reasonably requested by the Special Servicer to enable it to assume its functions hereunder with respect thereto.  The Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each related Servicing Transfer Event (or, in the case of clauses (viii), (ix) or (x) of the definition of Servicing Transfer Event, within five (5) Business Days of receiving notice from the Special Servicer of such Servicing Transfer Event when the Special Servicer makes the determination) and in any event shall continue to act as Master Servicer and administrator of such Mortgage Loan and, if applicable, the related Serviced Companion Loan or Owned Subordinate Companion Loan until the Special Servicer has commenced the servicing of such Mortgage Loan and, if applicable, the related Serviced Companion Loan or Owned Subordinate Companion Loan.  The Master Servicer shall deliver to the Indenture Trustee, the Note Administrator, the Operating Advisor, the related Subordinate Loan-Specific Directing Holder (with respect to the Owned AB Whole Loan) and (prior to the occurrence of a Consultation Termination Event) the Directing Holder, a copy of the notice of such Servicing Transfer Event provided by the Master Servicer to the Special Servicer, or by the Special Servicer to the Master Servicer, pursuant to this Section 3.19.  Prior to the occurrence of a Consultation Termination Event, the Note Administrator shall deliver to each Subordinate Controlling Class Noteholder a copy of the notice of such Servicing Transfer Event provided by the Master Servicer pursuant to this Section 3.19.
Upon determining that a Specially Serviced Mortgage Loan (other than an REO Loan) has become current and has remained current for three consecutive Periodic Payments (provided that (i) no additional Servicing Transfer Event is foreseeable in the reasonable judgment of the Special Servicer, and (ii) for such purposes taking into account any modification or amendment of such Mortgage Loan and, if applicable, the related Companion Loan or Owned Subordinate Companion Loan), and that no other Servicing Transfer Event is continuing with respect thereto, the Special Servicer shall immediately give notice thereof to the Master Servicer, the Operating Advisor, the related Subordinate Loan-Specific Directing Holder (unless, with respect to the Owned Subordinate Companion Loan, an AB Control Appraisal Period has occurred, if applicable), the related Serviced Companion Noteholder (unless with respect to an AB Subordinate Companion Loan an AB Control Appraisal Period has occurred) and (prior to the occurrence of a Consultation Termination Event) the Directing Holder and shall return the related Mortgage File and Servicing File to the Master Servicer (or copies thereof if copies only were delivered to the Special Servicer) and upon giving such notice, and returning such Mortgage File and Servicing File to the Master Servicer, the Special Servicer’s obligation to service such Corrected Loan shall terminate and the obligations of the Master Servicer to service and administer such Mortgage Loan and, if applicable, the related Companion Loan or Owned Subordinate Companion Loan shall recommence.
(b) In servicing any Specially Serviced Mortgage Loans, Serviced Companion Loans and Owned Subordinate Companion Loan, the Special Servicer will provide to the Custodian originals of documents included within the definition of “Mortgage File” for inclusion in the related Mortgage File to the extent within its possession (with a copy of each such original to the Master Servicer), and provide the Master Servicer with copies of any additional related

Mortgage Loan, Serviced Companion Loan or Owned Subordinate Companion Loan information including correspondence with the related Mortgagor.
(c) Notwithstanding the provisions of Section 3.12(c), the Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Mortgage Loans, Serviced Companion Loans, Owned Subordinate Companion Loan and REO Properties (other than with respect to a Non‑Serviced Mortgage Loan) and shall provide the Special Servicer with any information in its possession with respect to such records to enable the Special Servicer to perform its duties under this Agreement; provided that this statement shall not be construed to require the Master Servicer to produce any additional reports.
(d) No later than [sixty (60)] days after a Servicing Transfer Event for a Mortgage Loan (other than a Non‑Serviced Mortgage Loan) and, if applicable, the related Companion Loan or Owned Subordinate Companion Loan, the Special Servicer shall deliver in electronic format a report (the “Asset Status Report”) with respect to such Mortgage Loan and related Companion Loan or Owned Subordinate Companion Loan, if applicable, and the related Mortgaged Property to the Master Servicer, the Indenture Trustee, the Note Administrator, the related Subordinate Loan-Specific Directing Holder (in the case of the Owned AB Whole Loan, and only to the extent the related Owned Subordinate Companion Loan is not subject to an AB Control Appraisal Period), the Directing Holder (prior to the occurrence of a Consultation Termination Event and, in the case of an AB Whole Loan, only prior to the occurrence of a Consultation Termination Event and during an AB Control Appraisal Period with respect to the related AB Subordinate Companion Loan), the Operating Advisor [(but only after the occurrence and during the continuance of a Control Termination Event] [EXCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]) and the 17g‑5 Information Provider (which shall promptly post such report on the 17g‑5 Information Provider’s Website in accordance with Section 3.13(c)) and, with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in an Other Securitization, to the master servicer of such Other Securitization into which the related Serviced Companion Loan has been sold or to the related Companion Holder.  Such Asset Status Report shall set forth the following information to the extent reasonably determinable based on the information that was delivered to the Special Servicer in connection with the transfer of servicing pursuant to the Servicing Transfer Event:
(i) summary of the status of such Specially Serviced Mortgage Loan and any negotiations with the related Mortgagor;
(ii) a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan (and any related Serviced Companion Loan or Owned Subordinate Companion Loan, as applicable) and whether outside legal counsel has been retained;
(iii) the most current rent roll and income or operating statement available for the related Mortgaged Property;

(iv) (A) the Special Servicer’s recommendations on how such Specially Serviced Mortgage Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the Master Servicer for regular servicing or otherwise realized upon (including any proposed sale of a Defaulted Mortgage Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;
(v) the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Mortgage Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;
(vi) a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;
(vii) the decision that the Special Servicer made, or intends or proposes to make, including a narrative analysis setting forth the Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives;
(viii) an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;
(ix) the appraised value of the related Mortgaged Property (and a copy of the last obtained Appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the Special Servicer together with an explanation of those adjustments; and
(x) such other information as the Special Servicer deems relevant in light of the Servicing Standard.
If within ten (10) Business Days of receiving an Asset Status Report, the Directing Holder does not disapprove such Asset Status Report in writing or if the Special Servicer makes a determination, in accordance with the Servicing Standard that the disapproval by the Directing Holder (communicated to the Special Servicer within ten (10) Business Days) is not in the best interest of all the Noteholders), the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that the Special Servicer may not take any action that is contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents or the applicable Owned Subordinate Companion Loan documents.  If, prior to the occurrence and continuance of any Control Termination Event, the Directing Holder disapproves such Asset Status Report within ten (10) Business Days of receipt and the Special Servicer has not made the affirmative determination described above, the Special Servicer shall revise such Asset Status Report and deliver a new

Asset Status Report as soon as practicable, but in no event later than thirty (30) days after such disapproval, to the Master Servicer, the Indenture Trustee, the Note Administrator, the related Subordinate Loan-Specific Directing Holder (in the case of the Owned AB Whole Loan, and only to the extent the related Owned Subordinate Companion Loan is not subject to an AB Control Appraisal Period), the Directing Holder (prior to the occurrence of a Consultation Termination Event and, in the case of an AB Whole Loan, only prior to the occurrence of a Consultation Termination Event and during an AB Control Appraisal Period with respect to the related AB Subordinate Companion Loan), the Operating Advisor [(but only after the occurrence and during the continuance of a Control Termination Event] [EXCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]) and the 17g‑5 Information Provider (which shall promptly post such report on the 17g‑5 Information Provider’s Website in accordance with Section 3.13(c)).  Prior to the occurrence and continuance of any Control Termination Event, the Special Servicer shall revise such Asset Status Report as described above in this Section 3.19(d) until the Directing Holder shall fail to disapprove such revised Asset Status Report in writing within ten (10) Business Days of receiving such revised Asset Status Report or until the Special Servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Noteholders; provided that, if the Directing Holder has not approved the Asset Status Report for a period of sixty (60) Business Days following the first submission of an Asset Status Report, the Special Servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard; provided, however, that such Asset Status Report does not, and is not intended to be, a substitute for the approvals that are specifically required pursuant to Section 7.08.  The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report; provided that such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section 3.19(d).
No direction or disapproval of the Directing Holder or Subordinate Loan-Specific Directing Holder hereunder or under a related Intercreditor Agreement or failure of the Directing Holder or Subordinate Loan-Specific Directing Holder to consent to or approve (including any deemed consents or approvals) any request of the Special Servicer, shall (a) require or cause the Special Servicer to violate the terms of a Specially Serviced Mortgage Loan, applicable law or any provision of this Agreement, including the Special Servicer’s obligation to act in accordance with the Servicing Standard, or (b) expose the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Mortgage Loan Sellers, the Issuer, the Indenture Trustee, the Note Administrator or their respective officers, directors, members, employees or agents to any claim, suit or liability or (c) materially expand the scope of the Special Servicer’s, Indenture Trustee’s or the Master Servicer’s responsibilities under this Agreement.
[If a Control Termination Event [(or, with respect to the AB Whole Loan, if both a Control Termination Event has occurred and is continuing and an AB Control Appraisal Period is in effect)]] [EXCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST], the Special Servicer shall promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Mortgage Loan to the Operating Advisor (and so long as no Consultation Termination Event has occurred, the Directing Holder).  The Operating Advisor shall provide comments to the Special Servicer in respect of the Asset Status

Report, if any, within ten (10) Business Days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such additional information reasonably requested by the Operating Advisor related thereto, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Noteholders (including any Noteholders that are holders of the Control Eligible Notes), as a collective whole.  The Special Servicer shall consider such alternative courses of action and any other feedback provided by the Operating Advisor (and so long as no Consultation Termination Event has occurred, the Directing Holder) in connection with the Special Servicer’s preparation of any Asset Status Report.  The Special Servicer shall revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the Operating Advisor (and so long as no Consultation Termination Event has occurred, the Directing Holder), to the extent the Special Servicer determines that the Operating Advisor’s and/or Directing Holder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Noteholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Noteholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)).
[After the occurrence and during the continuance of a Control Termination Event, the Directing Holder shall have no right to consent to any Asset Status Report under this Section 3.19.  After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, each of the Directing Holder and the Operating Advisor shall consult with the Special Servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report.  After the occurrence of a Consultation Termination Event, the Directing Holder (other than in its capacity as a Noteholder) shall have no right to receive any Asset Status Report or otherwise consult with the Special Servicer with respect to Asset Status Reports and the Special Servicer shall only be obligated to consult with the Operating Advisor with respect to any Asset Status Report as described above.  The Special Servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Operating Advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the Operating Advisor or the Directing Holder.] [APPLICABLE TO OFFERINGS THAT DO NOT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]
[After the occurrence and during the continuance of a Control Termination Event, the Directing Holder shall have no right to consent to any Asset Status Report under this Section 3.19.  After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Holder, and after the occurrence and during the continuance of an Operating Advisor Consultation Event, the Operating Advisor, will be entitled to consult with the Special Servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report.  After the occurrence of a Consultation Termination Event, the Directing Holder (other than in its capacity as a Noteholder) shall have no right to receive any Asset Status Report or otherwise consult with the Special Servicer with respect to Asset Status Reports and the Special Servicer will only be obligated to consult with the Operating Advisor with respect to any Asset Status Report as described above.  The Special Servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Operating Advisor or the Directing Holder after the occurrence and during the continuance of an Operating Advisor Consultation Event or after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, but is under no obligation to follow any particular recommendation of the Operating Advisor or the Directing Holder.] [APPLICABLE TO OFFERINGS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]
[Notwithstanding the foregoing, prior to the occurrence and continuance of an AB Control Appraisal Period with respect to an AB Subordinate Companion Loan or Owned Subordinate Companion Loan, the Special Servicer shall prepare an Asset Status Report for any Serviced AB Whole Loan or Owned AB Whole Loan, as applicable, upon it becoming a Specially Serviced Mortgage Loan pursuant to this Agreement and the related Intercreditor Agreement, but the Directing Holder will have no approval rights over any such Asset Status Report, and the consent or approval rights with respect to such Asset Status Report shall be as set forth in the related Intercreditor Agreement.]
(d) (i)  Upon receiving notice of the occurrence of the events described in clause (v) and (vii) of the definition of Servicing Transfer Event (without regard to the 60‑day or 30‑day period, respectively, set forth therein), the Master Servicer shall with reasonable promptness give notice thereof, and shall use its reasonable efforts to provide the Special Servicer with all information relating to the Mortgage Loan, Serviced Companion Loan or Owned Subordinate Companion Loan and reasonably requested by the Special Servicer to enable it to negotiate with the related Mortgagor.  The Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each such event.
(ii) After the occurrence and during the continuance of a Control Termination Event, upon receiving notice of the occurrence of an event described in clause (iv) or (x) of the definition of Servicing Transfer Event (without regard to the 60‑day or 30‑day period, respectively, set forth therein), the Master Servicer shall deliver notice thereof to the Operating Advisor at the same time such notice is provided to the Special Servicer pursuant to clause (i) above.
(f) Prior to the occurrence and continuance of a Control Termination Event, no later than two (2) Business Days following the establishment of a Final Asset Status Report with respect to any Specially Serviced Mortgage Loan, the Special Servicer shall deliver in electronic format to the Directing Holder a draft notice that will include a draft summary of the Final Asset Status Report (which briefly summarizes such Final Asset Status Report, but shall not include any Privileged Information) (and shall deliver each Asset Status Report with respect to an AB Mortgage Loan or Owned AB Mortgage Loan prior to the occurrence and continuance of an AB Control Appraisal Period (to the extent approved by the related AB Whole Loan Controlling Holder or related Subordinate Loan-Specific Directing Holder), to the Directing Holder).  If, prior to the occurrence and continuance of a Control Termination Event, within five (5) Business Days of receipt of such draft summary, the Directing Holder approves of, or does not disapprove of such draft summary, then the Special Servicer shall deliver in electronic format such notice and summary of the Final Asset Status Report to the Note Administrator for posting on the Note Administrator’s Website pursuant to Section 3.13(b).  If the Directing Holder affirmatively disapproves of such summary in writing, then within two (2) Business Days of receipt of such disapproval, the Special Servicer shall revise the summary and deliver such new summary to the Directing Holder until the Directing Holder approves such draft summary; provided, however, that if the Directing Holder has not approved of the draft summary of the Final Asset Status Report within twenty (20) Business Days of receipt of the initial draft summary of the Final Asset Status Report, then the most recent draft summary of the Final Asset Status Report delivered by the Special Servicer prior to such 20th Business Day shall be deemed to be the final summary of the Final Asset Status Report; provided, further, however, that if at any time the Special Servicer determines that any affirmative disapproval of such draft summary by the Directing Holder is not in the best interest of all the Noteholders pursuant to the Servicing Standard, the Special Servicer shall deliver in electronic format such notice and summary of the Final Asset Status Report to the Note Administrator for posting on the Note Administrator’s Website pursuant to Section 3.13(b) notwithstanding such disapproval.  The Special Servicer shall promptly deliver (but in any event no later than two (2) Business Days following its completion) a copy of each Final Asset Status Report to the Operating Advisor.  The Special Servicer shall prepare a summary of any Final Asset Status Report related to any Serviced AB Whole Loan or Owned AB Whole Loan for which the related holder of an AB Subordinate Companion Loan or the related Subordinate Loan-Specific Directing Holder, as applicable, is not subject to an AB Control Appraisal Period, which Final Asset Status Report has been approved or deemed approved by the holder of the related AB Subordinate Companion Loan or the related Subordinate Loan-Specific Directing Holder, as applicable, in accordance with the related Intercreditor Agreement (to the extent such Intercreditor Agreement requires such approval or deemed approval), and deliver in electronic format notice of such final Asset Status Report and the summary of such Final Asset Status Report to the Note Administrator for posting on the Note Administrator’s Website pursuant to Section 3.13(b).
(g) No provision of this Section 3.19 shall require the Special Servicer to take or to refrain from taking any action because of any proposal, objection or comment by the Operating Advisor or a recommendation of the Operating Advisor.
Section 3.20          Sub‑Servicing Agreements.  (a)  The Master Servicer, Special Servicer [and Operating Advisor] may enter into Sub‑Servicing Agreements to provide for the performance by third parties of any or all of its respective obligations hereunder; provided that the Sub‑Servicing Agreement as amended or modified:  (i) is consistent with this Agreement in all material respects and requires the Sub‑Servicer to comply with all of the applicable conditions of this Agreement; (ii) provides that if the Master Servicer, Special Servicer [or Operating Advisor], as applicable, shall for any reason no longer act in such capacity hereunder (including, without limitation, by reason of a Servicer Termination Event), the Indenture Trustee or its designee shall thereupon assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of such party under such agreement, or, alternatively, may act in accordance with Section 8.02 hereof under the circumstances described therein (subject to Section 3.20(g) hereof); (iii) provides that the Indenture Trustee (for the benefit of the Noteholders (including, with respect to the Owned AB Whole Loan, Holders of the Class [LOAN-SPECIFIC] Notes) and the related Companion Holder (if applicable) shall be a third party beneficiary under such Sub‑Servicing Agreement, but that (except to the extent the

Indenture Trustee or its designee assumes the obligations of such party thereunder as contemplated by the immediately preceding clause (ii)) none of the Issuer, the Indenture Trustee, the Operating Advisor, the Note Administrator, the Master Servicer or Special Servicer, as applicable, any successor master servicer or special servicer or any Noteholder (or the related Companion Holder, if applicable) shall have any duties under such Sub‑Servicing Agreement or any liabilities arising therefrom; (iv) permits any purchaser of a Mortgage Loan or Owned Subordinate Companion Loan pursuant to this Agreement to terminate such Sub‑Servicing Agreement with respect to such purchased Mortgage Loan or Owned Subordinate Companion Loan at its option and without penalty; provided, however, that the Initial Sub‑Servicing Agreements may only be terminated by the Indenture Trustee or its designees as contemplated by Section 3.20(g) hereof and in such additional manner and by such other Persons as is provided in such Sub‑Servicing Agreement; (v) does not permit the Sub‑Servicer any direct rights of indemnification that may be satisfied out of assets of the Issuer; (vi) does not permit the Sub‑Servicer to modify any Mortgage Loan or Owned Subordinate Companion Loan unless and to the extent the Master Servicer or Special Servicer, as applicable, is permitted hereunder to modify such Mortgage Loan or Owned Subordinate Companion Loan; (vii) with respect to any Sub-Servicing Agreement entered into after the Closing Date, if such Sub-Servicer is a Servicing Function Participant or an Additional Servicer, such Sub-Servicer, at the time the related Sub-Servicing Agreement is entered into, is not a Prohibited Party and (viii) provides that the Sub‑Servicer shall be in default under the related Sub‑Servicing Agreement and such Sub‑Servicing Agreement shall be terminated (following the expiration of any applicable Grace Period) if the Sub‑Servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the Master Servicer under Article XII or under the Sub‑Servicing Agreement or to the master servicer under any other indenture and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in the Sub‑Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required for any party to this Agreement to perform its obligations under Article XII or under the Exchange Act reporting items required under any other indenture and servicing agreement that the Depositor is a party to.  Any successor master servicer, special servicer [or operating advisor], as applicable, hereunder shall, upon becoming successor master servicer, special servicer [or operating advisor], as applicable, be assigned and may assume any Sub‑Servicing Agreements from the predecessor Master Servicer, Special Servicer [or Operating Advisor], as applicable (subject to Section 3.20(g) hereof).  In addition, each Sub‑Servicing Agreement entered into by the Master Servicer may but need not provide that the obligations of the Sub‑Servicer thereunder may terminate with respect to any Mortgage Loan or Owned Subordinate Companion Loan serviced thereunder at the time such Mortgage Loan or Owned Subordinate Companion Loan becomes a Specially Serviced Mortgage Loan; provided, however, that the Sub‑Servicing Agreement may provide (if the Sub‑Servicing Agreement provides for Advances by the Sub‑Servicer, although it need not so provide) that the Sub‑Servicer will continue to make all Advances and calculations and prepare all reports required under the Sub‑Servicing Agreement with respect to Specially Serviced Mortgage Loans and continue to collect its Primary Servicing Fees as if no Servicing Transfer Event had occurred and with respect to REO Properties (and the related REO Loans) as if no REO Acquisition had occurred and to render such incidental services with respect to such Specially Serviced Mortgage Loans and REO Properties as are specifically provided for in such Sub‑Servicing Agreement.  The Master Servicer, Special Servicer [or Operating Advisor], as applicable, shall deliver to the

Indenture Trustee copies of all Sub‑Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it, in each case promptly upon its execution and delivery of such documents.  References in this Agreement to actions taken or to be taken by the Master Servicer include actions taken or to be taken by a Sub‑Servicer on behalf of the Master Servicer; and, in connection therewith, all amounts advanced by any Sub‑Servicer (if the Sub‑Servicing Agreement provides for Advances by the Sub‑Servicer, although it need not so provide) to satisfy the obligations of the Master Servicer hereunder to make Advances shall be deemed to have been advanced by the Master Servicer out of its own funds and, accordingly, in such event, such Advances shall be recoverable by such Sub‑Servicer in the same manner and out of the same funds as if such Sub‑Servicer were the Master Servicer, and, for so long as they are outstanding, such Advances shall accrue interest in accordance with Section 3.03(d), such interest to be allocable between the Master Servicer and such Sub‑Servicer as may be provided (if at all) pursuant to the terms of the Sub‑Servicing Agreement.  For purposes of this Agreement, the Master Servicer shall be deemed to have received any payment when a Sub‑Servicer retained by it receives such payment.  The Master Servicer, Special Servicer [or Operating Advisor], as applicable, shall notify the Master Servicer or the Special Servicer, as applicable [(or, in the case of the Operating Advisor, both the Master Servicer and the Special Servicer)], the Indenture Trustee and the Depositor (and the Special Servicer shall notify the Operating Advisor) in writing promptly of the appointment by it of any Sub‑Servicer, except that the Master Servicer need not provide such notice as to the Initial Sub‑Servicing Agreements.
(b) Each Sub‑Servicer shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to the extent necessary to ensure the enforceability of the related Mortgage Loans or Owned Subordinate Companion Loan or the compliance with its obligations under the Sub‑Servicing Agreement and the Master Servicer’s obligations under this Agreement.
(c) As part of its servicing activities hereunder, the Master Servicer for the benefit of the Indenture Trustee and the Noteholders, shall (at no expense to the Indenture Trustee, the Noteholders or the Issuer) monitor the performance and enforce the obligations of each Sub‑Servicer under the related Sub‑Servicing Agreement, except that the Master Servicer shall be required only to use reasonable efforts to cause any Initial Sub‑Servicer to comply with the requirements of Article XII hereof.  Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub‑Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as is in accordance with the Servicing Standard.  The Master Servicer shall have the right to remove a Sub‑Servicer retained by it in accordance with the terms of the related Sub‑Servicing Agreement.
(d) In the event the Indenture Trustee or its designee becomes successor master servicer and assumes the rights and obligations of the Master Servicer under any Sub‑Servicing Agreement, the Master Servicer, at its expense, shall deliver to the assuming party all documents and records relating to such Sub‑Servicing Agreement and the Mortgage Loans and, if applicable, the Companion Loans or the Owned Subordinate Companion Loan then being serviced thereunder and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use reasonable efforts to effect the orderly and efficient transfer of the Sub‑Servicing Agreement to the assuming party.

(e) Notwithstanding the provisions of any Sub‑Servicing Agreement and this Section 3.20, except to the extent provided in Article XII with respect to the obligations of any Sub‑Servicer that is an Initial Sub‑Servicer, the Master Servicer shall remain obligated and responsible to the Indenture Trustee, the Special Servicer, holders of the Companion Loans serviced hereunder and the Noteholders (including, with respect to the Owned AB Whole Loan, the Holders of the Class [LOAN-SPECIFIC] Notes) for the performance of its obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans and the Owned Subordinate Companion Loan for which it is responsible, and the Master Servicer shall pay the fees of any Sub‑Servicer thereunder as and when due from its own funds.  In no event shall the Issuer bear any termination fee required to be paid to any Sub‑Servicer as a result of such Sub‑Servicer’s termination under any Sub‑Servicing Agreement.
(f) The Indenture Trustee, upon the request of the Master Servicer, shall furnish to any Sub‑Servicer any documents necessary or appropriate to enable such Sub‑Servicer to carry out its servicing and administrative duties under any Sub‑Servicing Agreement.
(g) Each Sub‑Servicing Agreement shall provide that, in the event the Indenture Trustee or any other Person becomes successor master servicer, the Indenture Trustee or such successor master servicer shall have the right to terminate such Sub‑Servicing Agreement with or without cause and without a fee.  Notwithstanding the foregoing or any other contrary provision in this Agreement, the Indenture Trustee and any successor master servicer shall assume each Initial Sub‑Servicing Agreement and (i) the Initial Sub‑Servicer’s rights and obligations under the Initial Sub‑Servicing Agreement shall expressly survive a termination of the Master Servicer’s servicing rights under this Agreement; provided that the Initial Sub‑Servicing Agreement has not been terminated in accordance with its provisions; (ii) any successor master servicer, including, without limitation, the Indenture Trustee (if it assumes the servicing obligations of the Master Servicer) shall be deemed to automatically assume and agree to the then‑current Initial Sub‑Servicing Agreement without further action upon becoming the successor master servicer and (iii) this Agreement may not be modified in any manner which would increase the obligations or limit the rights of the Initial Sub‑Servicer hereunder and/or under the Initial Sub‑Servicing Agreement, without the prior written consent of the Initial Sub‑Servicer (which consent shall not be unreasonably withheld).
(h) With respect to Mortgage Loans and the Owned Subordinate Companion Loan subject to a Sub‑Servicing Agreement with the Master Servicer, the Special Servicer shall, upon request (such request to be made reasonably in advance as appropriate to the circumstances surrounding such request) of the related Sub‑Servicer, reasonably cooperate in delivering reports and information, including remittance information, and affording access to information to the related Sub‑Servicer that would be required to be delivered or afforded, as the case may be, to the Master Servicer pursuant to the terms hereof.
(i) Notwithstanding any other provision of this Agreement, the Special Servicer shall not enter into any Sub‑Servicing Agreement which provides for the performance by third parties of any or all of its obligations herein, without, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Holder, except to the extent necessary for the Special Servicer to comply with applicable regulatory requirements.

Notwithstanding anything to the contrary herein, no Sub‑Servicer shall be permitted under any Sub‑Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents or Owned Subordinate Companion Loan documents, as applicable, without the consent of the Master Servicer or Special Servicer, as applicable.
Section 3.21          Interest Reserve Account.
(a)  On the P&I Advance Date occurring in each February and in any January that occurs in a year that is not a leap year (in each case, unless the related Payment Date is the final Payment Date), the Note Administrator, in respect of the Actual/360 Mortgage Loans (other than the Owned Subordinate Companion Loan), shall deposit into the Interest Reserve Account, an amount equal to one (1) day’s interest on the Stated Principal Balance of the Actual/360 Mortgage Loans as of the Due Date occurring in the month preceding the month in which P&I Advance Date occurs at the related Net Mortgage Rate, to the extent a full Periodic Payment or P&I Advance is made in respect thereof (all amounts so deposited in any consecutive February and January, “Withheld Amounts”).
(b) On each P&I Advance Date occurring in March (or February, if the related Payment Date is the final Payment Date), the Note Administrator shall withdraw, from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit such amount into the Regular Payment Account and the Loan-Specific Payment Account.
Section 3.22          Directing Holder and Operating Advisor Contact with Master Servicer and Special Servicer.  Within a reasonable time upon request from the Directing Holder or the Operating Advisor, as applicable, and no more often than on a monthly basis, each of the Master Servicer and the Special Servicer shall, without charge, make a knowledgeable Servicing Officer via telephone available to verbally answer questions from (a) prior to the occurrence of a Consultation Termination Event, the Directing Holder and (b) upon the occurrence and during the continuance of any Control Termination Event, the Operating Advisor (with respect to the Special Servicer only), regarding the performance and servicing of the Mortgage Loans, the Owned Subordinate Companion Loan and/or REO Properties for which the Master Servicer or the Special Servicer, as the case may be, is responsible.
Section 3.23          Controlling Class Noteholders and Directing Holder; Certain Rights and Powers of Directing Holder.  (a)  Each Subordinate Controlling Class Noteholder is hereby deemed to have agreed by virtue of its purchase of a Note to provide its name and address to the Note Administrator and to notify the Master Servicer, the Note Administrator, the Special Servicer and the Operating Advisor of the transfer of any Note of a Controlling Class by delivering a notice to each such Person substantially in the form of Exhibit NN attached hereto.  Each Senior Controlling Class Noteholder is hereby deemed to have agreed by virtue of its purchase of a Note to provide its name and address to the Note Administrator and to notify the Master Servicer, the Note Administrator, the Special Servicer and the Operating Advisor of the transfer of any Note of a Controlling Class by delivering a notice to each such Person substantially in the form of Exhibit MM attached hereto.  The Directing Holder is hereby deemed to have agreed by virtue of its purchase of a Note to notify the Master Servicer, the Special

Servicer, the Note Administrator, the Indenture Trustee and the Operating Advisor when such Noteholder is appointed Directing Holder and when it is removed or resigns.  To the extent there is only one Subordinate Controlling Class Noteholder and it is also the Special Servicer, it shall be the Directing Holder.
(b) Once a Directing Holder has been selected, each of the Master Servicer, the Special Servicer, the Depositor, the Indenture Trustee, the Note Administrator, the Operating Advisor and each other Noteholder (or Note Owner, if applicable) shall be entitled to rely on such selection unless the Subordinate Controlling Class Noteholders entitled to appoint the Directing Holder, by Principal Balance, or such Directing Holder shall have notified the Master Servicer, Special Servicer, the Indenture Trustee, the Note Administrator, the Operating Advisor and each other Subordinate Controlling Class Noteholder, in writing, of the resignation of such Directing Holder or the selection of a new Directing Holder.  Upon the resignation of a Directing Holder, the Note Administrator shall request the Subordinate Controlling Class Noteholders to select a new Directing Holder.  In the event that (i) the Master Servicer, the Note Administrator, the Special Servicer, the Indenture Trustee or the Operating Advisor receives written notice from a majority of the Subordinate Controlling Class Noteholders that a Directing Holder is no longer designated and (ii) the Subordinate Controlling Class Noteholder that owns the largest aggregate Principal Balance of the Subordinate Controlling Class (or a representative thereof) becomes the Directing Holder pursuant to the proviso of the definition of “Directing Holder”, then the Subordinate Controlling Class Noteholder that owns the largest aggregate Principal Balance of the Subordinate Controlling Class (or its representative) shall provide its name and address to the Note Administrator and notify the Master Servicer, the Note Administrator, the Special Servicer, the Indenture Trustee and the Operating Advisor that it is the new Directing Holder; provided that the Master Servicer, the Note Administrator, the Special Servicer, the Indenture Trustee and the Operating Advisor shall be entitled to rely on the written notification provided by the purported Subordinate Controlling Class Noteholder that owns the largest aggregate Principal Balance of the Subordinate Controlling Class without independently verifying that such Subordinate Controlling Class Noteholder actually owns the largest aggregate Principal Balance of the Subordinate Controlling Class.
(c) Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Note Administrator, the Operating Advisor and the Indenture Trustee shall be entitled to rely on the most recent notification with respect to the identity of the Subordinate Controlling Class Noteholder and the Directing Holder.
(d) In the event that no Directing Holder has been appointed or identified to the Master Servicer or the Special Servicer, as applicable, and the Master Servicer or Special Servicer, as applicable, has attempted to obtain such information from the Note Administrator and no such entity has been identified to the Master Servicer or the Special Servicer, as applicable, then until such time as the new Directing Holder is identified, the Master Servicer or the Special Servicer, as applicable, shall have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.
(e) Upon request, the Note Administrator shall deliver to the Depositor, Indenture Trustee, the Special Servicer, the Operating Advisor, the Master Servicer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, a list of each

Subordinate Controlling Class Noteholder and the Subordinate Loan-Specific Directing Holder as reflected in the Note Registrar, including names and addresses.  In addition to the foregoing, within five (5) Business Days of receiving notice of the selection of a new Directing Holder or the existence of a new Subordinate Controlling Class Noteholder or Subordinate Loan-Specific Directing Holder, the Note Administrator shall notify the Indenture Trustee, the Operating Advisor, the Master Servicer and the Special Servicer.  Notwithstanding the foregoing, [DIRECTING HOLDER], shall be the initial Directing Holder and shall remain so until a successor is appointed pursuant to the terms of this Agreement or until a Consultation Termination Event occurs.
Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Note Administrator and the Indenture Trustee shall be entitled to rely on the preceding sentence with respect to the identity of the Directing Holder.
(f) If to the extent the Note Administrator determines that a Class of Book‑Entry Notes is the Subordinate Controlling Class, the Note Administrator shall notify the related Noteholders of such Class (through the Depository) of the Class becoming the Subordinate Controlling Class.
(g) Each Noteholder acknowledges and agrees, by its acceptance of its Notes, that:  (i) the Directing Holder may have special relationships and interests that conflict with those of Holders of one or more Classes of Notes; (ii) the Directing Holder may act solely in the interests of the Holders of the Subordinate Controlling Class; (iii) the Directing Holder does not have any liability or duties to the Holders of any Class of Notes other than the Subordinate Controlling Class; (iv) the Directing Holder may take actions that favor interests of the Holders of the Subordinate Controlling Class over the interests of the Holders of one or more other Classes of Notes; and (v) the Directing Holder shall have no liability whatsoever (other than to a Subordinate Controlling Class Noteholder) for having so acted, and no Noteholder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.
(h) (i) All requirements of the Master Servicer and the Special Servicer to provide notices, reports, statements or other information (including the access to information on a website) to the Directing Holder contained in this Agreement shall (i) also apply to each Companion Holder with respect to information relating to the related Serviced AB Whole Loan or a Serviced Whole Loan, as applicable and (ii) also entitle the related Subordinate Loan–Specific Directing Holder, at all times while the related Owned Subordinate Companion Loan is not subject to an AB Control Appraisal Period to receive such information with respect to the related Owned AB Mortgage Loan and the related Owned Subordinate Companion Loan, as applicable; provided, however, that neither the Master Servicer nor the Special Servicer shall provide information that comprises Privileged Information following the date upon which they receive notice that such Owned Subordinate Companion Loan is subject to an AB Control Appraisal Period, and thereafter the Master Servicer and the Special Servicer shall only be required to provide such Subordinate Loan–Specific Directing Holder with such information as is expressly required to be delivered under the related Intercreditor Agreement; provided, however, that nothing in this subsection (h) shall in any way eliminate the obligation to deliver any information required to be delivered under the related Intercreditor Agreement.

(i) Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Note Administrator, the Indenture Trustee and the Operating Advisor shall be entitled to rely on the most recent notification with respect to the identity and contact information of the Subordinate Controlling Class Noteholder, the Directing Holder, any AB Whole Loan Controlling Holder and the Subordinate Loan-Specific Directing Holder.
(j) With respect to a Serviced Whole Loan or the Owned AB Whole Loan and any approval and consent rights in this Agreement with respect to such Serviced Whole Loan or Owned AB Whole Loan, the related Serviced Whole Loan Controlling Holder or Subordinate Loan-Specific Directing Holder shall exercise such rights in accordance with the related Intercreditor Agreement.
(k) The Note Registrar shall determine which Class of Notes is the then‑current Subordinate Controlling Class within two (2) Business Days of a request from the Master Servicer, Special Servicer, Note Administrator, Indenture Trustee, or any Noteholder and provide such information to the requesting party.
(l) At any time that the Subordinate Controlling Class Noteholder is the holder of a majority of the Class [__] Notes and the Class [__] Notes are the Subordinate Controlling Class, it may waive its right (a) to appoint the Directing Holder and (b) to exercise any of the Directing Holder’s rights under this Agreement by irrevocable written notice delivered to the Depositor, the Note Administrator (which shall be via email to [EMAIL ADDRESS]), the Master Servicer, the Special Servicer and the Operating Advisor.  Notwithstanding anything to the contrary contained herein, during such time as a Control Termination Event or Consultation Termination Event is in existence solely as a result of the operation of clause (ii) of the definition of Control Termination Event and clause (ii) of the definition of Consultation Termination Event, such Control Termination Event or Consultation Termination Event shall be deemed to no longer be in existence and have not occurred with respect to any unaffiliated third party to whom the Subordinate Controlling Class Noteholder that irrevocably waived its right to exercise any of the rights of the Subordinate Controlling Class Noteholder has sold or transferred all or a portion of its interest in the Class [__] Notes if such unaffiliated third party holds the majority of the Subordinate Controlling Class after giving effect to such transfer (the “Non-Waiving Successor”).  Following any such sale or transfer, the Non-Waiving Successor shall again have the rights of the Subordinate Controlling Class Noteholder as set forth herein (including the rights to appoint a Directing Holder or cause the exercise of the rights of the Directing Holder) without regard to any prior waiver by the predecessor Subordinate Controlling Class Noteholder.  The Non-Waiving Successor shall also have the right to exercise any of the rights of the Subordinate Controlling Class Noteholder.  No Non-Waiving Successor described above shall have any consent rights with respect to any Mortgage Loan or Owned Subordinate Companion Loan that became a Specially Serviced Mortgage Loan prior to the sale or transfer of the Class [__] Notes to the Non-Waiving Successor and had not also become a Corrected Loan prior to such sale or transfer until such time as such Mortgage Loan or Owned Subordinate Companion Loan becomes a Corrected Loan.
(m) Promptly upon its determination of a change in the Subordinate Controlling Class, the Note Administrator shall (i) include on its statement made available pursuant to Section 4.02(a) of this Agreement the identity of the new Subordinate Controlling

Class and (ii) provide to the Master Servicer, the Special Servicer and the Operating Advisor notice of such event and the identity and contact information of the new Subordinate Controlling Class Noteholder (the cost of obtaining such information from DTC being an expense of the Issuer).  The Note Administrator shall notify the Operating Advisor and the Special Servicer within ten (10) Business Days of the existence or cessation of (i) any Control Termination Event, (ii) any Consultation Termination Event [or (iii) any Operating Advisor Consultation Event] [APPLICABLE TO OFFERINGS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST].  Upon the Note Administrator’s determination that a Control Termination Event, a Consultation Termination Event [or an Operating Advisor Consultation Event] [APPLICABLE TO OFFERINGS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST] has occurred or is terminated, the Note Administrator shall, within ten (10) Business Days, post a “special notice” on the Note Administrator’s Website pursuant to this provision.
In the event that a Control Termination Event has occurred due to a reduction of the Principal Balance of the Class [__] Notes (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Principal Balance of such Class in accordance with Section 4.05(a) hereof) to less than 25% of the Original Principal Balance thereof, such special notice shall state “A Control Termination Event has occurred due to the reduction of the Principal Balance of the Class [__] Notes to less than 25% of the Original Principal Balance thereof.”
In the event that a Control Termination Event or Consultation Termination Event has occurred due to the irrevocable waiver by a Class [__] Noteholder who has become the Subordinate Controlling Class Noteholder of its right to appoint a Directing Holder or to exercise any of the rights of the Subordinate Controlling Class Noteholder, such special notice shall state “A Control Termination Event and a Consultation Termination Event has occurred due to the irrevocable waiver by the Subordinate Controlling Class Noteholder of its rights as Subordinate Controlling Class Noteholder.”
In the event that a Consultation Termination Event has occurred due to the reduction of each Class of Control Eligible Notes below 25% of its Original Principal Balance, in each case without regard to the application of any Appraisal Reduction Amounts, such special notice shall state: “A Consultation Termination Event has occurred because no Class of Control Eligible Notes exists where such Class’s aggregate Principal Balance is at least equal to 25% of the Original Principal Balance of that Class, in each case without regard to the application of any Appraisal Reduction Amounts.”
In the event of any transfer of a Class [__] Note, and upon notice to the Note Administrator in the form of Exhibit MM that results in a termination of a Control Termination Event or a Consultation Termination Event, such “special notice” shall state: “A Consultation Termination Event or a Control Termination Event has been terminated and is no longer in effect due to a transfer of a majority interest of the Controlling Class Notes to an unaffiliated third party which has terminated any waiver by the prior Holder.”

Section 3.24          Intercreditor Agreements.  (a)  Each of the Master Servicer and Special Servicer acknowledges and agrees that each Serviced Whole Loan and Owned AB Whole Loan being serviced under this Agreement and each Mortgage Loan with mezzanine debt is subject to the terms and provisions of the related Intercreditor Agreement and each agrees to service each such Serviced Whole Loan, Owned AB Whole Loan and each Mortgage Loan with mezzanine debt in accordance with the related Intercreditor Agreement and this Agreement, including, without limitation, effecting payments and allocating reimbursement of expenses in accordance with the related Intercreditor Agreement and, in the event of any conflict between the provisions of this Agreement and the related Intercreditor Agreement, the related Intercreditor Agreement shall govern.  Notwithstanding anything contrary in this Agreement, each of the Master Servicer and Special Servicer agrees not to take any action with respect to a Serviced Whole Loan, the Owned AB Whole Loan or a Mortgage Loan with mezzanine debt or the related Mortgaged Property without the prior consent of the related Companion Holder, related Subordinate Loan-Specific Directing Holder or mezzanine lender, as applicable, to the extent that the related Intercreditor Agreement provides that such Companion Holder, holder of the related Owned Subordinate Companion Loan or mezzanine lender, as applicable, is required or permitted to consent to such action.  Each of the Master Servicer and Special Servicer acknowledges and agrees that each Companion Holder, the Subordinate Loan-Specific Directing Holder and each mezzanine lender or its respective designee has the right to purchase the related Mortgage Loan pursuant to the terms and conditions of this Agreement and the related Intercreditor Agreement to the extent provided for therein.  Each of the Master Servicer and the Special Servicer further acknowledges and agrees that any AB Whole Loan Controlling Holder or the Subordinate Loan-Specific Directing Holder, as applicable, will have the right to replace the Special Servicer solely with respect to the related Serviced AB Whole Loan or Owned AB Whole Loan, as applicable, to the extent provided for herein and in the related Intercreditor Agreement.
(b) Neither the Master Servicer nor the Special Servicer shall have any liability for any cost, claim or damage that arises from any entitlement in favor of a Companion Holder, a Subordinate Loan-Specific Directing Holder or a mezzanine lender under the related Intercreditor Agreement or conflict between the terms of this Agreement and the terms of such Intercreditor Agreement.  Notwithstanding any provision of any Intercreditor Agreement that may otherwise require the Master Servicer or the Special Servicer to abide by any instruction or direction of a Companion Holder, a Subordinate Loan-Specific Directing Holder or a mezzanine lender, neither the Master Servicer nor the Special Servicer shall be required to comply with any instruction or direction the compliance with which requires an Advance that constitutes or would constitute a Nonrecoverable Advance.  In no event shall any expense arising from compliance with an Intercreditor Agreement constitute an expense to be borne by the Master Servicer or Special Servicer for its own account without reimbursement.  In no event shall the Master Servicer or the Special Servicer be required to consult with or obtain the consent of any Companion Holder, Subordinate Loan-Specific Directing Holder or a mezzanine lender unless such Companion Holder, Subordinate Loan-Specific Directing Holder or mezzanine lender has delivered notice of its identity and contact information to each of the parties to this Agreement (upon which notice each of the parties to this Agreement shall be conclusively entitled to rely).  As of the Closing Date, the contact information for the Companion Holders and mezzanine lenders is as set forth in the related Intercreditor Agreement.  The Note Administrator shall, upon request, deliver contact information to the Master Servicer and Special Servicer for holders of the Class [LOAN-SPECIFIC] Notes.  In no event shall the Master Servicer or the Special Servicer, as applicable, be required to consult with or obtain the consent of a new Directing Holder, a new Subordinate Controlling Class Noteholder or a new Subordinate Loan-Specific Directing Holder unless the Note Administrator has delivered notice to the Master Servicer or the Special Servicer, as applicable, as required under Section 3.23(e) or the Master Servicer or Special Servicer, as applicable, have actual knowledge of the identity and contact information of a new Directing Holder,  a new Subordinate Controlling Class Noteholder or a new Subordinate Loan-Specific Directing Holder.
(c) No direction or disapproval of the Companion Holders, the Subordinate Loan-Specific Directing Holder or any mezzanine lender shall (a) require or cause the Master Servicer or Special Servicer to violate the terms of a Mortgage Loan or Serviced Companion Loan, applicable law or any provision of this Agreement, including the Master Servicer’s or Special Servicer’s obligation to act in accordance with the Servicing Standard or (b) materially expand the scope of the Special Servicer’s, Indenture Trustee’s, the Note Administrator’s or the Master Servicer’s responsibilities under this Agreement.
(d) With respect to any Serviced Pari Passu Companion Loan, notwithstanding any rights the Operating Advisor or the Directing Holder hereunder may have to consult with respect to any action or other matter with respect to the servicing of such Companion Loan, to the extent the related Intercreditor Agreement provides that such right is exercisable by the related Companion Holder or is exercisable in conjunction with any related Companion Holder, the Directing Holder shall not be permitted to exercise such right or, to the extent provided in the related Intercreditor Agreement, shall be required to exercise such right in conjunction with the related Companion Holder, as applicable (except to the extent that the Directing Holder is the related Serviced Whole Loan Controlling Holder).  Additionally, notwithstanding anything in this Agreement to the contrary, the Master Servicer or Special Servicer, as applicable, shall consult, seek the approval or obtain the consent of the holder of any Serviced Companion Loan with respect to any matters with respect to the servicing of such Companion Loan to the extent required under related Intercreditor Agreement and shall not take such actions requiring consent of the related Companion Holder without such consent.  In addition, notwithstanding anything to the contrary, the Master Servicer or Special Servicer, as applicable, shall deliver reports and notices to the related Companion Holder as required under the Intercreditor Agreement.
(e) Notwithstanding anything in this Agreement to the contrary, the Special Servicer shall be required (i) to provide copies of any notice, information and report that it is required to provide to the Subordinate Controlling Class Noteholder pursuant to this Agreement with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to a Serviced Whole Loan, to the related Companion Holder, within the same time frame it is required to provide to the Subordinate Controlling Class Noteholder (for this purpose, without regard to whether such items are actually required to be provided to the Subordinate Controlling Class Noteholder under this Agreement due to the occurrence of a Control Termination Event or a Consultation Termination Event) and (ii) to consult with any related Companion Holder on a strictly non-binding basis, to the extent having received such notices, information and reports, such related Companion Holder requests consultation with respect to any such Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to a Serviced Whole Loan, and consider alternative actions recommended by such related Companion Holder; provided that after the expiration of a period of ten (10) Business Days from the delivery to such related Companion Holder by the Special Servicer of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Subordinate Controlling Class Noteholder, the Special Servicer shall no longer be obligated to consult with such related Companion Holder, whether or not such related Companion Holder has responded within such ten (10) Business Day period (unless, the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period shall be deemed to begin anew from the date of such proposal and delivery of all information relating thereto).  Notwithstanding the consultation rights of the related Companion Holder set forth in the immediately preceding sentence, the Special Servicer may make any Major Decision or take any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) Business Day period if the Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the Noteholders and the related Companion Holder.  In no event shall the Special Servicer be obligated at any time to follow or take any alternative actions recommended by the related Companion Holder.
(f) In addition to the consultation rights of the holder of a Serviced Pari Passu Companion Loan provided in the immediately preceding paragraph, such Companion Holder shall have the right to attend (in person or telephonically, in the discretion of the Master Servicer or Special Servicer, as applicable) annual meetings with the Master Servicer or the Special Servicer at the offices of the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Whole Loan are discussed.
(g) With respect to any Serviced Whole Loan, the Special Servicer shall not modify, waive or amend the terms of the related Intercreditor Agreement such that the monthly remittance to the holder of the related Companion Loan is required earlier than 2 Business Days after receipt by the Master Servicer of the related Periodic Payment without the consent of the Master Servicer.
Section 3.25          Rating Agency Confirmation.  (a)  Notwithstanding the terms of any related Mortgage Loan documents or Owned Subordinate Companion Loan documents or other provisions of this Agreement, if any action under any Mortgage Loan documents or Owned Subordinate Companion Loan documents or this Agreement requires Rating Agency Confirmation as a condition precedent to such action, if the party (the “RAC Requesting Party”) required to obtain such Rating Agency Confirmation from each Rating Agency has made a request to any Rating Agency for such Rating Agency Confirmation and, within ten (10) Business Days of the Rating Agency Confirmation request being posted to the 17g‑5 Information Provider’s Website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such RAC Requesting Party shall be required to confirm (through direct communication and not by posting any confirmation on the 17g‑5 Information Provider’s Website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency

Confirmation again.  The circumstances described in the preceding sentence are referred to in this Agreement as a “RAC No‑Response Scenario.”
If there is no response to such Rating Agency Confirmation request within five (5) Business Days of such second request in a RAC No‑Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan or Owned Subordinate Companion Loan document requiring such Rating Agency Confirmation or with respect to any other matter under this Agreement relating to the servicing of the Mortgage Loans and the Owned Subordinate Companion Loan (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation shall be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency and the Master Servicer or the Special Servicer, as the case may be, may then take such action if the Master Servicer or the Special Servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the Master Servicer or Special Servicer, such condition shall be deemed not to apply (as if such requirement did not exist) if (i) [RA1] has not cited servicing concerns of the applicable replacement as the sole or a material factor in such rating action or any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if [RA1] is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “[___]” (in the case of the master servicer) or “[___]” (in the case of the special servicer), if [RA2] is the non-responding Rating Agency or (iii) [RA3] has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if [RA3] is the non-responding Rating Agency.
Any Rating Agency Confirmation request made by the Master Servicer, Special Servicer, Note Administrator or Indenture Trustee, as applicable, pursuant to this Agreement, shall be made in writing, which writing shall contain a cover page indicating the nature of the Rating Agency Confirmation request, and shall contain all back‑up material necessary for the Rating Agency to process such request.  Such written Rating Agency Confirmation request shall be provided in electronic format to the 17g‑5 Information Provider, and the 17g‑5 Information Provider shall post such request on the 17g‑5 Information Provider’s Website in accordance with Section 3.13(c).
Promptly following the Master Servicer’s or Special Servicer’s determination to take any action discussed in this Section 3.25(a) following any requirement to obtain a Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist), the Master Servicer or Special Servicer, as applicable, shall provide electronic written notice to the 17g‑5 Information Provider of the action taken for the particular item at such time, and the 17g‑5 Information Provider shall promptly post such notice on the 17g‑5

Information Provider’s Website in accordance with Section 3.13(c).
(b) Notwithstanding anything to the contrary in this Section 3.25, for purposes of the provisions of any Mortgage Loan document or Owned Subordinate Companion Loan document relating to defeasance (including without limitation the type of collateral acceptable for use as defeasance collateral) or release or substitution of any collateral, any Rating Agency Confirmation requirement in the Mortgage Loan documents or Owned Subordinate Companion Loan documents for which the Master Servicer or Special Servicer would have been permitted to waive obtaining such Rating Agency Confirmation pursuant to Section 3.25(a) shall be deemed not to apply (as if such requirement did not exist).
(c) For all other matters or actions not specifically discussed in Section 3.25(a) above, the applicable RAC Requesting Party shall deliver Rating Agency Confirmation from each Rating Agency.
Section 3.26          The Operating Advisor.  (a)  The Operating Advisor shall promptly review (i) all information made available to Privileged Persons on the Note Administrator’s Website (A) that relates to any Specially Serviced Mortgage Loan, and (B) that is contained in the CREFC® Servicer Watch List prepared by the Master Servicer and (ii) each Final Asset Status Report delivered to the Operating Advisor by the Special Servicer.
(b) The Operating Advisor and its Affiliates will be obligated to keep confidential any Privileged Information received from the Special Servicer or Directing Holder in connection with the Directing Holder’s exercise of its rights under this Agreement (including, without limitation, in connection with the review and/or approval of any Asset Status Report), subject to any law, rule, regulation, order, judgment or decree requiring the disclosure of such Privileged Information.
(c) (i)  After the occurrence and during the continuance of a [Control Termination Event] [APPLICABLE TO OFFERINGS OTHER THAN OFFERINGS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST] [Operating Advisor Consultation Event] [APPLICABLE TO OFFERINGS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST], based on the Operating Advisor’s review of any assessment of compliance report, attestation report, Asset Status Report and other information delivered to the Operating Advisor by the Special Servicer [or made available to the Operating Advisor on the Note Administrator’s Website] [APPLICABLE TO OFFERINGS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST], including each Asset Status Report delivered during the prior calendar year, the Operating Advisor shall (if any Mortgage Loans (or Owned Subordinate Companion Loan, if applicable) were Specially Serviced Mortgage Loans during the prior calendar year) deliver to the Note Administrator and the 17g‑5 Information Provider within one hundred‑twenty (120) days of the end of the prior calendar year [for which a Control Termination Event was continuing as of December 31][EXCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF

HORIZONTAL RESIDUAL INTEREST], an annual report (the “Operating Advisor Annual Report”), substantially in the form of Exhibit V (which form may be modified or altered as to either its organization or content by the Operating Advisor, subject to compliance of such form with the terms and provisions of this Agreement including, without limitation, provisions herein relating to Privileged Information; provided, however, that in no event shall the information or any other content included in the Operating Advisor Annual Report contravene any provision of this Agreement), setting forth [the Operating Advisor’s assessment of the Special Servicer’s performance of its duties under this Agreement during the prior calendar year on a “platform‑level basis” with respect to the resolution and liquidation of Specially Serviced Mortgage Loans that the Special Servicer is responsible for servicing under this Agreement][FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST THE PRIOR LANGUAGE WILL BE UPDATED TO REFLECT ANY CHANGES NEGOTIATED WITH THE OPERATING ADVISOR SO THAT THE SCOPE OF THE OPERATING ADVISOR’S REVIEW WILL SATISFY APPLICABLE RISK RETENTION REGULATIONS]; provided, further, however, that in the event the Special Servicer is replaced, the Operating Advisor Annual Report shall only relate to the special servicer that was acting as Special Servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report.  [Notwithstanding the foregoing, with respect to any Serviced AB Whole Loan or Owned AB Whole Loan, no Operating Advisor Annual Report will be permitted to include an assessment of the Special Servicer’s performance in respect of such Serviced AB Whole Loan or Owned AB Whole Loan until after the occurrence and during the continuance of an AB Control Appraisal Period under the related Intercreditor Agreement.][EXCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]  Subject to the restrictions in this Agreement, including, without limitation, Section 3.26(d) hereof, each such Operating Advisor Annual Report shall [(A) identify any material deviations (i) from the Servicing Standard and (ii) from the Special Servicer’s obligations under this Agreement with respect to the resolution or liquidation of Specially Serviced Mortgage Loans or REO Properties that the Special Servicer is responsible for servicing under this Agreement (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan) and (B) comply with all of the confidentiality requirements described in this Agreement regarding Privileged Information (subject to any permitted exceptions).]][FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST THE PRIOR LANGUAGE WILL BE UPDATED TO REFLECT ANY CHANGES NEGOTIATED WITH THE OPERATING ADVISOR SO THAT THE SCOPE OF THE OPERATING ADVISOR’S REVIEWER WILL SATISFY APPLICABLE RISK RETENTION REGULATIONS]  Such Operating Advisor Annual Report shall be delivered to the Note Administrator (which shall promptly post such Operating Advisor Annual Report on the Note Administrator’s Website in accordance with Section 3.13(b)) and the 17g‑5 Information Provider (which shall promptly post such Operating Advisor Annual Report on the 17g‑5 Information Provider’s Website in accordance with Section 3.13(c)); provided, however, that the Special Servicer shall be given an opportunity to review the Operating Advisor Annual Report at least five (5) Business Days prior to its delivery to the Note Administrator and the 17g‑5 Information Provider.  The Operating Advisor shall have no obligation to adopt any comments to the Operating Advisor Annual Report that are provided by the Special Servicer.  [Only as used in this Section 3.26 in connection with the Operating Advisor Annual Report, the term “platform-level basis” refers to the Special Servicer’s performance of its duties as they relate to the resolution and liquidation of Specially Serviced Mortgage Loans, taking into account the Special Servicer’s specific duties under this Agreement as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any assessment of compliance report, attestation report, Asset Status Report and other information delivered to the Operating Advisor by the Special Servicer (other than any communications between the Directing Holder and the Special Servicer that would be Privileged Information) pursuant to this Agreement.][FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST THE PRIOR LANGUAGE WILL BE UPDATED TO REFLECT ANY CHANGES NEGOTIATED WITH THE OPERATING ADVISOR SO THAT THE SCOPE OF THE OPERATING ADVISOR’S REVIEW WILL SATISFY APPLICABLE RISK RETENTION REGULATIONS]
(ii) In the event the Operating Advisor’s ability to perform its obligations in respect of the Operating Advisor Annual Report is limited or prohibited due to the failure of a party hereto to timely deliver information required to be delivered to the Operating Advisor or because such information is inaccurate or incomplete, the Operating Advisor shall set forth such limitations or prohibitions in the related Operating Advisor Annual Report.  The Operating Advisor shall be entitled to rely on the accuracy and completeness of any information it is provided without liability for any such reliance hereunder.
(d) [Prior to the occurrence and continuance of a Control Termination Event (or, with respect to a Serviced AB Whole Loan or Owned AB Whole Loan, prior to the occurrence and continuance of both a Control Termination Event and a related AB Control Appraisal Period), the Special Servicer will forward any Appraisal Reduction Amount and net present value calculations used in the Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Mortgage Loan to the Operating Advisor after such calculations have been finalized.  The Operating Advisor shall review such calculations but shall not opine on or take any affirmative action with respect to such Appraisal Reduction Amount calculations and/or net present value calculations.][EXCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]
(e) (i)  [After the occurrence and during the continuance of a Control Termination Event, and with respect to any Serviced AB Whole Loan or Owned AB Whole Loan, after the occurrence and during the continuance of both a Control Termination Event and an AB Control Appraisal Period][EXCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST], after the calculation but prior to the utilization by the Special Servicer of any of the calculations related to (i) Appraisal Reduction Amounts or (ii) net present value in accordance with Section 1.02(iv), the Special Servicer shall forward such calculations, together with any supporting material or additional information necessary in support thereof (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations,[ but not including any Privileged Communications]), to the Operating Advisor promptly, but in any event no later than two (2) Business Days after preparing such calculations, and the Operating Advisor shall promptly, but no later than three (3) Business Days after receipt of such calculations and any supporting or additional materials, recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non‑discretionary portion of the applicable formulas required to be utilized in connection with any such calculation.
(ii) In connection with this Section 3.26(e), in the event the Operating Advisor does not agree with the mathematical calculations of the Appraisal Reduction Amount (as calculated by the Special Servicer) or net present value or the application of the applicable non‑discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer shall consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non‑discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement within five (5) Business Days of delivery of such calculations.  The Master Servicer shall cooperate with the Special Servicer and provide any information reasonably requested by the Special Servicer necessary for the calculation of the Appraisal Reduction Amount that is in the Master Servicer’s possession or reasonably obtainable by the Master Servicer.  In the event the Operating Advisor and Special Servicer are not able to resolve such inaccuracies or disagreement prior to the end of such five (5) Business Day period, the Operating Advisor shall promptly notify the Note Administrator of such disagreement and the Note Administrator shall determine which calculation is to apply.
(iii) Notwithstanding the foregoing, the consultation duties of the Operating Advisor set forth in this Agreement shall not be permitted to be exercised by the Operating Advisor with respect to any Serviced AB Whole Loan or Owned AB Whole Loan until after the occurrence and during the continuance of [both a Control Termination Event and a related AB Control Appraisal Period. [EXCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]
(f) Notwithstanding the foregoing, the Operating Advisor shall have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, insurance policies, mortgagor substitutions, lease changes or other similar actions that the Special Servicer may perform under this Agreement.
(g) The Operating Advisor and its Affiliates shall keep all Privileged Information confidential and shall not disclose such information to any other Person (including any Noteholders which are not then included in the Control Eligible Notes), other than any party hereto, to the extent expressly set forth herein, and the Operating Advisor shall not, without the prior written consent of the Special Servicer, disclose any Privileged Information to any other Person, except to the extent that (i) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by such parties,

(ii) it is reasonable and necessary for such parties to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iii) such Privileged Information was already known to such party and otherwise not subject to a confidentiality obligation or (iv) such disclosure is required pursuant to any law, rule, regulation, order, judgment or decree requiring the disclosure of such Privileged Information, as evidenced by an Opinion of Counsel (which shall be an expense of the Issuer) delivered to the Master Servicer, the Operating Advisor, the Note Administrator, the Special Servicer, the Directing Holder and the Indenture Trustee.  Notwithstanding the foregoing, the Operating Advisor shall be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor.
(h) Subject to the requirements of confidentiality imposed on the Operating Advisor herein (including without limitation in respect of Privileged Information), the Operating Advisor shall respond to Inquiries proposed by Privileged Persons from time to time in accordance with the terms of Section 4.07(a).
(i) As compensation for its activities hereunder, the Operating Advisor shall be entitled to receive the Operating Advisor Fee on each Payment Date with respect to each Mortgage Loan (including the Serviced Mortgage Loans and the Non‑Serviced Mortgage Loans but not any Companion Loan), each REO Loan and Owned Subordinate Companion Loan.  As to each Mortgage Loan, each REO Loan and Owned Subordinate Companion Loan, the Operating Advisor Fee shall accrue from time to time at the Operating Advisor Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan, REO Loan or Owned Subordinate Companion Loan, as the case may be, and in the same manner as interest is calculated on the related Mortgage Loan, REO Loan or Owned Subordinate Companion Loan, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on the related Mortgage Loan or Owned Subordinate Companion Loan or deemed to be due on such REO Loan is computed.
The Operating Advisor shall be entitled to reimbursement of any Operating Advisor Expenses provided for pursuant to Section 7.04(a) and/or 7.04(b) hereof, such amounts to be reimbursed from amounts on deposit in the Collection Account as provided by Section 3.05(a).  Each successor Operating Advisor shall be required to acknowledge and agree to the terms of the preceding sentence.
In addition, the Operating Advisor Consulting Fee shall be payable to the Operating Advisor with respect to each Major Decision for which the Operating Advisor has consultation obligations hereunder.  The Operating Advisor Consulting Fee shall be payable from funds on deposit in the Collection Account as provided in Section 3.05(a)(ii) of this Agreement, but only to the extent such Operating Advisor Consulting Fee is actually received from the related Mortgagor.  When the Operating Advisor has consultation obligations with respect to a Major Decision under this Agreement, the Master Servicer or the Special Servicer, as applicable, shall use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related Mortgagor in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan or Owned Subordinate Companion Loan documents.  The Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor

Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard, but in no event shall the Master Servicer or the Special Servicer take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, shall consult, on a non-binding basis, with the Operating Advisor prior to any such waiver or reduction.  Notwithstanding the foregoing, the Operating Advisor will have no obligations or consultation rights with respect to: (i) any Non-Serviced Whole Loan or any related REO Property or (ii) with respect to any AB Mortgage Loan, prior to the occurrence and continuance of [both] an AB Control Appraisal Period [and a Control Termination Event]; provided, further, that the Operating Advisor shall not be entitled to an Operating Advisor Consulting Fee with respect to any Non-Serviced Whole Loan.
(j) After the occurrence of a Consultation Termination Event, the Operating Advisor may be removed upon (i) the written direction of Holders of Notes evidencing not less than [25]% of the aggregate Principal Balance of all Classes of Notes(taking into account the application of Appraisal Reduction Amounts to notionally reduce the Principal Balances of Classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the Operating Advisor with a replacement Operating Advisor selected by such Noteholders (provided that the proposed replacement Operating Advisor is an Eligible Operating Advisor), (ii) payment by such requesting Holders to the Note Administrator of all reasonable fees and expenses to be incurred by the Note Administrator in connection with administering such vote and (iii) receipt by the Indenture Trustee and the Note Administrator of Rating Agency Confirmation from each Rating Agency (which confirmations will be obtained by the Note Administrator at the expense of such Holders and will not constitute an additional expense of the Issuer).  The Note Administrator shall promptly provide written notice to all Noteholders of such request by posting such notice on the Note Administrator’s Website in accordance with Section 3.13(b), and concurrently by mail, and conduct the solicitation of votes of all Notes in such regard.  Upon the vote or written direction of Holders of at least 75% of the aggregate Principal Balance of all Classes of Notes (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Principal Balances of Classes to which such Appraisal Reduction Amounts are allocable), the Indenture Trustee shall immediately replace the Operating Advisor with the replacement Operating Advisor.
(k) After the occurrence of an Operating Advisor Termination Event, the Indenture Trustee may, and upon the written direction of Noteholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Principal Balance of the Classes of Notes), the Indenture Trustee shall promptly terminate the Operating Advisor for cause and appoint a replacement Operating Advisor that is an Eligible Operating Advisor; provided that no such termination shall be effective until a successor Operating Advisor has been appointed and has assumed all of the obligations of the Operating Advisor under this Agreement.  The Indenture Trustee may rely on a certification by the replacement Operating Advisor that it is an Eligible Operating Advisor.  Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Indenture Trustee will, as soon as possible, be required to give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Note Administrator, the 17g-5 Information Provider, the Depositor, the Directing Holder (but only if no [Control Termination Event][Operating Advisor Consultation Event] or Consultation Termination Event has occurred) and the Noteholders.
(l) [The holders of notes representing at least [__]% of the Voting Rights affected by any Operating Advisor Termination Event hereunder may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the note administrator of the occurrence of such Operating Advisor Termination Event.  Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder.  Upon any such waiver of an Operating Advisor Termination Event by noteholders, the indenture trustee and the note administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the Issuer.]
(m) Prior to the occurrence and continuance of a Control Termination Event, the Directing Holder shall have the right to consent, such consent not to be unreasonably withheld, conditioned or delayed, to the identity of any replacement Operating Advisor appointed pursuant to this Section 3.26; provided, further, that such consent will be deemed to have been granted if no objection is made within ten (10) Business Days following the Directing Holder’s receipt of the request for consent and, if granted or deemed granted, such consent cannot thereafter be revoked or withdrawn.
(n) The Operating Advisor may resign from its obligations and duties hereby imposed on it (a) upon thirty (30) days prior written notice to the Depositor, the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Asset Representations Reviewer and the Directing Holder, if applicable, and (b) upon the appointment of, and the acceptance of such appointment by, a successor Operating Advisor that is an Eligible Operating Advisor and receipt by the Indenture Trustee of Rating Agency Confirmation from each Rating Agency.  No such resignation by the Operating Advisor shall become effective until the replacement Operating Advisor shall have assumed the resigning Operating Advisor’s responsibilities and obligations.  The resigning Operating Advisor shall pay all costs and expenses (including costs and expenses incurred by the Indenture Trustee and the Note Administrator) associated with a transfer of its duties pursuant to this Section 3.26.
(o) [In the event there are no Classes of Notes outstanding other than the Control Eligible Notes, then all of the rights and obligations of the Operating Advisor shall terminate without payment of any termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination).  In connection with any termination pursuant to this Section 3.26(o), no successor Operating Advisor shall be appointed.  Upon receipt of written notice of such acts by a Responsible Officer of the Indenture Trustee, the Indenture Trustee shall provide the Operating Advisor with prompt notice upon its termination pursuant to this Section 3.26(o).][EXCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]

(p) In the event the Operating Advisor resigns or is otherwise terminated for any reason it shall remain entitled to any accrued and unpaid Operating Advisor Fees and Operating Advisor Consulting Fees and reimbursement of accrued and unpaid Operating Advisor Expenses pursuant to Section 3.26(i) and shall also remain entitled to any rights of indemnification provided hereunder.
(q) The parties hereto agree, and the Noteholders by their acceptance of their Notes shall be deemed to have agreed, that (i) subject to Section 7.04, the Operating Advisor shall have no liability to any Noteholder for any actions taken or for refraining from taking any actions under this Agreement, (ii) the Operating Advisor shall act solely as a contracting party to the extent set forth in this Agreement, (iii) the Operating Advisor shall have no (A) fiduciary duty, or (B) other duty except with respect to its specific obligations under this Agreement, and shall have no duty to any particular class of Notes or particular Noteholders, and (iv) the Operating Advisor does not constitute an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended.
(q) The Operating Advisor shall not make any investment in any Class of Notes; provided, however, that such prohibition shall not apply to (i) riskless principal transactions effected by a broker‑dealer Affiliate of the Operating Advisor or (ii) investments by an Affiliate of the Operating Advisor if the Operating Advisor and such Affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Operating Advisor under this Agreement from personnel involved in such Affiliate’s investment activities and (B) prevent such Affiliate and its personnel from gaining access to information regarding the Issuer and the Operating Advisor and its personnel from gaining access to such Affiliate’s information regarding its investment activities.
Section 3.27          Companion Paying Agent.  (a)  With respect to each of the Serviced Companion Loans, the Master Servicer shall be the Companion Paying Agent hereunder.  The Companion Paying Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement.
(b) No provision of this Agreement shall be construed to relieve the Companion Paying Agent from liability for its negligent failure to act, bad faith or its own willful misfeasance; provided, however, that the duties and obligations of the Companion Paying Agent shall be determined solely by the express provisions of this Agreement.  The Companion Paying Agent shall not be liable except for the performance of such duties and obligations, no implied covenants or obligations shall be read into this Agreement against the Companion Paying Agent.  In the absence of bad faith on the part of the Companion Paying Agent, the Companion Paying Agent may conclusively rely, as to the truth and correctness of the statements or conclusions expressed therein, upon any resolutions, certificates, statements, opinions, reports, documents, orders or other instrument furnished to the Companion Paying Agent by any Person and which on their face do not contradict the requirements of this Agreement.
(c) In the case of each of the Serviced Companion Loans, upon the resignation or removal of the Master Servicer pursuant to Article VII of this Agreement, the Master Servicer, as the Companion Paying Agent, shall be deemed simultaneously to resign or be removed.

(d) This Section 3.27 shall survive the termination of this Agreement or the resignation or removal of the Companion Paying Agent, as regards to rights accrued prior to such resignation or removal.
Section 3.28          Companion Register.  The Companion Paying Agent shall maintain a register (the “Companion Register”) with respect to each Serviced Companion Loan on which it will record the names and address of, and wire transfer instructions for, the Companion Holders from time to time, to the extent such information is provided in writing to it by each Companion Holder.  The initial Companion Holders, along with their respective name and address, are listed on Exhibit S hereto.  In the event a Companion Holder transfers a Companion Loan without notice to the Companion Paying Agent, the Companion Paying Agent shall have no liability for any misdirected payment in such Companion Loan and shall have no obligation to recover and redirect such payment.
The Companion Paying Agent shall promptly provide the name and address of the Companion Holder to any party hereto or any successor Companion Holder upon written request and any such Person may, without further investigation, conclusively rely upon such information.  The Companion Paying Agent shall have no liability to any Person for the provision of any such name and address.
For the avoidance of doubt, any notices or information required to be delivered pursuant to this Agreement by any party hereto to a Companion Holder with respect to a Companion Loan that has been included in an Other Securitization shall be provided to the Other Servicer under the Other Servicing Agreement.
Section 3.29          Certain Matters Relating to the Non‑Serviced Mortgage Loan.  (a)  In the event that any of the applicable Non‑Serviced Indenture Trustee, the applicable Non‑Serviced Master Servicer or the applicable Non‑Serviced Special Servicer shall be replaced in accordance with the terms of the applicable Non-Serviced Servicing Agreement, the Master Servicer and the Special Servicer shall acknowledge its successor as the successor to the applicable Non‑Serviced Indenture Trustee, the applicable Non‑Serviced Master Servicer or the applicable Non‑Serviced Special Servicer, as the case may be.
(b) If any of the Indenture Trustee, the Note Administrator or the Master Servicer receives notice from a Rating Agency that the Master Servicer is no longer an “approved” master servicer by any of the Rating Agencies rating the Notes, then the Indenture Trustee, the Note Administrator or the Master Servicer, as applicable, shall promptly notify each Non-Serviced Master Servicer of the same.
(c) In connection with the securitization of each Serviced Pari Passu Companion Loan, (in each case, only while it is a Serviced Companion Loan), upon the request of (and at the expense of) the related Serviced Companion Noteholder (or its designee), each of the Master Servicer, the Special Servicer and the Indenture Trustee, as applicable, shall use reasonable efforts to cooperate with such Serviced Companion Noteholder in attempting to cause the related Mortgagor to provide information relating to such Whole Loan and the related notes, and that such holder reasonably determines to be necessary or appropriate, for inclusion in any disclosure document(s) relating to such Other Securitization.

(d) In connection with the sale of any Non-Serviced Whole Loan by any Non-Serviced Special Servicer, upon receipt of any notices or materials required to be furnished by the Non-Serviced Special Servicer to the holder of the related Non-Serviced Mortgage Loan pursuant to the related Intercreditor Agreement, the Special Servicer shall, prior to the occurrence and continuance of a Control Termination Event, forward such materials to the Directing Holder for its consent, if such consent is required.  The Special Servicer may (with the consent of the Directing Holder prior to the occurrence and continuance of a Control Termination Event) waive any timing or delivery requirements related to such sale to the extent set forth in the related Intercreditor Agreement.
(e) With respect to any Non-Serviced Mortgage Loan, the Directing Holder, prior to the occurrence and continuance of a Control Termination Event, or the Operating Advisor, following the occurrence and during the continuance of a Control Termination Event, shall be entitled to exercise any consultation rights held by the holder of such Mortgage Loan in its capacity as a “Non-Controlling Note Holder” (or similar term identified in the related Intercreditor Agreement) under the related Intercreditor Agreement.
(e) With respect to the servicing of each Non-Serviced Mortgage Loan, this Agreement is subject to the related Intercreditor Agreement and incorporates by reference all provisions required to be included herein pursuant to such Intercreditor Agreement.
Section 3.30          Owned Subordinate Companion Loan.  (a)  With respect to the Owned Subordinate Companion Loan, references to actions being taken for the benefit of the Owned Subordinate Companion Loan or in the best interests of the holders of the Class [LOAN-SPECIFIC] Notes in this Agreement shall be deemed to be taken (and subject to the same considerations) also for the benefit of, or to be taken in the best interests of, the Holders of the Class [LOAN-SPECIFIC] Notes, as beneficial owners of the Owned Subordinate Companion Loan.
(b) Any notices, reports or other information related to the Owned Subordinate Companion Loan required to be delivered by a party under this Agreement or the related Intercreditor Agreement to the holders of the Class [LOAN-SPECIFIC] Notes or the holders of the Owned Subordinate Companion Loan shall be delivered (in lieu of delivery to such holders) to the Subordinate Loan-Specific Directing Holder by such party within the same time periods as such notices, reports or other information are required to be delivered to the holder of the Owned Subordinate Companion Loan.
(c) Any consents required to be obtained from the holder of an Owned Subordinate Companion Loan under this Agreement or the related Intercreditor Agreement or any obligation under this Agreement or the related Intercreditor Agreement of the Master Servicer or Special Servicer or other party to this Agreement to consult with or obtain the consent of or follow the direction of the holder of the Owned Subordinate Companion Loan shall instead be deemed to require such Person to consult with, obtain the consent of or follow the direction of the Subordinate Loan-Specific Directing Holder.
(d) Any rights exercisable by the holder of the Owned Subordinate Companion Loan under this Agreement or the related Intercreditor Agreement with respect to the exercise of any right to replace the Special Servicer with respect to the Owned AB Whole Loan, cure rights, rights to post “threshold collateral” or purchase option rights shall be exercisable by the Subordinate Loan-Specific Directing Holder and any amounts payable, or actions required to be taken in connection with such exercise, shall be payable from or taken by such Subordinate Loan-Specific Directing Holder, as applicable.  In addition, subject to the foregoing, the Subordinate Loan-Specific Directing Holder may direct the Master Servicer or Special Servicer, on behalf of the Indenture Trustee (as holder of the Owned Subordinate Companion Loan) and the holders of the Class [LOAN-SPECIFIC] Notes to implement the [Junior Noteholder]’s (as defined in the related Intercreditor Agreement) exercise of any rights, to the extent that the [Junior Noteholder] is entitled to such rights under the related Intercreditor Agreement.  For the avoidance of doubt, in no event shall the Master Servicer or the Special Servicer be required to advance any cure payment or purchase price due under the related Intercreditor Agreement.
(e) Prior to the Special Servicer (i) obtaining the consent of, or consulting with the Subordinate Loan-Specific Directing Holder to the extent provided for under the related Intercreditor Agreement, (ii) delivering any Asset Status Report to the Subordinate Loan-Specific Directing Holder, (iii) permitting the exercise of any cure rights in accordance with the related Intercreditor Agreement, or (iv) permitting the Subordinate Loan-Specific Directing Holder to exercise any purchase option under the related Intercreditor Agreement, the Subordinate Loan-Specific Directing Holder shall have delivered to the Special Servicer an officer’s certificate in form and substance acceptable to the Special Servicer (with a copy to the Master Servicer), as applicable, stating such party is not the related Mortgagor or an affiliate of the related Mortgagor or acting on behalf of the related Mortgagor or one or more of its Affiliates.
(f) Subject to Section 3.01(o), at any time the Owned AB Mortgage Loan is not part of the Collateral, the Master Servicer or Special Servicer shall have no obligation to service the related Mortgage Loan and shall solely service the Owned Subordinate Companion Loan until the Owned Subordinate Companion Loan is sold pursuant to Section 3.30(g) and shall have no obligation to make any Advance with respect to the Owned Subordinate Companion Loan.
(g) Within two (2) Business Days following the sale of such Owned AB Mortgage Loan pursuant to Section 3.18, the Special Servicer shall provide written notice (an “Exchange Election Notice”) to the Note Administrator who shall notify the Subordinate Loan-Specific Directing Holder that the Holders of all of the Class [LOAN-SPECIFIC] Notes may unanimously elect to exchange their Notes for the Owned Subordinate Companion Loan (an “Exchange”) by delivery of written notice (an “Acceptance Notice”) to the Depositor, Master Servicer, Special Servicer, Note Administrator and Indenture Trustee within 5 Business Days of receipt of the Exchange Election Notice.  In the event an Acceptance Notice is not delivered within such 5 Business Days, the Special Servicer shall use commercially reasonable efforts to sell the Owned Subordinate Companion Loan, for the fair value of such asset.  The Holders of such class of Notes shall pay (from their own funds and not from amounts allocable from the Issuer to such Class of Notes) all costs and expenses of the Master Servicer, Special Servicer, the Note Administrator and Indenture Trustee incurred in connection with the Exchange.  The Exchange shall be subject to the reasonable procedures established by the Indenture Trustee and Note Registrar in connection with the Exchange.

Section 3.31          Subordinate Loan-Specific Directing Holder.  (a)  The Noteholder(s) holding more than fifty percent (50%) of the Principal Balance of the Class [LOAN-SPECIFIC] Notes shall have the right to appoint and replace (for any reason) the Subordinate Loan-Specific Directing Holder.
(b) The Subordinate Loan-Specific Directing Holder shall not have any liability to the Holders of the Class [LOAN-SPECIFIC] Notes or any other Noteholders for any action taken, or for refraining from the taking of any action or the giving of any consent or failure to give any consent in good faith pursuant to this Agreement or errors in judgment.  By its acceptance of a Class [LOAN-SPECIFIC] Note or other Note, each holder of a Class [LOAN-SPECIFIC] Note or other Note will be deemed to have confirmed its agreement that the Subordinate Loan-Specific Directing Holder may take or refrain from taking actions, or give or refrain from giving any consents, that favor the interests of the appointing Noteholder(s) over any other holder of such Class of Notes or other Note, and that the Subordinate Loan-Specific Directing Holder may have special relationships and interests that conflict with the interests of other Holders of such Class of Notes or any other Notes, will be deemed to have agreed to take no action against any Subordinate Loan-Specific Directing Holder or any of its officers, directors, employees, principals or agents as a result of such special relationships or interests, and that any Subordinate Loan-Specific Directing Holder will not be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misconduct or to have recklessly disregarded any exercise of its rights by reason of its having acted or refrained from acting, or having given any consent or having failed to give any consent, solely in the interests of the Holders of the Class [LOAN-SPECIFIC] Notes.
(c) Each Holder of a Class [LOAN-SPECIFIC] Note is hereby deemed to have agreed by virtue of its purchase of such a Note to provide its name and address to the Note Administrator and to notify the Master Servicer, the Note Administrator, the Special Servicer and the Operating Advisor of the transfer of any such Note by delivering a notice to each such Person substantially in the form of Exhibit OO attached hereto, the selection of a Subordinate Loan-Specific Directing Holder or the resignation or removal thereof.
(d) With respect to the Owned AB Whole Loan, the Subordinate Loan-Specific Directing Holder shall be entitled, prior to the occurrence and continuance of a related AB Control Appraisal Period, to exercise the rights of the “Controlling Noteholder”, as defined in and under the terms of, the related Intercreditor Agreement.
(e) The Special Servicer shall be responsible for obtaining any consent of the Subordinate Loan-Specific Directing Holder for “Major Decisions” (as defined in the related Intercreditor Agreement) or as otherwise required hereunder or under the terms of any related Intercreditor Agreement.
Section 3.32          Litigation Control.  (a)  The Special Servicer shall, in accordance with the Servicing Standard, direct, manage, prosecute and/or defend any action brought by a Mortgagor against the Issuer (including, without limitation, any action in which both the Issuer and the Master Servicer are named) and/or the Special Servicer and represent the interests of the Issuer in any litigation relating to the rights and obligations of the Issuer, or of the Mortgagor, guarantor or other obligor, in each case under the related Mortgage Loan documents or Owned

Subordinate Companion Loan documents, as applicable, or otherwise with respect to the enforcement of the obligations of a Mortgagor, guarantor or other obligor under the related Mortgage Loan documents or Owned Subordinate Companion Loan documents (“Issuer‑Related Litigation”).  In the event that the Master Servicer is named in any Issuer-Related Litigation but the Special Servicer is not named in such Issuer-Related Litigation (regardless of whether the Issuer is named in such Issuer-Related Litigation), the Master Servicer shall notify the Special Servicer of such litigation as soon as practicable but in any event no later than within ten (10) Business Days of the Master Servicer receiving service of such Issuer-Related Litigation.
(b) To the extent the Master Servicer is named in Issuer-Related Litigation, and neither the Issuer nor the Special Servicer is named, in order to effectuate the role of the Special Servicer as contemplated by the immediately preceding subsection, the Master Servicer shall (i) provide monthly status reports to the Special Servicer, regarding such Issuer-Related Litigation; (ii) seek to have the Issuer replace the Master Servicer as the appropriate party to the lawsuit; and (iii) so long as the Master Servicer remains a party to the lawsuit, consult with and act at the direction of the Special Servicer with respect to decisions and resolutions related to the interests of the Issuer in such Issuer-Related Litigation, including but not limited to the selection of counsel; provided that the Master Servicer shall have the right to engage separate counsel relating to claims against the Master Servicer to the extent set forth in Section 3.32(e); and provided, however, if there are claims against the Master Servicer and the Master Servicer has not determined that separate counsel is required for such claims, such counsel shall be reasonably acceptable to the Master Servicer.
(c) The Special Servicer shall not (i) undertake any material settlement of any Issuer-Related Litigation or (ii) initiate any material Issuer-Related Litigation unless and until it has notified in writing the Directing Holder (prior to the occurrence and continuance of a Consultation Termination Event) (to the extent the identity of the Directing Holder is actually known to the Special Servicer; provided that the Special Servicer shall make due inquiry of the Note Administrator as to the identity of the Directing Holder) and the related holder of any Serviced Companion Loan (if such matter affects such related Serviced Companion Loan) (to the extent the identity of the holder of such Serviced Companion Loan is actually known to the Special Servicer) and the Directing Holder (prior to the occurrence and continuation of a Control Termination Event) has not objected in writing within five (5) Business Days of having been notified thereof and having been provided with all information that the Directing Holder has reasonably requested with respect thereto promptly following its receipt of the subject notice (it being understood and agreed that if such written objection has not been received by the Special Servicer within such 5‑Business Day period, then the Directing Holder shall be deemed to have approved the taking of such action); provided that, if the Special Servicer determines (consistent with the Servicing Standard) that immediate action is necessary to protect the interests of the Noteholders and, with respect to a Serviced Whole Loan, the related Companion Holders, the Special Servicer may take such action without waiting for the Directing Holder’s response.
(d) Notwithstanding the foregoing, neither the Special Servicer nor the Master Servicer shall follow any advice, direction or consultation provided by the Directing Holder that would require or cause the Special Servicer or the Master Servicer, as applicable, to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer or the Master Servicer, as applicable, to violate provisions of this Agreement, require or cause the Special Servicer or the Master Servicer, as applicable, to violate the terms of any Mortgage Loan, Serviced Whole Loan or Owned AB Whole Loan, expose any Noteholder or any party to this Agreement or their Affiliates, officers, directors or agents to any claim, suit or liability, or materially expand the scope of the Special Servicer’s or the Master Servicer’s, as applicable, responsibilities under this Agreement.
(e) Notwithstanding the right of the Special Servicer to represent the interests of the Issuer in Issuer-Related Litigation, and subject to the rights of the Special Servicer to direct the Master Servicer’s actions in this Section 3.32 below, the Master Servicer shall retain the right to make determinations relating to claims against the Master Servicer, including but not limited to the right to engage separate counsel and to appear in any proceeding on its own behalf in the Master Servicer’s reasonable discretion, the cost of which shall be subject to indemnification as and to the extent provided in this Agreement.
(f) Further, nothing in this section shall require the Master Servicer to take or fail to take any action which, in the Master Servicer’s good faith and reasonable judgment, may subject the Master Servicer to liability or materially expand the scope of the Master Servicer’s obligations under this Agreement.
(g) Notwithstanding the Master Servicer’s right to make determinations relating to claims against the Master Servicer, the Special Servicer shall have the right at any time in accordance with the Servicing Standard to (i) direct the Master Servicer to settle any claims asserted against the Master Servicer (whether or not the Issuer or the Special Servicer is named in any such claims or Issuer-Related Litigation) (and with respect to any material settlements, with the consent or consultation of the Directing Holder prior to a Control Termination Event or Consultation Termination Event, respectively) and (ii) otherwise reasonably direct the actions of the Master Servicer relating to claims against the Master Servicer (whether or not the Issuer or the Special Servicer is named in any such claims or Issuer-Related Litigation), provided in either case that (A) such settlement or other direction does not require any admission of liability or wrongdoing on the part of the Master Servicer, (B) the cost of such settlement or any resulting judgment is and shall be paid by the Issuer and payment of such cost or judgment is provided for in this Agreement, (C) the Master Servicer is and shall be indemnified as and to the extent provided in this Agreement for all costs and expenses of the Master Servicer incurred in defending and settling the Issuer-Related Litigation and for any judgment, (D) any such action taken by the Master Servicer at the direction of the Special Servicer shall be deemed (as to the Master Servicer) to be in compliance with the Servicing Standard and (E) the Special Servicer provides the Master Servicer with assurance reasonably satisfactory to the Master Servicer as to the items in clauses (A), (B) and (C).
(h) In the event both the Master Servicer and the Special Servicer or Issuer are named in Issuer-Related Litigation, the Master Servicer and the Special Servicer shall cooperate with each other to afford the Master Servicer and the Special Servicer the rights afforded to such party in this Section 3.32.
This Section 3.32 shall not apply in the event the Special Servicer authorizes the Master Servicer, and the Master Servicer agrees (both authority and agreement to be in writing), to make certain decisions or control certain Issuer-Related Litigation on behalf of the Issuer in accordance with the Servicing Standard.
Notwithstanding the foregoing, (i) in the event that any action, suit, litigation or proceeding names the Indenture Trustee in its individual capacity, or in the event that any judgment is rendered against the Indenture Trustee in its individual capacity, the Indenture Trustee, upon prior written notice to the Master Servicer or the Special Servicer, as applicable, may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests (but not to otherwise direct, manage or prosecute such litigation or claim); (ii) in the event of any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a Mortgagor, guarantor or other obligor under the related Mortgage Loan documents or Owned Subordinate Companion Loan documents, or otherwise relating to one or more Mortgage Loans or the Owned Subordinate Companion Loan or Mortgaged Properties, neither the Master Servicer nor the Special Servicer shall, without the prior written consent of the Indenture Trustee, (A) initiate an action, suit, litigation or proceeding in the name of the Indenture Trustee, whether in such capacity or individually, (B) engage counsel to represent the Indenture Trustee, or (C) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar actions with the intent to cause, and that actually causes, the Indenture Trustee to be registered to do business in any state (provided that neither the Master Servicer nor the Special Servicer shall be responsible for any delay due to the unwillingness of the Indenture Trustee to grant such consent); and (iii) in the event that any court finds that the Indenture Trustee is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this Agreement or any Mortgage Loan or the Owned Subordinate Companion Loan, the Indenture Trustee shall have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests, whether as Indenture Trustee or individually (but not to otherwise direct, manage or prosecute such litigation or claim); provided, however, nothing in this subsection shall be interpreted to preclude the Special Servicer (with respect to any material Issuer-Related Litigation, with the consent or consultation of the Directing Holder prior to the occurrence and continuance of a Control Termination Event or Consultation Termination Event, respectively, to the extent required in Section 3.32(c), respectively) from initiating any action, suit, litigation or proceeding in its name as representative of the Indenture Trustee for the Issuer.
Section 3.33          Credit Risk Retention.  (a)  [Each Third Party Purchaser, prior to its acquisition of Notes that constitute the Required Third Party Purchaser Retention Amount, will be required to enter into an agreement with the Sponsor (the “Credit Risk Retention Compliance Agreement”) pursuant to which, among other things, the Third Party Purchaser shall agree (i) to comply with the requirements applicable to it set forth in the 17 C.F.R. § 246.2., .3, .4, .7 and .12, and (ii) not to transfer, directly or indirectly, its Required Third Party Purchaser Retention Amount during any period in which credit risk retention is required under 17 C.F.R. § 246.12(f) unless it is permitted to do so under 17 C.F.R. § 246.7(b)(8)(ii) and unless and until it causes the transferee to enter into a Credit Risk Retention Compliance Agreement with the Sponsor, and it notifies the other parties to this Agreement of such transfer promptly after such transfer.]

(b) [Pursuant to the applicable Mortgage Loan Purchase Agreement, the Sponsor will be required to deliver to the Note Administrator no later than [2] Business Days after each Payment Date, a certification substantially in the form attached hereto as Exhibit TT (the “Sponsor Credit Risk Retention Certification”) signed by an authorized representative of the Sponsor and certifying that, (i) if it is satisfying its credit risk retention obligations under 17 C.F.R. § 246.3 and .4 by holding the Required Sponsor Retention Amount, (A) it has held the Required Sponsor Retention Amount during the related Collection Period and, as of the date of certification, continues to hold the Required Sponsor Retention Amount, and (B) it will not transfer its Required Sponsor Retention Amount during which credit risk retention is required under 17 C.F.R. § 246.12(f) unless it is permitted to do so under 17 C.F.R. § 246.7(b)(8)(ii) and unless and until it enters into a Credit Risk Retention Compliance Agreement with a Third Party Purchaser and it notifies the other parties to this Agreement of such transfer promptly after such transfer, and (ii) (i) if it is satisfying its credit risk retention obligations under 17 C.F.R. § 246.7 or .11, it will comply with notification obligations under 17 C.F.R. § 246.7(c)(2)(ii) or .11(b)(2)(ii), as applicable.]
(c) [Pursuant to the applicable Mortgage Loan Purchase Agreement, the Mortgage Loan Seller shall cause the [ORIGINATOR], prior to [ORIGINATOR’S] acquisition of Notes that constitute the Required [ORIGINATOR] Retention Amount, to enter into a Credit Risk Retention Compliance Agreement with the Sponsor pursuant to which, among other things, [ORIGINATOR] shall agree (i) to comply with the requirements applicable to it set forth in the 17 C.F.R. § 246.2., .3, .4, .11 and .12, and (ii) not to transfer, directly or indirectly, its Required [ORIGINATOR] Retention Amount during any period in which credit risk retention is required under 17 C.F.R. § 246.12(f) unless it is permitted to do so under 17 C.F.R. § 246.7(b)(8)(ii) and unless and until it causes the transferee to enter into a Credit Risk Retention Compliance Agreement with the Sponsor, and it notifies the other parties to this Agreement of such transfer promptly after such transfer.]
 [End of Article III]
ARTICLE IV

PAYMENTS TO NOTEHOLDERS
Section 4.01          Payments.  (a)  On each Payment Date, the Note Administrator shall pay amounts on deposit in the Payment Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any payment with respect to any succeeding priority  (the “Priority of Payments”):
(i) first, to the Holders of the Class [INTEREST-ONLY] Notes, up to an amount equal to the sum of (i) the Interest-Only Note Monthly Payment Amount for that class and (ii) any unpaid [INTEREST-ONLY CLASS] Defaulted Interest Amount;
(ii) second, to the Holders of the Class [APPLICABLE SENIOR CLASS] Notes, the Class [APPLICABLE SENIOR CLASS] Notes, the Class [APPLICABLE SENIOR CLASS] Notes and the Class [APPLICABLE SENIOR CLASS] Notes, pro rata (based upon their respective entitlements to interest for such Payment Date), in respect of interest, up to an amount equal to the aggregate Interest Payment Amount in respect of such Classes of Notes for such Payment Date;
(iii) third, to the Holders of the Class [APPLICABLE SENIOR CLASS] Notes, the Class [APPLICABLE SENIOR CLASS] Notes, the Class [APPLICABLE SENIOR CLASS] Notes, the Class [APPLICABLE SENIOR CLASS] Notes and the Class [APPLICABLE SENIOR CLASS] Notes in reduction of the Principal Balances thereof: (1) first, to the Holders of the Class [APPLICABLE SENIOR CLASS] Notes, in an amount up to the Principal Payment Amount, until the outstanding Principal Balance of such Class has been reduced to zero; (2) second, to the Holders of the Class [APPLICABLE SENIOR CLASS] Notes, in an amount up to the Principal Payment Amount  (or the portion thereof remaining after any payments specified in subclause (1) above have been made on such Payment Date), until the outstanding Principal Balance of such Class has been reduced to zero; (3) third, to the Holders of the Class [APPLICABLE SENIOR CLASS] Notes in an amount up to the Principal Payment Amount (or the portion thereof remaining after any payments specified in subclauses (1) and (2) above have been made on such Payment Date), until the outstanding Principal Balance of such Class has been reduced to zero; (4) fourth, to the Holders of the Class [APPLICABLE SENIOR CLASS] Notes, in an amount up to the Principal Payment Amount (or the portion thereof remaining after any payments specified in subclauses (1) (2) and (3) above have been made on such Payment Date), until the outstanding Principal Balance of such Class has been reduced to zero; and (5) fifth, to the Holders of the Class [APPLICABLE SENIOR CLASS] Notes, in an amount up to the Principal Payment Amount (or the portion thereof remaining after any payments specified in subclauses (1) (2) (3) and (4) above have been made on such Payment Date), until the outstanding Principal Balance of such Class has been reduced to zero;
(iv) fourth, concurrently to (a) to the Holders of the Class [A] Notes, in respect of interest, up to the Class [A] Percentage Interest multiplied by the aggregate Interest Payment Amount with respect to the Class [A] Notes (assuming no exchange of Exchangeable Notes for Class [EXCH] Notes has occurred, and (ii) the Class [EXCH] Notes, in respect of interest, up to an amount equal to the Class [A]-Exchange Percentage Interest, multiplied by the aggregate Interest Payment Amount with respect to the Class [A] Notes (assuming no exchange of Exchangeable Notes for Class [EXCH] Notes has occurred), pro rata in proportion to their respect percentage interests in such Interest Payment Amount;
(v) fifth, after the Principal Balances of the [APPLICABLE SENIOR CLASSES] have been reduced to zero, concurrently to (i) the Class [A] Notes, in reduction of their Principal Balance, up to an amount equal to the Class [A] Percentage Interest multiplied by the Principal Payment Amount for such Payment Date, less the portion of such Principal Payment Amount distributed pursuant to all prior clauses, and (ii) the Class [EXCH] Notes, in reduction of their Principal Balance, up to an amount equal to the Class [A]-Exchange Percentage Interest multiplied by the Principal Payment Amount for such Payment Date, less the portion of such Principal Payment Amount distributed pursuant to all prior clauses, pro rata in proportion to their respect percentage interests in such Principal Payment Amount, until the Principal Balance of each such class is reduced to zero;
(vi) sixth, [ADD CLAUSES SIMILAR TO CLAUSES FOURTH AND FIFTH FOR OTHER EXCHANGEABLE CLASSES]
(vii) seventh, to the Class [NON-DEFERRABLE INTEREST NOTES] Notes, in respect of interest, up to an amount equal to the Interest Payment Amount  of such class;
(viii) eighth, to the Holders of the Class [APPLICABLE DEFERRABLE INTEREST CLASS] Notes, in reduction of the Principal Balance of such class, up to an amount equal to the Principal Payment Amount for such Payment Date, less the portion of such Principal Payment Amount distributed pursuant to all prior clauses, until the Principal Balance of such Class is reduced to zero.
(ix) ninth, to the Holders of the Class [APPLICABLE DEFERRABLE INTEREST CLASS] Notes, in respect of interest, up to an amount equal to the Interest Payment Amount in respect of such Class for such Payment Date;
(x) tenth, to the Holders of the Class [APPLICABLE DEFERRABLE INTEREST CLASS] Notes, [in respect of interest,] in reduction of the Principal Balance of such Class, up to an amount equal to the Deferred Interest Amount for such Class;
(xi) eleventh, to the Holders of the Class [APPLICABLE DEFERRABLE INTEREST CLASS] Notes, in reduction of the Principal Balance of such Class (including any Deferred Interest Amounts), up to an amount equal to the Principal Payment Amount for such Payment Date, less the portion of such Principal Payment Amount distributed pursuant to all prior clauses, until the outstanding Principal Balance of such Class has been reduced to zero;
(xii) twelfth, [ADD CLAUSES SIMILAR TO CLAUSES SEVENTH, EIGHTH, NINTH, TENTH AND/OR ELEVENTH FOR OTHER SUBORDINATE CLASSES OTHER THAN THE MOST SUBORDINATE CLASS OF NOTES]; and
(xiii) thirteenth, to the Holders of the Class [THE MOST SUBORDINATE CLASS OF NOTES] Notes, any remaining amounts.
If, in connection with any Payment Date, the Note Administrator has reported the amount of an anticipated payment to DTC based on the receipt of payments as of the Determination Date and additional Periodic Payments, balloon payments or unscheduled principal payments are subsequently received by the Master Servicer and required to be part of the Available Funds for such Payment Date, the Master Servicer shall promptly notify the Note Administrator and the Note Administrator will use commercially reasonable efforts to cause DTC to make the revised payment on a timely basis on such Payment Date.  None of the Master Servicer, the Special Servicer or the Note Administrator shall be liable or held responsible for any resulting delay in the making of such payment to Noteholders solely on the basis of the actions described in the preceding sentence.

(b) On each Payment Date, for so long as the Principal Balance of the Class [LOAN-SPECIFIC] Notes has not been reduced to zero, the Note Administrator shall apply amounts on deposit in the Loan-Specific Payment Account (which amounts shall be limited to amounts collected on the Owned AB Whole Loan and allocated pursuant to the related Intercreditor Agreement to the Owned Subordinate Companion Loan), related to the Class [LOAN-SPECIFIC] Notes, to the extent of the [LOAN-SPECIFIC] Available Funds related to the Class [LOAN-SPECIFIC] Notes, in the following order of priority:
(i) first, to the Class [LOAN-SPECIFIC] Notes, in respect of interest, up to an amount equal to the [LOAN-SPECIFIC] Interest Payment Amount for that Class;
(ii) second, to the Class [LOAN-SPECIFIC] Notes, in reduction of their Principal Balance, an amount equal to the [LOAN-SPECIFIC] Principal Payment Amount, until the Principal Balance of the Class [LOAN-SPECIFIC] Notes is reduced to zero; and
(iii) fourth, to the Class [MOST SUBORDINATE CLASS OF LOAN-SPECIFIC NOTES] Notes, the amount, if any, of the [LOAN-SPECIFIC] Available Funds remaining in the Loan-Specific Payment Account with respect to that Payment Date.
(c) [RESERVED].
(d) [RESERVED].
(e) (i) On each Payment Date, Yield Maintenance Charges payable with respect to the Mortgage Loans calculated by reference to a U.S. treasury rate collected during the related Collection Period will be distributed by the Note Administrator to the Holders of each Class of Notes (excluding the Class [APPLICABLE CLASSES] Notes) in the following manner:  [SPECIFY ALLOCATION METHODOLOGY].  If there is more than one such Class of Notes entitled to payments of principal on any particular Payment Date on which Yield Maintenance Charges payable with respect to the Mortgage Loans are distributable, the aggregate amount of such Yield Maintenance Charges payable with respect to the Mortgage Loans will be allocated among all such Classes of Notes up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this paragraph.
(ii) No Yield Maintenance Charge shall be distributed to the Holders of the Class [APPLICABLE CLASSES] Notes or Class [ARD] Notes. After the Principal Balances of the Class [APPLICABLE CLASSES] Notes have been reduced to zero, all Yield Maintenance Charges with respect to the Mortgage Loans shall be distributed to the Holder of the Class [MOST SUBORDINATE] Notes.
(iii) On each Payment Date, any Yield Maintenance Charges payable in respect of the Owned AB Whole Loan and received during the related Collection Period and allocable in respect of the Owned Subordinate Companion Loan pursuant to the related Intercreditor Agreement shall be distributed to the Class [LOAN-SPECIFIC] Notes.

(f) On each Payment Date, the Note Administrator shall withdraw amounts from the Gain‑on‑Sale Reserve Account (other than amounts with respect to a Non-Serviced Mortgage Loan) and shall distribute such amounts as Available Funds.
(g) All payments made with respect to each Class of Notes on each Payment Date shall be allocated pro rata among the outstanding Notes in such Class based on their respective Percentage Interests.  Except as otherwise specifically provided in Sections 4.01(h), 4.01(i) and 10.01, all such payments with respect to each Class on each Payment Date shall be made to the Noteholders of the respective Class of record at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Noteholder at a bank or other entity having appropriate facilities therefor, if such Noteholder shall have provided the Note Administrator with wiring instructions no less than five (5) Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Payment Dates), or otherwise by check mailed to such Noteholder at its address in the Note Register.  The final payment on each Note will be made in like manner, but only upon presentation and surrender of such Note at the offices of the Note Registrar or such other location specified in the notice to Noteholders of such final payment.
Each payment with respect to a Book‑Entry Note shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such payment to the accounts of its Depository Participants in accordance with its normal procedures.  Each Depository Participant shall be responsible for disbursing such payment to the Note Owners that it represents and to each indirect participating brokerage firm (a ”brokerage firm” or “indirect participating firm”) for which it acts as agent.  Each brokerage firm shall be responsible for disbursing funds to the Note Owners that it represents.  None of the Indenture Trustee, the Note Administrator, the Note Registrar, the Depositor, the Master Servicer, the Special Servicer or the Underwriters shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law.
(h) Except as otherwise provided in Section 10.01, whenever the Note Administrator expects that the final payment with respect to any Class of Notes will be made on the next Payment Date, the Note Administrator shall, no later than the related P&I Advance Determination Date, post on the Note Administrator’s Website pursuant to Section 3.13(b) a notice in electronic format to the effect that:
(i) the Note Administrator expects that the final payment with respect to such Class of Notes will be made on such Payment Date but only upon presentation and surrender of such Notes at the offices of the Note Registrar or such other location therein specified; and
(ii) no interest shall accrue on such Notes from and after such Payment Date.
Any funds not distributed to any Holder or Holders of Notes of such Class on such Payment Date because of the failure of such Holder or Holders to tender their Notes shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non‑tendering Holder or Holders.  If any Notes as to which notice has been given pursuant to this

Section 4.01(h) shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Note Administrator shall mail a second notice to the remaining non‑tendering Noteholders to surrender their Notes for cancellation in order to receive the final payment with respect thereto.  If within one year after the second notice all such Notes shall not have been surrendered for cancellation, the Note Administrator, directly or through an agent, shall take such steps to contact the remaining non‑tendering Noteholders concerning the surrender of their Notes as it shall deem appropriate.  The costs and expenses of holding such funds in trust and of contacting such Noteholders following the first anniversary of the delivery of such second notice to the non‑tendering Noteholders shall be paid out of such funds.  No interest shall accrue or be payable to any Noteholder on any amount held in trust hereunder by the Note Administrator as a result of such Noteholder’s failure to surrender its Note(s) for final payment thereof in accordance with this Section 4.01(h).
(i) [RESERVED].
(j) On each Payment Date, any Excess Interest received during the related Collection Period with respect to the Mortgage Loans shall be distributed solely to the Holders of the Class [ARD] Notes from the Excess Interest Payment Account.  Excess Interest will not be available to pay any other amounts except for payments on Class [ARD] Notes set forth in the prior sentence.
(k) On the Serviced Whole Loan Remittance Date, with respect to any Serviced Companion Loan, the Companion Paying Agent shall make withdrawals and payments from the Companion Payment Account for each Companion Loan in the following order of priority:
(i) to pay to the Master Servicer any amounts deposited by the Master Servicer in the Companion Payment Account not required to be deposited therein;
(ii) to the extent permitted under the related Intercreditor Agreement and not otherwise previously reimbursed, to pay the Indenture Trustee or the Note Administrator or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 9.05, to the extent any such amounts relate solely to a Serviced Whole Loan related to such Companion Loan, and such amounts are to be paid by the related Companion Holder pursuant to the related Intercreditor Agreement;
(iii) to pay all amounts remaining in the Companion Payment Account related to such Serviced Companion Loan to the related Companion Holder, in accordance with the related Intercreditor Agreement; and
(iv) to clear and terminate the Companion Payment Account at the termination of this Agreement pursuant to Section 10.01.
All payments from the Companion Payment Account required hereunder shall be made by the Companion Paying Agent to the related Companion Holder by wire transfer in immediately available funds on the Serviced Whole Loan Remittance Date to the account of such Companion Holder or an agent therefor appearing on the Companion Register on the related

Record Date (or, if no such account so appears or information relating thereto is not provided at least five Business Days prior to the related Record Date, by check sent by first class mail to the address of such Companion Holder or its agent appearing on the Companion Register).  Any such account shall be located at a commercial bank in the United States.
On the final Remittance Date, the Master Servicer shall withdraw from the Collection Account and deliver to the Note Administrator who shall distribute to the Mortgage Loan Sellers, any Loss of Value Payments relating to the Mortgage Loans that it is servicing and that were transferred from the Loss of Value Reserve Fund to the Collection Account on the immediately preceding Remittance Date.
(l) Notwithstanding anything contained in this Indenture to the contrary, the obligations of the Issuer under the Notes and this Indenture are non-recourse obligations of the Issuer payable solely from the Collateral and following realization of the Collateral, all obligations of the Issuer and any claims of the Noteholders, the Indenture Trustee or any other parties hereto shall be extinguished and shall not thereafter revive.  No recourse shall be had for the payment of any amount owing in respect of the Notes against any Officer, director, employee, shareholder, limited partner or incorporator of the Issuer, or any of its successors or assigns for any amounts payable under the Notes or this Indenture.  It is understood that the foregoing provisions of this paragraph shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Notes or secured by this Indenture (to the extent it relates to the obligation to make payments on the Notes) until such Collateral have been realized, whereupon any outstanding indebtedness or obligation in respect of the Notes and this Indenture shall be extinguished and shall not thereafter revive.  It is further understood that the foregoing provisions of this paragraph shall not limit the right of any Person to name the Issuer as a party defendant in any Proceeding or in the exercise of any other remedy under the Notes or this Indenture, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.  The provisions of this Section 4.01(l) shall survive the termination of this Indenture for any reason whatsoever.
Section 4.02        Statements to Noteholders; CREFC® Investor Reporting Packages; Grant of Power of Attorney.  (a)  On each Payment Date, the Note Administrator shall make available pursuant to Section 3.13(b) on the Note Administrator’s Website to any Privileged Person a statement (substantially in the form set forth as Exhibit G hereto and based in part upon information supplied to the Note Administrator in the related CREFC® Investor Reporting Package in accordance with CREFC® guidelines) as to the payments made on such Payment Date (each, a “Statement to Noteholders”) which shall include:
(i) the amount of the payment on such Payment Date to the Holders of each Class of Notes in reduction of the Principal Balance thereof;
(ii) the aggregate amount of Advances made, with respect to the pool of Mortgage Loans and the Owned Subordinate Companion Loan, during the period from but not including the previous Payment Date to and including such Payment Date and details of P&I Advances as of the P&I Advance Date;

(iii) the aggregate amount of compensation paid to the Indenture Trustee and the Note Administrator, servicing compensation paid to the Master Servicer and the Special Servicer, compensation paid to the Operating Advisor and CREFC® Intellectual Property Royalty License Fees paid to CREFC®, in each case, with respect to the Collection Period for such Determination Date together with detailed calculations of servicing compensation paid to the Master Servicer and the Special Servicer;
(iv) the aggregate Stated Principal Balance of the Mortgage Loans, the Owned Subordinate Companion Loan and any REO Loans, with respect to the pool of Mortgage Loans and the Owned Subordinate Companion Loan, outstanding immediately before and immediately after such Payment Date;
(v) the aggregate amount of unscheduled payments received;
(vi) the number of loans, their aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Loans and the Owned Subordinate Companion Loan, with respect to the pool of Mortgage Loans and the Owned Subordinate Companion Loan, as of the end of the related Collection Period for such Payment Date;
(vii) the number and aggregate principal balance of the Mortgage Loans and the Owned Subordinate Companion Loan (A) delinquent 30‑59 days, (B) delinquent 60‑89 days, (C) delinquent 90 days to 119 days (and for each thirty (30) day period thereafter until liquidation), (D) current but specially serviced or in foreclosure but not an REO Property and (E) for which the related Mortgagor is subject to oversight by a bankruptcy court;
(viii) the value of any REO Property (and, with respect to any Serviced Whole Loan, the trust’s interest therein) owned by the Issuer as of the end of the related Determination Date for such Payment Date, on a loan‑by‑loan basis, based on the most recent Appraisal or valuation;
(ix) the Available Funds, and the [LOAN-SPECIFIC] Available Funds for such Payment Date;
(x) the Interest Accrual Amount or [LOAN-SPECIFIC] Interest Accrual Amount, as applicable, in respect of such Class of Notes for such Payment Date, separately identifying any Interest Accrual Amount or [LOAN-SPECIFIC] Interest Accrual Amount, as applicable, for such Payment Date allocated to such Class of Notes;
(xi) the amount of the payment on such Payment Date to the Holders of such Class of Notes allocable (A) to Yield Maintenance Charges, (B) (in the case of the Class [ARD] Notes), Excess Interest and (C) prepayment premiums;
(xii) the Interest Rate for such Class of Notes for such Payment Date and the next succeeding Payment Date;

(xiii) the Scheduled Principal Payment Amount and the Unscheduled Principal Payment Amount for such Payment Date, with respect to the pool of Mortgage Loans;
(xiv) the Principal Balance or Notional Amount, as the case may be, of each Class of Notes immediately before and immediately after such Payment Date;
(xv) the Note Factor for each Class of Notes (other than the Class [ARD] Notes) immediately following such Payment Date;
(xvi) the amount of any Appraisal Reduction Amounts effected (including, with respect to any Serviced Whole Loan, the amount allocable to the related Mortgage Loan and Serviced Companion Loan and, with respect to the Owned AB Whole Loan, the amount allocable to the related Mortgage Loan and Owned Subordinate Companion Loan) in connection with such Payment Date on a loan‑by‑loan basis and the total Appraisal Reduction Amount effected in connection with such Payment Date, together with a detailed worksheet showing the calculation of each Appraisal Reduction Amount on a current and cumulative basis;
(xvii)        the current Subordinate Controlling Class;
(xviii)      the number and related Stated Principal Balance of any Mortgage Loans or the Owned Subordinate Companion Loan extended or modified since the previous Determination Date (or in the case of the first Payment Date, as of the Cut‑off Date) on a loan‑by‑loan basis;
(xix) a loan‑by‑loan listing of each Mortgage Loan or Owned Subordinate Companion Loan which was the subject of a Principal Prepayment since the previous Determination Date (or in the case of the first Payment Date, as of the Cut‑off Date) and the amount and the type of Principal Prepayment occurring;
(xx) a loan‑by‑loan listing of each Mortgage Loan or Owned Subordinate Companion Loan which was defeased since the previous Determination Date (or in the case of the first Payment Date, as of the Cut‑off Date);
(xxi)         all deposits into, withdrawals from, and the balance of the Interest Reserve Account on the P&I Advance Date;
(xxii)       the aggregate unpaid principal balance of the Mortgage Loans outstanding as of the close of business on the related Determination Date, with respect to the pool of Mortgage Loans;
(xxiii)      with respect to any Mortgage Loan or Owned Subordinate Companion Loan as to which a Liquidation Event occurred since the previous Determination Date (or in the case of the first Payment Date, as of the Cut‑off Date) or prior to the related Determination Date (other than a payment in full), (A) the loan number thereof and (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Liquidation Event (separately identifying the portion thereof allocable to payments on the Notes);

(xxiv)        with respect to any REO Property (including, with respect to any Non‑Serviced Whole Loan, the Issuer’s interest therein) included in the Collateral as to which the Special Servicer determined, in accordance with the Servicing Standard, that all payments or recoveries with respect to the Mortgaged Property have been ultimately recovered since the previous Determination Date, (A) the loan number of the related Mortgage Loan and (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with that determination (separately identifying the portion thereof allocable to payments on the Notes);
(xxv)        the aggregate amount of interest on P&I Advances paid to the Master Servicer and the Indenture Trustee since the previous Determination Date (or in the case of the first Payment Date, as of the Cut‑off Date), with respect to the pool of Mortgage Loans;
(xxvi)         the aggregate amount of interest on Servicing Advances (including with respect to any Serviced Whole Loan, the Issuer’s interest therein) paid to the Master Servicer, the Special Servicer and the Indenture Trustee since the previous Determination Date (or in the case of the first Payment Date, as of the Cut‑off Date), with respect to the pool of Mortgage Loans and the amount of interest on Servicing Advances paid to the Master Servicer, the Special Servicer and the Indenture Trustee since the previous Determination Date (or in the case of the first Payment Date, as of the Cut‑off Date), with respect to each Owned Subordinate Companion Loan;
(xxvii)           the then‑current credit support levels for each Class of Notes;
(xxviii)         the aggregate amount of Yield Maintenance Charges on the Mortgage Loans and each Owned Subordinate Companion Loan (each separately identified) collected since the previous Determination Date (or in the case of the first Payment Date, as of the Cut‑off Date);
(xxix)            a loan‑by‑loan listing of any material modification, extension or waiver of a Mortgage Loan;
(xxx)            a loan‑by‑loan listing of any material breach of the representations and warranties given with respect to a Mortgage Loan or Owned Subordinate Companion Loan by the applicable Mortgage Loan Seller;
(xxxi)            an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates with respect to the related Payment Date, which information will be provided to the Note Administrator by the Master Servicer;
(xxxii)             the amount of any Excess Interest actually received.
In the case of information furnished pursuant to clauses (i), (ix), (x), (xi), (xiv), (xxiii), (xxiv) and (xxxiv) above, the amounts shall be expressed as a dollar amount in the aggregate for all Notes of each applicable Class and per Definitive Note.

Within a reasonable period of time after the end of each calendar year, the Note Administrator shall furnish to each Person who at any time during the calendar year was a Holder of a Note, a statement containing the information set forth in clauses (i) and  (ii) above as to the applicable Class, aggregated for such calendar year or applicable portion thereof during which person was a Noteholder, together with such other information as the Note Administrator deems necessary or desirable, or that a Noteholder or Note Owner reasonably requests, to enable Noteholders to prepare their tax returns for such calendar year.  Such obligation of the Note Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Note Administrator pursuant to any requirements of the Code as from time to time are in force.
Upon receipt of a summary of any Asset Review Report from the Asset Representations Reviewer required to be delivered pursuant to Section 13.01(b) the Note Administrator shall include such summary in Item 1B on the Form 10-D for such period in which the Asset Review Report was delivered.
(b) Based on the Risk Retention Notes received by the Note Administrator in accordance with Section 3.33, the Note Administrator shall include the information required to be included as part of Item 7 of Part II on Form 10‑D.
(c) Each of the Master Servicer and the Special Servicer may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website (in addition to making information available as provided herein) any reports or other information the Master Servicer or the Special Servicer, as applicable, is required or permitted to provide to any party to this Agreement, the Rating Agencies or any Noteholder or any prospective Noteholder that has provided the Note Administrator, the Master Servicer or the Special Servicer, as applicable, with an Investor Certification or has executed a “click‑through” confidentiality agreement in accordance with Section 3.13 hereof (which may be a licensed or registered investment advisor) to the extent such action does not conflict with the terms of this Agreement (including without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law.  Notwithstanding this paragraph, the availability of such information or reports on the Internet or similar electronic media shall not be deemed to satisfy any specific delivery requirements in this Agreement except as set forth herein.  In connection with providing access to the Master Servicer’s or Special Servicer’s Internet website, the Master Servicer or the Special Servicer, as applicable, shall take reasonable measures to ensure that only such parties listed above may access such information including, without limitation, requiring registration, a confidentiality agreement and acceptance of a disclaimer.  The Master Servicer or the Special Servicer, as applicable, shall not be liable for dissemination of this information in accordance with this Agreement, and neither the Master Servicer nor the Special Servicer shall be responsible for any information delivered, produced, or made available pursuant to Sections 3.13 and 4.02(c), other than information produced by the Master Servicer or Special Servicer, as applicable; provided that such information otherwise meets the requirements set forth herein with respect to the form and substance of such information or reports.  The Master Servicer shall be entitled to attach to any report provided pursuant to this subsection, any reasonable disclaimer with respect to information provided, or any assumptions required to be made by such report.

The Special Servicer shall from time to time (and, in any event, as may be reasonably required by the Master Servicer) provide the Master Servicer with such information in its possession regarding the Specially Serviced Mortgage Loans and REO Properties as may be necessary for the Master Servicer to prepare each report and any supplemental information to be provided by the Master Servicer to the Note Administrator.  Neither the Note Administrator nor the Depositor shall have any obligation to recompute, verify or recalculate the information provided thereto by the Master Servicer.  Unless the Note Administrator has actual knowledge that any report or file received from the Master Servicer contains erroneous information, the Note Administrator is authorized to rely thereon in calculating and making payments to Noteholders in accordance with Section 4.01, preparing the Statement to Noteholders required by Section 4.02(a).
Notwithstanding the foregoing, the failure of the Master Servicer or Special Servicer to disclose any information otherwise required to be disclosed pursuant to this Section 4.02(c) or Section 4.02(d) shall not constitute a breach of this Section 4.02(c) or of Section 4.02(d) to the extent the Master Servicer or the Special Servicer so fails because such disclosure, in the reasonable belief of the Master Servicer or the Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or the Mortgaged Properties.  The Master Servicer or the Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).
(d) Upon the written request of a Noteholder, any beneficial owner of a Note, or any prospective purchaser of a Note that is a Qualified Institutional Buyer and is designated by a Noteholder or a beneficial owner of a Note as such and, in any case, has delivered an Investor Certification to the Depositor and the Note Administrator, as soon as reasonably practicable, at the expense of the requesting party, the Note Administrator shall make available to the requesting party such information that is in the Note Administrator’s possession or can reasonably be obtained by the Note Administrator as is requested by such person, for purposes of satisfying applicable reporting requirements under Rule 144A under the Securities Act.  Neither the Note Registrar, nor the Note Administrator shall have any responsibility for the sufficiency under Rule 144A or any other securities laws of any available information so furnished to any person including any prospective purchaser of a Note or any interest therein, nor for the content or accuracy of any information so furnished which was prepared or delivered to them by another.
(e) The information to which any Noteholder is entitled is limited to the information gathered and provided to the Noteholder by the parties hereto pursuant to this Agreement and by acceptance of any Note, each Noteholder agrees that except as specifically provided herein, no Noteholder shall contact any Mortgagor directly with respect to any Mortgage Loan.
(f) The Indenture Trustee shall deliver to each Noteholder (and to each Person who was a Noteholder at any time during the applicable calendar year) such information as may be required to enable such holder to prepare its federal and state income tax returns.  Within 60 days after each December 31 beginning with the December 31 following the date of this Indenture, the Indenture Trustee shall mail to each Noteholder a brief report as of such

December 31 that complies with §313(a) of the Trust Indenture Act if required by said section.  The Indenture Trustee shall also comply with §313(b) of the Trust Indenture Act.  A copy of each such report required pursuant to §313(a) or (b) of the Trust Indenture Act shall, at the time of such transaction to Noteholders, be filed by the Indenture Trustee with the Commission and with each securities exchange, if any, upon which the Notes are listed, provided that the Issuer has previously notified the Indenture Trustee of such listing.
(g) The Issuer shall file with the Indenture Trustee and the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Trust Indenture Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act need not be filed with the Indenture Trustee until the 15th day after the same are actually filed with the Commission.
Section 4.03          P&I Advances.  (a)  On or before 4:00 p.m., New York City time, on each P&I Advance Date, the Master Servicer shall (i) remit to the Note Administrator for deposit from its own funds into the Regular Payment Account and Loan-Specific Payment Account, as applicable, an amount equal to the aggregate amount of P&I Advances, if any, with respect to the Mortgage Loans to be made in respect of the related Payment Date or (ii) apply amounts held in the Collection Account, for future payment to Noteholders in subsequent months in discharge of any such obligation to make P&I Advances with respect to the Mortgage Loans aggregating the total amount of P&I Advances to be made.  Any amounts held in the Collection Account for future payment and so used to make P&I Advances with respect to the Mortgage Loans shall be appropriately reflected in the Master Servicer’s records and replaced by the Master Servicer by deposit in the Collection Account on or before the next succeeding P&I Advance Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and/or interest in respect of which P&I Advances were made).  The Master Servicer shall notify the Note Administrator of (i) the aggregate amount of P&I Advances with respect to the Mortgage Loans for a Payment Date and (ii) the amount of any Nonrecoverable P&I Advances with respect to the Mortgage Loans for such Payment Date, on or before two (2) Business Days prior to such Payment Date.  If the Master Servicer fails to make a required P&I Advance by 4:00 p.m., New York City time, on any P&I Advance Date, the Indenture Trustee shall make such P&I Advance pursuant to Section 8.05 by noon, New York City time, on the related Payment Date, unless the Master Servicer shall have cured such failure (and provided written notice of such cure to the Indenture Trustee and the Note Administrator) by 11:00 a.m., New York City time, on such Payment Date.  In the event that the Master Servicer fails to make a required P&I Advance hereunder, the Note Administrator shall notify the Indenture Trustee of such circumstances by 4:30 p.m., New York City time, on the related P&I Advance Date.  Notwithstanding the foregoing, the portion of any P&I Advance equal to the CREFC® Intellectual Property Royalty License Fee for the related Mortgage Loans shall not be remitted to the Note Administrator for deposit into the Regular Payment Account or Loan-Specific Payment Account but shall be deposited into the Collection Account for payment to CREFC® on such Payment Date.
(b) Subject to Section 4.03(c) and Section 4.03(e) below, the amount of P&I Advances to be made by the Master Servicer with respect to any Payment Date and each

Mortgage Loan, shall be equal to:  (i) the Periodic Payments (net of related Servicing Fees) other than Balloon Payments, that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and delinquent as of the close of business on the Business Day preceding the related P&I Advance Date (or not advanced by any Sub‑Servicer on behalf of the Master Servicer) and (ii) with respect to each Mortgage Loan delinquent in respect of its Balloon Payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the related Balloon Payment would have been past due), an amount equal to the Assumed Scheduled Payment therefor.  Subject to subsection (c) below, the obligation of the Master Servicer to make such P&I Advances is mandatory, and with respect to any Mortgage Loan (including any Non‑Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan), shall continue until the Payment Date on which the proceeds, if any, received in connection with a Liquidation Event or the disposition of the REO Property, as the case may be, with respect thereto are to be distributed.  No P&I Advances shall be made with respect to any Companion Loan or Owned Subordinate Companion Loan.
(c) Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance.  With respect to each Non‑Serviced Mortgage Loan, the Master Servicer will be required to make its determination (based on information provided by the applicable Non-Serviced Master Servicer and Non-Serviced Special Servicer) that it has made a P&I Advance on such Non‑Serviced Mortgage Loan that is a Nonrecoverable Advance or that any proposed P&I Advance would, if made, constitute a Nonrecoverable Advance with respect to such Non‑Serviced Mortgage Loan independently of any determination made by the applicable Non‑Serviced Master Servicer or the applicable Non‑Serviced Special Servicer, as the case may be, under the applicable Non-Serviced Servicing Agreement in respect of the related Non‑Serviced Companion Loan.  If the Master Servicer or Special Servicer determines that a proposed P&I Advance with respect to a Non‑Serviced Mortgage Loan, if made, or any outstanding P&I Advance with respect to a Non‑Serviced Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance, the Master Servicer shall provide the applicable Non‑Serviced Master Servicer and Non-Serviced Special Servicer written notice of such determination within two (2) Business Days of the date of such determination.  If the Master Servicer receives written notice from the related Non‑Serviced Master Servicer or the related Non‑Serviced Special Servicer, as the case may be, that either has determined in accordance with the applicable Non-Serviced Servicing Agreement with respect to a Non‑Serviced Companion Loan, that any proposed advance under the applicable Non-Serviced Servicing Agreement that is similar to a P&I Advance would be, or any outstanding advance under such Non-Serviced Servicing Agreement that is similar to a P&I Advance is, a nonrecoverable advance, then the Master Servicer or the Indenture Trustee may, based upon such determination, determine that any P&I Advance previously made or proposed to be made with respect to the related Non‑Serviced Mortgage Loan, will be a Nonrecoverable P&I Advance.  Thereafter, in either case, the Master Servicer shall not be required to make any additional P&I Advances with respect to the related Non‑Serviced Mortgage Loan unless and until the Master Servicer or the Indenture Trustee, as the case may be, determines that any such additional P&I Advances with respect to the related Non‑Serviced Mortgage Loan would not be a Nonrecoverable P&I Advance, which determination may be as a result of consultation with the related Non‑Serviced Master Servicer or the related Non‑Serviced Special Servicer, as the case may be, or otherwise.  For the avoidance of doubt, the Master Servicer or the Indenture Trustee, as the case may be, shall have the sole discretion provided in this Agreement to determine that any future P&I Advance or outstanding P&I Advance would be, or is, as applicable, a Nonrecoverable Advance.
(d) In connection with the recovery of any P&I Advance out of the Collection Account, pursuant to Section 3.05(a), the Master Servicer shall be entitled to pay the Indenture Trustee and itself (in that order of priority) as the case may be, out of any amounts then on deposit in the Collection Account (but in no event from any funds allocable to a Serviced Companion Noteholder or an Owned Subordinate Companion Loan (unless related thereto), except to the extent permitted pursuant to the terms of the related Intercreditor Agreement), interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such P&I Advance from the date made to but not including the date of reimbursement; provided, however, that no interest will accrue on any P&I Advance (i) made with respect to a Mortgage Loan until after the related Due Date has passed and any applicable Grace Period has expired or (ii) if the related Periodic Payment is received after the Determination Date but on or prior to the related P&I Advance Date.  The Master Servicer shall reimburse itself and/or the Indenture Trustee, as the case may be, for any outstanding P&I Advance, subject to Section 3.17 of this Agreement, as soon as practicably possible after funds available for such purpose are deposited in the Collection Account.
(e) Notwithstanding the foregoing, (i) neither the Master Servicer nor the Indenture Trustee shall make an advance for Excess Interest, Yield Maintenance Charges, Default Interest, late payment charges, prepayment premiums, Balloon Payment or any P&I Advance with respect to any Companion Loan or Owned Subordinate Companion Loan and (ii) if an Appraisal Reduction Amount has been made with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an Appraisal Reduction Amount has been made in accordance with the related Non-Serviced Servicing Agreement and the Master Servicer has notice of such Appraisal Reduction Amount) then in the event of subsequent delinquencies thereon, the interest portion of the P&I Advance in respect of such Mortgage Loan for the related Payment Date shall be reduced (it being herein acknowledged that there shall be no reduction in the principal portion of such P&I Advance) to equal the product of (x) the amount of the interest portion of such P&I Advance for such Mortgage Loan for such Payment Date without regard to this clause (ii), and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of such Mortgage Loan immediately prior to such Payment Date, net of the related Appraisal Reduction Amount (or, in the case of a Serviced Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of such Mortgage Loan immediately prior to such Payment Date.  For purposes of the immediately preceding sentence, the Periodic Payment due on the Maturity Date for a Balloon Mortgage Loan will be the Assumed Scheduled Payment for the related Payment Date.
(f) In no event shall either the Master Servicer or the Indenture Trustee be required to make a P&I Advance with respect to any Companion Loan.
Section 4.04             [RESERVED].

Section 4.05           Appraisal Reduction Amounts.  (a)  For purposes of (x) determining the Non-Reduced Notes and the Subordinate Controlling Class (and whether a Control Termination Event has occurred and is continuing) and (y) determining the Voting Rights of the related Classes for purposes of removal of the Special Servicer or the Operating Advisor, Appraisal Reduction Amounts (with respect to a Serviced Whole Loan, to the extent allocated to the related Mortgage Loan) will be allocated to each Class of Notes in reverse sequential order to notionally reduce the related Principal Balances until the Principal Balance of each such Class is reduced to zero (i.e., first, to Class [__] Notes, second, to the Class [__] Notes, third, to the Class [__] Notes, and finally, pro rata based on their respective interest entitlements, to the Senior Notes).  Following receipt from the Special Servicer, the Master Servicer shall notify the Note Administrator of the amount of any Appraisal Reduction Amount with respect to each Mortgage Loan and Owned Subordinate Companion Loan (which notification may be satisfied through delivery of such information included in the CREFC® Loan Periodic Update File or the CREFC® Appraisal Reduction Amount Template included in the CREFC® Investor Reporting Package).  Based on information in its possession, the Note Administrator shall determine from time to time which Class of Notes is the Subordinate Controlling Class.  The Note Administrator shall provide notice of the identity of the Subordinate Controlling Class as set forth in Section 3.23(m).  With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Notes and the Subordinate Controlling Class, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis.
(b) (i)  The Holders of the majority of Voting Rights of any Class of Control Eligible Notes that has been reduced to less than 25% of its initial Principal Balance (any such Class, an “Appraised‑Out Class”) as a result of an Appraisal Reduction Amount in respect of such Class shall have the right, at their sole expense, to require the Special Servicer to order a second Appraisal with respect to any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred (such Holders, the “Requesting Holders”).  The Special Servicer shall use its reasonable best efforts to ensure that such second Appraisal is delivered within thirty (30) days from receipt of the Requesting Holders’ written request and shall ensure that such Appraisal is prepared on an “as‑is” basis by an MAI appraiser (provided that such MAI appraiser may not be the same MAI appraiser that provided the Appraisal in respect of which the Requesting Holders are requesting the Special Servicer to obtain an additional Appraisal).
(ii) Upon receipt of any supplemental Appraisal pursuant to clause (i) above, the Special Servicer shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental Appraisal, any recalculation of the Appraisal Reduction Amount is warranted, and if so warranted, the Special Servicer shall recalculate the Appraisal Reduction Amount based on such supplemental appraisal.  If required by such recalculation, the Appraised‑Out Class shall be reinstated as the Subordinate Controlling Class and each other Appraised‑Out Class shall, if applicable, have its related Principal Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount.  The Holders of an Appraised‑Out Class requesting any supplemental Appraisal pursuant to clause (i) above shall refrain from exercising any direction, control, consent and/or similar rights of the Subordinate Controlling Class until such time, if any, as the Class is reinstated as the Subordinate Controlling Class (such period beginning upon receipt by the Special Servicer of any request to obtain a supplemental Appraisal pursuant to clause (i) above to but excluding the date on which either (A) the Special Servicer determines that no recalculation of the Appraisal Reduction Amount is warranted or (B) the Special Servicer recalculates the Appraisal Reduction Amount based on the supplemental Appraisal, the “Appraisal Review Period”).  The rights of the Subordinate Controlling Class during each Appraisal Review Period shall be exercised by the most senior Control Eligible Notes, if any.
(c) With respect to each Mortgage Loan (other than a Non‑Serviced Mortgage Loan), the Owned AB Whole Loan and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless such Mortgage Loan, Serviced Whole Loan or Owned AB Whole Loan has become a Corrected Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Companion Loan, Owned Subordinate Companion Loan or Serviced Whole Loan)), the Special Servicer shall (1) within thirty (30) days of each anniversary of the related Appraisal Reduction Event, and (2) upon its determination that the value of the related Mortgaged Property has materially changed, notify the Master Servicer of the occurrence of such anniversary or determination and order an Appraisal (which may be an update of a prior Appraisal), the cost of which shall be paid by the Master Servicer as a Servicing Advance or to the extent it would be a Nonrecoverable Advance, an expense of the Issuer, or conduct an internal valuation, as applicable and, promptly following receipt of any such Appraisal or performance of such valuation (or receipt of any Appraisal obtained in accordance with Section 4.05(b) above), shall deliver a copy thereof to the Master Servicer, the Note Administrator, the Indenture Trustee, the Operating Advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder.  Based upon such Appraisal or internal valuation (or any Appraisal obtained in accordance with Section 4.05(b) above) and receipt of information reasonably requested by the Special Servicer from the Master Servicer necessary to calculate the Appraisal Reduction Amount that is either in the Master Servicer’s possession or reasonably obtainable by the Master Servicer, the Special Servicer shall determine or redetermine, as applicable, and report to the Master Servicer, the Note Administrator, the Indenture Trustee, the Operating Advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder, the amount and calculation or recalculation of the Appraisal Reduction Amount with respect to such Mortgage Loan, Companion Loan, Owned Subordinate Companion Loan, Serviced Whole Loan or Owned AB Whole Loan, as applicable, and such report shall be delivered in the CREFC® Appraisal Reduction Amount Template format; provided, however, that the Special Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of the Master Servicer to provide sufficient information to the Special Servicer to comply with such duties or failure by the Master Servicer to otherwise comply with its obligations hereunder.  Such report shall also be forwarded by the Master Servicer (or the Special Servicer if the related Mortgage Loan is a Specially Serviced Mortgage Loan), to the extent the related Serviced Companion Loan has been included in an Other Securitization, to the Other Servicer of such Other Securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the Master Servicer (or the Special Servicer if the related Mortgage Loan is a Specially Serviced Mortgage Loan).  If the Special Servicer is required to redetermine the Appraisal Reduction Amount, such redetermined Appraisal Reduction Amount shall replace the prior Appraisal Reduction Amount with respect to such Mortgage Loan, Companion Loan, Owned Subordinate Companion Loan, Serviced Whole Loan or Owned AB Whole Loan, as applicable.  Prior to the occurrence of a Consultation Termination Event, the Special Servicer shall consult with the Directing Holder with respect to any Appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount.  Notwithstanding the foregoing but subject to Section 4.05(b), the Special Servicer will not be required to obtain an Appraisal or conduct an internal valuation, as applicable, with respect to a Mortgage Loan or related Companion Loan, Owned Subordinate Companion Loan, Serviced Whole Loan or Owned AB Whole Loan as to which an Appraisal Reduction Event has occurred to the extent the Special Servicer has obtained an Appraisal or conducted such a valuation (in accordance with requirements of this Agreement), as applicable, with respect to the related Mortgaged Property within the twelve‑month period immediately prior to the occurrence of such Appraisal Reduction Event.  Instead, the Special Servicer may use such prior Appraisal or valuation, as applicable, in calculating any Appraisal Reduction Amount with respect to such Mortgage Loan or related Companion Loan, Owned Subordinate Companion Loan, Serviced Whole Loan or Owned AB Whole Loan; provided that the Special Servicer is not aware of any material change to the related Mortgaged Property having occurred and affecting the validity of such Appraisal or valuation.
The Master Servicer shall deliver by electronic mail to the Special Servicer any information in its possession that is reasonably required to determine, calculate, redetermine or recalculate any Appraisal Reduction Amount, using reasonable efforts to deliver such information, within four (4) Business Days following the Special Servicer’s reasonable request therefor (which request shall be made promptly, but in no event later than ten (10) Business Days, after the Special Servicer’s receipt of the applicable Appraisal or preparation of the applicable internal valuation); provided, the Special Servicer’s failure to timely make such request shall not relieve the Master Servicer of its obligation to use reasonable efforts to provide such information to the Special Servicer within four (4) Business Days following the Special Servicer’s reasonable request.
(d) Any Mortgage Loan (other than a Non-Serviced Mortgage Loan), any related Serviced Companion Loan or Owned Subordinate Companion Loan and any Serviced Whole Loan or Owned AB Whole Loan, as applicable, previously subject to an Appraisal Reduction Amount, which has become a Corrected Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Owned Subordinate Companion Loan and any Serviced Whole Loan or Owned AB Whole Loan, as applicable), and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount.  Any Appraisal Reduction Amount in respect of a Non‑Serviced Whole Loan shall be calculated by the applicable party under and in accordance with and pursuant to the terms of the applicable Non-Serviced Servicing Agreement.
(e) Each Serviced Whole Loan and the Owned AB Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan(s) (or Owned Subordinate Companion Loan) that comprise such Serviced Whole Loan (or Owned AB Whole Loan, as applicable).  Any Appraisal Reduction Amount in respect of a Serviced AB Whole Loan (or Owned AB Whole Loan) will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, first, to the related AB Subordinate Companion Loan (or Owned Subordinate Companion Loan, as applicable) (until its principal balance is notionally reduced to zero by such Appraisal Reduction Amounts) and second, to the related AB Mortgage Loan (or Owned AB Mortgage Loan, as applicable).  Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Whole Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan, based upon their respective Stated Principal Balances.
Section 4.06          [RESERVED].
Section 4.07          Investor Q&A Forum; Investor Registry; and Rating Agency Q&A Forum and Document Request Tool.  (a)  The Note Administrator shall make available, only to Privileged Persons, the Investor Q&A Forum.  The “Investor Q&A Forum” shall be a service available on the Note Administrator’s Website, where (i) Noteholders and beneficial owners of Notes that are Privileged Persons may submit questions to (A) the Note Administrator relating to the Statement to Noteholders, (B) the Master Servicer or the Special Servicer, as applicable, relating to the reports being made available pursuant to Section 3.13(b), the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (C) the Operating Advisor relating to the Operating Advisor Annual Report or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in any Operating Advisor Annual Report (each an “Inquiry” and collectively, “Inquiries”), and (ii) Privileged Persons may view Inquiries that have been previously submitted and answered, together with the answers thereto.  Upon receipt of an Inquiry for the Master Servicer, the Special Servicer, Note Administrator or the Operating Advisor, as applicable, and in the case of any Inquiry relating to a Non-Serviced Mortgage Loan, to the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer, as applicable, the Note Administrator shall forward the Inquiry to the appropriate person (in the case of the Master Servicer to the following:  [EMAIL ADDRESS]), in each case within a commercially reasonable period of time following receipt thereof.  Following receipt of an Inquiry, the Master Servicer, the Special Servicer, the Note Administrator or the Operating Advisor, as applicable, unless such party determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Master Servicer, Special Servicer or the Operating Advisor, as applicable, shall be delivered to the Note Administrator by electronic mail.  In the case of an Inquiry relating to a Non-Serviced Mortgage Loan, the Note Administrator shall make reasonable efforts to obtain an answer from the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable; provided that the Note Administrator shall not be responsible for the content of such answer or any delay or failure to obtain such answer.  The Note Administrator shall post (within a commercially reasonable period of time following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Note Administrator’s Website.  If the Note Administrator, the Master Servicer, the Special Servicer or the Operating Advisor determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described above, (ii) answering any Inquiry would not be in the best interests of the Issuer and/or the Noteholders, (iii) answering any Inquiry would be in violation of applicable law, the applicable Mortgage Loan documents or this Agreement, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Master Servicer, the Special Servicer, the Note Administrator or the Operating Advisor, as applicable, (v) answering any Inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception, or (vi) answering any Inquiry is otherwise, for any reason, not advisable, it shall not be required to answer such Inquiry and, in the case of the Master Servicer, the Special Servicer or the Operating Advisor, shall promptly notify the Note Administrator of such determination.  In addition, no party shall post or otherwise disclose any direct communications with the Directing Holder as part of its response to any Inquiries.  The Note Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry will not be answered.  Any notice by the Note Administrator to the Person who submitted an Inquiry that will not be answered shall include the following statement:  “Because the Indenture and Servicing Agreement provides that the Master Servicer, the Special Servicer, the Note Administrator and the Operating Advisor shall not answer an Inquiry if it determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described in the Indenture, (ii) answering any Inquiry would not be in the best interests of the Issuer and/or the Noteholders, (iii) answering any Inquiry would be in violation of applicable law or the applicable Mortgage Loan documents, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional costs or expenses to the Indenture Trustee, the Master Servicer, the Special Servicer, the Note Administrator or Operating Advisor, as applicable, (v) answering any Inquiry would require the disclosure of Privileged Information, or (vi) answering any Inquiry is otherwise, for any reason, not advisable, no inference should or may be drawn from the fact that the Master Servicer, the Special Servicer, the Note Administrator or the Operating Advisor has declined to answer the Inquiry.”  Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor, the Underwriters or any of their respective Affiliates.  None of the Underwriters, Depositor, the Master Servicer, the Special Servicer, the Note Administrator, the Indenture Trustee or the Operating Advisor or any of their respective Affiliates will certify to any of the information posted in the Investor Q&A Forum and no such party shall have any responsibility or liability for the content of any such information.  The Note Administrator shall not be required to post to the Note Administrator’s Website any Inquiry or answer thereto that the Note Administrator determines, in its sole discretion, is administrative or ministerial in nature.  The Investor Q&A Forum will not reflect questions, answers and other communications that are not submitted via the Note Administrator’s Website.  Notwithstanding the foregoing, the Operating Advisor shall not be required to respond to any Inquiries from Noteholders for which its response would require the Operating Advisor to provide information to such inquiring Noteholders that they are otherwise not entitled to receive under the terms of this Agreement.
(b) The Note Administrator shall make available to any Noteholder and any Note Owner that is a Privileged Person, the Investor Registry.  The “Investor Registry” shall be a voluntary service available on the Note Administrator’s Website, where Noteholders and Note Owners that are Privileged Persons can register and thereafter obtain information with respect to any other Noteholder or Note Owner that has so registered.  Any person registering to use the Investor Registry will be required to certify that (a) it is a Noteholder or a Note Owner and a Privileged Person and (b) it grants authorization to the Note Administrator to make its name and contact information available on the Investor Registry for at least forty‑five (45) days from the date of such certification to persons entitled to access to the Investor Registry.  Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and email address, as well as certain optional fields such as address, phone, and Class(es) of Notes owned.  If any Noteholder or Note Owner notifies the Note Administrator that it wishes to be removed from the Investor Registry (which notice may not be within forty‑five (45) days of its registration), the Note Administrator shall promptly remove it from the Investor Registry.

The Note Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon.  The Note Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.
(c) The 17g‑5 Information Provider shall make available, only to NRSROs, the Rating Agency Q&A Forum and Document Request Tool.  The “Rating Agency Q&A Forum and Document Request Tool” shall be a service available on the 17g‑5 Information Provider’s Website, where NRSROs may (i) submit questions to the Note Administrator relating to any Statements to Noteholders, or submit questions to the Master Servicer or the Special Servicer, as applicable, relating to the reports prepared by such parties (each such submission, a “Rating Agency Inquiry”), and (ii) view Rating Agency Inquiries that have been previously submitted and answered, together with the responses thereto.  In addition, NRSROs may use the forum to submit requests (each such submission also, a “Rating Agency Inquiry”) to the Master Servicer for loan‑level reports and other related information.  Upon receipt of a Rating Agency Inquiry for the Master Servicer or the Special Servicer, the 17g‑5 Information Provider shall forward the Rating Agency Inquiry to the appropriate person (in the case of the Master Servicer to the following:  [EMAIL ADDRESS]), in each case within a commercially reasonable period of time following receipt thereof.  Following receipt of a Rating Agency Inquiry from the 17g‑5 Information Provider, the Master Servicer or the Special Servicer, as applicable, unless it determines not to answer such Rating Agency Inquiry as provided below, shall reply by email to the Note Administrator.  The 17g‑5 Information Provider shall post (within a commercially reasonable period of time following receipt of such response) such Rating Agency Inquiry with the related response thereto (or such reports, as applicable) to the Rating Agency Q&A Forum and Document Request Tool.  Any reports posted by the 17g‑5 Information Provider in response to an inquiry may be posted on a separate website or web page accessible by a link on the 17g‑5 Information Provider’s Website.  If the Note Administrator, the Master Servicer or the Special Servicer determines, in its respective sole discretion, that (i) answering any Rating Agency Inquiry would be in violation of applicable law, the Servicing Standard, this Agreement or any Mortgage Loan documents, (ii) answering any Rating Agency Inquiry would or is reasonably expected to result in a waiver of an attorney‑client privilege with, or the disclosure of attorney work product, or (iii) (A) answering any Rating Agency Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Note Administrator, the Master Servicer or the Special Servicer, as applicable, and (B) the Note Administrator, the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard (or in good faith, in the case of the Note Administrator) that the performance of such duties or the payment of such costs and expenses is beyond the scope of its duties in its capacity as Note Administrator, Master Servicer or Special Servicer, as applicable, under this Agreement, it shall not be required to answer such Rating Agency Inquiry and shall promptly notify the 17g‑5 Information Provider by email of such determination.  The 17g‑5 Information Provider shall promptly thereafter post the Rating Agency Inquiry with the reason it was not answered to the Rating Agency Q&A Forum and Document Request Tool.  The 17g‑5 Information Provider will not be liable for the failure by any other such Person to so answer.  Questions posted on the Rating Agency Q&A Forum and Document Request Tool shall not be attributed to the submitting NRSRO.  Answers posted on the Rating Agency Q&A Forum and Document Request Tool will be attributable only to the respondent, and shall not be deemed to be answers from any other person.  None of the Underwriters, the Depositor, or any of their respective Affiliates will certify to any of the information posted in the Rating Agency Q&A Forum and Document Request Tool and no such party shall have any responsibility or liability for the content of any such information.  The 17g‑5 Information Provider shall not be required to post to the 17g‑5 Information Provider’s Website any Rating Agency Inquiry or answer thereto that the 17g‑5 Information Provider determines, in its sole discretion, is administrative or ministerial in nature.  The Rating Agency Q&A Forum and Document Request Tool will not reflect questions, answers and other communications that are not submitted via the 17g‑5 Information Provider’s Website.
Section 4.08          Secure Data Room.  (a)  The Note Administrator shall create a Secure Data Room within 120 days following the Closing Date. The Depositor shall upon the receipt of each Mortgage Loan Seller’s Diligence File Certificate, deliver to the Note Administrator within 120 days following the Closing Date, an electronic copy of the Diligence Files for the Mortgage Loans that have been uploaded by the Mortgage Loan Sellers to the Designated Site.  Upon receipt thereof, the Note Administrator shall promptly upload the contents of each Diligence File actually received by it to the Secure Data Room.  Access to the Secure Data Room shall be granted by the Note Administrator to (i) the Asset Representations Reviewer and (ii) provided that the Note Administrator has received the Diligence File Certificate from each Mortgage Loan Seller pursuant to Section 2.01(h), any other Person at the direction of the Depositor, in each case, upon the occurrence of an Affirmative Asset Review Vote and receipt by the Note Administrator of a certification substantially in the form of Exhibit QQ (which shall be sent via electronic mail to [E-MAIL ADDRESS] or submitted electronically via the Note Administrator’s Website). In no case whatsoever shall Noteholders be permitted to access the Secure Data Room.  For the avoidance of doubt, the Note Administrator shall be under no obligation to post any documents or information to the Secure Data Room other than the contents of the Diligence Files initially delivered to it by the Depositor.
(b) The Note Administrator shall not have any obligation or duty to verify, review, confirm or otherwise determine whether the type, number or contents of any Diligence File delivered to the Note Administrator is accurate, complete, or relates to the transaction or confirm that all documents and information constituting any Diligence File have actually been delivered to the Note Administrator. In no case shall the Note Administrator be deemed to have obtained actual or constructive knowledge of the contents of, or information contained in, any Diligence File by virtue of posting such Diligence File to the Secure Data Room. If any document or information is posted in error, the Note Administrator may remove such document or information from the Secure Data Room. The Note Administrator shall not have any obligation to produce physical or electronic copies of any document or information provided to it for posting to the Secure Data Room. The Note Administrator will not be responsible or held liable for any other Person’s use or dissemination of the documents or information contained on the Secure Data Room; provided that such event or occurrence is not also a result of its own negligence, bad faith or willful misconduct.  The Note Administrator is not required to restrict access to the Secure Data Room on a loan-by-loan basis and any Person with access to the Secure Data Room shall covenant to access only the information necessary to perform its duties and responsibilities under this Agreement.
(c) Upon the resignation or removal of the Note Administrator pursuant to Section 9.07, the Note Administrator shall transfer electronic copies of the Diligence Files to a successor note administrator designated in writing by the Depositor or the Master Servicer, and all costs and expenses associated with the transfer of the Diligence Files shall be payable as part of the costs and expenses associated with the transfer of its responsibilities upon the resignation or removal of the Note Administrator pursuant to Section 9.07.  Following the date on which any Mortgage Loan is paid in full, liquidated, repurchased or otherwise removed from the Collateral, the Master Servicer or the Special Servicer, as applicable, may direct the Note Administrator in writing to delete the Diligence File related to such Mortgage Loan from the Secure Data Room; provided that absent such direction, the Note Administrator is not required to delete any Diligence File from the Secure Data Room.  After all Classes of Notes have been redeemed in full pursuant to Section 10.01, the Note Administrator shall be permitted to delete all files from the Secure Data Room.  Upon deletion, in no event is the Note Administrator obligated to reproduce or retrieve such deleted files.
[End of Article IV]
ARTICLE V

REMEDIES
Section 5.01          Occurrence of an Event of Default.
Upon becoming aware of the occurrence of an Event of Default, the Issuer, shall promptly notify (or shall procure the prompt notification of) the Indenture Trustee, the Note Administrator, the Servicer, the Special Servicer and the Operating Advisor in writing.
Section 5.02          Acceleration of Maturity; Recission and Annulment.
(a) If an Event of Default shall occur and be continuing (other than the Events of Default specified in clause (f) or (g) of the definition of “Event of Default”), the Indenture Trustee may (and shall at the direction of the Holders of a Majority of the Principal Balance of each Class of Notes voting as a separate Class (excluding any Notes owned by Seller Related Parties or the Issuer)), declare the principal of and accrued and unpaid interest on all the Notes to be immediately due and payable.  Upon any such declaration such principal, together with all accrued and unpaid interest thereon, and other amounts payable thereunder in accordance with the Priority of Payments will become immediately due and payable.  If an Event of Default described in clause (f) or (g) of the definition of “Event of Default” occurs, such an acceleration shall occur automatically and without any further action.  If the Notes are accelerated, payments shall be made in the order and priority set forth in Section 4.01(b) hereof.
(b) At any time after such a declaration of acceleration of Maturity of the Notes has been made, and before a judgment or decree for payment of the amounts due has been obtained by the Indenture Trustee as hereinafter provided in this Article 5, the Holders of a Majority of the Principal Balance of each Class of Notes (voting as a separate Class), other than with respect to an Event of Default specified in clause (d), (f), (g), or (i) of the definition of “Event of Default”, by written notice to the Issuer and the Indenture Trustee, may rescind and annul such declaration and its consequences if:

(i) the Issuer has paid or deposited with the Note Administrator a sum sufficient to pay:
(1) all unpaid installments of interest on and principal on the Notes that would be due and payable hereunder if the Event of Default giving rise to such acceleration had not occurred;
(2) all unpaid taxes of the Issuer, Company Administrative Expenses and other sums paid or advanced by or otherwise due and payable to the Note Administrator or to the Indenture Trustee hereunder;
(3) with respect to the Master Servicer and the Indenture Trustee, any amount due and payable for unreimbursed P&I Advances and interest thereon; and
(4) any Company Administrative Expense due and payable; and
(ii) the Indenture Trustee has received notice that all Events of Default, other than the non-payment of the interest and principal on the Notes that have become due solely by such acceleration, have been cured and the majority of the Senior Controlling Class, by written notice to the Indenture Trustee, has agreed with such notice (which agreement shall not be unreasonably withheld or delayed) or waived as provided in Section 5.14.
At any such time that the Indenture Trustee, subject to this Section 5.02(b), shall rescind and annul such declaration and its consequences as permitted hereinabove, the Collateral shall be preserved in accordance with the provisions of Section 5.05 with respect to the Event of Default that gave rise to such declaration; provided, however, that if such preservation of the Collateral is rescinded pursuant to Section 5.05, the Notes may be accelerated pursuant to the first paragraph of this Section 5.02(b), notwithstanding any previous rescission and annulment of a declaration of acceleration pursuant to this paragraph.
No such rescission shall affect any subsequent Default or impair any right consequent thereon.
(c) Subject to Section 5.04 and Section 5.05, the majority of the Senior Controlling Class shall have the right to direct the Indenture Trustee in the conduct of any proceedings for any remedy available to the Indenture Trustee or in the sale of any or all of the Collateral; provided that (i) such direction will not conflict with any rule of law or this Indenture; (ii) the Indenture Trustee may take any other action not inconsistent with such direction; (iii) the Indenture Trustee determines that such action will not involve it in liability (unless the Indenture Trustee has received security or indemnity satisfactory to it against any such liability); and (iv) any direction to undertake a sale of the Collateral may be made only as described in Section 5.17.  The Indenture Trustee shall be entitled to refuse to take any action absent such direction.
(d) As security for the payment by the Issuer of the compensation and expenses of the Indenture Trustee, the Note Administrator, and any sums the Indenture Trustee or Note Administrator shall be entitled to receive as indemnification by the Issuer, the Issuer hereby grants the Indenture Trustee a lien on the Collateral, which lien is senior to the lien of the Noteholders.  The Indenture Trustee’s lien shall be subject to the Priority of Payments and exercisable by the Indenture Trustee only if the Notes have been declared due and payable following an Event of Default and such acceleration has not been rescinded or annulled.
(e) The Holders of a Majority of the Principal Balance of each Class of Notes may, prior to the time a judgment or decree for the payment of amounts due has been obtained by the Indenture Trustee, waive any past Default on behalf of the Holders of all the Notes and its consequences in accordance with Section 5.14.
Section 5.03          Collection of Indebtedness and Suits for Enforcement by Indenture Trustee.
(a) The Issuer covenants that if a Default shall occur in respect of the payment of any interest and principal on any Class of Notes (but only after any amounts payable pursuant to Section 4.01(a) having a higher priority have been paid in full), the Issuer shall, upon demand of the Indenture Trustee or any affected Noteholder, pay to the Note Administrator on behalf of the Indenture Trustee, for the benefit of the Holder of such Note, the whole amount, if any, then due and payable on such Note for principal and interest or other payment with interest on the overdue principal and, to the extent that payments of such interest shall be legally enforceable, upon overdue installments of interest, at the applicable interest rate and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Note Administrator, the Indenture Trustee and such Noteholder and their respective agents and counsel.
If the Issuer fails to pay such amounts forthwith upon such demand, the Indenture Trustee, as Indenture Trustee of an express trust, and at the expense of the Issuer, may institute a proceeding for the collection of the sums so due and unpaid, and may prosecute such proceeding to judgment or final decree, and may enforce the same against the Issuer or any other obligor upon the Notes and collect the amounts adjudged or decreed to be payable in the manner provided by law out of the Collateral.
If an Event of Default occurs and is continuing, the Indenture Trustee shall proceed to protect and enforce its rights and the rights of the Noteholders by such proceedings (x) as directed by the majority of the Senior Controlling Class or (y) in the absence of direction by the majority of the Senior Controlling Class, as determined by the Indenture Trustee acting in good faith; provided, that (a) such direction must not conflict with any rule of law or with any express provision of this Indenture, (b) the Indenture Trustee may take any other action deemed proper by the Indenture Trustee that is not inconsistent with such direction, (c) the Indenture Trustee has been provided with security or indemnity satisfactory to it, and (d) notwithstanding the foregoing, any direction to the Indenture Trustee to undertake a sale of Collateral may be given only in accordance with the preceding paragraph, in connection with any sale and liquidation of all or a portion of the Collateral, the preceding sentence, and, in all cases, the applicable provisions of this Indenture.  Such proceedings shall be used for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Indenture Trustee by this Indenture or by law.  Any direction to the Indenture Trustee to undertake a sale of Collateral shall be forwarded to the Special Servicer, and the Special Servicer shall conduct any such sale in accordance with the terms hereof.
In the case where (x) there shall be pending proceedings relative to the Issuer under the Bankruptcy Code, or any other applicable bankruptcy, insolvency or other similar law, (y) a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer or its property, or (z) there shall be any other comparable proceedings relative to the Issuer, or the creditors or property of the Issuer, regardless of whether the principal of any Notes shall then be due and payable as therein expressed or by declaration, or otherwise and regardless of whether the Indenture Trustee shall have made any demand pursuant to the provisions of this Section 5.03, the Indenture Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise:
(i) to file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for reasonable compensation to the Indenture Trustee and each predecessor Indenture Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all expenses and liabilities incurred, and all advances made, by the Indenture Trustee and each predecessor Indenture Trustee, except as a result of negligence or bad faith) and of the Noteholders allowed in any proceedings relative to the Issuer or other obligor upon the Notes or to the creditors or property of the Issuer or such other obligor;
(ii) unless prohibited by applicable law and regulations, to vote on behalf of the Noteholders in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or of a Person performing similar functions in comparable proceedings; and
(iii) to collect and receive (or cause the Note Administrator to collect and receive) any amounts or other property payable to or deliverable on any such claims, and to distribute (or cause the Note Administrator to distribute) all amounts received with respect to the claims of the Noteholders and of the Indenture Trustee on their behalf; the Secured Parties, and any trustee, receiver or liquidator, custodian or other similar official is hereby authorized by each of the Noteholders to make payments to the Indenture Trustee (or the Note Administrator on its behalf), and, in the event that the Indenture Trustee shall consent to the making of payments directly to the Noteholders, to pay to the Indenture Trustee and the Note Administrator such amounts as shall be sufficient to cover reasonable compensation to the Indenture Trustee and the Note Administrator, each predecessor indenture trustee and note administrator, and their respective agents, attorneys and counsel, and all other reasonable expenses and liabilities incurred, and all advances made, by the Indenture Trustee.
Nothing herein contained shall be deemed to authorize the Indenture Trustee to authorize, consent to, vote for, accept or adopt, on behalf of any Noteholder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Indenture Trustee to vote in respect of the claim of any Noteholder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar Person.
All rights of action and of asserting claims under this Indenture, or under any of the Notes, may be enforced by the Indenture Trustee without the possession of any of the Notes or the production thereof in any trial or other proceedings relative thereto, and any action or proceedings instituted by the Indenture Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment, shall be applied as set forth in Section 5.07.
Notwithstanding anything in this Section 5.03 to the contrary, the Indenture Trustee may not sell or liquidate the Collateral or institute proceedings in furtherance thereof pursuant to this Section 5.03 unless the conditions specified in Section 5.05(a) are met and any sale of Collateral contemplated to be conducted by the Indenture Trustee under this Indenture shall be effected by the Special Servicer pursuant to the terms hereof, and the Indenture Trustee shall have no liability or responsibility for or in connection with any such sale.
(b) The Indenture Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee, its agents and counsel) and Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Indenture Trustee, and in the event that the Indenture Trustee shall consent to the making of such payments directly to Holders, to pay to the Indenture Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee, its agents and counsel. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Indenture Trustee, its agents and counsel shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Indenture Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Indenture Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 5.04          Remedies.
(a) If an Event of Default has occurred and is continuing, and the Notes have been declared due and payable and such declaration and its consequences have not been rescinded and annulled, the Issuer agrees that the Indenture Trustee, or, with respect to any sale of any Mortgage Loans, the Special Servicer, may, after notice to the Note Administrator and the Noteholders, and shall, upon direction by the majority of the Senior Controlling Class, to the extent permitted by applicable law, exercise one or more of the following rights, privileges and remedies:
(i) institute proceedings for the collection of all amounts then payable on the Notes or otherwise payable under this Indenture (whether by declaration or otherwise), enforce any judgment obtained and collect from the Collateral any amounts adjudged due;
(ii) sell all or a portion of the Collateral or rights of interest therein, at one or more public or private sales called and conducted in any manner permitted by law and in accordance with Section 5.17 hereof (provided that any such sale shall be conducted by the Special Servicer pursuant to the Servicing Agreement);
(iii) institute proceedings from time to time for the complete or partial foreclosure of this Indenture with respect to the Collateral;
(iv) exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the rights and remedies of the Secured Parties hereunder; and
(v) exercise any other rights and remedies that may be available at law or in equity;
provided, however, that no sale or liquidation of the Collateral or institution of proceedings in furtherance thereof pursuant to this Section 5.04 may be effected unless either of the conditions specified in Section 5.05(a) are met.
The Issuer shall, at the Issuer’s expense, upon request of the Indenture Trustee or the Special Servicer, obtain and rely upon an opinion of an Independent investment banking firm as to the feasibility of any action proposed to be taken in accordance with this Section 5.04 and as to the sufficiency of the proceeds and other amounts expected to be received with respect to the Collateral to make the required payments of principal of and interest on the Notes and other amounts payable hereunder, which opinion shall be conclusive evidence as to such feasibility or sufficiency.
(b) If an Event of Default as described in clause (e) of the definition of “Event of Default” shall have occurred and be continuing, the Indenture Trustee may, and at the request of the Holders of not less than [25]% of the Principal Balance of the Senior Controlling Class shall, institute a proceeding solely to compel performance of the covenant or agreement or to cure the representation or warranty, the breach of which gave rise to the Event of Default under such Section, and enforce any equitable decree or order arising from such proceeding.
(c) Upon any Sale, whether made under the power of sale hereby given or by virtue of judicial proceedings, any Noteholder or the Master Servicer or any of its Affiliates may bid for and purchase the Collateral or any part thereof and, upon compliance with the terms of Sale, may hold, retain, possess or dispose of such property in its or their own absolute right without accountability; and any purchaser at any such Sale may, in paying the purchase money, turn in any of the Notes in lieu of cash equal to the amount which shall, upon distribution of the net proceeds of such sale, be payable on the Notes so turned in by such Holder (taking into account the Class of such Notes).  Such Notes, in case the amounts so payable thereon shall be less than the amount due thereon, shall either be returned to the Holders thereof after proper notation has been made thereon to show partial payment or a new note shall be delivered to the Holders reflecting the reduced interest thereon.
(d) Upon any Sale, whether made under the power of sale hereby given or by virtue of judicial proceedings, the receipt of the Note Administrator or of the Officer making a sale under judicial proceedings shall be a sufficient discharge to the purchaser or purchasers at any sale for its or their purchase money and such purchaser or purchasers shall not be obliged to see to the application thereof.
Any such Sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall (x) bind the Issuer, the Indenture Trustee, the Note Administrator and the Noteholders, shall operate to divest all right, title and interest whatsoever, either at law or in equity, of each of them in and to the property sold and (y) be a perpetual bar, both at law and in equity, against each of them and their successors and assigns, and against any and all Persons claiming through or under them.
(e) Notwithstanding any other provision of this Indenture, none of the Master Servicer, the Indenture Trustee, the Note Administrator or any other Secured Party, the Holders of the Notes and the holders of the equity in the Issuer or third party beneficiary of this Indenture may, prior to the date which is one year and one day, or, if longer, the applicable preference period then in effect after the payment in full of all Notes, institute against, or join any other Person in instituting against, the Issuer or any Permitted Subsidiary any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under federal or State bankruptcy or similar laws of any jurisdiction.  Nothing in this Section 5.04 shall preclude, or be deemed to stop, the Master Servicer, the Indenture Trustee, the Note Administrator, or any other Secured Party (i) from taking any action prior to the expiration of the aforementioned one year and one day period, or, if longer, the applicable preference period then in effect in (A) any case or proceeding voluntarily filed or commenced by the Issuer or (B) any involuntary insolvency proceeding filed or commenced by a Person other than the Indenture Trustee, the Note Administrator or any other Secured Party, or (ii) from commencing against the Issuer or any of their respective properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.
Section 5.05          Preservation of Collateral.
(a) Notwithstanding anything to the contrary herein, if an Event of Default shall have occurred and be continuing when any of the Notes are Outstanding, the Indenture Trustee shall (except as otherwise expressly permitted or required under this Indenture) retain the Collateral securing the Notes, collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of the Collateral and the Notes in accordance with the Priority of Payments and the provisions of Articles III and IV and shall not sell or liquidate the Collateral, unless either:

(i) the Note Administrator, pursuant to Section 5.05(c), determines that the anticipated proceeds of a sale or liquidation of the Collateral (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the amounts then due and unpaid on the Notes for principal and interest (including accrued and unpaid Deferred Interest), and, upon receipt of information from Persons to whom fees are expenses are payable, all other amounts payable prior to payment of principal on the Notes due and payable pursuant to Section 4.01(b) and the Holders of the majority of the Senior Controlling Class agrees with such determination; or
(ii) the holders of Notes evidencing at least [66-2/3]% of the aggregate outstanding Principal Balance of each Class of Notes (voting as a separate Class and excluding any Notes held by Seller Related Parties or the Issuer) directs the sale and liquidation of all or a portion of the Collateral.
In the event of a sale of a portion of the Collateral pursuant to clause (ii) above, the Special Servicer shall sell that portion of the Collateral identified by the requisite Noteholders, pursuant to a written direction in form and substance satisfactory to the Indenture Trustee, and all proceeds of such sale shall be remitted to the Note Administrator for payment in the order set forth in Section 4.01(b).  The Note Administrator shall give written notice of the retention of the Collateral by the Custodian to the Issuer, the Indenture Trustee, the Servicer, the Special Servicer, the Directing Holder, the Operating Advisor and the Rating Agencies.  So long as such Event of Default is continuing, any such retention pursuant to this Section 5.05(a) may be rescinded at any time when the conditions specified in clause (i) or (ii) above exist.
(b) Nothing contained in Section 5.05(a) shall be construed to require a sale of the Collateral securing the Notes if the conditions set forth in this Section 5.05(a) are not satisfied.  Nothing contained in Section 5.05(a) shall be construed to require the Indenture Trustee to preserve the Collateral securing the Notes if prohibited by applicable law.
(c) In determining whether the condition specified in Section 5.05(a)(i) exists, the Special Servicer shall obtain bid prices with respect to each Mortgage Loan from two dealers that, at that time, engage in the trading, origination or securitization of mortgage assets similar to the Mortgage Loans (or, if only one such dealer can be engaged, then the Special Servicer shall obtain a bid price from such dealer or, if no such dealer can be engaged, from a pricing service).  The Special Servicer shall compute the anticipated proceeds of sale or liquidation on the basis of the lowest of such bid prices for each such Mortgage Loan and provide the Indenture Trustee and the Note Administrator with the results thereof.  For the purposes of determining issues relating to the market value of any Mortgage Loan and the execution of a sale or other liquidation thereof, the Special Servicer may, but need not, retain at the expense of the Issuer and rely on an opinion of an Independent investment banking firm of national reputation or other appropriate advisors (the cost of which shall be payable as a Company Administrative Expense) in connection with a determination as to whether the condition specified in Section 5.05(a)(i) exists.
The Note Administrator shall promptly deliver to the Noteholders and the Servicer, and the Note Administrator shall post to the Note Administrator’s Website, a report stating the results of any determination required to be made pursuant to Section 5.05(a)(i).

Section 5.06          Indenture Trustee May Enforce Claims Without Possession of Notes.  All rights of action and claims under this Indenture or under any of the Notes may be prosecuted and enforced by the Indenture Trustee without the possession of any of the Notes or the production thereof in any trial or other proceeding relating thereto, and any such action or proceeding instituted by the Indenture Trustee shall be brought in its own name as trustee of an express trust.  Any recovery of judgment in respect of the Notes shall be applied as set forth in Section 5.07 hereof.
In any proceedings brought by the Indenture Trustee (and in any proceedings involving the interpretation of any provision of this Indenture to which the Indenture Trustee shall be a party) in respect of the Notes, the Indenture Trustee shall be deemed to represent all the Holders of the Notes.
Section 5.07          Application of Amounts Collected.  Any amounts collected by the Note Administrator with respect to the Notes pursuant to this Article V and any amounts that may then be held or thereafter received by the Note Administrator with respect to the Notes hereunder shall be applied subject to Section 13.01 hereof and in accordance with the Priority of Payments set forth in Section 4.01(a) or Section 4.01(b) hereof, at the date or dates fixed by the Note Administrator.
Section 5.08          Limitation on Suits.  No Holder of any Notes shall have any right to institute any proceedings (the right of a Noteholder to institute any proceeding with respect to this Indenture is subject to any non-petition covenants set forth in this Indenture), judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:
(a) such Holder has previously given to the Indenture Trustee written notice of an Event of Default;
(b) except as otherwise provided in Section 5.09 hereof, the Holders of at least [25]% of the then Principal Balance of the Senior Controlling Class shall have made written request to the Indenture Trustee to institute proceedings in respect of such Event of Default in its own name as Indenture Trustee hereunder and such Holders have offered to the Indenture Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;
(c) the Indenture Trustee for thirty (30) days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
(d) no direction inconsistent with such written request has been given to the Indenture Trustee during such [30-day] period by the majority of the Senior Controlling Class; it being understood and intended that no one or more Holders of Notes shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders of Notes of the same Class or to obtain or to seek to obtain priority or preference over any other Holders of the Notes of the same Class or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders of Notes of the same Class subject to and in accordance with Section 6.10 hereof and the Priority of Payments.
In the event the Indenture Trustee shall receive conflicting or inconsistent requests and indemnity from two or more groups of Holders of the Senior Controlling Class, each representing less than the majority of the Senior Controlling Class, the Indenture Trustee shall not be required to take any action until it shall have received the direction of the majority of the Senior Controlling Class.
Section 5.09          Unconditional Rights of Noteholders to Receive Principal and Interest.  Notwithstanding any other provision in this Indenture (except for Section 4.01(h)), the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Note as such principal, interest and other amounts become due and payable in accordance with the Priority of Payments and Section 6.10, and, subject to the provisions of Section 5.04 and Section 5.08, to institute proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder; provided, however, that the right of such Holder to institute proceedings for the enforcement of any such payment shall not be subject to the 25% threshold requirement set forth in Section 5.08(b).
Section 5.10          Restoration of Rights and Remedies.  If the Indenture Trustee or any Noteholder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Indenture Trustee or to such Noteholder, then (and in every such case) the Issuer, the Indenture Trustee, and the Noteholder shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Indenture Trustee and the Noteholders shall continue as though no such proceeding had been instituted.
Section 5.11          Rights and Remedies Cumulative.  No right or remedy herein conferred upon or reserved to the Indenture Trustee or to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
Section 5.12          Delay or Omission Not Waiver.  No delay or omission of the Indenture Trustee or of any Noteholder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein or a waiver of a subsequent Event of Default.  Every right and remedy given by this Article V or by law to the Indenture Trustee, or to the Noteholders may be exercised from time to time, and as often as may be deemed expedient, by the Indenture Trustee, or by the Noteholders, as the case may be.
Section 5.13          Control by the Senior Controlling Class.  Subject to Section 5.02(a) and Section 5.02(b), but notwithstanding any other provision of this Indenture, if an Event of Default shall have occurred and be continuing when any of the Notes are Outstanding, the majority of the Senior Controlling Class shall have the right to cause the institution of, and direct the time, method and place of conducting, any proceeding for any remedy available to the Indenture Trustee and for exercising any trust, right, remedy or power conferred on the Indenture Trustee in respect of the Notes; provided that:
(a) such direction shall not conflict with any rule of law or with this Indenture;
(b) the Indenture Trustee may take any other action deemed proper by the Indenture Trustee that is not inconsistent with such direction; provided, however, that, subject to Section 9.01, the Indenture Trustee need not take any action that it determines might involve it in liability (unless the Indenture Trustee has received indemnity satisfactory to it against such liability as set forth below);
(c) the Indenture Trustee shall have been provided with indemnity satisfactory to it; and
(d) notwithstanding the foregoing, any direction to the Indenture Trustee to undertake a Sale of the Collateral shall be performed by the Special Servicer on behalf of the Indenture Trustee, and must satisfy the requirements of Section 5.05.
Section 5.14          Waiver of Past Defaults.  Prior to the time a judgment or decree for payment of the amounts due has been obtained by the Indenture Trustee, as provided in this Article V, the Holders of a Majority of the Principal Balance of each and every Class of Notes (voting as a separate Class) may, on behalf of the Holders of all the Notes, waive any past Default in respect of the Notes and its consequences, except a Default:
(a) in the payment of principal of any Note;
(b) in the payment of interest in respect of the Senior Controlling Class;
(c) in respect of a covenant or provision hereof that, under Section 14.01, cannot be modified or amended without the waiver or consent of the Holder of each Outstanding Note adversely affected thereby; or
(d) in respect of any right, covenant or provision hereof for the individual protection or benefit of the Indenture Trustee or the Note Administrator, without the Indenture Trustee’s or the Note Administrator’s express written consent thereto, as applicable.
In the case of any such waiver, the Issuer, the Indenture Trustee, and the Holders of the Notes shall be restored to their respective former positions and rights hereunder, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.
Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.  Any such waiver shall be effectuated upon receipt by the Indenture Trustee and the Note Administrator of a written waiver by such Majority of the Principal Balance of each Class of Notes.
Section 5.15          Undertaking for Costs.  All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Indenture Trustee for any action taken or omitted by it as Indenture Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 5.15 shall not apply to any suit instituted by (x) the Indenture Trustee, (y) any Noteholder, or group of Noteholders, holding in the aggregate more than 10% of the Principal Balance of the Senior Controlling Class or (z) any Noteholder for the enforcement of the payment of the principal of or interest on any Note or any other amount payable hereunder on or after the Stated Maturity Date (or, in the case of redemption, on or after the applicable Redemption Date).
Section 5.16          Waiver of Stay or Extension Laws.  The Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force (including but not limited to filing a voluntary petition under Chapter 11 of the Bankruptcy Code and by the voluntary commencement of a proceeding or the filing of a petition seeking winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect), which may affect the covenants, the performance of or any remedies under this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Indenture Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.
Section 5.17          Sale of Collateral.
(a) The power to effect any sale (a “Sale”) of any portion of the Collateral pursuant to Section 5.04 and 5.05 hereof shall not be exhausted by any one or more Sales as to any portion of such Collateral remaining unsold, but shall continue unimpaired until all amounts secured by the Collateral shall have been paid or if there are insufficient proceeds to pay such amount until the entire Collateral shall have been sold.  The Special Servicer may, upon notice to the Noteholders, and shall, upon direction of the majority of the Senior Controlling Class, from time to time postpone any Sale by public announcement made at the time and place of such Sale; provided, however, that if the Sale is rescheduled for a date more than three (3) Business Days after the date of the determination by the Special Servicer pursuant to Section 5.05(a)(i) hereof, such Sale shall not occur unless and until the Special Servicer has again made the determination required by Section 5.05(a)(i) hereof.  The Indenture Trustee hereby expressly waives its rights to any amount fixed by law as compensation for any Sale; provided that the Special Servicer shall be authorized to deduct the reasonable costs, charges and expenses incurred by it, or by the Indenture Trustee or the Note Administrator in connection with such Sale from the proceeds thereof.
(b) The Notes need not be produced in order to complete any such Sale, or in order for the net proceeds of such Sale to be credited against amounts owing on the Notes.
(c) The Indenture Trustee shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Collateral in connection with a Sale thereof, which, in the case of any Mortgage Loans, shall be upon request and delivery of any such instruments by the Special Servicer.  In addition, the Special Servicer, with respect to Mortgage Loans, and the Indenture Trustee, with respect to any other Collateral, is hereby irrevocably appointed the agent and attorney in fact of the Issuer to transfer and convey its interest in any portion of the Collateral in connection with a Sale thereof, and to take all action necessary to effect such Sale.  No purchaser or transferee at such a Sale shall be bound to ascertain the Indenture Trustee’s or Special Servicer’s authority, to inquire into the satisfaction of any conditions precedent or to see to the application of any amounts.
(d) In the event of any Sale of the Collateral pursuant to Section 5.04 or Section 5.05, payments shall be made in the order and priority set forth in Section 4.01(a)(i) in the same manner as if the Notes had been accelerated.
(e) Notwithstanding anything herein to the contrary, any sale by the Indenture Trustee of any portion of the Collateral shall be executed by the Special Servicer on behalf of the Issuer, and the Indenture Trustee shall have no responsibility or liability therefor.
Section 5.18          Action on the Notes.  The Indenture Trustee’s right to seek and recover judgment on the Notes or under this Indenture shall not be affected by the application for or obtaining of any other relief under or with respect to this Indenture.  Neither the lien of this Indenture nor any rights or remedies of the Indenture Trustee or the Noteholders shall be impaired by the recovery of any judgment by the Indenture Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Collateral or upon any of the Collateral of the Issuer.
Section 5.19          Obligations of the Issuer and Conditions Precedent.
(a) Prior to the issuance of the Notes on the Closing Date, the Issuer shall cause the following conditions to be satisfied:
(i) The Grant pursuant to the Granting Clauses of this Indenture of all of the Issuer’s right, title and interest in and to the Collateral shall be effective and all Mortgage Loans acquired in connection therewith purchased by the Issuer on the Closing Date (as set forth in Schedule A attached hereto) together with the Mortgage Note and other Asset Documents with respect thereto shall have been delivered to, and received by, the Custodian on behalf of the Indenture Trustee, without recourse (except as expressly provided in each applicable Mortgage Loan Purchase Agreement), to the extent set forth in Article II;

(ii) A certificate of an officer of the Issuer given on behalf of the Issuer and without personal liability, dated as of the Closing Date, delivered to the Indenture Trustee and the Note Administrator, to the effect that, in the case of each  Mortgage Loan pledged to the Indenture Trustee for inclusion in the Collateral on the Closing Date and immediately prior to the delivery thereof on the Closing Date:
(A) the Issuer is the owner of such Mortgage Loan free and clear of any liens, claims or encumbrances of any nature whatsoever except for those which are being released on the Closing Date;
(B) the Issuer has acquired its ownership in such Mortgage Loan in good faith without notice of any adverse claim, except as described in paragraph (A) above;
(C) the Issuer has not assigned, pledged or otherwise encumbered any interest in such Mortgage Loan (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests Granted pursuant to this Indenture;
(D) the Mortgage Loan documents with respect to such Mortgage Loan do not prohibit the Issuer from Granting a security interest in and assigning and pledging such Mortgage Loan to the Indenture Trustee; and
(E) (1) the Grant pursuant to the Granting Clauses of this Indenture  shall, upon execution and delivery of this Indenture by the parties hereto, result in a valid and continuing security interest in favor of the Indenture Trustee for the benefit of the Secured Parties in all of the Issuer’s right, title and interest in and to the Mortgage Loans pledged to the Indenture Trustee for inclusion in the Collateral on the Closing Date; and
(2) upon the delivery of each Mortgage Note evidencing the obligations of the borrowers under each Mortgage Loan to the Custodian on behalf of the Indenture Trustee, at the Custodian’s office in [LOCATION], the Indenture Trustee’s security interest in all Mortgage Loans shall be a validly perfected, first priority security interest under the UCC as in effect in the State of Minnesota.
(iii) Evidence of the establishment of the Payment Account, the Custodial Account, the Collection Account, the Participated Mortgage Loan Collection Accounts, Future Funding Reserve Account and the Permitted Funded Companion Participation Acquisition Account has been received.
[End of Article V]

ARTICLE VI

THE NOTES
Section 6.01          The Notes.  (a)  The Notes to be issued on the Closing Date shall be executed by the Issuer upon compliance with Section 5.18 and shall be delivered to the Authenticating Agent for authentication and thereupon the same shall be authenticated and delivered by the Authenticating Agent.  The Notes will be substantially in the respective forms annexed hereto as Exhibits A‑1 through and including A‑24, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement or as may, in the reasonable judgment of the Issuer, be necessary, appropriate or convenient to comply, or facilitate compliance, with applicable laws, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required by law, or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution thereof.  The Class [LOAN-SPECIFIC] Notes will be issued in minimum denominations of $100,000 and integral multiples of $1 in excess of $100,000.  The Offered Notes will be issuable only in minimum Denominations of authorized initial Principal Balance of not less than $10,000, and in integral multiples of $1.00 in excess thereof.  The Non‑Registered Notes will be issuable in minimum Denominations of authorized initial Principal Balance of not less than $100,000, and in integral multiples of $1.00 in excess thereof.  If the Original Principal Balance or initial Notional Amount, as applicable, of any Class does not equal an integral multiple of $1.00, then a single additional Note of such Class may be issued in a minimum denomination of authorized initial Principal Balance or initial Notional Amount, as applicable, that includes the excess of (i) the Original Principal Balance of such Class over (ii) the largest integral multiple of $1.00 that does not exceed such amount.  The Class [ARD] Notes shall be issued, maintained and transferred in minimum percentage interests of 10% of such Class [ARD] Notes and in integral multiples of 1% in excess thereof.
(a) One authorized signatory shall sign the Notes for the Issuer by manual or facsimile signature.  If an authorized signatory whose signature is on a Note no longer holds that office at the time the Note Registrar countersigns the Note, the Note shall be valid nevertheless.  A Note shall not be valid until an authorized signatory of the Note Registrar (who may be the same officer who executed the Note) manually countersigns the Note.  The signature shall be conclusive evidence that the Note has been executed and countersigned under this Agreement.
Section 6.02          Form and Registration.  No transfer of any Non‑Registered Note shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction which does not require such registration or qualification.  If a transfer (other than one by the Depositor to an Affiliate thereof or by the Initial Purchasers to [DIRECTING HOLDER]) is to be made in reliance upon an exemption from the Securities Act, and under the applicable state securities laws, then either:
(a) Each Class of the Non‑Registered Notes sold to institutions that are non-United States Securities Persons in Offshore Transactions in reliance on Regulation S under the Act shall initially be represented by a temporary book‑entry note in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto

(each a “Temporary Regulation S Book‑Entry Note”), which shall be deposited on the Closing Date on behalf of the purchasers of the Non‑Registered Notes represented thereby with the Note Registrar, at its principal trust office, as custodian, for the Depository, and registered in the name of the Depository or the nominee of the Depository for the account of designated agents holding on behalf of Euroclear and/or Clearstream.  Prior to the expiration of the 40‑day period commencing on the later of the commencement of the offering and the Closing Date (the “Restricted Period”), beneficial interests in each Temporary Regulation S Book‑Entry Note may be held only through Euroclear or Clearstream.  After the expiration of the Restricted Period, a beneficial interest in a Temporary Regulation S Book‑Entry Note may be exchanged for an interest in the related Regulation S Book‑Entry Note in the applicable form set forth as an exhibit hereto in accordance with the procedures set forth in Section 6.03(f).  During the Restricted Period, payments due in respect of a beneficial interest in a Temporary Regulation S Book‑Entry Note shall only be made upon delivery to the Note Registrar by Euroclear or Clearstream, as applicable, of a Non‑U.S. Beneficial Ownership Certification.  After the expiration of the Restricted Period, payments due in respect of any beneficial interests in a Temporary Regulation S Book‑Entry Note shall not be made to the holders of such beneficial interests unless exchange for a beneficial interest in the Regulation S Book‑Entry Note of the same Class is improperly withheld or refused.  The aggregate Principal Balance of a Temporary Regulation S Book‑Entry Note or a Regulation S Book‑Entry Note may from time to time be increased or decreased by adjustments made on the records of the Note Registrar, as custodian for the Depository, as hereinafter provided.
On the Closing Date, the Issuer shall execute, the Authenticating Agent shall authenticate, and the Note Administrator shall deliver to the Note Registrar the Regulation S Book‑Entry Notes, which shall be held by the Note Registrar for purposes of effecting the exchanges contemplated by the preceding paragraph.  [NOTE ADMINISTRATOR] is hereby initially appointed the Issuer with the power to act, on the Issuer’s behalf, in the authentication and delivery of the Notes in connection with transfers and exchanges as herein provided.  If [NOTE ADMINISTRATOR] is removed as Note Administrator, then [NOTE ADMINISTRATOR] shall be terminated as Authenticating Agent.  If the Authenticating Agent is terminated, the Issuer shall appoint a successor authenticating agent, which may be the Indenture Trustee or an Affiliate thereof.  Presentations and surrenders of Notes shall be made at, and notices and demands shall be served on, the Paying Agent at its corporate trust office and the Issuer hereby appoints the Paying Agent as its agent to receive such respective presentations, surrenders, notices and demands.
The Class [LOAN-SPECIFIC] Notes shall not be offered in Offshore Transactions in reliance on Regulation S under the Act.
(b) Notes of each Class of Non‑Registered Notes offered and sold to Qualified Institutional Buyers in reliance on Rule 144A under the Act (“Rule 144A”) shall be represented by Rule 144A Book‑Entry Notes, which shall be deposited with the Note Registrar or an agent of the Note Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository.  The aggregate Note Balance of a Rule 144A Book‑Entry Note may from time to time be increased or decreased by adjustments made on the records of the Note Registrar, as custodian for the Depository, as hereinafter provided.  The Class [LOAN-

SPECIFIC] Notes may only be offered and sold to Qualified Institutional Buyers in reliance on Rule 144A.
(c) Notes of each Class of Non‑Registered Notes that are initially offered and sold to investors that are Institutional Accredited Investors that are not Qualified Institutional Buyers (the “Non‑Book Entry Notes”) shall be in the form of Definitive Notes, substantially in the applicable form set forth as an exhibit hereto, and shall be registered in the name of such investors or their nominees by the Note Registrar who shall deliver the notes for such Non‑Book Entry Notes to the respective beneficial owners or owners.  The Class [LOAN-SPECIFIC] Notes shall not be offered, sold or transferred to investors that are Institutional Accredited Investors who are not also Qualified Institutional Buyers.
(d) Owners of beneficial interests in Book‑Entry Notes of any Class shall not be entitled to receive physical delivery of certificated Notes unless:  (i) the Depository advises the Note Registrar in writing that the Depository is no longer willing or able to discharge properly its responsibilities as depository with respect to the Book‑Entry Notes of such Class or ceases to be a Clearing Agency, and the Note Registrar and the Depository are unable to locate a qualified successor within ninety (90) days of such notice or (ii) the Indenture Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Holders of such Class and the Indenture Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Note Registrar to obtain possession of the Notes of such Class; provided, however, that under no circumstances will certificated Non‑Registered Notes be issued to beneficial owners of a Temporary Regulation S Book‑Entry Note.  Upon notice of the occurrence of any of the events described in clause (i) or (ii) above with respect to any Notes of a Class that are in the form of Book‑Entry Notes and upon surrender by the Depository of any Book‑Entry Note of such Class and receipt from the Depository of instructions for re‑registration, the Note Registrar shall issue Notes of such Class in the form of Definitive Notes (bearing, in the case of a Definitive Note issued for a Rule 144A Book‑Entry Note, the same legends regarding transfer restrictions borne by such Book‑Entry Note), and thereafter the Note Registrar shall recognize the Holders of such Definitive Notes as Noteholders under this Agreement.  Unless and until Definitive Notes are issued in respect of a Class of Book‑Entry Notes, beneficial ownership interests in such Class of Notes will be maintained and transferred on the book entry records of the Depository and Depository Participants, and all references to actions by Holders of such Class of Notes will refer to action taken by the Depository upon instructions received from the related registered Holders of Notes through the Depository Participants in accordance with the Depository’s procedures and, except as otherwise set forth herein, all references herein to payments, notices, reports and statements to Holders of such Class of Notes will refer to payments, notices, reports and statements to the Depository or its nominee as the registered Holder thereof, for payment to the related registered Holders of Notes through the Depository Participants in accordance with the Depository’s procedures.
Section 6.03          Registration of Transfer and Exchange of Notes.  (a)  The Note Administrator shall keep or cause to be kept at the Corporate Trust Office books (the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Note Administrator shall provide for the registration of Notes and of transfers and exchanges of Notes as herein provided (the Note Administrator, in such capacity, being the “Note Registrar”).  In such capacities, the Note Administrator shall be responsible for, among other things,

(i) maintaining the Note Register and a record of the aggregate holdings of Notes of each Class of Non‑Registered Notes represented by a Temporary Regulation S Book‑Entry Note, a Regulation S Book‑Entry Note and a Rule 144A Book‑Entry Note and accepting Notes for exchange and registration of transfer and (ii) transmitting to the Depositor, the Master Servicer and the Special Servicer any notices from the Noteholders.
(b) Subject to the restrictions on transfer set forth in this Article VI, upon surrender for registration of transfer of any Note, the Note Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes in authorized denominations, in like aggregate interest and of the same Class.
(c) Rule 144A Book‑Entry Note to Temporary Regulation S Book‑Entry Note.  If a holder of a beneficial interest in the Rule 144A Book‑Entry Note deposited with the Note Registrar as custodian for the Depository wishes at any time during the Restricted Period to exchange its interest in such Rule 144A Book‑Entry Note for an interest in the Temporary Regulation S Book‑Entry Note of the same Class, or to transfer its interest in such Rule 144A Book‑Entry Note to a Person who is required to take delivery thereof in the form of an interest in the Temporary Regulation S Book‑Entry Note of the same Class, such holder may, subject to the rules and procedures of the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in such Temporary Regulation S Book‑Entry Note.  Upon receipt by the Note Registrar, as registrar, at its office designated in Section 6.07 hereof, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Note Registrar to credit, or cause to be credited, a beneficial interest in the Temporary Regulation S Book‑Entry Note in an amount equal to the beneficial interest in the Rule 144A Book‑Entry Note to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the Euroclear or Clearstream account to be credited with such increase and the name of such account and (3) a certificate in the form of Exhibit I hereto given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Book‑Entry Notes and pursuant to and in accordance with Regulation S, then the Note Registrar shall instruct the Depository to reduce, or cause to be reduced, the Principal Balance of the Rule 144A Book‑Entry Note and to increase, or cause to be increased, the Principal Balance of the Temporary Regulation S Book‑Entry Note by the aggregate Principal Balance of the beneficial interest in the Rule 144A Book‑Entry Note to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions (who shall be the agent member of Euroclear or Clearstream, or both) a beneficial interest in the Temporary Regulation S Book‑Entry Note equal to the reduction in the Principal Balance of the Rule 144A Book‑Entry Note, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Book‑Entry Note that is being exchanged or transferred.
(d) Rule 144A Book‑Entry Note to Regulation S Book‑Entry Note.  If a holder of a beneficial interest in the Rule 144A Book‑Entry Note deposited with the Note Registrar as custodian for the Depository wishes at any time following the Restricted Period to exchange its interest in such Rule 144A Book‑Entry Note for an interest in the Regulation S Book‑Entry Note of the same Class, or to transfer its interest in such Rule 144A Book‑Entry Note to a Person who is required to take delivery thereof in the form of an interest in a

Regulation S Book‑Entry Note, such holder may, subject to the rules and procedures of the Depository, exchange, or cause the exchange of, such interest for an equivalent beneficial interest in such Regulation S Book‑Entry Note.  Upon receipt by the Note Registrar, as registrar, at its office designated in Section 6.07 hereof, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Note Registrar to credit or cause to be credited a beneficial interest in the Regulation S Book‑Entry Note in an amount equal to the beneficial interest in the Rule 144A Book‑Entry Note to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with such increase and (3) a certificate in the form of Exhibit J hereto given by the holder of such beneficial interest stating (A) that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Book‑Entry Notes and pursuant to and in accordance with Regulation S, or (B) that the transferee is otherwise entitled to hold its interest in the applicable Notes in the form of an interest in the Regulation S Book‑Entry Note, without any registration of such Notes under the Act (in which case such certificate shall enclose an Opinion of Counsel to such effect and such other documents as the Note Registrar may reasonably require), then the Note Registrar shall instruct the Depository to reduce, or cause to be reduced, the Principal Balance of the Rule 144A Book‑Entry Note and to increase, or cause to be increased, the Principal Balance of the Regulation S Book‑Entry Note by the aggregate Principal Balance of the beneficial interest in the Rule 144A Book‑Entry Note to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Book‑Entry Note equal to the reduction in the Principal Balance of the Rule 144A Book‑Entry Note, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Book‑Entry Note that is being exchanged or transferred.
(e) Temporary Regulation S Book‑Entry Note or Regulation S Book‑Entry Note to Rule 144A Book‑Entry Note.  If a holder of a beneficial interest in a Temporary Regulation S Book‑Entry Note or Regulation S Book‑Entry Note deposited with the Note Registrar as custodian for the Depository wishes at any time to exchange its interest in such Temporary Regulation S Book‑Entry Note or Regulation S Book‑Entry Note for an interest in the Rule 144A Book‑Entry Note of the same Class, or to transfer its interest in such Temporary Regulation S Book‑Entry Note or Regulation S Book‑Entry Note to a Person who is required to take delivery thereof in the form of an interest in the Rule 144A Book‑Entry Note, such holder may, subject to the rules and procedures of Euroclear or Clearstream, as the case may be, and the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in the Rule 144A Book‑Entry Note of the same Class.  Upon receipt by the Note Registrar, as registrar, at its office designated in Section 6.07 hereof, of (1) instructions from Euroclear or Clearstream, if applicable, and the Depository, directing the Note Registrar, as registrar, to credit or cause to be credited a beneficial interest in the Rule 144A Book‑Entry Note equal to the beneficial interest in the Temporary Regulation S Book‑Entry Note or Regulation S Book‑Entry Note to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase, (2) with respect to a transfer of an interest in the Regulation S Book‑Entry Note, information regarding the participant account of the Depository to be debited with such decrease and (3) with respect to a transfer of an interest in the Temporary Regulation S Book‑Entry Note for an interest in the Rule 144A Book‑Entry Note (i) during the Restricted Period, a certificate in the form of Exhibit K hereto given by the holder of such beneficial interest and stating that the Person transferring such interest in the Temporary

Regulation S Book‑Entry Note reasonably believes that the Person acquiring such interest in the Rule 144A Book‑Entry Note is a Qualified Institutional Buyer or (ii) after the Restricted Period, an Investment Representation Letter in the form of Exhibit C attached hereto from the transferee to the effect that such transferee is a Qualified Institutional Buyer (an “Investment Representation Letter”) and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A, then the Note Registrar shall instruct the Depository to reduce, or cause to be reduced, the Principal Balance of the Temporary Regulation S Book‑Entry Note or Regulation S Book‑Entry Note and to increase, or cause to be increased, the Principal Balance of the Rule 144A Book‑Entry Note by the aggregate Principal Balance of the beneficial interest in the Temporary Regulation S Book‑Entry Note or Regulation S Book‑Entry Note to be exchanged, and the Note Registrar shall instruct the Depository, concurrently with such reduction, to credit, or cause to be credited, to the account of the Person specified in such instructions, a beneficial interest in the Rule 144A Book‑Entry Note equal to the reduction in the Principal Balance of the Temporary Regulation S Book‑Entry Note or Regulation S Book‑Entry Note and to debit, or cause to be debited, from the account of the Person making such transfer the beneficial interest in the Temporary Regulation S Book‑Entry Note or Regulation S Book‑Entry Note that is being transferred.
(f) Temporary Regulation S Book‑Entry Note to Regulation S Book‑Entry Note.  Interests in a Temporary Regulation S Book‑Entry Note as to which the Note Registrar has received from Euroclear or Clearstream, as the case may be, a certificate (a “Non‑U.S. Beneficial Ownership Certification”) to the effect that Euroclear or Clearstream, as applicable, has received a certificate substantially in the form of Exhibit L hereto from the holder of a beneficial interest in such Temporary Regulation S Book‑Entry Note, shall be exchanged after the Restricted Period, for interests in the Regulation S Book‑Entry Note of the same Class.  The Note Registrar shall effect such exchange by delivering to the Depository for credit to the respective accounts of such holders, a duly executed and authenticated Regulation S Book‑Entry Note, representing the aggregate Principal Balance of interests in the Temporary Regulation S Book‑Entry Note initially exchanged for interests in the Regulation S Book‑Entry Note.  The delivery to the Note Registrar by Euroclear or Clearstream of the certificate or certificates referred to above may be relied upon by the Depositor and the Note Registrar as conclusive evidence that the certificate or certificates referred to therein has or have been delivered to Euroclear or Clearstream pursuant to the terms of this Agreement and the Temporary Regulation S Book‑Entry Note.  Upon any exchange of interests in the Temporary Regulation S Book‑Entry Note for interests in the Regulation S Book‑Entry Note, the Note Registrar shall endorse the Temporary Regulation S Book‑Entry Note to reflect the reduction in the Principal Balance represented thereby by the amount so exchanged and shall endorse the Regulation S Book‑Entry Note to reflect the corresponding increase in the amount represented thereby.  Until so exchanged in full and except as provided therein, the Temporary Regulation S Book‑Entry Note, and the Notes evidenced thereby, shall in all respects be entitled to the same benefits under this Agreement as the Regulation S Book‑Entry Note and Rule 144A Book‑Entry Note authenticated and delivered hereunder.
(g) Non‑Book Entry Note to Book‑Entry Note.  If a holder of a Non‑Book Entry Note wishes at any time to exchange its interest in such Non‑Book Entry Note for an interest in a Book‑Entry Note of the same Class, or to transfer all or part of such Non‑Book Entry Note to a Person who is entitled to take delivery thereof in the form of an interest in a

Book‑Entry Note, such holder may, subject to the rules and procedures of Euroclear or Clearstream, if applicable, and the Depository, cause the exchange of all or part of such Non‑Book Entry Note for an equivalent beneficial interest in the appropriate Book‑Entry Note of the same Class.  Upon receipt by the Note Registrar, as registrar, at its office designated in Section 6.07 hereof, of (1) such Non‑Book Entry Note, duly endorsed as provided herein, (2) instructions from such holder directing the Note Registrar, as registrar, to credit, or cause to be credited, a beneficial interest in the applicable Book‑Entry Note equal to the portion of the Principal Balance of the Non‑Book Entry Note to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase and (3) a certificate in the form of Exhibit M hereto (in the event that the applicable Book‑Entry Note is the Temporary Regulation S Book‑Entry Note), in the form of Exhibit N hereto (in the event that the applicable Book‑Entry Note is the Regulation S Book‑Entry Note) or in the form of Exhibit O hereto (in the event that the applicable Book‑Entry Note is the Rule 144A Book‑Entry Note), then the Note Registrar, as registrar, shall cancel, or cause to be canceled, all or part of such Non‑Book Entry Note, shall, if applicable, execute, authenticate and deliver to the transferor a new Non‑Book Entry Note equal to the aggregate Principal Balance of the portion retained by such transferor and shall instruct the Depository to increase, or cause to be increased, such Book‑Entry Note by the aggregate Principal Balance of the portion of the Non‑Book Entry Note to be exchanged and to credit, or cause to be credited, to the account of the Person specified in such instructions a beneficial interest in the applicable Book‑Entry Note equal to the Principal Balance of the portion of the Non‑Book Entry Note so canceled.  Upon the written direction of the Depositor (which may be by email to [EMAIL ADDRESS]) or its Affiliate, the Note Registrar shall execute any instrument as may be reasonably required by the Depository to effect such exchange.
(h) Non‑Book Entry Notes on Initial Issuance Only.  Subject to the issuance of Definitive Notes, if and when permitted by Section 6.02(d), no Non‑Book Entry Note shall be issued to a transferee of an interest in any Rule 144A Book‑Entry Note, Temporary Regulation S Book‑Entry Note or Regulation S Book‑Entry Note or to a transferee of a Non‑Book Entry Note (or any portion thereof).
(i) Other Exchanges.  In the event that a Book‑Entry Note is exchanged for a Definitive Note, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of subsections (c) through (f) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S under the Act, at the case may be) and such other procedures as may from time to time be adopted by the Note Registrar.
(j) Restricted Period.  Prior to the termination of the Restricted Period with respect to the issuance of the Notes, transfers of interests in the Temporary Regulation S Book‑Entry Note to U.S. persons (as defined in Regulation S) shall be limited to transfers made pursuant to the provisions of subsection (e) above.
(k) If Non‑Registered Notes are issued upon the transfer, exchange or replacement of Notes bearing a restrictive legend relating to compliance with the Act, or if a request is made to remove such legend on Notes, the Non‑Registered Notes so issued shall bear the restrictive legend, or such legend shall not be removed, as the case may be, unless there is delivered to the Note Registrar such satisfactory evidence, which may include an Opinion of Counsel that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Regulation S under the Act.  Upon provision of such satisfactory evidence, the Note Registrar shall authenticate and deliver Notes that do not bear such legend.
(l) All Notes surrendered for registration of transfer and exchange shall be canceled and subsequently destroyed by the Note Registrar in accordance with the Note Registrar’s customary procedures.
(m) With respect to the ERISA Restricted Notes, no sale, transfer, pledge or other disposition (other than any initial transfer to the Initial Purchasers) of any such Note shall be made unless the Indenture Trustee and Note Administrator shall have received either (i) a representation letter from the proposed purchaser or transferee of such Note substantially in the form of Exhibit F‑1 attached hereto, to the effect that such proposed purchaser or transferee is not (A) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA or a plan subject to Section 4975 of the Code, or a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA) for which no election has been made under Section 410(d) of the Code or any other plan subject to any federal, state or local law (“Similar Law”) which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a “Plan”) or (B) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulation § 2510.3‑101, as modified by Section 3(42) of ERISA), other than an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Notes by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of Prohibited Transaction Class Exemption 95‑60 (or, in the case of a Plan subject to Similar Law, would not result in a non-exempt violation of Similar Law) or (ii) if such Note which may be held only by a person not described in clauses (A) or (B) above, is presented for registration in the name of a purchaser or transferee that is any of the foregoing, an Opinion of Counsel in form and substance satisfactory to the Indenture Trustee and Note Administrator and the Depositor to the effect that the acquisition and holding of such Note by such purchaser or transferee will not constitute or result in a non‑exempt “prohibited transaction” within the meaning of ERISA, Section 4975 of the Code or a non-exempt violation of any Similar Law, and will not subject the Indenture Trustee, the Note Administrator, the Master Servicer, the Special Servicer, the Initial Purchasers, the Underwriters, the Operating Advisor or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any such Similar Law) in addition to those set forth in the Agreement.  The Indenture Trustee and Note Administrator shall not register the sale, transfer, pledge or other disposition of any ERISA Restricted Note unless the Indenture Trustee and Note Administrator have received either the representation letter described in clause (i) above or the Opinion of Counsel described in clause (ii) above.  The costs of any of the foregoing representation letters or Opinions of Counsel shall not be borne by any of the Depositor, the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Initial Purchasers, the Underwriters, the Operating Advisor or the Issuer.  Each Note Owner of an ERISA Restricted Note shall be deemed to represent that it is not a Person specified in clauses (i)(A) or (i)(B) above.  Any transfer, sale, pledge or other disposition of any ERISA

Restricted Notes that would constitute or result in a prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law, or would otherwise violate the provisions of this Section 6.03(m) shall be deemed absolutely null and void ab initio, to the extent permitted under applicable law.
(n) No Class [ARD] Note may be purchased by or transferred to any prospective purchaser or transferee that is or will be a Plan, or any person acting on behalf of a Plan or using the assets of a Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA) to purchase such Class [ARD] Note.  Each prospective transferee of a Class [ARD] Note shall deliver to the transferor and the Note Administrator a representation letter, substantially in the form of Exhibit F‑2, stating that the prospective transferee is not a Plan or a person acting on behalf of or using the assets of a Plan.  Any attempted or purported transfer in violation of these transfer restrictions shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the transferor of any obligations with respect to the applicable Notes.
(o) Notwithstanding any other provision of this Agreement, the Note Administrator shall comply with all federal withholding requirements respecting payments to Noteholders and other payees of interest or original issue discount that the Note Administrator reasonably believes are applicable under the Code.  The consent of Noteholders or payees shall not be required for such withholding.  If the Note Administrator does withhold any amount from interest or original issue discount payments or advances thereof to any Noteholder or payee pursuant to federal withholding requirements, the Note Administrator shall indicate the amount withheld to such Person.  Such amounts shall be deemed to have been distributed to such Persons for all purposes of this Agreement.
Section 6.04          Mutilated, Destroyed, Lost or Stolen Notes.  If (a) any mutilated Note is surrendered to the Note Registrar, or the Note Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Note and (b) there is delivered to the Note Registrar such security or indemnity as may be required by it to save it harmless, then, in the absence of actual notice to the Note Registrar that such Note has been acquired by a bona fide purchaser, the Issuer and Note Registrar shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Note, a new Note of like tenor and interest in the Issuer.  In connection with the issuance of any new Note under this Section 6.04, the Note Registrar may require the payment of a sum sufficient to cover any expenses (including the fees and expenses of the Note Registrar) connected therewith.  Every new Note issued pursuant to this Section 6.04 in lieu of any mutilated, defaced, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, and such new Note shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.
Section 6.05          Persons Deemed Owners.  The Master Servicer, the Special Servicer, the Note Administrator, the Indenture Trustee and the Note Registrar, and any agent of any of them, may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payments as provided in this Agreement and for all other purposes whatsoever, and neither the Master Servicer, the Special Servicer, the Note

Administrator, the Indenture Trustee, the Note Registrar, nor any agent of any of them shall be affected by any notice to the contrary; provided, however, that to the extent that a party to this Agreement responsible for distributing any report, statement or other information required to be distributed to Noteholders has been provided an Investor Certification, such party to this Agreement shall distribute such report, statement or other information to such beneficial owner (or prospective transferee).
Section 6.06          Access to List of Noteholders’ Names and Addresses; Special Notices.  The Note Registrar shall maintain in as current form as is reasonably practicable the most recent list available to it of the names and addresses of the Noteholders.  If any Noteholder that has provided an Investor Certification (a) requests in writing from the Note Registrar a list of the names and addresses of Noteholders, (b) states that such Noteholder desires to communicate with other Noteholders with respect to its rights under this Agreement or under the Notes and (c) provides a copy of the communication which Noteholder proposes to transmit, then the Note Registrar shall, within five (5) Business Days after the receipt of such request, afford such Noteholder (at such Noteholder’s sole cost and expense) access during normal business hours to a current list of the Noteholders related to the Class of Notes held by such Noteholder.  Every Noteholder, by receiving and holding a Note, agrees that the Note Registrar shall not be held accountable by reason of the disclosure of any such information as to the list of the Noteholders hereunder, regardless of the source from which information was derived.  The Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Operating Advisor and the Depositor shall be entitled to a list of the names and addresses of Noteholders from time to time upon request therefor.
Any written request received prior to the Payment Date to which the Form 10-D relates (and on or after the Payment Date preceding such Payment Date) from a Noteholder or Note Owner to communicate with other Noteholders or Note Owners related to Noteholders or Note Owners exercising their rights under the terms of this Agreement.  Any Form 10-D containing such disclosure (a “Special Notice”) regarding the request to communicate is required to include no more than (a) the name of the Noteholder or Note Owner making the request, (b) the date the request was received, (c) a statement to the effect that note administrator has received such request, stating that such Noteholder or Note Owner is interested in communicating with other Noteholders or Note Owners with regard to the possible exercise of rights under this Agreement, and (d) a description of the method other Noteholders or Note Owners may use to contact the requesting Noteholder or Note Owner.
Section 6.07          Maintenance of Office or Agency.  The Note Registrar shall maintain or cause to be maintained an office or offices or agency or agencies where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Note Registrar in respect of the Notes and this Agreement may be served.  The Note Registrar initially designates its office at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479‑0113 as its office for such purposes.  The Note Registrar shall give prompt written notice to the Noteholders and the Mortgagors of any change in the location of the Note Register or any such office or agency.
Section 6.08          Appointment of Note Administrator.  (a)  [NOTE ADMINISTRATOR] is hereby initially appointed Note Administrator in accordance with the terms of this Agreement.  If the Note Administrator resigns or is terminated, the Issuer shall appoint a successor note administrator which may be the Indenture Trustee or an Affiliate thereof to fulfill the obligations of the Note Administrator hereunder which must satisfy the eligibility requirements set forth in Section 9.06.
(a) The Note Administrator may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.
(b) The Note Administrator may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith.
(c) The Note Administrator shall not be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement.
(d) The Note Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the appointment of such agents or attorneys shall not relieve the Note Administrator of its duties or obligations hereunder.
(e) The Note Administrator shall not be responsible for any act or omission of the Indenture Trustee, the Master Servicer, the Special Servicer or the Depositor.
Section 6.09          Subordination.
(a) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer and the Holders agree that, for the benefit of the Holders of the Class [SENIOR CLASS] Notes that the rights of the Holders of the Class [SUBORDINATE CLASS] Notes shall be subordinate to the extent and in the manner set forth in Section 6.10 of this Indenture; provided that all accrued and unpaid interest on and outstanding principal on the Class [SENIOR CLASS] Notes shall be paid to the extent and in the manner provided in Section 4.01(a).
(b) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer and the Holders agree that, for the benefit of the Holders of the Class [SUBORDINATE CLASS] Notes that the rights of the Holders of the Class [CLASSES JUNIOR TO THE SUBORDINATE CLASS] Notes shall be subordinate and junior to the Class [SUBORDINATE CLASS] Notes to the extent and in the manner set forth in Article XI of this Indenture; provided that all accrued and unpaid interest on and outstanding principal on the Class [SUBORDINATE CLASS] Notes shall be paid to the extent and in the manner provided in Section 4.01(a).
(c) In the event that notwithstanding the provisions of this Indenture, any Holders of any Class of Notes shall have received any payment or distribution in respect of such

Class contrary to the provisions of this Indenture, then, unless and until all accrued and unpaid interest on and outstanding principal of all more senior Classes of Notes have been paid in full in accordance with this Indenture, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Note Administrator, which shall pay and deliver the same to the Holders of the more senior Classes of Notes in accordance with this Indenture.
(d) Each Holder of any Class of Notes agrees with the Note Administrator on behalf of the Secured Parties that such Holder shall not demand, accept, or receive any payment or distribution in respect of such Notes in violation of the provisions of this Indenture including Section 4.01(a) and this Section 6.10; provided, however, that after all accrued and unpaid interest on, and principal of, each Class of Notes senior to such Class have been paid in full, the Holders of such Class of Notes shall be fully subrogated to the rights of the Holders of each Class of Notes senior thereto.  Nothing in this Section 6.10 shall affect the obligation of the Issuer to pay Holders of such Class of Notes any amounts due and payable hereunder.
The Holders of each Class of Notes agree, for the benefit of all Holders of the Notes, not to institute against, or join any other Person in instituting against, the Issuer, or any Permitted Subsidiary, any petition for bankruptcy, reorganization, arrangement, moratorium, liquidation or similar proceedings under the laws of any jurisdiction before one year and one day or, if longer, the applicable preference period then in effect, have elapsed since the final payments to the Holders of the Notes.
Section 6.10          Issuer to Furnish Indenture Trustee Names and Addresses of Holders.
(a) The Issuer shall furnish or cause to be furnished to the Indenture Trustee:
(i) semi-annually, not later than June 30 and December 31 of each calendar year, a list, in such form as the Indenture Trustee may reasonably require, of the names and addresses of the Holders of the Notes of such series as of the Record Date relating to the June or December Payment Date, as applicable; and
(ii) at such other times as the Indenture Trustee may request in writing, within 30 days after the receipt by the Issuer of any such request, a list of similar form and content as of a date not more than 15 days prior to the time such list is furnished;
(b) The Indenture Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list furnished to the Indenture Trustee and the names and addresses of Holders received by the Indenture Trustee in its capacity as Note Registrar. The Indenture Trustee may destroy any list furnished to it upon receipt of a new list so furnished.
(c)   Noteholders may communicate pursuant to §312(b) of the Trust Indenture Act with other Noteholders with respect to their rights under this Indenture or under the Notes.  Upon receipt by the Indenture Trustee of any request by three or more Noteholders or by one or more holders of Notes evidencing not less than 25% of the Principal Balance of the Notes to receive a copy of the current list of Noteholders (whether or not made pursuant to

§312(b) of the Trust Indenture Act), the Indenture Trustee shall promptly notify the Note Administrator thereof by providing to the Note Administrator a copy of such request and a copy of the list of Noteholders produced in response thereto.
(d) Every Holder, by receiving and holding the same, agrees with the Issuer and the Indenture Trustee that neither the Issuer nor the Indenture Trustee nor any agent of either of them shall be held accountable by reason of any disclosure of information as to names and addresses of Holders made pursuant to the Trust Indenture Act and that the Indenture Trustee shall have the benefit of §312(c) of the Trust Indenture Act.
Section 6.11          Notice of Default.
Promptly (and in no event later than three (3) Business Days) after the occurrence of any Default known to the Indenture Trustee or after any declaration of acceleration has been made or delivered to the Indenture Trustee, the Indenture Trustee shall transmit by mail to the 17g-5 Information Provider and to the Note Administrator (who shall post such notice the Note Administrator’s Website) and the Note Administrator shall deliver to all Holders of Notes as their names and addresses appear on the Notes Register, notice of such Default, unless such Default shall have been cured or waived.
Section 6.12          U.S. Federal Income Tax Treatment of Notes and the Issuer.
(a) The Issuer intends that, for U.S. federal income tax purposes, (i) the Notes be treated as debt, (ii) 100% of the Retained Notes and 100% of the Membership Interests be beneficially owned by the Depositor, and (iii) that the Issuer be treated as a Qualified REIT Subsidiary or other disregarded entity of a REIT for U.S. federal income tax purposes.  Each prospective purchaser and any subsequent transferee of a Note or any interest therein shall, by virtue of its purchase or other acquisition of such Note or interest therein, be deemed to have agreed to treat such Note in a manner consistent with the preceding sentence for U.S. federal income tax purposes.
(b) The Issuer shall account for the Notes and prepare any reports to Noteholders and tax authorities consistent with the intentions expressed in Section 6.12(a) above.
(c) Each Holder of Notes agrees that by virtue of being a Holder it shall timely furnish to the Issuer or its agents any U.S. federal income tax form or certification, such as IRS Form W-8BEN (Certification of Foreign Status of Beneficial Owner) (with Part III marked), IRS Form W-8IMY (Certification of Foreign Intermediary Status), IRS Form W-9 (Request for Taxpayer Identification Number and Certification), or IRS Form W-8ECI (Certification of Foreign Person’s Claim for Exemption from Withholding on Income Effectively Connected with Conduct of a U.S. Trade or Business) or any successors to such IRS forms that the Issuer or its agents may reasonably request and shall update or replace such forms or certification in accordance with its terms or its subsequent amendments.  Furthermore, Noteholders shall timely furnish any information required pursuant to Section 6.12(e).
(d) Each prospective purchaser, any subsequent transferee, and each Holder of a Note or any interest therein shall, by virtue of its purchase or other acquisition of such Note or interest therein, be deemed to agree (i) to provide accurate information and documentation that may be required for the Issuer, the Note Administrator, the Indenture Trustee or the Paying Agent to comply with FATCA and (ii) that the Issuer, the Note Administrator, the Indenture Trustee or the Paying Agent may (1) provide such information and documentation and any other information concerning its investment in such Notes to the U.S. Internal Revenue Service and any other relevant tax authority and (2) take any other actions necessary for the Issuer, the Note Administrator, the Indenture Trustee or the Paying Agent to comply with FATCA.
The Depositor, by acceptance of the Retained Notes and the Membership Interests, agrees to take no action inconsistent with such treatment and, for so long as any Offered Note is Outstanding, agrees not to sell, transfer, convey, setover, pledge or encumber any Retained Notes and/or the Membership Interests, except to the extent permitted pursuant to Section 6.12(f) of this Indenture.
(e) As a condition to the payment of principal of and interest on any Note without the imposition of U.S. withholding tax, the Issuer shall require certification acceptable to it to enable the Issuer, the Indenture Trustee, and the Paying Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to deduct or withhold from payments in respect of such Note under any present or future law or regulation of the United States or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation.  Such certification may include U.S. federal income tax forms (such as IRS Form W-8BEN (Certification of Foreign Status of Beneficial Owner), Form W-8IMY (Certification of Foreign Intermediary Status), IRS Form W-9 (Request for Taxpayer Identification Number and Certification), or IRS Form W-8ECI (Certification of Foreign Person’s Claim for Exemption from Withholding on Income Effectively Connected with Conduct of a U.S. Trade or Business) or any successors to such IRS forms).  In addition, each of the Issuer, the Indenture Trustee, or any Paying Agent may require certification acceptable to it to enable the Issuer to qualify for a reduced rate of withholding in any jurisdiction from or through which the Issuer receives payments on its Collateral.  Each Holder and each beneficial owner of Notes agree to provide any certification requested pursuant to this Section 6.12(e) and to update or replace such form or certification in accordance with its terms or its subsequent amendments.  Furthermore, the Issuer shall require information to comply with FATCA requirements pursuant to clause (5) of the representations and warranties set forth in Exhibit I or Exhibit J.
(f) As long as any Offered Note is Outstanding, any retained or repurchased Notes held by the Depositor or Membership Interests held by the Depositor or any other disregarded entity of 3650 Real Estate Investment Trust 2 LLC for U.S. federal income tax purposes shall not be transferred, pledged or hypothecated to any other Person unless (i)(A) 100% of the retained or repurchased Notes and the Membership Interests are transferred, pledged or hypothecated to a Qualified REIT Subsidiary, or other disregarded entity, of 3650 Real Estate Investment Trust 2 LLC or (B) 100% of the retained or repurchased Notes and the Membership Interests are transferred, pledged or hypothecated to another REIT, or a Qualified REIT Subsidiary or other disregarded entity of another REIT or (ii) with respect to such transfer, pledge or hypothecation the Issuer receives a satisfactory opinion of counsel from Cadwalader, Wickersham & Taft LLP, or another nationally recognized tax counsel, to the effect that upon such transfer, pledge or hypothecation the Issuer will continue to be treated as a Qualified REIT Subsidiary or other disregarded entity of a REIT for U.S. federal income tax purposes.
(g) Upon written request, the Indenture Trustee and the Note Administrator shall provide to the Issuer, the Initial Purchasers or any agent thereof any information specified by such parties regarding the Holders of the Notes and payments on the Notes that is reasonably available to the Indenture Trustee or the Note Administrator, as the case may be, and may be necessary for compliance with FATCA, subject in all cases to confidentiality provisions.
(h) For the avoidance of doubt, the Note Administrator will have no responsibility for the preparation of any tax returns or related reports on behalf of or for the benefit of the Issuer or any Noteholder, or the calculation of any original issue discount on the Notes.
(i) The Issuer shall (i) pay or cause to be paid taxes, if any, levied on account of the beneficial ownership by the Issuer of any Collateral that secure the Notes and timely file all tax returns and information statements as required, (ii) take all actions necessary or advisable to prevent the Issuer from becoming subject to any withholding or other taxes or assessments and to allow the Issuer to comply with FATCA, including, appointing any agent or representative to perform due diligence, withholding or reporting obligations of the Issuer pursuant to FATCA and (iii) if required to prevent the withholding or imposition of United States income tax, deliver or cause to be delivered an IRS Form W-9 (or the applicable IRS Form W-8, if appropriate) or successor applicable form, to each borrower, counterparty or paying agent with respect to (as applicable) an item included in the Collateral at the time such item is purchased or entered into and thereafter prior to the expiration or obsolescence of such form.
(j) The Issuer (or an agent acting on its behalf) shall take such reasonable actions, including hiring agents or advisors, consistent with law and its obligations under this Indenture, as are necessary for compliance with FATCA, including appointing any agent or representative to perform due diligence, withholding or reporting obligations of the Issuer to enable compliance with FATCA, and any other action that the Issuer would be permitted to take under this Indenture necessary for compliance with FATCA.  The Issuer shall provide any certification or documentation (including an IRS Form W-9 or the applicable IRS Form W-8, if appropriate, or any successor form) to any payor (as defined in FATCA) from time to time as provided by law to minimize U.S. withholding tax or backup withholding tax or to ensure compliance with FATCA.
Section 6.13 Undertaking for Costs.
All parties to this Indenture agree, and each Holder of any Note by such Holder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Indenture Trustee for any action taken, suffered or omitted by it as Indenture Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 6.13 shall not apply to (i) any suit instituted by the Indenture Trustee, (ii) any suit instituted by any Noteholder, or group of Noteholders, in each case holding in the aggregate more than 10% of the outstanding Principal Balance of the Subordinate Controlling Class or (iii) any suit instituted by any Noteholder for the enforcement of the payment of principal of or interest on any Note on or after the respective due dates expressed in such Note and in this Indenture.
Section 6.14          No Gross Up.
The Issuer shall not be obligated to pay any additional amounts to the Holders or beneficial owners of the Notes as a result of any withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges.
Section 6.15          Withholding.
(a) If any amount is required to be deducted or withheld from any payment to any Noteholder, such amount shall reduce the amount otherwise distributable to such Noteholder.  The Note Administrator is hereby authorized to withhold or deduct from amounts otherwise distributable to any Noteholder sufficient funds for the payment of any tax that is legally required to be withheld or deducted (but such authorization shall not prevent the Note Administrator from contesting any such tax in appropriate proceedings and legally withholding payment of such tax, pending the outcome of such proceedings).  The amount of any withholding tax imposed with respect to any Noteholder shall be treated as cash distributed to such Noteholder at the time it is deducted or withheld by the Issuer or the Note Administrator, as applicable, and remitted to the appropriate taxing authority.  If there is a possibility that withholding tax is payable with respect to a payment, the Note Administrator may in its sole discretion withhold such amounts in accordance with this Section 6.15.  The Issuer agrees to timely provide to the Note Administrator accurate and complete copies of all documentation received from Noteholders pursuant to Section 6.12(d) of this Indenture.  Nothing herein shall impose an obligation on the part of the Note Administrator to determine the amount of any tax or withholding obligation on the part of the Issuer or in respect of the Notes.
(b) For the avoidance of doubt, the Note Administrator shall reasonably cooperate with Issuer, at Issuer’s direction and expense, to permit Issuer to fulfill its obligations under FATCA; provided that the Note Administrator shall have no independent obligation to cause or maintain Issuer’s compliance with FATCA and shall have no liability for any withholding on payments to Issuer as a result of Issuer’s failure to achieve or maintain FATCA compliance.
Section 6.16          Exchangeable Notes and the Class [EXCH] Notes. (a)  Groups of Exchangeable Notes may be exchanged for Class [EXCH] notes and vice versa, in whole or in part in accordance with the terms of this Section 6.16 and the other applicable provisions of Article VI hereof.
An Exchangeable Proportion will be exchangeable on the books of DTC for Class [EXCH] notes that represent the same Tranche Percentage Interest in each Exchangeable Not as the notes to be surrendered, and any Class [EXCH] notes will be exchangeable on the books of DTC for Exchangeable Notes that represent the same Tranche Percentage Interest as the

Class [EXCH] notes to be surrendered.  There is no limit on the number of exchanges authorized under this Section 6.16; provided, exchanges will no longer be permitted following the date when the then-current principal balance of the Class [A-S] Notes are reduced to zero as a result of the payment in full of all interest and principal on that Note.  In all cases, however, an exchange may not occur if the face amount of the notes to be received in the exchange would not represent an authorized denomination for the relevant class as described under Section 6.01.  In addition, the Depositor will have the right to make or cause exchanges on the Closing Date pursuant to instructions delivered to the Note Administrator on the Closing Date.
The various amounts distributable on the Class [EXCH] notes on each Payment Date in respect of Interest Accrual Amounts, Interest Payment Amounts, Principal Payment Amounts and yield maintenance charges allocated to any of the respective Tranche Percentage Interests represented by the Class [EXCH] notes will be so distributed in a single, aggregate payment to the holders of the Class [EXCH] notes on such Payment Date.
(b) Exchangeable Notes shall be exchangeable on the books of the Depository for Class [EXCH] Notes, and Class [EXCH] Notes shall be exchangeable on the books of the Depository for Exchangeable Notes, after the Closing Date (other than any exchanges on the Closing Date pursuant to instructions from the Depositor).  In order to effect an exchange of the Exchangeable Notes or Class [EXCH] Notes, the Noteholder shall notify the Note Administrator by e‑mail at [EMAIL ADDRESS] no later than three (3) Business Days before the proposed date for the exchange and conversion (the “Exchange Date”), which notice shall be accompanied by an opinion of national tax counsel experienced in such matters and reasonably satisfactory to the Note Administrator, the Depositor and the Issuer stating that such exchange will not cause the Issuer to fail to qualify as a Qualified REIT Subsidiary.  The Exchange Date can be any Business Day other than the first or last Business Day of the month, subject to the satisfaction of the Note Administrator.
(c) With respect to the notice required in clause (b) above, the Noteholder shall provide notice on the Noteholder’s letterhead, which notice must carry a medallion stamp guarantee and set forth the following information:  (i) the CUSIP Number(s) of the Exchangeable Notes or Class [EXCH] Note to be exchanged and converted and the Exchangeable Note or the Class [EXCH] Notes to be received, (ii) the outstanding principal balance of the initial Principal Balance of the Exchangeable Notes or the Class [EXCH] Notes to be exchanged and converted, (iii) the Noteholder’s Depository participant number, if applicable, and (iv) the proposed Exchange Date.  The Noteholder will utilize the “deposit and withdrawal system” at the Depository to affect the exchange and conversion of the Notes.  A notice becomes irrevocable on the second (2nd) Business Day before the proposed exchange date.
(d) In connection with each exchange, the Noteholder may be required to pay certain fees charged by DTC and such fees must be received by the Note Administrator prior to the exchange date or such exchange shall not be effected.  The first payment on an Exchangeable Note or Class [EXCH] notes shall be made in the month following the month of exchange to the Noteholder of record as of the applicable Record Date for such note.  Neither the Note Administrator nor the Depositor shall have any obligation to ensure the availability of the applicable notes to accomplish any exchange.

[End of Article VI]
ARTICLE VII

THE ISSUER; THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER AND THE DIRECTING HOLDER
Section 7.01          Representations, Warranties and Covenants of the Master Servicer, Special Servicer, the Operating Advisor and the Asset Representations Reviewer.  (a)  The Master Servicer hereby represents, warrants and covenants to the Indenture Trustee, for its own benefit and the benefit of the Noteholders (including, with respect to the Owned AB Whole Loan, the Holders of the Class [LOAN-SPECIFIC] Notes), each Serviced Companion Noteholder, the Depositor, the Note Administrator, the Special Servicer, the Asset Representations Reviewer and the Operating Advisor, as of the Closing Date, that:
(i) The Master Servicer is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and the Master Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;
(ii) The execution and delivery of this Agreement by the Master Servicer, and the performance and compliance with the terms of this Agreement by the Master Servicer, do not (A) violate the Master Servicer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets or (C) violate any law, rule, regulation, order, judgment or decree to which the Master Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or its financial condition;
(iii) The Master Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;
(iv) This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v) The Master Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Master Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;
(vi) No litigation is pending or, to the best of the Master Servicer’s knowledge, threatened against the Master Servicer which would prohibit the Master Servicer from entering into this Agreement or, in the Master Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement;
(vii) The Master Servicer has errors and omissions insurance coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07 hereof;
(viii) No consent, approval, authorization or order of, registration or filing with, or notice to, any governmental authority or court is required under federal or state law for the execution, delivery and performance by the Master Servicer of, or compliance by the Master Servicer with, this Agreement or the Master Servicer’s consummation of any transactions contemplated hereby, other than (A) such consents, approvals, authorizations, orders, qualifications, registrations, filings or notices as have been obtained, made or given prior to the actual performance by the Master Servicer of its obligations under this Agreement or (B) where the lack of such consent, approval, authorization, order, qualification, registration, filing or notice would not have a material adverse effect on the performance by the Master Servicer under this Agreement; and
(ix) To the actual knowledge of the Master Servicer, the Master Servicer is not Risk Retention Affiliated with the Retaining Party.
(b) The Special Servicer hereby represents, warrants and covenants to the Indenture Trustee, for its own benefit and the benefit of the Noteholders (including, with respect to the Owned AB Whole Loan, the Holders of the Class [LOAN-SPECIFIC] Notes), each Serviced Companion Noteholder, the Depositor, the Note Administrator, the Master Servicer, the Asset Representations Reviewer and the Operating Advisor, as of the Closing Date, that:
(i) The Special Servicer is a [______________], duly organized, validly existing and in good standing under the laws of the State of [_______], and the Special Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;
(ii) The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, do not (A) violate the Special Servicer’s organizational documents,

(B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Special Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or its financial condition;
(iii) The Special Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;
(iv) This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;
(v) The Special Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;
(vi) No litigation is pending or, to the best of the Special Servicer’s knowledge, threatened against the Special Servicer, which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Special Servicer to perform its obligations under this Agreement;
(vii) The Special Servicer has errors and omissions coverage which is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07 hereof; and
(viii) No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Special Servicer of, or compliance by the Special Servicer with, this Agreement or the consummation of the transactions of the Special Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Special Servicer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Special Servicer to perform its obligations hereunder.
(c) The Operating Advisor hereby represents, warrants and covenants to the Indenture Trustee, for its own benefit and the benefit of the Noteholders (including, with respect to the Owned AB Whole Loan, the Holders of the Class [LOAN-SPECIFIC] Notes), each Serviced Companion Noteholder, the Depositor, the Note Administrator, the Master Servicer, the Special Servicer and the Asset Representations Reviewer, as of the Closing Date, that:
(i) The Operating Advisor is a [________], duly organized, validly existing and in good standing under the laws of the State of [_______], and the Operating Advisor is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;
(ii) The execution and delivery of this Agreement by the Operating Advisor, and the performance and compliance with the terms of this Agreement by the Operating Advisor, do not (A) violate the Operating Advisor’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Operating Advisor or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or its financial condition;
(iii) The Operating Advisor has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;
(iv) This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Operating Advisor, enforceable against the Operating Advisor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;
(v) The Operating Advisor is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or the financial condition of the Operating Advisor;

(vi) The Operating Advisor has errors and omissions insurance coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07 hereof;
(vii) No litigation is pending or, to the best of the Operating Advisor’s knowledge, threatened against the Operating Advisor, which would prohibit the Operating Advisor from entering into this Agreement or, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Operating Advisor to perform its obligations under this Agreement;
(viii) No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Operating Advisor of, or compliance by the Operating Advisor with, this Agreement or the consummation of the transactions of the Operating Advisor contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Operating Advisor of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Operating Advisor to perform its obligations hereunder;
(ix) The Operating Advisor possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to this Agreement; and
(x) The Operating Advisor is an Eligible Operating Advisor.
(d) The Asset Representations Reviewer hereby represents and warrants to the Indenture Trustee, for its own benefit and the benefit of the Noteholders, and to the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Note Administrator, as of the Closing Date, that:
(i) The Asset Representations Reviewer is a [____________], duly organized, validly existing and in good standing under the laws of the State of [_____], and the Asset Representations Reviewer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;
(ii) The execution and delivery of this Agreement by the Asset Representations Reviewer, and the performance and compliance with the terms of this Agreement by the Asset Representations Reviewer, do not (A) violate the Asset Representations Reviewer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Asset Representations Reviewer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Asset Representations Reviewer to perform its obligations under this Agreement or its financial condition;

(iii) The Asset Representations Reviewer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;
(iv) This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Asset Representations Reviewer, enforceable against the Asset Representations Reviewer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;
(v) The Asset Representations Reviewer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Asset Representations Reviewer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Asset Representations Reviewer to perform its obligations under this Agreement or the financial condition of the Asset Representations Reviewer;
(vi) No litigation is pending or, to the best of the Asset Representations Reviewer’s knowledge, threatened against the Asset Representations Reviewer, which would prohibit the Asset Representations Reviewer from entering into this Agreement or, in the Asset Representations Reviewer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Asset Representations Reviewer to perform its obligations under this Agreement;
(vii) The Asset Representations Reviewer has errors and omissions coverage which is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07 hereof; and
(viii) No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Asset Representations Reviewer of, or compliance by the Asset Representations Reviewer with, this Agreement or the consummation of the transactions of the Asset Representations Reviewer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Asset Representations Reviewer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Asset Representations Reviewer to perform its obligations hereunder; and
(ix) The Asset Representations Reviewer is an Eligible Asset Representations Reviewer.

(e) The representations and warranties set forth in paragraphs (a)-(d) above shall survive the execution and delivery of this Agreement.  Upon discovery by any party to this Agreement (or upon written notice thereof from any Noteholder or any Companion Holder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of any party to this Agreement, the Noteholders, the party discovering such breach shall give prompt written notice to the other parties hereto, each certifying Noteholder, and, prior to the occurrence and continuance of a Control Termination Event, the Directing Holder.
Section 7.02 Liability of the Depositor, the Master Servicer, the Operating Advisor and the Special Servicer.  The Depositor, the Master Servicer, the Operating Advisor, the Special Servicer and the Asset Representations Reviewer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, the Master Servicer, the Operating Advisor, the Special Servicer and the Asset Representations Reviewer herein.
Section 7.03          Merger, Consolidation or Conversion of the Depositor, the Issuer, the Master Servicer, the Operating Advisor, the Special Servicer or the Asset Representations Reviewer.  (a)  Subject to subsection (b) below, the Depositor, the Master Servicer and the Special Servicer each will keep in full effect its existence, rights and franchises as an entity under the laws of the jurisdiction of its incorporation or organization, and each will obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Notes or any of the Mortgage Loans, the Owned Subordinate Companion Loan or Companion Loans and to perform its respective duties under this Agreement.
(b) The Depositor, the Issuer, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer each may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets (which may be limited to all or substantially all of its assets related to commercial mortgage loan servicing or commercial mortgage surveillance, as the case may be) to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor, the Issuer, the Master Servicer, the Special Servicer, the Operating Advisor, or the Asset Representations Reviewer shall be a party, or any Person succeeding to the business of the Depositor, the Issuer, the Master Servicer, the Special Servicer, the Operating Advisor, or the Asset Representations Reviewer, shall be the successor of the Depositor, the Issuer, the Master Servicer, the Special Servicer, the Operating Advisor, or the Asset Representations Reviewer (such Person, in the case of the Master Servicer or the Special Servicer, in each of the foregoing cases, the “Surviving Entity”), as the case may be, hereunder, without the execution or filing of any paper (other than an assumption agreement wherein the successor shall agree to perform the obligations of and serve as the Depositor, the Issuer, the Master Servicer, the Special Servicer, the Operating Advisor, or the Asset Representations Reviewer, as the case may be, in accordance with the terms of this Agreement) or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that with respect to such merger, consolidation or succession, Rating Agency Confirmation is received from each Rating Agency with respect to the Classes of Notes and, with respect to any class of Serviced Companion Loan Securities, a confirmation is received from each applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Notes as described in Section 3.25); provided, further, that if the Master Servicer, the Special Servicer or the Operating Advisor enters into a merger and the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, is the surviving entity under applicable law, the Master Servicer,  the Special Servicer or the Operating Advisor, as applicable, shall not, as a result of the merger, be required to provide a Rating Agency Confirmation with respect to ratings of the Classes of Notes or, with respect to any class of Serviced Companion Loan Securities, a confirmation of the rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings; provided, further, that for so long as the Issuer, and, with respect to any Companion Loan included as part of the assets in a related Other Securitization, is subject to the reporting requirements of the Exchange Act, if the Master Servicer, the Special Servicer or the Operating Advisor notifies the Depositor in writing (a “Merger Notice”) of any such merger, consolidation, conversion or other change in form, and the Depositor or the depositor in such Other Securitization, as the case may be, notifies the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, in writing that the Depositor or the depositor in such Other Securitization, as the case may be, has discovered that such successor entity has not complied with its Exchange Act reporting obligations under any other commercial mortgage loan securitization (and specifically identifying the instance of noncompliance), then it shall be an additional condition to such succession that the Depositor or the depositor in such Other Securitization, as the case may be, shall have consented (which consent shall not be unreasonably withheld or delayed) to such successor entity.  Notwithstanding the foregoing, no Master Servicer, Special Servicer or Operating Advisor may remain the Master Servicer, Special Servicer or Operating Advisor, as applicable, under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party, or (y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party, except to the extent (i) the Master Servicer, the Special Servicer or Operating Advisor, as applicable, is the surviving entity of such merger, consolidation or transfer and has been and continues to be in compliance with its Regulation AB reporting obligations hereunder or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld.  If, within sixty (60) days following the date of delivery of the Merger Notice to the Depositor or the depositor in such Other Securitization, as the case may be, the Depositor or depositor in such Other Securitization, as the case may be, shall have failed to notify the Master Servicer or the Special Servicer, as applicable, in writing of the Depositor’s determination, or depositor’s determination, in the case of an Other Securitization, to grant or withhold such consent, such failure shall be deemed to constitute a grant of such consent.  If the conditions to the provisions in the second preceding sentence are not met, the Indenture Trustee may terminate, and if the conditions set forth in the third proviso of the second preceding sentence are not met the Indenture Trustee shall terminate, the applicable Surviving Entity’s servicing of the Mortgage Loans and the Owned Subordinate Companion Loan pursuant hereto, such termination to be effected in the manner set forth in Section 14.01.
(i) The Asset Representations Reviewer shall keep in full effect its existence and rights as an entity under the laws of the jurisdiction of its organization, and shall be in compliance with the laws of all jurisdictions to the extent necessary to perform its duties under this Agreement.

(ii) Any Person into which the Asset Representations Reviewer may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Asset Representations Reviewer shall be a party, or any Person succeeding to the business of the Asset Representations Reviewer, shall be the successor of the Asset Representations Reviewer hereunder, and shall be deemed to have assumed all of the liabilities and obligations of such Asset Representations Reviewer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the Indenture Trustee has received a Rating Agency Confirmation with respect to such successor or surviving Person.
(b) With respect to any merger or consolidation of the Issuer, in addition to the requirements set forth in clause (b), such merger or consolidation shall be prohibited unless:
(i) if the Issuer is not the surviving entity, the successor Issuer shall deliver to the Indenture Trustee, the Note Administrator, the Servicer, the Special Servicer, the Operating Advisor and the Rating Agencies an Officer’s Certificate and an Opinion of Counsel each stating that such Person is duly organized, validly existing and in good standing in the jurisdiction in which such Person is organized; that such Person has sufficient power and authority to assume the obligations set forth in Section 7.03(b) above and to execute and deliver an indenture supplemental hereto for the purpose of assuming such obligations; that such Person has duly authorized the execution, delivery and performance of an indenture supplemental hereto for the purpose of assuming such obligations and that such supplemental indenture is a valid, legal and binding obligation of such Person, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); that, immediately following the event which causes such Person to become the successor to the Issuer, (A) such Person has good and marketable title, free and clear of any lien, security interest or charge, other than the lien and security interest of this Indenture, to the Collateral securing, in the case of a consolidation or merger of the Issuer, all of the Notes or, in the case of any transfer or conveyance of the Collateral securing any of the Notes, such Notes, (B) the Indenture Trustee continues to have a valid perfected first priority security interest in the Collateral securing, in the case of a consolidation or merger of the Issuer, all of the Notes, or, in the case of any transfer or conveyance of the Collateral securing any of the Notes, such Notes and (C) such other matters as the Indenture Trustee, the Note Administrator, or any Noteholder may reasonably require;
(ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;
(iii) the Issuer shall have delivered to the Indenture Trustee, the Note Administrator and each Noteholder, an Officer’s Certificate and an Opinion of Counsel each stating that such consolidation, merger, transfer or conveyance and such supplemental indenture comply with this Article 7 and that all conditions precedent in this Article 7 provided for relating to such transaction have been complied with;

(iv) the Issuer has received an opinion from Cadwalader, Wickersham & Taft LLP or an opinion of other nationally recognized U.S. tax counsel experienced in such matters that the Issuer either will be treated as a Qualified REIT Subsidiary or other disregarded entity of a REIT for federal income tax purposes; and
(v) after giving effect to such transaction, the Issuer shall not be required to register as an investment company under the 1940 Act.
Section 7.04          Limitation on Liability of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and Others.  (a)  None of the Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any of the partners, directors, officers, shareholders, members, managers, employees or agents of any of the foregoing shall be under any liability to the Issuer, the Noteholders (including, with respect to the Owned AB Whole Loan, the Holders of the Class [LOAN-SPECIFIC] Notes) or the Companion Holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that (i) this provision shall not protect the Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties hereunder.  The Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any partner, director, officer, shareholder, member, manager, employee or agent of the Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer or the Operating Advisor, the Asset Representations Reviewer may rely on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder.  The Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Asset Representations Reviewer and the Operating Advisor and any partner, director, officer, shareholder, member, manager, employee or agent of any of the foregoing shall be indemnified and held harmless by the Issuer against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with any legal or administrative action (whether in equity or at law) or claim relating to this Agreement, the Mortgage Loans, the Owned Subordinate Companion Loan, the Companion Loans or the Notes, other than any loss, liability or expense:  (i) specifically required to be borne thereby pursuant to the terms hereof; (ii) incurred in connection with any breach of a representation or warranty made by it herein; (iii) incurred by reason of bad faith, willful misconduct or negligence in the performance of its obligations or duties hereunder, or by reason of negligent disregard of such obligations or duties; or (iv) in the case of the Depositor and any of its partners, directors, officers, shareholders, members, managers, employees and agents, incurred in connection with any violation by any of them of any state or federal securities law.  In addition, absent actual fraud (as determined by a final non-appealable court order), neither the Indenture Trustee nor the Note Administrator shall be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Indenture Trustee or the Note Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.  Each of the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Asset Representations Reviewer and the Operating Advisor conclusively may rely on, and shall be protected in acting or refraining from acting upon, any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, financial statement, agreement, appraisal, bond or other document (in electronic or paper format) as contemplated by and in accordance with this Agreement and reasonably believed or in good faith believed by the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Asset Representations Reviewer or the Operating Advisor to be genuine and to have been signed or presented by the proper party or parties and each of them may consult with counsel, in which case any written advice of counsel or Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel.
(b) None of the Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Operating Advisor and the Asset Representations Reviewer shall be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective duties under this Agreement or which in its opinion may involve it in any expense or liability not recoverable from the Issuer; provided, however, that each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer may in its discretion undertake any such action, proceeding, hearing or examination that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Noteholders (and, in the case of any Serviced Whole Loan, the rights of the Noteholders and the holders of a Serviced Companion Loan (as a collective whole) taking into account the subordinate or pari passu nature of such Serviced Companion Loan); provided, however, that if a Serviced Whole Loan and/or the holder of any related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to the applicable Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor.  If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the Issuer for any amounts advanced for the payment of such expenses, costs or liabilities.  In such event, the legal expenses and costs of such action, proceeding, hearing or examination and any liability resulting therefrom shall be expenses, costs and liabilities of the Issuer, and the Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Asset Representations Reviewer and the Operating Advisor shall be entitled to be reimbursed therefor out of amounts attributable to the Mortgage Loans or the Companion Loan on deposit in the Collection Account (including, without duplication, any subaccount thereof), as provided by Section 3.05(a)(xii).
(c) Each of the Master Servicer and the Special Servicer, as applicable, agrees to indemnify the Depositor, the Indenture Trustee, the related Serviced Companion Noteholder, the Note Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (including in its capacity as Companion Paying Agent) (in the case of the Special Servicer), the Special Servicer (in the case of the Master Servicer) and the Issuer and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Master Servicer or the Special Servicer, as the case may be, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Master Servicer or the Special Servicer, as the case may be, of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein by the Master Servicer or the Special Servicer, as applicable.  The Indenture Trustee, the Note Administrator, the Depositor, the Asset Representations Reviewer or the Operating Advisor, as the case may be, shall immediately notify the Master Servicer or the Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans or the Owned Subordinate Companion Loan entitling the Issuer to indemnification hereunder, whereupon the Master Servicer or the Special Servicer, as the case may be, shall assume the defense of such claim (with counsel reasonably satisfactory to the Indenture Trustee, the Note Administrator or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.  Any failure to so notify the Master Servicer or the Special Servicer, as the case may be, shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Master Servicer’s or the Special Servicer’s, as the case may be, defense of such claim is materially prejudiced thereby.
(d) Each of the Indenture Trustee and the Note Administrator (including in its role as Custodian), respectively agrees to indemnify the Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Note Administrator (in the case of the Indenture Trustee), the Indenture Trustee (in the case of the Note Administrator), the Operating Advisor, the Asset Representations Reviewer and the Issuer and any partner, director, officer, shareholder, member, manager employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Indenture Trustee or the Note Administrator, respectively, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Indenture Trustee or the Note Administrator, respectively, of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages.  The Depositor, the Issuer, the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor, as the case may be, shall immediately notify the Indenture Trustee and the Note Administrator, respectively, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans or the Owned Subordinate Companion Loan entitling the Issuer to indemnification hereunder, whereupon the Indenture Trustee or the Note Administrator shall assume the defense of such claim (with counsel reasonably satisfactory to the Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Asset Representations Reviewer, the Issuer or the Operating Advisor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.  Any failure to so notify the Indenture Trustee or the Note Administrator shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Indenture Trustee’s or the Note Administrator’s defense of such claim is materially prejudiced thereby.
(e) The Depositor agrees to indemnify the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Indenture Trustee, the Note Administrator, the Operating Advisor, the Asset Representations Reviewer and the Issuer and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Depositor, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Depositor of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages.  The Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Asset Representations Reviewer, the Operating Advisor or the Issuer, as the case may be, shall immediately notify the Depositor if a claim is made by a third party with respect to this Agreement, whereupon the Depositor shall assume the defense of such claim (with counsel reasonably satisfactory to the Master Servicer (including in its capacity as Companion Paying Agent) or the Special Servicer) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.  Any failure to so notify the Depositor shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Depositor’s defense of such claim is materially prejudiced thereby.
(f) The Operating Advisor agrees to indemnify the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Indenture Trustee, the Note Administrator, the Depositor, the Asset Representations Reviewer and the Issuer and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Operating Advisor, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Operating Advisor of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages.  The Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Asset Representations Reviewer, the Issuer or the Depositor, as the case may be, shall immediately notify the Operating Advisor if a claim is made by a third party with respect to this Agreement or the Mortgage Loans or the Owned Subordinate Companion Loan entitling the Issuer to indemnification hereunder, whereupon the Operating Advisor shall assume the defense of such claim (with counsel reasonably satisfactory to the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Indenture Trustee, the Note Administrator, the Asset Representations Reviewer, the Issuer or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.  Any failure to so notify the Operating Advisor shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Operating Advisor’s defense of such claim is materially prejudiced thereby.
(g) Neither the Operating Advisor nor its Affiliates or any of the partners, directors, officers, shareholders, members, managers, employees or agents of the Operating Advisor shall be under any liability to any Noteholder for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Operating Advisor against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties hereunder.
(h) The Asset Representations Reviewer agrees to indemnify the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Indenture Trustee, the Note Administrator, the Depositor, the Operating Advisor and the Issuer and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Asset Representations Reviewer, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Asset Representations Reviewer of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages.  The Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Operating Advisor, the Issuer or the Depositor, as the case may be, shall immediately notify the Asset Representations Reviewer if a claim is made by a third party with respect to this Agreement or the Mortgage Loans or the Owned Subordinate Companion Loan entitling the Issuer to indemnification hereunder, whereupon the Asset Representations Reviewer shall assume the defense of such claim (with counsel reasonably satisfactory to the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Indenture Trustee, the Note Administrator, the Operating Advisor, the Issuer or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.  Any failure to so notify the Asset Representations Reviewer shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Asset Representations Reviewer’s defense of such claim is materially prejudiced thereby.
(i) The applicable Non‑Serviced Master Servicer, Non‑Serviced Special Servicer, Non‑Serviced Paying Agent, Non‑Serviced Operating Advisor, Non-Serviced Depositor and Non‑Serviced Indenture Trustee, and any of their respective partners, directors, officers, shareholders, members, managers, employees or agents (collectively, the “Non‑Serviced Indemnified Parties”), shall be indemnified by the Issuer and held harmless against the Issuer’s pro rata share (subject to the applicable Non‑Serviced Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of a Non‑Serviced Mortgage Loan and the related Non-Serviced Mortgaged Property under the applicable Non-Serviced Servicing Agreement (as and to the same extent the applicable Non-Serviced Trust is required to indemnify such parties in respect of other mortgage loans in the applicable Non-Serviced Trust pursuant to the terms of the related Non-Serviced Servicing Agreement).
The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Indenture Trustee, the Note Administrator or the Operating Advisor.
Section 7.05          Depositor, Master Servicer and Special Servicer Not to Resign.  Subject to the provisions of Section 7.03, neither the Master Servicer nor the Special Servicer shall resign from their respective obligations and duties hereby imposed on each of them except upon (a) determination that such party’s duties hereunder are no longer permissible under applicable law or (b) in the case of the Master Servicer or the Special Servicer, upon the appointment of, and the acceptance of such appointment by, a successor master servicer or special servicer, as applicable, and receipt by the Note Administrator and the Indenture Trustee of Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then‑current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Notes pursuant to Section 3.25).  Any such determination permitting the resignation of the Master Servicer or the Special Servicer pursuant to clause (a) above shall be evidenced by an Opinion of Counsel (at the expense of the resigning party) to such effect delivered to the Indenture Trustee and (prior to the occurrence of a Consultation Termination Event) the Directing Holder.  No such resignation by the Master Servicer or the Special Servicer shall become effective until the Indenture Trustee or a successor master servicer or successor special servicer, as applicable, shall have assumed the Master Servicer’s or Special Servicer’s, as applicable, responsibilities and obligations in accordance with Section 8.02 and no such resignation by the Master Servicer or the Special Servicer shall become effective until the Note Administrator shall have filed any required Form 8-K pursuant to Section 12.07 hereof and any other Form 8-K filings have been completed with respect to any related Companion Loan.  Upon any termination (as described in Section 8.01(c)) or resignation of the Master Servicer or the Special Servicer, pursuant to this Section 7.05, the Master Servicer or the Special Servicer, as applicable, shall have the right and opportunity to appoint any successor master servicer or special servicer with respect to this Section 7.05; provided that, such successor master servicer or special servicer shall not be the Asset Representations Reviewer, the Operating Advisor or one of their respective Affiliates and (prior to the occurrence and continuance of a Control Termination Event) such successor special servicer is approved by the Directing Holder, such approval not to be unreasonably withheld.  The resigning party shall pay all costs and expenses (including costs and expenses incurred by the Indenture Trustee and the Note Administrator) associated with a transfer of its duties pursuant to this Section 7.05.  Except as provided in Section 8.01(c), in no event shall the Master Servicer or the Special Servicer have the right to appoint any successor master servicer or special servicer if such Master Servicer or Special Servicer, as applicable, is terminated or removed pursuant to Section 8.01.

Section 7.06          Rights of the Depositor in Respect of the Master Servicer and the Special Servicer.  The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer and the Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of the Master Servicer and the Special Servicer hereunder or exercise the rights of the Master Servicer or Special Servicer, as applicable, hereunder; provided, however, that the Master Servicer and the Special Servicer shall not be relieved of any of their respective obligations hereunder by virtue of such performance by the Depositor or its designee.  The Depositor shall not have any responsibility or liability for any action or failure to act by the Master Servicer or the Special Servicer and is not obligated to supervise the performance of the Indenture Trustee, the Master Servicer, the Operating Advisor or the Special Servicer under this Agreement or otherwise.
Section 7.07          The Master Servicer and the Special Servicer as Note Owner.  The Master Servicer, the Special Servicer or any Affiliate thereof may become the Holder of (or, in the case of a Book‑Entry Note, Note Owner with respect to) any Note with (except as otherwise set forth in the definition of “Noteholder”) the same rights it would have if it were not the Master Servicer, the Special Servicer or an Affiliate thereof.
Section 7.08          The Directing Holder.  (a)  Other than with respect to any Serviced AB Whole Loan or Owned AB Whole Loan for which the related holder of an AB Subordinate Companion Loan or Owned Subordinate Companion Loan is not subject to an AB Control Appraisal Period, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder shall be entitled to advise (1) the Special Servicer with respect to all Specially Serviced Mortgage Loans, (2) the Special Servicer with respect to Non‑Specially Serviced Mortgage Loans, as to all matters for which the Master Servicer must obtain the consent or deemed consent of the Special Servicer, and (3) the Special Servicer with respect to all Mortgage Loans and the Owned Subordinate Companion Loan, for which an extension of maturity is being considered by the Special Servicer or by the Master Servicer subject to consent or deemed consent of the Special Servicer, and notwithstanding anything herein to the contrary, except as set forth in, and in any event subject to the second and third paragraphs of this Section 7.08, (i) the Master Servicer, shall not be permitted to take any of the following actions, including with respect to the Owned AB Whole Loan irrespective of whether any such Major Decision constitutes a “Major Decision” under, and as defined in, the related Intercreditor Agreement (each a “Major Decision”) (except as otherwise provided for in the first proviso following the Major Decisions listed below) and (ii) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), any Serviced Whole Loan or Owned AB Whole Loan, for so long as no Control Termination Event has occurred and is continuing, the Special Servicer shall not be permitted to take any of the following actions (and with respect to the first proviso following the Major Decisions listed below shall not be permitted to consent to the Master Servicer’s taking any of the following actions) as to which the Directing Holder has objected in writing within ten (10) Business Days (or [thirty (30)] days with respect to clause (x) below) after receipt of the written recommendation and analysis (provided that if such written objection has not been received by the Special Servicer within such ten (10) Business Day (or [thirty (30)] day) period, then the Directing Holder will be deemed to have approved such action):
(i) any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loans as come into and continue in default;
(ii) any modification, consent to a modification or waiver of a monetary term or material non‑monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs but excluding waiver of Default Interest or late payment charges) of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of any Mortgage Loan;
(iii) any sale of a Defaulted Mortgage Loan (other than a Non-Serviced Mortgage Loan that the Special Servicer is permitted to sell in accordance with this Indenture and Servicing Agreement) and any related defaulted Companion Loan or defaulted Owned Subordinate Companion Loan, as applicable, or any REO Property (other than in connection with the redemption of the Notes) for less than the applicable Purchase Price;
(iv) any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at an REO Property;\
(v) requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the Mortgagor’s ability to make any payments with respect to a Mortgage Loan [(other than the Non-Serviced Mortgage Loan)] or any Serviced Whole Loan, (ii) release of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of the other conditions to the release set forth in the related Mortgage Loan documents that do not include any other approval or exercise)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;
(vi) any waiver of a “due‑on‑sale” or “due‑on‑encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to such waiver or consent to a transfer of the Mortgaged Property or interests in the Mortgagor or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related Loan Agreement;
(vii) any property management company changes (with respect to a Mortgage Loan with a Stated Principal Balance greater than $[2,500,000]) or franchise changes with respect to a Mortgage Loan (other than the Non-Serviced Mortgage Loan) or

Serviced Whole Loan for which the lender is required to consent or approve under the Mortgage Loan documents;
(viii) releases of any material amounts from escrow accounts, reserve accounts or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan and for which there is no lender discretion;
(ix) any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a Mortgagor or guarantor or releasing a Mortgagor or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan and for which there is no lender discretion;
(x) any determination of an Acceptable Insurance Default;
(xi) [any exercise of a material remedy with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan following a default or event of default under the related Mortgage Loan or Serviced Whole Loan documents];
(xii) any modification, consent to a modification or waiver of any material term of any Intercreditor Agreement or similar agreement related to a Mortgage Loan, or any action to enforce rights with respect to the Mortgage Loan; and
(xiii) any consent to incurrence of additional debt by a Mortgagor or mezzanine debt by a direct or indirect parent of a Mortgagor, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents;

provided, however, that notwithstanding the foregoing, the Master Servicer and Special Servicer may mutually agree, as contemplated by Section 3.20(a) of this Agreement, that the Master Servicer will process and obtain the prior consent of the Special Servicer with respect to any of the foregoing matters with respect to any Non-Specially Serviced Mortgage Loan, and, whether processed by the Master Servicer or not, with respect to a Major Decision in connection with a Non-Specially Serviced Mortgage Loan, the Master Servicer and the Special Servicer shall each be entitled to 50% of any Excess Modification Fees and assumption, consent and earnout fees (other than the assumption application fees and defeasance fees) paid in connection with such matters; provided, further, that, in the event that the Special Servicer or Master Servicer (in the event the Master Servicer is otherwise authorized by this Agreement to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Directing Holder prior to the occurrence and continuance of a Control Termination Event in this Agreement (or any matter requiring consultation with the Directing Holder or the Operating Advisor), is necessary to protect the interests of the Noteholders (including, with respect to the Owned AB Whole Loan, the Holders of the Class [LOAN-SPECIFIC] Notes) (or, with respect to any Serviced Whole Loan or Owned AB Whole Loan, the interest of the Noteholders (including, with respect to the Owned AB Whole Loan, the Holders of the Class [LOAN-SPECIFIC] Notes) and the holders of any related Serviced Companion Loan) (as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans or Owned Subordinate Companion Loan, as the case may be)), the Special Servicer or Master Servicer, as applicable may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder or the Operating Advisor, as the case may be), provided that the Special Servicer or Master Servicer, as applicable provides the Directing Holder (or the Operating Advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis therefor.  The Special Servicer is not required to obtain the consent of the Directing Holder for any of the foregoing actions after the occurrence and during the continuance of a Control Termination Event; provided, however, that, after the occurrence and during the continuance of a Control Termination Event but, with respect to the Directing Holder only, prior to the occurrence of a Consultation Termination Event, the Special Servicer shall consult with the Directing Holder in connection with any Major Decision (and any other actions which otherwise require consultation with the Directing Holder prior to a Consultation Termination Event hereunder) and consider alternative actions recommended by the Directing Holder, in respect thereof.  In the event the Special Servicer receives no response from the Directing Holder within 10 Business Days following its written request for input on any required consultation, the Special Servicer shall not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond shall not relieve the Special Servicer from consulting with the Directing Holder on any future matters with respect to the applicable Mortgage Loan or any other Mortgage Loan.  In addition, [after the occurrence and during the continuance of a Control Termination Event and with respect to any AB Mortgage Loan or Owned AB Whole Loan, after the occurrence and during the continuation of both a Control Termination Event and an AB Control Appraisal Period,][after Operating Advisor Consultation Event][INCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST,] the Special Servicer will also be required to consult with the Operating Advisor in connection with any proposed Major Decision (and any other actions which otherwise require consultation with the Operating Advisor after the occurrence and during the continuance of a Control Termination Event hereunder) and consider alternative actions recommended by the Operating Advisor, in respect thereof, provided that such consultation is on a non-binding basis.  In the event that the Special Servicer receives no response from the Operating Advisor within 10 Business Days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the Operating Advisor related to the subject matter of such consultation, the Special Servicer shall not be obligated to consult with the Operating Advisor on the specific matter; provided, however, that the failure of the Operating Advisor to respond on any specific matters shall not relieve the Special Servicer from its obligation to consult with the Operating Advisor on any future matter with respect to the applicable Mortgage Loan or any other Mortgage Loan.
In addition, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder subject to any rights, if any, of the related Companion Holder or the related Subordinate Loan-Specific Directing Holder to advise the Special Servicer with respect to the related Serviced Whole Loan or Owned AB Whole Loan, as applicable, pursuant to the terms of the related Intercreditor Agreement, may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to a Mortgage Loan or Owned Subordinate Companion Loan, as the Directing Holder may deem advisable or as to which provision is otherwise made herein; provided that notwithstanding anything herein to the contrary, no such direction or objection contemplated by the preceding paragraph or this paragraph, may require or cause the Master Servicer or Special Servicer to violate any provision of any Mortgage Loan or Owned Subordinate Companion Loan or related Intercreditor Agreement or mezzanine intercreditor agreement, applicable law or this Agreement (and, with respect to a Serviced Whole Loan, subject to the rights of the holders of the related Companion Loan), including without limitation the obligation of the Master Servicer and the Special Servicer to act in accordance with the Servicing Standard, or expose the Master Servicer, the Special Servicer, the Note Administrator, the Operating Advisor, the Asset Representations Reviewer, the Issuer or the Indenture Trustee to liability, or materially expand the scope of the responsibilities of the Master Servicer or the Special Servicer, as applicable, hereunder or cause the Master Servicer or the Special Servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the Master Servicer or the Special Servicer, as applicable, is not in the best interests of the Noteholders (including, with respect to the Owned AB Whole Loan, the Holders of the Class [LOAN-SPECIFIC] Notes).
In the event the Special Servicer or Master Servicer, as applicable, determines that a refusal to consent by the Directing Holder or any advice from the Directing Holder, would cause the Special Servicer or Master Servicer, as applicable, to violate the terms of any Mortgage Loan or Owned Subordinate Companion Loan, applicable law or this Agreement, including without limitation, the Servicing Standard, the Special Servicer or Master Servicer, as applicable, shall disregard such refusal to consent or advise and notify the Directing Holder, the Indenture Trustee and the Rating Agencies of its determination, including a reasonably detailed explanation of the basis therefor.  The taking of, or refraining from taking, any action by the Master Servicer or Special Servicer in accordance with the direction of or approval of the Directing Holder that does not violate the terms of any Mortgage Loan or Owned Subordinate Companion Loan, applicable law or the Servicing Standard or any other provisions of this Agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.
The Directing Holder shall have no liability to the Issuer or the Noteholders for any action taken, or for refraining from the taking of any action, or for errors in judgment; provided, however, that the Directing Holder shall not be protected against any liability to a Subordinate Controlling Class Noteholder that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties owed to the Subordinate Controlling Class Noteholders or by reason of reckless disregard of obligations or duties owed to the Subordinate Controlling Class Noteholders.  By its acceptance of a Note, each Noteholder acknowledges and agrees that the Directing Holder may take actions that favor the interests of one or more Classes of the Notes including the Holders of the Subordinate Controlling Class over other Classes of the Notes, and that the Directing Holder may have special relationships and interests that conflict with those of Holders of some Classes of the Notes, that the Directing Holder may act solely in the interests of the Holders of the Subordinate Controlling Class, including the Holders of the Subordinate Controlling Class, that the Directing Holder does not have any duties or liability to the Holders of any Class of Notes other than the Subordinate Controlling Class, that the Directing Holder shall not be liable to any Noteholder, by reason of its having acted solely in the interests of the Holders of the Subordinate Controlling Class, and that the Directing Holder shall have no liability whatsoever for having so acted, and no Noteholder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal thereof for having so acted.
Any Non-Serviced Whole Loan Controlling Holder, with respect to a Non‑Serviced Whole Loan, shall have no liability to the Issuer or the Noteholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.  By its acceptance of a Note, each Noteholder acknowledges and agrees that any such Non-Serviced Whole Loan Controlling Holder, with respect to the related Non-Serviced Whole Loan, may take actions that favor the interests of one or more classes of the notes issued under the related Non-Serviced Servicing Agreement including the Holders of the controlling class under such Non-Serviced Servicing Agreement over other Classes of the Notes, and that such Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, may have special relationships and interests that conflict with those of Holders of some Classes of the Notes, that such Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, may act solely in the interests of the Holders of the controlling class under the related Non-Serviced Servicing Agreement, that such Non-Serviced Whole Loan Controlling Holder, shall not be liable to any Noteholder, by reason of its having acted solely in the interests of the Holders of the controlling class under the related Non-Serviced Servicing Agreement, and that the Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, shall have no liability whatsoever for having so acted, and no Noteholder may take any action whatsoever against such Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, or any director, officer, employee, agent or principal thereof for having so acted.
(b) Notwithstanding anything to the contrary contained herein (i) after the occurrence and during the continuance of a Control Termination Event, the Directing Holder shall have no right to consent to or direct any action taken or not taken by any party to this Agreement; (ii) after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Holder shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the Master Servicer, Special Servicer and any other applicable party shall consult with the Directing Holder in connection with any action to be taken or refrained from taking to the extent set forth herein; and (iii) after the occurrence of a Consultation Termination Event, the Directing Holder shall have no direction, consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Noteholders) or any other rights as Directing Holder.
Section 7.09          Permitted Subsidiaries.
Notwithstanding any other provision of this Indenture, the [Servicer] on behalf of the Issuer shall, following delivery of an Issuer Order to the parties hereto, be permitted to sell or transfer to a Permitted Subsidiary at any time any Sensitive Asset for consideration consisting entirely of the equity interests of such Permitted Subsidiary (or for an increase in the value of equity interests already owned).  Such Issuer Order shall certify that the sale of a Sensitive Asset is being made in accordance with satisfaction of all requirements of this Indenture.  The Custodian shall, upon receipt of a Request for Release with respect to a Sensitive Asset, release such Sensitive Asset and shall deliver such Sensitive Asset as specified in such Request for Release.  The following provisions shall apply to all Sensitive Asset and Permitted Subsidiaries:
(a) For all purposes under this Indenture, any Sensitive Asset transferred to a Permitted Subsidiary shall be treated as if it were an asset owned directly by the Issuer.
(b) Any distribution of cash by a Permitted Subsidiary to the Issuer shall be characterized as Interest Proceeds or Principal Proceeds to the same extent that such cash would have been characterized as Interest Proceeds or Principal Proceeds if received directly by the Issuer and each Permitted Subsidiary shall cause all proceeds of and collections on each Sensitive Asset owned by such Permitted Subsidiary to be deposited into the applicable Payment Account.
(c) Notwithstanding the complete and absolute transfer of a Sensitive Asset to a Permitted Subsidiary, the ownership interests of the Issuer in a Permitted Subsidiary or any property distributed to the Issuer by a Permitted Subsidiary shall be treated as a continuation of its ownership of the Sensitive Asset that was transferred to such Permitted Subsidiary (and shall be treated as having the same characteristics as such Sensitive Asset).
(d) If the Special Servicer on behalf of the Indenture Trustee, or any other authorized party takes any action under this Indenture to sell, liquidate or dispose of all or substantially all of the Collateral, the Issuer shall cause each Permitted Subsidiary to sell each Sensitive Asset and all other Collateral held by such Permitted Subsidiary and distribute the proceeds of such sale, net of any amounts necessary to satisfy any related expenses and tax liabilities, to the Issuer in exchange for the equity interest in such Permitted Subsidiary held by the Issuer.
[End of Article VII]
ARTICLE VIII

SERVICER TERMINATION EVENTS
Section 8.01          Servicer Termination Events; Master Servicer and Special Servicer Termination.  (a)  “Servicer Termination Event,” wherever used herein, means any one of the following events:
(i) (A) any failure by the Master Servicer to make any deposit required to be made by the Master Servicer to the Collection Account, or remit to the Companion Paying Agent for deposit into the related Companion Payment Account, on the day and by the time such deposit or remittance is first required to be made under the terms of this Agreement, which failure is not remedied within one (1) Business Day or (B) any failure by the Master Servicer to deposit into, or remit to the Note Administrator for deposit into, any Payment Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Payment Date; or

(ii) any failure by the Special Servicer to deposit into the REO Account, within one (1) Business Day after such deposit is required to be made or to remit to the Master Servicer for deposit into the Collection Account or any other required account hereunder, any amount required to be so deposited or remitted by the Special Servicer pursuant to, and at the time specified by, the terms of this Agreement; or
(iii) any failure on the part of the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement which continues unremedied for a period of thirty (30) days (or (A) with respect to any year that a report on Form 10‑K is required to be filed, five (5) Business Days in the case of the Master Servicer’s or Special Servicer’s obligations, as applicable, contemplated by Article XII, (B) fifteen (15) days in the case of the Master Servicer’s failure to make a Servicing Advance or (C) fifteen (15) days in the case of a failure to pay the premium for any property insurance policy required to be maintained) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given (A) to the Master Servicer or the Special Servicer, as the case may be, by any other party hereto, or (B) to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to this Agreement, by the Holders of Notes evidencing Percentage Interests aggregating not less than [25]% or, solely as it relates to the servicing of a Serviced Pari Passu Whole Loan, by the related Serviced Companion Noteholder; provided, however, if such failure is capable of being cured and the Master Servicer or Special Servicer, as applicable, is diligently pursuing such cure, such period will be extended an additional thirty (30) days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting; or
(iv) any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty contained in Section 7.01(a) and Section 7.01(b), as applicable, which materially and adversely affects the interests of any Class of Noteholders or Companion Holders (excluding the holder of any Non‑Serviced Companion Loan) and which continues unremedied for a period of thirty (30) days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Note Administrator or the Indenture Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Note Administrator and the Indenture Trustee by the Holders of Notes evidencing Percentage Interests aggregating not less than 25% or, as it relates to the servicing of a Serviced Pari Passu Whole Loan, by the related Serviced Companion Noteholder; provided, however, that if such breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing such cure, such 30‑day period will be extended an additional thirty (30) days; or
(v) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding‑up or liquidation of its affairs, shall have been entered against the Master Servicer or the

Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of sixty (60) days; or
(vi) the Master Servicer or the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or the Special Servicer or of or relating to all or substantially all of its property; or
(vii) the Master Servicer or the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing; or
(viii) either of [RA1] or [RA3] has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Notes, or (B) placed one or more Classes of Notes on “watch status” in contemplation of a rating downgrade or withdrawal (and such qualification, downgrade, withdrawal or “watch status” placement shall not have been withdrawn within sixty (60) days of such actual knowledge by the Master Servicer or the Special Servicer, as the case may be) and, in the case of either of clauses (A) or (B), citing servicing concerns with the Master Servicer or Special Servicer, as applicable, as the sole or a material factor in such rating action; or
(ix) the Master Servicer or the Special Servicer is no longer rated at least “[__]” or “[__]”, respectively, by [RA2] and such Master Servicer or Special Servicer is not reinstated to at least that rating within 60 days of the delisting.
(b) If any Servicer Termination Event with respect to the Master Servicer or the Special Servicer (in either case, for purposes of this Section 8.01(b), the “Affected Party”) shall occur and be continuing, then, and in each and every such case, so long as such Servicer Termination Event shall not have been remedied, the Indenture Trustee or the Depositor may, and at the written direction of (prior to the occurrence and continuance of a Control Termination Event) the Directing Holder (solely with respect to the Special Servicer) or the Holders of Notes entitled to more than [25]% of the Voting Rights, the Indenture Trustee shall, terminate (and the Depositor may direct the Indenture Trustee to terminate each of the Master Servicer or the Special Servicer, as applicable, upon five Business Days’ written notice if there is a Servicer Termination Event under clause (iii)(A) above), by notice in writing to the Affected Party, with a copy of such notice to the Depositor and the Operating Advisor, all of the rights (subject to Section 3.11 and Section 7.04) and obligations of the Affected Party under this Agreement and in and to the Mortgage Loans and the Owned Subordinate Companion Loan and the proceeds thereof (other than as a Noteholder or Companion Holder, if applicable); provided, however, that the Affected Party shall be entitled to the payment of accrued and unpaid compensation and reimbursement through the date of such termination as provided for under this Agreement for services rendered and expenses incurred.  From and after the receipt by the Affected Party of such written notice except as otherwise provided in this Article VIII, all authority and power of the Affected Party under this Agreement, whether with respect to the Notes (other than as a

Holder of any Note) or the Mortgage Loans or the Owned Subordinate Companion Loan or otherwise, shall pass to and be vested in the Indenture Trustee with respect to a termination of the Master Servicer or the Special Servicer pursuant to and under this Section 8.01, and, without limitation, the Indenture Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Affected Party, as attorney‑in‑fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans or the Owned Subordinate Companion Loan and related documents, or otherwise.  The Master Servicer and Special Servicer each agree that if it is terminated pursuant to this Section 8.01(b), it shall promptly (and in any event no later than twenty (20) Business Days subsequent to its receipt of the notice of termination) provide the Indenture Trustee with all documents and records requested by it to enable it to assume the Master Servicer’s or the Special Servicer’s, as the case may be, functions hereunder, and shall cooperate with the Indenture Trustee in effecting the termination of the Master Servicer’s or the Special Servicer’s, as the case may be, responsibilities and rights (subject to Section 3.11 and Section 7.04) hereunder, including, without limitation, the transfer within five (5) Business Days to the Indenture Trustee for administration by it of all cash amounts which shall at the time be or should have been credited by the Master Servicer to the Collection Account or any Servicing Account (if it is the Affected Party), by the Special Servicer to the REO Account (if it is the Affected Party) or thereafter be received with respect to the Mortgage Loans, the Owned Subordinate Companion Loan or any REO Property (provided, however, that the Master Servicer and the Special Servicer each shall, if terminated pursuant to this Section 8.01(b) or pursuant to Section 8.01(d) (with respect to the Special Servicer), continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of Advances (in the case of the Special Servicer or the Master Servicer) or otherwise, and it and its Affiliates and the directors, managers, officers, members, employees and agents of it and its Affiliates shall continue to be entitled to the benefits of Section 3.11 and Section 7.04 notwithstanding any such termination).
(c) If the Master Servicer receives notice of termination under Section 8.01(b) solely due to a Servicer Termination Event under Section 8.01(a)(viii) or (ix), the Master Servicer shall have a forty‑five (45) day period after such notice in which to find a successor master servicer qualified to act as Master Servicer hereunder in accordance with Section 7.03 and Section 8.02 and to which the Master Servicer can sell its rights to service the Mortgage Loans and the Owned Subordinate Companion Loan under this Agreement.  During such forty‑five (45) day period the Master Servicer may continue to serve as Master Servicer hereunder.  In the event that the Master Servicer is unable, within such forty‑five (45) day period, to cause a qualified successor master servicer to assume the duties of the Master Servicer hereunder, then and in such event, the Indenture Trustee shall assume the obligations of the Master Servicer hereunder.
Notwithstanding Section 8.01(b), if any Servicer Termination Event on the part of the Special Servicer shall occur and be continuing that affects the Holder of a Serviced Pari Passu Companion Loan, then, so long as the Special Servicer is not otherwise terminated, the Holder of such Serviced Pari Passu Companion Loan or the Other Indenture Trustee appointed under the related Other Servicing Agreement, as applicable, shall be entitled to direct the Indenture Trustee to terminate the Special Servicer with respect to the related Serviced Pari

Passu Whole Loan.  Any Special Servicer appointed to replace the Special Servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be (without the prior written consent of the holder of such Serviced Pari Passu Companion Loan) the person (or Affiliate thereof) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan.  Any such Special Servicer under this paragraph shall meet the eligibility requirements of Section 8.02 and the eligibility requirements of the related Other Servicing Agreement, and the appointment thereof shall comply with the provisions of Section 8.02.  Any appointment of a replacement Special Servicer in accordance with this paragraph shall be subject to the receipt of Rating Agency Confirmation and confirmation from the rating agencies that such appointment or replacement will not result in the downgrade, withdrawal or qualification of the then‑current ratings of any class of any related Serviced Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Notes pursuant to Section 3.25).
(d) Subject to the rights of the holder of a related AB Subordinate Companion Loan and the rights of the Holders of the Class [LOAN-SPECIFIC] Notes pursuant to the related Intercreditor Agreement at any time prior to the occurrence and continuance of a Control Termination Event, [and subject to the right of the Operating Advisor to recommend the termination of the Special Servicer and recommend a Qualified Replacement Special Servicer and the right of the Noteholders to approve the replacement of the Special Servicer with such Qualified Replacement Special Servicer pursuant to this Section 8.01(d),] [APPLICABLE TO OFFERINGS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST] the Directing Holder shall be entitled to terminate the rights (subject to Section 3.11 and Section 7.04) and obligations of the Special Servicer under this Agreement, with or without cause, upon ten (10) Business Days’ notice to the Special Servicer, the Master Servicer, the Note Administrator, the Indenture Trustee and the Operating Advisor; such termination to be effective upon the appointment of a successor special servicer meeting the requirements of this Section 8.01(d).  Upon a termination of such Special Servicer, the Directing Holder shall appoint a successor special servicer; provided, however, that (i) such successor will meet the requirements set forth in Section 8.02, (ii) each Rating Agency delivers Rating Agency Confirmation and, in the case of any class of any Serviced Companion Loan Securities the applicable rating agencies deliver a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then‑current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Notes pursuant to Section 3.25) and (iii) no replacement of the Special Servicer shall be effective until the Note Administrator shall have filed any required Form 8-K pursuant to Section 12.07 hereof and any other Form 8-K filings have been completed with respect to any related Companion Loan.
After the occurrence and during the continuance of a Control Termination Event and upon (a) the written direction of Holders of Notes and the Class [EXCH] Notes evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Principal Balances pursuant to Section 4.05 hereof) of the Notes and the Class [EXCH] Notes requesting a vote to replace the Special Servicer with a new special servicer designated in such written direction, (b) payment by such Holders to the

Note Administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the Note Administrator in connection with administering such vote and which will not be additional expenses of the Issuer and (c) delivery by such Holders to the Note Administrator and Indenture Trustee of Rating Agency Confirmation from each Rating Agency (which Rating Agency Confirmation shall be obtained at the expense of such Holders), the Note Administrator shall promptly post notice to all Noteholders of such request on the Note Administrator’s Website in accordance with Section 3.13(b) and concurrently by mail, and conduct the solicitation of votes of all Notes in such regard, which vote shall occur within one hundred‑eighty (180) days of the posting of such notice.  Upon the written direction of (a) Holders of Notes evidencing at least 75% of a Noteholder Quorum of Notes or (b) Holders of Non‑Reduced Notes evidencing more than 50% of the Voting Rights of each of Class of Non‑Reduced Notes, the Indenture Trustee shall terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Noteholders.  The Note Administrator shall include on each Statement to Noteholders a statement that each Noteholder may (i) access such notices via the Note Administrator’s Website and (ii) register to receive electronic mail notifications when such notices are posted thereon.  Notwithstanding the foregoing, the Noteholder’s direction to remove the Special Servicer shall not apply to any Serviced AB Whole Loan for which the holder of the related AB Subordinate Companion Loan is not subject to an AB Control Appraisal Period and shall not apply to an Owned AB Whole Loan if the related Owned Subordinate Companion Loan is not subject to an AB Control Appraisal Period.
An AB Whole Loan Controlling Holder or Subordinate Loan-Specific Directing Holder, as applicable, shall have the right, prior to the occurrence and continuance of an AB Control Appraisal Period, to replace the Special Servicer solely with respect to the related AB Whole Loan or Owned AB Whole Loan, as applicable, so long as (A) each Rating Agency delivers a Rating Agency Confirmation; (B) the successor special servicer has assumed in writing (from and after the date such successor special servicer becomes the Special Servicer) all of the responsibilities, duties and liabilities of the Special Servicer under this Agreement from and after the date it becomes the Special Servicer as they relate to any AB Whole Loan or Owned AB Whole Loan, as applicable pursuant to an assumption agreement reasonably satisfactory to the Note Administrator; and (C) the Note Administrator shall have received an opinion of counsel reasonably satisfactory to the Note Administrator to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement with respect to any AB Whole Loan or Owned AB Whole Loan, as applicable, and (z) subject to customary qualifications and exceptions, this Agreement will be enforceable against such replacement in accordance with the terms hereof.
The parties hereto acknowledge that, notwithstanding anything to the contrary contained in this section, in accordance with the related Intercreditor Agreement, if a servicer termination event on the part of a Non-Serviced Special Servicer under a Non-Serviced Servicing Agreement remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and the related Non-Serviced Special Servicer has not otherwise been terminated, the holder of the related Non-Serviced Mortgage Loan (or the Indenture Trustee, acting at the direction of the Directing Holder) will be entitled to direct the related Non-Serviced

Indenture Trustee to terminate the related Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan.  The appointment (or replacement) of a special servicer with respect to a Non-Serviced Whole Loan, as applicable, will in any event be subject to Rating Agency Confirmation from each Rating Agency.  A replacement special servicer will be selected by the related Non-Serviced Indenture Trustee or, prior to a consultation termination event under the related Non-Serviced Servicing Agreement, by the related Non-Serviced Whole Loan Controlling Holder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to such Non-Serviced Whole Loan cannot at any time be the Person (or an Affiliate thereof) that was terminated at the direction of the holder of such Non-Serviced Mortgage Loan, without the prior written consent of the Directing Holder.
[APPLICABLE TO OFFERINGS OTHER THAN OFFERINGS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]  Following the occurrence of a Consultation Termination Event, subject to the immediately succeeding paragraph, if the Operating Advisor determines that the Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with the Servicing Standard, the Operating Advisor shall deliver to the Indenture Trustee and the Note Administrator, with a copy to the Special Servicer, a written report in the form of Exhibit W attached hereto (which form may be modified or supplemented from time to time to cure any ambiguity or error or to incorporate any additional information, subject to compliance of such form with the terms and provisions of this Agreement; provided, further, that in no event shall the information or any other content included in such written recommendation contravene any provision of this Agreement) detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer, which shall be a Qualified Replacement Special Servicer.  In such event, the Note Administrator shall promptly post notice to all Noteholders of such recommendation and the related report on the Note Administrator’s Website in accordance with Section 3.13(b), and by mail conduct the solicitation of votes of all Notes in such regard.  Upon (i) the affirmative vote of Holders of Notes evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Principal Balances of such Notes) of all Notes on an aggregate basis and (ii) receipt of Rating Agency Confirmation from each Rating Agency by the Note Administrator following satisfaction of the foregoing clause (i), the Indenture Trustee shall (i) terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint a successor special servicer approved by the Noteholders and (ii) promptly notify such outgoing Special Servicer of the effective date of such termination.  The reasonable out‑of‑pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering such vote and the Operating Advisor’s identification of a Qualified Replacement Special Servicer shall be an additional expense of the Issuer.  In the event that the Indenture Trustee does not receive at least a majority of the requested votes, then the Indenture Trustee shall have no obligation to remove the Special Servicer.  Prior to the appointment of any replacement special servicer, such replacement special servicer shall have agreed to succeed to the obligations of the Special Servicer under this Agreement and to act as the Special Servicer’s successor hereunder.  Notwithstanding the foregoing, the Operating Advisor shall not be permitted to recommend the replacement of the Special Servicer with respect to an AB Whole Loan or an Owned AB Whole Loan so long as the related Serviced Companion Noteholder or

Owned Subordinate Companion Loan, as applicable, is not subject to an AB Control Appraisal Period under the related Intercreditor Agreement.
No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 8.01(d).  All costs of any such termination made by the Directing Holder without cause shall be paid by the Holders of the Subordinate Controlling Class.
For the avoidance of doubt, the indemnification of the Operating Advisor in Section 7.04 shall include, subject to the limitations set forth in Section 7.04, any action or claim arising from, or relating to, the Operating Advisor’s determination under this Section 8.01(d) (regarding removal of the Special Servicer), or the result of the vote of the Noteholders (regarding removal of the Special Servicer).
[APPLICABLE TO OFFERINGS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST] If the Operating Advisor determines, in its sole discretion exercised in good faith, that (i) the Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with the Servicing Standard, and (ii) the replacement of the Special Servicer would be in the best interest of the Noteholders as a collective whole, the Operating Advisor shall deliver to the Indenture Trustee and the Note Administrator, with a copy to the Special Servicer, a written recommendation in the form of Exhibit W attached hereto (which form may be modified or supplemented from time to time to cure any ambiguity or error or to incorporate any additional information, subject to compliance of such form with the terms and provisions of this Agreement; provided, further, that in no event shall the information or any other content included in such written recommendation contravene any provision of this Agreement) detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer, which shall be a Qualified Replacement Special Servicer.  In such event, the Note Administrator shall promptly post notice to all Noteholders of such recommendation on the Note Administrator’s Website in accordance with Section 3.13(b), and by mail conduct the solicitation of votes of all Notes in such regard.  Upon (i) the affirmative vote of Holders of Notes evidencing at least a majority of a quorum of Noteholders (which, for this purpose, is the Holders of Notes that (A) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Principal Balances) of all Notes on an aggregate basis, and (B) consist of at least three Noteholders or Note Owners that are not affiliated with each other) and (ii) receipt of Rating Agency Confirmation from each Rating Agency with respect to the termination of the Special Servicer and the appointment of a successor special servicer recommended by the Operating Advisor by the Note Administrator following satisfaction of the foregoing clause (i), the Indenture Trustee shall (i) terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint such successor Special Servicer and (ii) promptly notify such outgoing Special Servicer of the effective date of such termination.  The reasonable out‑of‑pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering such vote and the Operating Advisor’s identification of a Qualified Replacement Special Servicer shall be an additional expense of the Issuer.  In the event that the Note Administrator does not receive the affirmative vote of at least a majority of the quorum described in clause (i) of the preceding sentence, then the Note Administrator shall have no obligation to remove the Special Servicer.  Prior to the appointment of any replacement special servicer, such replacement special servicer shall have agreed to succeed to the obligations of the Special Servicer under this Agreement and to act as the Special Servicer’s successor hereunder.  Notwithstanding the foregoing, the Operating Advisor shall not be permitted to recommend the replacement of the Special Servicer with respect to an AB Whole Loan or an Owned AB Whole Loan so long as the related Serviced Companion Noteholder or Owned Subordinate Companion Loan, as applicable, is not subject to an AB Control Appraisal Period under the related Intercreditor Agreement.
No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 8.01(d).  All costs of any such termination made by the Directing Holder without cause shall be paid by the Holders of the Subordinate Controlling Class.
For the avoidance of doubt, the indemnification of the Operating Advisor in Section 7.04 shall include, subject to the limitations set forth in Section 7.04, any action or claim arising from, or relating to, the Operating Advisor’s determination under this Section 8.01(d) (regarding removal of the Special Servicer), or the result of the vote of the Noteholders (regarding removal of the Special Servicer).
(e) The Master Servicer and Special Servicer shall, as the case may be, from time to time, take all such reasonable actions as are required by it in accordance with the related Servicing Standard in order to prevent the Notes from being placed on “watch” status or downgraded due to servicing or special servicing, as applicable, concerns by any Rating Agency.  In no event shall the remedy for a breach of the foregoing covenant extend beyond termination pursuant to Section 8.01(a)(viii) and (ix) and the resulting operation of Section 8.01(b) and (c).  The operation of this subsection (e) shall not be construed to limit the effect of Section 8.01(a)(viii) or (ix).
(f) Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of notes backed, wholly or partially, by any Serviced Companion Loan Securities, and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of notes backed, wholly or partially, by any Serviced Companion Loan Securities, then the Master Servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any notes backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the Master Servicer shall be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.
(g) If any Servicer Termination Event on the part of the Master Servicer affects an Owned Subordinate Companion Loan, and the Master Servicer is not otherwise terminated, then the related Subordinate Loan-Specific Directing Holder shall be entitled to direct the Indenture Trustee to appoint a sub-servicer solely with respect to the related Owned

AB Whole Loan (or if the related Owned AB Whole Loan is currently being sub-serviced, to replace the current Sub-Servicer, but only if such Sub-Servicer is in default under the related Sub-Servicing Agreement).  The appointment or replacement of the Master Servicer or a Sub-Servicer with respect to an Owned AB Mortgage Loan, as contemplated above, shall in any event be subject to receipt of Rating Agency Confirmation from each Rating Agency.
Section 8.02          Indenture Trustee to Act; Appointment of Successor.  On and after the time the Master Servicer or the Special Servicer, as the case may be, either resigns pursuant to subsection (a) of the first sentence of Section 7.05 or receives a notice of termination for cause pursuant to Section 8.01(b), and provided that no acceptable successor has been appointed within the time period specified in Section 8.01(c), the Indenture Trustee shall be the successor to such party, until such successor to the Master Servicer or the Special Servicer, as applicable, is appointed as provided in this Section 8.02 or by the Directing Holder as provided in Section 8.01(d), as applicable, in all respects in its capacity as Master Servicer or Special Servicer, as applicable, under this Agreement and the transactions set forth or provided for herein and shall be subject to, and have the benefit of, all of the rights, (subject to Section 3.11 and Section 7.04) benefits, responsibilities, duties, liabilities and limitations on liability relating thereto and that arise thereafter placed on or for the benefit of the Master Servicer or Special Servicer, as applicable, by the terms and provisions hereof; provided, however, that any failure to perform such duties or responsibilities caused by the terminated party’s failure under Section 8.01 to provide information or moneys required hereunder shall not be considered a default by such successor hereunder.  The appointment of a successor master servicer shall not affect any liability of the predecessor Master Servicer which may have arisen prior to its termination as Master Servicer, and the appointment of a successor special servicer shall not affect any liability of the predecessor Special Servicer which may have arisen prior to its termination as Special Servicer.  The Indenture Trustee in its capacity as successor to the Master Servicer or the Special Servicer, as the case may be, shall not be liable for any of the representations and warranties of the Master Servicer or the Special Servicer, respectively, herein or in any related document or agreement, for any acts or omissions of the predecessor Master Servicer or Special Servicer or for any losses incurred by the predecessor Master Servicer pursuant to Section 3.06 hereunder, nor shall the Indenture Trustee be required to purchase any Mortgage Loan or Owned Subordinate Companion Loan hereunder solely as a result of its obligations as successor master servicer or special servicer, as the case may be.  Subject to Section 3.11, as compensation therefor, the Indenture Trustee as successor master servicer shall be entitled to the Servicing Fees and all fees relating to the Mortgage Loans, the Companion Loans or the Owned Subordinate Companion Loan which the Master Servicer would have been entitled to if the Master Servicer had continued to act hereunder, including but not limited to any income or other benefit from any Permitted Investment pursuant to Section 3.06, and subject to Section 3.11, and the Indenture Trustee as successor to the Special Servicer shall be entitled to the Special Servicing Fees to which the Special Servicer would have been entitled if the Special Servicer had continued to act hereunder.  Should the Indenture Trustee succeed to the capacity of the Master Servicer or the Special Servicer, as the case may be, the Indenture Trustee shall be afforded the same standard of care and liability as the Master Servicer or the Special Servicer, as applicable, hereunder notwithstanding anything in Section 9.01 to the contrary, but only with respect to actions taken by it in its role as successor master servicer or successor special servicer, as the case may be, and not with respect to its role as Indenture Trustee hereunder.  Notwithstanding the above, the Indenture Trustee may, if it shall be unwilling to act as successor to the Master Servicer or the Special Servicer, as applicable, or shall, if it is unable to so act, or if the Indenture Trustee is not approved as a servicer by each Rating Agency, or if, prior to the occurrence and continuance of a Control Termination Event, the Directing Holder or the Holders of Notes entitled to more than 50% of the Voting Rights so request in writing to the Indenture Trustee, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution which meets the criteria set forth in Section 7.05 and otherwise herein, as the successor to the Master Servicer or the Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer or Special Servicer hereunder.  No appointment of a successor to the Master Servicer or the Special Servicer hereunder shall be effective until (i) the assumption in writing by the successor to the Master Servicer or the Special Servicer of all its responsibilities, duties and liabilities hereunder that arise thereafter, (ii) upon receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Notes pursuant to Section 3.25), (iii) which appointment has been approved (prior to the occurrence and continuance of a Control Termination Event) by the Directing Holder, such approval not to be unreasonably withheld and (iv) the Note Administrator shall have filed any required Form 8-K pursuant to Section 12.07 hereof and any other Form 8-K filings have been completed with respect to any related Companion Loan.  Pending appointment of a successor to the Master Servicer or the Special Servicer hereunder, unless the Indenture Trustee shall be prohibited by law from so acting, the Indenture Trustee shall act in such capacity as herein above provided.  In connection with such appointment and assumption of a successor to the Master Servicer or Special Servicer as described herein, the Indenture Trustee may make such arrangements for the compensation of such successor out of payments on the Mortgage Loans and the Owned Subordinate Companion Loan as it and such successor shall agree; provided, however, that no such compensation with respect to a successor master servicer or successor special servicer, as the case may be, shall be in excess of that permitted the terminated Master Servicer or Special Servicer, as the case may be, hereunder.  The Indenture Trustee, the Master Servicer or the Special Servicer (whichever is not the terminated party) and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.  Any costs and expenses associated with the transfer of the servicing function (other than with respect to a termination without cause) under this Agreement shall be borne by the predecessor Master Servicer or Special Servicer, as applicable.  If such predecessor Master Servicer or Special Servicer (as the case may be) has not reimbursed the party requesting such termination or the successor Master Servicer or Special Servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Issuer; provided that the terminated Master Servicer or Special Servicer shall not thereby be relieved of its liability for such expenses.  If and to the extent that the terminated Master Servicer or Special Servicer has not reimbursed such costs and expenses, the party requesting such termination shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of the Issuer.  In the event of a termination without cause, such costs and expenses shall be borne by the party requesting such termination, or as otherwise set forth herein; provided that the Note Administrator and the Indenture Trustee shall not bear any such costs and expenses.  For the avoidance of doubt, if the Indenture Trustee is terminating the Master Servicer or Special Servicer in accordance with this Agreement at the direction of any party or parties permitted to direct the Indenture Trustee to so terminate the Master Servicer or Special Servicer pursuant to this Agreement, the Indenture Trustee shall not have any liability for such expenses pursuant to this paragraph.
Section 8.03          Notification to Noteholders.  (a)  Upon any resignation of the Master Servicer or the Special Servicer pursuant to Section 7.05, any termination of the Master Servicer or the Special Servicer pursuant to Section 8.01 or any appointment of a successor to the Master Servicer or the Special Servicer pursuant to Section 8.02, the Note Administrator shall give prompt written notice thereof to Noteholders at their respective addresses appearing in the Note Register.
(a) Not later than the later of (i) [sixty (60)] days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute a Servicer Termination Event and (ii) [five (5)] days after the Note Administrator would be deemed to have notice of the occurrence of such an event in accordance with Section 9.02(vii), the Note Administrator shall transmit by mail to the Depositor and all Noteholders (including, with respect to the Owned AB Whole Loan, the Holders of the Class [LOAN-SPECIFIC] Notes and the related Subordinate Loan-Specific Directing Holder) (and, if a Serviced Whole Loan is affected, the related Serviced Companion Noteholder) notice of such occurrence, unless such default shall have been cured.
Section 8.04          Waiver of Servicer Termination Events.  The Holders of Notes representing at least [___]% of the Voting Rights allocated to each Class of Notes affected by any Servicer Termination Event hereunder may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the Note Administrator of the occurrence of such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (i) of Section 8.01(a) may be waived only by all of the Noteholders of the affected Classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” may be waived only with the consent of the Noteholders.  Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder.  Upon any such waiver of a Servicer Termination Event by Noteholders, the Indenture Trustee and the Note Administrator shall be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the Issuer.  No such waiver shall extend to any subsequent or other Servicer Termination Event or impair any right consequent thereon except to the extent expressly so waived.  Notwithstanding any other provisions of this Agreement, for purposes of waiving any Servicer Termination Event pursuant to this Section 8.04, Notes registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if any other Person held such Notes.
Section 8.05          Indenture Trustee as Maker of Advances.  In the event that the Master Servicer fails to fulfill its obligations hereunder to make any Advances and such failure remains uncured, the Indenture Trustee shall perform such obligations (x) within five (5) Business Days following such failure by the Master Servicer with respect to Servicing Advances resulting in a Servicer Termination Event under Section 8.01(a)(iii) hereof to the extent a Responsible Officer of the Indenture Trustee has actual knowledge of such failure with respect to such Servicing Advances and (y) by noon, New York City time, on the related Payment Date with respect to P&I Advances pursuant to the Note Administrator’s notice of failure pursuant to Section 4.03(a) unless such failure has been cured.  With respect to any such Advance made by the Indenture Trustee, the Indenture Trustee shall succeed to all of the Master Servicer’s rights with respect to Advances hereunder, including, without limitation, the Master Servicer’s rights of reimbursement and interest on each Advance at the Reimbursement Rate, and rights to determine that a proposed Advance is a Nonrecoverable P&I Advance or Servicing Advance, as the case may be, (without regard to any impairment of any such rights of reimbursement caused by such Master Servicer’s default in its obligations hereunder); provided, however, that if Advances made by the Indenture Trustee and the Master Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Indenture Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of the Master Servicer for such Advances.  The Indenture Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance hereunder.
[End of Article VIII]
ARTICLE IX

CONCERNING THE INDENTURE TRUSTEE AND THE NOTE ADMINISTRATOR
Section 9.01          Duties of the Indenture Trustee and the Note Administrator.  (a)  The Indenture Trustee and the Note Administrator, prior to the occurrence of a Servicer Termination Event or an Event of Default and after the curing or waiving of all Servicer Termination Events and Events of Default which may have occurred, undertake to perform such duties and only such duties as are specifically set forth in this Agreement.  If a Servicer Termination Event or Event of Default occurs and is continuing, the Indenture Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.  Any permissive right of the Indenture Trustee and the Note Administrator contained in this Agreement shall not be construed as a duty.
(b) The Indenture Trustee or the Note Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Indenture Trustee or the Note Administrator which are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II), shall examine them to determine whether they conform to the requirements of this Agreement.  If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Indenture Trustee or the Note Administrator shall notify the party providing such instrument and requesting the correction thereof.  The Indenture Trustee or the Note Administrator shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Issuer, the Master Servicer or the Special Servicer or another Person, and accepted by the Indenture Trustee or the Note Administrator in good faith, pursuant to this Agreement.
(c) No provision of this Agreement shall be construed to relieve the Indenture Trustee or the Note Administrator from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or bad faith; provided, however, that:
(i) Prior to the occurrence of a Servicer Termination Event or an Event of Default, and after the curing of all such Servicer Termination Events and Events of Default which may have occurred, the duties and obligations of the Indenture Trustee and the Note Administrator shall be determined solely by the express provisions of this Agreement, the Indenture Trustee and the Note Administrator shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Indenture Trustee and the Note Administrator and, in the absence of bad faith on the part of the Indenture Trustee and the Note Administrator, the Indenture Trustee and the Note Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Indenture Trustee and conforming to the requirements of this Agreement;
(ii) Neither the Indenture Trustee nor the Note Administrator, as applicable, shall be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Indenture Trustee or the Note Administrator, respectively, unless it shall be proved that the Indenture Trustee or the Note Administrator, as applicable, was negligent in ascertaining the pertinent facts; and
(iii) Neither the Indenture Trustee nor the Note Administrator, as applicable, shall be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Notes entitled to direct the Indenture Trustee and/or Note Administrator pursuant to the terms of this Agreement, relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee or the Note Administrator, or exercising any trust or power conferred upon the Indenture Trustee or the Note Administrator, under this Agreement (unless a higher percentage of Voting Rights is required for such action).
(c) The Note Administrator shall make available via its internet website initially located at [WEBSITE] to the Serviced Companion Noteholders all reports that the Note Administrator has made available to Noteholders under this Agreement to the extent such reports relate to the related Serviced Companion Loan and upon the submission of an Investor Certification pursuant to this Agreement.
Section 9.02          Certain Matters Affecting the Indenture Trustee and the Note Administrator.  Except as otherwise provided in Section 9.01:
(i) The Indenture Trustee and the Note Administrator may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;
(ii) The Indenture Trustee and the Note Administrator may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;
(iii) Neither the Indenture Trustee nor the Note Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or the Notes or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Noteholders, pursuant to the provisions of this Agreement, unless such Noteholders shall have offered to the Indenture Trustee or the Note Administrator, as applicable, reasonable security or indemnity satisfactory to it, against the costs, expenses and liabilities which may be incurred therein or thereby; neither the Indenture Trustee nor the Note Administrator shall be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or reasonable indemnity satisfactory to it against such risk or liability is not reasonably assured to it; nothing contained herein shall, however, relieve the Indenture Trustee of the obligation, upon the occurrence of a Servicer Termination Event which has not been cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;
(iv) Neither the Indenture Trustee nor the Note Administrator shall be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;
(v) Prior to the occurrence of a Servicer Termination Event hereunder and after the curing of all Servicer Termination Events which may have occurred, neither the Indenture Trustee nor the Note Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Notes entitled to more than 50% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Indenture Trustee or the Note Administrator of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Indenture Trustee or the Note Administrator, respectively, not reasonably assured to the Indenture Trustee or the Note Administrator by the security afforded to it by the terms of this Agreement, the Indenture Trustee or the Note Administrator, respectively, may require reasonable indemnity satisfactory to it from such requesting Holders against such expense or liability as a condition to taking any such action.  The reasonable expense of every such reasonable examination shall be paid by the requesting Holders;
(vi) The Indenture Trustee or the Note Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the appointment of such agents or attorneys shall not relieve the Indenture Trustee or the Note Administrator of its duties or obligations hereunder; provided, further, that the Indenture Trustee or the Note Administrator, as the case may be, may not perform any duties hereunder through any Person that is a Prohibited Party;
(vii) For all purposes under this Agreement, neither the Indenture Trustee nor the Note Administrator shall be deemed to have notice of any Servicer Termination Event unless a Responsible Officer of the Indenture Trustee or the Note Administrator, as applicable, has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Indenture Trustee or the Note Administrator at the respective Corporate Trust Office, and such notice references the Notes or this Agreement;
(viii) Neither the Indenture Trustee nor the Note Administrator shall be responsible for any act or omission of the Master Servicer or the Special Servicer (unless the Indenture Trustee is acting as Master Servicer or Special Servicer, as the case may be, in which case the Indenture Trustee shall only be responsible for its own actions as Master Servicer or Special Servicer) or of the Depositor; and
(ix) Neither the Indenture Trustee nor the Note Administrator shall in any way be liable by reason of any insufficiency of the Issuer unless it is determined by a court of competent jurisdiction that the Indenture Trustee’s or Note Administrator’s, as applicable, negligence or willful misconduct was the primary cause of such insufficiency.
Each of the Indenture Trustee and the Note Administrator shall be entitled to all of the same rights, protections, immunities and indemnities afforded to it as Indenture Trustee and Note Administrator, as the case may be, in each capacity for which it serves hereunder (including, without limitation, as Custodian, Note Registrar, 17g-5 Information Provider and Authenticating Agent).
Section 9.03          Indenture Trustee and Note Administrator Not Liable for Validity or Sufficiency of Notes or Mortgage Loans or Owned Subordinate Companion Loan.  The recitals contained herein and in the Notes, other than the acknowledgments of the Indenture Trustee or the Note Administrator in Sections 2.02 and 2.04 and the signature, if any, of the Note Registrar and Authenticating Agent set forth on any outstanding Note, shall be taken as the statements of the Depositor, the Issuer, the Master Servicer or the Special Servicer, as the case may be, and the Indenture Trustee or the Note Administrator assume no responsibility for their correctness.  Neither the Indenture Trustee nor the Note Administrator makes any representations as to the validity or sufficiency of this Agreement or of any Note (other than as to the signature, if any, of the Indenture Trustee or the Note Administrator set forth thereon) or of any Mortgage Loan or of the Owned Subordinate Companion Loan or related document.  Neither the Indenture

Trustee nor the Note Administrator shall be accountable for the use or application by the Depositor of any of the Notes issued to it or of the proceeds of such Notes, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Mortgage Loans and the Owned Subordinate Companion Loan to the Issuer, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the Depositor, the Master Servicer, the Special Servicer or in the case of the Indenture Trustee, the Note Administrator.  The Indenture Trustee and the Note Administrator shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Master Servicer or the Special Servicer and accepted by the Indenture Trustee or the Note Administrator, in good faith, pursuant to this Agreement.
Section 9.04          Indenture Trustee or Note Administrator May Own Notes.  The Indenture Trustee or the Note Administrator, each in its individual capacity, not as Indenture Trustee or Note Administrator, may become the owner or pledgee of Notes, and may deal with the Depositor, the Master Servicer, the Special Servicer or the Underwriters in banking transactions, with the same rights it would have if it were not Indenture Trustee or the Note Administrator.
Section 9.05          Fees and Expenses of Indenture Trustee and Note Administrator; Indemnification of Indenture Trustee and Note Administrator.  (a)  As compensation for the performance of their respective duties hereunder, the Indenture Trustee will be paid the Indenture Trustee Fee, which shall cover recurring and otherwise reasonably anticipated expenses of the Indenture Trustee, and the Note Administrator will be paid the Note Administrator Fee equal to the Note Administrator’s portion of one month’s interest at the Note Administrator Fee Rate, which shall cover recurring and otherwise reasonably anticipated expenses of the Note Administrator.  The Indenture Trustee Fee and Note Administrator Fee shall be paid monthly on a Mortgage Loan‑by‑Mortgage Loan (or Owned Subordinate Companion Loan‑by‑Owned Subordinate Companion Loan, if applicable) basis.  As to each Mortgage Loan, the Owned Subordinate Companion Loan and REO Loan (other than the portion of an REO Loan related to any Companion Loan), the Note Administrator shall pay to the Indenture Trustee monthly the Indenture Trustee Fee from the Note Administrator Fee, which Note Administrator Fee shall accrue from time to time at the Note Administrator Fee Rate and the Note Administrator Fee shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan or Owned Subordinate Companion Loan, as applicable, and a 360‑day year consisting of twelve 30‑day months.  The Indenture Trustee Fee (which shall not be limited to any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Indenture Trustee’s sole form of compensation for all services rendered by it in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Indenture Trustee hereunder, except for the reimbursement of expenses specifically provided for herein.  The Note Administrator Fee shall constitute the Note Administrator’s sole form of compensation for the exercise and performance of its powers and duties hereunder, except for the reimbursement of expenses specifically provided for herein.  No Indenture Trustee Fee or Note Administrator Fee shall be payable with respect to any Companion Loan.
(b) The Indenture Trustee, the Note Administrator (in each case, including in its capacity as Custodian and in its individual capacity) and any director, officer, employee,

representative or agent of the Indenture Trustee and the Note Administrator, respectively, shall be entitled to be indemnified and held harmless by the Issuer (to the extent of amounts on deposit in the Collection Account, the Regular Payment Account or the Loan-Specific Payment Account, as applicable, from time to time) against any loss, liability or expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement, and expenses incurred in becoming successor master servicer or successor special servicer, to the extent not otherwise paid hereunder) arising out of, or incurred in connection with, any act or omission of the Indenture Trustee or the Note Administrator, respectively, relating to the exercise and performance of any of the powers and duties of the Indenture Trustee or the Note Administrator, respectively, hereunder; provided, however, that none of the Indenture Trustee or the Note Administrator, nor any of the other above specified Persons shall be entitled to indemnification pursuant to this Section 9.05(b) for (i) allocable overhead, (ii) expenses or disbursements incurred or made by or on behalf of the Indenture Trustee or the Note Administrator, respectively, in the normal course of the Indenture Trustee or the Note Administrator, respectively, performing its duties in accordance with any of the provisions hereof, (iii) any expense or liability specifically required to be borne thereby pursuant to the terms hereof or (iv) any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence in the performance of the Indenture Trustee’s or the Note Administrator’s, respectively, obligations and duties hereunder, or by reason of negligent disregard of such obligations or duties, or as may arise from a breach of any representation or warranty of the Indenture Trustee specified in Section 9.12 or the Note Administrator specified in Section 9.14, respectively, made herein.  The provisions of this Section 9.05(b) shall survive the termination of this Agreement and any resignation or removal of the Indenture Trustee or the Note Administrator, respectively, and appointment of a successor thereto.  The foregoing indemnity shall also apply to the Note Administrator in its capacities of Custodian, Note Registrar and Authenticating Agent.
(c) The Note Administrator shall indemnify and hold harmless the Depositor and Mortgage Loan Sellers from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Depositor, any Mortgage Loan Seller or its Affiliates that arise out of or are based upon (i) a breach by the Note Administrator, in its capacity as 17g‑5 Information Provider or in any other capacity in which the Note Administrator is required to provide information to a Privileged Person that is an NRSRO, of its obligations under this Agreement or (ii) negligence, bad faith or willful misconduct on the part of the Note Administrator, in its capacity as 17g‑5 Information Provider or in any other capacity in which the Note Administrator is required to provide information to a Privileged Person that is an NRSRO, in the performance of such obligations or its negligent disregard of its obligations and duties under this Agreement.
Section 9.06          Eligibility Requirements for Indenture Trustee and Note Administrator.  Each of the Indenture Trustee and the Note Administrator hereunder shall at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $[100,000,000] and subject to supervision or examination by federal or state authority and in the case of the Indenture Trustee, shall not be (A) an Affiliate of the Master Servicer or the Special Servicer (except during any period when the Indenture Trustee is acting as, or has become successor to, the Master Servicer or the Special Servicer, as the case may be, pursuant to Section 8.02); or (B) directly or indirectly controlling, controlled by or under common control with the Issuer, (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least [RATING CRITERIA] or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation; and (iv) an entity that is not a Prohibited Party.
If such corporation, national bank or national banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 9.06 the combined capital and surplus of such corporation, national bank or national banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.
Section 9.07          Resignation and Removal of the Indenture Trustee and Note Administrator.  (a)  The Indenture Trustee and the Note Administrator may at any time resign by giving written notice thereof to the Depositor, the Master Servicer, the Special Servicer and the Indenture Trustee or the Note Administrator, as applicable, the Operating Advisor, the Asset Representations Reviewer, 17g‑5 Information Provider and to all Noteholders.  The Note Administrator shall post such notice to the Note Administrator’s Website in accordance with Section 3.13(b) and provide notice of such event to the Master Servicer, the Special Servicer, the Depositor and the 17g‑5 Information Provider, which shall promptly post such notice to the 17g‑5 Information Provider’s Website in accordance with Section 3.13(c).  Upon receiving such notice of resignation, the Depositor shall use its reasonable best efforts to promptly appoint a successor indenture trustee or Note Administrator acceptable to the Master Servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Holder by written instrument, in duplicate, which instrument shall be delivered to the resigning Indenture Trustee or Note Administrator and to the successor indenture trustee or note administrator.  A copy of such instrument shall be delivered to the Master Servicer, the Special Servicer, the Noteholders and the Indenture Trustee or Note Administrator, as applicable, by the Depositor.  If no successor indenture trustee or note administrator shall have been so appointed and have accepted appointment within thirty (30) days after the giving of such notice of resignation, the resigning Indenture Trustee or Note Administrator may petition any court of competent jurisdiction for the appointment of a successor indenture trustee or note administrator, as applicable.  The resigning Indenture Trustee or Note Administrator, as the case may be, must pay all costs and expenses associated with the transfer of its responsibilities.
(b) If at any time the Indenture Trustee or Note Administrator shall cease to be eligible in accordance with the provisions of Section 9.06 (and in the case of the Note Administrator, Section 6.08) and shall fail to resign after written request therefor by the Depositor or the Master Servicer, or if at any time the Indenture Trustee or Note Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Indenture Trustee or the Note Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Indenture Trustee or Note Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Indenture Trustee or Note Administrator (if different than the Indenture Trustee) shall fail (other than by reason of the failure of either the Master Servicer or the Special Servicer to timely perform its obligations hereunder or as a result of other circumstances beyond the Indenture Trustee’s or Note Administrator’s, as applicable, reasonable control), to timely publish any report to be delivered, published or otherwise made available by the Note Administrator pursuant to Section 4.02 and such failure shall continue unremedied for a period of five (5) days, or if the Note Administrator fails to make payments required pursuant to Section 4.01 or Section 10.01, then the Depositor may remove the Indenture Trustee or Note Administrator, as applicable, and appoint a successor indenture trustee or note administrator acceptable to the Master Servicer, by written instrument, in duplicate, which instrument shall be delivered to the Indenture Trustee or Note Administrator so removed and to the successor indenture trustee or note administrator in the case of the removal of the Indenture Trustee or Note Administrator.  A copy of such instrument shall be delivered to the Master Servicer, the Special Servicer and the Noteholders by the Depositor.
(c) The Holders of Notes entitled to at least [50]% of the Voting Rights may at any time remove the Indenture Trustee or Note Administrator and appoint a successor indenture trustee or note administrator by written instrument or instruments, in triplicate, signed by such Holders or their attorneys‑in‑fact duly authorized, one complete set of which instruments shall be delivered to the Master Servicer, one complete set to the Indenture Trustee or Note Administrator so removed and one complete set to the successor so appointed.  A copy of such instrument shall be delivered to the Depositor, the Special Servicer and the remaining Noteholders by the Master Servicer.  In the event of any such termination without cause pursuant to this Section 9.07(c), the successor indenture trustee or note administrator, as applicable, shall be responsible for all costs and expenses necessary to effect the transfer of responsibilities from its predecessor.
(d) Any resignation or removal of the Indenture Trustee or Note Administrator and appointment of a successor indenture trustee or note administrator pursuant to any of the provisions of this Section 9.07 shall not become effective until (i) acceptance of appointment by the successor indenture trustee or note administrator as provided in Section 9.08 and (ii) the Note Administrator shall have filed any required Form 8-K pursuant to Section 12.07 hereof and any other Form 8-K filings have been completed with respect to any related Companion Loan.
If the same party is acting as Indenture Trustee and Note Administrator pursuant to this Agreement, any removal of either such party in its capacity as Indenture Trustee or Note Administrator, as applicable, shall also result in such party’s removal in its capacity as Indenture Trustee or Note Administrator, as applicable, and the Depositor shall appoint a successor note administrator and a successor indenture trustee, in each instance meeting the eligibility requirements set forth hereunder.
Upon any succession of the Indenture Trustee or Note Administrator under this Agreement, the predecessor Indenture Trustee or Note Administrator shall be entitled to the payment of accrued and unpaid compensation and reimbursement as provided for under this Agreement for services rendered and expenses incurred (including without limitation, unreimbursed Advances).  No Indenture Trustee or Note Administrator shall be personally liable for any action or omission of any successor indenture trustee or note administrator.

(e) Upon the resignation, assignment, merger, consolidation, or transfer of the Indenture Trustee or its business to a successor, or upon the termination of the Indenture Trustee, (a) the outgoing Indenture Trustee shall (i) endorse the original executed Mortgage Note for each Mortgage Loan (and the related Owned Subordinate Companion Loan, if applicable) (to the extent that the original executed Mortgage Note for each Mortgage Loan (and the related Owned Subordinate Companion Loan, if applicable) was endorsed to the outgoing indenture trustee), without recourse, representation or warranty, express or implied, to the order of the successor, as indenture trustee for the registered Holders of [TRANSACTION DESIGNATION], Commercial Mortgage-Backed Notes, [SERIES DESIGNATION] or in blank, and (ii) in the case of the other assignable Mortgage Loan or Owned Subordinate Companion Loan documents (to the extent such other Mortgage Loan or Owned Subordinate Companion Loan documents were assigned to the outgoing indenture trustee), assign such Mortgage Loan or Owned Subordinate Companion Loan documents to such successor, and such successor shall review the documents delivered to it or to the Custodian with respect to each Mortgage Loan (and the related Owned Subordinate Companion Loan, if applicable), and certify in writing that, as to each Mortgage Loan (and the related Owned Subordinate Companion Loan, if applicable) then subject to this Agreement, such endorsement and assignment has been made; (b) if any original executed Mortgage Note for a Mortgage Loan (or the related Owned Subordinate Companion Loan, as applicable) was not endorsed to the outgoing indenture trustee, the Custodian shall, upon its receipt of a Request for Release, deliver such Mortgage Note to the Depositor or the successor indenture trustee, as requested, and the Master Servicer and the Depositor shall cooperate with any successor Indenture Trustee to ensure that such Mortgage Note is endorsed (without recourse, representation or warranty, express or implied) to the order of the successor, as indenture trustee for the registered Holders of [TRANSACTION DESIGNATION], Commercial Mortgage-Backed Notes, [SERIES DESIGNATION] or in blank; provided, however, that, notwithstanding anything to the contrary herein, to the extent any such endorsement of such Mortgage Note requires the signature of the related Mortgage Loan Seller in order to comply with the foregoing, then the Master Servicer shall use reasonable efforts to cause the related Mortgage Loan Seller to execute such endorsement; (c) if any other assignable Mortgage Loan or Owned Subordinate Companion Loan document was not assigned to the outgoing indenture trustee, the Custodian shall, upon its receipt of a Request for Release, deliver such Mortgage Loan or Owned Subordinate Companion Loan document to the Depositor or the successor indenture trustee, as requested, and the Master Servicer and the Depositor shall cooperate with any successor Indenture Trustee to ensure that such Mortgage Loan or Owned Subordinate Companion Loan document is assigned to such successor Indenture Trustee; and (d) in any case, such successor Indenture Trustee shall review the documents delivered to it or to the Custodian with respect to each Mortgage Loan (and the related Owned Subordinate Companion Loan, if applicable), and certify in writing that, as to each Mortgage Loan (and the related Owned Subordinate Companion Loan, if applicable) then subject to this Agreement, such endorsements and assignments have been made or, in the event such endorsement or assignment cannot be made for any reason, to note the same in such certification.
(f) Neither the Asset Representations Reviewer nor any of its Affiliates may be appointed as successor indenture trustee or note administrator.
(g) If the Indenture Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Indenture Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this Indenture.
Section 9.08          Successor Indenture Trustee or Note Administrator.  (a)  Any successor indenture trustee or note administrator appointed as provided in Section 9.07 shall execute, acknowledge and deliver to the Issuer, the Master Servicer, the Special Servicer and to its predecessor Indenture Trustee or Note Administrator an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Indenture Trustee or Note Administrator shall become effective and such successor indenture trustee or note administrator without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Indenture Trustee or Note Administrator herein.  The predecessor Indenture Trustee shall deliver to the successor indenture trustee all Mortgage Files and related documents and statements held by it hereunder (other than any Mortgage Files at the time held on its behalf by a Custodian, which Custodian, at Custodian’s option shall become the agent of the successor indenture trustee), and the Issuer, the Master Servicer, the Special Servicer and the predecessor Indenture Trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor indenture trustee all such rights, powers, duties and obligations, and to enable the successor indenture trustee to perform its obligations hereunder.
(a) No successor indenture trustee or successor note administrator shall, as applicable, accept appointment as provided in this Section 9.08 unless at the time of such acceptance such successor indenture trustee or successor note administrator, as applicable, shall be eligible under the provisions of Section 9.06.
(b) Upon acceptance of appointment by a successor indenture trustee or successor note administrator as provided in this Section 9.08, the Master Servicer shall deliver notice of the succession of such Indenture Trustee or Note Administrator, as applicable, to the Depositor and the Noteholders.  If the Master Servicer fails to deliver such notice within ten (10) days after acceptance of appointment by the successor indenture trustee or successor note administrator, as applicable, such successor indenture trustee or successor note administrator shall cause such notice to be delivered at the expense of the Master Servicer.
Section 9.09          Merger or Consolidation of Indenture Trustee or Note Administrator.  Any Person into which the Indenture Trustee or the Note Administrator may be merged or converted or with which it may be consolidated or any Person resulting from any merger, conversion or consolidation to which the Indenture Trustee or the Note Administrator shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Indenture Trustee or the Note Administrator shall be the successor of the Indenture Trustee or the Note Administrator, as applicable, hereunder; provided that, in the case of the Indenture Trustee, such successor person shall be eligible under the provisions of Section 9.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.  The Note Administrator shall post such notice to the Note Administrator’s Website in accordance with Section 3.13(b) and shall provide notice of such event to the Master Servicer, the Special Servicer, the Depositor and the 17g‑5

Information Provider, which shall post such notice to the 17g‑5 Information Provider’s Website in accordance with Section 3.13(c).
Section 9.10          Appointment of Co‑Indenture Trustee or Separate Indenture Trustee.  (a)  Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Collateral may at the time be located, the Master Servicer and the Indenture Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Indenture Trustee to act as co‑indenture trustee or co‑indenture trustees, jointly with the Indenture Trustee, or separate indenture trustee or separate indenture trustees, of all or any part of the Collateral, and to vest in such Person or Persons, in such capacity, such title to the Issuer, or any part thereof, and, subject to the other provisions of this Section 9.10, such powers, duties, obligations, rights and trusts as the Master Servicer and the Indenture Trustee may consider necessary or desirable.  If the Master Servicer shall not have joined in such appointment within fifteen (15) days after the receipt by it of a request to do so, or in case a Servicer Termination Event shall have occurred and be continuing, the Indenture Trustee alone shall have the power to make such appointment.  No co‑indenture trustee or separate indenture trustee hereunder shall be required to meet the terms of eligibility as a successor indenture trustee under Section 9.06 hereunder and no notice to Holders of Notes of the appointment of co‑indenture trustee(s) or separate indenture trustee(s) shall be required under Section 9.08 hereof.  All co‑indenture trustee fees shall be payable by the Note Administrator to the co-indenture trustee out of the Regular Payment Account.
(b) In the case of any appointment of a co‑indenture trustee or separate indenture trustee pursuant to this Section 9.10, all rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed upon and exercised or performed by the Indenture Trustee and such separate indenture trustee or co‑indenture trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Indenture Trustee hereunder or as successor to the Master Servicer or the Special Servicer hereunder), the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Collateral or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate indenture trustee or co‑indenture trustee at the direction of the Indenture Trustee.
(c) Any notice, request or other writing given to the Indenture Trustee shall be deemed to have been given to each of the then‑separate indenture trustees and co‑indenture trustees, as effectively as if given to each of them.  Every instrument appointing any separate indenture trustee or co‑indenture trustee shall refer to this Agreement and the conditions of this Article IX.  Each separate indenture trustee and co‑indenture trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Indenture Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Indenture Trustee.  Every such instrument shall be filed with the Indenture Trustee.

(d) Any separate indenture trustee or co‑indenture trustee may, at any time, constitute the Indenture Trustee, its agent or attorney‑in‑fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name.  If any separate indenture trustee or co‑indenture trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Indenture Trustee, to the extent permitted by law, without the appointment of a new or successor indenture trustee.
(e) The appointment of a co‑indenture trustee or separate indenture trustee under this Section 9.10 shall not relieve the Indenture Trustee of its duties and responsibilities hereunder.
Section 9.11          Appointment of Custodians.  The Note Administrator is hereby appointed as the Custodian to hold all or a portion of the Mortgage Files.  The Custodian shall be a depository institution subject to supervision by federal or state authority, shall have combined capital and surplus of at least $15,000,000 and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File.  The Custodian shall be subject to the same obligations and standard of care as would be imposed on the Note Administrator hereunder in connection with the retention of Mortgage Files directly by the Note Administrator.  Upon termination or resignation of the Custodian, the Note Administrator may appoint another Custodian meeting the foregoing requirements.  The appointment of one or more Custodians by the Note Administrator shall not relieve the Note Administrator from any of its obligations hereunder, and the Note Administrator shall remain responsible for all acts and omissions of any Custodian other than the initial Custodian.  Any Custodian appointed hereunder must maintain a fidelity bond and errors and omissions policy in an amount customary for Custodians which serve in such capacity in commercial mortgage loan securitization transactions, or may self‑insure.
Section 9.12          Representations and Warranties of the Indenture Trustee.  The Indenture Trustee hereby represents and warrants to the Depositor, the Issuer, the Master Servicer, the Special Servicer, the Operating Advisor, each Serviced Companion Noteholder and the Note Administrator for the benefit of the Noteholders, as of the Closing Date, that:
(i) The Indenture Trustee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America;
(ii) The execution and delivery of this Agreement by the Indenture Trustee, and the performance and compliance with the terms of this Agreement by the Indenture Trustee, will not violate the Indenture Trustee’s charter and by‑laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;
(iii) The Indenture Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Indenture Trustee, enforceable against the Indenture Trustee in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and the rights of creditors of national banking associations specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;
(v) The Indenture Trustee is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Indenture Trustee’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Indenture Trustee to perform its obligations under this Agreement;
(vi) No litigation is pending or, to the best of the Indenture Trustee’s knowledge, threatened against the Indenture Trustee which would prohibit the Indenture Trustee from entering into this Agreement or, in the Indenture Trustee’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Indenture Trustee to perform its obligations under this Agreement;
(vii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Indenture Trustee, or compliance by the Indenture Trustee with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Indenture Trustee of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Indenture Trustee to perform its obligations hereunder; and
(viii) To its actual knowledge, the Indenture Trustee is not Risk Retention Affiliated with the Retaining Party.
Section 9.13          Provision of Information to Note Administrator, Master Servicer and Special Servicer.  The Master Servicer shall promptly, upon request, provide the Special Servicer and the Note Administrator with notice of any change in the identity and/or contact information of any Serviced Companion Noteholder (to the extent it receives written notice of such change).  The Note Administrator, Master Servicer and Special Servicer may each conclusively rely on the information provided to them regarding identity and/or contact information regarding any Serviced Companion Noteholder, and the Note Administrator, Master Servicer and Special Servicer, as applicable, shall have no liability for notices not sent to the correct Serviced Companion Noteholders or any obligation to determine the identity and/or contact information of the Serviced Companion Noteholders to the extent updated or correct information regarding the holders of any of the Serviced Companion Noteholders or the most recent identity and/or contact information regarding any of the Serviced Companion Noteholders has not been provided to the Note Administrator, Master Servicer or Special Servicer, as applicable.
The Note Administrator shall promptly notify the Master Servicer and Special Servicer of any change in the identity and/or contact information of the Subordinate Loan-Specific Directing Holder (to the extent it receives written notice of such change).  The Master Servicer and Special Servicer may each conclusively rely on the information provided to them by the Note Administrator regarding identity and/or contact information regarding the Subordinate Loan-Specific Directing Holder and the Master Servicer and Special Servicer, as applicable, shall have no liability for notices not sent to the correct Subordinate Loan-Specific Directing Holder or any obligation to determine the identity and/or contact information of the Subordinate Loan-Specific Directing Holder to the extent the Note Administrator has not provided updated or correct information regarding such Subordinate Loan-Specific Directing Holder or has not provided the most recent identity and/or contact information regarding such Subordinate Loan-Specific Directing Holders to the Master Servicer or Special Servicer, as applicable.
Section 9.14          Representations and Warranties of the Note Administrator.  The Note Administrator hereby represents and warrants to the Depositor, the Issuer, the Master Servicer, the Special Servicer, the Operating Advisor, each Serviced Companion Noteholder, and the Indenture Trustee, for the benefit of the Noteholders, as of the Closing Date, that:
(i) The Note Administrator is a national banking association duly organized under the laws of the United States of America, duly organized, validly existing and in good standing under the laws thereof;
(ii) The execution and delivery of this Agreement by the Note Administrator, and the performance and compliance with the terms of this Agreement by the Note Administrator, will not violate the Note Administrator’s charter and by‑laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;
(iii) The Note Administrator has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;
(iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Note Administrator, enforceable against the Note Administrator in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and the rights of creditors of national banking associations specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v) The Note Administrator is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Note Administrator’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Note Administrator to perform its obligations under this Agreement or the financial condition of the Note Administrator;
(vi) No litigation is pending or, to the best of the Note Administrator’s knowledge, threatened against the Note Administrator which would prohibit the Note Administrator from entering into this Agreement or, in the Note Administrator’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Note Administrator to perform its obligations under this Agreement or the financial condition of the Note Administrator;
(vii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Note Administrator, or compliance by the Note Administrator with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Note Administrator of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Note Administrator to perform its obligations hereunder; and
(viii) To its actual knowledge, the Note Administrator is not Risk Retention Affiliated with the Retaining Party.
Section 9.15          Compliance with the PATRIOT Act.  In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Laws”), each of the Indenture Trustee, the Note Administrator, the Special Servicer and the Master Servicer is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Indenture Trustee, the Note Administrator, the Special Servicer or the Master Servicer, as applicable.  Accordingly, each of the parties to this Agreement agrees to provide to the Indenture Trustee, the Note Administrator, the Special Servicer and the Master Servicer, upon its respective reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Indenture Trustee, the Note Administrator, the Special Servicer and the Master Servicer to comply with Applicable Laws.
Section 9.16          Preferential Collection of Claims Against the Company.
The Indenture Trustee is subject to §311(a) of the Trust Indenture Act, excluding any creditor relationship listed in §311(b) of the Trust Indenture Act. An Indenture Trustee who has resigned or been removed shall be subject to §311(a) of the Trust Indenture Act to the extent indicated therein.

[End of Article IX]
ARTICLE X

TERMINATION
Section 10.01          Clean-up Call; [INTEREST-ONLY CLASS] Special Redemption; Tax Redemption and Optional Redemption.
(a) The Notes shall be redeemable by the Issuer, in whole but not in part, at the option of and upon written notice by the Holders of a majority of the aggregate outstanding Principal Balance of the Class [MOST SUBORDINATE CLASS] Notes (which shall be delivered in accordance with Section 10.02(a)), on any Payment Date on or after the Payment Date on which the Principal Balance of the Offered Notes (but excluding any Deferred Interest added to the Principal Balance of any Class of Deferred Interest Notes) has been reduced to [10]% or less of the Principal Balance of the Offered Notes on the Closing Date at a price equal to their applicable Redemption Prices (such redemption, a “Clean-up Call”); provided that the funds available to be used for such Clean-up Call will be sufficient to pay the Total Redemption Price.
(b) The Notes shall be redeemable by the Issuer, in whole but not in part, at the option of and upon written notice by the Holders of a majority of the aggregate outstanding Principal Balance of the Class [MOST SUBORDINATE CLASS] Notes (which shall be delivered in accordance with Section 10.02(a)), on any Payment Date following the occurrence of a Tax Event if the Tax Materiality Condition is satisfied at a price equal to their applicable Redemption Prices (such redemption, a “Tax Redemption”); provided that the funds available to be used for such Tax Redemption will be sufficient to pay the Total Redemption Price.
(c) The Notes shall be redeemable by the Issuer, in whole but not in part and without payment of any penalty or premium, at option of and upon written notice by the Holders of a majority of the aggregate outstanding Principal Balance of the Class [MOST SUBORDINATE CLASS] Notes (which shall be delivered in accordance with Section 10.02(a)), on any Payment Date after the end of the Non-call Period at a price equal to their applicable Redemption Prices (such redemption, an “Optional Redemption”); provided, however, that the funds available to be used for such Optional Redemption will be sufficient to pay the Total Redemption Price. Notwithstanding anything herein to the contrary, the Issuer shall not sell any Mortgage Loan to any Affiliate other than the Depositor in connection with an Optional Redemption.
(d) In connection with any redemption pursuant to Section 10.01(a), Section 10.01(b) or Section 10.01(c), if the holder of the Class [MOST SUBORDINATE CLASS] Notes and/or one or more Affiliates thereof own any other Notes, such holder(s) may elect to include such Notes as part of the consideration for such redemption and the Total Redemption Price shall be reduced by the outstanding principal balance of such Notes (plus the interest accrued thereon).  If such holder(s) own less than 100% of the Notes of any such Class, the Note Administrator shall cooperate with such holder(s) in order to effect such redemption (including, if necessary, converting such Notes into definitive form).

(e) A redemption pursuant to  Section 10.01(a), Section 10.01(b) or Section 10.01(c) shall not occur unless (i) at least five (5) Business Days prior to the scheduled Redemption Date, (A) the Holders of a majority of the aggregate outstanding Principal Balance of the Class [MOST SUBORDINATE CLASS] Notes shall have certified to the Indenture Trustee and the Note Administrator (in a form reasonably satisfactory to the Indenture Trustee and the Note Administrator) that:
(i)
the Special Servicer, on behalf of the Issuer, has entered into a binding commitment or agreement (which may be an agreement with an Affiliate of the Special Servicer) to sell (directly, by participation or other arrangement) all or part of the Collateral not later than the Business Day immediately preceding the scheduled Redemption Date or 3650 REIT Commercial Mortgage Securities II LLC (or an Affiliate or agent thereof) has priced but not yet closed another securitization transaction;

(ii)
the related Sale Proceeds (in immediately available funds), together with all other available funds (including proceeds from the sale of the Collateral, Permitted Investments maturing on or prior to the scheduled Redemption Date, all amounts in the Payment Accounts or Collection Accounts and available cash), shall be an aggregate amount sufficient to pay the Total Redemption Price; and

(iii)	all of the other conditions for such redemption, as applicable, have been satisfied.
(f) In connection with an Optional Redemption, a Clean-Up Call or a Tax Redemption, the Holders of a majority of the aggregate outstanding Principal Balance of the Class [MOST SUBORDINATE CLASS] Notes may at any time direct the Indenture Trustee in writing by Issuer Order to sell, and the Indenture Trustee shall sell in the manner directed by such Holders, any Collateral without regard to any of the limitations in Section 10.01(a).  Upon any such sale, the Indenture Trustee shall release any such Collateral pursuant to Section 3.10.
(g) Not more than five (5) Business Days after receiving an Issuer request requesting information regarding a Clean-up Call, a Tax Redemption or an Optional Redemption as of a proposed Redemption Date, the Note Administrator shall, subject to its timely receipt of the necessary information to the extent not in its possession, compute the following information and provide such information in a statement (the “Redemption Date Statement”) delivered to the Holders of the Retained Notes:
(i) the outstanding Principal Balance of the Notes of the Class or Classes to be redeemed as of such Redemption Date;
(ii) the amount of accrued interest due on such Notes as of the last day of the Interest Accrual Period immediately preceding such Redemption Date;
(iii) the Redemption Price;

(iv) the sum of all amounts due and unpaid under Section 4.01(a) (other than amounts payable of the Notes being redeemed or to the Noteholders thereof); and
(v) the amount in the Collection Account and the Payment Account available for application to the redemption of such Notes.
(h) The Issuer shall redeem the [INTEREST-ONLY CLASS] Notes, in whole but not in part and without payment of any penalty or premium, if (1) all Collateral is liquidated and all of the Notes are repaid prior to the Stated Maturity Date of the [INTEREST-ONLY CLASS] Notes, or (2) the aggregate outstanding Principal Balance of all of the notes as of the related Determination Date is less than 50% of the aggregate outstanding Principal Balance of all of the notes as of the Closing Date (a “[INTEREST-ONLY CLASS] Special Redemption”), the [INTEREST-ONLY CLASS] Notes will be redeemed in full and will be entitled on the related Payment Date to receive the sum of the [INTEREST-ONLY CLASS] Redemption Price and any unpaid [INTEREST-ONLY CLASS] Defaulted Interest Amount.
Record Date for Redemption. In connection with a Clean-up Call pursuant to Section 10.01(a), a Tax Redemption pursuant to Section 10.01(b), or an Optional Redemption pursuant to Section 10.01(c), the Note Administrator shall set the applicable Record Date ten (10) Business Days prior to the proposed Redemption Date.
Section 10.02          Notice of Redemption or Maturity by the Issuer.
(a) Notice of redemption (or a withdrawal thereof) or Clean-up Call pursuant to Section 10.01 or the Maturity of any Notes shall be given by first class mail, postage prepaid, mailed not less than ten (10) Business Days (or one (1) Business Day (or promptly thereafter upon receipt of written notice, if later) where the notice of an Optional Redemption, a Clean-up Call or a Tax Redemption is withdrawn pursuant to Section 10.02(c)) prior to the applicable Redemption Date or Maturity Date, to the Indenture Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and the Rating Agencies, and each Holder of Notes to be redeemed, at its address in the Notes Register.
All notices of redemption shall state:
(i)	the applicable Redemption Date;
(ii)	the applicable Redemption Price;
(iii)	that all the Notes are being paid in full and that interest on the Notes shall cease to accrue on the Redemption Date specified in the notice; and
(iv)
the place or places where such Notes to be redeemed in whole are to be surrendered for payment of the Redemption Price which shall be the office or agency of the Note Administrator as provided in Section 7.02.

(b) Notice of redemption shall be given by the Issuer, or at the Issuer’s request, by the Note Administrator in its name, and at the expense of the Issuer.  Failure to give notice of redemption, or any defect therein, to any Holder of any Note shall not impair or affect the validity of the redemption of any other Notes.
(c) Any such notice of an Optional Redemption, Clean-up Call or Tax Redemption may be withdrawn by the Issuer at the direction of the Holders of a majority of the aggregate outstanding Principal Balance of the Class [MOST SUBORDINATE CLASS] Notes up to the Business Day prior to the scheduled Redemption Date by written notice to the Note Administrator, the Indenture Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and each Holder of Notes to be redeemed.  The failure of any Optional Redemption, Clean-up Call or Tax Redemption that is withdrawn in accordance with this Indenture shall not constitute an Event of Default.
(d) The Redemption Price shall be determined no earlier than sixty (60) days prior to the proposed Redemption Date.
Section 10.03          Notes Payable on Redemption Date.  Notice of redemption having been given as aforesaid, the Notes to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after the Redemption Date (unless the Issuer shall Default in the payment of the Redemption Price and accrued interest thereon) the Notes shall cease to bear interest on the Redemption Date.  Upon final payment on a Note to be redeemed, the Holder shall present and surrender such Note at the place specified in the notice of redemption on or prior to such Redemption Date; provided, however, that if there is delivered to the Issuer, the Note Administrator and the Indenture Trustee such security or indemnity as may be required by them to hold each of them harmless and an undertaking thereafter to surrender such Note, then, in the absence of notice to the Issuer, the Note Administrator and the Indenture Trustee that the applicable Note has been acquired by a bona fide purchaser, such final payment shall be made without presentation or surrender.  Payments of interest on the Notes so to be redeemed whose Maturity Date is on or prior to the Redemption Date shall be payable to the Holders of such Notes, or one or more predecessor Notes, registered as such at the close of business on the relevant Record Date.
If any Note called for redemption shall not be paid upon surrender thereof for redemption, the principal thereof shall, until paid, bear interest from the Redemption Date at the applicable Interest Rate for each successive Interest Accrual Period the Note remains outstanding.
[End of Article X]
ARTICLE XI

[RESERVED]
 [End of Article XI]

ARTICLE XII

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE
Section 12.01          Intent of the Parties; Reasonableness.  The parties hereto acknowledge and agree that the purpose of Article XII of this Agreement is to facilitate compliance by the Depositor with the provisions of Regulation AB and the related rules and regulations of the Commission.  The Depositor shall not exercise its rights to request delivery of information or other performance under these provisions other than in reasonable good faith, or for purposes other than compliance with the Securities Act, the Exchange Act, the Sarbanes‑Oxley Act and, in each case, the rules and regulations of the Commission thereunder.  The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, due to interpretive guidance provided by the Commission or its staff, and agree to comply with requests made by the Depositor in good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB (to the extent such interpretations require compliance and are not “grandfathered”).  In connection with the [TRANSACTION DESIGNATION], Commercial Mortgage-Backed Notes, [SERIES DESIGNATION], each of the Master Servicer, the Special Servicer, the Operating Advisor, the Indenture Trustee, the Custodian and the Note Administrator shall cooperate fully with the Depositor and the Note Administrator, as applicable, to deliver or make available to the Depositor or the Note Administrator (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information (in its possession or reasonably attainable) necessary in the reasonable good faith determination of the Depositor to permit the Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Master Servicer, the Special Servicer, the Operating Advisor, the Indenture Trustee, the Custodian, the Asset Representations Reviewer and the Note Administrator, as applicable, and any Sub‑Servicer, or the servicing of the Mortgage Loans (and the Owned Subordinate Companion Loan, if applicable), reasonably believed by the Depositor to be necessary in order to effect such compliance.  Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this Section 12.01, but in any event, shall, upon reasonable advance written request, provide information in sufficient time to allow the Depositor to satisfy any related filing requirements.  For purposes of this Article XII, to the extent any party has an obligation to exercise commercially reasonable efforts to cause a third party to perform, such party hereunder shall not be required to bring any legal action against such third party in connection with such obligation.
Section 12.02          Succession; Subcontractors.  (a)  As a condition to the succession to the Master Servicer and Special Servicer or to any Sub‑Servicer (but only if such Sub‑Servicer is a Servicing Function Participant and a servicer as contemplated by Item 1108(a)(2)) as servicer or sub‑servicer under this Agreement by any Person (i) into which the Master Servicer and Special Servicer or such Sub‑Servicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Master Servicer and Special Servicer or to any such Sub‑Servicer, the person removing and replacing the Master Servicer and Special Servicer shall provide to the Depositor and the Note Administrator, at least fifteen (15) calendar days prior to the effective date of such succession or appointment (or such shorter period as is agreed to by the Depositor), (x) written notice to the Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor, all information relating to such successor reasonably requested by the Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8‑K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act); provided, however that if disclosing such information prior to such effective date would violate any applicable law or confidentiality agreement, the Master Servicer, the Special Servicer or any Additional Servicer, as the case may be, shall submit such disclosure to the Depositor no later than the first Business Day after the effective date of such succession or appointment.
(b) Each of the Master Servicer, the Special Servicer, the Sub‑Servicer, the Indenture Trustee, the Operating Advisor, the Asset Representations Reviewer and the Note Administrator (each of the Master Servicer, the Special Servicer, the Indenture Trustee, the Operating Advisor, the Asset Representations Reviewer and the Note Administrator and each Sub‑Servicer, for purposes of this Section 12.02, a “Servicer”) is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder.  If such Subcontractor will be a Servicing Function Participant, such Servicer shall promptly upon written request provide to the Depositor or any Mortgage Loan Seller a written description (in form and substance satisfactory to the Depositor or such Mortgage Loan Seller, as applicable) of the role and function of each Subcontractor utilized by such Servicer, specifying (i) the identity of such Subcontractor and (ii) the elements of the Servicing Criteria that will be addressed in assessments of compliance provided by each such Subcontractor.  As a condition to the utilization by such Servicer of any Subcontractor determined to be a Servicing Function Participant, such Servicer shall (i) with respect to any such Subcontractor engaged by such Servicer that is an Initial Sub‑Servicer, use commercially reasonable efforts to cause, and (ii) with respect to any other subcontractor with which it has entered into a servicing relationship, cause such Subcontractor used by such Servicer for the benefit of the Depositor and the Indenture Trustee to comply with the provisions of Section 12.10 and Section 12.11 of this Agreement to the same extent as if such Subcontractor were such Servicer.  With respect to any Servicing Function Participant engaged by such Servicer that is an Initial Sub‑Servicer, such Servicer shall be responsible for using commercially reasonable efforts to obtain, and with respect to each other Servicing Function Participant engaged by such Servicer, such Servicer shall obtain from each such Servicing Function Participant and deliver to the applicable Persons any assessment of compliance report and related accountant’s attestation required to be delivered by such Subcontractor under Section 12.10 and Section 12.11, in each case, as and when required to be delivered.  For the avoidance of doubt, the Custodian shall not be permitted to utilize any Subcontractor to perform any of its obligations hereunder.
(c) Notwithstanding the foregoing, if a Servicer engages a Subcontractor, other than an Initial Sub‑Servicer in connection with the performance of any of its duties under this Agreement, such Servicer shall be responsible for determining whether such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and whether any such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB.  If a Servicer determines, pursuant to the preceding sentence, that such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Sub‑Servicer for purposes of this Agreement, the engagement of such Sub‑Servicer shall not be effective unless and until notice is given to the Depositor and the Note Administrator of any such Sub‑Servicer and Sub-Servicing Agreement.  Other than with respect to the Initial Sub‑Servicer, no Sub-Servicing

Agreement shall be effective until fifteen (15) days after such written notice is received by the Depositor and the Note Administrator (or such shorter period as is agreed to by the Depositor).  Such notice shall contain all information reasonably necessary to enable the Note Administrator to accurately and timely report the event under Item 6.02 of Form 8‑K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).
(d) In connection with the succession to the Indenture Trustee under this Agreement by any Person (i) into which the Indenture Trustee may be merged or consolidated, or (ii) which may be appointed as a successor to the Indenture Trustee, the Indenture Trustee shall deliver written notice to the Depositor, the Note Administrator and the 17g‑5 Information Provider, which shall promptly post such notice to the 17g‑5 Information Provider’s Website pursuant to Section 3.13(c), in each case at least thirty (30) calendar days prior to the effective date of such succession or appointment (or if such prior notice is violative of applicable law or any applicable confidentiality agreement, no later than one (1) Business Day after such effective date of succession) and shall furnish to the Depositor and the Note Administrator, in writing and in form and substance reasonably satisfactory to the Depositor and the Note Administrator, all information reasonably necessary for the Note Administrator to accurately and timely report, pursuant to Section 12.07, the event under Item 6.02 of Form 8‑K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).
(e) Notwithstanding anything to the contrary contained in this Article XII, in connection with any Sub‑Servicer and/or any Mortgage Loan (and/or Owned Subordinate Companion Loan, if applicable) that is the subject of an Initial Sub‑Servicing Agreement, with respect to all matters related to Regulation AB, the Master Servicer shall not have any obligation other than to use commercially reasonable efforts to cause such Sub‑Servicer to comply with its obligations under such Initial Sub‑Servicing Agreement.
(f) Any information furnished pursuant to this Section 12.02 shall also be provided to each Other Depositor and each Other Note Administrator (to the extent the information relates to a party that services, specially services or is indenture trustee for a Serviced Companion Loan) in the same time frame as set forth in this Section 12.02.
Section 12.03          Filing Obligations.  (a)  The Master Servicer, the Special Servicer, the Note Administrator, the Operating Advisor, the Asset Representations Reviewer and the Indenture Trustee shall reasonably cooperate with the Depositor in connection with the satisfaction of the Issuer’s reporting requirements under the Exchange Act.  Pursuant to Sections 12.04, 12.05, 12.06 and 12.07 of this Agreement, the Note Administrator shall prepare for execution by the Depositor any Forms 8‑K, 10‑D and 10‑K required by the Exchange Act, in order to permit the timely filing thereof, and the Note Administrator shall file (via the Commission’s Electronic Data Gathering and Retrieval System (“EDGAR”)) such Forms executed by the Depositor.
Each party hereto shall be entitled to rely on the information in the Prospectus or this Agreement with respect to the identity of any “sponsor”, credit enhancer, derivative provider or “significant obligor” as of the Closing Date other than with respect to itself or any information required to be provided by it or indemnified for by it pursuant to any separate agreement.

(b) In the event that the Note Administrator is unable to timely file with the Commission all or any required portion of any Form 8‑K, 10‑D or 10‑K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement, the Note Administrator will promptly notify the Depositor.  In the case of Forms 10‑D and 10‑K, the Depositor, the Master Servicer, the Note Administrator, the Operating Advisor and the Indenture Trustee will thereupon cooperate to prepare and file a Form 12b‑25 and a Form 10‑D/A or Form 10‑K/A, as applicable, pursuant to Rule 12b‑25 of the Exchange Act.  In the case of Form 8‑K, the Note Administrator will, upon receipt of all required Form 8‑K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next succeeding Form 10‑D to be filed for the Issuer.  In the event that any previously filed Form 8‑K, Form 10‑D or Form 10‑K needs to be amended, the Note Administrator will notify the Depositor, and such other parties as needed and the parties hereto will cooperate with the Note Administrator to prepare any necessary Form 8‑K/A, Form 10‑D/A or Form 10‑K/A.  Any Form 15, Form 12b‑25 or any amendment to Form 8‑K, Form 10‑D or Form 10‑K shall be signed by an officer of the Depositor.  The parties to this Agreement acknowledge that the performance by the Note Administrator of its duties under this Section 12.03 related to the timely preparation and filing of Form 15, a Form 12b‑25 or any amendment to Form 8‑K, Form 10‑D or Form 10‑K is contingent upon the parties observing all applicable deadlines in the performance of their duties under Sections 12.03, 12.04, 12.05, 12.06, 12.07, 12.08, 12.09, 12.10, 12.11 and 12.16 of this Agreement.  The Note Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any such Form 15, Form 12b‑25 or any amendments to Form 8‑K, Form 10‑D or Form 10‑K, where such failure results from the Note Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 15, Form 12b‑25 or any amendments to Forms 8‑K, Form 10‑D or Form 10‑K, not resulting from its own negligence, bad faith or willful misconduct.
Section 12.04          Form 10‑D Filings.  (a)  Within fifteen (15) days after each Payment Date (subject to permitted extensions under the Exchange Act) and no later than the time that such reports are transmitted to the Noteholders, the Note Administrator shall prepare and file on behalf of the Issuer any Form 10‑D required by the Exchange Act, in form and substance as required by the Exchange Act.  The Note Administrator shall file each Form 10‑D with a copy of the related Statement to Noteholders attached thereto.  Any disclosure in addition to the Statement to Noteholders that is required to be included on Form 10‑D (“Additional Form 10‑D Disclosure”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit BB to the Depositor and the Note Administrator and approved by the Depositor, and the Note Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10‑D Disclosure, absent such reporting, direction and approval.
For so long as the Issuer is subject to the reporting requirements of the Exchange Act, as set forth on Exhibit BB hereto, within five (5) calendar days after the related Payment Date, (i) certain parties to this Agreement identified on Exhibit BB hereto shall be required to provide to the Note Administrator and the Depositor (and in the case of any Servicing Function Participant, with a copy to the Master Servicer), to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR‑Compatible

Format, or in such other format as otherwise agreed upon by the Note Administrator, the Depositor and such providing parties, the form and substance of any Additional Form 10‑D Disclosure, if applicable; provided that information relating to any REO Account to be reported under “Item 8:  Other Information” on Exhibit BB shall be reported by the Special Servicer to the Master Servicer within four (4) calendar days after the related Payment Date on Exhibit LL; (ii) the parties listed on Exhibit BB hereto shall include with such Additional Form 10‑D Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit EE (except with respect to the reporting of REO Account balances which shall be delivered in the form of Exhibit LL hereto) and (iii) the Depositor shall approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10‑D Disclosure on Form 10‑D.  Information delivered to the Note Administrator hereunder should be delivered by email to [EMAIL ADDRESS] or by facsimile to 410‑715‑2380, Attn:  CTS SEC Notifications.  Neither the Indenture Trustee nor the Note Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit BB of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10‑D Disclosure information.  The Depositor will be responsible for any reasonable expenses incurred by the Indenture Trustee or Note Administrator in connection with including any Additional Form 10‑D Disclosure on Form 10‑D pursuant to this paragraph.
The Note Administrator shall include in any Form 10‑D filed by it (i) the information required by Rule 15Ga‑1(a) of the Exchange Act concerning all assets of the Issuer that were subject of a demand for the repurchase of, or the substitution of a Qualified Substitute Mortgage Loan for, a Mortgage Loan contemplated by Section 2.03(b), (ii) a reference to the most recent Form ABS‑15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) to the extent such information is provided to the Note Administrator by the Master Servicer in the form of Exhibit LL hereto for inclusion therein within the time period described in this Section 12.04, the balances of the REO Account (to the extent the related information has been received from the Special Servicer within the time period specified in Section 12.04 hereof) and the Collection Account as of the related Payment Date and as of the immediately preceding Payment Date and (iv) the balances of the Payment Accounts, the Gain-on-Sale Reserve Account and the Interest Reserve Account, in each case as of the related Payment Date and as of the immediately preceding Payment Date.  The Depositor and the Mortgage Loan Sellers, in accordance with Section 6(b) of the applicable Mortgage Loan Purchase Agreement, shall deliver such information as described in clause (i) and clause (ii) of this paragraph.
Form 10‑D requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding twelve (12) months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety (90) days.”  The Depositor hereby represents to the Note Administrator that the Depositor has filed all such required reports during the preceding twelve (12) months and that it has been subject to such filing requirement for the past ninety (90) days.  The Depositor shall notify the Note Administrator in writing, no later than the 5th calendar day after the related Payment Date with respect to the filing of a report on Form 10‑D if the answer to the questions should be “no.”  The Note Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any such report.

With respect to any Mortgage Loan (and the related Owned Subordinate Companion Loan, if applicable) that permits Additional Debt or mezzanine debt in the future, the Note Administrator shall include as part of any applicable Form 10‑D filed by it (A) the amount of any such Additional Debt or mezzanine debt, as applicable, that is incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan (and the related Owned Subordinate Companion Loan, if applicable) and such Additional Debt or mezzanine debt, as applicable, and (C) the aggregate LTV Ratio calculated on the basis of the Mortgage Loan (and the related Owned Subordinate Companion Loan, if applicable) and such Additional Debt or mezzanine debt, as applicable.
(a) After preparing the Form 10‑D, the Note Administrator shall forward electronically a copy of the Form 10‑D to the Depositor for review no later than ten (10) calendar days after the related Payment Date or, if the 10th calendar day after the related Payment Date is not a Business Day, the immediately preceding Business Day.  Within two (2) Business Days after receipt of such copy, but no later than the two (2) Business Days prior to the 15th calendar day after the Payment Date, the Depositor shall notify the Note Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10‑D and, a duly authorized officer of the Depositor shall sign the Form 10‑D and return an electronic or fax copy of such signed Form 10‑D (with an original executed hard copy to follow by overnight mail) to the Note Administrator.  Alternatively, if the Note Administrator agrees in its sole discretion, the Depositor may deliver to the Note Administrator manually signed copies of a power of attorney meeting the requirements of Item 601(b)(24) of Regulation S‑K under the Securities Act, and certified copies of a resolution of the Depositor’s board of directors authorizing such power of attorney, each to be filed with each Form 10‑D, in which case the Note Administrator shall sign such Forms 10‑D as attorney in fact for the Depositor.  If a Form 10‑D cannot be filed on time or if a previously filed Form 10‑D needs to be amended, the Note Administrator will follow the procedures set forth in Section 12.03(b).  Promptly after filing with the Commission, the Note Administrator will make available on its Internet website a final executed copy of each Form 10‑D filed by the Note Administrator.  The signing party at the Depositor can be contacted at [NOTICE ADDRESS].  The parties to this Agreement acknowledge that the performance by the Note Administrator of its duties under this Section 12.04(b) related to the timely preparation and filing of Form 10‑D is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 12.04(b).  Neither the Indenture Trustee nor the Note Administrator shall have any liability for any loss, expense, damage, or claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 10‑D, where such failure results from the Note Administrator’s inability or failure to receive, on a timely basis, any information from any party to this Agreement needed to prepare, arrange for execution or file such Form 10‑D, not resulting from its own negligence, bad faith or willful misconduct.
Section 12.05          Form 10‑K Filings.  (a)  Within ninety (90) days after the end of each fiscal year of the Issuer (it being understood that the fiscal year for the Issuer ends on December 31 of each year) or such earlier date as may be required by the Exchange Act (the “10‑K Filing Deadline”), commencing in March 2015, the Note Administrator shall prepare and file on behalf of the Issuer a Form 10‑K, in form and substance as required by the Exchange Act.  Each such Form 10‑K shall include the following items, in each case to the extent they have been delivered to the Note Administrator within the applicable time frames set forth in this Agreement:
(i) an annual compliance statement for the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator and each Additional Servicer, as described under Section 12.09;
(ii) (A)  the annual reports on assessment of compliance with servicing criteria for the Indenture Trustee, the Master Servicer, the Special Servicer, the Note Administrator, the Custodian, the Operating Advisor, the Asset Representations Reviewer each Additional Servicer and each other Servicing Function Participant utilized by the Master Servicer, the Special Servicer, the Note Administrator, the Operating Advisor, the Custodian, the Asset Representations Reviewer or Indenture Trustee, as described under Section 12.10; and
(B) if any such report on assessment of compliance with servicing criteria described under Section 12.10 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if such report on assessment of compliance with servicing criteria described under Section 12.10 is not included as an exhibit to such Form 10‑K, disclosure that such report is not included and an explanation why such report is not included;
(iii) (A)  the registered public accounting firm attestation report for the Indenture Trustee, the Master Servicer, the Special Servicer, the Note Administrator, the Custodian, the Operating Advisor, each Additional Servicer and each Servicing Function Participant utilized by the Master Servicer, the Special Servicer, the Note Administrator, the Operating Advisor, the Custodian or the Indenture Trustee, as described under Section 12.11; and
(B) if any registered public accounting firm attestation report described under Section 12.11 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10‑K,  disclosure that such report is not included and an explanation why such report is not included; and
(iv) a certification in the form attached hereto as Exhibit Y, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission (the “Sarbanes‑Oxley Certification”), which shall, except as described below, be signed by the senior officer of the Depositor in charge of securitization.
Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10‑K (“Additional Form 10‑K Disclosure”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit CC to the Depositor and the Note Administrator and approved by the Depositor and the Note Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10‑K Disclosure, absent such reporting, direction and approval.  Information delivered to the Note Administrator hereunder should be delivered by email to [___________] or by facsimile to [___________], Attn:  [___________].
As set forth on Exhibit CC hereto, no later than March 1 of each year that the Issuer is subject to the Exchange Act reporting requirements, commencing in 20[__], (i) the parties listed on Exhibit CC shall be required to provide to the Note Administrator and the Depositor, to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR‑Compatible Format or in such other format as otherwise agreed upon by the Note Administrator, the Depositor and such providing parties, the form and substance of any Additional Form 10‑K Disclosure, if applicable, (ii) the parties listed on Exhibit CC hereto shall include with such Additional Form 10‑K Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit EE and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10‑K Disclosure on Form 10‑K.  Neither the Indenture Trustee nor the Note Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit CC of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10‑K Disclosure information.  The Depositor will be responsible for any reasonable expenses incurred by the Indenture Trustee and the Note Administrator in connection with including any Additional Form 10‑K Disclosure on Form 10‑K pursuant to this paragraph.
Form 10‑K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding twelve (12) months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety (90) days.”  The Depositor hereby represents to the Note Administrator that the Depositor has filed all such required reports during the preceding twelve (12) months and that it has been subject to such filing requirement for the past ninety (90) days.  The Depositor shall notify the Note Administrator in writing, no later than March 1 with respect to the filing of a report on Form 10‑K, if the answer to the questions should be “no.”  The Note Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any such report.
(b) After preparing the Form 10‑K, the Note Administrator shall forward electronically a copy of the Form 10‑K to the Depositor for review no later than six (6) Business Days prior to the 10‑K Filing Deadline.  Within three (3) Business Days after receipt of such copy, but no later than March 25th, the Depositor shall notify the Note Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10‑K and the senior officer in charge of securitization for the Depositor shall sign the Form 10‑K and return an electronic or fax copy of such signed Form 10‑K (with an original executed hard copy to follow by overnight mail) to the Note Administrator at such time.  If a Form 10‑K cannot be filed on time or if a previously filed Form 10‑K needs to be amended, the Note Administrator shall follow the procedures set forth in Section 12.03(b).  Promptly after filing with the Commission, the Note Administrator will make available on its Internet website a final executed copy of each Form 10‑K filed by the Note Administrator.  The signing party at the Depositor can be contacted at [NOTICE ADDRESS].  The parties to this Agreement acknowledge that the performance by the Note Administrator of its duties under this Section 12.05 related to the timely preparation and filing of Form 10‑K is contingent upon the parties to this Agreement (and any

Additional Servicer or Servicing Function Participant engaged or utilized, as applicable, by any such parties) observing all applicable deadlines in the performance of their duties under this Section 12.05.  Neither the Indenture Trustee nor the Note Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 10‑K, where such failure results from the Note Administrator’s failure to receive, on a timely basis, any information from the parties to this Agreement (or any Sub‑Servicer or Servicing Function Participant engaged by any such parties) needed to prepare, arrange for execution or file such Form 10‑K, not resulting from its own negligence, bad faith or willful misconduct.
(c) Upon written request from any Mortgage Loan Seller, the Master Servicer or the Special Servicer, the Note Administrator shall confirm to such Mortgage Loan Seller, Master Servicer or Special Servicer whether it has received notice that any party to this Agreement has changed since the Closing Date and will provide to such Mortgage Loan Seller, the Master Servicer or the Special Servicer, if known to the Note Administrator, the identity of the new party.
Section 12.06          Sarbanes‑Oxley Certification.  Each Form 10‑K shall include a Sarbanes‑Oxley Certification in the form attached as Exhibit Y required to be included therewith pursuant to the Sarbanes‑Oxley Act.  For so long as the Issuer is subject to the reporting requirements of the Exchange Act, the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Custodian, the Asset Representations Reviewer and the Operating Advisor shall provide, and (i) with respect to each Initial Sub‑Servicer engaged by the Master Servicer or the Special Servicer, as applicable, that is a Servicing Function Participant use commercially reasonable efforts to cause such Initial Sub‑Servicer to provide, and (ii) with respect to each other Servicing Function Participant with which the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Custodian, the Asset Representations Reviewer or the Operating Advisor has entered into a servicing relationship with respect to the Mortgage Loans (and the Owned Subordinate Companion Loan, if applicable), shall cause such Servicing Function Participant to provide, to the Person who signs the Sarbanes‑Oxley Certification (the “Certifying Person”), on or before March 1 of each year commencing in March 20[__], a certification in the form attached hereto as Exhibits Z‑1, Z‑2, Z‑3, Z‑4, Z‑5, Z‑6 or Z-7 (each, a “Performance Certification”), as applicable, on which the Certifying Person, the entity for which the Certifying Person acts as an officer (if the Certifying Person is an individual), and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely.  In addition, in the event that any Companion Loan (other than a Non‑Serviced Companion Loan) is deposited into or the Owned Subordinate Companion Loan is released as collateral and deposited into a commercial mortgage securitization (an “Other Securitization”) and the Reporting Servicer is provided with timely and complete contact information for the parties to the other securitizations, each Reporting Servicer, upon not less than thirty (30) days prior written request, shall provide to the Person who signs the Sarbanes‑Oxley Certification with respect to such Other Securitization a certification in form and substance similar to applicable Performance Certification (which shall address the matters contained in the applicable Performance Certification, but solely with respect to the related Companion Loan) on which Person, the entity for which the Person acts as an officer (if the Person is an individual), and such entity’s officers, directors and Affiliates can reasonably rely.  With respect to any Non‑Serviced Companion Loan, the Note Administrator will use its reasonable efforts to procure a Sarbanes-Oxley Certification from the applicable Non‑Serviced Master Servicer, Non‑Serviced Special Servicer and Non‑Serviced Indenture Trustee in form and substance similar to a Performance Certification.  The senior officer in charge of securitization for the Depositor shall serve as the Certifying Person on behalf of the Issuer.  In addition, each Reporting Servicer shall execute a reasonable reliance certificate (which may be included as part of such other certifications being delivered by such Reporting Servicer) to enable the Certification Parties to rely upon each (i) annual compliance statement provided pursuant to Section 12.09, if applicable, (ii) annual report on assessment of compliance with servicing criteria provided pursuant to Section 12.10 and (iii) accountant’s report provided pursuant to Section 12.11, and shall include a certification that each such annual compliance statement or report discloses any deficiencies or defaults described to the registered public accountants of such Reporting Servicer to enable such accountants to render the certificates provided for in Section 12.11.  In the event any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub‑servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a certification to the Certifying Person pursuant to this Section 12.06 with respect to the period of time it was subject to this Agreement or the applicable sub‑servicing or primary servicing agreement, as the case may be.  Each such Performance Certification shall be provided in EDGAR‑Compatible Format, or in such other format agreed upon by the Depositor, the Note Administrator and such providing parties.  Notwithstanding the foregoing, nothing in this Section 12.06 shall require any Reporting Servicer (i) to certify or verify the accurateness or completeness of any information provided to such Reporting Servicer by third parties (including a Significant Obligor, but other than an Additional Servicer or a Sub‑Servicer appointed pursuant to Section 3.20), (ii) to certify information other than to such Reporting Servicer’s knowledge and in accordance with such Reporting Servicer’s responsibilities hereunder or (iii) with respect to completeness of information and reports, to certify anything other than that all fields of information called for in written reports prepared by such Reporting Servicer have been completed except as they have been left blank on their face.
Notwithstanding anything to the contrary contained in this Section 12.06, with respect to each year in which the Issuer is not subject to the reporting requirements of the Exchange Act, none of the parties required to deliver any certification under this Section 12.06 shall be obligated to do so.
Section 12.07          Form 8‑K Filings.  Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8‑K (each such event, a “Reportable Event”), and if requested by the Depositor and to the extent it receives the Form 8‑K Disclosure Information described below, the Note Administrator shall prepare and file on behalf of the Issuer any Form 8‑K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8‑K in connection with the issuance of the Notes.  Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8‑K (“Form 8‑K Disclosure Information”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit DD to the Depositor and the Note Administrator and approved by the Depositor, and the Note Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8‑K Disclosure Information or any Form 8‑K, absent such reporting, direction and approval.

As set forth on Exhibit DD hereto, for so long as the Issuer is subject to the Exchange Act reporting requirements, no later than close of business, New York City time, on the 2nd Business Day after the occurrence of a Reportable Event (i) the parties set forth on Exhibit DD hereto shall be required to provide to the Depositor and the Note Administrator, to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR‑Compatible Format or in such other format agreed upon by the Depositor, the Note Administrator and such providing parties any Form 8‑K Disclosure Information, if applicable, (ii) the parties listed on Exhibit DD hereto shall include with such Form 8‑K Disclosure Information, an Additional Disclosure Notification in the form attached hereto as Exhibit EE and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8‑K Disclosure Information on Form 8‑K.  Neither the Indenture Trustee nor the Note Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit DD of their duties under this paragraph or proactively solicit or procure from such parties any Form 8‑K Disclosure Information.  The Depositor will be responsible for any reasonable expenses incurred by the Indenture Trustee and the Note Administrator in connection with including any Form 8‑K Disclosure Information on Form 8‑K pursuant to this paragraph.  Information delivered to the Note Administrator hereunder should be delivered by email to [EMAIL ADDRESS] or by facsimile to 410‑715‑2380, Attn:  CTS SEC Notifications.
After preparing the Form 8‑K, the Note Administrator shall forward electronically a copy of the Form 8‑K to the Depositor for review no later than noon, New York City time, on the 3rd Business Day after the Reportable Event, but in no event earlier than 24 hours after having received the Form 8‑K Disclosure Information pursuant to the immediately preceding paragraph.  Promptly, but no later than the close of business on the 3rd Business Day after the Reportable Event, the Depositor shall notify the Note Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 8‑K.  No later than noon, New York City time, on the 4th Business Day after the Reportable Event, a duly authorized officer of the Depositor shall sign the Form 8‑K and return an electronic or fax copy of such signed Form 8‑K (with an original executed hard copy to follow by overnight mail) to the Note Administrator.  If a Form 8‑K cannot be filed on time or if a previously filed Form 8‑K needs to be amended, the Note Administrator will follow the procedures set forth in Section 12.03(b).  Promptly after filing with the Commission, the Note Administrator will, make available on its Internet website a final executed copy of each Form 8‑K filed by the Note Administrator.  The signing party at the Depositor can be contacted at [NOTICE ADDRESS].  The parties to this Agreement acknowledge that the performance by the Note Administrator of its duties under this Section 12.07 related to the timely preparation and filing of Form 8‑K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 12.07.  Neither the Indenture Trustee nor the Note Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 8‑K, where such failure results from the Note Administrator’s inability or failure to receive, on a timely basis, any information from the parties to this Agreement needed to prepare, arrange for execution or file such Form 8‑K, not resulting from its own negligence, bad faith or willful misconduct.
The Master Servicer, the Special Servicer, the Note Administrator and the Indenture Trustee shall promptly notify (and the Master Servicer and the Special Servicer, as applicable, shall (i) with respect to each Initial Sub‑Servicer that is an Additional Servicer engaged by such Master Servicer or Special Servicer, as applicable, use commercially reasonable efforts to cause such Additional Servicer to promptly notify and (ii) with respect to each other Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans (and the Owned Subordinate Companion Loan, if applicable) (other than a party to this Agreement) cause such Additional Servicer to promptly notify) the Depositor and the Note Administrator, but in no event later than noon, New York City time, on the 2nd Business Day after its occurrence, of any Reportable Event applicable to such party to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR‑Compatible Format.
Notwithstanding anything to the contrary in this Section 12.07, with respect to each year in which the Issuer is not subject to the reporting requirements of the Exchange Act, none of the parties hereto are required to deliver Form 8‑K Disclosure Information.
Section 12.08          Form 15 Filing.  On or prior to January 30th of the first year in which the Depositor shall provide notice to the Note Administrator of its ability under applicable law to suspend its Exchange Act filings, the Note Administrator shall prepare and file a notification relating to the automatic suspension of reporting in respect of the Issuer under the Exchange Act (the “Form 15 Suspension Notification”) or any form necessary to be filed with the Commission to suspend such reporting obligations.  With respect to any reporting period occurring after the filing of such form, the obligations of the parties to this Agreement under Section 12.04, Section 12.05 and Section 12.07 shall be suspended and reports or certifications due under Section 12.09, 12.10 and 12.11 shall not be due until April 15th of each year.  The Note Administrator shall provide prompt notice to the Mortgage Loan Sellers and all other parties hereto that such form has been filed.  If, after the filing of a Form 15 Suspension Notification, the Depositor shall provide notice to the Note Administrator that it is required to resume its Exchange Act filings, the Note Administrator shall recommence preparing and filing reports on Forms 10‑K, 10‑D and 8‑K as required pursuant to Section 12.04, Section 12.05 and Section 12.07, and all parties’ obligations under this Article XII shall recommence.
Section 12.09          Annual Compliance Statements.  The Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of a Mortgage Loan), the Custodian, the Indenture Trustee and the Note Administrator (each, a “Certifying Servicer”) shall (and each such party shall (i) with respect to each Additional Servicer engaged by the Certifying Servicer that is an Initial Sub‑Servicer, cause (or in the case of a sub-servicer that a Mortgage Loan Seller requires the Master Servicer to retain, to use commercially reasonable efforts to cause) such Additional Servicer to deliver to and (ii) with respect to each other Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans (and the Owned Subordinate Companion Loan, if applicable), cause such Additional Servicer to deliver to), on or before March 1 of each year, commencing in March 20[__], deliver to the Indenture Trustee, the Note Administrator (which copy shall be deemed furnished by the Note Administrator when made available on its Internet website), the Depositor and the 17g‑5 Information Provider (who shall post to the 17g‑5 Information Provider’s Website), an Officer’s Certificate, in the form attached hereto as Exhibit HH (or such other form, similar in substance, as may be reasonably acceptable to the Depositor) stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s activities during the preceding calendar year or portion thereof and of such Certifying Servicer’s performance under this Agreement, or the applicable sub‑servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable sub‑servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.  Such Officer’s Certificate shall be provided in EDGAR‑Compatible Format, or in such other format agreed upon by the Depositor, the Note Administrator and such providing parties.  Each Certifying Servicer shall (i) with respect to each Additional Servicer engaged by such Certifying Servicer that is an Initial Sub‑Servicer, cause (or, in the case of a sub-servicer that a Mortgage Loan Seller requires the Master Servicer to retain, to use commercially reasonable efforts to cause) such Additional Servicer, and (ii) with respect to each other Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans (and the Owned Subordinate Companion Loan, if applicable), cause such Additional Servicer to forward a copy of each such statement (or, in the case of the Note Administrator, make a copy of each such statement available on its Internet website) to the Directing Holder and the 17g‑5 Information Provider.  With respect to any Non‑Serviced Companion Loan, the Note Administrator will use its reasonable efforts to procure such Officer’s Certificate from the applicable Non‑Serviced Master Servicer, Non‑Serviced Special Servicer and Non‑Serviced Indenture Trustee in form and substance similar to the form attached hereto as Exhibit HH.  Promptly after receipt of each such Officer’s Certificate, the Depositor may review each such Officer’s Certificate and, if applicable, consult with the Certifying Servicer as to the nature of any failures by the Certifying Servicer or any related Additional Servicer with which the Certifying Servicer has entered into a servicing relationship with respect to the Mortgage Loans (and the Owned Subordinate Companion Loan, if applicable) in the fulfillment of any of the Certifying Servicer’s or Additional Servicer’s obligations hereunder or under the applicable sub‑servicing or primary servicing agreement.  The obligations of the Certifying Servicer and each Additional Servicer under this Section 12.09 apply to the Certifying Servicer and each Additional Servicer that serviced a Mortgage Loan or Owned Subordinate Companion Loan during the applicable period, whether or not such Certifying Servicer or Additional Servicer is acting as the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator or Additional Servicer at the time such Officer’s Certificate is required to be delivered.  None of the Master Servicer, Special Servicer or Additional Servicer shall be required to cause the delivery of any such statement until April 15 in any given year so long as it has received written confirmation from the Depositor that a report on Form 10‑K is not required to be filed in respect of the Issuer for the preceding calendar year.
In the event the Master Servicer, the Special Servicer, the Indenture Trustee or the Note Administrator is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each of the Master Servicer and the Special Servicer shall (i) with respect to an Initial Sub‑Servicer engaged by such party that is an Additional Servicer that resigns or is terminated under any applicable servicing agreement, use its reasonable efforts to cause such Additional Servicer to provide and (ii) with respect to any other Additional Servicer engaged by such party that resigns or is terminated under any applicable servicing agreement, cause such Additional Servicer to provide, an annual statement of compliance pursuant to this Section 12.09 with respect to the period of time that the Master Servicer, the Special Servicer, the Indenture Trustee or the Note Administrator was subject to this Agreement or the period of time that such Additional Servicer was subject to such other servicing agreement.
Section 12.10          Annual Reports on Assessment of Compliance with Servicing Criteria.  (a)  On or before March 1 of each year, commencing in March 20[__], the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of the Mortgage Loans or the Owned Subordinate Companion Loan), the Indenture Trustee, the Custodian, the Operating Advisor and the Note Administrator, each at its own expense, shall furnish (and each such party shall (i)  with respect to each Initial Sub‑Servicer engaged by such Master Servicer, Special Servicer, Indenture Trustee, Operating Advisor, Custodian, Asset Representations Reviewer or Note Administrator that is a Servicing Function Participant, use commercially reasonable efforts to cause such Servicing Function Participant to furnish and (ii) with respect to each other Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans (and the Owned Subordinate Companion Loan, if applicable), cause such Servicing Function Participant to furnish) to the Indenture Trustee, the Note Administrator, the Depositor (which copy shall be deemed furnished by the Note Administrator when made available on its Internet website) (and, with respect to the Special Servicer, also to the Operating Advisor), and the 17g‑5 Information Provider, a report substantially in the form of Exhibit II or such other form provided by such Reporting Servicer that complies in all material respects with the requirements of Item 1122 of Regulation AB, on an assessment of compliance with the Servicing Criteria applicable to it that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Relevant Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10‑K required to be filed pursuant to Section 12.05, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period.  With respect to any Non‑Serviced Companion Loan, the Note Administrator will use its reasonable efforts to procure such report from the applicable Non‑Serviced Master Servicer, Non‑Serviced Special Servicer and Non‑Serviced Indenture Trustee in form and substance similar to the form attached hereto as Exhibit II.  Such report shall be provided in EDGAR‑Compatible Format, or in such other format agreed upon by the Depositor, the Note Administrator and the Reporting Servicer.
Each such report shall be addressed to the Depositor and signed by an authorized officer of the applicable company, and shall address the Relevant Servicing Criteria specified on a certification substantially in the form of Exhibit AA hereto delivered to the Depositor on the Closing Date.  Promptly after receipt of each such report, (i) the Depositor may review each such report and, if applicable, consult with each Reporting Servicer as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria applicable to it (and each Servicing Function Participant engaged or utilized by each Reporting Servicer, as applicable), and (ii) the Note Administrator shall confirm that the assessments taken individually address the Relevant Servicing Criteria for each party as set forth on Exhibit AA and notify the Depositor of any exceptions.  None of the Master Servicer, the Special Servicer, the Note Administrator, the Indenture Trustee or any Servicing Function Participant shall be required to cause the delivery of any such assessments until April 15th in any given year so long as it has received written confirmation from the Depositor that a report on Form 10‑K is not required to be filed in respect of the Issuer for the preceding calendar year.
Notwithstanding the foregoing, at any time that the Note Administrator and the Indenture Trustee are the same entity, the Note Administrator and Indenture Trustee may provide a combined assessment of compliance required pursuant to this Section 12.10(a) in respect of their combined Relevant Servicing Criteria as set forth on Exhibit AA hereto.
(a) The Master Servicer, the Special Servicer, the Indenture Trustee, the Operating Advisor, the Asset Representations Reviewer and the Note Administrator hereby acknowledge and agree that the Relevant Servicing Criteria set forth on Exhibit AA is appropriately set forth with respect to such party and any Servicing Function Participant with which the Master Servicer, Special Servicer, Indenture Trustee, Operating Advisor, the Asset Representations Reviewer or Note Administrator has entered into a servicing relationship.
(b) No later than ten (10) Business Days after the end of each fiscal year for the Issuer, the Master Servicer and the Special Servicer shall notify the Note Administrator, the Depositor and each Mortgage Loan Seller as to the name of each Additional Servicer engaged by it and each Servicing Function Participant utilized by it, in each case other than with respect to any Initial Sub‑Servicer, and the Indenture Trustee, the Operating Advisor, the Asset Representations Reviewer and the Note Administrator shall notify the Depositor and each Mortgage Loan Seller as to the name of each Servicing Function Participant utilized by it, in each case by providing an updated Exhibit GG, and each such notice (except to a Mortgage Loan Seller) will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant.  When the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Asset Representations Reviewer and the Operating Advisor submit their assessments pursuant to Section 12.10(a), the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Asset Representations Reviewer and the Operating Advisor, as applicable, will also at such time include the assessment (and related attestation pursuant to Section 12.11) of each Servicing Function Participant engaged by it.
In the event the Master Servicer, the Special Servicer, the Indenture Trustee, the Operating Advisor, the Custodian, the Asset Representations Reviewer or the Note Administrator is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party shall cause any Servicing Function Participant engaged by it to provide (and each of the Master Servicer and the Special Servicer shall (i) with respect to an Initial Sub‑Servicer engaged by such Master Servicer or Special Servicer that is an Additional Servicer that resigns or is terminated under any applicable servicing agreement, use its reasonable efforts to cause such Additional Servicer and (ii) with respect to any other Additional Servicer that resigns or is terminated under any applicable servicing agreement, cause such Additional Servicer to provide) an annual assessment of compliance pursuant to this Section 12.10, coupled with an attestation as required in Section 12.11 with respect to the period of time that the Master Servicer, the Special Servicer, the Indenture Trustee, the Operating

Advisor, the Custodian, the Asset Representations Reviewer or the Note Administrator was subject to this Agreement or the period of time that the Additional Servicer was subject to such other servicing agreement.
(c) The Operating Advisor may at any time request from the Note Administrator confirmation of whether a Control Termination Event or Consultation Termination Event occurred during the previous calendar year, and upon such request the Note Administrator shall deliver such confirmation to the Operating Advisor within fifteen (15) days of such request.
Section 12.11          Annual Independent Public Accountants’ Attestation Report.  On or before March 1 of each year, commencing in March 20[__], the Master Servicer, the Special Servicer, the Indenture Trustee, the Custodian, the Operating Advisor and the Note Administrator, each at its own expense, shall cause (and each such party shall (i) with respect to each Initial Sub‑Servicer engaged by such Master Servicer, Special Servicer, Indenture Trustee, Operating Advisor, the Asset Representations Reviewer or Note Administrator that is a Servicing Function Participant use commercially reasonable efforts to cause such Servicing Function Participant to cause and (ii) with respect to each other Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans (and the Owned Subordinate Companion Loan, if applicable), cause such Servicing Function Participant to cause) a registered public accounting firm (which may also render other services to the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Custodian, the Operating Advisor, the Asset Representations Reviewer or the applicable Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Indenture Trustee (who will promptly post such report on the Note Administrator’s Website pursuant to Section 3.13(b)), the Note Administrator and the Depositor, the 17g‑5 Information Provider and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, and, promptly, but not earlier than the second Business Day following the delivery of such report to the 17g‑5 Information Provider, to the Rating Agencies, to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assertion that such Reporting Servicer has complied with the Relevant Servicing Criteria applicable to it and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is issuing an opinion as to whether such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria applicable to it was fairly stated in all material respects.  In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion.  Each such related accountant’s attestation report shall be made in accordance with Rules 1‑02(a)(3) and 2‑02(g) of Regulation S‑X under the Securities Act and the Exchange Act.  Such report must be available for general use and not contain restricted use language.  With respect to any Non‑Serviced Companion Loan, the Note Administrator will use its reasonable efforts to procure such report from the applicable Non‑Serviced Master Servicer, Non‑Serviced Special Servicer and Non‑Serviced Indenture Trustee.  Copies of such statement will be provided by the Note Administrator in accordance with Section 3.13(b).  Such report shall be provided in EDGAR‑Compatible Format, or in such other format agreed upon by the Depositor, the Note Administrator and the providing parties.

Promptly after receipt of such report from the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Operating Advisor, the Custodian, the Asset Representations Reviewer or any Servicing Function Participant, (i) the Depositor may review the report and, if applicable, consult with the Master Servicer, the Special Servicer, the Indenture Trustee, the Operating Advisor, the Custodian, the Asset Representations Reviewer or the Note Administrator as to the nature of any defaults by the Master Servicer, the Special Servicer, the Indenture Trustee, the Operating Advisor, the Custodian, the Note Administrator, the Asset Representations Reviewer or any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans (and the Owned Subordinate Companion Loan, if applicable), as the case may be, in the fulfillment of any of the Master Servicer’s, the Special Servicer’s, the Indenture Trustee’s, the Note Administrator’s, the Operating Advisor’s, the Custodian’s, the Asset Representations Reviewer’s or the applicable Servicing Function Participants’ obligations hereunder or under the applicable sub servicing or primary servicing agreement, and (ii) the Note Administrator shall confirm that each accountants’ attestation report submitted pursuant to this Section 12.11 relates to an assessment of compliance meeting the requirements of Section 12.10 and notify the Depositor of any exceptions.  None of the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Operating Advisor, the Custodian nor any Additional Servicer shall be required to deliver, or shall be required to cause the delivery of such reports until April 15th in any given year so long as it has received written confirmation from the Depositor that a Form 10‑K is not required to be filed with respect to the Issuer for the preceding fiscal year.
Section 12.12          Indemnification.  Each of the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Custodian, the Asset Representations Reviewer and the Operating Advisor shall indemnify and hold harmless each Certification Party from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of (i) an actual breach by the Master Servicer, the Special Servicer, the Indenture Trustee, the Operating Advisor, the Custodian, the Asset Representations Reviewer or the Note Administrator, as the case may be, of its obligations under this Article XII, (ii) negligence, bad faith or willful misconduct on the part of the Master Servicer, the Special Servicer, the Indenture Trustee, the Operating Advisor, the Custodian, the Asset Representations Reviewer or the Note Administrator in the performance of such obligations, or (iii) delivery of any Deficient Exchange Act Deliverable.
The Master Servicer, the Special Servicer, the Indenture Trustee, the Operating Advisor, the Asset Representations Reviewer and the Note Administrator shall (i) with respect to any Initial Sub‑Servicer engaged by the Master Servicer, Special Servicer, Indenture Trustee, the Asset Representations Reviewer or Note Administrator that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer and each Servicing Function Participant with which, in each case, it has entered into a servicing relationship with respect to the Mortgage Loans (and the Owned Subordinate Companion Loan, if applicable), cause such party to, in each case, indemnify and hold harmless each Certification Party from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and any other costs, fees and expenses incurred by such Certification Party arising out of (a) a breach of its obligations to provide any of the annual compliance statements or annual assessment of compliance with the servicing criteria or attestation reports pursuant to the applicable sub‑servicing or primary servicing agreement, (b) negligence, bad faith or willful misconduct on its part in the performance of such obligations, (c) any failure by it, as a Servicer (as defined in Section 12.02(b)) to identify a Servicing Function Participant pursuant to Section 12.02(c), or (d) delivery of any Deficient Exchange Act Deliverable.
In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian, the Note Administrator, the Asset Representations Reviewer and the Indenture Trustee shall cooperate (and require each Servicing Function Participant and Additional Servicer retained by it to cooperate under the applicable Sub-Servicing Agreement) with the Depositor as necessary for the Depositor to conduct any reasonable due diligence necessary to evaluate and assess any material instances of non-compliance disclosed in any of the deliverables required by the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder (“Reporting Requirements”).
In connection with comments provided to the Depositor from the Commission or its staff regarding information (x) delivered by the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian, the Note Administrator, the Indenture Trustee, a Servicing Function Participant, the Asset Representations Reviewer or an Additional Servicer, as applicable (“Affected Reporting Party”), (y) regarding such Affected Reporting Party, and (z) prepared by such Affected Reporting Party or any registered public accounting firm, attorney or other agent retained by such Affected Reporting Party to prepare such information, which information is contained in a report filed by the Depositor under the Reporting Requirements and which comments are received subsequent to the Depositor's filing of such report, the Depositor shall promptly provide to such Affected Reporting Party any such comments which relate to such Affected Reporting Party.  Such Affected Reporting Party shall be responsible for timely preparing a written response to the Commission or its staff for inclusion in the Depositor’s response to the Commission or its staff, unless such Affected Reporting Party elects, with the consent of the Depositor (which consent shall not be unreasonably denied, withheld or delayed), to directly communicate with the Commission or its staff and negotiate a response and/or resolution with the Commission or its staff; provided, however, that if an Affected Reporting Party is a Servicing Function Participant or Additional Servicer retained by the Master Servicer, the Master Servicer shall receive copies of all material communications pursuant to this Section 12.12.  If such election is made, the applicable Affected Reporting Party shall be responsible for directly negotiating such response and/or resolution with the Commission or its staff in a timely manner; provided that (i) such Affected Reporting Party shall use reasonable efforts to keep the Depositor informed of its progress with the Commission or its staff and copy the Depositor on all correspondence with the Commission or its staff and provide the Depositor with the opportunity to participate (at the Depositor’s expense) in any telephone conferences and meetings with the Commission or its staff and (ii) the Depositor shall cooperate with any Affected Reporting Party in order to authorize such Affected Reporting Party and its representatives to respond to and negotiate directly with the Commission or its staff with respect to any comments from the Commission or its staff relating to such Affected Reporting Party and to notify the Commission or its staff of such authorization.  The Depositor and the Affected Reporting Party shall cooperate and coordinate with one another with respect to any requests made to the Commission or its staff for extension of time for submitting a response or compliance.  All respective reasonable out-of-pocket costs and expenses incurred by the Depositor (including reasonable legal fees and expenses of outside counsel to the Depositor) in connection with the foregoing (other than those costs and expenses required to be at the Depositor’s expense as set forth above) and any amendments to any reports filed with the Commission or its staff related thereto shall be promptly paid by the applicable Affected Reporting Party upon receipt of an itemized invoice from the Depositor.  Each of the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian, the Note Administrator, the Asset Representations Reviewer and the Indenture Trustee shall (i) with respect to any Initial Sub‑Servicer engaged by it that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer and each Servicing Function Participant with which, in each case, it has entered into a servicing relationship with respect to the Mortgage Loans (and the Owned Subordinate Companion Loan, if applicable), cause such party to, comply with the foregoing by inclusion of similar provisions in the related sub-servicing or similar agreement.
If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, then the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Custodian, the Asset Representations Reviewer or the Operating Advisor (the “Performing Party”) shall contribute to the amount paid or payable to the Certification Party as a result of the losses, claims, damages or liabilities of the Certification Party in such proportion as is appropriate to reflect the relative fault of the Certification Party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to Sections 12.06, 12.09 (if applicable), 12.10, 12.11 (or breach of its obligations under the applicable sub‑servicing or primary servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports) or the Performing Party’s negligence, bad faith or willful misconduct in connection therewith.  The Master Servicer, the Special Servicer, the Indenture Trustee, the Operating Advisor, the Asset Representations Reviewer and the Note Administrator shall (i) with respect to any Initial Sub‑Servicer engaged by the Master Servicer, Special Servicer, Indenture Trustee, the Asset Representations Reviewer or Note Administrator that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer or Servicing Function Participant, in each case, with which it has entered into a servicing relationship with respect to the Mortgage Loans (and the Owned Subordinate Companion Loan, if applicable) cause such party, in each case, to agree to the foregoing indemnification and contribution obligations.  This Section 12.12 shall survive the termination of this Agreement or the earlier resignation or removal of the Master Servicer, the Special Servicer, the Indenture Trustee, the Operating Advisor, the Custodian, the Asset Representations Reviewer or the Note Administrator.
Section 12.13          Amendments.  This Article XII may be amended with the written consent of the parties hereto pursuant to Section 14.01 for purposes of complying with Regulation AB and/or to conform to standards developed within the commercial mortgage‑backed securities market and the Sarbanes‑Oxley Act without any Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmation with respect to the Notes or, with respect to any Serviced Companion Loan Securities, a confirmation of the rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Notes pursuant to Section 3.25), or the consent of any Noteholder, notwithstanding anything to the contrary contained in this Agreement; provided that the reports and certificates required to be prepared pursuant to Sections 3.13, 12.09, 12.10 and 12.11 shall not be eliminated without Rating Agency Confirmation with respect to the Notes or, with respect to any Serviced Companion Loan Securities, without a confirmation of the rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Notes pursuant to Section 3.25).
Section 12.14          Regulation AB Notices.  Any notice, report or certificate required to be delivered by any of the Master Servicer, the Special Servicer, the Note Administrator, the Operating Advisor, the Custodian or the Indenture Trustee, as the case may be, to the Depositor pursuant to this Article XII may be delivered via email (and additionally delivered via phone or telecopy), notwithstanding the provisions of Section 14.05, to [REG AB NOTICE ADDRESS].
Section 12.15          Certain Matters Relating to the Future Securitization of the Serviced Pari Passu Companion Loans.  (a)  Each of the Indenture Trustee, the Note Administrator, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any sub-servicer appointed with respect to any Serviced Pari Passu Companion Loan to, upon written request or notice from a Mortgage Loan Seller (or a permitted transferee of such Mortgage Loan Seller pursuant to the related Intercreditor Agreement), reasonably cooperate with the Mortgage Loan Seller (or such permitted transferee) selling any Serviced Pari Passu Companion Loan into a securitization that is required to comply with Regulation AB (a “Regulation AB Companion Loan Securitization”) and, to the extent needed in order to comply with Regulation AB, provide to the Mortgage Loan Seller (or such permitted transferee) information about itself that such Mortgage Loan Seller reasonably requires to meet the requirements of Items 1117 and 1119 and paragraphs (b), (c)(3), (c)(4) and (c)(5) of Item 1108 of Regulation AB and shall reasonably cooperate with such Mortgage Loan Seller to provide such other information as may be reasonably necessary to comply with the requirements of Regulation AB.  Each of the Indenture Trustee, the Note Administrator, the Master Servicer and the Special Servicer understands that such information may be included in the offering material related to a Regulation AB Companion Loan Securitization and agrees to negotiate in good faith an agreement (subject to the final sentence of this sub‑section) to indemnify and hold the related depositor and underwriters involved in the offering of the related Notes harmless for any costs, liabilities, fees and expenses incurred by the depositor or such underwriters as a result of any material misstatements or omissions or alleged material misstatements or omissions in any such offering material to the extent that such material misstatement or omission was made in reliance upon any such information provided by the Indenture Trustee (where such information pertains to the Indenture Trustee individually and not to any specific aspect of the Indenture Trustee’s duties or obligations under this Agreement), the Note Administrator (where such information pertains to the Note Administrator individually and not to any specific aspect of the Note Administrator’s duties or obligations under this Agreement), the Master Servicer (where such information pertains to the Master Servicer individually and not to any specific aspect of the Master Servicer’s duties or obligations under this Agreement) and the Special Servicer (where such information pertains to the Special Servicer individually and not to any specific aspect of the Special Servicer’s duties or obligations under this Agreement), as applicable, to such depositor, underwriters or Mortgage Loan Seller (or permitted transferee) as required by this clause (a).  Notwithstanding the foregoing, to the extent that the information provided by the Indenture Trustee, the Note Administrator, the Master Servicer or the Special Servicer, as applicable, for inclusion in the offering materials related to such Regulation AB Companion Loan Securitization is substantially and materially similar to the information provided by such party with respect to the offering materials related to this transaction, subject to any required changes due to any amendments to Regulation AB or any changes in the interpretation of Regulation AB, such party shall be deemed to be in compliance with this Section 12.15(a).  Any indemnification agreement executed by the Indenture Trustee, the Note Administrator the Master Servicer or Special Servicer in connection with the Regulation AB Companion Loan Securitization shall be substantially similar to the related indemnification agreement executed in connection with this Agreement.  It shall be a condition precedent to any party’s obligations otherwise set forth above that the applicable Mortgage Loan Seller (or permitted transferee) shall have (a) provided reasonable advance notice (and, in any event, not less than 10 Business Days) of the exercise of its rights hereunder and (b) paid, or entered into reasonable agreement to cause to be paid, the reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by such party in reviewing and/or causing the delivery of any disclosure, opinion of counsel or indemnification agreement.
(b) Each of the Indenture Trustee, the Note Administrator, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to, upon request or notice from such parties (which request or notice may be given once at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), cooperate with the depositor, indenture trustee, note administrator, master servicer or special servicer for any Regulation AB Companion Loan Securitization in preparing each Form 10-D and Form 10-K required to be filed by such Regulation AB Companion Loan Securitization (until January 30 of the first year in which the indenture trustee or other applicable party for such Regulation AB Companion Loan Securitization files a Form 15 Suspension Notification with respect to the related trust) and shall provide to such depositor, indenture trustee, note administrator or master servicer within the time period set forth in the Other Servicing Agreement (so long as such time period is no earlier than the time periods set forth herein) for such Regulation AB Companion Loan Securitization such information relating to a Serviced Securitized Companion Loan as may be reasonably necessary for the depositor, indenture trustee, note administrator and master servicer of the Regulation AB Companion Loan Securitization to comply with the reporting requirements of Regulation AB and the Exchange Act; provided, however, that any parties to any Regulation AB Companion Loan Securitization shall consult with the Indenture Trustee, the Note Administrator, the Master Servicer and the Special Servicer (and Master Servicer shall consult with any sub-servicer appointed with respect to the related Serviced Whole Loan), and the Indenture Trustee, the Note Administrator, such Master Servicer and the Special Servicer shall cooperate with such parties in respect of establishing the time periods for preparation of the Form 10-D reports in the documentation for such Regulation AB Companion Loan Securitization.  Notwithstanding the foregoing, to the extent the Indenture Trustee, the Note Administrator, the Master Servicer or the Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 12.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 12.15(b) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 12.15(b).
(c) Each of the Indenture Trustee, the Note Administrator, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to, upon request or notice from such indenture trustee or note administrator (which request or notice may be given once at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), provide the indenture trustee or note administrator, as applicable, under a Regulation AB Companion Loan Securitization (until January 30 of the first year in which the indenture trustee or note administrator, as applicable, for such Regulation AB Companion Loan Securitization files a Form 15 Suspension Notification with respect to the related trust) information with respect to any event that is required to be disclosed under Form 8-K with respect to a Serviced Securitized Companion Loan within two Business Days after the occurrence of such event of which it has knowledge.  Notwithstanding the foregoing, to the extent the Indenture Trustee, the Note Administrator, the Master Servicer or the Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 12.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 12.15(c) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 12.15(c).
(d) On or before March 1 of each year (or February 29 if a leap year) during which a Regulation AB Companion Loan Securitization is required to file an annual report on Form 10-K (and not in respect of any year in which Regulation AB Companion Loan Securitization is not required to file an annual report on Form 10-K because a Form 15 Suspension Notification with respect to the related securitization was filed), each of the Indenture Trustee, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to, upon request or notice from such indenture trustee or note administrator (which request or notice may be given once at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), provide, with respect to itself, to the indenture trustee or note administrator, as applicable, under such Regulation AB Companion Loan Securitization, to the extent required pursuant to Item 1122 of Regulation AB, (i) a report on an assessment of compliance with the servicing criteria to the extent required pursuant to Item 1122(a) of Regulation AB, (ii) a registered accounting firm’s attestation report on such Person’s assessment of compliance with the applicable servicing criteria to the extent required pursuant to Item 1122(b) of Regulation AB and (iii) such other information as may be required pursuant to Item 1122(c) of Regulation AB.  Notwithstanding the foregoing, to the extent the Master Servicer or the Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 12.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 12.15(d) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 12.15(d).
(e) On or before March 1 of each year during which a Regulation AB Companion Loan Securitization is required to file an annual report on Form 10-K (and not in respect of any year in which Regulation AB Companion Loan Securitization is not required to file an annual report on Form 10-K because a Form 15 Suspension Notification with respect to the related securitization was filed), each of the Indenture Trustee, the Note Administrator, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to, to the extent required pursuant to Item 1123 of Regulation AB, deliver, with respect to itself, to the indenture trustee or note administrator under the such Regulation AB Companion Loan Securitization, upon request or notice from such indenture trustee (which request or notice may be given once at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), under such Regulation AB Companion Loan Securitization a servicer compliance statement signed by an authorized officer of such Person that satisfies the requirements of Item 1123 of Regulation AB.  Notwithstanding the foregoing, to the extent the Indenture Trustee, the Note Administrator, the Master Servicer or the Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 12.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 12.15(e) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 12.15(e).
(f) Each of the Indenture Trustee, the Note Administrator, the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause a Servicing Function Participant to agree (severally but not jointly) to indemnify (such indemnity limited to each such parties respective failure described below) and hold the related Mortgage Loan Seller (or permitted transferee), depositor, sponsor(s), indenture trustee, note administrator or master servicer under a Regulation AB Companion Loan Securitization harmless for any costs, liabilities, fees and expenses incurred by such Mortgage Loan Seller, depositor, sponsor(s), indenture trustee, note administrator or master servicer as a result of any failure by the Servicing Function Participant to comply with the reporting requirements to the extent applicable set forth under Sections 12.15(b), (c), (d) or (e) above.
Any subservicing agreement related to a Serviced Securitized Companion Loan shall contain a provision requiring the related Sub-Servicer to provide to the Master Servicer or Special Servicer, as applicable, information, reports, statements and certificates with respect to itself and such Serviced Securitized Companion Loan comparable to any information, reports, statements or certificates required to be provided by the Master Servicer or Special Servicer pursuant to this Section 12.15, even if such Sub-Servicer is not otherwise required to provide such information, reports or certificates to any Person in order to comply with Regulation AB.  Such information, reports or certificates shall be provided to the Master

Servicer or Special Servicer, as applicable, no later than two Business Days prior to the date on which the Master Servicer or Special Servicer, as applicable, is required to deliver its comparable information, reports, statements or certificates pursuant to this Section 12.15.
(g) With respect to any Mortgaged Property that secures a Serviced Pari Passu Companion Loan that the Other Depositor has notified the Master Servicer in writing is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) with respect to an Other Securitization that includes such Serviced Pari Passu Companion Loan, the Master Servicer shall, after receipt of updated net operating income information, (x) upon request, deliver or make available the financial statements of such “significant obligor” to the Other Servicer of such Other Securitization and (y) update the columns of the CREFC® Loan Periodic Update File related to such “significant obligor” as described in the first sentence of Section 12.16 and forward such updates to the Other Servicer.
If the Master Servicer does not receive such financial information of any such “significant obligor” (identified to it as such by the Other Depositor in accordance with the preceding paragraph) within five (5) Business Days after the date such financial information is required to be delivered under the related Mortgage Loan documents, the Master Servicer shall notify the Other Depositor with respect to such Other Securitization that includes the related Serviced Pari Passu Companion Loan (and shall cause any related Sub-Servicing Agreement entered into after receipt of written notice from the Other Depositor that such Serviced Pari Passu Companion Loan is a significant obligor to require the related Sub-Servicer to notify such Other Depositor) that it has not received them.  The Master Servicer shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of such Other Depositor under the Exchange Act) to obtain the periodic financial statements required to be delivered by the related Mortgagor under the related Mortgage Loan documents.
The Master Servicer shall (and shall cause any related Sub-Servicing Agreement entered into after receipt of written notice from the Other Depositor that such Serviced Pari Passu Companion Loan is a significant obligor to require the related Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the related Mortgagor related to any such “significant obligor” (identified to it as such by the Other Depositor in accordance with the second preceding paragraph) to obtain the required financial information and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed by the Other Securitization, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the note administrator and Other Depositor related to such Other Securitization.  This Officer’s Certificate should be addressed to the note administrator at its corporate trust office, as specified in the related Other Servicing Agreement.
Section 12.16          Certain Matters Regarding Significant Obligors.   (a)  For purposes of this Agreement, the Mortgagors under Mortgage Loan No. [_] identified as [__________] on the Mortgage Loan Schedule is a significant obligor (“Significant Obligor”) and, accordingly, Item 6 of Form 10‑D and Item 1112(b) of Form 10‑K, provide for the inclusion of updated net operating income of the related Mortgagor as required by Item 1112(b) of Regulation AB, on each Form 10‑D to be filed by the Issuer with respect to a Payment Date immediately following the date in which each financial statement of the Significant Obligor is required to be delivered to the lender under the related Mortgage Loan documents (which, for the avoidance of doubt, is

[forty-five (45)] days following the end of the first, second and third calendar quarter, and [seventy-five (75)] days following the end of each fiscal year, as set forth in the related Loan Agreement), or on each Form 10‑K filed by the Issuer, as applicable.  With respect to the Significant Obligor, after receipt of the updated net operating income information, the Master Servicer shall update the following columns of the CREFC® Loan Periodic Update File for (i) the next applicable Payment Date if the Master Servicer receives such updated net operating income information at least [ten (10)] Business Days prior to the Determination Date related to such Payment Date or (ii) the second succeeding Payment Date if the Master Servicer does not receive such updated net operating income information at least [ten (10)] Business Days prior to the Determination Date related to such Payment Date:  [BB, BP, BT and BU (corresponding fields 54, 68, 72 and 73)]. The Master Servicer shall provide the related Mortgagor under the [LOAN-SPECIFIC] Whole Loan with written notice no later than [sixty (60)] days after the end of any calendar year that it is requesting such financial statements to be delivered within [seventy-five (75)] days after the close of the calendar year, and shall use reasonable best efforts to cause the Mortgagor to deliver the same on or before the date that is [seventy-five (75)] days after the close of the applicable calendar year.
(b) With respect to the Significant Obligor, in the event that the Master Servicer does not receive the financial information referred to in clause (a) above to comply with Item 6 of Form 10-D or Item 1112(b) of Form 10-K, as the case may be, from the related Mortgagor within [five (5)] Business Days after the date such financial information is required to be delivered under the related Mortgage Loan documents (it being understood that, so long as the Mortgagor uses such best efforts, it shall not be an event of default if such statements are not delivered on or prior to the date that is [seventy-five (75)] days after the close of the applicable calendar year, but in any event, the Mortgagor shall be obligated to deliver such statements on or before the date that is [80] days after the end of such calendar year), the Master Servicer shall notify the Depositor that it has not received such financial information.  The Master Servicer shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of the Depositor under the Exchange Act, but in no event requiring the Master Servicer to initiate litigation) to continue to attempt to obtain such financial information from the related Mortgagor.  The Master Servicer shall retain written evidence of each instance in which it attempts to contact the related Mortgagor to obtain the required financial information and is unsuccessful and, within [five (5)] Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed by the Issuer, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the Note Administrator and the Depositor.  This Officer’s Certificate should be addressed to the Note Administrator as follows:  [ADDRESS], and to the Depositor as required by Section 12.14.  In any event, and in addition to the foregoing requirements of this Section 12.16(b), if the Master Servicer does not receive the financial information referred to in clause (a) above to comply with (i) Item 6 of Form 10-D from the related Mortgagor within [20] days after the end of each calendar quarter, the Master Servicer shall request the delivery of such information from the related Mortgagor in reliance on Section [_____] of the related Loan Agreement and that such delivery be made by no later than [30] days from the end of such calendar quarter, or (ii) Item 1112(b) of Form 10-K from the related Mortgagor by March 10th of any year in which such information will be required to be included and filed on Form 10-K, the Master Servicer shall request the delivery of such information from the related Mortgagor and that such delivery be made by no later than March 20th of such year.

(c) If the Note Administrator has not timely received financial information from the related Mortgagor satisfactory to comply with Item 6 of Form 10-D or Item 1112(b) of Form 10-K, as the case may be, the Note Administrator shall include the following statement with respect to Item 6 on the related Form 10-D or Item 1112(b) on the related Form 10-K:  “The information required for this [Item 6] [Item 1112(b)] rests with a person or entity which is not affiliated with the registrant.  Oral and written requests have been made on behalf of the registrant, to the extent required under the related indenture and servicing agreement, to obtain the information required for this [Item 6] [Item 1112 (b)], and the registrant has been unable to obtain such information to include on this [Form 10-D] [Form 10-K] by the related filing deadline.  The information is therefore being omitted herefrom in reliance on Rule 12b-21 under the Securities Exchange Act of 1934, as amended” or such other statement as shall be required by the Depositor.
(d) Notwithstanding anything contained in this Section 12.16, in the event that the Note Administrator files a Form 15 Suspension Notification pursuant to Section 12.08 of this Agreement and so long as the Issuer is not subject to the reporting requirements of the Exchange Act, the Master Servicer shall not be required to fulfill its obligations under this Section 12.16.
Section 12.17          Impact of Cure Period.  For the avoidance of doubt, neither the Master Servicer nor the Special Servicer shall be subject to a Servicer Termination Event pursuant to clause (iii) of the definition thereof prior to the expiration of the Grace Period applicable to such party’s obligations under Article XII as provided for in such clause (iii) nor shall any such party be deemed to not be in compliance under this Agreement, during any Grace Period provided for in this Article XII; provided that if any such party fails to comply with the delivery requirements of this Article XII by the expiration of any applicable Grace Period such failure shall constitute a Servicer Termination Event.  Neither the Master Servicer nor the Special Servicer shall be subject to a Servicer Termination Event pursuant to clause (iii) of the definition thereof prior to the expiration of the Grace Period applicable to such party’s obligations under this Article XII as provided for in such clause (iii) nor shall any such party be deemed to not be in compliance under this Agreement, for failing to deliver any item required under this Article XII by the time required hereunder with respect to any reporting period for which the Issuer is not required to file Exchange Act reports.
Section 12.18          Notification of the Indenture Trustee.
No later than fifteen days after the making of any filing pursuant to this Article XII, the Issuer shall file with the Indenture Trustee a copy of such report.
[End of Article XII]

ARTICLE XIII

THE ASSET REPRESENTATIONS REVIEWER
Section 13.01          Asset Review.
(a) On or prior to each Payment Date, based on either the CREFC® Delinquent Mortgage Loan Status Report or the CREFC® Loan Periodic Update File, the Note Administrator shall determine if an Asset Review Trigger has occurred.  If an Asset Review Trigger is determined to have occurred, the Note Administrator shall promptly provide written notice to the Asset Representations Reviewer and to all Noteholders and each other party to this Agreement.  Any notice required to be delivered to the Noteholders pursuant to this Section 13.01 shall be delivered by the Note Administrator by posting such notice on the Note Administrator’s Website, by mailing to their addresses appearing in the Note Register and by delivering such notice via the Depository.  The Note Administrator shall include in the Form 10-D relating to the payment period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.  On each Payment Date after providing such notice to the Noteholders, the Note Administrator, based on information provided to it by the Master Servicer, shall determine whether (1) any additional Mortgage Loan has become a Delinquent Mortgage Loan, (2) any Mortgage Loan has ceased to be a Delinquent Mortgage Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via electronic mail) in the form of Exhibit RR within two (2) Business Days to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.
If the Noteholders evidencing not less than 5% of the Voting Rights of the Notes deliver to the Note Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (such written direction, the “Asset Review Vote Election”), then the Note Administrator shall promptly provide written notice thereof to the Asset Representations Reviewer and to all Noteholders and conduct a solicitation of votes to authorize an Asset Review.  Upon the affirmative vote to authorize an Asset Review of Holders of Notes evidencing at least a majority of an Asset Review Quorum within 150 days of receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Note Administrator shall promptly provide written notice thereof to all parties to this Agreement, the Underwriters, the Mortgage Loan Sellers, the Directing Holder and the other Noteholders (the “Asset Review Notice”). Upon receipt of an Asset Review Notice, the Asset Representations Reviewer shall request access to the Secure Data Room by providing to the Note Administrator a certification in the form of Exhibit QQ. Upon receipt of such certification, the Note Administrator shall promptly (and in any case within two (2) Business Days after such receipt) grant the Asset Representations Reviewer access to the Secure Data Room.  In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Noteholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Mortgage Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Mortgage Loan after the expiration of such 150-day period, (B) an Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the Note Administrator has received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) in this sentence and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) in this sentence.  After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Noteholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence.  [Any reasonable out-of-pocket expenses incurred by the Note Administrator in connection with administering such vote will be paid as an expense of the Issuer from the Collection Account.]
(b) (i)  If an Affirmative Asset Review Vote has occurred, the Note Administrator shall promptly provide written notice thereof to all parties to this Agreement, the Underwriters, Sponsors, the Directing Holder and all other Noteholders.  Upon receipt of an Asset Review Notice, the Custodian (with respect to clauses (1) through (5) for non-Specially Serviced Mortgage Loans), the Master Servicer (with respect to clauses (6) and (7) for non-Specially Serviced Mortgage Loans) and the Special Servicer (with respect to clauses (6) and (7) for Specially Serviced Mortgage Loans), in each case to the extent in such party’s possession, shall promptly, but in no event later than [ten (10)] Business Days (except with respect to clause (7)) after receipt of such notice from the Note Administrator, provide the following materials to the Asset Representations Reviewer (collectively, with the Diligence Files, a copy of the Prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of this Agreement posted to the Secure Data Room by the Note Administrator pursuant to Section 4.08 or to the Note Administrator’s Website pursuant to Section 3.13(b), as applicable, the “Review Materials”):
(1) a copy of an assignment of the Mortgage in favor of the Indenture Trustee, with evidence of recording thereon, for each Delinquent Mortgage Loan that is subject to an Asset Review;
(2) a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Indenture Trustee, with evidence of recording thereon, related to each Delinquent Mortgage Loan that is subject to an Asset Review;
(3) a copy of the assignment of all unrecorded documents relating to each Delinquent Mortgage Loan that is subject to an Asset Review, if not already covered pursuant to items (1) or (2) above;
(4) a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC Financing Statements related to each Delinquent Mortgage Loan that is subject to an Asset Review;
(5) a copy of an assignment in favor of the Indenture Trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Mortgage Loan that is subject to an Asset Review;

(6) a copy of any notice previously delivered to the applicable Mortgage Loan Seller by the Master Servicer or the Special Servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Mortgage Loan; and
(7) any other related documents or agreements that are reasonably requested by the Asset Representations Reviewer to be delivered by the Master Servicer or the Special Servicer, as applicable, in the time frames and as otherwise described below.
(ii) If, as part of an Asset Review of any Mortgage Loan, the Asset Representations Reviewer determines that it is missing any documents or agreements that are required to be a part of the Review Materials for such Mortgage Loan or that were entered into or delivered in connection with the origination or a modification of such Mortgage Loan and, in each case that are necessary in connection with its completion of any such Asset Review, the Asset Representations Reviewer shall promptly, but in no event later than [ten (10)] Business Days after receipt of the Review Materials, notify the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Mortgage Loans), as applicable, of such missing documents and agreements, and request that the Master Servicer or the Special Servicer, as applicable, promptly, but in no event later than [ten (10)] Business Days after receipt of such notification from the Asset Representations Reviewer, to deliver to the Asset Representations Reviewer such missing documents and agreements to the extent in its possession; provided that any such notification and/or request shall be in writing, specifically identifying the documents being requested and sent to the notice address for the related party set forth in this Agreement.  If any missing documents or agreements are not provided by the Master Servicer or the Special Servicer, as applicable, within such [ten (10)] Business Day period, the Asset Representations Reviewer shall contact the related Mortgage Loan Seller to request such documents or agreements from the Mortgage Loan Seller. The Mortgage Loan Seller will be required to deliver such additional documents and agreements only to the extent in the possession of such Mortgage Loan Seller.
(iii) The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a Person that is not a party to this Agreement or the related Mortgage Loan Seller, and shall do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”) conducted pursuant to this Section 13.01 hereof.
(iv) The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.
(v) Upon receipt by the Asset Representations Reviewer of the Asset Review Notice and access to the Review Materials with respect to a Delinquent Mortgage Loan, the Asset Representations Reviewer, as an independent contractor, shall commence an

Asset Review.  The Asset Representations Reviewer shall perform an Asset Review with respect to each representation and warranty made by the related Mortgage Loan Seller with respect to such Delinquent Mortgage Loan in accordance with the Asset Review Standard and the procedures set forth on Exhibit PP (each such procedure, a “Test”); provided, however, that the Asset Representations Reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials described in Exhibit PP if, and only to the extent, the Asset Representations Reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review shall be required in respect of, or performed on, such Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Mortgage Loan or again become a Delinquent Mortgage Loan at a time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such new Asset Review Trigger.
(vi) No Noteholder will have the right to change the scope of the Asset Review, and the Asset Representations Reviewer is not required to review any information other than (x) the Review Materials and (y) if applicable, Unsolicited Information.
(vii) If the Asset Representations Reviewer determines that the Review Materials are insufficient to complete a Test and such missing information and documentation is not delivered to the Asset Representations Reviewer (a) by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Mortgage Loans) to the extent in the Master Servicer’s or the Special Servicer’s possession within [ten (10)] Business Days or (b) by the related Mortgage Loan Seller upon request the Asset Representations Reviewer shall list such missing information and documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing information and documents are necessary to complete a Test and (if the Asset Representations Reviewer has so concluded) that the absence of such information and documents shall be deemed to be a failure of such Test.  The Asset Representations Reviewer shall provide such preliminary report to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Mortgage Loans) and the related Mortgage Loan Seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the related Mortgage Loan Seller will have [ninety (90)] days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any information and documents provided or explanations given to support the Mortgage Loan Seller’s claim that the representation and warranty has not failed a Test or that any missing information or documents in the Review Materials are not required to complete a Test must be promptly delivered by the related Mortgage Loan Seller to the Asset Representations Reviewer. For the avoidance of doubt, the Asset Representations Reviewer is not required to prepare a preliminary report if the Asset Representations Reviewer determines that there is no Test failure with respect to the related Mortgage Loan.

(viii) The Asset Representations Reviewer shall, within the later of (x) [sixty (60)] days after the date on which access to the Diligence Files in the Secure Data Room is made available to the Asset Representations Reviewer by the Note Administrator or (y) [ten (10)] days after the expiration of the Cure/Contest Period (whichever is later), complete an Asset Review with respect to each Delinquent Mortgage Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to this Agreement and the related Mortgage Loan Seller for each Delinquent Mortgage Loan, and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Indenture Trustee and Note Administrator.  The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional [thirty (30)] days, upon written notice to the parties to this Agreement and the related Mortgage Loan Seller, if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties.  In no event may the Asset Representations Reviewer determine whether any Test failure constitutes a Defect or Breach, or whether the Issuer should enforce any rights it may have against the related Mortgage Loan Seller, which, in each such case, will be the responsibility of the Enforcing Servicer.
(ix) In addition, if the Asset Representations Reviewer does not receive any information or documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Mortgage Loans) or the related Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer shall prepare the Asset Review Report solely based on the information received by the Asset Representations Reviewer with respect to the related Delinquent Mortgage Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such information from any party to this Agreement.
(x) Within [___] days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Special Servicer shall determine whether at that time, based on the Servicing Standard, there exists a Defect or Breach with respect to such Mortgage Loan. If the Special Servicer determines that a Defect or Breach exists, the Special Servicer shall enforce the obligations of the related Mortgage Loan Seller with respect to such Defect or Breach in accordance with Section 2.03(b).
(c) The Asset Representations Reviewer shall keep all Privileged Information confidential and shall not disclose such Privileged Information to any Person (including Noteholders), other than (1) to the extent expressly required by this Agreement in an Asset Review Report or otherwise, to the other parties to this Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception.  Each party to this Agreement that receives Privileged Information from the Asset

Representations Reviewer with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the applicable Special Servicer other than pursuant to a Privileged Information Exception.
(d) The Asset Representations Reviewer may delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 13.01; provided that no agent or subcontractor may (1) be affiliated with a Sponsor, the Master Servicer, the Special Servicer, the Depositor, the Note Administrator, the Indenture Trustee, the Directing Holder or any of their respective Affiliates or (ii) have been paid any fees, compensation or other remuneration by an Underwriter, the Master Servicer, the Special Servicer, the Depositor, the Note Administrator, the Indenture Trustee, the Directing Holder or any of their respective Affiliates in connection with due diligence or other services with respect to any Mortgage Loan prior to the Closing Date.  Notwithstanding the foregoing sentence, the Asset Representations Reviewer shall remain obligated and primarily liable for any Asset Review required hereunder in accordance with the provisions of this Agreement without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any Person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under this Agreement.  The Asset Representations Reviewer shall be entitled to enter into an agreement with any agent or subcontractor providing for indemnification of the Asset Representations Reviewer by such agent or subcontractor, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.
Section 13.02          Payment of Asset Representations Reviewer Fees and Expenses; Limitation of Liability.
(a) As compensation for the performance of its duties hereunder, upon the completion of any Asset Review with respect to a Delinquent Mortgage Loan, the Asset Representations Reviewer shall be paid a fee of $[____] (the “Asset Representations Reviewer Fee”), which shall cover recurring and otherwise reasonably anticipated expenses of the Asset Representations Reviewer.  However, the Asset Representations Reviewer Fee and any related expenses with respect to a Delinquent Mortgage Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review that is repurchased by a Mortgage Loan Seller, and such portion of the Purchase Price received shall be used to reimburse the Issuer for such fees or expenses.  The Asset Representations Reviewer Fee and any costs and expenses that constitute “unanticipated expenses” will be payable from funds on deposit in the Collection Account pursuant to Section 3.05 hereof.
(b) The Asset Representations Reviewer shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.
Section 13.03          Resignation of the Asset Representations Reviewer.(a)   The Asset Representations Reviewer may resign and be discharged from its obligations hereunder by giving written notice thereof to the other parties to this Agreement and each Rating Agency.  Upon such notice of resignation, the Depositor shall promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer.  If no successor Asset

Representations Reviewer shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer.  The Asset Representations Reviewer will bear all reasonable costs and expenses of each other party hereto and each Rating Agency in connection with its resignation.
Section 13.04          Restrictions of the Asset Representations Reviewer.  Neither the Asset Representations Reviewer nor any of its Affiliates shall not make any investment in any Class of Notes; provided, however, that such prohibition shall not apply to (i) riskless principal transactions effected by a broker dealer Affiliate of the Asset Representations Reviewer or (ii) investments by an Affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such Affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under this Agreement from personnel involved in such Affiliate’s investment activities and (B) prevent such Affiliate and its personnel from gaining access to information regarding the Issuer and the Asset Representations Reviewer and its personnel from gaining access to such Affiliate’s information regarding its investment activities.
Section 13.05          Termination of the Asset Representations Reviewer.
(a) An “Asset Representations Reviewer Termination Event” means any one of the following events whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:
(i) any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under this Agreement, which failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure shall have been given to the Asset Representations Reviewer by the Indenture Trustee or to the Asset Representations Reviewer and the Indenture Trustee by the Holders of Notes having greater than [25]% of the aggregate Voting Rights of all then outstanding Notes;
(ii) any failure by the Asset Representations Reviewer to perform in accordance with the Asset Review Standard which failure shall continue unremedied for a period of 30 days;
(iii) any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure shall continue unremedied for a period of 30 days;
(iv) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding‑up or liquidation of its affairs, shall have been entered against the Asset Representations Reviewer, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days;
(v) the Asset Representations Reviewer shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or
(vi) the Asset Representations Reviewer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.
Upon receipt by the Note Administrator of notice of the occurrence of any Asset Representations Reviewer Termination Event, the Note Administrator shall promptly provide written notice to all Noteholders by posting such notice on the Note Administrator’s Website and by mail, unless the Note Administrator has received notice that it has been remedied.  If an Asset Representations Reviewer Termination Event shall occur then, and in each and every such case, so long as such Asset Representations Reviewer Termination Event shall not have been remedied, either the Indenture Trustee (i) may or (ii) upon the written direction of holders of Notes evidencing not less than [25]% of the Voting Rights, the Indenture Trustee shall, terminate all of the rights and obligations of the Asset Representations Reviewer under this Agreement, other than rights and obligations accrued prior to such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination), by notice in writing to the Asset Representations Reviewer.  The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to this Agreement in connection with its termination for cause.  Notwithstanding anything herein to the contrary, the Depositor and each Sponsor shall have the right, but not the obligation, to notify the Note Administrator and the Indenture Trustee of any Asset Representations Reviewer Termination Event of which it becomes aware.
(b) Upon (i) the written direction of holders of Notes evidencing not less than [25]% of the Voting Rights requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer and (ii) payment by such Holders to the Note Administrator of the reasonable fees and expenses to be incurred by the Note Administrator in connection with administering such vote, the Note Administrator shall promptly provide written notice thereof to the Asset Representations Reviewer and to all Noteholders by (i) posting such notice on its internet website, and (ii) mailing such notice to all Noteholders at their addresses appearing in the Note Register and to the Asset Representations Reviewer.  Upon the written direction of holders of Notes evidencing more than [75]% of a Noteholder Quorum, the Indenture Trustee shall terminate all of the rights and obligations of the Asset Representations Reviewer under this Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights arising out of events occurring prior to such termination) by notice in writing to the Asset Representations Reviewer.  As between the Asset

Representations Reviewer, on the one hand, and the Noteholders, on the other, the Noteholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Asset Representations Reviewer. [In the event that holders of the notes entitled to at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.]
(c) On or after the receipt by the Asset Representations Reviewer of written notice of termination, subject to this Section 13.05, all of its authority and power under this Agreement shall be terminated and, without limitation, the terminated Asset Representations Reviewer shall execute any and all documents and other instruments, and do or accomplish all other acts or things reasonably necessary or appropriate to effect the purposes of such notice of termination.  As soon as practicable, but in no event later than 15 Business Days after (1) the Asset Representations Reviewer resigns pursuant to Section 13.03 of this Agreement or (2) the Indenture Trustee delivers such written notice of termination to the Asset Representations Reviewer, the Indenture Trustee shall appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer.  The Indenture Trustee shall provide written notice of the appointment of an Asset Representations Reviewer to the Master Servicer, the Special Servicer, the Operating Advisor, the Note Administrator, the Directing Holder and each Noteholder within one Business Day of such appointment.
The Asset Representations Reviewer shall at all times be an Eligible Asset Representations Reviewer and if the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer shall immediately resign under Section 13.03 of this Agreement and the Indenture Trustee shall appoint a successor Asset Representations Reviewer subject to and in accordance with this Section 13.05.  Notwithstanding the foregoing, if the Indenture Trustee is unable to find a successor Asset Representations Reviewer within 30 days of the termination of the Asset Representations Reviewer, the Depositor shall be permitted to find a replacement.
(d) Upon any termination of the Asset Representations Reviewer and appointment of a successor to the Asset Representations Reviewer, the Indenture Trustee shall, as soon as possible, give written notice thereof to the Special Servicer, the Master Servicer, the Note Administrator (who shall, as soon as possible, give written notice thereof to the Noteholders), the Operating Advisor, the Sponsors, the Depositor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Holder and each Rating Agency.  In the event that the Asset Representations Reviewer is terminated, all of its rights and obligations under this Agreement shall terminate, other than any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination).
[End of Article XIII]

ARTICLE XIV

MISCELLANEOUS PROVISIONS
Section 14.01          Amendment.  (a)  This Agreement may be amended from time to time by the parties hereto, without the consent of any of the Noteholders or the Companion Holders:
(i) to correct any defect or ambiguity in this Agreement;
(ii) to cause the provisions in this Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered notes) with respect to the Notes, the Issuer or this Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;
(iii) to change the timing and/or nature of deposits in the Collection Account, the Payment Accounts or any REO Account; provided that (a) the P&I Advance Date shall in no event be later than the Business Day prior to the related Payment Date and (b) such change shall not adversely affect in any material respect the interests of any Noteholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;
(iv) to modify, eliminate or add to the provisions of Section 6.03(n) or any other provision hereof restricting transfer of the Class [SUBORDINATE NOTES] Notes;
(v) to revise or add any other provisions with respect to matters or questions arising under this Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Noteholder (including, with respect to the Owned AB Whole Loan, the Holders of the Class [LOAN-SPECIFIC] Notes) or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Notes pursuant to Section 3.25);
(vi) to amend or supplement any provision hereof to the extent necessary to maintain the then‑current ratings assigned to each Class of Notes by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Notes pursuant to Section 3.25); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Noteholder not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;
(vii) to modify the provisions of Section 3.05 and 3.17 (with respect to reimbursement of Nonrecoverable Advances and Workout‑Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Indenture Trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard and (b) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then‑current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Notes pursuant to Section 3.25);
(viii) to modify the procedures of this Agreement relating to compliance with Rule 17g‑5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Noteholders, as evidenced by (x) an Opinion of Counsel or (y) if any Note is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Notes; and provided, further, that the Note Administrator shall give notice of any such amendment to the 17g‑5 Information Provider for posting to the 17g‑5 Information Provider’s Website pursuant to Section 3.13(c) and the Note Administrator shall post such notice to the Note Administrator’s Website;
(ix) to effect the qualification of the Indenture under the Trust Indenture Act; and
(x) to take any action commercially reasonably necessary or advisable as required for the Issuer to comply with the requirements of FATCA; or to prevent the Issuer from failing to qualify as a Qualified REIT Subsidiary or other disregarded entity of a REIT for U.S. federal income tax purposes, or to prevent the Issuer, the Holders of the Notes, the holders of the Membership Interests or the Indenture Trustee from being subject to withholding or other taxes, fees or assessments or from otherwise being subject to U.S. federal, state, local or foreign income or franchise tax on a net income basis.
Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller or (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent.

This Agreement shall not be amended (i) if such action would adversely affect the tax treatment of the Offered Notes as indebtedness, cause the Issuer to be a taxable entity or constitute an event requiring a beneficial owner of an Offered Note to recognize gain or loss for U.S. federal income tax purposes, and (ii) unless the Indenture Trustee and the Note Administrator have received an opinion of counsel from Cadwalader, Wickersham & Taft LLP, or another nationally recognized tax counsel, to the effect that upon the execution of such amendment the Issuer will continue to be treated as a Qualified REIT Subsidiary or other disregarded entity of a REIT for U.S. federal income tax purposes.
(b) This Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Notes of each Class affected by such amendment evidencing in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Notes of such Class; provided, however, that no such amendment shall:
(i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or the Owned Subordinate Companion Loan that are required to be distributed on a Note of any class without the consent of the Holder of the Note or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or
(ii) reduce the aforesaid percentage of Notes of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder or Holder of Class [LOAN-SPECIFIC] Notes, in any such case without the consent of the Holders of all Notes of such Class then‑outstanding or such Companion Holders, as applicable; or
(iii) adversely affect the Voting Rights of any Class of Notes without the consent of the Holders of all Notes of such Class then outstanding; or
(iv) change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or
(v) amend the Servicing Standard without the consent of 100% of the Noteholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Notes pursuant to Section 3.25) and, if required under the related Intercreditor Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

(c) Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Indenture Trustee, the Note Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment hereto without having first received an Opinion of Counsel (at the Issuer’s expense) to the effect that such amendment is permitted hereunder and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Indenture Trustee, the Note Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not adversely affect the status of the Issuer for U.S. federal income tax purposes.  Furthermore, no amendment to this Agreement may be made that changes in any material respect to the rights of the Class [LOAN-SPECIFIC] Notes without the consent of such Class and no amendment to this Agreement may be made that changes any provisions specifically required to be included in this Agreement by the Non-Serviced Intercreditor Agreement without the consent of the holder of the related Non-Serviced Pari Passu Companion Loan(s).
(d) Promptly after the execution of any amendment to this Agreement, the Note Administrator shall post a copy of the same to the Note Administrator’s Website, deliver a copy of the same to the 17g‑5 Information Provider who shall post a copy of the same on the 17g‑5 Information Provider’s Website pursuant to Section 3.13(b) and Section 3.13(c), as applicable, and thereafter, the Note Administrator shall furnish written notification of the substance of such amendment to each Noteholder and each Serviced Companion Noteholder, the Depositor, the Master Servicer, the Special Servicer, the Mortgagors, the Underwriters and the Rating Agencies.
(e) It shall not be necessary for the consent of Noteholders under this Section 14.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof.  The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Noteholders shall be subject to such reasonable regulations as the Note Administrator may prescribe.
(f) The Indenture Trustee and the Note Administrator shall not be obligated to enter into any amendment pursuant to this Section 14.01 that affects its rights, duties and immunities under this Agreement or otherwise.
(g) The cost of any Opinion of Counsel to be delivered pursuant to Section 14.01(a) or (c) shall be borne by the Person seeking the related amendment, except that if the Master Servicer, the Note Administrator or the Indenture Trustee requests any amendment of this Agreement in furtherance of the rights and interests of Noteholders, the cost of any Opinion of Counsel required in connection therewith pursuant to Section 14.01(a) or (c) shall be payable out of the Collection Account.
(h) The Servicing Standard shall not be amended unless each Rating Agency provides Rating Agency Confirmation and, with respect to any class of Serviced Companion Loan Securities, the applicable rating agencies provide a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then‑current ratings, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any

Rating Agency Confirmation may be considered satisfied with respect to the Notes pursuant to Section 3.25).
(i) To the extent the Operating Advisor, the Indenture Trustee, Note Administrator, Master Servicer, Special Servicer, the Asset Representations Reviewer or Depositor obtains an Opinion of Counsel as provided for in Section 14.01(c) in connection with executing any amendment to this Agreement, such party shall be deemed not to have acted negligently in connection with entering into such amendment for purposes of availing itself of any indemnity provided to such party under this Agreement.
(j) Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 14.01, Notes registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to matters described above as they would if any other Person held such Notes, so long as neither the Depositor nor any of its Affiliates is performing servicing duties with respect to any of the Mortgage Loans or the Owned Subordinate Companion Loan.
(k) This Agreement may not be amended without the consent of any holder of an AB Subordinate Companion Loan if such amendment would materially and adversely affect the rights of such Companion Holder hereunder.
Section 14.02          Recordation of Agreement; Counterparts.  (a)  To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Note Administrator at the expense of the Depositor on direction by the Special Servicer and with the consent of the Depositor (which may not be unreasonably withheld), but only upon direction accompanied by an Opinion of Counsel (the cost of which shall be paid by the Depositor) to the effect that such recordation materially and beneficially affects the interests of the Noteholders.
(a) For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.
(b) The Indenture Trustee shall make any filings required under the laws of the state of its place of business required solely by virtue of the fact of the location of the Indenture Trustee’s place of business, the costs of which, if any, to be at the Indenture Trustee’s expense.
Section 14.03          Limitation on Rights of Noteholders.  (a)  The death or incapacity of any Noteholder shall not operate to terminate this Agreement or to redeem such Class of Notes, nor entitle such Noteholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Issuer, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.
(a) No Noteholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Issuer, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Notes, be construed so as to constitute the Noteholders from time to time as partners or members of an association; nor shall any Noteholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.
(b) No Noteholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, any Intercreditor Agreement, any Mortgage Loan or Owned Subordinate Companion Loan, or with respect to the Notes, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the Indenture Trustee and the Note Administrator a written notice of default, and of the continuance thereof, as herein before provided, or of the need to institute such suit, action or proceeding on behalf of the Issuer and unless also (except in the case of a default by the Indenture Trustee) the Holders of Notes of any Class evidencing not less than 25% of the related Percentage Interests in such Class shall have made written request upon the Indenture Trustee to institute such action, suit or proceeding in its own name as Indenture Trustee hereunder and shall have offered to the Indenture Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Indenture Trustee, for sixty (60) days after its receipt of such notice, request and offer of such indemnity, shall have neglected or refused to institute any such action, suit or proceeding.  The Indenture Trustee shall be under no obligation to exercise any of the trusts or powers vested in it hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Holders of Notes unless such Holders have offered to the Indenture Trustee reasonable security against the costs, expenses and liabilities which may be incurred therein or hereby.  Such Noteholders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee or exercising any trust or power conferred upon such Indenture Trustee.  It is understood and intended, and expressly covenanted by each Noteholder with every other Noteholder and the Indenture Trustee, that no one or more Holders of Notes shall have any right in any manner whatsoever by virtue of any provision of this Agreement or the Notes to affect, disturb or prejudice the rights of the Holders of any other of such Notes, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement or the Notes, except in the manner herein or therein provided and for the equal, ratable and common benefit of all Noteholders.  For the protection and enforcement of the provisions of this Section 14.03(c), each and every Noteholder and the Indenture Trustee shall be entitled to such relief as can be given either at law or in equity.
Section 14.04          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE

GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF.  THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5‑1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.
EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.
THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 14.05          Notices.  (a)  Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if personally delivered at or couriered, sent by facsimile transmission (other than with respect to the Mortgage Loan Sellers) or mailed by registered mail, postage prepaid (except for notices to the Mortgage Loan Sellers, the Master Servicer the Note Administrator and the Indenture Trustee which shall be deemed to have been duly given only when received), to:
In the case of the Issuer:

[NOTICE ADDRESS]
with a copy to:

[NOTICE ADDRESS]
In the case of the Depositor:

[NOTICE ADDRESS]

with a copy to:

[NOTICE ADDRESS]
In the case of the Master Servicer:

[MASTER SERVICER]
[NOTICE ADDRESS]
with a copy to:

[COUNSEL ADDRESS]
In the case of the Special Servicer:

[SPECIAL SERVICER]
[NOTICE ADDRESS]
with a copy to:

[NOTICE ADDRESS]
In the case of the Directing Holder:

[DIRECTING HOLDER]
[NOTICE ADDRESS]
with a copy to:

[NOTICE ADDRESS]
In the case of the Indenture Trustee:

[INDENTURE TRUSTEE]
[NOTICE ADDRESS]
In the case of the Note Administrator:

[NOTE ADMINISTRATOR]
[NOTICE ADDRESS]
In the case of the Mortgage Loan Sellers:

[NOTICE ADDRESS]
[ADD ADDRESSES AS NECESSARY]

with a copy to:

[COUNSEL ADDRESS]
In the case of the Asset Representations Reviewer:

[ASSET REPRESENTATIONS REVIEWER]
[NOTICE ADDRESS]
with a copy to:

[COUNSEL ADDRESS]
In the case of the Operating Advisor:

[OPERATING ADVISOR]
[NOTICE ADDRESS]
with a copy to:

[COUNSEL ADDRESS]
In the case of any mezzanine lender:

The address set forth in the related Intercreditor Agreement.
To each such Person, such other address as may hereafter be furnished by such Person to the parties hereto in writing.  Any communication required or permitted to be delivered to a Noteholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Note Register.  Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Noteholder receives such notice.
(a) Any party required to deliver any notice or information pursuant to the terms of this Agreement to the Rating Agencies shall deliver such written notice of the events or information specified in Section 3.13(c) to the Rating Agencies at the address listed below, promptly following the occurrence thereof.  The Master Servicer or Special Servicer, as applicable, the Note Administrator, and Indenture Trustee also shall furnish such other information regarding the Issuer as may be reasonably requested by the Rating Agencies to the extent such party has or can obtain such information without unreasonable effort or expense; provided, however, that such other information is first provided to the 17g‑5 Information Provider in accordance with the procedures set forth in Section 3.13(c); provided, further, that the 17g‑5 Information Provider shall not disclose which Rating Agency has requested such information.  Notwithstanding the foregoing, the failure to deliver such notices or copies shall not constitute a Servicer Termination Event, as the case may be, under this Agreement.  Any confirmation of the rating by the Rating Agencies required hereunder shall be in writing.

Any notices to the Rating Agencies shall be sent to the following addresses:

[RATING AGENCY ADDRESSES]
Section 14.06          Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Notes or the rights of the Holders thereof.
Section 14.07          Grant of a Security Interest.  The Depositor intends that the conveyance of the Depositor’s right, title and interest in and to the Mortgage Loans and the Owned Subordinate Companion Loan pursuant to this Agreement to the Issuer shall constitute a sale and not a pledge of security for a loan.  If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement.  The Depositor also intends and agrees that, in such event, (i) the Depositor shall be deemed to have granted to the Indenture Trustee (in such capacity) a first priority security interest in the Depositor’s entire right, title and interest in and to the assets comprising the Collateral, including without limitation, the Mortgage Loans and the Owned Subordinate Companion Loan, all principal and interest received or receivable with respect to the Mortgage Loans and the Owned Subordinate Companion Loan (other than principal and interest payments due and payable prior to the Cut‑off Date and Principal Prepayments received prior to the Cut‑off Date), all amounts held from time to time in the Collection Account, the Payment Accounts, the Gain‑on‑Sale Reserve Account, the Interest Reserve Account and, if established, the REO Account, and all reinvestment earnings on such amounts, and all of the Depositor’s right, title and interest in and to the proceeds of any title, hazard or other Insurance Policies related to such Mortgage Loans and the Owned Subordinate Companion Loan and (ii) this Agreement shall constitute a security agreement under applicable law.  The Depositor shall file or cause to be filed, as a precautionary filing, a UCC Financing Statement in all appropriate locations promptly following the initial issuance of the Notes to reflect the assignments made by the Mortgage Loan Sellers to the Depositor (and the Indenture Trustee) and by the Depositor to the Indenture Trustee (copies of which shall be delivered by the Depositor to the Note Administrator shall, at the expense of the Depositor (to the extent reasonable), no later than 10 days following the Closing Date), and the Note Administrator shall prepare and file continuation statements with respect thereto, in each case in the six month period prior to every fifth anniversary of the date of the initial UCC Financing Statement.  The Depositor shall cooperate in a reasonable manner with the Note Administrator in the preparation and filing of such continuation statements.  This Section 14.07 shall constitute notice to the Indenture Trustee pursuant to any of the requirements of the applicable UCC.
Section 14.08          Successors and Assigns; Third Party Beneficiaries.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Noteholders.  Each Mortgage Loan Seller (and its respective agents), each Companion Holder (and its respective agents), each Underwriter, each depositor of a Regulation AB Companion Loan Securitization and each Initial Purchaser is an intended third‑party beneficiary to this Agreement in respect of the respective rights afforded it hereunder.  No other person, including, without limitation, any Mortgagor, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement.
(a) Each Serviced Companion Noteholder and the Subordinate Loan-Specific Directing Holder shall be a third-party beneficiary to this Agreement in respect to the rights afforded it hereunder.  Each of the Other Servicers and the Other Indenture Trustees shall be a third-party beneficiary to this Agreement in respect to all provisions herein expressly relating to compensation, reimbursement or indemnification of such Other Servicer and Other Indenture Trustee, and any provisions regarding reimbursement or advances or interest thereon to such Other Servicer or Other Indenture Trustee.
(b) Each of the applicable Non‑Serviced Indenture Trustee, Non‑Serviced Master Servicer, Non‑Serviced Special Servicer and any Non-Serviced Trust holding a related Non‑Serviced Companion Loan, shall be a third-party beneficiary to this Agreement in respect to its rights as specifically provided for herein and under the applicable Non‑Serviced Intercreditor Agreement.
(c) Subject to Section 2.03(k), Section 2.03(l)(iv) and Section 2.03(l)(v), any Requesting Noteholder shall be an express third-party beneficiary to this Agreement for purposes of exercising rights under Section 2.03(k) through Section 2.03(o).
Section 14.09          Article and Section Headings.  The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.
Section 14.10          Notices to the Rating Agencies.  (a)  The Note Administrator shall use reasonable efforts promptly to provide notice to the 17g‑5 Information Provider for posting on the 17g‑5 Information Provider’s Website pursuant to Section 3.13(c), (and the related 17g‑5 information provider for any class of Serviced Companion Loan Securities to the extent applicable to any Serviced Whole Loan) with respect to each of the following of which it has actual knowledge:
(i) any material change or amendment to this Agreement;
(ii) the occurrence of a Servicer Termination Event that has not been cured;
(iii) the resignation or termination of the Note Administrator, the Master Servicer, the Asset Representations Reviewer or the Special Servicer; and
(iv) the repurchase or substitution of Mortgage Loans by the related Mortgage Loan Seller pursuant to Section 6 of the related Mortgage Loan Purchase Agreement.

(b) The Master Servicer shall use reasonable efforts to promptly provide notice to the 17g‑5 Information Provider for posting on the 17g‑5 Information Provider’s Website pursuant to Section 3.13(c), with respect to each of the following of which it has actual knowledge:
(i) the resignation or removal of the Indenture Trustee or the Note Administrator;
(ii) any change in the location of the Collection Account;
(iii) any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Indenture Trustee;
(iv) any change in the lien priority of any Mortgage Loan or Owned Subordinate Companion Loan with respect to an assumption of the Mortgage Loan or Owned Subordinate Companion Loan or additional encumbrance described in Section 3.08;
(v) any additional lease to an anchor tenant or termination of any existing lease to an anchor tenant at retail properties for any Mortgage Loan or Owned Subordinate Companion Loan with a Stated Principal Balance that is equal to or greater than the lesser of (1) an amount greater than [__]% of the then aggregate outstanding principal balances of the Mortgage Loans and (2) $[_____];
(vi) any material damage to any Mortgaged Property;
(vii) any assumption with respect to a Mortgage Loan or Owned Subordinate Companion Loan; and
(viii) any release or substitution of any Mortgaged Property.
(c) The Note Administrator shall promptly furnish notice to the 17g‑5 Information Provider for posting on the 17g‑5 Information Provider’s Website pursuant to Section 3.13(c), and thereafter to the Rating Agencies of (i) any change in the location of the Payment Accounts and (ii) the final payment to any Class of Noteholders.
(d) The Indenture Trustee, the Note Administrator, the Master Servicer and the Special Servicer, as applicable, shall furnish to the 17g‑5 Information Provider for posting on the 17g‑5 Information Provider’s Website pursuant to Section 3.13(c), and thereafter to each Rating Agency (and any rating agency for any class of Serviced Companion Loan Securities to the extent applicable to any Serviced Whole Loan) with respect to each Mortgage Loan and each Owned Subordinate Companion Loan (other than any Non-Serviced Mortgage Loan) such information as any Rating Agency shall reasonably request and which the Indenture Trustee, the Note Administrator, the Master Servicer or Special Servicer, can reasonably provide in accordance with applicable law and without waiving any attorney‑client privilege relating to such information or violating the terms of this Agreement or any Mortgage Loan or Owned Subordinate Companion Loan documents.  The Indenture Trustee, the Note Administrator, the Master Servicer and Special Servicer, as applicable, may include any reasonable disclaimer it deems appropriate with respect to such information.  Notwithstanding anything to the contrary herein, nothing in this Section 14.10 shall require a party to provide duplicative notices or copies to the Rating Agencies with respect to any of the above listed items.  In connection with the delivery by the Master Servicer or Special Servicer to the 17g-5 Information Provider of any information, report, notice or document for posting to the 17g-5 Information Provider’s Website, the 17g-5 Information Provider shall notify the Master Servicer or Special Servicer when such information, report, notice or document has been posted.  The Master Servicer or Special Servicer, as applicable, may, but shall not be obligated to send such information, report, notice or document to the applicable Rating Agency following the earlier of (a) receipt of such notice from the 17g-5 Information Provider and (b) two Business Days following delivery to the 17g-5 Information Provider.
[End of Article XIV]
[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.
3650 REIT Commercial Mortgage Securities II LLC, Depositor

By:
Name
Title

[ISSUER], Issuer

By:
Name
Title

[MASTER SERVICER], Master Servicer

By:
Name
Title

SPECIAL SERVICER], Special Servicer

By:
Name
Title

[NOTE ADMINISTRATOR], not in its individual capacity, but solely as Note Administrator

By:
Name:
Title:

[INDENTURE TRUSTEE], not in its individual capacity, but solely as Indenture Trustee

By:
Name:
Title:

[ASSET REPRESENTATIONS REVIEWER], Asset Representations Reviewer

By:
Name:
Title:

[OPERATING ADVISOR], Operating Advisor

By:
Name:
Title:

STATE OF	)
	)	ss.:
COUNTY OF	)
On the ___ day of ________, ____, before me, a notary public in and for said State, personally appeared _________ known to me to be a ___________ of 3650 REIT Commercial Mortgage Securities II LLC, that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation, and acknowledged to me that such corporation executed the within instrument.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

                               [SEAL]
My commission expires:

STATE OF	)
	)	ss.:
COUNTY OF	)
On the ___ day of ________, ____, before me, a notary public in and for said State, personally appeared _________ known to me to be a ___________ of [ISSUER], that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation, and acknowledged to me that such corporation executed the within instrument.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

                                [SEAL]
My commission expires:

STATE OF	)
	)	ss.:
COUNTY OF	)
On the ___ day of ________, ____, before me, a notary public in and for said State, personally appeared ________ known to me to be a _________ of [MASTER SERVICER], and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such national banking association executed the within instrument.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

                               [SEAL]
My commission expires:

STATE OF	)
	)	ss.:
COUNTY OF	)
On the ___ day of ________, ____, before me, a notary public in and for said State, personally appeared ________ known to me to be a _________ of [SPECIAL SERVICER], that executed the within instrument, and also known to me to be the person who executed it on behalf of such [___________], and acknowledged to me that such [____________] executed the within instrument.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

                               [SEAL]
My commission expires:

STATE OF	)
	)	ss.:
COUNTY OF	)
On the ___ day of ________, ____, before me, a notary public in and for said State, personally appeared ___________ known to me to be a _________ of [NOTE ADMINISTRATOR], that executed the within instrument, and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

                               [SEAL]
My commission expires:

STATE OF	)
	)	ss.:
COUNTY OF	)
On the ___ day of ________, ____, before me, a notary public in and for said State, personally appeared ___________ known to me to be a _________ of [INDENTURE TRUSTEE], that executed the within instrument, and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such national banking association executed the within instrument.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

                               [SEAL]
My commission expires:

STATE OF	)
	)	ss.:
COUNTY OF	)
On the ___ day of ________, ____, before me, a notary public in and for said State, personally appeared ___________ known to me to be a _________ of [ASSET REPRESENTATIONS REVIEWER], that executed the within instrument, and also known to me to be the person who executed it on behalf of such [_____________], and acknowledged to me that such [____________] executed the within instrument.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

                               [SEAL]
My commission expires:

STATE OF	)
	)	ss.:
COUNTY OF	)
On the ___ day of ________, ____, before me, a notary public in and for said State, personally appeared ___________ known to me to be a _________ of [OPERATING ADVISOR], that executed the within instrument, and also known to me to be the person who executed it on behalf of such [______________], and acknowledged to me that such [_____________] executed the within instrument.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

                               [SEAL]
My commission expires:

Exhibit A-[__] Form of Note
[TO BE INCLUDED IN THE TRANSACTION SPECIFIC INDENTURE AND SERVICING AGREEMENT BASED ON SPECIFIED CLASSES OFFERED]

A-1

EXHIBIT B
MORTGAGE LOAN SCHEDULE

B-1

EXHIBIT C
FORM OF INVESTMENT REPRESENTATION LETTER

[NOTE ADMINISTRATOR]
as Note Administrator
[ADDRESS]
[DEPOSITOR]
[ADDRESS]
           Re:    Transfer of [NOTE CAPTION]
Ladies and Gentlemen:
This letter is delivered pursuant to Section 6.03 of the Indenture and Servicing Agreement, dated as of [DATE] (the “Indenture and Servicing Agreement”), by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [NOTE ADMINISTRATOR], as Note Administrator, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor, on behalf of the holders of [NOTE CAPTION] (the “Notes”) in connection with the transfer by _________________ (the “Seller”) to the undersigned (the “Purchaser”) of $_______________ aggregate Principal Balance of Class ___ Notes (the “Note”).  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indenture and Servicing Agreement.
In connection with such transfer, the Purchaser hereby represents and warrants to you and the addressees hereof as follows:
1. Check one of the following:*
☐     The Purchaser is an institution that is an “accredited investor” (an “Institutional Accredited Investor”) within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) or any entity in which all of the equity owners come within such paragraphs and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Certificates, and the Purchaser and any accounts for which it is acting are each able to bear the economic risk of the Purchaser’s or such account’s investment.  The Purchaser is acquiring the Certificates purchased by it for its own account or for one or more accounts, each of which is an Institutional Accredited Investor, as to each of which the Purchaser exercises sole investment discretion.  The Purchaser hereby

* Purchaser must include one of the following two certifications.

Exhibit C-1

undertakes to reimburse the Trust Fund for any costs incurred by it in connection with this transfer.

☐     The Purchaser is a “qualified institutional buyer” (a “QIB”) within the meaning of Rule 144A (“Rule 144A”) under the Securities Act.  The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.
2. The Purchaser’s intention is to acquire the Note (a) for investment for the Purchaser’s own account or (b) for reoffer, resale, pledge or other transfer (i) to QIBs in transactions under Rule 144A, and not in any event with the view to, or for resale in connection with, any distribution thereof, or (ii) to Institutional Accredited Investors, subject in the case of clause (ii) above to (w) the receipt by the Note Registrar of a letter substantially in the form hereof, (x) the receipt by the Note Registrar of an opinion of counsel acceptable to the Indenture Trustee and Note Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act, (y) the receipt by the Note Registrar of such other evidence acceptable to the Note Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act and other applicable laws and (z) a written undertaking to reimburse the Issuer for any costs incurred by it in connection with the proposed transfer.  The Purchaser understands that the Note(and any subsequent Note) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent (or intent to reoffer, resell, pledge or transfer the Note only to certain investors in certain exempted transactions) as expressed herein.
3. The Purchaser has reviewed the Prospectus relating to the Offered Notes (collectively, the “Prospectus”) (and, with respect to the Non-Registered Notes, the Preliminary Private Placement Memorandum and the Final Private Placement Memorandum related to such Non-Registered Notes) and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Prospectus.
4. The Purchaser acknowledges that the Note (and any Note issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Note cannot be reoffered, resold, pledged or otherwise transferred unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.
5. The Purchaser hereby undertakes to be bound by the terms and conditions of the Indenture and Servicing Agreement in its capacity as an owner of a Note or Notes, as the case may be (each, a “Noteholder”), in all respects as if it were a signatory thereto.  This undertaking is made for the benefit of the Trust, the Note Registrar and all Noteholders present and future.
6. The Purchaser will not sell or otherwise transfer any portion of the Note or Notes, except in compliance with Section 6.03 of the Indenture and Servicing Agreement.
7. Please make all payments due on the Notes:****
(a)
by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

Bank: _____________________________________________________________
ABA #: ____________________________________________________________
Account #: _________________________________________________________
Attention: __________________________________________________________

(b)
by mailing a check or draft to the following address:

__________________________________________________________________
__________________________________________________________________
__________________________________________________________________

**** Only to be filled out by Purchasers of Definitive Notes.  Please select (a) or (b). For holders of the Definitive Notes, wire transfers are only available if such holder’s Definitive Notes have an aggregate Principal Balance or Notional Amount, as applicable, of at least U.S. $5,000,000.

Exhibit C-2

Very truly yours,

[The Purchaser]

By:
Name:
Title:
Dated:

Exhibit C-3

EXHIBIT D
[RESERVED]

Exhibit D-1

EXHIBIT E
FORM OF REQUEST FOR RELEASE
(for Custodian)
Loan Information
Name of Mortgagor:

[Master Servicer]
[Special Servicer] Loan No.:
Custodian
Name:	[CUSTODIAN]

Address:	[ADDRESS]

Custodian/Indenture Trustee Mortgage File No.:
Depositor
Name:	[DEPOSITOR]

Address:	[ADDRESS]

Notes:	[NOTE CAPTION]
The undersigned [Master Servicer] [Special Servicer] hereby requests delivery from [CUSTODIAN], as custodian (the “Custodian”) on behalf of [INDENTURE TRUSTEE], as Indenture Trustee (the “Indenture Trustee”), for the Holders of [NOTE CAPTION], the documents referred to below (the “Documents”).  All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Indenture and Servicing Agreement dated as of [DATE], by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor (the “Indenture and Servicing Agreement”).
( )	___________________________
( )	___________________________

Exhibit E-1

( )	___________________________
( )	___________________________
The undersigned [Master Servicer] [Special Servicer] hereby acknowledges and agrees as follows:
(1) The [Master Servicer] [Special Servicer] shall hold and retain possession of the Documents in trust for the benefit of the Indenture Trustee, solely for the purposes provided in the Indenture and Servicing Agreement.
(2) The [Master Servicer] [Special Servicer] shall not cause or permit the Documents to become subject to, or encumbered by, any claims, liens, security interests, charges, writs of attachment or other impositions nor shall the [Master Servicer] [Special Servicer] assert or seek to assert any claims or rights of set-off to or against the Documents or any proceeds thereof except as otherwise provided in the Indenture and Servicing Agreement.
(3) The [Master Servicer] [Special Servicer] shall return the Documents to the Custodian when the need therefor no longer exists, unless the Mortgage Loans and the Trust Subordinate Companion Loan have been liquidated or the Mortgage Loans and the Trust Subordinate Companion Loan have been paid in full and the proceeds thereof have been remitted to the Collection Account except as expressly provided in the Indenture and Servicing Agreement.
(4) The Documents and any proceeds thereof, including proceeds of proceeds, coming into the possession or control of the [Master Servicer] [Special Servicer] shall at all times be earmarked for the account of the Indenture Trustee, and the [Master Servicer] [Special Servicer] shall keep the Documents separate and distinct from all other property in the [Master Servicer’s] [Special Servicer’s] possession, custody or control.
[_______________________]

By:
Name:
Title:
Date: ______________

Exhibit E-2

EXHIBIT F-1
FORM OF ERISA REPRESENTATION
LETTER REGARDING ERISA RESTRICTED NOTES
[NOTE ADMINISTRATOR],
as Note Administrator
[ADDRESS]
[DEPOSITOR]
[ADDRESS]
           Re:    Transfer of [NOTE CAPTION]
Ladies and Gentlemen:
The undersigned (the “Purchaser”) proposes to purchase US$[___] aggregate Principal Balance in the [NOTE CAPTION], Class [E][F][NR] [[LOAN-SPECIFIC]] Notes issued pursuant to that certain Indenture and Servicing Agreement dated as of [DATE] (the “Indenture and Servicing Agreement”), by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [NOTE ADMINISTRATOR], as Note Administrator, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor.  Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Indenture and Servicing Agreement.
In connection with such transfer, the undersigned hereby represents and warrants to you as follows:
1. The Purchaser is not (a) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA) for which no election has been made under Section 410(d) of the Code, or any other plan subject to any federal, state or local law (“Similar Law”) which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each a “Plan”) or (b) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such a Plan or Plans and the application of Department of Labor Regulation § 2510.3‑101, as modified by Section 3(42) of ERISA), other than an insurance company using the assets of its “insurance company general account” (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption (“PTCE”) 95-60) under circumstances whereby the purchase and holding of Notes by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of PTCE 95‑60 (or a Plan subject to Similar Law purchasing under circumstances that would not constitute or result in a non-exempt violation of applicable Similar Law).

Exhibit F-1-1

2. The Purchaser understands that if the Purchaser is a Person referred to in 1(a) or (b) above, such Purchaser is required to provide to the Indenture Trustee and Note Administrator an Opinion of Counsel in form and substance satisfactory to the Indenture Trustee and Note Administrator and the Depositor to the effect that the acquisition and holding of such Note by such purchaser or transferee will not constitute or result in a “prohibited transaction” within the meaning of ERISA, Section 4975 of the Code or any Similar Law, and will not subject the Indenture Trustee, the Note Administrator, the Master Servicer, the Special Servicer, the Initial Purchasers, the Operating Advisor or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any such Similar Law) in addition to those set forth in the Indenture and Servicing Agreement, which Opinion of Counsel shall not be at the expense of the Depositor, the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Operating Advisor, the Asset Representations Reviewer, the Initial Purchasers or the Issuer.
IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___ day of _____________, 20__.
Very truly yours,

[The Purchaser]

By:
Name:
Title:
Date: ______________

Exhibit F-1-2

EXHIBIT F-2
FORM OF ERISA REPRESENTATION LETTER
REGARDING CLASS [ARD] NOTES
[Date]
[NOTE ADMINISTRATOR],
as Note Administrator
[ADDRESS]

[Transferor]
[______]
[______]
Attention:  [______]

           Re:    [NOTE CAPTION]
Ladies and Gentlemen:
The undersigned (the “Purchaser”) proposes to purchase [__]% Percentage Interest in the [NOTE CAPTION], Class [ARD] Notes (the “Class [ARD] Note”) issued pursuant to that certain Indenture and Servicing Agreement dated as of [DATE] (the “Indenture and Servicing Agreement”), by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [NOTE ADMINISTRATOR], as Note Administrator, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [OPERATING ADVISOR], as Operating Advisor.  Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Indenture and Servicing Agreement.
In connection with such transfer, the undersigned hereby represents and warrants to you that, with respect to the Class [ARD] Note, the Purchaser is not an employee benefit plan or other plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a governmental plan (as defined in Section 3(32) of ERISA) or other plan that is subject to any federal, state or local law that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (“Similar Law”) (each, a “Plan”), or any person acting on behalf of any such Plan or using the assets of a Plan (including any entity whose underlying assets include Plan assets by reason of investment in the entity by such a Plan or Plans and the application of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA) to purchase such Class [ARD] Note.
IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___ day of _____, 20__.

Exhibit F-2-1

Very truly yours,

[The Purchaser]

By:
Name:
Title:

Exhibit F-2-2

EXHIBIT G
FORM OF STATEMENT TO NOTEHOLDERS

[See Annex B to the Prospectus]

Exhibit G-1

EXHIBIT H

FORM OF OMNIBUS ASSIGNMENT
[NAME OF CURRENT ASSIGNOR] having an address at [ADDRESS OF CURRENT ASSIGNOR] (the “Assignor”) for good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby sells, transfers, assigns, delivers, sets over and conveys, without recourse, representation or warranty, express or implied, unto “[INDENTURE TRUSTEE], as Indenture Trustee for the registered holders of [NOTE CAPTION]” (the “Assignee”), having an office at [ADDRESS], its successors and assigns, all right, title and interest of the Assignor in and to:
That certain mortgage and security agreement, deed of trust and security agreement, deed to secure debt and security agreement, or similar security instrument (the “Security Instrument”), and that certain Promissory Note (the “Mortgage Note”), for each of the Mortgage Loans and Trust Subordinate Companion Loan shown on the Mortgage Loan Schedule attached hereto as Exhibit B, and that certain assignment of leases and rents given in connection therewith and all of the Assignor’s right, title and interest in any claims, collateral, insurance policies, certificates of deposit, letters of credit, escrow accounts, performance bonds, demands, causes of action and any other collateral arising out of and/or executed and/or delivered in or to or with respect to the Security Instrument and the Mortgage Note, together with any other documents or instruments executed and/or delivered in connection with or otherwise related to the Security Instrument and the Mortgage Note.
IN WITNESS WHEREOF, the Assignor has executed this instrument under seal to be effective as of the [__] day of [_____________], 20[__].

[NAME OF CURRENT ASSIGNOR]

By:
Name:
Title:

Exhibit H-1

EXHIBIT I
FORM OF TRANSFER CERTIFICATE
FOR RULE 144A BOOK-ENTRY CERTIFICATE
TO TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE
DURING RESTRICTED PERIOD
(Exchanges or transfers pursuant to
Section 6.03(c) of the Indenture and Servicing Agreement)
[NOTE REGISTRAR],
as Note Registrar
[ADDRESS]

           Re:    [NOTE CAPTION], Class [__]
Reference is hereby made to the Indenture and Servicing Agreement dated as of [DATE] (the “Indenture and Servicing Agreement”), by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture and Servicing Agreement.
This letter relates to US $[______] aggregate [Principal Balance] [Notional Amount] of the Class [__] Notes (the “Notes”) which are held in the form of a beneficial interest in the Rule 144A Book-Entry Note of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”).  The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Temporary Regulation S Book-Entry Note of such Class (CINS No. [______] and ISIN No. [______]) to be held with the Depository in the name of [Euroclear] [Clearstream]* (Common Code No. [______]).
In connection with such request and in respect of such Notes, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Indenture and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:
(1) the offer of the Notes was not made to a person in the United States;

* Select appropriate depository.

Exhibit I-1

[(2)            at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**
[(2)           the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]**
(3) no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable;
(4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;
(5) the Transferee understands that (A) the Issuer, the Note Administrator or the Indenture Trustee will require certification acceptable to them (1) as a condition to the payment of principal of and interest on any Notes without, or at a reduced rate of, U.S. withholding or backup withholding tax, and (2) to enable the Issuer, the Note Administrator and the Indenture Trustee to determine their duties and liabilities with respect to any taxes or other charges that they may be required to pay, deduct or withhold from payments in respect of such Notes or the holder of such Notes under any present or future law or regulation of the United States or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation, which certification may include U.S. federal income tax forms (such as IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals)), IRS Form W-8BEN-E (Certificate of Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities)), IRS Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or certain U.S. Branches for United States Tax Withholding and Reporting), IRS Form W-8ECI (Certificate of Foreign Person’s Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States), or IRS Form W-9 (Request for Taxpayer Identification Number and Certification) or any successors to such IRS forms); (B) the Issuer, the Note Administrator or the Indenture Trustee may require certification acceptable to them to enable the Issuer to qualify for a reduced rate of withholding in any jurisdiction from or through which the Issuer receives payments on its assets; (C) the Issuer, the Note Administrator or the Indenture Trustee will require the Transferee to provide the Issuer, the Note Administrator or the Indenture Trustee with any correct, complete and accurate information that may be required for the Issuer, the Note Administrator or the Indenture Trustee to comply with FATCA requirements and will take any other actions necessary for the Issuer, the Note Administrator or the Indenture Trustee to comply with FATCA requirements and, in the event the Transferee fails to provide such information or take such actions, (1) the Issuer, the Note Administrator and the Indenture Trustee are authorized to withhold amounts otherwise distributable to the Transferee as compensation for any amount withheld from payments to the Issuer, the Note Administrator or the Indenture Trustee as a result

** Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit I-2

of such failure, (2) to the extent necessary to avoid an adverse effect on the Issuer or any other holder of Notes as a result of such failure, the Transferee may be compelled to sell its Notes or, if the Transferee does not sell its Notes within 10 business days after notice from the Issuer, the Note Administrator or the Indenture Trustee, such Notes may be sold at a public or private sale called and conducted in any manner permitted by law, and to remit the net proceeds of such sale (taking into account any taxes incurred by the Issuer in connection with such sale) to the Transferee as payment in full for such Notes and (3) the Issuer may also assign each such Note a separate CUSIP or CUSIPs in the Issuer’s sole discretion; (D) if the Transferee is a “foreign financial institution” or other foreign financial entity subject to FATCA and does not provide the Issuer, Note Administrator or the Indenture Trustee with evidence that it has complied with the applicable FATCA requirements, the Issuer, Note Administrator or Indenture Trustee may be required to withhold amounts under FATCA on payments to the Transferee; and (E) the Transferee agrees to provide any certification requested pursuant to this paragraph and to update or replace such form or certification in accordance with its terms or its subsequent amendments;
(6) the Transferee acknowledges that it is its intent and that it understands it is the intent of the Issuer that, for purposes of U.S. federal, state and local income and franchise tax and any other income taxes, for so long as one or more direct or indirect wholly-owned disregarded subsidiaries of 3650 Real Estate Investment Trust 2 LLC owns 100% of the Retained Notes and all of the Issuer’s Membership Interests, the Issuer will be treated as a Qualified REIT Subsidiary and the Offered Notes will be treated as indebtedness solely of 3650 Real Estate Investment Trust 2 LLC; the Transferee agrees to such treatment and agrees to take no action inconsistent with such treatment; and
(7) if the Transferee is not a “United States person” (as defined in Section 7701(a)(30) of the Code), it hereby represents that (i) either (A) it is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business (within the meaning of Section 881(c)(3)(A) of the Code), a 10% shareholder of the Issuer within the meaning of Section 871(h)(3) of the Code or a controlled foreign corporation within the meaning of Section 957(a) of the Code that is related to the Issuer within the meaning of Section 881(c)(3) of the Code, or (B) it is a person that has provided a Form W-8BEN-E indicating that it is eligible for benefits under an income tax treaty with the United States that completely eliminates U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States, and (ii) it is not purchasing the Notes in order to reduce its U.S. federal income tax liability pursuant to a tax avoidance plan.
We understand that this certificate is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.  This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Indenture Trustee, the Note Administrator, the Operating Advisor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Initial Purchasers.

Exhibit I-3

[Insert Name of Transferor]

By:
Name:
Title:

Dated: __________

cc: [DEPOSITOR]

Exhibit I-4

EXHIBIT J
FORM OF TRANSFER CERTIFICATE
FOR RULE 144A BOOK-ENTRY NOTE
TO REGULATION S BOOK-ENTRY NOTE AFTER RESTRICTED PERIOD
(Exchange or transfers pursuant to
Section 6.03(d) of the Indenture and Servicing Agreement)
[NOTE REGISTRAR],
as Note Registrar
[ADDRESS]

           Re:    [NOTE CAPTION], Class [__]
Reference is hereby made to the Indenture and Servicing Agreement dated as of [DATE] (the “Indenture and Servicing Agreement”), by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture and Servicing Agreement.
This letter relates to US $[______] aggregate [Principal Balance] [Notional Amount] of the Class [__] Notes (the “Notes”) which are held in the form of a beneficial interest in the Rule 144A Book-Entry Note of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”).  The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Regulation S Book-Entry Note of such Class (CINS No. [______], ISIN No. [______], and Common Code No. [______]).
In connection with such request and in respect of such Notes, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Indenture and Servicing Agreement pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:
(1) the offer of the Notes was not made to a person in the United States,
[(2)            at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

* Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit J-1

[(2)           the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *
(3) no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable,
(4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;
(5) the Transferee understands that (A) the Issuer, the Note Administrator or the Indenture Trustee will require certification acceptable to them (1) as a condition to the payment of principal of and interest on any Notes without, or at a reduced rate of, U.S. withholding or backup withholding tax, and (2) to enable the Issuer, the Note Administrator and the Indenture Trustee to determine their duties and liabilities with respect to any taxes or other charges that they may be required to pay, deduct or withhold from payments in respect of such Notes or the holder of such Notes under any present or future law or regulation of the United States or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation, which certification may include U.S. federal income tax forms (such as IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals)), IRS Form W-8BEN-E (Certificate of Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities)), IRS Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or certain U.S. Branches for United States Tax Withholding and Reporting), IRS Form W-8ECI (Certificate of Foreign Person’s Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States), or IRS Form W-9 (Request for Taxpayer Identification Number and Certification) or any successors to such IRS forms); (B) the Issuer, the Note Administrator or the Indenture Trustee may require certification acceptable to them to enable the Issuer to qualify for a reduced rate of withholding in any jurisdiction from or through which the Issuer receives payments on its assets; (C) the Issuer, the Note Administrator or the Indenture Trustee will require the Transferee to provide the Issuer, the Note Administrator or the Indenture Trustee with any correct, complete and accurate information that may be required for the Issuer, the Note Administrator or the Indenture Trustee to comply with FATCA requirements and will take any other actions necessary for the Issuer, the Note Administrator or the Indenture Trustee to comply with FATCA requirements and, in the event the Transferee fails to provide such information or take such actions, (1) the Issuer, the Note Administrator and the Indenture Trustee are authorized to withhold amounts otherwise distributable to the Transferee as compensation for any amount withheld from payments to the Issuer, the Note Administrator or the Indenture Trustee as a result of such failure, (2) to the extent necessary to avoid an adverse effect on the Issuer or any other holder of Notes as a result of such failure, the Transferee may be compelled to sell its Notes or, if the Transferee does not sell its Notes within 10 business days after notice from the Issuer, the Note Administrator or the Indenture Trustee, such Notes may be sold at a public or private sale called and conducted in any manner permitted by law, and to remit the net proceeds of such sale (taking into account any taxes incurred by the Issuer in connection with such sale) to the Transferee as payment in full for such Notes and (3) the Issuer may also assign each such Note a

Exhibit J-2

separate CUSIP or CUSIPs in the Issuer’s sole discretion; (D) if the Transferee is a “foreign financial institution” or other foreign financial entity subject to FATCA and does not provide the Issuer, Note Administrator or the Indenture Trustee with evidence that it has complied with the applicable FATCA requirements, the Issuer, Note Administrator or Indenture Trustee may be required to withhold amounts under FATCA on payments to the Transferee; and (E) the Transferee agrees to provide any certification requested pursuant to this paragraph and to update or replace such form or certification in accordance with its terms or its subsequent amendments;
(6) the Transferee acknowledges that it is its intent and that it understands it is the intent of the Issuer that, for purposes of U.S. federal, state and local income and franchise tax and any other income taxes, for so long as one or more direct or indirect wholly-owned disregarded subsidiaries of 3650 Real Estate Investment Trust 2 LLC owns 100% of the Retained Notes and all of the Issuer’s Membership Interests, the Issuer will be treated as a Qualified REIT Subsidiary and the Offered Notes will be treated as indebtedness solely of 3650 Real Estate Investment Trust 2 LLC; the Transferee agrees to such treatment and agrees to take no action inconsistent with such treatment; and
(7) if the Transferee is not a “United States person” (as defined in Section 7701(a)(30) of the Code), it hereby represents that (i) either (A) it is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business (within the meaning of Section 881(c)(3)(A) of the Code), a 10% shareholder of the Issuer within the meaning of Section 871(h)(3) of the Code or a controlled foreign corporation within the meaning of Section 957(a) of the Code that is related to the Issuer within the meaning of Section 881(c)(3) of the Code, or (B) it is a person that has provided a Form W-8BEN-E indicating that it is eligible for benefits under an income tax treaty with the United States that completely eliminates U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States, and (ii) it is not purchasing the Notes in order to reduce its U.S. federal income tax liability pursuant to a tax avoidance plan.
We understand that this certificate is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.  This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Indenture Trustee, the Note Administrator, the Operating Advisor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Initial Purchasers.
[Insert Name of Transferor]

By:
Name:
Title:

Date: ______________

Exhibit J-3

cc: [DEPOSITOR]

Exhibit J-4

EXHIBIT K
FORM OF TRANSFER CERTIFICATE
FOR TEMPORARY REGULATION S BOOK-ENTRY NOTE
TO RULE 144A BOOK-ENTRY NOTE DURING RESTRICTED PERIOD
(Exchange or transfers pursuant to
Section 6.03(e) of the Indenture and Servicing Agreement)
[NOTE REGISTRAR],
as Note Registrar
[ADDRESS]

           Re:    [NOTE CAPTION], Class [__]
Reference is hereby made to the Indenture and Servicing Agreement dated as of [DATE] (the “Indenture and Servicing Agreement”), by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture and Servicing Agreement.
This letter relates to US $[______] aggregate [Principal Balance] [Notional Amount] of the Class [__] Notes (the “Notes”) which are held in the form of a beneficial interest in the Temporary Regulation S Book-Entry Note of such Class (CINS No. [______] and ISIN No. [______]) with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository in the name of [insert name of transferor] (the “Transferor”).  The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Book-Entry Note of such Class (CUSIP No. [______]).
In connection with such request, and in respect of such Notes, the Transferor does hereby certify that such Notes are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Notes for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.
We understand that this certificate is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are

* Select appropriate depository.

Exhibit K-1

commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.  This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Indenture Trustee, the Note Administrator, the Operating Advisor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Initial Purchasers.
[Insert Name of Transferor]

By:
Name:
Title:

Dated: __________

cc: [DEPOSITOR]

Exhibit K-2

EXHIBIT L
FORM OF TRANSFER CERTIFICATE
FOR TEMPORARY REGULATION S BOOK-ENTRY NOTE
TO REGULATION S BOOK-ENTRY NOTE AFTER RESTRICTED PERIOD
(Exchanges pursuant to
Section 6.03(f) of the Indenture and Servicing Agreement)
[NOTE REGISTRAR],
as Note Registrar
[ADDRESS]

           Re:    [NOTE CAPTION], Class [__]
Reference is hereby made to the Indenture and Servicing Agreement dated as of [DATE] (the “Indenture and Servicing Agreement”), by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture and Servicing Agreement.
[For purposes of acquiring a beneficial interest in a Regulation S Book-Entry Note of the Class specified above after the expiration of the Restricted Period,] [For purposes of receiving payments under a Temporary Regulation S Book-Entry Note of the Class specified above,]* the undersigned holder of a beneficial interest in a Temporary Regulation S Book-Entry Note of the Class specified above issued under the Indenture and Servicing Agreement certifies that it is not a U.S. Person as defined by Regulation S under the Securities Act of 1933, as amended.
We undertake to advise you promptly by facsimile on or prior to the date on which you intend to submit your corresponding certification relating to the Notes of the Class specified above held by you for our account if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.
We understand that this certificate is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.  This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicer, the Special Servicer, the Indenture Trustee, the Note

* Select, as applicable.

Exhibit L-1

Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.
Dated:____________________

By:
as, or as agent for, the holder of a beneficial interest in the Notes to which this certificate relates.

Exhibit L-2

EXHIBIT M
FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY NOTE
TO TEMPORARY REGULATION S BOOK-ENTRY NOTE
(Exchanges or transfers pursuant to
Section 6.03(g) of the Indenture and Servicing Agreement)
[NOTE REGISTRAR],
as Note Registrar
[ADDRESS]

           Re:    [NOTE CAPTION], Class [__]
Reference is hereby made to the Indenture and Servicing Agreement dated as of [DATE] (the “Indenture and Servicing Agreement”), by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture and Servicing Agreement.
This letter relates to US $[______] aggregate [Principal Balance] [Notional Amount] of the Class [__] Notes (the “Notes”) which are held in the form of Non-Book Entry Notes of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”).  The Transferor has requested an exchange or transfer of such Non-Book Entry Notes for a beneficial interest in the Temporary Regulation S Book-Entry Note of such Class (CINS No. [______] and ISIN No. [______]) to be held with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository.
In connection with such request, and in respect of such Notes, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Indenture and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:
(1) the offer of the Notes was not made to a person in the United States;

* Select appropriate depository.

Exhibit M-1

[(2)            at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**
[(2)           the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;] **
(3) no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and
(4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.
We understand that this certificate is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.  This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: __________

cc: [DEPOSITOR]

** Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.
Exhibit M-2

EXHIBIT N
FORM OF TRANSFER CERTIFICATE
 FOR NON-BOOK ENTRY NOTE
TO REGULATION S BOOK-ENTRY NOTE
(Exchange or transfers pursuant to
Section 6.03(g) of the Indenture and Servicing Agreement)
[NOTE REGISTRAR],
as Note Registrar
[ADDRESS]

           Re:    [NOTE CAPTION], Class [__]
Reference is hereby made to the Indenture and Servicing Agreement dated as of [DATE] (the “Indenture and Servicing Agreement”), by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture and Servicing Agreement.
This letter relates to US $[______] aggregate [Principal Balance] [Notional Amount] of the Class [__] Notes (the “Notes”) which are held in the form of Non-Book Entry Notes of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”).  The Transferor has requested an exchange or transfer of such Non-Book Entry Notes for a beneficial interest in the Regulation S Book-Entry Note (CINS No. [______], ISIN No. [______], and Common Code No. [______]).
In connection with such request, and in respect of such Notes, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Indenture and Servicing Agreement pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:
(1) the offer of the Notes was not made to a person in the United States,
[(2)            at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

* Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit N-1

[(2)           the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *
(3) no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and
(4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.
We understand that this certificate is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.  This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicer, the Special Servicer, the Indenture Trustee, the Note Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: __________

cc: [DEPOSITOR]

Exhibit N-2

EXHIBIT O
FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY NOTE
TO RULE 144A BOOK-ENTRY NOTE
(Exchange or transfers pursuant to
Section 6.03(g) of the Indenture and Servicing Agreement)
[NOTE REGISTRAR],
as Note Registrar
[ADDRESS]

           Re:    [NOTE CAPTION], Class [__]
Reference is hereby made to the Indenture and Servicing Agreement dated as of [DATE] (the “Indenture and Servicing Agreement”), by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture and Servicing Agreement.
This letter relates to US $[______] aggregate [Principal Balance] [Notional Amount] of the Class [__] Notes (the “Notes”) which are held in the form of Non-Book Entry Notes of such Class (CUSIP No. [______]) in the name of [insert name of transferor] (the “Transferor”).  The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Book-Entry Note of such Class (CUSIP No. [______]).
In connection with such request, and in respect of such Notes, the Transferor does hereby certify that such Notes are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Notes for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.
We understand that this certificate is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.  This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicer, the Special Servicer, the Indenture Trustee, the Note

Exhibit O-1

Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.
[Insert Name of Transferor]

By:
Name:
Title:

Dated: __________

cc: [DEPOSITOR]

Exhibit O-2

EXHIBIT P-1
FORM OF INVESTOR CERTIFICATION
[Date]
[NOTE ADMINISTRATOR]
[ADDRESS]
           Re:    [NOTE CAPTION], Class [__]
In accordance with the Indenture and Servicing Agreement, dated as of [DATE] (the “Indenture and Servicing Agreement”), by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor, with respect to the notes (the “Notes”), the undersigned hereby certifies and agrees as follows:
1.          The undersigned is a Noteholder, the Directing Holder (to the extent such person is not a Noteholder), a beneficial owner or prospective purchaser of the Class [__] Notes or a Companion Holder (or any investment advisor or manager of the foregoing).
2. In the case that the undersigned is a Noteholder, beneficial owner or prospective purchaser of an Offered Note, the undersigned has received a copy of the Prospectus.
3. The undersigned is not a Mortgagor, a manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent, principal, partner, member, joint venturer, limited partner, employee, representative, director, Indenture Trustee, advisor of or investor in or of any of the foregoing or a mezzanine lender who has commenced foreclosure proceedings.
4. The undersigned is requesting access pursuant to the Indenture and Servicing Agreement to certain information (the “Information”) on the Note Administrator’s website and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Indenture and Servicing Agreement.  In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Notes, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Indenture Trustee or the Note Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such information confidential shall expire one year following the date that the undersigned receives such information (with respect to a prospective purchaser only) or is no longer a Noteholder, a beneficial owner or prospective purchaser of the Class of Notes referenced above.  The undersigned will not use or disclose the

Exhibit P-1

Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Note not previously registered pursuant to Section 5 of the Securities Act.
5. The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Indenture Trustee, the Note Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and the Issuer for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.
6. The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Note Administrator’s website.
7. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Indenture and Servicing Agreement.
BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit P-2

EXHIBIT P-2
FORM OF CERTIFICATION FOR NRSROs
[Date]
[NOTE ADMINISTRATOR]
[ADDRESS]
Attention:     [NOTE CAPTION]_________________________________________________________
In accordance with the requirements for obtaining certain information pursuant to the Indenture and Servicing Agreement, dated as of [DATE] (the “Indenture and Servicing Agreement”), by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor, with respect to the notes (the “Notes”), the undersigned hereby certifies and agrees as follows:
1.	The undersigned is a Rating Agency hired by the Depositor to provide ratings on the Notes; or
2.	The undersigned, a Nationally Recognized Statistical Rating Organization (“NRSRO”);
a. has provided the Depositor with the appropriate certifications under Exchange Act 17g-5(e);
b. has access to the Depositor's 17g-5 website; and
c.  agrees that any confidentiality agreement applicable to the undersigned with respect to information obtained from the Depositor's 17g-5 website shall also be applicable to information obtained from the 17g-5 Information Provider's Website.
The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Note Administrator’s Website and the 17g‑5 Information Provider’s Website.
Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Indenture and Servicing Agreement.
BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit P-2-1

EXHIBIT P-3
ONLINE MARKET DATA PROVIDER CERTIFICATION
[NOTE ADMINISTRATOR]
[ADDRESS]
Attention:     [NOTE CAPTION]_________________________________________________________
This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor.  If you represent a Market Data Provider not listed herein and would like access to the information, please contact [CONTACT].

In accordance with the requirements for obtaining certain information pursuant to the Indenture and Servicing Agreement, dated as of [DATE] (the “Indenture and Servicing Agreement”), by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor, with respect to the above-referenced notes (the “Notes”), the undersigned hereby certifies and agrees as follows:
1.
The undersigned is an employee or agent of Bloomberg L.P., Intex Solutions, Inc., Trepp, LLC, BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com, Inc., Markit or Thompson Reuters, a market data provider that has been given access to the Statements to Noteholders, CREFC® Reports and supplemental notices on www.ctslink.com (“CTSLink”) by request of the Depositor.

2.	The undersigned agrees that each time it accesses CTSLink, the undersigned is deemed to have recertified that the representation above remains true and correct.
3.
The undersigned acknowledges and agrees that the provision to it of information and/or reports on CTSLink is for its own use only, and agrees that it will not disseminate or otherwise make such information available to any other person without the written consent of the Depositor.

4.
The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Indenture Trustee, the Note Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and the Issuer for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.	Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Indenture and Servicing Agreement.

Exhibit P-3-1

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit P-3-2

EXHIBIT Q

CUSTODIAN CERTIFICATION/EXCEPTION REPORT
[DATE]
To the Persons Listed on the attached Schedule A
           Re:    [NOTE CAPTION], Class [__]

Ladies and Gentlemen:
In accordance with Section 2.02 of the Indenture and Servicing Agreement, dated as of [DATE] (the “Indenture and Servicing Agreement”), by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [NOTE ADMINISTRATOR], as Note Administrator, [INDENTURE TRUSTEE], as Indenture Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor, the undersigned, as Custodian, hereby certifies that, except as noted on the attached Custodial Exception Report, as to each Mortgage Loan and the Trust Subordinate Companion Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan or the Trust Subordinate Companion Loan paid in full or for which a Liquidation Event has occurred) the Custodian has, subject to Section 2.02(e) of the Indenture and Servicing Agreement, reviewed the documents delivered to it pursuant to Section 2.01 of the Indenture and Servicing Agreement and has determined that (i) all documents specified in clauses (i) through (v), (ix) through (xiii), (xv) and (xvi) (or, with respect to clause (xvi), a copy of such letter of credit and the required officer’s certificate), if any, of the definition of “Mortgage File,” as applicable, with respect to the Mortgage Loans or Trust Subordinate Companion Loan are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Seller have been reviewed by it or by a Custodian on its behalf and appear regular on their face and appear to be executed and to relate to such Mortgage Loan and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv), (vi) and (viii)(c) in the definition of “Mortgage Loan Schedule” is correct.
Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Indenture and Servicing Agreement.
[CUSTODIAN], as Custodian

By:
Name:
Title:

Exhibit Q-1

SCHEDULE A
[APPLICABLE MORTGAGE LOAN SELLER]
[ADDRESS]

[DEPOSITOR]
[ADDRESS]

[RATING AGENCIES – REPEAT AS NECESSARY]
[ADDRESS]

[SPECIAL SERVICER]
[ADDRESS]
[MASTER SERVICER]
[ADDRESS]
[NOTE ADMINISTRATOR]
[ADDRESS]
[INDENTURE TRUSTEE]
[ADDRESS]

Exhibit Q-2

EXHIBIT R-1
FORM OF POWER OF ATTORNEY BY INDENTURE TRUSTEE
FOR MASTER SERVICER
RECORDING REQUESTED BY:
[ADDRESS]

SPACE ABOVE THIS LINE FOR RECORDER’S USE

LIMITED POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that [INDENTURE TRUSTEE], a national banking association, incorporated and existing under the laws of the United States, having its usual place of business at [ADDRESS] as Indenture Trustee (the “Indenture Trustee”) pursuant to that Indenture and Servicing Agreement dated as of [DATE] (the “Agreement”) by and among [ISSUER], as Issuer, [DEPOSITOR], as the Depositor, [MASTER SERVICER], as the master servicer (in such capacity, the “Master Servicer”), [SPECIAL SERVICER], as special servicer (the “Special Servicer”), [NOTE ADMINISTRATOR], as Note Administrator (in such capacity, the “Note Administrator”), the Indenture Trustee, and [OPERATING ADVISOR], as Operating Advisor (the “Operating Advisor”), and the Indenture Trustee hereby constitutes and appoints the Master Servicer, by and through the Master Servicer’s officers, the Indenture Trustee’s true and lawful Attorney-in-Fact, in the Indenture Trustee’s name, place and stead and for the Indenture Trustee’s benefit, in connection with all mortgage loans (the “Mortgage Loans”) and Trust Subordinate Companion Loan serviced by the Master Servicer and all properties (“Mortgaged Properties”) administered by the Master Servicer pursuant to the Agreement, to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate to effectuate the enumerated transactions described in items 1 through 12 below with respect to the Mortgage Loans, the Trust Subordinate Companion Loan and Mortgaged Properties; provided, however, that the documents described below may only be executed and delivered by such Attorneys-in-Fact if such documents are required or permitted under the Agreement.  Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Agreement.
1. The endorsement on behalf of the Indenture Trustee of all checks, drafts and/or other negotiable instruments made payable to the Indenture Trustee and draw upon, replace, substitute, release or amend letters of credit standing as collateral securing any Mortgage Loan (or Trust Subordinate Companion Loan).
2. The modification or re-recording of a Mortgage or deed of trust, where said modification or re-recording is solely for the purpose of correcting the Mortgage or deed of trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued; provided that (i) said modification or re-recording, in either instance, does not adversely affect the lien of the Mortgage or deed of trust as insured and (ii) otherwise conforms to the provisions of the Agreement.

Exhibit R-1-1

3. The subordination of the lien of a Mortgage or deed of trust to an easement in favor of a public utility company of a government agency or unit with powers of eminent domain; this section shall include, without limitation, the execution of partial satisfactions/releases, partial reconveyances or the execution or requests to trustees to accomplish same.
4. The conveyance of the properties to the mortgage insurer, or the closing of the title to the property to be acquired as real estate owned, or conveyance of title to real estate owned.
5. The completion of loan assumption agreements.
6. The full satisfaction/release of a Mortgage or deed of trust or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related Mortgage Note.
7. The assignment of any Mortgage or deed of trust and the related Mortgage Note, in connection with the repurchase of the mortgage loan secured and evidenced thereby.
8. The full assignment of a Mortgage or deed of trust upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related Mortgage Note.
9. The full enforcement of and preservation of the Indenture Trustee’s interests in the Mortgage Notes, Mortgages or deeds of trust, and in the proceeds thereof, by way of, including but not limited to, foreclosure, the taking of a deed in lieu of foreclosure, or the completion of judicial or non-judicial foreclosure or the termination, cancellation or rescission of any such foreclosure, the initiation, prosecution and completion of eviction actions or proceedings with respect to, or the termination, cancellation or rescission of any such eviction actions or proceedings, and the pursuit of title insurance, hazard insurance and claims in bankruptcy proceedings, including, without limitation, any and all of the following acts:
a.	the substitution of trustee(s) serving under a deed of trust, in accordance with state law and the deed of trust;
b.	the preparation and issuance of statements of breach or non-performance;
c.	the preparation and filing of notices of default and/or notices of sale;
d.	the cancellation/rescission of notices of default and/or notices of sale;
e.	the taking of deed in lieu of foreclosure;
f.	the filing, prosecution and defense of claims, and to appear on behalf of the Indenture Trustee, in bankruptcy cases affecting Mortgage Notes, Mortgages or deeds of trust;

Exhibit R-1-2

g.	the preparation and service of notices to quit and all other documents necessary to initiate, prosecute and complete eviction actions or proceedings;
h.
the tendering, filing, prosecution and defense, as applicable, of hazard insurance and title insurance claims, including but not limited to appearing on behalf of the Indenture Trustee in quiet title actions; and

i.
the preparation and execution of such other documents and performance of such other actions as may be necessary under the terms of the Mortgage, deed of trust or state law to expeditiously complete said transactions in paragraphs 9.a. through 9.h. above.

10. With respect to the sale of property acquired through a foreclosure or deed-in lieu of foreclosure, including, without limitation, the execution of the following documentation:
a.	listing agreements;
b.	purchase and sale agreements;
c.	grant/warranty/quit claim deeds or any other deed causing the transfer of title of the property to a party contracted to purchase same;
d.	escrow instructions; and
e.	any and all documents necessary to effect the transfer of property.
11. The modification or amendment of escrow agreements established for repairs to the Mortgaged Property or reserves for replacement of personal property.
12. The execution and delivery of the following:
a.
any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the Mortgage, deed of trust or other security document in the related Mortgage File or the related Mortgaged Property and other related collateral;

b.	any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, or of partial or full defeasance, and all other comparable instruments; and
c.
any and all assumptions, modifications, waivers, substitutions, extensions, amendments, consents to transfers of interests in borrowers, consents to any subordinate financings to be secured by any related Mortgaged Property, consents to any mezzanine financing to be secured by the ownership interests in a borrower, consents to and monitoring of the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property or otherwise, documents relating to the management, operation, maintenance, repair, leasing and marketing of the related Mortgaged Properties (including agreements and requests by any borrower with respect to modifications of the standards of operation and management of such Mortgaged Properties or the replacement of asset

Exhibit R-1-3

managers), documents exercising any or all of the rights, powers and privileges granted or provided to the holder of any Mortgage Loan (or Trust Subordinate Companion Loan, as applicable) under the related loan documents, lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements, any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Properties, instruments relating to the custody of any collateral that now secures or hereafter may secure any Mortgage Loan (or Trust Subordinate Companion Loan, as applicable) and any other consents.
The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney-in-Fact shall be effective as of the date set forth below.
This appointment is to be construed and interpreted as a limited power of attorney.  The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.
Solely to the extent that the Master Servicer has the power to delegate its rights or obligations under the Agreement, the Master Servicer also has the power to delegate the authority given to it by [INDENTURE TRUSTEE], as Indenture Trustee, under this Limited Power of Attorney, for purposes of performing its obligations and duties by executing such additional powers of attorney in favor of its attorneys-in-fact as are necessary for such purpose.  The Master Servicer's attorneys-in-fact shall have no greater authority than that held by the Master Servicer.
Nothing contained herein shall: (i) limit in any manner any indemnification provided to the Indenture Trustee under the Agreement, (ii) limit in any manner the rights and protections afforded the Indenture Trustee under the Agreement, or (iii) be construed to grant the Master Servicer the power to initiate or defend any suit, litigation or proceeding in the name of [INDENTURE TRUSTEE] except as specifically provided for herein.  If the Master Servicer receives any notice of suit, litigation or proceeding in the name of [INDENTURE TRUSTEE], then the Master Servicer shall promptly forward a copy of same to the Indenture Trustee.
This limited power of attorney is not intended to extend the powers granted to the Master Servicer under the Agreement or to allow the Master Servicer to take any action with respect to Mortgages, deeds of trust or Mortgage Notes not authorized by the Agreement.
The Master Servicer hereby agrees to indemnify and hold the Indenture Trustee and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by reason or result of the negligent use, or negligent or willful misuse, of this Limited Power of Attorney by the Master Servicer.  The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of the Indenture Trustee under the Agreement.

Exhibit R-1-4

This Limited Power of Attorney is entered into and shall be governed by the laws of the State of New York, without regard to conflicts of law principles of such state.
Third parties without actual notice may rely upon the exercise of the power granted under this Limited Power of Attorney; and may be satisfied that this Limited Power of Attorney shall continue in full force and effect and has not been revoked unless an instrument of revocation has been made in writing by the undersigned.
IN WITNESS WHEREOF, [INDENTURE TRUSTEE], as Indenture Trustee for [ISSUING ENTITY] has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this ___________ day of ____________.

[INDENTURE TRUSTEE], as Indenture
Trustee for [ISSUING ENTITY]

By:
Name:
Title:
Prepared by:

Name:

Witness:

______________________________________

Witness:

______________________________________

Exhibit R-1-5

STATE OF                          )
 ) ss.:
COUNTY OF                      )
On ________________________, before me, _________________________________ Notary Public, personally appeared ___________________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of ___________ that the foregoing paragraph is true and correct.
Witness my hand and official seal.

Notary Public

[SEAL]

My commission expires:
______________________________________

Exhibit R-1-6

EXHIBIT R-2
FORM OF POWER OF ATTORNEY BY INDENTURE TRUSTEE
FOR SPECIAL SERVICER
RECORDING REQUESTED BY:
[ADDRESS]

SPACE ABOVE THIS LINE FOR RECORDER’S USE

LIMITED POWER OF ATTORNEY
[TO BE PROVIDED BY INDENTURE TRUSTEE FOR PARTICULAR SERIES]

Exhibit R-1-7

EXHIBIT S
INITIAL COMPANION HOLDERS AND INITIAL CLASS [LOAN-SPECIFIC] MAJORITY NOTEHOLDER

Loan	Companion Holder
[COMPANION LOAN]	NOTE A-2 [INDENTURE TRUSTEE] for the Holders of [NOTE CAPTION] Notice Address: [INDENTURE TRUSTEE] [ADDRESS]
[COMPANION LOAN]	NOTE A-2 [INDENTURE TRUSTEE] for the Holders of [NOTE CAPTION] Notice Address: [INDENTURE TRUSTEE] [ADDRESS

Class	Initial Majority Noteholder
[LOAN-SPECIFIC]	[LOAN-SPECIFIC DIRECTING HOLDER] Notice Address: [LOAN-SPECIFIC DIRECTING HOLDER] [ADDRESS]

Exhibit S-1

EXHIBIT T
FORM OF NOTICE RELATING TO THE NON-SERVICED MORTGAGE LOAN

[Date]

[NON-SERVICED MORTGAGE LOAN PARTIES]
[ADDRESSES]
VIA FACSIMILE
           Re:    [NOTE CAPTION]
Dear [__________]:
[[NON-SERVICED MASTER SERVICER], is the master servicer (the “Non-Serviced Master Servicer”) for the [NON-SERVICED WHOLE LOAN] Whole Loan, as such term is defined under the Indenture and Servicing Agreement, dated [DATE] (the “[SERIES DESIGNATION] Indenture”) by and among [ISSUER], as Issuer, [DEPOSITOR], as depositor, [MASTER SERVICER], as Master Servicer (in such capacity, the “[NON-SERVICED WHOLE LOAN] Mortgage Loan Master Servicer”), [SPECIAL SERVICER], as special servicer, [INDENTURE TRUSTEE], as Indenture Trustee (in such capacity, the “Indenture Trustee”), [NOTE ADMINISTRATOR], as Note Administrator (in such capacity, the “Note Administrator”), [ASSET REPRESENTATIONS REVIEWER], as asset representations reviewer and [OPERATING ADVISOR], as Operating Advisor.  The Note Administrator hereby directs the Non-Serviced Master Servicer, as follows:]
The Non-Serviced Master Servicer shall remit to the [NON-SERVICED WHOLE LOAN] Mortgage Loan Master Servicer all amounts payable to, and forward, deliver or otherwise make available, as the case may be, to the [NON-SERVICED WHOLE LOAN] Mortgage Loan Master Servicer all reports, statements, documents, communications, and other information that are to be forwarded, delivered or otherwise made available to, the holder of the [NON-SERVICED WHOLE LOAN] Mortgage Loan (as such term is defined in the [SERIES DESIGNATION] Indenture) under the [NON-SERVICED WHOLE LOAN] Intercreditor Agreement (as defined in the [SERIES DESIGNATION] Indenture).
Thank you for your attention to this matter.

Exhibit T-1

Date: _________________________
[NOTE ADMINISTRATOR], as Note
Administrator for the Holders of the [NOTE
CAPTION]

By:
Name:
Title:

Exhibit T-2

EXHIBIT U
FORM OF NOTICE AND CERTIFICATION
REGARDING DEFEASANCE OF MORTGAGE LOAN
To:	[RATING AGENCIES – REPEAT AS NECESSARY] [ADDRESS]
From:
[MASTER SERVICER], in its capacity as Master Servicer under the Indenture and Servicing Agreement dated as of [DATE] (the “Indenture and Servicing Agreement”), by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor.

Date:	_________, 20___
Re:
[NOTE CAPTION]

Mortgage Loan (the “Mortgage Loan”) [and the Trust Subordinate Companion Loan] identified by loan number _____ [and loan number [_______]] on the Mortgage Loan Schedule attached to the Indenture and Servicing Agreement and heretofore secured by the Mortgaged Properties identified on the Mortgage Loan Schedule by the following names:____________________
       ____________________

Reference is made to the Indenture and Servicing Agreement described above.  Capitalized terms used but not defined herein have the meanings assigned to such terms in the Indenture and Servicing Agreement.
As Servicer under the Indenture and Servicing Agreement, we hereby:
(a) Notify you that the Mortgagor has consummated a defeasance of the Mortgage Loan pursuant to the terms of the Mortgage Loan [and the Trust Subordinate Companion Loan], of the type checked below:
____ a full defeasance of the entire principal balance of the Mortgage Loan [and the Trust Subordinate Companion Loan]; or
____ a partial defeasance of a portion of the principal balance of the Mortgage Loan [and the Trust Subordinate Companion Loan] that represents and, an

Exhibit U-1

allocated loan amount of $____________ or _______% of the entire principal balance of the Mortgage Loan;
(b) Certify that each of the following is true, subject to those exceptions set forth with explanatory notes on Exhibit A hereto, which exceptions the Master Servicer has determined, consistent with the Servicing Standards, will have no material adverse effect on the Mortgage Loan [and the Trust Subordinate Companion Loan] or the defeasance transaction:
(i) The Mortgage Loan documents permit the defeasance, and the terms and conditions for defeasance specified therein were satisfied in all material respects in completing the defeasance.
(ii) The defeasance was consummated on __________, 20__.
(iii) The defeasance collateral consists of securities that (i) constitute “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 as amended (15 U.S.C. 80A1), (ii) are listed as “Qualified Investments for ‘AAA’ Financings” under Paragraphs 1, 2 or 3 of “Cash Flow Approach” in Standard & Poor’s Public Finance Criteria 2000, as amended to the date of the defeasance, (iii) if they include a principal obligation, the principal due at maturity cannot vary or change, and (iv) are not subject to prepayment, call or early redemption.
(iv) The Master Servicer determined that the defeasance collateral will be owned by an entity (the “Defeasance Obligor”) that is a Single-Purpose Entity (as defined in Standard & Poor’s Structured Finance Ratings Real Estate Finance Criteria, as amended to the date of the defeasance (the “S&P Criteria”)) or is subject to restrictions in its organizational documents substantially similar to those contained in the organization documents of the original Borrower with respect to bankruptcy remoteness and single purpose as of the date of the defeasance, and after the defeasance owns no assets other than the defeasance collateral and real property securing Mortgage Loans included in the pool.
(v) The defeasance documents require the crediting of the defeasance collateral to an Eligible Account (as defined in the S&P Criteria) in the name of the Indenture Trustee on behalf of the Trust, which account is maintained as a securities account by a securities intermediary and has been pledged to the Indenture Trustee on behalf of the Trust.
(vi) The agreements executed in connection with the defeasance (i) grant control of the pledged securities account to Indenture Trustee on behalf of the Trust, (ii) require the securities intermediary to make the scheduled payments on the Mortgage Loan [and the Trust Subordinate Companion Loan] from the proceeds of the defeasance collateral directly to the Master Servicer’s collection account in the amounts and on the dates specified in the Mortgage Loan documents or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased, increased by any defeasance premium specified in the Mortgage Loan documents (the “Scheduled Payments”), (iii) permit reinvestment of proceeds of the

Exhibit U-2

defeasance collateral only in Permitted Investments (as defined in the Indenture and Servicing Agreement or as defined in the documents evidencing the defeasance), (iv) permit release of surplus defeasance collateral and earnings on reinvestment from the pledged securities account only after the Mortgage Loan [and the Trust Subordinate Companion Loan] has been paid in full, if any such release is permitted, (v) prohibit transfers by the Defeasance Obligor of the defeasance collateral and subordinate liens against the defeasance collateral, and (vi) provide for payment from sources other than the defeasance collateral or other assets of the Defeasance Obligor of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor.
(vii) The Master Servicer received written confirmation from a firm of independent certified public accountants, who were approved by the Master Servicer in accordance with the Servicing Standard stating that (i) revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments after the defeasance including the payment in full of the Mortgage Loan [and the Trust Subordinate Companion Loan] (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date (or, in the case of an ARD Loan, on its Anticipated Repayment Date), (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, and (iii) interest income from the defeasance collateral to the Defeasance Obligor in any calendar or fiscal year will not exceed such Defeasance Obligor’s interest expense for the Mortgage Loan [and the Trust Subordinate Companion Loan] (or the allocated portion thereof in a partial defeasance) for such year.
(viii) The Mortgage Loan is not among the ten (10) largest loans in the pool as of the date of the Current Report (as defined below).  The entire principal balance of the Mortgage Loan as of the date of defeasance was less than both $[______] and five percent of pool balance, which is less than [__]% of the aggregate Principal Balance of the Notes as of the date of the most recent Statement to Noteholders received by us (the “Current Report”).
(ix) The Master Servicer has received opinions of counsel stating that the Indenture Trustee on behalf of the Trust possesses a valid, perfected first priority security interest in the defeasance collateral and that the documents executed in connection with the defeasance are enforceable in accordance with their respective terms.
(c) Certify that Exhibit B hereto is a list of the material agreements, instruments, organizational documents for the Defeasance Obligor, and opinions of counsel and independent accountants executed and delivered in connection with the defeasance.
(d)             Certify that the individual under whose hand the Master Servicer has caused this Notice and Certification to be executed did constitute a Servicing Officer as of the date of the defeasance described above.

Exhibit U-3

(e)             Agree to provide copies of all items listed in Exhibit B to you upon request.

Exhibit U-4

IN WITNESS WHEREOF, the Master Servicer has caused this Notice and Certification to be executed as of the date captioned above.
[________________________]

By:
Name
Title

Exhibit U-5

EXHIBIT V
FORM OF OPERATING ADVISOR ANNUAL REPORT1
Report Date: After the occurrence and during the continuance of a Control Event, this report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Indenture and Servicing Agreement.
Transaction:[NOTE CAPTION]
Operating Advisor: [OPERATING ADVISOR]
Special Servicer: [SPECIAL SERVICER]
Directing Holder: [DIRECTING HOLDER]
I.	Population of Mortgage Loans that Were Considered in Compiling this Report
1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Mortgage Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].
a.	[●] of those Specially Serviced Mortgage Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.
b.
Asset Status Reports were issued with respect to [●] of such Specially Serviced Mortgage Loans. This report is based only on the Specially Serviced Mortgage Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.	Executive Summary
Based on the requirements and qualifications set forth in the Indenture and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Indenture and Servicing Agreement) has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Mortgage Loans in accordance with the Servicing Standard. Based on such limited review, the Operating Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Indenture and Servicing Agreement. In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

1 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year.  The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Indenture and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

Exhibit V-1

In connection with the assessment set forth in this report, the Operating Advisor:
1.
Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Mortgage Loans: [List applicable Mortgage Loans]

2.
Consulted with the Special Servicer as provided under the Indenture and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction calculations) related to the Specially Serviced Mortgage Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Holder or interact with any borrower.  In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review
1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].
2.
During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Mortgage Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction calculations and net present value calculations:
4.
The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Mortgage Loan prior to the utilization by the Special Servicer.

Exhibit V-2

a.
The Operating Advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

b.
After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].
6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].
IV.	Qualifications Related to the Work Product Undertaken and Opinions Related to this Report
1.
The Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder’s discussion(s) regarding any Specially Serviced Mortgage Loan. The Operating Advisor does not have authority to speak with the Directing Holder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report.

2.
The Special Servicer has the legal authority and responsibility to service the Specially Serviced Mortgage Loans pursuant to the Indenture and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

3.
Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of the discussions held between it and the Special Servicer regarding any Specially Serviced Mortgage Loans and certain information it reviewed in connection with its duties under the Indenture and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

4.
There are many tasks that the Special Servicer undertakes on an on-going basis related to Specially Serviced Mortgage Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.
The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the Note Administrator through the Note Administrator’s website.

Exhibit V-3

Terms used but not defined herein have the meaning set forth in the Indenture and Servicing Agreement dated [DATE].

Exhibit V-4

EXHIBIT W
FORM OF NOTICE FROM OPERATING ADVISOR RECOMMENDING REPLACEMENT OF SPECIAL SERVICER

[INDENTURE TRUSTEE]
  as Indenture Trustee
[ADDRESS]

[NOTE ADMINISTRATOR]
  as Note Administrator
[ADDRESS]
[SPECIAL SERVICER]
[ADDRESS]

           Re:    [NOTE CAPTION], Class [__]
                     Recommendation of Replacement of Special Servicer
Ladies and Gentlemen:
This letter is delivered pursuant to Section 8.01(d) of the Indenture and Servicing Agreement, dated as of [DATE] (the “Indenture and Servicing Agreement”), by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor, on behalf of the holders of [NOTE CAPTION] (the “Notes”) regarding the replacement of the Special Servicer.  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indenture and Servicing Agreement.
Based upon our review of the Special Servicer’s operational practices conducted pursuant to and in accordance with Section 3.23 of the Indenture and Servicing Agreement, it is our assessment that [SPECIAL SERVICER], in its current capacity as Special Servicer, is not [performing its duties under the Indenture and Servicing Agreement][acting in accordance with the Servicing Standard].  The following factors support our assessment:  [________].
Based upon such assessment, we further hereby recommend that [SPECIAL SERVICER] be removed as Special Servicer and that [________] be appointed its successor in such capacity.

Exhibit W-1

Very truly yours,

The Operating Advisor

By:
Name
Title
Dated:

Exhibit W-2

EXHIBIT X
FORM OF CONFIDENTIALITY AGREEMENT
[MASTER SERVICER]
[ADDRESS]

[SPECIAL SERVICER]
[ADDRESS]
           Re:    Access to Certain Information Regarding [NOTE CAPTION]
Ladies and Gentlemen:
Reference is hereby made to that certain Indenture and Servicing Agreement dated as of [DATE] (the “Indenture and Servicing Agreement”), among the [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor.  Defined terms used herein and not otherwise defined shall have the meanings set forth in the Indenture and Servicing Agreement.
[MASTER SERVICER] (“_____”)/ [SPECIAL SERVICER] (“_____”)] understands that [____] (the “Company”) is requesting certain confidential or non-public information relating to the Mortgage Loans and the Trust Subordinate Companion Loan to which the Company has continuing rights as a Noteholder.  The Company is requesting such information for the purpose of analyzing asset performance and evaluating any continuing rights the Company may have under the Trust (the “Permitted Purpose”).  The Company agrees that the Permitted Purpose shall not include the use or disclosure of the Confidential Information (as defined below) in any manner that violates any applicable law, the Indenture and Servicing Agreement or the related mortgage loan documents.
(“_____”) will provide the Company with certain confidential, non-public servicing information (the “Confidential Information”) pertaining to the Mortgage Loans and the Trust Subordinate Companion Loan and the related Mortgaged Properties and borrowers.  The Company acknowledges that the Confidential Information (a) includes or may be based upon information provided to (“_____”) by third parties, (b) may not have been verified by (“_____”), and (c) may be incomplete or contain inaccuracies.  The Company agrees that (“_____”), the [“Master Servicer”/”Special Servicer”] (as defined in the Indenture and Servicing Agreement) and their respective Representatives (as defined below) shall not have any liability to the Company or its Representatives resulting from (x) any inaccuracies or omissions in the Confidential Information, (y) any use of the Confidential Information, or (z) (“_____”)’s failure or inability to provide the Confidential Information to the Company for any reason.  Notwithstanding the foregoing, the following will not constitute “Confidential Information” for purposes of this letter agreement:  (a) information that was already in Company’s possession prior to its receipt from (“_____”);

Exhibit X-1

[_____] [__], 20[__]

(b) information that is obtained by Company from a third person who, insofar as is known to Company, is not prohibited from transmitting the information to Company by a contractual, legal or fiduciary obligation to (“_____”); (c) information that is or becomes publicly available through no fault of Company; and (d) information that is independently developed by Company.  The term “Representatives” with respect to any entity shall mean the officers, directors, general partners, employees, agents, affiliates, auditors and legal counsel (which may be internal counsel) of that entity.
The Company may have access to the Confidential Information through (at (“_____”)’s election):  (i) responses to reasonable written inquiries received from the Company, (ii) conference calls conducted on a reasonably scheduled basis with (“_____”)’s surveillance group, or (iii) direct on-line access (read-only capacity) to the information available on the applicable [____] system or any successor or replacement system (“System”).  (“_____”) may cease or defer providing the Company with Confidential Information in the event that (a) the Company or its Representatives violate any provision hereof, or (b) (“_____”) determines (in its sole discretion) that such termination is necessary for any reason, including its determination that such action is required pursuant to the terms of the Indenture and Servicing Agreement, the related Mortgage Loan documents, or any applicable law.  (“_____”) shall cease to provide the Company with Confidential Information if (“_____”) has actual knowledge that the Company or its Representatives are affiliates of any borrower under the Mortgage Loan documents and (“_____”) determines that the provision, notice or access to such Confidential Information would violate the accepted servicing practices or servicing standards as defined in the Indenture and Servicing Agreement.  The Company’s obligations and the restrictions applicable to the protection of the Confidential Information hereunder shall survive the termination of the Company’s access to the Confidential Information.  (“_____”)’s remedies hereunder, at law or at equity, are cumulative and may be combined.
The Company agrees that it will not, and it shall not permit its Representatives, to disclose the Confidential Information in any manner whatsoever to any other person or entity, other than its Representatives (but only to the extent necessary to accomplish the Permitted Purpose) who have a need to know the information, or as otherwise required by applicable law, court order or any governmental agency or regulator.  The Company acknowledges (i) its obligations under the U.S. federal securities laws, and (ii) that any disclosure of the Confidential Information by it or its Representatives for any purpose other than a Permitted Purpose, in addition to being a breach of this letter agreement, may constitute a violation of federal and state securities laws.  The Company will take reasonable measures to ensure that each Representative is advised of this letter agreement and agrees to keep the Confidential Information confidential.  The Company shall be liable for any breach of this letter agreement by its Representatives.  Notwithstanding the foregoing, the Company may subsequently provide all or any part of such Confidential Information to any other person or entity that holds or is contemplating the purchase of any Note or interest therein, but only if such person or entity confirms such ownership interest or prospective ownership interest and provided that, prior to the delivery of such Confidential Information, such persons shall have executed and delivered to the Company an agreement that is substantially similar in form and substance to this Agreement.
This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without the application of conflict of laws principles.  Anything herein to the

Exhibit X-2

[_____] [__], 20[__]

contrary notwithstanding, (“_____”) intends at all times to comply with the terms and provisions of the Indenture and Servicing Agreement and nothing in this letter agreement should be construed to limit or qualify any of (“_____”)’s rights or obligations under the Indenture and Servicing Agreement.  This letter agreement may be executed in counterparts and by facsimile/Portable Document Format (PDF); each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute one agreement.
This agreement shall terminate with respect to the information received by the Company one year after the Company receives such information or ceases to be a Noteholder.  Company agrees that this letter agreement supersedes and replaces and survives any click-through agreement regarding confidentiality of Confidential Information agreed to in connection with accessing the System whether agreed to in accessing the System before or after signing this letter agreement.

Exhibit X-3

Please have an authorized signatory countersign in the space provided below to indicate the Company’s confirmation of, and agreement to, the matters set forth herein.
Very truly yours,

[MASTER SERVICER]

By:
Name:
Title:]

[SPECIAL SERVICER]

By:
Name:
Title:]

CONFIRMED AND AGREED TO:
[COMPANY NAME]
By:
Name:
Title:

Exhibit X-4

EXHIBIT Y
FORM CERTIFICATION TO BE PROVIDED WITH FORM 10-K
CERTIFICATION
I, [identifying the certifying individual], certify that:
1.
I have reviewed this report on Form 10-K, and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of the [NOTE CAPTION] (the “Exchange Act periodic reports”);

2.
Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4.
Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the Master Servicer and the Special Servicer have fulfilled their obligations under the Indenture and Servicing Agreement in all material respects; and

5.
All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report.  Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [MASTER SERVICER], [SPECIAL SERVICER], [INDENTURE TRUSTEE] and [OPERATING ADVISOR][PARTIES RELATING TO ANY NON-SERVICED MORTGAGE LOAN].

Exhibit Y-1

Date: _________________________

[NAME OF OFFICER]
(Senior officer in charge of securitization of the depositor)

Exhibit Y-2

EXHIBIT Z-1
FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY NOTE ADMINISTRATOR

[DEPOSITOR]
[ADDRESS]

Re:  [NOTE CAPTION], issued pursuant to the Indenture and Servicing Agreement dated as of [DATE] (the “Indenture and Servicing Agreement”), among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor.
I, [identity of certifying individual], hereby certify to the Depositor and its officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1. I (or an officer under my supervision) have reviewed the annual report on Form 10-K for the period ended December 31, 20[__] (the “Form 10-K”) and all reports on Form 10-D and Form 8-K filed in respect of the period covered by the Form 10-K of the Trust (collectively, with the Form 10-K, the “Reports”);

2. Based on my knowledge, the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3. Based on my knowledge, all of the distribution and other information required to be provided by the Note Administrator under the Indenture and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Reports and all of the distribution, servicing and other information provided to the Note Administrator by the indenture trustee, the custodian, the master servicer, the special servicer and the Operating Advisor under the Indenture and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Reports;

4. I (or an officer under my supervision) am responsible for reviewing the activities performed by the Note Administrator under the Indenture and Servicing Agreement and based on

Exhibit Z-1-1

my knowledge and the compliance review conducted in preparing the Note Administrator compliance statement required to be delivered under Article XII of the Indenture and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Reports, the Note Administrator has fulfilled its obligations under the Indenture and Servicing Agreement in all material respects; and

5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Note Administrator or any Servicing Function Participant retained by the Note Administrator (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required to be included in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to the Form 10-K.  Any material instances of noncompliance described in such reports have been disclosed in the Form 10-K and such assessment of compliance is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Note Administrator responsible for reviewing the activities performed by the Note Administrator under the Indenture and Servicing Agreement.

Dated:  ____________________________

Name:
Title:

Exhibit Z-1-2

EXHIBIT Z-2
FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY MASTER SERVICER

[DEPOSITOR]
[ADDRESS]

Re:  [NOTE CAPTION], issued pursuant to the Indenture and Servicing Agreement dated as of [DATE] (the “Indenture and Servicing Agreement”), among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor.

I, [identity of certifying individual], hereby certify to the Depositor and its officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1. I (or Servicing Officers under my supervision) have reviewed the servicing and other information required to be provided by the Master Servicer in accordance with the Indenture and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Master Servicer in accordance with the Indenture and Servicing Agreement for inclusion in all reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K of the Trust (collectively, with the Form 10-K, the “Reports”) (such information provided by the Master Servicer, collectively, the “Master Servicer Periodic Information”);

2. Based on my knowledge, and assuming the accuracy of the statements required to be made by each Special Servicer in the special servicer backup certificate delivered by each Special Servicer relating to the relevant period, the Master Servicer Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3. Based on my knowledge, and assuming the accuracy of the statements required to be made by each Special Servicer in the special servicer backup certificate delivered by each Special Servicer relating to the relevant period, all of servicing and other information required to be provided by the Master Servicer under the Indenture and Servicing Agreement for inclusion in

Exhibit Z-2-1

the Reports for the period covered by the Form 10-K is included in the Master Servicer Periodic Information;
4. I (or Servicing Officers under my supervision) am responsible for reviewing the activities performed by the Master Servicer under the Indenture and Servicing Agreement and based on my knowledge and the compliance review conducted in preparing the Master Servicer compliance statement required to be delivered under Article XII of the Indenture and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Master Servicer Periodic Information, the Master Servicer has fulfilled its obligations under the Indenture and Servicing Agreement in all material respects;

5. The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Master Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Master Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

6. All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Master Servicer or any Servicing Function Participant retained by the Master Servicer (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Indenture and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Indenture and Servicing Agreement.  All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Master Servicer responsible for reviewing the activities performed by the Master Servicer under the Indenture and Servicing Agreement.

Dated:  ____________________________

Name:
Title:

Exhibit Z-2-2

EXHIBIT Z-3
FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY SPECIAL SERVICER

[DEPOSITOR]
[ADDRESS]
Re:  [NOTE CAPTION], issued pursuant to the Indenture and Servicing Agreement dated as of [DATE] (the “Indenture and Servicing Agreement”), among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor.

I, [identity of certifying individual], hereby certify to the Depositor and its officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1. I (or Servicing Officers under my supervision) have reviewed the servicing and other information required to be provided by the Special Servicer in accordance with the Indenture and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Special Servicer in accordance with the Indenture and Servicing Agreement for inclusion in all reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K of the Trust (collectively with the Form 10-K, the “Reports”) (such information provided by the Special Servicer, collectively, the “Special Servicer Periodic Information”);

2. Based on my knowledge, the Special Servicer Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3. Based on my knowledge, all servicing and other information required to be provided by the Special Servicer under the Indenture and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Special Servicer Periodic Information;

Exhibit Z-3-1

4. I (or Servicing Officers under my supervision) am responsible for reviewing the activities performed by the Special Servicer under the Indenture and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the Special Servicer’s compliance statement required to be delivered under Article XII of the Indenture and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Special Servicer Periodic Information, the Special Servicer has fulfilled its obligations under the Indenture and Servicing Agreement in all material respects;

5. The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Special Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Special Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

6. All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Special Servicer or any Servicing Function Participant retained by the Special Servicer (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Indenture and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Indenture and Servicing Agreement.  All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance with servicing criteria is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Special Servicer responsible for reviewing the activities performed by the Special Servicer under the Indenture and Servicing Agreement.

Dated:  ____________________________

Name:
Title:

Exhibit Z-3-2

EXHIBIT Z-4
FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY INDENTURE TRUSTEE

[DEPOSITOR]
[ADDRESS]

Re:  [NOTE CAPTION], issued pursuant to the Indenture and Servicing Agreement dated as of [DATE] (the “Indenture and Servicing Agreement”), among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor.

I, [identity of certifying individual], hereby certify to the Depositor and its officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1. I (or officers under my supervision) have reviewed the information required to be provided by the Indenture Trustee in accordance with the Indenture and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Indenture Trustee in accordance with the Indenture and Servicing Agreement for inclusion in the reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K of the Trust (collectively with the Form 10-K, the “Reports”) (such information provided by the Indenture Trustee, collectively, the “Indenture Trustee Periodic Information”);

2. Based on my knowledge, the Indenture Trustee Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3. Based on my knowledge, all information required to be provided by the Indenture Trustee under the Indenture and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Indenture Trustee Periodic Information;

Exhibit Z-4-1

4. I (or officers under my supervision) am responsible for reviewing the activities performed by the Indenture Trustee under the Indenture and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the Indenture Trustee’s compliance statement to be delivered under Article XII of the Indenture and Servicing Agreement required for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Indenture Trustee Periodic Information, the Indenture Trustee has fulfilled its obligations under the Indenture and Servicing Agreement in all material respects; and

5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Indenture Trustee or any Servicing Function Participant retained by the Indenture Trustee (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Indenture and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Indenture and Servicing Agreement. All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance with servicing criteria is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Indenture Trustee responsible for reviewing the activities performed by the Indenture Trustee under the Indenture and Servicing Agreement.

Dated:  ____________________________

Name:
Title:

Exhibit Z-4-2

EXHIBIT Z-5
FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY OPERATING ADVISOR

[DEPOSITOR]
[ADDRESS]

Re:  [NOTE CAPTION], issued pursuant to the Indenture and Servicing Agreement dated as of [DATE] (the “Indenture and Servicing Agreement”), among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor.

I, [identity of certifying individual], hereby certify to the Depositor and its officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1. I (or officers under my supervision) have reviewed the information required to be provided by the Operating Advisor in accordance with the Indenture and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Operating Advisor in accordance with the Indenture and Servicing Agreement for inclusion in all reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K of the Trust (collectively with the Form 10-K, the “Reports”) (such information provided by the Operating Advisor, collectively, the “Operating Advisor Periodic Information”);

2. Based on my knowledge, the Operating Advisor Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3. Based on my knowledge, all information required to be provided by the Operating Advisor under the Indenture and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Operating Advisor Periodic Information;

4. The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Operating Advisor with respect

Exhibit Z-5-1

to the Trust’s fiscal year _____ have been provided all information relating to the Operating Advisor’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Operating Advisor or any Servicing Function Participant retained by the Operating Advisor (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Indenture and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Indenture and Servicing Agreement.  All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance with servicing criteria is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Operating Advisor responsible for reviewing the activities performed by the Operating Advisor under the Indenture and Servicing Agreement.

Dated:  ____________________________

Name:
Title:

Exhibit Z-5-2

EXHIBIT Z-6
FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY CUSTODIAN

[DEPOSITOR]
[ADDRESS]

Re:  [NOTE CAPTION], issued pursuant to the Indenture and Servicing Agreement dated as of [DATE] (the “Indenture and Servicing Agreement”), among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor.

I, [identity of certifying individual], hereby certify to the Depositor and its officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1. I (or officers under my supervision) have reviewed the information required to be provided by the Custodian in accordance with the Indenture and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Custodian in accordance with the Indenture and Servicing Agreement for inclusion in all reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K of the Trust (collectively with the Form 10-K, the “Reports”) (such information provided by the Custodian, collectively, the “Custodian Periodic Information”);

2. Based on my knowledge, the Custodian Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3. Based on my knowledge, all information required to be provided by the Custodian under the Indenture and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Custodian Periodic Information;

Exhibit Z-6-1

4. I (or officers under my supervision) am responsible for reviewing the activities performed by the Custodian under the Indenture and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the Custodian’s compliance statement to be delivered under Article XII of the Indenture and Servicing Agreement required for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Custodian Periodic Information, the Custodian has fulfilled its obligations under the Indenture and Servicing Agreement in all material respects; and

5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Custodian or any Servicing Function Participant retained by the Custodian (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Indenture and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Indenture and Servicing Agreement.  All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance with servicing criteria is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Custodian responsible for reviewing the activities performed by the Custodian under the Indenture and Servicing Agreement.

Dated:  ____________________________

Name:
Title:

Exhibit Z-6-2

EXHIBIT Z-7
FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY ASSET REPRESENTATIONS REVIEWER

[DEPOSITOR]
[ADDRESS]

Re:[NOTE CAPTION], issued pursuant to the Indenture and Servicing Agreement dated as of [DATE] (the “Indenture and Servicing Agreement”), among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor.

I, [identity of certifying individual], hereby certify to the Depositor and its officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1. I (or officers under my supervision) have reviewed the information required to be provided by the Asset Representations Reviewer in accordance with the Indenture and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Asset Representations Reviewer in accordance with the Indenture and Servicing Agreement for inclusion in all reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K of the Trust (collectively with the Form 10-K, the “Reports”) (such information provided by the Asset Representations Reviewer, collectively, the “Asset Representations Reviewer Periodic Information”);

2. Based on my knowledge, the Asset Representations Reviewer Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3. Based on my knowledge, all information required to be provided by the Asset Representations Reviewer under the Indenture and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Asset Representations Reviewer Periodic Information;

Exhibit Z-7-1

4. The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Asset Representations Reviewer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Asset Representations Reviewer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Asset Representations Reviewer or any Servicing Function Participant retained by the Asset Representations Reviewer (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Indenture and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Indenture and Servicing Agreement.  All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance with servicing criteria is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Asset Representations Reviewer responsible for reviewing the activities performed by the Asset Representations Reviewer under the Indenture and Servicing Agreement.

Dated:  ____________________________

Name:
Title:

Exhibit Z-7-2

EXHIBIT AA
SERVICING CRITERIA
TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE
The assessment of compliance to be delivered by the referenced party shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria” applicable to such party, as such criteria may be updated or limited by the Commission or its staff (including, without limitation, not requiring the delivery of certain of the items set forth on this Exhibit based on interpretive guidance provided by the Commission or its staff relating to Item 1122 of Regulation AB).  For the avoidance of doubt, for purposes of this Exhibit AA, other than with respect to Item 1122(d)(2)(iii), references to Servicer below shall include any Sub-Servicer engaged by a Servicer or Special Servicer.

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Note Administrator Master Servicer Special Servicer
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Note Administrator Master Servicer Special Servicer
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
Master Servicer Special Servicer Custodian (as applicable)
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	Master Servicer Special Servicer Note Administrator
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
Note Administrator Master Servicer Special Servicer
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Note Administrator

1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
Master Servicer Special Servicer Indenture Trustee (as applicable)[1]

1 Only to the extent that the Trustee was required to make an Advance pursuant to the Indenture and Servicing Agreement during the applicable calendar year.

Exhibit AA-1

1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
Note Administrator Master Servicer Special Servicer
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k‑1(b)(1) of the Exchange Act.
Note Administrator Master Servicer Special Servicer
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Note Administrator Master Servicer Special Servicer
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
Note Administrator Master Servicer Special Servicer
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.
Note Administrator Operating Advisor (with respect to A and B) Asset Representations Reviewer (with respect to A and B)[2]
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Note Administrator
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	Note Administrator
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Note Administrator
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Custodian Master Servicer Special Servicer
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	Custodian
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Note Administrator Master Servicer Special Servicer
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
Master Servicer
1122(d)(4)(v)	The Reporting Servicer’s records regarding the mortgage loans agree with the Reporting Servicer’s records with respect to an obligor’s unpaid principal balance.	Master Servicer

2 Only to the extent that the Asset Representations Reviewer was required to perform an Asset Review pursuant to the Indenture and Servicing Agreement during the applicable calendar year.

Exhibit AA-2

1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
Master Servicer Special Servicer
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
Special Servicer Operating Advisor Asset Representation Reviewer[3]
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
Master Servicer Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Master Servicer
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts):  (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
Master Servicer
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Master Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A
At all times that the Note Administrator and the Indenture Trustee are the same entity, the Indenture Trustee and Note Administrator may provide a combined assessment of compliance in respect of their combined responsibilities under Section 1122 of Regulation AB.
At all times that the Master Servicer and the Special Servicer are the same entity, the Master Servicer and the Special Servicer may provide a combined assessment of compliance in respect of their combined responsibilities under Section 1122 of Regulation AB.

3 Only to the extent that the Asset Representations Reviewer was required to perform an Asset Review pursuant to the Indenture and Servicing Agreement during the applicable calendar year.
Exhibit AA-3

EXHIBIT BB
ADDITIONAL FORM 10-D DISCLOSURE

The parties identified in the “Party Responsible” column are obligated pursuant to Section 12.04 of the Indenture and Servicing Agreement to disclose to the Depositor and the Note Administrator (or the Master Servicer, to the extent specified in Section 12.04 of the Indenture and Servicing Agreement) any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself).  Each of the Note Administrator, the Indenture Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific notice to the contrary from the Depositor or a Mortgage Loan Seller.  Each of the Note Administrator, the Indenture Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date.  In no event shall the Master Servicer or the Special Servicer be required to provide any information for inclusion in a Form 10-D that relates to any Mortgage Loan for which the Master Servicer or the Special Servicer is not the Master Servicer or the Special Servicer, as the case may be.  For this [SERIES DESIGNATION] Indenture and Servicing Agreement, each of the Note Administrator, the Indenture Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 10-D	Party Responsible
Item 1A: Distribution and Pool Performance Information: • Item 1121(a)(13) of Regulation AB	• Note Administrator
Item 1B: Distribution and Pool Performance Information: • Item 1121(a)(14) of Regulation AB • Item 1121(d) of Regulation AB • Item 1121(e) of Regulation AB	• Note Administrator • Depositor • Asset Representations Reviewer
Item 2: Legal Proceedings: • Item 1117 of Regulation AB (it being acknowledged that such Item 1117	• Master Servicer (as to itself) • Special Servicer (as to itself)

Exhibit BB-1

requires disclosure only of proceedings described therein that are material to security holders)
•     Note Administrator (as to itself)

•     Indenture Trustee (as to itself)

•     Depositor (as to itself)

•     Operating Advisor (as to itself)

•     Any other Reporting Servicer (as to itself)

•     Indenture Trustee/Note Administrator/Master Servicer/Depositor/Special Servicer as to the Trust (whichever of them is in principal control of the proceedings)

•     Each Mortgage Loan Seller as sponsor (as defined in Regulation AB)

•     Originators under Item 1110 of Regulation AB

•     Party under Item 1100(d)(1) of Regulation AB

Item 3: Sale of Securities and Use of Proceeds	• Depositor
Item 4: Defaults Upon Senior Securities	• Note Administrator
Item 5: Submission of Matters to a Vote of Security Holders	• Note Administrator
Item 6:  Significant Obligors of Pool Assets:

• Item 1112(b) of Regulation AB provided, however, that all of the following conditions shall apply:

(a) information shall be required to be reported only with respect to a party or property (if any) identified as a “significant obligor” in the Prospectus;

(b) the information to be reported shall consist of such quarterly and annual operating statements, budgets and rent rolls
• Master Servicer (excluding information for which the Special Servicer is the “Party Responsible”) • Special Servicer (as to REO Properties)

Exhibit BB-2

of the related Mortgaged Property or REO Property (as applicable), and quarterly and annual financial statements of the related Borrower (except in the case of an REO Property), received or prepared by the “Party Responsible” pursuant to its obligations under Section 3.12(b) of this Indenture and Servicing Agreement; provided, however, that for a significant obligor under item 1101(k)(2) of Regulation AB, only net operating income for the most recent fiscal year and interim period is required and, if such information for a prior period was required but not previously reported, such information for such prior period; and

(c) the information shall be reportable in the Form 10-D that relates to the Payment Date that immediately follows the Collection Period in which the information was received or prepared by the “Party Responsible” as described in clause (b) above.

Item 7: Change in Sponsor Interest in the Securities: Item 1124 of Regulation AB.	Each Mortgage Loan Seller (as sponsor (as defined in Regulation AB)
Item 8: Significant Enhancement Provider Information: • Item 1114(b)(2) and Item 1115(b) of Regulation AB	• Depositor
Item 9:  Other Information, but only to the extent of any information that meets all the following conditions:  (a) such information constitutes “Additional Form 8-K Disclosure” pursuant to Exhibit DD, (b) such information is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-D relates, and (c) such information was not previously reported as “Additional Form 8-K Disclosure”.

•     Note Administrator, Indenture Trustee, Master Servicer and/or Special Servicer, in each case to the extent that such party is the “Party Responsible” with respect to such information pursuant to Exhibit DD.
•     Note Administrator (including the balances of the Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account as of the related Payment Date and the preceding Payment Date)
•     Master Servicer (with respect to the balances of each REO Account (to the

Exhibit BB-3

extent the related information has been received from the Special Servicer within the time period specified in Section 12.04 of the Indenture and Servicing Agreement) and the Collection Account as of the related Payment Date and the preceding Payment Date)
•    Special Servicer (with respect to the balance of each REO Account as of the related Payment Date and the preceding Payment Date)
•    Any other party responsible for disclosure items on Form 8-K (including each applicable Seller with respect to Item 1100(e) of Regulation AB to the extent material to Noteholders)
extent the related information has been received from the Special Servicer within the time period specified in Section 12.04 of the Indenture and Servicing Agreement) and the Collection Account as of the related Payment Date and the preceding Payment Date)
•     Special Servicer (with respect to the balance of each REO Account as of the related Payment Date and the preceding Payment Date)
•     Any other party responsible for disclosure items on Form 8-K (including each applicable Seller with respect to Item 1100(e) of Regulation AB to the extent material to Noteholders)

Item 9: Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	• Depositor
Item 9: Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)
•     Note Administrator
•     Depositor

provided, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Indenture and Servicing Agreement provided further, in each case, that in the event any reportable agreement is executed by the Depositor and the Indenture Trustee or Note Administrator, then the Depositor shall be the responsible party.

Item 9: Exhibits (no. 10): Material contracts (Exhibit No. 10 of Item 601 of Regulation S-K)
•     Note Administrator, Indenture Trustee, Master Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions:  (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust.

Item 9: Exhibits (no. 22):	• The applicable party that is the “Party

Exhibit BB-4

Published Report Regarding Matters Submitted to a Vote of Security Holders (Exhibit No. 22 of Item 601 of Regulation S-K), but only if the party that is the “Party Responsible”  with respect to Item 5 above elects to publish a report containing the information required by such Item 5 above and also elects to report the information on Form 10-D by means of filing the published report and answering Item 5 by referencing the published report.
Responsible” with respect to Item 5 as set forth above.
Item 9:  Exhibits (no. 23):

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement.
• Depositor
Item 9:  Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.
• Note Administrator
Item 9: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	• Not Applicable.
Item 9: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	• Not Applicable.
Item 9:  Exhibits (By Operation of Item 8 Above), but only to the extent of any document that meets all the following conditions:  (a) such document constitutes “Additional Form 8-K Disclosure” pursuant to Item 9.01(d) of Exhibit DD, (b) such document is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-D relates, and (c) such document was not previously

•     Note Administrator, Depositor and Indenture Trustee, in each case only to the extent that such party is the “Party Responsible” for the exhibit pursuant to Item 9(d) of Exhibit DD (it being acknowledged that none of the Master Servicer or the Special Servicer constitutes a “Party Responsible” under Exhibit DD with respect to any exhibits to a Form 10-K); provided, in each case, that in the event

Exhibit BB-5

reported as “Additional Form 8-K Disclosure”.	any reportable agreement is executed by the Depositor and the Indenture Trustee or Note Administrator, then the Depositor shall be the responsible party for this Item 9.

Exhibit BB-6

EXHIBIT CC
ADDITIONAL FORM 10-K DISCLOSURE

The parties identified in the “Party Responsible” column are obligated pursuant to Section 12.05 of the Indenture and Servicing Agreement to disclose to the Depositor and the Note Administrator any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself).  Each of the Note Administrator, the Indenture Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific notice to the contrary from the Depositor or a Mortgage Loan Seller.  Each of the Note Administrator, the Indenture Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date.  In no event shall the Master Servicer or the Special Servicer be required to provide any information for inclusion in a Form 10-K that relates to any Mortgage Loan for which the Master Servicer or the Special Servicer is not the applicable Master Servicer or Special Servicer, as the case may be.  For this [__________] Indenture and Servicing Agreement, each of the Note Administrator, the Indenture Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	• Depositor
Item 9B:  Other Information, but only to the extent of any information that meets all the following conditions:

(a) such information constitutes “Additional Form 8-K Disclosure” pursuant to Exhibit DD,

(b) such information is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-K relates, and

(c) such information was not previously reported as “Additional Form 8-K Disclosure” or as “Additional Form 10-D Disclosure”

•     Note Administrator, Indenture Trustee, Master Servicer and/or Special Servicer, in each case to the extent that such party is the “Party Responsible” with respect to such information pursuant to Exhibit DD.

Item 15: Exhibits, Financial Statement Schedules (SEE BELOW)	SEE BELOW

Exhibit CC-1

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 1 of 3 Parts:

•     Item 1112(b) of Regulation AB, but only to the extent that (i) such information was required to have been set forth in the Prospectus, (ii) such information was not so set forth and (iii) the applicable Master Servicer has not previously reported such information as “Additional Form 10-D Information”.

• The applicable Mortgage Loan Seller.
Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 2 of 3 Parts:

•     Item 1112(b) of Regulation AB, but only to the extent that (i) such information was set forth in the Prospectus and (ii) the applicable Master Servicer has not previously reported such information or updated versions thereof as “Additional Form 10-D Information”.

• The Depositor

Exhibit CC-2

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 3 of 3 Parts:

• Item 1112(b) of Regulation AB; provided, however, that all of the following conditions shall apply:

(a) information shall be required to be reported only with respect to a party or property (if any) identified as a “significant obligor” in the Prospectus;

(b) the information to be reported shall consist of such quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property or REO Property (as applicable), and quarterly and annual financial statements of the related Borrower (except in the case of an REO Property), received or prepared by the “Party Responsible” pursuant to its obligations under Section 3.12(b) of this Indenture and Servicing Agreement; provided, however, that for a significant obligor described under item 1101(k)(2) of Regulation AB, only net operating income for the most recent fiscal year and interim period is required and, if such information for a prior period was required but not previously reported, such information for such prior period; and

(c) the information shall be reportable only to the extent that is has not previously been reported as “Additional Form 10-D Information”.

• Master Servicer (excluding information for which the Special Servicer is the “Party Responsible”) • Special Servicer (as to REO Properties)
Instruction J(2)(c) (Significant Enhancement Provider Information): • Items 1114(b)(2) and 1115(b) of Regulation AB	• Depositor

Exhibit CC-3

Instruction J(2)(d) (Legal Proceedings):

•     Item 1117 of Regulation AB (it being acknowledged that such Item 1117 requires disclosure only of proceedings described therein that are material to security holders)

•     Master Servicer (as to itself)
•     Special Servicer (as to itself)
•     Note Administrator (as to itself)
•     Indenture Trustee (as to itself)
•     Depositor (as to itself)
•     Indenture Trustee/Note Administrator /Master Servicer/Depositor/Special Servicer as to the Trust (whichever of them is in principal control of the proceedings)
•     Each Mortgage Loan Seller as sponsor (as defined in Regulation AB)
•     Originators under Item 1110 of Regulation AB
•     Party under Item 1100(d)(1) of Regulation AB

Instruction J(2)(e) (Affiliations and Certain Relationships and Related Transactions) – Part 1 of 2 Parts:

1119(a) of Regulation AB,

but only the existence and (if existent) how there is (that is, the nature of) any affiliation between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the following, on the other:  (1) the Depositor, (2) any Mortgage Loan Seller, (3) the Trust and (4) any other party listed under this item as a “Party Responsible”; provided, however, that an affiliation need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

and

•     1119(b) of Regulation AB,

•     Master Servicer (as to itself) (only as to affiliations under Item 1119(a) with the Indenture Trustee, Note Administrator, each Special Servicer or a sub-servicer retained by it meeting any of the descriptions in Item 1108(a)(3)).
•     Special Servicer
•     Note Administrator
•     Indenture Trustee
•     Asset Representations Reviewer
•     Each party (other than a Mortgage Loan Seller), if any, that is identified in the Prospectus as an “originator” of one or more Mortgage Loans, if the Prospectus specifically states that the applicable Mortgage Loans were 10% or more of the assets of the Trust at the date of the Prospectus (provided that such a party shall no longer constitute a “Party Responsible” under this item from and after the date (if any) when the Depositor notifies the parties to this Agreement to the effect that such party

Exhibit CC-4

but only the existence and (if existent) the general character of any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party (apart from the Series 201[_]-[_] transaction) between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the following, on the other:  (1) the Depositor, (2) any Mortgage Loan Seller, and (3) the Trust; provided, however, that a relationship, agreement, arrangement, transaction or understanding (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Notes and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

and

• 1119(c) of Regulation AB,

but only the existence and (if existent) a description (including the terms and approximate dollar amount) of any specific relationship involving or related to the Series 201[_]-[_] transaction or the Mortgage Loans between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the following, on the other:  (1) the Depositor, (2) any Mortgage Loan Seller, and (3) the Trust; provided, however, that a relationship (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Notes and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was no longer constitutes an originator of 10% or more of the assets of the Trust).
•     Each party (other than a Mortgage Loan Seller), if any, that is specifically identified as an “originator of 10% or more of the assets of the Trust for purposes of Regulation AB and the upcoming Form 10-K” in a written notice delivered to the parties to this Indenture and Servicing Agreement, which notice is delivered not later than February 15 of the year in which the Form 10-K is due.
•     Each party (if any) that is identified in the Prospectus as an “other material party to the securities or transaction” (or substantially similar phrasing); provided, however, that such a party shall no longer constitute a “Party Responsible” under this item from and after the date (if any) when the Depositor notifies the parties to this Agreement to the effect that such party no longer constitutes a material party for purposes of Regulation AB.
•     Each party (if any) that that is specifically identified as an “other material party to the securities or transaction for purposes of Regulation AB and the upcoming Form 10-K” (or substantially similar phrasing) in a written notice delivered by the Depositor to the parties to this Indenture and Servicing Agreement, which notice is delivered not later than February 15 of the year in which the Form 10-K is due.

Exhibit CC-5

previously reported as “Additional Form 10-K Disclosure”.
Instruction J(2)(e) (Affiliations and Certain Relationships and Related Transactions) – Part 2 of 2 Parts:

1119(a) of Regulation AB,

But only the existence and (if existent) how there is any affiliation between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that an affiliation need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

and

• 1119(b) of Regulation AB,

but only the existence and (if existent) the general character of any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party (apart from the Series 201[_]-[_] transaction) between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other;  provided, however, that a relationship, agreement, arrangement, transaction or understanding (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Notes and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was

• The Depositor • Each Mortgage Loan Seller

Exhibit CC-6

previously reported as “Additional Form 10-K Disclosure”.

and

• 1119(c) of Regulation AB,

but only the existence and (if existent) a description (including the terms and approximate dollar amount) of any specific relationship involving or related to the Series 201[_]-[_] transaction or the Mortgage Loans between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that a relationship (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Notes and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

Item 15: Exhibits (no. 2): Plan of acquisition, reorganization, arrangement, liquidation or succession (Exhibit No. 2 of Item 601 of Regulation S-K)	• Depositor
Item 15: Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	• Depositor

Exhibit CC-7

Item 15: Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)
• Indenture Trustee
• Note Administrator
• Depositor

provided, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Indenture and Servicing Agreement provided further, in each case, that in the event any reportable agreement is executed by the Depositor and the Indenture Trustee or Note Administrator, then the Depositor shall be the responsible party.

Item 15: Exhibits (no. 10): Material contracts (Exhibit No. 10 of Item 601 of Regulation S-K)
•     Note Administrator, Indenture Trustee, Master Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions:  (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust.

Item 15: Exhibits (no. 11): Statement regarding computation of per share earnings (Exhibit No. 11 of Item 601 of Regulation S-K)	• Not Applicable
Item 15: Exhibits (no. 12): Statement regarding computation of ratios (Exhibit No. 12 of Item 601 of Regulation S-K)	• Not Applicable.
Item 15: Exhibits (no. 13): Annual report to security holders, Form 10-Q and Form 10-QSB, or quarterly report to security holders (Exhibit No. 13 of Item 601 of Regulation S-K)	• Not Applicable
Item 15: Exhibits (no. 14): Code of Ethics (Exhibit No. 14 of Item 601 of Regulation S-K)	• Not Applicable.

Exhibit CC-8

Item 15: Exhibits (no. 16): Letter re change in certifying accountant (Exhibit No. 16 of Item 601 of Regulation S-K)	• Not Applicable
Item 15: Exhibits (no. 18): Letter re change in accounting principles (Exhibit No. 18 of Item 601 of Regulation S-K)	• Not Applicable.
Item 15: Exhibits (no. 21): Subsidiaries of registrant (Exhibit No. 18 of Item 601 of Regulation S-K)	• Depositor.
Item 15: Exhibits (no. 22): Published Report Regarding Matters Submitted to a Vote of Security Holders (Exhibit No. 22 of Item 601 of Regulation S-K).	• Not applicable.
Item 15:  Exhibits (no. 23) – Part 1 of 2 Parts:

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where (a) the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement and (b) the consent is not the consent of a registered public accounting firm in connection with an attestation delivered pursuant to Section 12.13 of this Indenture and Servicing Agreement.
• Depositor
Item 15:  Exhibits (no. 23) – Part 2 of 2 Parts:

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), but the required shall consist of a consent of the registered public accounting firm for purposes of any attestation report rendered with respect to the particular “Party Responsible” pursuant to Section 12.13 of this Indenture and Servicing Agreement.

• Master Servicer
• Special Servicer
• Depositor
• Any other Servicing Function Participant

provided, however, in each case, that such party shall have the duty to report or deliver, or cause the reporting or delivery, of such consent only to the extent that such party is required to deliver or cause the delivery of the related attestation report.

Exhibit CC-9

Item 15:  Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.
• Note Administrator
Item 15: Exhibits (no. 31(i)) Rule 13a-14(a)/15d-14(a) Certifications (Exhibit No. 31(i) of Item 601 of Regulation S-K).	• Not Applicable
Item 15: Exhibits (no. 31(ii)) Rule 13a-14(d)/15d-14(d) Certifications (Exhibit No. 31(ii) of Item 601 of Regulation S-K).	• Delivery of this exhibit (Sarbanes-Oxley certification and backup certifications) is governed by Section 12.08 (and Section 12.07) of this Indenture and Servicing Agreement.
Item 15: Exhibits (no. 32) Section 1350 Certifications (Exhibit No. 32 of Item 601 of Regulation S-K).	• Not Applicable.
Item 15: Exhibits (no. 33) Report on assessment of compliance with servicing criteria for asset-backed securities (Exhibit No. 33 of Item 601 of Regulation S-K).	• Delivery of this exhibit (annual compliance assessment) is governed by Section 12.12 (and Section 12.07) of this Indenture and Servicing Agreement.
Item 15: Exhibits (no. 34) Attestation report on assessment of compliance with servicing criteria for asset-backed securities (Exhibit No. 34 of Item 601 of Regulation S-K).	• Delivery of this exhibit (annual accountants’ attestation report) is governed by Section 12.13 (and Section 12.07) of this Indenture and Servicing Agreement.
Item 15: Exhibits (no. 35) Servicer compliance statement (Exhibit No. 35 of Item 601 of Regulation S-K).	• Delivery of this exhibit (annual servicer compliance statements) is governed by Section 12.10 (and Section 12.07) of this Indenture and Servicing Agreement.
Item 15: Exhibit (no. 36) Certification For Shelf Offerings of Asset-Backed Securities (Exhibit No. 36 of Item 601 of Regulation S-K).	Depositor

Exhibit CC-10

Item 15: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	• Not Applicable.
Item 15: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	• Not Applicable.
Item 15:  Exhibits (By Operation of Item 9B Above), but only to the extent of any document that meets all the following conditions:  (a) such document constitutes “Additional Form 8-K Disclosure” pursuant to Item 9.01(d) of Exhibit DD, (b) such document is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-K relates, and (c) such document was not previously reported as “Additional Form 8-K Disclosure”.

•     Note Administrator, Depositor and Indenture Trustee, in each case only to the extent that such party is the “Party Responsible” for the exhibit pursuant to Item 9(d) of Exhibit DD (it being acknowledged that none of the Master Servicer or the Special Servicer constitutes a “Party Responsible” under Exhibit DD with respect to any exhibits to a Form 10-K).

Item 15: Exhibit (no. 101) Interactive Data File (Exhibit No. 101 of Item 601 of Regulation S-K).	• Not Applicable.

Exhibit CC-11

EXHIBIT DD
FORM 8-K DISCLOSURE INFORMATION

The parties identified in the “Party Responsible” column are obligated pursuant to Section 12.07 of the Indenture and Servicing Agreement to report to the Depositor and the Note Administrator the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has knowledge of such information (other than information as to itself).  Each of the Note Administrator, the Indenture Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific notice to the contrary from the Depositor or a Mortgage Loan Seller.  Each of the Note Administrator, the Indenture Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date.  In no event shall the Master Servicer or the Special Servicer be required to provide any information for inclusion in a Form 8-K that relates to any Mortgage Loan for which the Master Servicer or the Special Servicer is not the applicable Master Servicer or Special Servicer, as the case may be.  For this [__________] Indenture and Servicing Agreement, each of the Note Administrator, the Indenture Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 8-K	Party Responsible
Item 1.01: Entry into a Material Definitive Agreement
•     Depositor, except as described in the next bullet (it being acknowledged that Item 601 of Regulation S-K requires filing of material contracts to which the registrant or a subsidiary thereof is a party).
•     Note Administrator, Indenture Trustee, Master Servicer and/or Special Servicer (it being acknowledged that Instruction 3 to Item 1.01 of Form 8-K requires disclosure regarding the entry into or an amendment of a definitive agreement that is material to the asset-backed securities transaction, even if the registrant is not a party to such agreement), in each case to the extent of any amendment or definitive agreement that satisfies all the

Exhibit DD-1

following conditions:  (a) such amendment or definitive agreement relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such amendment or definitive agreement is an amendment or definitive agreement to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust; provided, however, that the Note Administrator shall be the “Party Responsible” in connection with any amendment to this Indenture and Servicing Agreement.

Item 1.02: Termination of a Material Definitive Agreement– Part 1 of 2 Parts
•     Note Administrator, Indenture Trustee, Master Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions:  (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust; provided, however, that the Note Administrator shall be the “Party Responsible” in connection with any amendment to this Indenture and Servicing Agreement.

Item 1.02: Termination of a Material Definitive Agreement– Part 2 of 2 Parts	• Depositor, to the extent of any material agreement not covered in the prior item
Item 1.03: Bankruptcy or Receivership	• Depositor
Item 2.04: Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement	• Depositor • Note Administrator

Exhibit DD-2

Item 3.03: Material Modification to Rights of Security Holders	• Note Administrator
Item 5.03: Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year	• Depositor
Item 6.01: ABS Informational and Computational Material	• Depositor
Item 6.02 (Part 1 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a change in trustee	• Indenture Trustee • Depositor
Item 6.02 (Part 2 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a change in Master Servicer or Special Servicer	• Note Administrator • Master Servicer or Special Servicer, as the case may be (in each case, as to itself)
Item 6.02 (Part 3 of 3 Parts):  Change of Servicer or Trustee, but only to the extent related to a servicer (other than a party to the Indenture and Servicing Agreement) appointed by the particular “Party Responsible”.
• Master Servicer • Special Servicer • Note Administrator • Depositor
Item 6.03: Change in Credit Enhancement or External Support	• Depositor • Note Administrator
Item 6.04: Failure to Make a Required Distribution	• Note Administrator
Item 6.05: Securities Act Updating Disclosure	• Depositor
Item 7.01: Regulation FD Disclosure	• Depositor
Item 8.01: Other Events	• Depositor
Item 9.01(d): Exhibits (no. 1): Underwriting agreement (Exhibit No. 1 of Item 601 of Regulation S-K)	• Not applicable
Item 9.01(d): Exhibits (no. 2): Plan of acquisition, reorganization, arrangement, liquidation or succession (Exhibit No. 2 of Item 601 of Regulation S-K)	• Depositor
Item 9.01(d): Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	• Depositor
Item 9.01(d): Exhibits (no. 4): With respect to instruments defining the	• Note Administrator

Exhibit DD-3

rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)	provided, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Indenture and Servicing Agreement
Item 9.01(d):  Exhibits (no. 7):

Correspondence from an independent accountant regarding non-reliance on a previously issued audit report or completed interim review. (Exhibit No. 7 of Item 601 of Regulation S-K)
• Not Applicable
Item 9.01(d): Exhibits (no. 14): Code of Ethics (Exhibit No. 14 of Item 601 of Regulation S-K)	• Not Applicable
Item 9.01(d): Exhibits (no. 16): Letter re change in certifying accountant (Exhibit No. 16 of Item 601 of Regulation S-K)	• Not Applicable
Item 9.01(d): Exhibits (no. 17): Correspondence on departure of director (Exhibit No. 17 of Item 601 of Regulation S-K)	• Not Applicable
Item 9.01(d): Exhibits (no. 20): Other documents or statements to security holders (Exhibit No. 20 of Item 601 of Regulation S-K)	• Not Applicable
Item 9.01(d):  Exhibits (no. 23):

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement.
• Depositor
Item 9.01(d):  Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.
• Note Administrator

Exhibit DD-4

Item 15: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	• Not Applicable.
Item 15: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	• Not Applicable.

Exhibit DD-5

EXHIBIT EE
ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO [FAX] AND VIA EMAIL TO [EMAIL] AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

[NOTE ADMINISTRATOR], as Note Administrator
[ADDRESS]

RE:  **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:
In accordance with Section [12.04] [12.05] [12.07] of the Indenture and Servicing Agreement, dated as of [DATE] (the “Indenture and Servicing Agreement”), by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor (the “Depositor”), [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor, the undersigned, as [          ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].
Description of Additional Form [10-D][10-K][8-K] Disclosure:
List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:
Any inquiries related to this notification should be directed to [                       ], phone number:  [         ]; email address:  [                   ].

[NAME OF PARTY],
as [role]

By:
Name:
Title:
cc: Depositor

Exhibit EE-1

EXHIBIT FF
INITIAL SUB-SERVICERS

1.	[LIST OF SUB-SERVICERS]

Exhibit FF-1

EXHIBIT GG
SERVICING FUNCTION PARTICIPANTS

Exhibit GG-1

EXHIBIT HH
FORM OF ANNUAL COMPLIANCE STATEMENT
CERTIFICATION

[NOTE CAPTION] (the “Trust”)
I, [identifying the certifying individual], on behalf of [[MASTER SERVICER], as Master Servicer] [[SPECIAL SERVICER], as Special Servicer] [[NOTE ADMINISTRATOR], as Note Administrator] [[INDENTURE TRUSTEE], as Indenture Trustee,] (the “Certifying Servicer”), certify to [DEPOSITOR] and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:
1.
I (or Servicing Officers under my supervision) have reviewed the Certifying Servicer’s activities [during the preceding calendar year] [between [__] and [__]] and the Certifying Servicer’s performance under the Indenture and Servicing Agreement; and

2.
To the best of my knowledge, based on such review, the Certifying Servicer has fulfilled all of its obligations under the Indenture and Servicing Agreement in all material respects [throughout such year] [between [__] and [__]].  [To my knowledge, the Certifying Servicer has failed to fulfill the following obligations under the Indenture and Servicing Agreement:  [SPECIFY EACH SUCH FAILURE AND THE NATURE AND STATUS THEREOF]].

Date: _______________________________________________________
[[MASTER SERVICER], as Master Servicer]
[[SPECIAL SERVICER], as special servicer]
[[NOTE ADMINISTRATOR] as note administrator]
[[INDENTURE TRUSTEE], as indenture trustee]

By:
Name:
Title:

Exhibit HH-1

EXHIBIT II
FORM OF REPORT ON ASSESSMENT OF
COMPLIANCE WITH SERVICING CRITERIA
1.
[Name of Reporting Servicer] (the “Reporting Servicer”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the 12‑month period ending December 31, 20[__] (the “Reporting Period”), as set forth in Exhibit AA to the Indenture and Servicing Agreement.  The transactions covered by this report include asset‑backed securities transactions for which the Reporting Servicer acted as [a master servicer, special servicer, indenture trustee, note administrator, asset representations reviewer] involving commercial mortgage loans [other than __________________1] (the “Platform”);

The Reporting Servicer has engaged certain vendors, which are not servicers as defined in Item 1101(j) of Regulation AB (the “Vendors”) to perform specific, limited or scripted activities, and the Reporting Servicer elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities as set forth on Schedule A;
Except as set forth in paragraph 4 below, the Reporting Servicer used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;
The criteria listed in the column titled “Inapplicable Servicing Criteria” on Schedule A hereto are inapplicable to the Reporting Servicer based on the activities it performs, directly or through its Vendors, with respect to the Platform;
The Reporting Servicer has complied, in all material respects, with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto];
The Reporting Servicer has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto];
The Reporting Servicer has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto]; and
[____], a registered public accounting firm, has issued an attestation report on the Reporting Servicer’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

Exhibit II-1

1 Describe any permissible exclusions, including those permitted under telephone interpretation 17.04 (i.e. transactions registered prior to compliance with Regulation AB, transactions involving an offer and sale of asset‑backed securities that were not required to be issued), if applicable.

[Date of Certification]
[NAME OF REPORTING SERVICER]
By:
Name:
Title:

Exhibit II-2

EXHIBIT JJ
CREFC® PAYMENT INFORMATION

Payments shall be made to “CRE Finance Council” and sent to:
Commercial Real Estate Finance Council, Inc.
28 West 44th Street, Suite 815
New York, NY 10036
Attn: Executive Director

or by wire transfer to:

Account Name: Commercial Real Estate Finance Council (CREFC®)
Bank Name: Chase
Bank Address: 80 Broadway, New York, NY 10005
Routing Number: 021000021
Account Number: 213597397

Exhibit JJ-1

EXHIBIT KK

FORM OF NOTICE OF ADDITIONAL
INDEBTEDNESS NOTIFICATION

VIA E-MAIL:
To: [NOTE ADMINISTRATOR], as Note Administrator; [EMAIL]

Ref: [__________], Additional Debt Notice for From 10-D

The following information is being furnished to you for inclusion on Form 10-D pursuant to Section 3.18(g) of the Indenture and Servicing Agreement

	Portfolio Name	Mortgage Loan	Position in Debt Stack	Additional Debt	OPB	OPB Date	Appraised Value	Appraised Value Date	Aggregate LTV	Aggregate NCF DSCR	Aggregate NCF DSCR Date	Primary Servicer	Master Servicer	Lead Servicer	Prospectus ID
1				$			$		%
				$			$		%
				$			$		%
	Total			$
2				$			$		%
				$			$		%
				$			$		%
	Total			$
3				$			$		%
				$			$		%
				$			$		%
	Total			$

Exhibit KK-1

EXHIBIT LL
ADDITIONAL DISCLOSURE NOTIFICATION (ACCOUNTS)

INSTRUCTIONS:

FOR ACCOUNT BALANCE REPORTING: SEND VIA EMAIL TO:
[EMAIL]

FOR ALL OTHER NOTIFICATIONS: SEND VIA FAX, EMAIL AND OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

[NOTE ADMINISTRATOR], as Note Administrator
[ADDRESS]

RE:  **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:
In accordance with Section 12.04 of the Indenture and Servicing Agreement, dated as of [DATE] (the “Indenture and Servicing Agreement”), by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor (the “Depositor”), [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor, the undersigned, as [          ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].
Description of Additional Form [10-D][10-K][8-K] Disclosure:
[With respect to the Collection Account and REO Account balance information:
Account Name	Beginning Balance as of MM/DD/YYYY	Ending Balance as of MM/DD/YYYY
Collection Account
REO Account

Exhibit LL-1

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:
Any inquiries related to this notification should be directed to [                       ], phone number:  [         ]; email address:  [                   ].

[NAME OF PARTY]
as [role]
By:
Name:
Title:

cc:  Depositor

Exhibit LL-2

EXHIBIT MM
FORM OF TRANSFEREE NOTICE PURSUANT TO 3.23(a)
[Date]

[NOTE ADMINISTRATOR]
       as Note Administrator
[ADDRESS]

Re:
[NOTE CAPTION] (the “Notes”) issued pursuant to the Indenture and Servicing Agreement (the “Indenture and Servicing Agreement”), dated as of [DATE], by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [NOTE ADMINISTRATOR], as Note Administrator, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor

This letter is delivered to you, pursuant to Section 3.23(a) of the Indenture and Servicing Agreement in connection with the transfer by ____________ (the “Transferor”) to us (the “Transferee”) of $__________________ original principal balance in the Class [__] Notes, representing [_____]% of the Class [__] Notes.  The Notes were issued pursuant to the Indenture and Servicing Agreement.
1.	Our name and address is as follows: _____________________________________ _____________________________________ _____________________________________ Contact Info: [Tel/Email]
2.
[IF APPLICABLE]  We hereby certify, represent and warrant to you, as Note Administrator, that we are purchasing a majority interest in the Class [__] Notes, and that we are not affiliated with the Transferor.  To the extent that any Control Event or Consultation Termination Event has occurred due to a waiver of a prior Class [__] Noteholder of its rights under the Indenture and Servicing Agreement, we hereby request that you reinstate such rights and post a “special notice” on your website to the following effect:

Exhibit MM-1

“A Consultation Termination Event or a Control Event has been terminated and is no longer in effect due to a transfer of a majority interest of the Controlling Notes to an unaffiliated third party which has terminated any waiver by the prior Holder.
All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Indenture and Servicing Agreement.

Very truly yours,

(Transferee)

By:
Name:
Title:

Exhibit MM-2

EXHIBIT NN
FORM OF TRANSFEREE NOTICE OF PURCHASE OF CLASS [LOAN-SPECIFIC] NOTE
[Date]

[NOTE ADMINISTRATOR],
       as Note Administrator
[ADDRESS]
Re:
[NOTE CAPTION] (the “Notes”) issued pursuant to the Indenture and Servicing Agreement (the “Indenture and Servicing Agreement”), dated as of [DATE], by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [NOTE ADMINISTRATOR], as Note Administrator, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor

This letter is delivered to you, pursuant to Section 3.31(c) of the Indenture and Servicing Agreement in connection with the transfer by ____________ (the “Transferor”) to us (the “Transferee”) of $__________________ original principal balance in the Class [__] Notes, representing [_____]% of the Class [__] Notes.  The Notes were issued pursuant to the Indenture and Servicing Agreement.
3.	Our name and address is as follows: _____________________________________ _____________________________________ _____________________________________ Contact Info: [Tel/Email]
4.	[IF APPLICABLE] We hereby certify, represent and warrant to you, as Note Administrator, that we are purchasing a majority interest in the Class [__] Notes.
All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Indenture and Servicing Agreement.

Exhibit NN-1

Very truly yours,

(Transferee)

By:
Name:
Title:

Exhibit NN-2

EXHIBIT OO
ASSET REVIEW REPORT
[FORM OF ASSET REVIEW REPORT]

Exhibit OO-1

EXHIBIT PP
ASSET REVIEW PROCEDURES
This Exhibit sets forth Asset Reviewer’s review procedures for each Delinquent Mortgage Loan [item/representation category] listed below based on the Servicing File delivered by the Master Servicer and/or Special Servicer as applicable for an Asset Review.  Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Agreement.  [Review Procedures to be Negotiated with Operating Advisor for Securitization Transaction]

Exhibit PP-1

EXHIBIT QQ
CERTIFICATION TO NOTE ADMINISTRATOR REQUESTING ACCESS TO SECURE DATA ROOM

[NOTE ADMINISTRATOR],
       as Note Administrator
[ADDRESS]

Attention:     [NOTE CAPTION]
In accordance with the requirements for obtaining access to the Secure Data Room pursuant to the Indenture and Servicing Agreement (the “Indenture and Servicing Agreement”), dated as of [DATE], by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [NOTE ADMINISTRATOR], as Note Administrator, [SPECIAL SERVICER], as Special Servicer, [INDENTURE TRUSTEE], as Indenture Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor, with respect to the notes (the “Notes”), the undersigned hereby certifies and agrees as follows:

1.	The undersigned is [an authorized representative of the Asset Representations Reviewer] [authorized at the direction of the Depositor].
2.
The undersigned acknowledges and agrees that (a) access to the Secure Data Room is being granted to it solely for purposes of the undersigned carrying out its obligations under the Indenture and Servicing Agreement (b) it will not disseminate or otherwise make information contained on the Secure Data Room available to any other person except in accordance with the Indenture and Servicing Agreement or otherwise with the written consent of the Depositor and (c) it will only access information relating to the Mortgage Loans to which the Asset Review relates.

3.	The undersigned agrees that each time it accesses the Secure Data Room, the undersigned is deemed to have recertified that the representations above remains true and correct.

Exhibit QQ-1

4.	[The undersigned not a Noteholder, a beneficial owner or a prospective purchaser of any Note.]*
BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[NAME OF PARTY]
as [role]
By:
Name:
Title:

Dated:  _______

[[DEPOSITOR],
as Depositor]*

By:
Name:
Title:

* Required to the extent that a party other than the Asset Representations Reviewer is identified by the Depositor as needing access to the Secure Data Room.
Exhibit QQ-2

EXHIBIT RR
FORM OF NOTICE OF [ADDITIONAL DELINQUENT MORTGAGE LOAN][CESSATION OF DELINQUENT MORTGAGE LOAN][CESSATION OF ASSET REVIEW TRIGGER]
[Date]
[MASTER SERVICER NOTICE ADDRESS] [SPECIAL SERVICER NOTICE ADDRESS]	[OPERATING ADVISOR NOTICE ADDRESS]

Attention:     [NOTE CAPTION]
In accordance with Section 13.01(a) of the Indenture and Servicing Agreement, dated as of [___] (the “Indenture and Servicing Agreement”), by and among [ISSUER], as Issuer, [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [NOTE ADMINISTRATOR], as Note Administrator, [INDENTURE TRUSTEE], as Indenture Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor, the Note Administrator hereby notifies you that as of [RELATED PAYMENT DATE]:
1.	_____	An additional Mortgage Loan has become a Delinquent Mortgage Loan.
2.	_____	A Mortgage Loan has ceased to be a Delinquent Mortgage Loan.
3.	_____	An Asset Review Trigger has ceased to exist.
(check all that apply)
Capitalized terms used but not defined herein have the respective meanings given to them in the Indenture and Servicing Agreement.

[NOTE ADMINISTRATOR], as Note
Administrator for the Holders of the [NOTE CAPTION]
By:
[Name:]
[Title:]

Exhibit RR-1

[EXHIBIT SS]
[FORM OF CREDIT RISK RETENTION COMPLIANCE AGREEMENT]

Exhibit SS-1

[EXHIBIT TT]
FORM OF NOTICE OF EXCHANGEABLE NOTES
FOR THE CLASS [EXCH] NOTES

[NOTE ADMINISTRATOR]
  as Note Administrator
[ADDRESS]

Ladies and Gentlemen:

In accordance with Section [5.09] of the Indenture and Servicing Agreement, dated as of [DATE] (the “Indenture and Servicing Agreement”), by and among [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [TRUSTEE], as Trustee, [NOTE ADMINISTRATOR], as Note Administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor, the undersigned, as Noteholder or Note Owner, we hereby give notice of our intent to present and surrender the [Exchangeable Notes specified on Schedule I attached hereto] [Class EXCH Notes specified on Schedule I attached hereto] and all of our right, title and interest in and to such [Exchangeable Notes][Class [EXCH] Notes], including all payments of interest thereon received after [_____________], in exchange for the [Class [EXCH] Notes specified on Schedule I attached hereto][Exchangeable Notes specified on Schedule I attached hereto]. We propose an Exchange Date of [______].

We agree that upon such exchange, our interests in the portions of the [Exchangeable Notes][Class EXCH Notes] designated for exchange shall be cancelled and replaced by the [Class EXCH Notes][Exchangeable Notes] issued in exchange therefor.

[[If Applicable] Our Depository participant number is [________].]

Capitalized terms used in this notice but not defined herein have the meanings assigned to them in the Indenture and Servicing Agreement.

[__________________________]

By:
Name:
Title:

Exhibit TT-1

SCHEDULE I
NOTES TO BE EXCHANGED
Notes to be exchanged	CUSIP (of Notes to be exchanged)	outstanding principal balance of the Initial Note Balance of Notes to be exchanged	Notes to be received	CUSIP (of Notes to be received)

The Exchangeable Notes and Class [EXCH] Notes may be exchanged only in the Exchange Proportion designated in the Indenture and Servicing Agreement.

Schedule 1-1

SCHEDULE 1
MORTGAGE LOANS WITH ADDITIONAL DEBT

Schedule 1-2

SCHEDULE 2
CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE
See Annex E to the Prospectus.

Schedule 2-1

SCHEDULE 3
MORTGAGE LOANS WITH “PERFORMANCE”, “EARN-OUT” OR “HOLDBACK” ESCROWS OR RESERVES EXCEEDING 10% OF THE INITIAL PRINCIPAL BALANCE

Schedule 3-1